UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Cerulean Pharma Inc.

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CERULEAN PHARMA INC.

35 Gatehouse Drive

Waltham, MA 02451

(781) 996-4300

June 19, 2017

Dear Stockholder:

You are invited to attend a special meeting of the stockholders of Cerulean Pharma Inc., a Delaware corporation (“Cerulean”), to be held on July 19, 2017 at 9:00 a.m. Eastern time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.

As previously announced, on March 19, 2017, Cerulean entered into an Asset Purchase Agreement (the “Novartis Asset Purchase Agreement”) with Novartis Institutes for BioMedical Research, Inc., a Delaware corporation (“Novartis”), pursuant to which Cerulean has agreed to sell and assign to Novartis all of its right, title and interest in and to the patent rights, know-how and third-party license agreements relating to Cerulean’s proprietary Dynamic Tumor Targeting™ platform technology (its “Platform”), on the terms and subject to the conditions set forth in the Novartis Asset Purchase Agreement (the “Novartis Transaction”). At the closing of the Novartis Transaction, Novartis will be obligated to pay a purchase price of $6.0 million.

In addition, Cerulean, Daré Bioscience, Inc., a Delaware corporation (“Daré”), and the holders of capital stock and securities convertible into capital stock of Daré named therein (each, a “Daré Stockholder” and collectively, the “Daré Stockholders”), have entered into a Stock Purchase Agreement dated March 19, 2017 (the “Daré Stock Purchase Agreement”), pursuant to which, among other things, the Daré Stockholders have agreed to sell to Cerulean, and Cerulean has agreed to purchase from the Daré Stockholders, all of the outstanding shares of capital stock, including those issuable upon conversion of convertible securities, of Daré in exchange for shares of Cerulean common stock (the “Daré Transaction”), on the terms and subject to the conditions set forth in the Daré Stock Purchase Agreement. The Daré Transaction will result in the combined company becoming a healthcare company with a focus on the development and commercialization of products for women’s reproductive health, including Daré’s lead candidate which is a clinical stage, non-hormonal contraceptive ring for monthly use that potentially addresses an unmet need. As a result of the Daré Transaction, Daré will become a wholly owned subsidiary of Cerulean, and holders of Daré equity securities will hold between 51% and 70% (depending on the respective Net Cash (as defined in the Daré Stock Purchase Agreement and described on pages 137-138 of the accompanying proxy statement) of Cerulean and Daré five business days prior to the closing of the Daré Transaction, including, in the case of Cerulean, any proceeds resulting from the Novartis Transaction) of the outstanding equity securities of Cerulean on a fully-diluted basis immediately following consummation of the Daré Transaction. Because the exact number of shares that will be issued to the Daré Stockholders will not be determined until closing, the Cerulean stockholders cannot be certain of the exact number of shares that will be issued to the Daré Stockholders when the Cerulean stockholders vote on the proposals at the special meeting. Further, whether or not the Novartis Transaction is approved will have a material impact on the number of shares that will be issued to the Daré Stockholders. Based on the number of outstanding shares of Cerulean common stock on a fully-diluted basis (as defined in the Daré Stock Purchase Agreement) as of June 9, 2017, Daré Stockholders will receive between 31,541,655 and 70,711,032 shares of Cerulean common stock (before giving effect to the reverse stock split described herein).

Shares of Cerulean common stock are currently listed on The NASDAQ Capital Market under the symbol “CERU.” Cerulean, in coordination with Daré, has filed an initial listing application for the combined company with The NASDAQ Stock Market LLC pursuant to NASDAQ Listing Rules 1017 and 5110. After completion of the Daré Transaction, Cerulean will be renamed “Daré Bioscience, Inc.” and, assuming approval of its initial listing application, expects to trade on The NASDAQ Capital Market under the symbol “DARE.” On June 15, 2017, the last trading day before the date of this proxy statement, the closing sale price of Cerulean common stock was $0.35 per share.

Cerulean is holding a special meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the Novartis Transaction, the Daré Transaction and related matters. At the Cerulean special meeting, Cerulean will ask its stockholders to approve the sale of its Platform pursuant to the Novartis Asset Purchase Agreement in the Novartis Transaction; approve the issuances of Cerulean common stock pursuant to the Daré Stock Purchase Agreement in the Daré Transaction; approve an amendment to Cerulean’s Restated Certificate of Incorporation effecting a reverse stock split of outstanding Cerulean common stock at a ratio ranging from 1:10 to 1:20 as determined by the Cerulean board of directors and agreed to by Daré; and approve the adjournment of the special meeting by Cerulean’s board of directors, in its discretion, if necessary, to solicit additional proxies to approve the other proposals, each as described in the accompanying proxy statement.

As described in the accompanying proxy statement, certain stockholders, directors and officers of Cerulean, who beneficially own in the aggregate approximately 20.7% of the outstanding common stock of Cerulean (including options and warrants to acquire Cerulean common stock that are exercisable within 60 days of the date of the Daré Stock Purchase Agreement) (collectively, the “Designated Cerulean Equityholders”), have entered into a support agreement with Daré (the “Support Agreement”). The Support Agreement places certain restrictions on the transfer of Cerulean common stock held by the Designated Cerulean Equityholders and includes an agreement to vote in favor of the issuance of Cerulean common stock in the Daré Transaction and against any “acquisition proposal.”

After careful consideration and consultation with outside legal counsel, the Cerulean board of directors unanimously determined that the Novartis Transaction, on the terms and subject to the conditions set forth in the Novartis Asset Purchase Agreement, is fair to, and in the best interests of, Cerulean and its stockholders and unanimously approved and declared advisable the Novartis Asset Purchase Agreement, the sale of Cerulean’s Platform pursuant to the Novartis Asset Purchase Agreement and the other transactions contemplated by the Novartis Asset Purchase Agreement in accordance with the requirements of Delaware law. In addition, following consideration and consultation with outside legal counsel and its financial advisor, the Cerulean board of directors unanimously determined that the Daré Transaction, on the terms and subject to the conditions set forth in the Daré Stock Purchase Agreement, is fair to, and in the best interests of, Cerulean and its stockholders and unanimously approved and declared advisable the Daré Stock Purchase Agreement, the issuance of Cerulean common stock to the Daré Stockholders pursuant to the Daré Stock Purchase Agreement and the other transactions contemplated by the Daré Stock Purchase Agreement in accordance with the requirements of Delaware law.

The Cerulean board of directors unanimously recommends that you vote “FOR” the approval of the sale of Cerulean’s Platform pursuant to the Novartis Asset Purchase Agreement, “FOR” the approval of the issuances of Cerulean common stock pursuant to the Daré Stock Purchase Agreement and “FOR” each of the other proposals described in more detail in the accompanying proxy statement.

Your vote is important. It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. Whether or not you plan to attend the special meeting in person, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. Please review the instructions on each of your voting options described in the proxy statement.

Sincerely,

/s/ Christopher D.T. Guiffre

Christopher D.T. Guiffre

President and Chief Executive Officer

The accompanying proxy statement is dated June 19, 2017 and is first being mailed to stockholders on or about June 19, 2017.

Cerulean Pharma Inc.

35 Gatehouse Drive

Waltham, MA 02451

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 19, 2017

To the Stockholders of Cerulean Pharma Inc.:

You are cordially invited to attend a special meeting of stockholders of Cerulean Pharma Inc. to be held on July 19, 2017 at 9:00 a.m. Eastern time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.

Only stockholders who owned common stock at the close of business on June 9, 2017, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement that may take place. At the special meeting, the stockholders will consider and vote on the following matters:

1.	To approve the sale of all of Cerulean’s right, title and interest in and to the patent rights, know-how and third-party license agreements relating to Cerulean’s proprietary Dynamic Tumor Targeting™ Platform pursuant to the terms of the Asset Purchase Agreement, dated as of March 19, 2017 (the “Novartis Asset Purchase Agreement”), by and between Cerulean and Novartis Institutes for BioMedical Research, Inc., a Delaware corporation (“Novartis”) (the “Novartis Transaction”) (such proposal, the “Novartis Asset Sale Proposal”). A copy of the Novartis Asset Purchase Agreement is attached as Annex A to the accompanying proxy statement;

2.	To approve the issuances of shares of common stock of Cerulean, par value $0.0001 per share (“Cerulean common stock”), pursuant to the terms of the Stock Purchase Agreement, dated as of March 19, 2017 (the “Daré Stock Purchase Agreement”), by and among Cerulean, Daré Bioscience, Inc., a Delaware corporation (“Daré”), and the holders of capital stock and securities convertible into capital stock of Daré named therein (each a “Daré Stockholder” and collectively, the “Daré Stockholders”) (the “Daré Transaction” and together with the Novartis Transaction, the “Transactions”) (such proposal, the “Daré Share Issuance Proposal”). A copy of the Daré Stock Purchase Agreement is attached as Annex B to the accompanying proxy statement;

3.	To approve and adopt an amendment to Cerulean’s Restated Certificate of Incorporation to effect a reverse stock split of Cerulean common stock, at a ratio ranging from 1:10 to 1:20, as determined by the Cerulean board of directors (the “Cerulean Board”) and agreed to by Daré, as more fully set forth in the accompanying proxy statement (the “Reverse Stock Split Proposal”). A copy of the form of amendment to Cerulean’s Restated Certificate of Incorporation to effect the reverse stock split is attached as Annex C to the accompanying proxy statement;

4.	To adjourn the special meeting to solicit additional votes to approve the Novartis Asset Sale Proposal, the Daré Share Issuance Proposal or the Reverse Stock Split Proposal, if necessary (the “Adjournment Proposal”); and

5.	Any other business that may properly come before the special meeting and any adjournments or postponements thereof.

The accompanying proxy statement and its annexes more fully describe these items of business. Cerulean urges you to read this information carefully.

The Cerulean Board unanimously recommends that you vote “FOR” the Novartis Asset Sale Proposal, “FOR” the Daré Share Issuance Proposal and “FOR” each of the other proposals described in more detail in the accompanying proxy statement.

Each of the Novartis Asset Sale Proposal, Daré Share Issuance Proposal, Reverse Stock Split Proposal and Adjournment Proposal is an independent proposal, and none is conditioned upon the approval of any other proposal. The approval of the Novartis Asset Sale Proposal is required to consummate the Novartis Transaction. The approval of the Daré Share Issuance Proposal is required to consummate the Daré Transaction. If the Novartis Asset Sale Proposal is not approved and the Novartis Transaction is not consummated, and/or if the Daré Share Issuance Proposal is not approved and the Daré Transaction is not consummated, the Cerulean Board may still determine to proceed with the reverse stock split if the Reverse Stock Split Proposal is approved.

The Cerulean Board cordially invites all stockholders to attend the special meeting in person. You may obtain directions to the location of the special meeting by calling Cerulean’s offices at 781-996-4300. Whether or not you expect to attend the special meeting in person, please complete, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the special meeting. Alternatively, you may submit a proxy for your shares on the internet by accessing the website specified on the enclosed proxy card, or by telephone by calling the telephone number specified on the enclosed proxy card. Your vote is important regardless of the number of shares you own. If you send in your proxy card or submit a proxy by telephone or the internet and then decide to attend the special meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

If you have any questions concerning the Transactions, the special meeting or the accompanying proxy statement, need help voting your shares of Cerulean common stock, or would like additional copies, without charge, of the enclosed proxy statement or proxy card, please contact Cerulean’s proxy solicitor, Morrow Sodali LLC, using the information below:

Stockholders May Call Toll-Free: (800) 662-5200

Stockholders May Email: cerulean.info@morrowsodali.com

Please review in detail the attached proxy statement for a more complete statement regarding each of the Novartis Asset Sale Proposal, the Daré Share Issuance Proposal, the Reverse Stock Split Proposal and the Adjournment Proposal, including descriptions of the Novartis Asset Purchase Agreement and the Daré Stock Purchase Agreement, the background of the decision to enter into each of the Novartis Transaction and the Daré Transaction, the reasons that our board of directors has decided to recommend that you approve each of the Novartis Asset Sale Proposal, the Daré Share Issuance Proposal, the Reverse Stock Split Proposal and the Adjournment Proposal and the section beginning on page 41 entitled “Risk Factors,” describing certain risk factors relating to each of the Transactions. The Novartis Transaction may constitute the sale of all or substantially all of the property and assets of Cerulean within the meaning of Section 271 of the General Corporation Law of the State of Delaware (the “DGCL”). While the Delaware statute does not define the term “sale” or the phrase “all or substantially all,” Cerulean believes the Novartis Asset Sale Proposal may require approval by our stockholders pursuant to the DGCL. Because of the significance of the Transactions, your participation in the special meeting, in person or by proxy, is especially important. We hope that you will be able to attend the special meeting.

By Order of the Board of Directors,

/s/ Christopher D.T. Guiffre

Christopher D.T. Guiffre

President and Chief Executive Officer

Waltham, Massachusetts

Dated: June 19, 2017

YOU MAY OBTAIN ADMISSION TO THE SPECIAL MEETING BY IDENTIFYING YOURSELF AT THE SPECIAL MEETING AS A STOCKHOLDER AS OF THE RECORD DATE. IF YOU ARE A RECORD OWNER, POSSESSION OF A COPY OF A PROXY CARD WILL BE ADEQUATE IDENTIFICATION. IF YOU ARE A BENEFICIAL (BUT NOT RECORD) OWNER, A COPY OF AN ACCOUNT STATEMENT FROM YOUR BANK, BROKER OR OTHER NOMINEE SHOWING SHARES HELD FOR YOUR BENEFIT ON JUNE 9, 2017 WILL BE ADEQUATE IDENTIFICATION.

These transactions have not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), and the SEC has not passed upon the fairness or merits of these transactions nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is unlawful.

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SUMMARY

This summary, together with the section of this proxy statement entitled “Questions and Answers About the Special Meeting and the Transactions,” highlights selected information from this proxy statement and may not contain all of the information that is important to you as a stockholder of Cerulean or that you should consider before voting on the proposals being considered at the special meeting. To better understand the Transactions, you should read carefully this entire proxy statement and all of its annexes, including the Novartis Asset Purchase Agreement, which is attached as Annex A, and the Daré Stock Purchase Agreement, which is attached as Annex B, before voting on the proposals being considered at the special meeting. This summary includes page references directing you to more complete descriptions. For more information, please see the section entitled “Where You Can Find More Information; Incorporation by Reference,” beginning on page 240 of this proxy statement.

The Parties Involved in the Transactions

Cerulean Pharma Inc.

Cerulean Pharma Inc. (“Cerulean”) is an oncology-focused company with a proprietary Dynamic Tumor Targeting™ Platform (the “Platform”) to develop differentiated therapies. The Platform is designed to create nanoparticle-drug conjugates (“NDCs”) with the aim of providing safer and more effective therapies for patients living with cancer. NDCs consist of anti-cancer therapeutics, or payloads, covalently linked to a proprietary polymer. The Platform generated two clinical-stage NDCs (the “Products”), which Cerulean sold to BlueLink Pharmaceuticals, Inc. (“BlueLink”), a subsidiary of NewLink Genetics Corporation (“NewLink”), on March 19, 2017 pursuant to an asset purchase agreement (the “BlueLink Asset Purchase Agreement”).

On February 1, 2017, Cerulean announced that its board of directors had initiated a review of strategic alternatives that could result in changes to its business strategy and future operations. As part of this process, the Cerulean Board determined to review alternatives with the goal of maximizing stockholder value, including a potential sale of the company, a reverse merger, a business combination or a sale, license or other disposition of company assets. Cerulean entered into the BlueLink Asset Purchase Agreement, the Novartis Asset Purchase Agreement and the Daré Stock Purchase Agreement as a result of this process.

On March 20, 2017, Cerulean announced a restructuring including the elimination of approximately 58% of its workforce, to a total of eight full-time equivalent employees, under a plan expected to be completed during the second quarter of 2017.

Cerulean entered into a payoff letter dated as of March 17, 2017, with Hercules Capital, Inc. (formerly known as Hercules Technology Growth Capital, Inc.) (“Hercules”), pursuant to which Cerulean agreed to pay off and thereby terminate its Loan and Security Agreement dated as of January 8, 2015 with Hercules as lender (the “Hercules Loan Repayment”). Pursuant to the payoff letter, Cerulean paid, on March 20, 2017, a total of $12.4 million to Hercules, representing the principal, accrued and unpaid interest, fees, costs and expenses outstanding under the Hercules Loan Agreement, as well as a final end of term change, in repayment of its outstanding obligations under this Loan and Security Agreement.

For more information on Cerulean’s business, see the section entitled “Cerulean’s Business,” beginning on page 165 of this proxy statement.

Daré Bioscience, Inc.

Daré Bioscience, Inc. (“Daré”) is a healthcare company committed to the development and commercialization of innovative products in women’s reproductive health. Daré believes there is a significant unmet need in the United States, other developed countries and developing countries for innovative product candidates that expand options, improve outcomes and are easy to use. Daré believes this is particularly true in the case of contraception. It is estimated that 62% of women of reproductive age in the United States are currently using a contraceptive method and 64% of married and cohabiting women worldwide used contraception in 2015. As many as 40% of women using contraception say they are not satisfied with their current method, reporting difficulty of use, problems with side effects, and concerns about effectiveness and reduced sexual pleasure. In 2016 it was estimated that 225 million women in developing regions wishing to avoid pregnancy were not using any form of contraception. Many women would benefit from the availability of new and improved options that better suit their specific needs. Daré seeks to address such unmet needs.

For more information on Daré’s business, see the section entitled “Daré’s Business,” beginning on page 166 of this proxy statement.

The Novartis Transaction

The Novartis Transaction Structure

(pages 102, 105)

Upon the terms and subject to the conditions set forth in the Novartis Asset Purchase Agreement, Cerulean will validly and effectively grant, sell, convey, assign, transfer, and deliver to Novartis all of its right, title and interest in and to the patent rights, know-how and third-party license agreements relating to the Platform, free and clear of any encumbrances except for the Development Candidates License (as defined below). Cerulean will also transfer and assign to Novartis any agreements that Cerulean has with third parties conducting research, development, or manufacturing activities with the Platform (“CRO Agreements”), except to the extent such agreements relate solely to the manufacture or development of the Products.

The assigned patent rights and know-how will be transferred to Novartis subject to a license agreement between Cerulean and BlueLink (the “Development Candidates License”), pursuant to which Cerulean has granted a license and certain ancillary rights to a third party to research, develop and commercialize the Products. At the closing of the Novartis transaction, Cerulean will assign, and Novartis will assume, the Development Candidates License, and thereafter Novartis or BlueLink will pay any amounts due to a specified academic institution arising under such assigned Development Candidates License.

Novartis Institutes for BioMedical Research, Inc.

Novartis Institutes for BioMedical Research, Inc. (“Novartis”) is a wholly owned indirect subsidiary of Novartis AG. Novartis AG is a corporation organized under the laws of Switzerland and is the publicly owned parent of a multinational group of companies specializing in the research, development, manufacturing and marketing of a broad range of healthcare products, led by innovative pharmaceuticals.

Consideration

(pages 102, 105)

At the closing of the Novartis Transaction, Novartis will pay to Cerulean a purchase price of $6.0 million. In addition, pursuant to the terms of the Novartis Asset Purchase Agreement, Novartis delivered offers of employment or engagement to certain employees of Cerulean who are knowledgeable in the practice and development of the Platform.

Expected Timing of the Novartis Transaction

(page 102)

Unless the Novartis Asset Purchase Agreement is earlier terminated pursuant to its terms, the Novartis Transaction is expected to be consummated promptly following the satisfaction or waiver of the conditions to the consummation of the Novartis Transaction, including stockholder approval of the Novartis Asset Sale Proposal at this special meeting. However, Cerulean cannot predict the exact timing.

Cerulean Board Recommendation and Reasons for the Novartis Transaction

(pages 73-74, 95-99, 102, 156)

The Cerulean Board has determined and believes that each of the proposals to be voted on at the special meeting is fair to, advisable, and in the best interests of Cerulean and its stockholders and has approved such items. The Cerulean Board unanimously recommends that Cerulean stockholders vote “FOR” each of the proposals to be voted on. For more information on the Cerulean Board’s recommendation see the section entitled “Information About the Special Meeting—Recommendation of the Cerulean Board of Directors,” beginning on page 73 of this proxy statement.

In reaching its unanimous decision to approve the Novartis Asset Purchase Agreement and the Novartis Transaction, the Cerulean Board considered a number of factors, including, among others,

•	that no partner other than Novartis had emerged for the Platform, and no buyer had emerged for Cerulean as a whole;

•	that the Cerulean Board did not believe it would be able to further monetize the Platform through additional collaborations or a sale of the Platform to another buyer in a timely manner, if at all; and

•	that the proposed Novartis transaction would provide $6 million to Cerulean, which the Cerulean Board viewed as advantageous if (1) the Daré Transaction closes, because it would increase the financial capacity of the combined company and increase the ownership percentage of Cerulean stockholders in the combined company, or (2) the Daré Transaction does not close and Cerulean winds down its operations and distributes any remaining cash to its stockholders.

For more information on the Cerulean Board’s reasons for approving the Novartis Transaction, see the section entitled “Reasons for the Novartis Transaction and the Daré Transaction,” beginning on page 95 of this proxy statement.

Conditions to Consummation of the Novartis Transaction

(page 106)

In addition to the requirement of obtaining Cerulean stockholder approval pursuant to the DGCL, each of the closing conditions set forth in the Novartis Asset Purchase Agreement must be satisfied or waived, including:

•	the accuracy of representations and warranties of each party, generally subject in the case of Novartis’ representations and warranties to an overall materiality qualification;

•	the performance in all material respects by each of Cerulean and Novartis of its obligations under the Novartis Asset Purchase Agreement, including in the case of Cerulean by obtaining all necessary corporate and third-party consents;

•	Novartis having delivered employment offer letters to certain Cerulean personnel, which condition has been satisfied as of the date of this proxy statement; and

•	the delivery by Cerulean and Novartis of certain customary closing deliverables required under the Novartis Asset Purchase Agreement, including, with respect to Cerulean, deliverables pertaining to the transfer of the assigned assets and related third-party agreements.

Termination of the Novartis Asset Purchase Agreement

(page 108)

The Novartis Asset Purchase Agreement may be terminated before the consummation of the Novartis Transaction, whether before or after the required stockholder approvals to complete the Novartis Transaction have been obtained, as set forth below:

•	by Novartis, if Cerulean has not obtained all third-party consents and approvals necessary to conduct the closing (including corporate and stockholder consent as well as consent of the relevant third-party licensors and contract research organizations (“CROs”), to the extent that such consents are necessary under the relevant agreements) by September 30, 2017;

•	by either Novartis or Cerulean, if the other party has undergone a change of such party’s business, operations, finances, or assets occurring after the date of the Novartis Asset Purchase Agreement that would reasonably prevent such party from consummating the transactions contemplated by the Novartis Asset Purchase Agreement or that would otherwise thwart the purpose of the Novartis Asset Purchase Agreement; and

•	by either Novartis or Cerulean, if the other party is in material breach of any material obligation under the Novartis Asset Purchase Agreement and such material breach is not cured within 60 days after written notice by the non-breaching party; provided, however, that if such breach is capable of being cured but cannot be cured within such 60 day period and the breaching party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching party will have such additional period, not to exceed an additional 60 days, as is reasonable in the circumstances to cure such breach.

The Daré Transaction

The Daré Transaction Structure

(pages 110-111, 135-136)

Upon the terms and subject to the conditions set forth in the Daré Stock Purchase Agreement, Cerulean will acquire all of the outstanding shares of capital stock, including those issuable upon conversion of convertible securities, of Daré in exchange for the issuance to the Daré Stockholders of a specified number of shares of Cerulean common stock. The number of shares of Cerulean stock to be issued to the Daré Stockholders will be based on an exchange ratio calculated based on the relative stipulated valuations of each of Daré and Cerulean determined in accordance with the terms of the Daré Stock Purchase Agreement. The number of shares of Cerulean stock to be issued to Daré Stockholders will not be affected by the trading price of Cerulean common stock, and based on current expectations regarding Cerulean’s and Daré’s Net Cash (as defined in the Daré Stock Purchase Agreement and described on pages 137-138 of this proxy statement) five business days prior to the closing of the Daré Transaction (including, in the case of Cerulean, any proceeds resulting from the Novartis Transaction), and assuming stockholder approval of the Novartis Asset Sale Proposal and consummation of the Novartis Transaction, holders of Daré equity securities are expected to hold approximately 51% of the outstanding Cerulean equity securities on a fully-diluted basis; however the exact number of shares that will be issued to the holders of Daré equity securities will not be determined until closing, and therefore the Cerulean stockholders cannot be certain of the exact number of shares that will be issued to the holders of Daré equity securities when the Cerulean stockholders vote on the proposals at the special meeting.

The issuance of Cerulean common stock to the Daré Stockholders will be issued in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on Section 4(a)(2) of the Securities Act, and Regulation D promulgated thereunder and may not be offered or sold by the holders of those shares absent registration or an applicable exemption from registration requirements.

Consideration

(pages 111, 136-137)

The number of shares to be issued to Daré Stockholders in total is based on an exchange ratio calculated based on the relative stipulated valuations of each of Daré and Cerulean determined in accordance with the terms of the Daré Stock Purchase Agreement.

Effect of the Daré Transaction on Daré Stock Options, Daré Warrants, Cerulean Stock Options and Cerulean Warrants

(pages 111, 139)

Daré Stock Options and Daré Warrants

Pursuant to the Daré Stock Purchase Agreement, at closing Cerulean will assume the then outstanding stock option awards and any warrants of Daré. Each of these options and any warrants will be adjusted to reflect the exchange ratio calculated based on the relative valuations of each of Daré and Cerulean determined in accordance with the terms of the Daré Stock Purchase Agreement. Accordingly, at closing, each of Daré’s outstanding stock option awards and any warrants will become exercisable for a specified number of shares of Cerulean common stock for each Daré common share it was previously exercisable for, at a correspondingly adjusted exercise price, provided that the number of shares of Cerulean common stock issuable upon the exercise of such stock options and any warrants will be rounded down to the nearest whole share, the exercise prices will be rounded up to the nearest whole cent and no cash payment will be made in respect of such rounding.

Cerulean Stock Options and Cerulean Warrants

Upon closing of the Daré Transaction, all of Cerulean’s outstanding stock options and warrants will remain outstanding and in effect. Pursuant to the terms of the stock options held by each of Cerulean’s non-employee directors, such stock options vest in full upon a change in control. The Cerulean Board has also determined that all outstanding Cerulean stock options shall vest in full upon a change in control and that the Daré Transaction constitutes a change in control for such purpose. Therefore all of Cerulean’s outstanding stock options will vest in full immediately upon the closing of the Daré Transaction.

Exchange Ratio; Net Cash Calculation

(pages 112, 137-138)

The number of shares of Cerulean common stock that the holders of Daré equity securities in the aggregate will receive at closing in exchange for such holders equity securities is determined pursuant to the exchange ratio as set forth in the Daré Stock Purchase Agreement, which will be calculated based on the relative valuations of each of Daré and Cerulean determined in accordance with the terms of the Daré Stock Purchase Agreement.

Pursuant to the Daré Stock Purchase Agreement, immediately following the closing of the Daré Transaction, the Cerulean equity securities issued to the holders of Daré equity securities in the Daré Transaction will represent not less than 51%, nor more than 70% of the outstanding equity securities of

Cerulean as of immediately following the consummation of the Daré Transaction on a fully-diluted basis (as defined in the Daré Stock Purchase Agreement) depending on the Net Cash (as defined in the Daré Stock Purchase Agreement and described on pages 137-138 of this proxy statement) of each of Cerulean and Daré five business days prior to the closing of the Daré Transaction (plus, in the case of Cerulean, any proceeds resulting from the Novartis Transaction). For purposes of the Daré Stock Purchase Agreement, the number of outstanding equity securities of Cerulean on a “fully-diluted basis” upon the closing of the Daré Transaction is calculated as the total of (i) in the case of Cerulean equity securities issued in the Daré Transaction in exchange for Daré equity securities, in accordance with the treasury method of accounting for options and warrants based on an implied share price using the valuation ascribed to Daré pursuant to the terms of the Daré Stock Purchase Agreement, and (ii) in the case of securities representing Cerulean equity securities outstanding immediately prior to the closing, assuming that options and warrants to acquire a total of 1,273,000 shares of Cerulean common stock (such amount representing the number of shares of Cerulean common stock subject to outstanding options and warrants that the parties agreed to include in calculations for this purpose, none of which are expected to be in-the-money at closing) are outstanding immediately prior to the closing. Cerulean’s stipulated valuation in the Daré Stock Purchase Agreement is the sum of (i) $7 million and (ii) Cerulean’s Net Cash (as defined in the Daré Stock Purchase Agreement and described on pages 137-138 of this proxy statement) five business days prior to the closing of the Daré Transaction (including any proceeds from the Novartis Transaction). Daré’s stipulated valuation in the Daré Stock Purchase Agreement is the sum of (i) $15 million and (ii) the excess, if any, of Daré’s Net Cash (as defined in the Daré Stock Purchase Agreement and described on pages 137-138 of this proxy statement) over $1 million. Because the exact number of shares that will be issued to the Daré Stockholders will not be determined until closing, the Cerulean stockholders cannot be certain of the exact number of shares that will be issued to the Daré Stockholders when the Cerulean stockholders vote on the proposals at the special meeting. Further, whether or not the Novartis Transaction is approved will have a material impact on the number of shares that will be issued to the Daré Stockholders. Based on the number of outstanding shares of Cerulean common stock on a fully-diluted basis (as defined in the Daré Stock Purchase Agreement) as of June 9, 2017, Daré Stockholders will receive between 31,541,655 and 70,711,032 shares of Cerulean common stock (before giving effect to the reverse stock split described herein).

As of March 31, 2017, the Cerulean Net Cash was approximately $7.0 million and the Daré Net Cash was approximately zero. Cerulean’s Net Cash is expected to decrease between March 31 and the closing of the Daré Transaction due to continued operating expenses, including for employee salaries and benefits, professional fees, facility and other operating expenses and payments for previously incurred operating expenses, including for clinical trials. If the Novartis Transaction closes, Cerulean’s Net Cash will increase by $6.0 million. Daré’s Net Cash is not expected to materially change between now and closing.

For illustrative purposes only, the table below shows the approximate percentage of equity securities of the combined company following the closing that will be owned by the current Daré equityholders and the current Cerulean equityholders, respectively, on a fully-diluted basis (as calculated above), at varied levels of Cerulean Net Cash (as defined in the Daré Stock Purchase Agreement and described on pages 137-138 of this proxy statement) as of five business days prior to the closing. The table assumes Daré will have $1 million or less in Net Cash as of five business days prior to the closing. The varied levels of Cerulean’s Net Cash in the table reflect Cerulean’s current estimates of its Net Cash at the expected time of closing, with and without the proceeds of the Novartis Transaction.

Cerulean Net Cash	<$2,000,000		$3,000,000		$4,500,000		$9,000,000
	Current Daré Equityholders	Current Cerulean Equityholders	Current Daré Equityholders	Current Cerulean Equityholders	Current Daré Equityholders	Current Cerulean Equityholders	Current Daré Equityholders	Current Cerulean Equityholders
Aggregate Ownership Percentage of the Combined Company	70.0%	30.0%	60.0%	40.0%	56.6%	43.4%	51.0%	49.0%

Expected Timing of the Daré Transaction

(page 111)

Unless the Daré Stock Purchase Agreement is earlier terminated pursuant to its terms, the Daré Transaction will be consummated, as promptly as practicable, but in no event later than the second business day, following the satisfaction or waiver of the conditions to the consummation of the Daré Transaction, including stockholder approval of the Daré Share Issuance Proposal at this special meeting. However, Cerulean cannot predict the exact timing when the closing will occur or if it will occur at all.

Cerulean Board Recommendation and Reasons for the Daré Transaction

(pages 73-74, 95-97, 99-101, 112, 143-144, 157)

The Cerulean Board has determined and believes that each of the proposals to be voted on at the special meeting is fair to, advisable, and in the best interests of Cerulean and its stockholders and has approved such items. The Cerulean Board unanimously recommends that Cerulean stockholders vote “FOR” each of the proposals to be voted on. For more information on the Cerulean Board’s recommendation see the section entitled “Information About the Special Meeting—Recommendation of the Cerulean Board of Directors,” beginning on page 73 of this proxy statement.

In reaching its unanimous decision to approve the Daré Stock Purchase Agreement and the Daré Transaction, the Cerulean Board considered a number of factors, including, among others,

•	that Daré’s product candidate, Ovaprene®, may provide new medical benefits for patients and returns for investors;

•	that the combined company is expected to possess sufficient financial resources to allow the Daré management team to fund the company to its expected value inflection point of completion of a postcoital test clinical trial of Ovaprene®, which, based on estimates provided by Daré management at the time of signing the Daré Stock Purchase Agreement, would require approximately $3 million; and

•	that, given the ownership position of the Cerulean stockholders following the transaction, the Daré Transaction would provide existing Cerulean stockholders an opportunity to participate in the potential growth of the combined company following the Daré Transaction.

For more information on the Cerulean Board’s reasons for approving the Novartis Transaction, see the section entitled “Reasons for the Novartis Transaction and the Daré Transaction,” beginning on page 95 of this proxy statement. For more information regarding Daré’s expected budgets and funding needs for the completion of a postcoital test clinical trial of Ovaprene®, see the section entitled “Daré’s Business,” beginning on page 166 of this proxy statement.

Opinion of Cerulean’s Financial Advisor

(pages 117-133)

The Cerulean Board engaged Aquilo Partners, L.P. (“Aquilo”) to provide financial advisory services and to consider and evaluate potential strategic transactions on its behalf. Cerulean ultimately requested that Aquilo deliver a fairness opinion with respect to the Daré Transaction. On March 19, 2017, Aquilo delivered its oral opinion, subsequently confirmed in writing, to the Cerulean Board to the effect that, as of the date of its opinion and based upon and subject to the qualifications, limitations and assumptions set forth therein, the exchange ratio set forth in the Daré Stock Purchase Agreement is fair, from a financial point of view, to the holders of Cerulean’s common stock.

The full text of Aquilo’s written opinion, which sets forth the procedures followed, assumptions made, matters considered, and limitations and qualifications of the review undertaken in connection with the opinion, is attached as Annex D. You are urged to, and should, read the written opinion of Aquilo carefully and in its entirety. Aquilo’s opinion was intended for the use and benefit of the Cerulean Board (in its capacity as such) in connection with its evaluation of the Daré Transaction. Aquilo’s opinion was not intended to be used for any other purpose without Aquilo’s prior written consent in each instance, except as Cerulean’s counsel advises is required by law. Aquilo has consented to the inclusion of Aquilo’s opinion in this proxy statement. Aquilo’s opinion does not address Cerulean’s underlying business decision to enter into the Daré Stock Purchase Agreement or complete the Daré Transaction, the relative merits of the Daré Transaction compared to any alternative transactions or strategies that were or may be available to Cerulean, the sale of CRLX101 and CRLX301 or the other proposals to be addressed at the special meeting, including the Novartis Asset Sale Proposal. Aquilo’s opinion did not constitute a recommendation to the Cerulean Board as to how to act or to any Cerulean stockholder or any other person as to how to vote with respect to the Daré Transaction or any other matter (including, without limitation, the amount of consideration to be paid).

No Solicitation; Third Party Competing Proposals

(pages 141-143)

Under the Daré Stock Purchase Agreement, both Cerulean and Daré are subject to customary covenants restricting the solicitation of competing offers. However, subject to certain requirements set forth in the Daré Stock Purchase Agreement, Cerulean is entitled to furnish non-public information to, and engage in discussions or negotiations with, third parties who submit a bona fide, unsolicited written proposal made by a third party to acquire 50% or more of the equity securities or consolidated total assets of Cerulean and its subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale or exclusive license of its assets, (a) on terms which the Cerulean Board determines in its good faith judgment to be more favorable to the holders of Cerulean’s capital stock than the transactions contemplated by the Daré Stock Purchase Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and the Daré Stock Purchase Agreement (including any termination or break-up fees and conditions to consummation, as well as any written, binding offer by Daré to amend the terms of the Daré Stock Purchase Agreement, which offer is not revocable for at least three business days) that the Cerulean Board determines to be relevant and (b) which the Cerulean Board has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that the Cerulean Board determines to be relevant (including the likelihood and timing of consummation (as compared to the transactions contemplated by the Daré Stock Purchase Agreement)).

Changes to Board Recommendations

(pages 143-144)

Prior to Cerulean stockholder approval of the Daré Stock Purchase Agreement and the issuance of Cerulean common stock to the Sellers pursuant to the Daré Stock Purchase Agreement, the Cerulean Board is permitted to withhold, withdraw or modify, or publicly propose to withdraw or modify, its approval or recommendation that Cerulean stockholders vote in favor of the Daré Share Issuance Proposal if the Cerulean Board determines in good faith (after consultation with outside legal counsel) that the failure to do so could reasonably be expected to be inconsistent with its fiduciary obligations under applicable law.

Conditions to Consummation of the Daré Transaction

(page 140-141)

The Daré Stock Purchase Agreement sets forth certain conditions to the obligations of the parties in the transaction, including the following:

•	Cerulean stockholders approving the Daré Share Issuance Proposal;

•	the absence of any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule, or regulation prohibiting consummation of the Daré Transaction;

•	the approval of an initial listing application on The NASDAQ Capital Market with respect to the shares of Cerulean common stock to be issued in the Daré Transaction;

•	the accuracy of the representations and warranties of each party, generally subject to an overall material adverse effect qualification; and

•	the performance of covenants in all material respects.

Termination of the Daré Stock Purchase Agreement

(pages 150-151)

The Daré Stock Purchase Agreement includes termination rights, including:

•	by mutual written consent of Cerulean and Daré;

•	by either Cerulean or Daré, if the closing of the Daré Transaction has not occurred on or before September 15, 2017 (the “Outside Date”);

•	by either Cerulean or Daré, if a governmental entity of competent jurisdiction has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting consummation of the Daré Transaction;

•	by either Cerulean or Daré if Cerulean’s stockholders fail to approve the Daré Share Issuance Proposal at the special meeting;

•	by Cerulean, if Daré has knowingly and materially breached its non-solicitation obligations in the Daré Stock Purchase Agreement;

•	by Daré, if at any time prior to the approval by Cerulean’s stockholders of the Daré Share Issuance Proposal, the Cerulean Board fails to recommend that the stockholders of Cerulean vote to approve the issuance of Cerulean common stock or withdraws or modifies its recommendation; after the receipt by Cerulean of an acquisition proposal, Daré requests in writing that the Cerulean Board reconfirm its recommendation and the Cerulean Board fails to do so within ten business days after its receipt of Daré’s request; the Cerulean Board approves or recommends to the Cerulean stockholders an acquisition proposal; a tender or exchange offer for outstanding shares of Cerulean’s common stock is commenced and the Cerulean Board recommends that the Cerulean stockholders tender or exchange their shares in such offer or, within ten business days after the commencement of such tender or exchange offer, the Cerulean Board fails to recommend against acceptance of such offer; or Cerulean has knowingly and materially breached its no solicitation obligations under the Daré Stock Purchase Agreement;

•	by either Cerulean or Daré, if there has been a breach of any representation, warranty, covenant or agreement by the other party, which breach would cause a closing condition in the Daré Stock Purchase Agreement not to be satisfied;

•	by Cerulean if, at any time prior to the approval by Cerulean’s stockholders of the issuance of the shares of Cerulean common stock in the Daré Transaction, each of the following occur: Cerulean receives a superior proposal (as such term is defined in the section entitled, “Terms of the Daré Stock Purchase Agreement—No Solicitation; Third Party Competing Proposal” in this proxy statement beginning on page 141); Cerulean has complied in all material respects with its non-solicitation obligations in the Daré Stock Purchase Agreement in order to accept such superior proposal; the Cerulean Board approves, and Cerulean, concurrently with termination of the Daré Stock Purchase Agreement, enters into, a definitive agreement with respect to such superior proposal; and prior to or concurrently with such termination, Cerulean pays to Daré the “Cerulean termination fee” (as defined below); or

•	by Cerulean or Daré if the condition to Daré’s obligation to close the Daré Transaction requiring that Cerulean common stock then be listed on The NASDAQ Stock Market (“NASDAQ”) would not then be satisfied and is incapable of being satisfied on or prior to the Outside Date.

Termination Fee and Expenses

(pages 151-153)

Except as otherwise set forth in the Daré Stock Purchase Agreement, all fees and expenses incurred in connection with the Daré Stock Purchase Agreement are to be paid by the party incurring such expenses, regardless of whether the Daré Transaction is consummated; provided, however, that Daré and Cerulean shall share equally all fees and expenses, other than accountant’s and attorneys’ fees, incurred with respect to the printing, filing and mailing of the proxy statement (including any related preliminary materials) and any amendments or supplements thereto.

However, Daré must pay Cerulean a termination fee of $450,000 if:

•	Cerulean has terminated the Daré Stock Purchase Agreement as a result of a knowing and material breach by Daré of its non-solicitation obligations in the Daré Stock Purchase Agreement; or

•	so long as prior to the termination of the Daré Stock Purchase Agreement, any person makes an acquisition proposal or amends an acquisition proposal made prior to the date of the Daré Stock Purchase Agreement with respect to Daré and within 12 months after such termination Daré enters into a definitive agreement to consummate, or consummates, any acquisition proposal (provided that for purposes of this termination fee provision, references to 15% in the definition of “acquisition proposal” shall be deemed to be 50%) and:

•	either Cerulean or Daré has terminated the Daré Stock Purchase Agreement because the closing of the Daré Transaction has not occurred on or before the Outside Date; or

•	Cerulean has terminated the Daré Stock Purchase Agreement because there was a breach of any representation, warranty, covenant or agreement set forth in the Daré Stock Purchase Agreement on the part of Daré or any Daré Stockholder, which breach would have caused a closing condition in the Daré Stock Purchase Agreement not to be satisfied and had not been cured within twenty business days following receipt by Daré of written notice of such breach from Cerulean.

Cerulean must pay Daré a termination fee of $300,000 (the “Cerulean termination fee”) if:

•

Daré has terminated the Daré Stock Purchase Agreement at any time prior to the approval of the Daré Share Issuance Proposal due to the occurrence of any of the following: the Cerulean Board failed to recommend that the stockholders of Cerulean vote to approve the Daré Share Issuance Proposal or withdrew or modified its recommendation; after the receipt by Cerulean of an acquisition proposal, Daré requested in writing that the Cerulean Board reconfirm its recommendation and the Cerulean Board failed to do so within ten business days after its receipt of Daré’s request; the Cerulean Board approved or recommended to the Cerulean stockholders an acquisition proposal; a tender or exchange offer for outstanding shares of Cerulean’s common stock was commenced and the Cerulean Board recommended that the Cerulean stockholders tender or exchange their shares in such offer or, within ten business days after the commencement of such tender or exchange offer, the Cerulean Board failed to recommend against acceptance of such offer; or Cerulean has knowingly and materially breached its no solicitation obligations under the Daré Stock Purchase Agreement.

•	Cerulean has terminated the Daré Stock Purchase Agreement at any time prior to the approval of the Daré Share Issuance Proposal and each of the following has occurred: Cerulean received a superior proposal (as such term is defined in the section entitled, “Terms of the Daré Stock Purchase Agreement—No Solicitation; Third Party Competing Proposal” in this proxy statement beginning on page 141); Cerulean complied in all material respects with its non-solicitation obligations in the Daré Stock Purchase Agreement in order to accept such superior proposal; and the Cerulean Board approved, and Cerulean concurrently with termination of the Daré Stock Purchase Agreement entered into, a definitive agreement with respect to such superior proposal; or

•	so long as prior to the termination of the Daré Stock Purchase Agreement, any person makes an acquisition proposal or amends an acquisition proposal made prior to the date of the Daré Stock Purchase Agreement with respect to Cerulean and within 12 months after such termination Cerulean enters into a definitive agreement to consummate, or consummates, any acquisition proposal (provided that for purposes of this termination fee provision, references to 15% in the definition of “acquisition proposal” shall be deemed to be 50%) and:

•	either Cerulean or Daré has terminated the Daré Stock Purchase Agreement because the closing of the Daré Transaction has not occurred on or before the Outside Date; or

•	Daré has terminated the Daré Stock Purchase Agreement because there has been a breach of any representation, warranty, covenant or agreement set forth in the Daré Stock Purchase Agreement on the part of Cerulean, which breach would have caused a closing condition in the Daré Stock Purchase Agreement not to be satisfied and had not been cured within twenty business days following receipt by Cerulean of written notice of such breach from Daré.

Executive Officers and Directors Following the Daré Transaction

(pages 139-140, 208-212)

Immediately following the completion of the Daré Transaction, the executive management team of the combined company is expected to be composed of the current executive team of Daré: Sabrina Martucci Johnson, serving as Chief Executive Officer, and Lisa Walters-Hoffert, serving as Chief Financial Officer.

The combined company’s board of directors will initially be fixed at five members, consisting of (i) three members designated by Daré: Roger Hawley as Chairman, Sabrina Martucci Johnson and Robin Steele and (ii) two board members designated by Cerulean: William H. Rastetter and Susan L. Kelley.

Support Agreement

(pages 155)

Certain stockholders beneficially owning in the aggregate approximately 20.7% of the outstanding common stock of Cerulean as of the date of the Daré Stock Purchase Agreement have each entered into a support agreement (the “Support Agreement”) in favor of Daré. The beneficial ownership of these stockholders consists of 5,219,990 shares of Cerulean common stock, as well as 778,983 shares subject to options to acquire shares of Cerulean common stock and warrants to purchase up to 30,809 shares of common stock of Cerulean that are in each case exercisable within 60 days of the date of the Daré Stock Purchase Agreement. Each stockholder that entered into the Support Agreement has agreed, solely in its capacity as an equityholder, to vote all of the shares of Cerulean common stock held by such stockholder in favor of the issuance of Cerulean common stock in the Daré Transaction and against any “acquisition proposal,” as defined in the Daré Stock Purchase Agreement.

Interests of Cerulean’s Directors and Executive Officers in the Transactions

(pages 102-103, 112-117)

In considering the recommendation of the Cerulean Board with respect to the Daré Share Issuance Proposal, the Novartis Asset Sale Proposal and the other matters to be voted upon by Cerulean stockholders at the Cerulean special meeting, Cerulean stockholders should be aware that certain members of the Cerulean Board and the executive officers of Cerulean have interests in the Daré Transaction that may be different from, or in addition to, interests they have as Cerulean stockholders, including:

•	each of Cerulean’s executive officers is party to a retention agreement that provides for an upfront retention bonus and severance benefits in the event of a termination of employment for certain executives;

•	because the Daré Transaction constitutes a change in control for purpose of Cerulean’s retention agreements with its executive officers, management change in control bonuses will become payable to such executive officers and certain additional severance payments will become due to certain executive officers;

•	because, pursuant to the terms of the stock options held by each of Cerulean’s non-employee directors, such stock options vest in full upon a change in control and the Cerulean Board has also determined that all other outstanding Cerulean stock options shall vest in full upon a change in control and the Daré Transaction constitutes a change in control for such purpose, all of Cerulean’s outstanding stock options, including those held by Cerulean’s directors and executive officers, will vest in full immediately upon the closing of the Daré Transaction; and

•	under the Daré Stock Purchase Agreement, Cerulean’s directors and executive officers are entitled to continued indemnification, expense advancement and insurance coverage.

Regulatory Approvals

(pages 104, 109, 133, 153)

Neither Cerulean nor Daré is required to make any filings or to obtain approvals or clearances from any regulatory authorities in the United States or other countries to consummate the Daré Transaction contemplated by the Daré Stock Purchase Agreement. Cerulean must comply with applicable federal and state securities laws and NASDAQ rules and regulations in connection with the issuance of shares of Cerulean common stock in the Daré Transaction, including the filing with the SEC of this proxy statement.

Neither Cerulean nor Novartis is required to make any filings or to obtain approvals or clearances from any regulatory authorities in the United States or other countries to consummate the Novartis Transaction contemplated by the Novartis Asset Purchase Agreement. Cerulean must comply with applicable Delaware law in connection with the sale of substantially all of its assets in the Novartis Transaction, including the filing with the SEC of this proxy statement.

Material U.S. Federal Income Tax Consequences of the Transactions to Cerulean Stockholders

(pages 104, 133)

Neither the Novartis Transaction nor the Daré Transaction will result in any taxable gain or loss for U.S. federal income tax purposes to any Cerulean stockholder in his, her or its capacity as a Cerulean stockholder.

Risk Factors

(pages 41-70)

Each of the Novartis Transaction and the Daré Transaction involves a number of risks. You should carefully review the section entitled “Risk Factors,” beginning on page 41 of this proxy statement, which sets forth certain risks and uncertainties related to the Novartis Transaction and the Daré Transaction, including risks and uncertainties to which Cerulean, as an independent company, is subject, risks and uncertainties of the Daré business, which will be the business of the combined company following completion of the Daré Transaction, and additional risks and uncertainties to which the combined company will be subject.

NASDAQ Capital Market Listing

(pages 36, 159)

Cerulean’s common stock is listed on The NASDAQ Capital Market under the symbol “CERU.” On May 5, 2017, NASDAQ notified Cerulean that it was not in compliance with the $1.00 minimum bid price because the minimum bid price of Cerulean’s common stock fell below $1.00 for 30 consecutive business days. Cerulean was provided an initial period of 180 calendar days, or until November 1, 2017, to regain compliance with the listing requirements. If, at any time before November 1, 2017, the bid price for Cerulean’s common stock closes at $1.00 or more for a minimum of 10 consecutive business days it may be eligible to regain compliance with the minimum bid. Further, on May 19, 2017, Cerulean received written notification from NASDAQ that it was not in compliance with the minimum stockholders’ equity standard for continued listing on the NASDAQ Global Market, which requires that a company maintain a minimum of $10,000,000 in stockholders’ equity. To resolve this notification, Cerulean transferred its common stock to The NASDAQ Capital Market. The Daré Stock Purchase Agreement requires Cerulean to use its commercially reasonable efforts to continue its existing listing on NASDAQ and to cause the shares of Cerulean common stock being issued in the Daré Transaction to be approved for listing, subject to notice of issuance, on The NASDAQ Capital Market at or prior to the consummation of the Daré Transaction. Therefore, Cerulean, in coordination with Daré, has filed certain notifications, including an initial listing application with NASDAQ, in satisfaction of Cerulean’s obligations under the Daré Stock Purchase Agreement, and toward fulfillment of a condition to the consummation of the Daré Transaction under the Daré Stock Purchase Agreement (which is more fully described in the section of this proxy statement entitled, “Terms of the Daré Stock Purchase Agreement—Conditions to the Consummation of the Daré Transaction”). If the initial listing application of the combined company for The NASDAQ Capital Market is not approved, Daré could waive this closing condition to the Daré Transaction, but there can be no assurance that Daré will waive this closing condition.

Anticipated Accounting Treatment

(pages 133-134)

Because Daré has been determined to be the accounting acquirer in the Daré Transaction, but not the legal acquirer, the Daré Transaction will be treated by Cerulean as a reverse acquisition under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”). For accounting purposes, Daré is considered to be acquiring Cerulean in the Daré Transaction.

As a result, upon consummation of the Daré Transaction, (1) the historical financial statements of Daré will become the historical financial statements of the combined company and (2) Daré will record the business combination in its financial statements and will apply the acquisition method to account for the acquired assets and assumed liabilities of Cerulean as of the closing date of the transaction. Applying the acquisition method includes recording the identifiable assets acquired and liabilities assumed at their fair values, and recording goodwill for the excess of the purchase price over the aggregate fair value of the identifiable assets acquired and liabilities assumed, if any, or recording a bargain purchase gain if the aggregate fair value of the identifiable assets acquired and liabilities assumed exceeds the purchase price for the acquisition.

No Appraisal Rights

(pages 77, 104, 134)

Holders of Cerulean common stock will not be entitled to any dissenters’ rights or appraisal rights with respect to any of the proposals to be voted on at the special meeting.

Reverse Stock Split

(pages 158-163)

Under the Daré Stock Purchase Agreement, Cerulean has agreed to seek stockholder approval of a reverse stock split to the extent necessary in order to maintain Cerulean’s listing on NASDAQ, with the specific terms to be proposed by Cerulean and approved by Daré. Based on information currently available to Cerulean, Cerulean anticipates that it will be unable to meet the $4.00 minimum bid price initial listing requirement at the closing of the Daré Transaction unless it effects a reverse stock split.

The Cerulean Special Meeting

(pages 15-25, 73-78)

Cerulean will hold a special meeting of the Cerulean stockholders on July 19, 2017, at 9:00 a.m. Eastern time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 to vote on the issuance of Cerulean common stock in the Daré Transaction, the sale of its Platform in the Novartis Transaction and other related actions, including the proposed reverse stock split.

Market Price and Dividend Information

(page 40)

Cerulean’s common stock currently trades under the symbol “CERU” on The NASDAQ Global Market and has been publicly traded since April 2014. On March 17, 2017, the last trading day prior to the Cerulean Board’s approval of the Daré Transaction, the reported closing price for Cerulean common stock was $3.32 per share. On June 15, 2017, the latest practicable trading date before the filing of this proxy statement, the reported closing price of Cerulean common stock was $0.35 per share. Because the price of Cerulean common stock is subject to fluctuation, the market value of the shares of Cerulean common stock that Daré Stockholders will be entitled to receive pursuant to the terms of the Daré Stock Purchase Agreement may increase or decrease.

Neither Cerulean nor Daré has ever declared or paid cash dividends on its capital stock. Any determination to pay dividends following consummation of the Daré Transaction or otherwise will be at the discretion of Cerulean’s then-current board of directors and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors Cerulean’s then-current board of directors deems relevant.

QUESTIONS AND ANSWERS ABOUT

THE SPECIAL MEETING AND THE TRANSACTIONS

The following section provides answers to frequently asked questions about the Novartis Transaction and the Daré Transaction. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q:	When and where is the special meeting of the Cerulean stockholders being held?

A:	The special meeting will be held on July 19, 2017 at 9:00 a.m. Eastern time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. For more information see the section entitled “Information About the Special Meeting,” beginning on page 73 of this proxy statement.

Q:	Why did I receive these proxy materials?

A:	The Cerulean Board has made these materials available to you in connection with the solicitation of proxies for use at its special meeting of stockholders to be held on July 19, 2017. As a holder of common stock, you are invited to attend the special meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that Cerulean is required to provide to you under SEC rules and that is designed to assist you in voting your shares. For more information see the section entitled “Information About the Special Meeting,” beginning on page 73 of this proxy statement.

Q:	Who can vote at the special meeting?

A:	To be entitled to vote, you must have been a stockholder of record at the close of business on June 9, 2017, the record date for Cerulean’s special meeting. There were 29,031,728 shares of Cerulean’s common stock outstanding and entitled to vote at the special meeting as of the record date.

Q:	How many votes do I have?

A:	Each share of Cerulean common stock that you own as of the record date will entitle you to one vote on each matter considered at the special meeting.

Q:	What is the difference between a “stockholder of record” and a beneficial owner of shares held in “street name”?

A:	Stockholder of Record. If you have shares registered directly in your name with Cerulean’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered a “stockholder of record” of those shares. For these shares, your set of proxy materials has been sent to you directly by Cerulean. You may vote these shares by proxy prior to the special meeting by following the instructions contained on the enclosed proxy card.

Beneficial Owner of Shares Held in Street Name. If you hold shares in a brokerage account or by a bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares, which are held in “street name.” For these shares, your set of proxy materials has been forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As the beneficial owner, you have the right to instruct that organization as to how to vote the shares held in your account by following the instructions contained on the voting instruction card provided to you by that organization.

Q:	How do I vote?

A:

Stockholder of Record. If you are a stockholder of record, you can vote your shares in one of two ways: either by proxy or in person at the special meeting. If you choose to submit a proxy, you may do so by telephone, via the internet or by mail. Each of these methods is explained below. If you hold your shares of Cerulean common stock in multiple accounts, you should vote your shares as described in each set of proxy materials you receive.

•	By Telephone. You may transmit your proxy voting instructions by calling the telephone number specified on the enclosed proxy card. You will need to have the proxy card in hand when you call. If you choose to submit a proxy by telephone, you do not have to return the proxy card.

•	By Internet. You may transmit your proxy voting instructions via the internet by accessing the website specified on the enclosed proxy card. You will need to have the proxy card in hand when you access the website. If you choose to submit a proxy via the internet, you do not have to return the proxy card.

•	By Mail. You may submit a proxy by completing, signing and dating the enclosed proxy card and returning it in the enclosed prepaid envelope.

•	In Person at the Special Meeting. You may vote in person at the special meeting. Cerulean will give you a ballot when you arrive. If you are the beneficial owner of shares held in “street name” and you wish to vote in person at the special meeting, you must obtain a legal proxy from the organization that holds your shares and present it with your ballot to the inspector of election at the special meeting. Even if you plan to attend the special meeting, Cerulean urges you to submit a proxy for your shares in advance of the special meeting so that if you should become unable to attend the special meeting your shares will be voted as directed by you.

Telephone and internet proxy submission for stockholders of record will be available up until 11:59 p.m. Eastern time on July 18, 2017, and mailed proxy cards must be received by July 18, 2017 in order to be counted at the special meeting. If the special meeting is adjourned or postponed, these deadlines may be extended.

Beneficial Owner of Shares Held in Street Name. If your shares are held in street name (held for your account by a broker or other nominee):

•	By Telephone or Internet. You will receive instructions or a voting instruction form from your broker or other nominee if you are permitted to submit voting instructions by telephone or internet.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to submit voting instructions for your shares by mail.

•	In Person at the Special Meeting. If you attend the special meeting, you may vote in person. To do so, you will need to show a picture identification as well as an account statement or a letter from the record holder indicating that you owned the shares as of the record date, and obtain from the broker or other nominee who holds your shares a legal proxy or broker’s proxy card and bring it with you to the meeting. Even if you plan to attend the special meeting, Cerulean urges you to submit voting instructions for your shares in advance of the special meeting so that if you should become unable to attend the special meeting your shares will be voted as directed by you.

The voting instruction deadlines and availability of telephone and internet voting instructions for beneficial owners of shares held in “street name” will depend on the voting processes of the organization that holds your shares. Therefore, Cerulean urges you to carefully review and follow the voting instruction card and any other materials that you receive from that organization.

Q:	Can I change my vote?

A:	If you are a stockholder of record, you may revoke your proxy before the vote is taken at the meeting:

•	by submitting a new proxy with a later date before the applicable deadline either signed and returned by mail or transmitted using the telephone or internet voting procedures described in the “How to Vote” section beginning on page 74 of this proxy statement;

•	by voting in person at the meeting; or

•	by filing a written revocation with Cerulean’s corporate secretary.

If your shares are held in “street name,” you may submit new voting instructions by contacting your broker or other organization holding your account. You may also vote in person at the special meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a legal proxy from the organization that holds your shares as described in the “How to Vote” section beginning on page 74 of this proxy statement.

Your attendance at the special meeting will not automatically revoke your proxy.

Q:	How many shares must be represented to have a quorum and hold the special meeting?

A:	A quorum of stockholders is necessary to hold a valid meeting. Cerulean’s bylaws provide that a quorum will exist if stockholders holding a majority of the shares of stock issued and outstanding and entitled to vote are present at the meeting in person or by proxy. Abstentions count as present for establishing a quorum but will not be counted as votes cast. Broker non-votes do not count as present for establishing a quorum and will not be counted as votes cast. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

Q:	What vote is required to approve each matter and how are votes counted?

A:	Proposal 1—Novartis Asset Sale Proposal

Approval of the Novartis Asset Sale Proposal requires the affirmative vote of a majority of the outstanding shares of Cerulean common stock entitled to vote thereon (broker non-votes and abstentions will have the same effect as voting against the Novartis Asset Sale Proposal).

Proposal 2—Daré Share Issuance Proposal

Approval of the Daré Share Issuance Proposal requires the affirmative vote of a majority of the shares of Cerulean common stock, present in person or represented by proxy and voting affirmatively or negatively on the subject matter (excluding broker non-votes and abstentions).

Certain Cerulean stockholders, who as of the date of the Daré Stock Purchase Agreement in the aggregate beneficially owned approximately 20.7% of the outstanding shares of Cerulean common stock (consisting of 5,219,990 shares of Cerulean common stock as well as 778,983 shares subject to options to acquire shares of Cerulean common stock and warrants to purchase up to 30,809 shares of common stock of Cerulean that are in each case exercisable within 60 days of the date of the Daré Stock Purchase Agreement) are parties to a Support Agreement with Cerulean and Daré. Each stockholder that entered into the Support Agreement has agreed to vote in favor of the issuance of Cerulean common stock in the Daré Transaction and against any “acquisition proposal.” For a more complete description of the Support Agreement, Cerulean urges you to read the section entitled “Agreements Related to the Daré Stock Purchase Agreement—Support Agreement,” beginning on page 155 of this proxy statement.

Proposal 3—Reverse Stock Split Proposal

Approval of the Reverse Stock Split Proposal requires the affirmative vote of a majority of the outstanding shares of Cerulean common stock entitled to vote thereon (broker non-votes and abstentions will have the same effect as voting against the Reverse Stock Split Proposal).

Proposal 4—Adjournment Proposal

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Cerulean common stock, present in person or represented by proxy and entitled to vote on the subject matter (excluding broker non-votes but including abstentions).

Q:	Who will count the vote?

A:	Votes will be tabulated by the inspector of elections appointed for the special meeting, who will also determine whether a quorum is present.

Q:	Where can I find the voting results?

A:	Cerulean plans to announce preliminary voting results at the special meeting and will report final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the date of the special meeting.

Q:	Who will bear the costs of soliciting these proxies?

A:	Daré and Cerulean will share equally all fees and expenses, other than accountant’s and attorneys’ fees, incurred with respect to the printing, filing and mailing of the proxy statement (including any related preliminary materials) and any amendments or supplements thereto. In addition to solicitations by mail, Cerulean’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, email, personal interviews and other means.

Q:	What is the Novartis Transaction?

A:	Cerulean and Novartis have entered into an Asset Purchase Agreement, dated as of March 19, 2017. Under the Novartis Asset Purchase Agreement, Cerulean will sell and assign to Novartis all of its right, title and interest in and to the patent rights, know-how and third-party license agreements relating to Cerulean’s proprietary Dynamic Tumor Targeting™ platform technology. At the closing of the Novartis Transaction, Novartis will be obligated to pay a purchase price of $6.0 million.

Q:	Why is Cerulean proposing the Novartis Transaction?

A:	The Cerulean Board believes that the sale of its platform technology through the Novartis Transaction is the best way to maximize stockholder value and increases the financial capacity of Cerulean and, if the Daré Transaction closes, of the combined company and will also increase the ownership percentage of Cerulean equityholders in the combined company. For a discussion of Cerulean’s reasons for the Novartis Transaction, Cerulean urges you to read the section entitled “Reasons for the Novartis Transaction and the Daré Transaction,” beginning on page 95 of this proxy statement.

Q:	Why is the Novartis Asset Sale Proposal being submitted for approval by stockholders?

A:	We are organized under the corporate laws of the State of Delaware. The Novartis Transaction may constitute the sale of all or substantially all of the property and assets of Cerulean within the meaning of Section 271 of the DGCL. While the Delaware statute does not define the term “sale” or the phrase “all or substantially all,” Cerulean believes the Novartis Asset Sale Proposal may require approval by the affirmative vote of holders of a majority of Cerulean’s outstanding shares of common stock entitled to vote thereon pursuant to the DGCL.

Q:	What is the consideration to be paid by Novartis in the Novartis Transaction?

A:	At the closing of the Novartis Transaction, Novartis will pay to Cerulean a purchase price of $6.0 million. In addition, pursuant to the terms of the Novartis Asset Purchase Agreement, Novartis has delivered offers of employment or engagement to certain employees of Cerulean.

Q:	In addition to the requirement of obtaining Cerulean stockholder approval, what else is required to consummate the Novartis Transaction?

A:	In addition to the requirement of obtaining Cerulean stockholder approval, each of the other closing conditions set forth in the Novartis Asset Purchase Agreement must be satisfied or waived, including:

•	the accuracy of representations and warranties of each party, generally subject in the case of Novartis’ representations and warranties to an overall materiality qualification;

•	the performance in all material respects by each of Cerulean and Novartis of its obligations under the Novartis Asset Purchase Agreement, including in the case of Cerulean by obtaining all necessary corporate and third-party consents;

•	Novartis having delivered employment offer letters to certain Cerulean personnel, which condition has been satisfied as of the date of this proxy statement; and

•	the delivery by Cerulean and Novartis of certain customary closing deliverables required under the Novartis Asset Purchase Agreement, including, with respect to Cerulean, deliverables pertaining to the transfer of the assigned assets and related third-party agreements.

For a more complete description of the closing conditions under the Novartis Asset Purchase Agreement, Cerulean urges you to read the section entitled “Terms of the Novartis Asset Purchase Agreement—Conditions to the Consummation of the Novartis Transaction,” beginning on page 106 of this proxy statement.

Q:	What will happen to Cerulean if, for any reason, the Novartis Transaction does not close?

A:	If for any reason the Novartis Transaction is not consummated, including if the Novartis Asset Sale Proposal is not approved, but the Daré Transaction is consummated the current Cerulean equityholders’ ownership of the combined company immediately following the consummation of the Daré Transaction will be lower as a result of Cerulean’s reduced Net Cash (as defined in the Daré Stock Purchase Agreement and described on pages 137-138 of this proxy statement) position at closing. The number of shares of Cerulean stock to be issued to Daré Stockholders will not be affected by the trading price of Cerulean common stock, and based on current expectations regarding Cerulean’s and Daré’s Net Cash five business days prior to the closing of the Daré Transaction, if the Novartis Transaction does close, holders of Daré equity securities are expected to receive approximately 51% of the outstanding equity securities on a fully-diluted basis immediately following the consummation of the Daré Transaction, as compared to between approximately 60.0% and 56.6% (assuming an estimated range of between $3.0 million and $4.5 million for Cerulean’s Net Cash five business days prior to the closing of the Daré Transaction) if the Novartis Transaction is not consummated (in each case, with the number of outstanding Cerulean equity securities on a fully-diluted basis upon the closing of the Daré Transaction calculated (a) in the case of Cerulean equity securities issued in the Daré Transaction in exchange for Daré equity securities, in accordance with the treasury method of accounting for options and warrants based on an implied share price using the valuation ascribed to Daré pursuant to the terms of the Daré Stock Purchase Agreement, and (b) in the case of securities representing Cerulean equity securities outstanding immediately prior to the closing, assuming that options and warrants to acquire a total of 1,273,000 shares of Cerulean common stock (such amount representing the number of shares of Cerulean common stock subject to outstanding options and warrants that the parties to the Daré Stock Purchase Agreement agreed to include in calculations for this purpose, none of which are expected to be in-the-money at closing) are outstanding immediately prior to the closing).

If neither the Novartis Transaction nor the Daré Transaction close for any reason, the Cerulean Board may elect to, among other things, attempt to complete another strategic transaction, attempt to sell or otherwise dispose of the Platform, attempt to continue the currently existing research collaboration with Novartis, seek to continue to operate the Platform, otherwise liquidate its assets or dissolve Cerulean. Among other possible procedures for effecting these efforts, Cerulean may elect to pursue a case under either Title 7 or

Title 11 of the United States Code (as amended, the “Bankruptcy Code”). If Cerulean seeks another strategic transaction or attempts to sell or otherwise dispose of the Platform, there is no assurance that it will be able to do so, or that the terms would be equal to or superior to the terms of the Novartis Transaction or as to the timing of such transaction. If Cerulean attempts to continue the currently existing research collaboration with Novartis, Cerulean may not be able to perform its obligations thereunder with its currently available resources and personnel and/or Novartis may elect to exercise its termination rights thereunder. If Cerulean decides to dissolve, whether under the Bankruptcy Code or otherwise, it would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, prior to any distribution to stockholders. There can be no assurance as to the amount or timing of available cash left to distribute to stockholders, if any, after paying its debts and other obligations and setting aside funds for reserves. If the Cerulean Board decides to pursue a case under the Bankruptcy Code, it will not be required to seek stockholder approval for the commencement of such a case.

For information on reasons that could cause the Novartis Transaction not to close, see the sections entitled “Terms of the Novartis Asset Purchase Agreement—Conditions to the Consummation of the Novartis Transaction” and “Terms of the Novartis Asset Purchase Agreement—Termination of the Novartis Asset Purchase Agreement,” beginning on pages 106 and 108, respectively. For more information on potential consequences for Cerulean equityholders should the Novartis Transaction not close, see the section entitled “Risk Factors,” beginning on page 41 of this proxy statement.

Q:	When do you expect the Novartis Transaction to be consummated?

A:	Cerulean anticipates that the closing of the Novartis Transaction will occur sometime soon after the Cerulean special meeting to be held on July 19, 2017, but Cerulean cannot predict the exact timing. For more information, please see the sections entitled “Terms of the Novartis Asset Purchase Agreement—Conditions to the Consummation of the Novartis Transaction,” beginning on page 106, and “The Novartis Transaction—Expected Timing of the Novartis Transaction,” beginning on page 102, each in this proxy statement.

Q:	What are the material U.S. federal income tax consequences of the Novartis Transaction to Cerulean stockholders?

A:	Cerulean stockholders will not recognize gain or loss in connection with the Novartis Transaction with respect to their shares of Cerulean common stock. For more information on the material U.S. federal income tax consequences of the Novartis Transaction to Cerulean stockholders, see the section entitled “The Novartis Transaction—Material U.S. Federal Income Tax Consequences to Cerulean Stockholders,” beginning on page 104 of this proxy statement.

Q:	What is the Daré Transaction?

A:	Cerulean, Daré and the Daré Stockholders have entered into a Stock Purchase Agreement, dated as of March 19, 2017. Under the Daré Stock Purchase Agreement, Cerulean will acquire all of the outstanding shares of capital stock, including those issuable upon conversion of convertible securities, of Daré in exchange for the issuance to the Daré Stockholders of a certain number of shares of Cerulean common stock and will assume all outstanding stock options and any warrants of Daré. Accordingly, following the Daré Transaction, Daré will be a wholly owned subsidiary of Cerulean.

Pursuant to the Daré Stock Purchase Agreement, immediately following the closing of the Daré Transaction, the Cerulean equity securities issued to the holders of Daré equity securities in the Daré Transaction will represent not less than 51%, nor more than 70% of the outstanding equity securities of Cerulean as of immediately following the consummation of the Daré Transaction on a fully-diluted basis (as defined in the Daré Stock Purchase Agreement) depending on the Net Cash (as defined in the Daré Stock Purchase Agreement and described on pages 137-138 of this proxy statement) of each of Cerulean and Daré five business days prior to the closing of the Daré Transaction. For purposes of the Daré Stock Purchase Agreement, the number of outstanding equity securities of Cerulean on a “fully-diluted basis” upon the closing of the Daré Transaction is calculated as the total of (i) in the case of Cerulean equity securities issued in the Daré Transaction in exchange for Daré equity securities, in accordance with the treasury method of accounting for options and warrants based on an implied share price using the valuation ascribed to Daré pursuant to the terms of the Daré Stock Purchase Agreement, and (ii) in the case of securities representing Cerulean equity securities outstanding immediately prior to the closing, assuming that options and warrants to acquire a total of 1,273,000 shares of Cerulean common stock (such amount representing the number of shares of Cerulean common stock subject to outstanding options and warrants that the parties agreed to include in calculations for this purpose, none of which are expected to be in-the-money at closing) are outstanding immediately prior to the closing. Cerulean’s stipulated valuation in the Daré Stock Purchase Agreement is the sum of (i) $7 million and (ii) Cerulean’s Net Cash (as defined in the Daré Stock Purchase Agreement and described on pages 137-138 of this proxy statement) five business days prior to the closing of the Daré Transaction (including any proceeds from the Novartis Transaction). Daré’s stipulated valuation in the Daré Stock Purchase Agreement is the sum of (i) $15 million and (ii) the excess, if any, of Daré’s Net Cash (as defined in the Daré Stock Purchase Agreement and described on pages 137-138 of this proxy statement) over $1 million. Because the exact number of shares that will be issued to the Daré Stockholders will not be determined until closing, the Cerulean stockholders cannot be certain of the exact number of shares that will be issued to the Daré Stockholders when the Cerulean stockholders vote on the proposals at the special meeting. Further, whether or not the Novartis Transaction is approved will have a material impact on the number of shares that will be issued to the Daré Stockholders. Based on the number of outstanding shares of Cerulean common stock on a fully-diluted basis (as defined in the Daré Stock Purchase Agreement) as of June 9, 2017, Daré Stockholders will receive between 31,541,655 and 70,711,032 shares of Cerulean common stock (before giving effect to the reverse stock split described herein).

The number of shares of Cerulean stock to be issued to Daré Stockholders will not be affected by the trading price of Cerulean common stock, and based on current expectations regarding Cerulean’s and Daré’s Net Cash five business days prior to the closing of the Daré Transaction, and assuming stockholder approval of the Novartis Asset Sale Proposal and consummation of the Novartis Transaction, the holders of Daré equity securities are expected to hold approximately 51% of the outstanding Cerulean equity securities on a fully-diluted basis. If for any reason the Novartis Transaction is not consummated, based on current expectations regarding Cerulean’s and Daré’s Net Cash five business days prior to the closing of the Daré Transaction, the holders of Daré equity securities are expected to hold between approximately 60.0% and 56.6% (assuming an estimated range of between $3.0 million and $4.5 million for Cerulean’s Net Cash five business days prior to the closing of the Daré Transaction) of the outstanding Cerulean equity securities on a fully-diluted basis. However, the percentage to be owned by, and the exact number of shares that will be issued to, the holders of Daré equity securities will not be determined until shortly before closing, and therefore the Cerulean equityholders cannot be certain of the exact number of shares that will be issued to the holders of Daré equity securities when the Cerulean stockholders vote on the proposals at the special meeting.

After the Daré Transaction, Cerulean will change its corporate name to “Daré Bioscience, Inc.”

Q:	Why are Cerulean and Daré proposing the Daré Transaction?

A:	The Daré Transaction will result in the combined company becoming a healthcare company with a focus on the development and commercialization of products for women’s reproductive health, including Daré’s lead candidate, which is a clinical stage, non-hormonal contraceptive ring for monthly use that potentially addresses an unmet need. For a discussion of Cerulean’s reasons for the Daré Transaction, Cerulean urges you to read the section entitled “Reasons for the Novartis Transaction and the Daré Transaction,” beginning on page 95 of this proxy statement.

Q:	What will happen to Cerulean if, for any reason, the Daré Transaction does not close?

A:	If the Daré Transaction does not close for any reason, the Cerulean Board may elect to, among other things, attempt to complete another strategic transaction, attempt to sell or otherwise dispose of its various assets, otherwise liquidate its assets or dissolve Cerulean. Among other possible procedures for effecting these efforts, Cerulean may elect to pursue a case under the Bankruptcy Code. If Cerulean seeks another strategic transaction or attempts to sell or otherwise dispose of its various assets, there is no assurance that Cerulean will be able to do so, or that the terms would be equal to or superior to the terms of the Daré Transaction or as to the timing of such transaction. If Cerulean decides to dissolve, whether under the Bankruptcy Code or otherwise, it would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, prior to any distribution to stockholders. There can be no assurance as to the amount or timing of available cash left to distribute to stockholders, if any, after paying its debts and other obligations and setting aside funds for reserves. If the Cerulean Board decides to pursue a case under the Bankruptcy Code, it will not be required to seek stockholder approval for the commencement of such a case.

For information on reasons that the Daré Transaction might not close, see the sections entitled “Terms of the Daré Stock Purchase Agreement—Conditions to the Consummation of the Daré Transaction” and “Terms of the Daré Stock Purchase Agreement—Termination of the Daré Stock Purchase Agreement,” beginning on pages 140 and 150, respectively. For more information on potential consequences for Cerulean equityholders should the Daré Transaction not close, see the section entitled “Risk Factors,” beginning on page 41 of this proxy statement.

Q:	Is the Net Cash figure that will determine my future ownership in the combined company the same as the cash and cash equivalents figure shown in Cerulean’s historical financial statements or the Unaudited Pro Forma Combined Financial Data of the combined company?

A:	No. The cash and cash equivalents shown in Cerulean’s consolidated balance sheet as of March 31, 2017 solely reflects Cerulean’s financial position at March 31, 2017 and is a historical figure. The cash and cash equivalents shown in the unaudited pro forma combined financial information for the Daré Transaction is based on Cerulean’s balance sheet as of March 31, 2017, adjusted solely for the specific transactions described therein. For purposes of determining the ownership of Cerulean equityholders in the combined company, Cerulean and Daré have agreed to use each party’s Net Cash, as defined in the Daré Stock Purchase Agreement, five business days prior to the closing of the Daré Transaction, plus any cash proceeds from the Novartis Transaction. Cerulean’s cash and cash equivalents at the time of the Daré Transaction closing, if approved by stockholders, are expected to be materially lower than what is shown in the historical financial statements and the unaudited pro forma combined financial information.

Q:	Is Cerulean’s cash and cash equivalents at March 31, 2017 in the Unaudited Pro Forma Combined Financial Information an accurate estimate of Cerulean’s cash and cash equivalents as of the closing of the Novartis Transaction and the Daré Transaction?

A:	No. Cerulean’s cash and cash equivalents as of March 31, 2017 in the unaudited pro forma combined financial information is neither a prediction nor an estimate of Cerulean’s cash balances as of the closing of either transaction. Cerulean will continue to incur costs as it funds its operations through the closing of the Daré Transaction. As of the date of this proxy statement, based on Cerulean’s 2017 operating plan and its estimates regarding its rate of cash expenditures, including approximately $6 million to $8 million in the three months ended June 30, 2017 for employee salaries and benefits, professional fees, facility and other operating expenses and payments for previously incurred operating expenses, including for clinical trials, Cerulean estimates that its cash and cash equivalents as of June 30, 2017, assuming neither the Novartis Transaction nor the Daré Transaction has closed, will be between $4 million and $6 million.

If the Daré Transaction does not close for any reason, the Cerulean Board may elect to, among other things, attempt to complete another strategic transaction, attempt to sell or otherwise dispose of its various assets, otherwise liquidate its assets or dissolve Cerulean. If Cerulean decides to dissolve, whether under the Bankruptcy Code or otherwise, it would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, prior to any distribution to stockholders. There can be no assurance as to the amount or timing of available cash left to distribute to Cerulean stockholders, if any, after Cerulean pays its debts and other obligations and sets aside funds for reserves.

Q:	How is the Net Cash figure that will determine my future ownership in the combined company calculated?

A:	“Net Cash” is defined in the Daré Stock Purchase Agreement and is a negotiated term intended to represent the current assets minus current liabilities of each party, further reduced by certain other specified expenses. Cerulean’s Net Cash definition reflects reductions for a number of lease payments under its existing lease as well as other contractually agreed payments that will be owed upon consummation of the Daré Transaction. Net Cash as used herein is not a GAAP financial measure and does not reflect the expected cash and cash equivalents on hand or balance sheet of Cerulean as of any specified date. See “Terms of the Daré Stock Purchase Agreement—Exchange Ratio; Net Cash Calculation,” beginning on page 137 of this proxy statement for additional information on the calculation of Net Cash.

Based on Cerulean’s 2017 operating plan and its estimates as of the date of this proxy statement regarding its rate of cash expenditures and the closing date of the Daré Transaction, Cerulean estimates that its Net Cash (as defined in the Daré Stock Purchase Agreement) at the time of closing the Daré Transaction, which will be used to calculate the ownership interest of the Cerulean stockholders, will be between $3.0 million and $4.5 million if the Novartis Transaction is not closed and between $9.0 million and $10.5 million if the Novartis Transaction is closed.

Q:	What is the consideration to be paid by Cerulean in the transaction?

A:	At the closing of the transaction, all of the outstanding shares of capital stock of Daré immediately prior to the closing of the Daré Transaction will be exchanged for a specified number of shares of Cerulean common stock, and Cerulean will assume all outstanding stock options and any warrants of Daré. The number of shares to be issued to Daré Stockholders in total is based on an exchange ratio calculated based on the relative stipulated valuations of each of Daré and Cerulean determined in accordance with the terms of the Daré Stock Purchase Agreement, as described in the section entitled “Terms of the Daré Stock Purchase Agreement—Exchange Ratio; Net Cash Calculation,” beginning on page 137 of this proxy statement. The consideration that each Daré Stockholder will receive at closing depends on an allocation schedule that Daré will deliver to Cerulean prior to closing, which reflects the consideration that each Daré Stockholder is due upon closing of the Daré Transaction according to Daré’s organizational documents.

In connection with the Daré Transaction, each outstanding Daré option that is not exercised prior to the closing of the Daré Transaction will be assumed on the same terms and conditions as were applicable under the Daré share incentive plan, into an option to acquire such number of shares of Cerulean common stock as is equal to the number of Daré shares subject to such unexercised option multiplied by an exchange ratio described in the section entitled “Terms of the Daré Stock Purchase Agreement—Exchange Ratio; Net Cash Calculation,” beginning on page 137 of this proxy statement, at a correspondingly adjusted exercise price.

In connection with the Daré Transaction, each outstanding warrant of Daré that is not exercised prior to the closing of the Daré Transaction will be assumed by Cerulean on the same terms and conditions into a warrant to acquire such number of shares of Cerulean common stock as is equal to the number of Daré shares subject to the warrant multiplied by an exchange ratio described in the section entitled “Terms of the Daré Stock Purchase Agreement—Exchange Ratio; Net Cash Calculation,” beginning on page 137 of this proxy statement, at a correspondingly adjusted exercise price.

Q:	In addition to the requirement of obtaining Cerulean stockholder approval, what else is required to consummate the Daré Transaction?

A:	In addition to the requirement of obtaining Cerulean stockholder approval, each of the other closing conditions set forth in the Daré Stock Purchase Agreement must be satisfied or waived, including:

•	the absence of any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule, or regulation prohibiting consummation of the Daré Transaction;

•	the approval of an initial listing application on The NASDAQ Capital Market with respect to the shares of Cerulean common stock to be issued in the Daré Transaction;

•	the accuracy of representations and warranties, subject to customary materiality standards; and

•	the performance of covenants in all material respects.

For a more complete description of the closing conditions under the Daré Stock Purchase Agreement, Cerulean urges you to read the section entitled “Terms of the Daré Stock Purchase Agreement—Conditions to the Consummation of the Daré Transaction,” beginning on page 140 of this proxy statement.

Q:	Who will be the directors of Cerulean following the Daré Transaction?

A:	The combined company’s board of directors will initially be fixed at five members, consisting of (i) three members designated by Daré: Roger Hawley as Chairman, Sabrina Martucci Johnson and Robin Steele and (ii) two board members designated by Cerulean: William H. Rastetter and Susan L. Kelley. For more information on the leadership of the combined company following the transaction, see the section entitled “Executive Officers and Directors Following the Daré Transaction,” beginning on page 208 of this proxy statement.

Q:	Who will be the executive officers of Cerulean immediately following the Daré Transaction?

A:	Immediately following the completion of the Daré Transaction, the executive management team of the combined company is expected to be composed of the current executive team of Daré: Sabrina Martucci Johnson, serving as Chief Executive Officer, and Lisa Walters-Hoffert, serving as Chief Financial Officer. For more information on the leadership of the combined company following the transaction, see the section entitled “Executive Officers and Directors Following the Daré Transaction,” beginning on page 208 of this proxy statement.

Q:	When do you expect the Daré Transaction to be consummated?

A:	Cerulean anticipates that the closing of the Daré Transaction will occur sometime soon after the Cerulean special meeting to be held on July 19, 2017, but Cerulean cannot predict the exact timing. For more information, please see the sections entitled “Terms of the Daré Stock Purchase Agreement—Conditions to the Consummation of the Daré Transaction,” beginning on page 140, and “The Daré Transaction—Expected Timing of the Daré Transaction,” beginning on page 111, each in this proxy statement.

Q:	What are the material U.S. federal income tax consequences of the Daré Transaction to Cerulean stockholders?

A:	Cerulean stockholders will not recognize gain or loss in connection with the Daré Transaction with respect to their shares of Cerulean common stock. For more information on the material U.S. federal income tax consequences of the Daré Transaction to Cerulean stockholders, see the section entitled “The Daré Transaction—Material U.S. Federal Income Tax Consequences to Cerulean Stockholders,” beginning on page 133 of this proxy statement.

Q:	What is the reverse stock split and why is it necessary?

A:	Pursuant to the Daré Stock Purchase Agreement, Cerulean agreed with Daré to seek stockholder approval for a reverse stock split to the extent necessary in order to maintain Cerulean’s listing on NASDAQ, with the specific terms to be proposed by Cerulean and approved by Daré (such approval not to be unreasonably withheld, conditioned or delayed). Based on information currently available to Cerulean, Cerulean anticipates that it will be unable to meet the $4.00 minimum bid price initial listing requirement at the closing of the Daré Transaction unless it effects a reverse stock split. Therefore Cerulean is seeking to effect a reverse stock split of Cerulean’s issued and outstanding shares of common stock, pursuant to which any number of outstanding shares between and including ten and 20 would be combined and reclassified into one share of Cerulean common stock, such number to be determined by the Cerulean Board at any time within six months of the date of the special meeting with the approval of Daré (the “reverse stock split”). The Cerulean Board believes that the completion of the reverse stock split will cause the price of Cerulean common stock to increase, which may encourage interest and trading in its common stock and may reduce the risk of a delisting of Cerulean common stock from NASDAQ. For more information on the reverse stock split, see the section entitled “Reverse Stock Split Proposal,” beginning on page 158 of this proxy statement.

Q:	As a Cerulean stockholder, how does the Cerulean Board recommend that I vote?

A:	The Cerulean Board unanimously recommends that you vote (1) “FOR” the Novartis Asset Sale Proposal; (2) “FOR” the Daré Share Issuance Proposal; (3) “FOR” the Reverse Stock Split Proposal; and (4) “FOR” the Adjournment Proposal. The approval by Cerulean stockholders of the Novartis Asset Sale Proposal is required to complete the Novartis Transaction described in this proxy statement. The approval by Cerulean stockholders of the Daré Share Issuance Proposal is required to complete the Daré Transaction described in this proxy statement. For more information on the Cerulean Board’s recommendations to Cerulean stockholders regarding the proposals to be voted on at the special stockholder meeting, see the section entitled “Information About the Special Meeting—Recommendation of the Cerulean Board of Directors,” beginning on page 73 of this proxy statement.

Q:	What risks should I consider in deciding whether to vote in favor of the proposals described in this proxy statement?

A:	You should carefully review the section entitled “Risk Factors,” beginning on page 41 of this proxy statement, which sets forth certain risks and uncertainties related to the Novartis Transaction and the Daré Transaction, including risks and uncertainties to which Cerulean, as an independent company, is subject, risks and uncertainties of the Daré business, which will be the business of the combined company following completion of the Daré Transaction, and additional risks and uncertainties to which the combined company will be subject.

Q:	Who can help answer my questions?

A:	If you would like to request documents or other information from Cerulean, please contact Cerulean’s proxy solicitor, Morrow Sodali, LLC, using the information below:

Stockholders May Call Toll-Free: (800) 662-5200

Stockholders May Email: cerulean.info@morrowsodali.com

SELECTED HISTORICAL AND UNAUDITED PRO FORMA

COMBINED FINANCIAL INFORMATION

Selected Historical Consolidated Financial Data of Cerulean

You should read the following selected consolidated financial data in conjunction with “Cerulean’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Cerulean’s consolidated financial statements and the related notes appearing elsewhere in this proxy statement. The following table summarizes Cerulean’s consolidated financial data. Cerulean has derived the consolidated statements of operations data for the years ended December 31, 2016, 2015 and 2014, and the consolidated balance sheet data at December 31, 2016 and 2015 from Cerulean’s audited consolidated financial statements included elsewhere in this proxy statement. The consolidated statement of operations data for the years ended December 31, 2013 and 2012, and consolidated balance sheet data as of December 31, 2014, 2013 and 2012 are from Cerulean’s audited consolidated financial statements that are not included in this proxy statement. The statement of operations data for the three months ended March 31, 2017 and 2016 and the balance sheet data as of March 31, 2017 have been derived from Cerulean’s unaudited financial statements included elsewhere in this proxy statement and have been prepared on the same basis as the audited financial statements. In the opinion of Cerulean’s management, the unaudited financial data reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements. Cerulean’s historical results for any prior period are not necessarily indicative of the results to be expected in any future period, and results for the three months ended March 31, 2017 are not necessarily indicative of the results that should be expected for the full year ending December 31, 2017.

	Three Months Ended March 31,		Years Ended December 31,
(in thousands, except share data and per share data)	2017	2016	2016	2015	2014	2013	2012
	(unaudited)
Consolidated Statement of Operations Data:
Revenue	$1,192	$—	$766	$—	$80	$6	$625
Operating expenses:
Research and development	4,651	9,770	27,565	25,948	11,772	9,700	15,807
General and administrative	3,587	3,118	10,355	11,224	8,587	6,166	6,393
Gain on asset sale	(1,500)	—	—	—	—	—	—

Total operating expenses	6,738	12,888	37,920	37,172	20,359	15,866	22,200

Other income (expense):
Interest income	33	16	86	10	9	2	2
Interest expense	(797)	(663)	(2,237)	(2,432)	(1,083)	(1,487)	(567)
Loss on extinguishment of debt	(29)	(7)	—	—	(2,493)	—	—
Decrease in value of preferred stock warrant liability	—	—	—	—	504	202	39

Total other expense, net	—	—	(2,151)	(2,422)	(3,063)	(1,283)	(526)

Net loss	(793)	(654)	(39,305)	(39,594)	(23,342)	(17,143)	(22,101)
Accretion of redeemable convertible preferred stock	—	—	—	—	—	—	(73)
Net loss attributable to common stockholders	$(6,339)	$(13,542)	$(39,305)	$(39,594)	$(23,342)	$(17,143)	$(22,174)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.22)	$(0.49)	$(1.42)	$(1.56)	$(1.60)	$(25.05)	$(36.39)

	Three Months Ended March 31,		Years Ended December 31,
(in thousands, except share data and per share data)	2017	2016	2016	2015	2014	2013	2012
	(unaudited)
Weighted-average common shares outstanding:
Basic and diluted	29,019,582	27,362,643	27,710,403	25,431,332	14,548,516	684,330	609,344

	As of March 31,	As of December 31,
(in thousands)	2017	2016	2015	2014	2013	2012
	(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$12,028	$34,950	$75,908	$51,174	$5,488	$16,707
Working capital (deficit)	$8,927	$19,851	$60,965	$44,775	$(8,699)	$10,540
Total assets	$15,953	$37,688	$78,225	$53,393	$6,827	$17,661
Long-term debt (including current portion)	$—	$12,821	$20,324	$3,124	$6,258	$9,127
Redeemable convertible preferred stock	$—	$—	$—	$—	$81,525	$83,751

Common stock	$3	$3	$3	$2	$—	$—
Additional paid in capital	$214,757	$213,788	$210,115	$167,104	$4,140	$1,257
Accumulated deficit	$(207,019)	$(200,680)	$(161,375)	$(121,781)	$(98,439)	$(81,296)
Total stockholders’ equity (deficit)	$7,741	$13,111	$48,743	$45,325	$(94,299)	$(80,039)

Selected Historical Financial Data of Daré

The following table summarizes Daré’s financial data. Daré has derived the statements of operations data for the year ended December 31, 2016 and for the period from May 28, 2015 (inception) through December 31, 2015 and the balance sheet data as of December 31, 2016 and 2015 from Daré’s audited financial statements included elsewhere in this proxy statement. The statement of operations data for the three months ended March 31, 2017 and 2016 and the balance sheet data as of March 31, 2017 have been derived from Daré’s unaudited financial statements included elsewhere in this proxy statement and have been prepared on the same basis as the audited financial statements. In the opinion of Daré’s management, the unaudited financial data reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements. You should read the following selected financial data together with Daré’s financial statements and the related notes appearing at the end of this proxy statement and “Daré’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page 197 of this proxy statement. Daré’s historical results for any prior period are not necessarily indicative of the results to be expected in any future period, and results for the three months ended March 31, 2017 are not necessarily indicative of the results that should be expected for the full year ending December 31, 2017.

	Three months ended March 31,		Year Ended December 31,	Period from May 28, 2015 (inception) through December 31, 2015
	2017	2016	2016
	(unaudited)
Statement of Operations Data:
Operating expenses:
General and Administrative expenses	$243,364	$109,155	$272,687	$55,148
License expenses	—	250,000	400,000	—

Total operating expenses	243,364	359,155	672,687	55,148

Operating Loss	(243,364)	(359,155)	(672,687)	(55,148)

Net Loss	$(243,364)	$(359,155)	$(672,687)	$(55,148)

	As of March 31,	As of December 31,
	2017	2016	2015
	(unaudited)
Balance Sheet Data:
Assets
Current Assets
Cash	$94,018	$44,614	$219,413
Prepaid expenses	2,800	—	250,000

Total current assets	96,818	44,614	469,413

Total assets	$96,818	$44,614	$469,413

Liabilities and Stockholders’ deficit
Current Liabilities
Accounts payable	192,838	12,678	13,401
Convertible promissory notes	797,500	697,500	500,000
Interest payable	60,462	45,057	2,959

Total current liabilities	1,050,800	755,235	516,360

Total liabilities	1,050,800	755,235	516,360

Commitments and contingencies

Stockholders’ deficit
Common stock: $.001 par value, 10,000,000 shares authorized, 9,100,000, 9,100,000 and 8,200,000 shares issued and outstanding at March 31, 2017, December 31, 2016 and 2015, respectively	$9,100	$9,100	$8,200
Additional paid-in capital	8,117	8,114	1
Accumulated deficit	(971,199)	(727,835)	(55,148)

Total stockholders’ deficit	(953,982)	(710,621)	(46,947)

Total liabilities and stockholders’ deficit	$96,818	$44,614	$469,413

Selected Unaudited Pro Forma Combined Financial Data of Cerulean and Daré

The following selected unaudited pro forma financial data presents the pro forma financial position and results of operations of (1) Cerulean based on the historical consolidated financial statements of Cerulean, after giving effect to the sale of substantially all of Cerulean’s lab equipment and an early termination payment by Cerulean to the landlord related to the termination of Cerulean’s facility lease (together, the “Cerulean Disposal Activities”) and the Novartis Transaction; (2) the combined business based on the historical consolidated financial statements of Cerulean and Daré, after giving effect to the Cerulean Disposal Activities and the Daré Transaction; and (3) the combined business based on the historical consolidated financial statements of Cerulean and Daré, after giving effect to the Cerulean Disposal Activities, the Novartis Transaction and the Daré Transaction. The Cerulean Disposal Activities have been completed and are not subject to stockholder approval at the special meeting.

The unaudited pro forma combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X. Accordingly, the historical consolidated financial data of Cerulean and Daré has been adjusted to give pro forma effect to events that are (i) directly attributable to the Novartis Transaction and the Daré Transaction, as applicable, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined results of operations of the combined company. In addition, the pro forma adjustments reflecting the completion of the Daré Transaction are based upon the application of the acquisition method of accounting in accordance with GAAP and upon the assumptions set forth in the unaudited pro forma combined financial statements.

The unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the periods presented.

The unaudited pro forma combined financial data is based on the audited financial statements of Cerulean and Daré as of December 31, 2016 and the unaudited financial statements of Cerulean and Daré as of March 31, 2017. As such, the financial data set forth below is not a prediction or estimate of the amounts that would be reflected in Cerulean’s balance sheet as of the day of closing of the transactions. Cerulean expects its actual current assets, including cash and cash equivalents, will be materially lower than the amounts presented in the unaudited pro forma combined financial data. Other than as disclosed in the footnotes thereto, the unaudited pro forma combined financial data does not reflect any additional liabilities, off-balance sheet commitments or other obligations that would be senior to the claims of a stockholder that may become payable after the date of such financial data. As of the date of this proxy statement, based on Cerulean’s 2017 operating plan and its estimates regarding its rate of cash expenditures, Cerulean estimates that its cash and cash equivalents as of June 30, 2017, assuming neither the Novartis Transaction nor the Daré Transaction has closed, will be between $4 million and $6 million.

The following selected unaudited pro forma combined financial data should be read in conjunction with the section entitled “Unaudited Pro Forma Combined Financial Information,” beginning on page 218, Cerulean’s financial statements and the notes thereto included in this proxy statement beginning on page F-1, Daré’s financial statements and the notes thereto beginning on page F-37, the sections entitled “Cerulean’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page 176, and “Daré’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page 197, and the other information contained in this proxy statement.

The following information does not give effect to the proposed reverse stock split of Cerulean common stock described in the section entitled “Reverse Stock Split Proposal,” beginning on page 158 of this proxy statement.

Unaudited Pro Forma Financial Information For Novartis Transaction

The following selected unaudited pro forma financial data presents the pro forma financial position and results of operations of Cerulean based on the historical consolidated financial statements of Cerulean, after giving effect to the Cerulean Disposal Activities and the Novartis Transaction.

The unaudited pro forma combined balance sheet data as of March 31, 2017 gives effect to the Cerulean Disposal Activities and the Novartis Transaction as if each took place on March 31, 2017. The unaudited pro forma combined statement of operations data for the three months ended March 31, 2017 gives effect to the Cerulean Disposal Activities and the Novartis Transaction as if each took place on January 1, 2017. The unaudited pro forma combined statement of operations data for the year ended December 31, 2016 gives effect to the Cerulean Disposal Activities and the Novartis Transaction as if each took place on January 1, 2016.

(in thousands, except share data and per share data)	For the Three Months Ended March 31, 2017	For the Year Ended December 31, 2016
Unaudited Pro Forma Condensed Consolidated Statement of Operations Data:
Research and development	$4,651	$27,565
General and administrative	$3,587	$10,355
Total operating expenses	$6,738	$37,920
Net loss	$(6,339)	$(39,305)
Basic and diluted net loss per share	$(0.22)	$(1.42)

(in thousands)	As of March 31, 2017
Unaudited Pro Forma Condensed Consolidated Balance Sheet Data:
Cash and cash equivalents(1)	$18,217
Working capital (deficit)	$17,230
Total assets	$21,526
Additional paid in capital	$214,757
Accumulated deficit	$(197,416)
Total stockholders’ equity (deficit)	$17,344

(1)	Cash and cash equivalents does not reflect costs relating to Cerulean’s operations through the closing of the Novartis Transaction and any additional expenses, liabilities or obligations that would be senior to the claims of a common stockholder.

Unaudited Pro Forma Financial Information For Daré Transaction

The following selected unaudited pro forma combined financial data presents the pro forma financial position and results of operations of the combined business based on the historical consolidated financial statements of Cerulean and Daré, after giving effect to the Cerulean Disposal Activities and the Daré Transaction.

As more fully described below in the section entitled “The Daré Transaction—Anticipated Accounting Treatment,” beginning on page 133, for accounting purposes, Daré is considered to be acquiring Cerulean in the Daré Transaction. The Daré Transaction will be accounted for under the acquisition method of accounting under GAAP. The unaudited pro forma combined balance sheet data as of March 31, 2017 gives effect to the Cerulean Disposal Activities and the Daré Transaction as if each took place on March 31, 2017. The unaudited pro forma combined statement of operations data for the three months ended March 31, 2017 gives effect to the Cerulean Disposal Activities and the Daré Transaction as if each took place on January 1, 2017. The unaudited pro forma combined statement of operations data for the year ended December 31, 2016 gives effect to the Cerulean Disposal Activities and the Daré Transaction as if each took place on January 1, 2016. In the unaudited pro forma combined financial data, the Daré Transaction has been accounted for as a business combination, with Daré being the accounting acquirer. The allocation of purchase consideration reflected in the unaudited pro forma combined financial data is preliminary and will be adjusted based on the fair value of purchase consideration on the closing date of the Daré Transaction and upon completion of the final valuations of the fair value of the assets acquired and liabilities assumed of Cerulean on the closing date of the Daré Transaction. Although Daré management believes that the fair values assigned to the assets to be acquired and liabilities to be assumed reflected in the unaudited pro forma combined financial data are based on reasonable estimates and assumptions using currently available data, the results of the final allocation could be materially different from the preliminary allocation.

(in thousands, except share data and per share data)	For the Three Months Ended March 31, 2017	Pro Forma Combined for the Year Ended December 31, 2016
Unaudited Pro Forma Condensed Consolidated Statement of Operations Data:
Research and development	$4,651	$27,965
General and administrative	$2,566	$10,586
Total operating expenses	$5,717	$38,551
Net loss	$(5,333)	$(39,978)
Basic and diluted net loss per share	$(0.07)	$(0.55)

(in thousands)	Pro Forma Combined as of March 31, 2017
Unaudited Pro Forma Condensed Consolidated Balance Sheet Data:
Cash and cash equivalents(1)	$12,311
Working capital (deficit)	$4,357
Total assets	$15,623
Additional paid in capital	$7,296
Accumulated deficit	$(4,200)
Total stockholders’ equity (deficit)	$3,103

(1)	Cash and cash equivalents does not reflect costs relating to Cerulean’s operations through the closing of the Daré Transaction and any additional expenses, liabilities or obligations that would be senior to the claims of a common stockholder.

Unaudited Pro Forma Financial Information For Novartis and Daré Transaction

The following selected unaudited pro forma combined financial data presents the pro forma financial position and results of operations of the combined business based on the historical consolidated financial statements of Cerulean and Daré, after giving effect to the Cerulean Disposal Activities, the Novartis Transaction and the Daré Transaction.

As more fully described below in the section entitled “The Daré Transaction—Anticipated Accounting Treatment,” beginning on page 133, for accounting purposes, Daré is considered to be acquiring Cerulean in the Daré Transaction. The Daré Transaction will be accounted for under the acquisition method of accounting under GAAP. The unaudited pro forma combined balance sheet data as of March 31, 2017 gives effect to the Cerulean Disposal Activities, the Novartis Transaction and the Daré Transaction as if each took place on March 31, 2017. The unaudited pro forma combined statement of operations data for the three months ended March 31, 2017 gives effect to the Cerulean Disposal Activities, the Novartis Transaction and the Daré Transaction as if each took place on January 1, 2017. The unaudited pro forma combined statement of operations data for the year ended December 31, 2016 gives effect to the Cerulean Disposal Activities, the Novartis Transaction and the Daré Transaction as if each took place on January 1, 2016. In the unaudited pro forma combined financial data, the Daré Transaction has been accounted for as a business combination, with Daré being the accounting acquirer. The allocation of purchase consideration reflected in the unaudited pro forma combined financial data is preliminary and will be adjusted based on the fair value of purchase consideration on the closing date of the Daré Transaction and upon completion of the final valuations of the fair value of the assets acquired and liabilities assumed of Cerulean on the closing date of the Daré Transaction. Although Daré management believes that the fair values assigned to the assets to be acquired and liabilities to be assumed reflected in the unaudited pro forma combined financial data are based on reasonable estimates and assumptions using currently available data, the results of the final allocation could be materially different from the preliminary allocation.

(in thousands, except share data and per share data)	For the Three Months Ended March 31, 2017	For the Year Ended December 31, 2016
Unaudited Pro Forma Condensed Consolidated Statement of Operations Data:
Research and development	$4,651	$27,965
General and administrative	$2,566	$10,586
Total operating expenses	$5,717	$38,551
Net loss	$(5,333)	$(39,978)
Basic and diluted net loss per share	$(0.09)	$(0.67)

(in thousands)	As of March 31, 2017
Unaudited Pro Forma Condensed Consolidated Balance Sheet Data:
Cash and cash equivalents(1)	$18,311
Working capital (deficit)	$12,857
Total assets	$21,623
Additional paid in capital	$7,297
Accumulated deficit	$5,668
Total stockholders’ equity (deficit)	$12,971

(1)	Cash and cash equivalents does not reflect costs relating to Cerulean’s operations through the closing of the Novartis Transaction and the Daré Transaction and any additional expenses, liabilities or obligations that would be senior to the claims of a common stockholder.

Comparative Historical and Unaudited Pro Forma Per Share Data

The information below reflects historical per share information for Cerulean and Daré and unaudited pro forma per share information of the combined company as if Cerulean and Daré had been combined as of or for the periods presented. The per share amounts below do not give effect to the proposed reverse stock split of Cerulean common stock described in the section entitled “Reverse Stock Split Proposal,” beginning on page 158 of this proxy statement.

The pro forma amounts in the tables below have been derived from the unaudited pro forma combined financial information included in the section entitled “Unaudited Pro Forma Combined Financial Information,” beginning on page 218 of this proxy statement. The pro forma amounts are presented for illustrative purposes only and are not necessarily indicative of what the financial position or the results of operations of the combined company would have been had Cerulean and Daré been combined as of or for the periods presented.

The tables below should be read in conjunction with the audited consolidated financial statements of Cerulean and the related notes, the audited financial statements of Daré and the related notes, and the unaudited pro forma combined financial information and the related notes, all of which are included elsewhere in this proxy statement.

CERULEAN

	As of or for the Year Ended December 31, 2016	As of or for the Three Months Ended March 31, 2017
Historical Per Common Share Data:
Basic and diluted net loss per share	$(1.42)	$(0.22)
Book value per share	$0.45	$0.27
Cash dividends declared per share	$—	$—

DARÉ

	As of or for the Year Ended December 31, 2016	As of or for the Three Months Ended March 31, 2017
Historical Per Ordinary Share Data:
Basic and diluted net loss per share	$(0.08)	$(0.03)
Book value per share	$(0.08)	$(0.10)
Cash dividends declared per share	$—	$—

Pro Forma Equivalent Common Share Data:(1)
Basic and diluted net loss per share	$(0.03)	$(0.01)
Book value per share	$(0.03)	$(0.04)
Cash dividends declared per share	$—	$—

(1)	Assumes holders of Daré equity securities receive 60% of the outstanding Cerulean equity securities on a fully-diluted basis.

UNAUDITED PRO FORMA COMBINED

	As of or for the Year Ended December 31, 2016	As of or for the Three Months Ended March 31, 2017
Pro Forma Per Common Share Data:
Basic and diluted net loss per share	$(0.67)	$(0.09)
Book value per share	$0.27	$0.21
Cash dividends declared per share	$—	$—

DESCRIPTION OF CERULEAN COMMON STOCK

The following description of Cerulean’s capital stock is intended as a summary only and therefore is not a complete description of Cerulean’s capital stock. This description is based upon, and is qualified by reference to, Cerulean’s certificate of incorporation, Cerulean’s by-laws and applicable provisions of Delaware corporate law. You should read Cerulean’s certificate of incorporation and by-laws for the provisions that are important to you.

Cerulean’s authorized capital stock consists of 120,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of June 9, 2017, 29,031,728 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Common Stock

Voting Rights

Holders of Cerulean’s common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, except that unless otherwise required by law, holders of Cerulean’s common stock are not entitled to vote on any amendment to the certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock, if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more such other series, to vote thereon pursuant to the certificate of incorporation. Holders of Cerulean’s common stock do not have cumulative voting rights.

An election of directors will be decided by a plurality of the votes cast by the stockholders entitled to vote on the election at a duly held stockholders’ meeting at which a quorum is present. All other questions will be decided by a majority of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present, except when a different vote is required by law, Cerulean’s certificate of incorporation or by-laws.

Dividends

Holders of common stock are entitled to receive proportionately any dividends as may be declared by the Cerulean Board, subject to any preferential dividend or other rights of any series of preferred stock that Cerulean may designate and issue in the future.

Liquidation and Dissolution

In the event of Cerulean’s liquidation or dissolution, the holders of common stock are entitled to receive proportionately Cerulean’s net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Other Rights

Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that Cerulean may designate and issue in the future.

Transfer Agent and Registrar

The transfer agent and registrar for Cerulean’s common stock is American Stock Transfer & Trust Company, LLC.

Preferred Stock

Cerulean is authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of the Cerulean Board. The Cerulean Board is authorized to fix the designation of the series, the number of authorized shares of the series, dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, powers, preferences and limitations applicable to each series of preferred stock. There are no shares of preferred stock outstanding, and Cerulean has no present plans to issue any shares of preferred stock.

Stock Options

As of May 31, 2017, there were options to purchase a total of 5,441,117 shares of Cerulean common stock outstanding at a weighted average exercise price of $3.36 per share.

Provisions of Cerulean’s Certificate of Incorporation and By-laws and Delaware Law That May Have Anti-Takeover Effects

Staggered Board; Removal of Directors

Cerulean’s certificate of incorporation and bylaws divide the Cerulean Board into three classes with staggered three-year terms. In addition, Cerulean’s certificate of incorporation and bylaws provide that directors may be removed only for cause and only by the affirmative vote of the holders of 75% of Cerulean’s shares of capital stock present in person or by proxy and entitled to vote. Under Cerulean’s certificate of incorporation and bylaws, any vacancy on the Cerulean Board, including a vacancy resulting from an enlargement of the Cerulean Board, may be filled only by vote of a majority of its directors then in office. Furthermore, Cerulean’s certificate of incorporation provides that the authorized number of directors may be changed only by the resolution of the Cerulean Board. The classification of the Cerulean Board and the limitations on the ability of Cerulean’s stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of Cerulean.

Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations

Cerulean’s certificate of incorporation and bylaws provide that any action required or permitted to be taken by Cerulean’s stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Cerulean’s certificate of incorporation and bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of the Cerulean Board, its chief executive officer, its president or its board of directors. In addition, Cerulean’s bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the Cerulean Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Cerulean Board, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to Cerulean’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of Cerulean’s outstanding voting securities. These provisions also could discourage a third party from making a tender offer for Cerulean’s common stock because even if the third party acquired a majority of Cerulean’s outstanding voting stock, it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting and not by written consent.

Super-Majority Voting

The DGCL provides generally that the affirmative vote of a majority of the shares present and entitled to vote on any matter is required to amend a corporation’s bylaws unless a corporation’s certificate of incorporation or bylaws requires a greater percentage. Cerulean’s bylaws may be amended or repealed by a majority vote of the

Cerulean Board or the affirmative vote of the holders of at least 75% of the votes that all Cerulean’s stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes that all Cerulean’s stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of Cerulean’s certificate of incorporation described above.

No Action By Written Consent

Cerulean’s restated certificate of incorporation provides that Cerulean’s stockholders may not act by written consent and may only act at duly called meetings of stockholders.

Delaware Business Combination Statute

We are subject to Section 203 of the DGCL. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock.

Section 203 refers to a 15% stockholder as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the time the stockholder acquires 15% or more of Cerulean’s outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:

•	a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the interested stockholder, and

•	any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of Cerulean’s capital stock.

The shares held by the interested stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

The prohibition against these transactions does not apply if:

•	prior to the time that any stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of Cerulean’s outstanding voting stock, or

•	the interested stockholder owns at least 85% of Cerulean’s outstanding voting stock as a result of a transaction in which such stockholder acquired 15% or more of Cerulean’s outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

On March 19, 2017, the Cerulean Board approved the transaction contemplated by the Daré Stock Purchase Agreement, rendering the restrictions on business combinations set forth in Section 203 inapplicable to the Daré Transaction to the fullest extent permitted by applicable law.

NASDAQ Capital Market Listing

Cerulean’s common stock is currently listed on The NASDAQ Capital Market under the symbol “CERU.” On May 5, 2017, NASDAQ notified Cerulean that it was not in compliance with the $1.00 minimum bid price because the minimum bid price of Cerulean’s common stock fell below $1.00 for 30 consecutive business days. Cerulean was provided an initial period of 180 calendar days, or until November 1, 2017, to regain compliance with the listing requirements. If, at any time before November 1, 2017, the bid price for Cerulean’s common stock closes at $1.00 or more for a minimum of 10 consecutive business days it may be eligible to regain compliance with the minimum bid. Further, on May 19, 2017, Cerulean received written notification from NASDAQ that it was not in compliance with the minimum stockholders’ equity standard for continued listing on the NASDAQ Global Market, which requires that a company maintain a minimum of $10,000,000 in stockholders’ equity. To resolve this notification, Cerulean transferred its common stock to The NASDAQ Capital Market. The Daré Stock Purchase Agreement requires Cerulean to use its commercially reasonable efforts to continue its existing listing on NASDAQ and to cause the shares of Cerulean common stock being issued in the Daré Transaction to be approved for listing, subject to notice of issuance, on The NASDAQ Capital Market at or prior to the consummation of the Daré Transaction. Therefore, Cerulean, in coordination with Daré, has filed certain notifications, including an initial listing application with NASDAQ, in satisfaction of Cerulean’s obligations under the Daré Stock Purchase Agreement, and toward fulfillment of a condition to the consummation of the Daré Transaction under the Daré Stock Purchase Agreement (which is more fully described in the section of this proxy statement entitled, “Terms of the Daré Stock Purchase Agreement—Conditions to the Consummation of the Daré Transaction”). If the initial listing application of the combined company for The NASDAQ Capital Market is not approved, Daré could waive this closing condition to the Daré Transaction, but there can be no assurance that Daré will waive this closing condition.

DESCRIPTION OF DARÉ’S CAPITAL STOCK

Under its current Certificate of Incorporation, or the Daré Charter, Daré is authorized to issue up to 10,000,000 shares of common stock ($0.001 par value per share). The following summary of certain provisions of Daré capital stock does not purport to be complete. You should refer to the Daré Charter, which is included as Annex E to this proxy. The summary below is also qualified by provisions of applicable law. Prior to the consummation of the Daré Transaction, Daré will amend its charter to increase the authorized shares of Daré common stock to permit the conversion of convertible promissory notes, together with accrued interest and conversion premiums related to such convertible notes, into shares of Daré’s common stock. All outstanding convertible promissory notes, together with accrued interest and conversion premiums related to such convertible notes, will be converted into shares of Daré common stock. Following the amendment of the charter and conversion of the convertible promissory notes outstanding as of May 31, 2017, Daré will have 15,377,525 shares of Daré common stock outstanding (as further described below) and 21,855,157 shares of Daré common stock authorized.

Common Stock

Every holder of Daré common stock present in person or by proxy at a duly called meeting of its stockholders is entitled to one vote for each share of Daré common stock held on all matters submitted to a vote of Daré stockholders. Holders of Daré common stock do not have cumulative voting rights. Holders of Daré common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to shares of Daré common stock. In the event of any liquidation, dissolution or winding-up of Daré’s affairs, holders of Daré common stock will be entitled to share ratably in assets remaining following payment or provision for payment of all of our debts and obligations.

Preferred Stock

The Daré Charter does not authorize the issuance of any shares of Preferred Stock.

Dividends

Daré has never declared or paid any dividends on its common stock and does not currently anticipate declaring or paying dividends on its common stock in the foreseeable future.

Market Information

Currently, there is no established trading market for Daré common stock. As of May 31, 2017, there were 9,100,000 shares of Daré common stock outstanding. This number includes 1,100,000 shares of Daré restricted common stock issued pursuant to the Daré 2015 Employee, Director and Consultant Equity Incentive Plan, or the Daré Plan, as of May 31, 2017.

This number excludes the following:

•	6,277,525 shares of Daré common stock issuable upon the conversion of certain convertible promissory notes outstanding as of May 31, 2017 to be automatically converted as a result of and immediately prior to the consummation of the Daré Transaction;

•	50,000 shares of Daré common stock subject to options outstanding as of May 31, 2017, at a weighted average exercise price of $0.001 per share;

•	175,000 shares of Daré common stock subject to warrants outstanding as of May 31, 2017, at a weighted average exercise price of $0.01 per share and subject to vesting over a 13-month period; and

•	350,000 shares of Daré common stock available for future issuance under the Daré Plan as of May 31, 2017.

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of May 31, 2017.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(1)
Equity compensation plans approved by security holders(1)	1,500,000		350,000
Equity compensation plans not approved by security holders	—	—	—
Total	1,500,000		350,000

(1)	Consists of 350,000 shares of Daré common stock available for future issuance under the Daré Plan, 50,000 shares subject to options issued and outstanding under the Daré Plan as of May 31, 2017 and 1,100,000 shares issued as restricted stock grants pursuant to the Daré Plan.

MARKET PRICE AND DIVIDEND INFORMATION

Market Price of Cerulean Common Stock

Cerulean’s common stock currently trades under the symbol “CERU” on The NASDAQ Capital Market and has been publicly traded since April 2014. Prior to this time, there was no public market for Cerulean’s common stock. The following table sets forth the high and low sales price of Cerulean’s common stock as reported on The NASDAQ Global Market or The NASDAQ Capital Market, as applicable, for the periods indicated. These per share prices do not give effect to the proposed reverse stock split of Cerulean common stock, which is intended to be implemented prior to the consummation of the Daré Transaction.

	High	Low
Year Ended December 31, 2015
First quarter	$10.87	$5.68
Second quarter	$9.24	$4.25
Third quarter	$5.20	$2.77
Fourth quarter	$4.30	$2.79

Year Ended December 31, 2016
First quarter	$3.62	$1.82
Second quarter	$4.33	$1.94
Third quarter	$3.37	$0.92
Fourth quarter	$1.20	$0.63

Year Ending December 31, 2017
First quarter	$3.58	$0.66
Second quarter (through June 15, 2017)	$0.81	$0.33

On March 17, 2017, the last trading day prior to the Cerulean Board’s approval of the Daré Transaction, the reported closing price for Cerulean common stock was $3.32 per share. On June 15, 2017, the latest practicable trading date before the filing of this proxy statement, the reported closing price of Cerulean common stock was $0.35 per share.

Because the price of Cerulean common stock is subject to fluctuation, the market value of the shares of Cerulean common stock that Daré Stockholders will be entitled to receive pursuant to the terms of the Daré Stock Purchase Agreement may increase or decrease.

If the application for initial listing with NASDAQ is approved, following the consummation of the Daré Transaction, Cerulean common stock will be listed on The NASDAQ Capital Market and will trade under Cerulean’s new name, “Daré Bioscience, Inc.” and new trading symbol, “DARE.”

As of June 9, 2017, the record date for the Cerulean special meeting, Cerulean had approximately 36 holders of its common stock. For detailed information regarding the beneficial ownership of certain stockholders of Cerulean, see the section entitled “Security Ownership of Certain Beneficial Owners and Management of Cerulean,” beginning on page 213 of this proxy statement.

Dividends

Neither Cerulean nor Daré has ever declared or paid cash dividends on its capital stock. Any determination to pay dividends following consummation of the Daré Transaction or otherwise will be at the discretion of Cerulean’s then-current board of directors and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors Cerulean’s then-current board of directors deems relevant.

RISK FACTORS

In addition to the other information contained in this proxy statement, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Information,” beginning on page 71 of this proxy statement, you should carefully consider the following risk factors when deciding whether to vote to approve the proposals described in this proxy statement. You should also consider the information in Cerulean’s other reports on file with the SEC that are incorporated by reference into this proxy statement, including the risks related to the Cerulean business that are incorporated by reference from Cerulean’s Quarterly Report on Form 10-Q filed on May 12, 2017. See “Where You Can Find More Information; Incorporation by Reference,” beginning on page 240 of this proxy statement.

The following sets forth certain risks and uncertainties related to the Transactions, including risks and uncertainties to which Cerulean, as an independent company, is subject, risks and uncertainties related to the Daré business, which will be the business of the combined company following completion of the Daré Transaction, and additional risks and uncertainties to which the combined company will be subject.

Risks Related to the Novartis Transaction

Cerulean’s strategic transaction with Novartis may not be consummated or may not deliver the anticipated benefits Cerulean expects.

Cerulean is devoting a significant proportion of its time and resources to consummating the Novartis Transaction, however, there can be no assurance that such activities will result in such consummation. Consummation of the Novartis Transaction is subject to Cerulean obtaining, pursuant to Delaware law, the approval of the holders of at least a majority of the outstanding shares of Cerulean’s common stock for the sale of its assets in the Novartis Transaction. Each party’s obligation to consummate the Novartis Transaction is also subject to other specified customary conditions, including (1) the representations and warranties of the other party being true and correct as of the closing date of the Novartis Transaction, generally subject in the case of Novartis’ representations and warranties to an overall materiality qualification, and (2) the performance in all material respects by the other party of its obligations under the Novartis Asset Purchase Agreement, including in Cerulean’s case by obtaining all necessary corporate and third-party consents. In the event that any of these closing conditions is not satisfied, Cerulean may not be able to consummate the Novartis Transaction. In addition, even if Cerulean is able to consummate the Novartis Transaction, such transaction may not deliver the benefits it anticipates or enhance stockholder value.

Potential litigation filed against Cerulean could prevent or delay the completion of the Novartis Transaction or result in the payment of damages following completion of the Novartis Transaction.

Cerulean and members of its board of directors or executive officers may in the future be parties, among others, to claims and litigation related to the Novartis Transaction, including putative stockholder class actions. Among other remedies, the plaintiffs in such matters could seek to enjoin the Novartis Transaction. The results of complex legal proceedings are difficult to predict, and could delay or prevent the Novartis Transaction from being completed in a timely manner or at all. In addition, the existence or threat of litigation relating to the Novartis Transaction could impact the likelihood of obtaining approval from Cerulean’s stockholders of the Novartis Transaction. Moreover, any future litigation could be time consuming and expensive, could divert Cerulean’s attention away from regular business, and, if any potential lawsuit is adversely resolved, could have a material adverse effect on Cerulean’s results of operations and financial condition.

One of the conditions to the closing of the Novartis Transaction is that the consummation of the Novartis Transaction not violate any applicable national, supranational, federal, state, local, or foreign law, statute, ordinance, principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license, or permit of any governmental authority. Consequently, if a settlement or other resolution is not reached in any potential lawsuit and the plaintiffs secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting Novartis’ and/or Cerulean’s ability to complete the Novartis Transaction, such injunctive or other relief may prevent the Novartis Transaction from being completed in a timely manner, or at all.

The announcement and pendency of the Novartis Transaction, whether or not consummated, may adversely affect the trading price of Cerulean’s common stock and its business prospects.

The announcement and pendency of the Novartis Transaction, whether or not consummated, may adversely affect the trading price of Cerulean’s common stock and its business prospects. For example, the closing price of Cerulean’s common stock as reported by NASDAQ Global Market on March 17, 2017, prior to Cerulean’s announcement of the Novartis Transaction, was $3.32 per share, and the closing price of Cerulean’s common stock as reported by the NASDAQ Capital Market on June 15, 2017 was $0.35 per share. This decline may be attributable in part to such announcement. In the event that the Novartis Transaction is not completed, the announcement of the termination of the Novartis Asset Purchase Agreement may also adversely affect the trading price of Cerulean’s common stock and its business prospects.

Failure to consummate the Novartis Transaction could harm Cerulean’s common stock price and its future business and operations.

The Novartis Transaction will not be consummated if the conditions precedent to the consummation of the transaction are not satisfied or waived, or if the Novartis Asset Purchase Agreement is terminated in accordance with its terms. If the Novartis Transaction is not consummated, the price of Cerulean’s common stock may decline and remain volatile. Additionally, if the Novartis Transaction is not consummated, its stockholders may own less of the resulting company after consummation of the Daré Transaction than it would if the Novartis Transaction was consummated.

Furthermore, if the Novartis Transaction does not close for any reason, the Cerulean Board may elect to, among other things, attempt to complete another strategic transaction, attempt to sell or otherwise dispose of the Platform, attempt to continue the currently existing research collaboration with Novartis, seek to continue to operate the Platform or dissolve Cerulean. If Cerulean seeks another strategic transaction or attempts to sell or otherwise dispose of the Platform, there is no assurance that it will be able to do so, that the terms would be equal to or superior to the terms of the Novartis Transaction or as to the timing of such transaction. If Cerulean attempts to continue the currently existing research collaboration with Novartis, Cerulean may not be able to perform its obligations thereunder with its currently available resources and personnel and/or Novartis may elect to exercise its termination rights thereunder. If Cerulean decides to dissolve and liquidate its assets, it would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurance as to the amount or timing of available cash left to distribute to stockholders after paying its debts and other obligations and setting aside funds for reserves.

If Cerulean were to seek to continue to operate the Platform, it would need to determine whether and how to continue discovery and research programs. Cerulean would also need to raise funds to support continued operations, which it may be unable to do in a timely fashion, upon attractive terms, or at all, and re-assess its workforce requirements in consideration of its previously announced reduction in force.

Risks Related to the Daré Transaction

Cerulean’s strategic transaction with Daré may not be consummated or may not deliver the anticipated benefits Cerulean expects.

Cerulean is devoting a significant proportion of its time and resources to consummating the Daré Transaction, however, there can be no assurance that such activities will result in such consummation.

Consummation of the Daré Transaction is subject to certain closing conditions, including, among others, (1) approval of the issuance of the shares of Cerulean’s common stock in the Daré Transaction by its stockholders in accordance with applicable NASDAQ rules, which (assuming a quorum is present) require the affirmative vote of a majority of the shares of Cerulean’s common stock, present in person or represented by proxy and voting affirmatively or negatively on the subject matter (excluding broker non-votes and abstentions); (2) the absence of any order, executive order, stay, decree, judgment or injunction or statute, rule or regulation that makes the consummation of the Daré Transaction illegal, or otherwise prohibits the consummation of the Daré Transaction, and (3) the approval of the NASDAQ Initial Listing Application—For Companies Conducting a Business Combination that Results in a Change of Control with respect to the shares of Cerulean’s common stock to be issued in connection with the Daré Transaction. Each party’s obligation to consummate the Daré Transaction is also subject to other specified customary conditions, including (1) the representations and warranties of the other party (with Daré and the Selling Stockholders being considered together for such purposes) being true and correct as of the date of the Daré Stock Purchase Agreement and as of the closing date of the Daré Transaction, generally subject to an overall material adverse effect qualification, and (2) the performance in all material respects by the other party (with Daré and the Selling Stockholders being considered together for such purposes) of its obligations under the Daré Stock Purchase Agreement. In the event that any one of these closing conditions is not satisfied or waived, Cerulean may not be able to consummate the Daré Transaction. In addition, even if Cerulean is able to consummate the Daré Transaction, such transaction may not deliver the benefits it anticipates or enhance stockholder value. There can be no assurance that Daré will waive any of these closing conditions. If the Daré Transaction is consummated following the waiver by Daré or Cerulean of any of these closing conditions, the Daré Transaction may not deliver the benefits that satisfaction of such closing condition would have for Cerulean’s stockholders.

Current Cerulean equityholders may own less equity in the combined company than Cerulean currently expects.

Because the exchange ratio for the Daré equity securities is adjustable upward or downward based on Cerulean’s and Daré’s Net Cash five business days prior to the closing of the Daré Transaction, Cerulean is not currently able to determine the exact number of shares that will be issued to or reserved for the current Cerulean equityholders upon the consummation of the Daré Transaction. Based on current expectations regarding Cerulean’s and Daré’s Net Cash five business days prior to the closing of the Daré Transaction, and assuming stockholder approval of the Novartis Asset Sale Proposal and consummation of the Novartis Transaction, the current Cerulean equityholders are expected to hold approximately 49% of the outstanding Cerulean equity securities on a fully-diluted basis (with the number of outstanding Cerulean equity securities on a fully-diluted basis upon the closing of the Daré Transaction calculated (a) in the case of Cerulean equity securities issued in the Daré Transaction in exchange for Daré equity securities, in accordance with the treasury method of accounting for options and warrants based on an implied share price using the valuation ascribed to Daré pursuant to the terms of the Daré Stock Purchase Agreement, and (b) in the case of securities representing Cerulean equity securities outstanding immediately prior to the closing, assuming that options and warrants to acquire a total of 1,273,000 shares of Cerulean common stock (such amount representing the number of shares of Cerulean common stock subject to outstanding options and warrants that the parties to the Daré Stock Purchase Agreement agreed to include in calculations for this purpose, none of which are expected to be in-the-money at closing) are outstanding immediately prior to the closing). However, if for any reason the Novartis Transaction does not close, or if the Net Cash of Cerulean is otherwise lower than Cerulean expects at closing of the Daré Transaction, the current Cerulean equityholders will hold a lower percentage of equity securities in the combined company, subject to a floor of 30% of the outstanding equity securities on a fully-diluted basis.

The exchange ratio is not adjustable based on the market price of Cerulean common stock, so if the market price of Cerulean common stock were to increase or decrease prior to the closing of the Daré Transaction, then the value of the transaction consideration to Daré could have greater or lesser value at the closing than at the time the Daré Stock Purchase Agreement was signed.

The Daré Stock Purchase Agreement has set the exchange ratio for the Daré equity securities, and the exchange ratio is only adjustable upward or downward based on Cerulean’s and Daré’s Net Cash five business days prior to the closing of the Daré Transaction, including, in the case of Cerulean, any proceeds resulting from the Novartis Transaction. Any changes in the market price of Cerulean common stock before the completion of the Daré Transaction will not affect the number of equity securities Daré equityholders will be entitled to receive pursuant to the Daré Stock Purchase Agreement. Rather, because the exchange ratio does not adjust as a result of changes in the value of Cerulean common stock, if before the completion of the Daré Transaction, the market price of Cerulean common stock increases from the market price on the date of the Daré Stock Purchase Agreement, then Daré equityholders would receive Daré Transaction consideration with more value than it had at the time the Daré Stock Purchase Agreement was signed. The Daré Stock Purchase Agreement does not include a price-based termination right.

Cerulean’s cash and cash equivalents are expected to materially decrease as Cerulean approaches the potential closing of the Daré Transaction. If the Daré Transaction does not close, Cerulean’s cash and cash equivalents after paying outstanding obligations and setting aside funds for reserves will be materially lower than its cash and cash equivalents reflected in the financial statements included in this proxy statement.

The financial statements of Cerulean provided in this proxy statement, including the unaudited pro forma combined financial data, have been prepared based on the financial position of Cerulean as of December 31, 2016 and March 31, 2017, as applicable, and are not a prediction or estimate of what Cerulean’s financial position will be at the closing of the Daré Transaction. Cerulean expects its current assets, including cash and cash equivalents, to decrease as it funds its operations through the period approaching the potential closing of the Daré Transaction. As of the date of this proxy statement, based on Cerulean’s 2017 operating plan and its estimates regarding its rate of cash expenditures, including approximately $6 million to $8 million in the three months ended June 30, 2017 for employee salaries and benefits, professional fees, facility and other operating expenses and payments for previously incurred operating expenses, including for clinical trials, Cerulean estimates that its cash and cash equivalents as of June 30, 2017, assuming neither the Novartis Transaction nor the Daré Transaction has closed, will be between $4 million and $6 million. In the event that the Daré Transaction does not close, Cerulean’s Board may elect to, among other things, dissolve the company and liquidate its assets whether under the Bankruptcy Code or otherwise. If the Cerulean Board decides to dissolve and liquidate its assets, it would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, prior to any distribution to stockholders. There can be no assurances as to the amount or timing of available cash left to distribute to stockholders, if any, after Cerulean pays its debts and other obligations and sets aside funds for reserves. Cerulean expects that the amount of cash left, if any, to distribute to Cerulean stockholders would be materially less than the expected cash and cash equivalents amounts set forth herein as of June 30, 2017 and/or the cash and cash equivalent amounts set forth in the financial statements in this proxy statement.

Because the lack of a public market for Daré common stock makes it difficult to evaluate the fairness of the transaction, Cerulean may pay more than the fair market value of the Daré common stock.

The outstanding capital stock of Daré is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Daré. Because the percentage of Cerulean equity to be issued to Daré Stockholders was determined based on negotiations between the parties, it is possible that the value of the Cerulean common stock to be received by Daré Stockholders will be more, or less, than the fair market value of Daré.

Certain provisions of the Daré Stock Purchase Agreement may discourage third parties from submitting alternative acquisition proposals, including proposals that may be superior to the arrangements contemplated by the Daré Stock Purchase Agreement.

The terms of the Daré Stock Purchase Agreement prohibit each of Cerulean and Daré from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances, including when such party’s board of directors determines in good faith that an unsolicited alternative takeover proposal is a superior takeover proposal and is reasonably capable of being consummated. In addition, if the Daré Stock Purchase Agreement is terminated by Cerulean or Daré under certain circumstances, including because of a decision of the Cerulean Board to recommend a superior proposal, Cerulean would be required to pay a termination fee of $300,000 to Daré. This termination fee may discourage third parties from submitting alternative takeover proposals to Cerulean or its stockholders, and may cause the Cerulean Board to be less inclined to recommend an alternative proposal.

Potential litigation could prevent or delay the completion of the Daré Transaction or result in the payment of damages following completion of the Daré Transaction.

Cerulean and members of its board of directors or executive officers may in the future be parties, among others, to claims and litigation related to the Daré Transaction, including putative stockholder class actions. Among other remedies, the plaintiffs in such matters could seek to enjoin the Daré Transaction. The results of complex legal proceedings are difficult to predict, and could delay or prevent the Daré Transaction from being completed in a timely manner or at all. In addition, the existence or threat of litigation relating to the Daré Transaction could impact the likelihood of obtaining approval from Cerulean’s stockholders of the Daré Transaction. Moreover, any future litigation could be time consuming and expensive, could divert Cerulean’s attention away from the business, would further reduce Cerulean’s cash and cash equivalents and, if any potential lawsuit is adversely resolved, could have a material adverse effect on its results of operations and financial condition.

One of the conditions to the closing of the Daré Transaction is that no applicable governmental entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Daré Transaction illegal or otherwise prohibiting consummation of the Daré Transaction. Consequently, if a settlement or other resolution is not reached in any potential lawsuit and the plaintiffs secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting Daré’s and/or Cerulean’s ability to complete the Daré Transaction, such injunctive or other relief may prevent the Daré Transaction from being completed in a timely manner, or at all.

Cerulean’s officers and directors have interests in the Daré Transaction that may be different from, or in addition to, your interests as a stockholder of Cerulean.

When considering the recommendation of the Cerulean Board that Cerulean stockholders approve the proposals described in this proxy statement, Cerulean stockholders should be aware that officers and directors of Cerulean have certain interests in the Daré Transaction that may be different from, or in addition to, the interests of Cerulean stockholders more generally. These interests generally include, among others, the special treatment of outstanding stock options, the right to certain enhanced change in control and severance compensation and benefits and continued indemnification, expense advancement and insurance coverage. Additionally, Dr. Rastetter and Dr. Kelley are currently members of the Cerulean board of directors and are expected to continue on as directors of the combined company following the consummation of the transaction. For more information concerning the interests of Cerulean executive officers and directors, see the section entitled “The Daré Transaction—Interests of Cerulean’s Directors and Executive Officers,” beginning on page 112 of this proxy statement.

As a result of these interests, these officers and directors of Cerulean might be more likely to support and to vote in favor of the proposals described in this proxy statement than if they did not have these interests.

The announcement and pendency of the Daré Transaction, whether or not consummated, may adversely affect the trading price of Cerulean’s common stock and Cerulean’s business prospects.

The announcement and pendency of the Daré Transaction, whether or not consummated, may adversely affect the trading price of Cerulean’s common stock and its business prospects. For example, the closing price of Cerulean’s common stock as reported by NASDAQ Global Market on March 17, 2017, prior to the announcement of the Daré Transaction, was $3.32 per share, and the closing price of Cerulean’s common stock as reported by the NASDAQ Capital Market on June 15, 2017 was $0.35 per share. This decline may be attributable in part to such announcement. In the event that the Daré Transaction is not completed, the announcement of the termination of the Daré Stock Purchase Agreement may also adversely affect the trading price of Cerulean’s common stock and its business prospects.

Failure to consummate the Daré Transaction may result in Cerulean paying a termination fee to Daré and could harm Cerulean’s common stock price and its future business and operations.

The Daré Transaction will not be consummated if the conditions precedent to the consummation of the transaction are not satisfied or waived, or if the Daré Stock Purchase Agreement is terminated in accordance with its terms. If the Daré Transaction is not consummated, Cerulean is subject to the following risks, among others:

•	if the Daré Stock Purchase Agreement is terminated under certain circumstances, Cerulean will be required to pay Daré a termination fee of $300,000;

•	the price of Cerulean’s common stock may decline and remain volatile; and

•	Cerulean may have insufficient assets to continue operating its business or remain solvent and could be forced to dissolve the company and liquidate its assets to pursue a dissolution and liquidation.

If the Daré Transaction does not close for any reason, the Cerulean Board may elect to, among other things, attempt to complete another strategic transaction, attempt to sell or otherwise dispose of its various assets or dissolve the company and liquidate its assets. If Cerulean seeks another strategic transaction or attempts to sell or otherwise dispose of its various assets, there is no assurance that Cerulean will be able to do so, that the terms would be equal to or superior to the terms of the Daré Transaction or as to the timing of such transaction. If Cerulean decides to dissolve and liquidate its assets, Cerulean would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurance as to the amount or timing of available cash left to distribute to stockholders after paying its debts and other obligations and setting aside funds for reserves.

If Cerulean does not successfully consummate the transaction with Daré, its board of directors may elect to dissolve Cerulean. Among other possible procedures for effecting a dissolution, Cerulean may elect to pursue a case under the Bankruptcy Code. In the event of a dissolution, the amount of cash available for distribution to Cerulean equityholders, if any, will depend heavily on the nature and timing of such dissolution and any related transaction or liquidation.

If the Daré Transaction does not close for any reason, the Cerulean Board may elect to, among other things, dissolve the company. Among other possible procedures for effecting these efforts, Cerulean may elect to pursue a case under the Bankruptcy Code. If Cerulean decides to dissolve, whether under the Bankruptcy Code or otherwise, Cerulean would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, prior to any distribution to stockholders. There can be no assurances as to the amount or timing of available cash left to distribute to stockholders, if any, after paying its debts and other obligations and setting aside funds for reserves. If the Cerulean Board decides to pursue a case under the Bankruptcy Code, it will not be required to seek stockholder approval for the commencement of such a case.

In the event of a dissolution, the amount of cash available for distribution to Cerulean’s stockholders, if any, will depend heavily on the nature and timing of such dissolution and any related transaction or liquidation, since the amount of cash available for any distribution in that context continues to decrease as Cerulean funds its operations in preparation for the consummation of the Daré Transaction. In particular, the amount of cash available for distribution in the event of a dissolution will heavily depend on whether Cerulean consummates Novartis Transaction, in connection with which Cerulean would receive a $6.0 million purchase price. Further, the Daré Stock Purchase Agreement contains certain termination rights for each party, and provides that, upon termination under specified circumstances, Cerulean may be required to pay Daré a termination fee of $300,000, which would further decrease its available cash resources. If the Cerulean Board were to approve and recommend, and its stockholders were to approve, a dissolution under Delaware corporate law, Cerulean would be required to pay its outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to its stockholders. A similar requirement would apply in any dissolution of Cerulean under the Bankruptcy Code. Cerulean’s commitments and contingent liabilities may include (i) obligations under its employment and retention agreements with certain employees; and (ii) potential litigation against Cerulean, and other various claims and legal actions arising in the ordinary course of business. As a result of these requirements, a portion of Cerulean’s assets may need to be reserved pending the resolution of such obligations. In addition, Cerulean may be subject to litigation or other claims related to a dissolution of the company and any related transaction or liquidation. If a dissolution were pursued, the Cerulean Board, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve for contingent and unknown obligations. Accordingly, holders of Cerulean’s common stock could lose all or a significant portion of their investment in the event of its dissolution, whether under the Bankruptcy Code or otherwise. In the event that Cerulean were to pursue a case under Chapter 7 of the Bankruptcy Code, a Chapter 7 trustee would be appointed for Cerulean and that trustee would displace the Cerulean Board with respect to decisions regarding the dissolution of Cerulean and any related transaction or liquidation, but the same requirements regarding payment of and provision for obligations, prior to any distributions to stockholders, would apply in that context as well.

Risks Related to the Daré Business

Risks Related to Daré’s Financial Position and Limited Operating History

Daré’s limited operating history makes it difficult to evaluate its business and future viability.

Daré commenced operations in May 2015 and has a limited operating history on which to base an evaluation of its business and prospects. Daré is subject to the risks associated with many companies with a limited operating history, including: the need for additional financing; the uncertainty of research and development efforts resulting in successful regulatory approvals; unexpected issues with the United States Food and Drug Administration (“FDA”) or other federal or state regulatory authorities; regulatory setbacks and delays; competition from larger organizations; customer acceptance of new products; reliance on the proprietary technology of others; dependence on key personnel; uncertain patent protection; fluctuations in expenses; and dependence on corporate partners and collaborators. Any failure to address these risks and uncertainties could serious harm Daré’s business and prospects. Daré may not succeed given the technological, marketing, strategic and competitive challenges it will face. The likelihood of Daré’s success must be considered in light of the expenses, difficulties, complications, problems and delays frequently encountered in connection with the growth of a new business, the continuing development of new medical device technology, and the competitive and regulatory environment in which it operates or may choose to operate in the future.

Daré has incurred significant losses since its inception, expects to continue to incur losses in the foreseeable future and must raise additional funds to finance its operations and remain a going concern.

Since inception, Daré has incurred significant operating losses. Daré’s net loss was $243,364 for the three months ended March 31, 2017, $672,687 for the year ended December 31, 2016 and $55,148 for the period from May 28, 2015 (inception) through December 31, 2015. To date, Daré has financed its operations primarily through the issuance of convertible notes to related parties, and its operations have consumed substantially all of its cash reserves. As of March 31, 2017, Daré had cash on hand of approximately $94,018. Negative cash flows from its operations are expected to continue for the foreseeable future. Its utilization of cash has been and will continue to be highly dependent on its product development programs, particularly Ovaprene®. Cash expenses will reflect the cost of clinical studies and those of its partners in order to seek regulatory approval for its current and any potential future product candidates. Should Daré’s product development efforts be successful, Daré will need to develop a commercialization plan for each product, which would also require significant resources.

Daré will need to raise additional funds to finance its operations. Daré is pursuing forms of capital infusion, including public or private financing, strategic partnerships or other types of arrangements in order to continue the development of its product candidates; however, there can be no assurance that Daré will complete any financings, strategic alliances or collaborative development agreements, or that the terms of such financings, alliances or agreements would be advantageous to Daré.

Risks Related to the Clinical Development, Manufacturing and Commercialization of Daré’s Sole Product Candidate

Daré’s success will depend heavily on whether it can develop its sole product candidate, Ovaprene®. Failure to develop Ovaprene® would likely cause Daré’s business to fail.

Daré currently has only one product candidate, Ovaprene®, and its business depends almost entirely on the successful clinical development and regulatory approval of this candidate, which may never occur. Ovaprene® will require substantial clinical testing in order to demonstrate that it is a safe and effective contraceptive option. Daré has never received a regulatory approval for any product. Accordingly, even if Daré was able to obtain the requisite capital to conduct clinical trials for Ovaprene®, it may be unable to successfully develop or obtain regulatory approval for Ovaprene®, which would have a material adverse effect on its business and operations.

Daré is highly dependent on its license agreement with ADVA-Tec, Inc., and the loss of this license would have a materially adverse impact on Daré’s business prospects, operations and viability.

Daré signed a license agreement for the exclusive rights to develop and commercialize Ovaprene® worldwide from ADVA-Tec, Inc. (“ADVA-Tec”). The agreement provides that the license is contingent upon Daré having at least $1.25 million in net cash prior to September 15, 2017. If Daré does not have at least $1.25 million in net cash at any time prior to September 15, 2017, the license automatically terminates. Ovaprene® is currently Daré’s only product candidate, and as such, Daré’s license agreement with ADVA-Tec is critical to Daré’s business. If Daré is unable to meet the minimum cash requirement, or if Daré’s license agreement with ADVA-Tec is otherwise terminated or limited, Daré could lose the ability to develop and commercialize Ovaprene®, which would have a materially adverse impact on Daré’s business prospects, operations and viability. In addition to standard termination rights, the license agreement permits ADVA-Tec to terminate the license agreement if Daré (i) fails to make significant scheduled investments in product development activities over the course of the agreement, (ii) fails to commercialize Ovaprene® within six (6) months of Premarket Approval (“PMA”) from the FDA, (iii) with respect to the license in any particular country, fails to commercialize Ovaprene® in that particular country within three (3) years of the first commercial sale, (iv) develops or commercializes a non-hormonal ring-based vaginal contraceptive device or (v) fails to conduct certain clinical trials.

Daré’s lead product candidate Ovaprene® is a drug/device combination and the process for obtaining regulatory approval in the United States will require compliance with requirements of two agencies of the FDA. A change in the FDA’s primary oversight responsibility would adversely impact Daré’s development timeline and significantly raise its costs.

Ovaprene® is comprised of both device and drug components and is considered a combination product by the FDA. It has a contraceptive intravaginal ring design that includes a permeable mesh in the center of the ring that creates a partial barrier to sperm, and a release through the ring of locally acting spermiostatic agents. The barrier seeks to block the progression of sperm into the cervical mucus while the agents create an environment that is inhospitable to sperm. The FDA has different divisions responsible for assessing and approving devices and drugs. Center for Devices and Radiological Health (“CDRH”) has oversight responsibility for medical devices, while Center for Drug Evaluation and Research (“CDER”) has responsibility for drug products. Ovaprene® previously underwent a request for designation process with the FDA that determined that CDRH would lead the review. If the designation were to be changed to CDER, or if either division were to institute additional requirements for the approval of Ovaprene®, Daré could be required to complete clinical studies with more patients and over longer periods of time than is currently anticipated. This would require Daré to raise additional funds and would cause the company to miss anticipated timelines. Because Ovaprene® is the only product candidate in development, the impact of either a change in review agency or the imposition of additional requirements for approval would be significant to Daré and would have a material adverse effect on the prospects for the development of Ovaprene® and Daré’s business and financial condition.

Daré’s product candidate, Ovaprene®, may cause serious adverse events or undesirable side effects which may delay or prevent marketing approval, or, if approval is received, require it to be taken off the market, require it to include safety warnings or otherwise limit its sales.

Serious adverse events or undesirable side effects from Ovaprene® could arise either during clinical development or, if approved, after the approved product has been marketed. The results of future clinical studies may show that Ovaprene® causes serious adverse events or undesirable side effects, which could interrupt, delay, or cause the termination of clinical studies, resulting in delay of, or failure to obtain, marketing approval from the FDA and other regulatory authorities.

If Ovaprene® causes serious adverse events or undesirable side effects:

•	regulatory authorities may impose a clinical hold which could result in substantial delays and adversely impact Daré’s ability to continue development of the product;

•	regulatory authorities may require the addition of specific warnings or contraindications to product labeling or field alerts to physicians and pharmacies;

•	Daré may be required to change the way the product is administered or the labeling of the product;

•	Daré may be required to conduct additional clinical studies with more patients or over longer periods of time than anticipated;

•	Daré may be required to implement a risk minimization action plan, which could result in substantial cost increases and have a negative impact on Daré’s ability to commercialize the product;

•	Daré may be required to limit the patients who can receive the product;

•	Daré may be subject to promotional and marketing limitations on the product;

•	sales of the product may decrease significantly;

•	regulatory authorities may require Daré to take an approved product off the market;

•	Daré may be subject to litigation or product liability claims; and

•	Daré’s reputation may suffer.

Any of these events could prevent Daré from achieving or maintaining market acceptance of Ovaprene® or could substantially increase commercialization costs and expenses, which in turn could delay or prevent Daré from generating significant revenues from Ovaprene® sales.

Clinical studies required for Daré’s product candidates are expensive and time-consuming, and their outcome is uncertain.

To obtain FDA approval to market Ovaprene® or any other product candidate that is a medical device or drug, Daré must demonstrate that the product is safe and effective for its indicated use in humans. Meeting this requirement requires planning and performance of multiple “adequate and well controlled” clinical studies, usually conducted in three successive phases prior to marketing approval.

Conducting clinical studies is a lengthy, time-consuming, and expensive process. The length of time may vary substantially according to the type, complexity, novelty, and intended use of the product candidate, and each study can take several years or more to complete. Delays associated with clinical studies may cause Daré to incur additional operating expenses. Commencement and completion of clinical studies may be delayed by many factors, including, for example: inability to manufacture sufficient quantities of stable and qualified materials under current good manufacturing practices (“cGMP”) for use in clinical studies; slower than expected rates of patient recruitment; failure to recruit a sufficient number of patients; modification of clinical study protocols; changes in regulatory requirements for clinical studies; the lack of effectiveness during clinical studies; the emergence of unforeseen safety issues; delays, suspension, or termination of the clinical studies due to the institutional review board responsible for overseeing the study at a particular study site; and regulatory delays or “clinical holds” requiring suspension or termination of the studies.

The results from early clinical studies are not necessarily predictive of results obtained in later clinical studies. Accordingly, even if results from early clinical studies are positive, Daré may not be able to confirm the results in future clinical studies. Also, clinical studies may not demonstrate sufficient safety and effectiveness to obtain the requisite regulatory approvals for product candidates. The failure of clinical studies to demonstrate safety and effectiveness for the desired indications could harm the development of the product candidate, and such failure could cause Daré to abandon Ovaprene® and could delay development of other product candidates. Any delay in, or termination of, clinical studies would delay the filing of Daré’s pre-market submissions to the FDA and, ultimately, Daré’s ability to commercialize Ovaprene® and generate product revenues. Any change in, or termination of, clinical studies could materially harm Daré’s business, financial condition, and results of operations.

Daré will rely on third parties to conduct its clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, or comply with applicable regulations, Daré may be unable to obtain, or may experience delays in obtaining, regulatory approval of its products.

Daré intends to use the preclinical or clinical study expertise of third parties such as CROs to advance all of its current and future product candidates. Daré’s reliance on these third parties for development activities will reduce its ability to control directly the time and cost of these activities. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to Daré’s clinical protocols or for other reasons, Daré may be required to replace them, and Daré’s clinical trials may be extended, delayed or terminated.

Daré and its contracted CROs are required to comply with the FDA’s current good clinical practices (“cGCPs”) for conducting, recording and reporting the results of clinical studies to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of clinical study participants are protected. The FDA enforces cGCPs through periodic inspections of study sponsors, principal investigators, and clinical study sites. If Daré or any of its contracted CROs fails to comply with applicable cGCPs, the clinical data generated in the clinical studies may be deemed unreliable and the FDA may require Daré to perform additional clinical studies before approving any marketing applications. Upon inspection, the FDA may determine that Daré’s clinical studies did not comply with cGCPs. Accordingly, if Daré’s CROs fail to comply with these regulations or fail to recruit a sufficient number of patients, the clinical studies may be delayed or Daré may be required to repeat such clinical studies, which would delay the regulatory approval process.

Ovaprene® has only been manufactured by a sole third party manufacturer in small quantities to date, and Daré’s third party manufacturer may face delays or complications in manufacturing quantities of Ovaprene® in sufficient quantities to meet the demands of clinical trials and marketing. This reliance on a third party increases the risk that Daré will not have sufficient quantities of Ovaprene®, or such quantities at an acceptable cost, which could delay, prevent or impair Daré’s development or commercialization efforts.

Daré contracts with ADVA-Tec for the manufacture of Ovaprene® for preclinical and clinical testing and expects to continue to do so upon commercialization. This reliance on a sole third party manufacturer increases the risk that Daré will not have sufficient quantities of its product candidates or such quantities at an acceptable cost, which could delay, prevent or impair Daré’s development or commercialization efforts. Further, Daré cannot assure that its third party manufacturer will be able to successfully increase the manufacturing capacity or scale-up manufacturing volume per batch. Significant scale-up of manufacturing requires certain additional developmental work, which the FDA must review and approve to assure product comparability. Daré has no control over the scale-up process and is completely dependent on its third party manufacturer. If Daré’s third party manufacturer is unable to successfully increase the manufacturing capacity for Ovaprene®, the regulatory approval or commercial launch may be delayed or there may be a shortage in supply.

Third party manufacturers may not be able to comply with cGMP regulations or similar regulatory requirements outside the United States, including facility inspections. If Daré’s contract manufacturer cannot successfully manufacture material that conforms to Daré’s specifications and the strict regulatory requirements of the FDA or applicable foreign regulatory agencies, Daré’s ability to secure and/or maintain regulatory approval for Ovaprene® could be adversely affected. Daré’s failure, or the failure of Daré’s third party manufacturer, to comply with applicable regulations could result in sanctions being imposed on Daré, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of Ovaprene®, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of Ovaprene®.

Daré’s current and anticipated future dependence upon ADVA-Tec and its contractors for the manufacture of Ovaprene® may adversely affect Daré’s future profit margins and its ability to commercialize Ovaprene®, if it receives marketing approval, on a timely and competitive basis.

If Daré fails to enter into strategic relationships or collaborations, its business, financial condition, commercialization prospects and results of operation may be materially adversely affected.

Daré’s expected strategy with respect to the development and potential commercialization of Ovaprene®, and any future product candidates, is to supplement internal efforts with third-party collaborations. Daré faces significant competition in seeking appropriate collaborators. Collaborations are complex and time-consuming to negotiate and document.

Daré’s success in entering into a definitive agreement for any collaboration will depend upon, among other things, its assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design and outcomes of the clinical studies, the likelihood of approval by regulatory authorities, the potential market for the product, the costs and complexities of manufacturing and delivering such products to customers, the potential of competing products, the strength of the intellectual property and industry and market conditions generally. The collaborator may also consider alternative products or technologies for similar indications that may be available to collaborate on and whether such collaboration could be more attractive than the one with Daré for its product.

Any potential collaboration agreement into which Daré might enter may call for licensing or cross-licensing of potentially blocking patents, know-how or other intellectual property. Due to the potential overlap of data, know-how and intellectual property rights, there can be no assurance that one of Daré’s collaborators will not dispute its right to use, license or distribute such data, know-how or other intellectual property rights, and this may potentially lead to disputes, liability or termination of the collaboration. In addition, Daré may also be restricted under future license agreements from entering into agreements on certain terms with potential collaborators.

Daré may also be restricted under existing and future collaboration agreements from entering into agreements on certain terms with other potential collaborators and may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If that were to occur, Daré may have to curtail the development of a particular product, reduce or delay its development program, delay commercialization, reduce the scope of sales or marketing activities, or increase expenditures and undertake development or commercialization activities at Daré’s own expense. If Daré elects to fund development or commercialization activities on its own, it will need to obtain additional capital, which may not be available on acceptable terms or at all. Absent sufficient funds, Daré will not be able to bring a product to market and generate revenue. If it enters into a collaboration agreement, Daré could be subject to, among other things, the following risks, each of which may materially harm Daré’s business, commercialization prospects and financial condition:

•	Daré may not be able to control the amount and timing of resources that the collaborator devotes to the product development program;

•	Daré may experience financial difficulties and thus not commit sufficient financial resources to the product development program;

•	Daré may be required to relinquish important rights to the collaborator such as marketing, distribution and intellectual property rights;

•	a collaborator could move forward with a competing product developed either independently or in collaboration with third parties, including Daré’s competitors;

•	a collaborator could terminate the agreement (for convenience if permitted) or for Daré’s breach; or

•	business combinations or significant changes in a collaborator’s business strategy may adversely affect Daré’s willingness to complete its obligations under any arrangement.

Contraception is a highly competitive healthcare niche. The success of Ovaprene® will be related to its efficacy and safety outcomes during clinical trials.

Today, there are a variety of hormonal and non-hormonal contraceptive options available to women and men, including oral contraceptive pills and intrauterine devices, newer hormonal contraceptive products including implants, injectables, vaginal rings, patches, and hormonal intrauterine systems, and non-hormonal methods such as female condoms, novel diaphragms, and new methods of female sterilization. In surveys, women have said that the features they consider most important when selecting a contraceptive method are efficacy, easy-of-use and side effects. In order to have significant revenue potential as a new contraceptive product option, Daré believes Ovaprene® must generate typical use efficacy outcomes (which are the expected rates of pregnancy protection once the product is used widely under every day circumstances) approaching that of a diaphragm which is approximately 88%. Clinical testing will also need to demonstrate that the device can be safely worn for multiple weeks. Should Ovaprene® fail to generate the safety and efficacy data expected, the company’s business prospects would be materially damaged.

The proportion of the contraceptive market that is made up of generic products continues to increase, making introduction of a branded contraceptive difficult and expensive.

The proportion of the U.S. market that is made up of generic products has been increasing over time. In 2005, generic contraceptive products held 47% of prescription volume and 34% of sales and, by 2011, those values had risen to 68% and 44%, respectively. For the year ended December 31, 2016, approximately 83% of the prescription volume and approximately 43% of sales of combined hormonal contraceptives (“CHCs”) in the

United States were generated by generic products. If this trend continues, it may be more difficult to introduce Ovaprene®, if approved, as a branded contraceptive, at a price that will maximize Daré’s revenue and profits. Also, there may be additional marketing costs to introduce Ovaprene® in order to overcome the trend towards generics and to gain access to reimbursement by payors. If Daré is unable to introduce Ovaprene® at a price that is commensurate with that of current branded contraceptive products, or it is unable to gain reimbursement from payors for Ovaprene®, or if patients are unwilling to pay any price differential between Ovaprene® and a generic contraceptive, Daré’s revenues will be limited.

Daré may never identify, license and develop any other product candidates. Should Daré fail to expand its portfolio, Ovaprene® would be its only asset.

Daré currently only has one product candidate, Ovaprene®. Daré seeks to license the product and technology rights to a variety of products in women’s reproductive health, but there can be no assurance it will be able to do so, or do so on favorable terms. There are risks, uncertainties and costs associated with identifying, licensing and advancing product candidates through successful clinical development. Even if Daré were able to obtain the rights to additional product candidates, there can be no assurance that these candidates will ever be advanced successfully through clinical development.

Delays in the commencement or completion of clinical testing of Ovaprene® could result in increased costs, longer timelines and impact Daré’s ability to ever become profitable.

Daré intends to commence a postcoital test clinical trial during the second half of 2017 in order to assess the safety and preliminary efficacy of Ovaprene®. The actual commencement and completion of this study and other clinical trials may vary dramatically due to factors within and outside of Daré’s control. The tests and clinical trials for Ovaprene® may not commence, progress or be completed as expected, and delays would significantly impact Daré’s product development costs and timelines. The commencement of clinical trials can be delayed for a variety of reasons, including delays in:

•	obtaining required funding;

•	obtaining regulatory approval to commence a clinical trial;

•	reaching agreement on acceptable terms with prospective CROs and clinical trial sites;

•	obtaining sufficient quantities of clinical trial materials for product candidates;

•	obtaining institutional review board approval to conduct a clinical trial at a prospective site; and

•	recruiting participants in a timely manner.

In addition, once a clinical trial has begun, it may experience unanticipated delays or be suspended or terminated by Daré, the FDA or other regulatory authorities due to a number of factors, including:

•	failure to conduct the clinical trial in accordance with regulatory requirements;

•	higher than anticipated participant drop-out rates;

•	failure of clinical trial participants to use the product as directed or to report data as per trial protocols;

•	inspection of the clinical trial operations or clinical trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

•	failure to achieve certain efficacy and/or safety standards; or

•	lack of adequate funding to continue the clinical trial.

Contraceptive trials undertaken by other companies have recently required longer than anticipated periods of time to enroll the targeted number of patients required for such studies. Furthermore, while relatively high dropout rates are usually factored into contraceptive studies, a higher than expected number of patient dropouts could extend the timeframe to complete the study, or impair the validity or statistical significance of the clinical trials. In addition, the FDA could require Daré to conduct clinical trials with a larger number of participants than Daré has forecasted. All of these various factors could impact Daré’s ability to complete its trials in a timely and cost-effective manner.

Daré is entirely dependent on ADVA-Tec, Inc. to manufacture and supply the development and commercialization of its only product candidate, Ovaprene®.

Daré’s license agreement with ADVA-Tec restricts Daré’s ability to engage other suppliers to provide Ovaprene® in connection with both its development and commercialization efforts. Daré’s ability to complete the clinical development of Ovaprene® depends entirely on ADVA-Tec’s ability to provide sufficient quantities of intravaginal rings to Daré in a timely manner and in accordance with all specifications and regulatory requirements. ADVA-Tec’s failure to supply Ovaprene® rings as required by Daré will adversely impact Daré’s ability to develop Ovaprene®.

Daré’s agreement with ADVA-Tec also limits Daré’s ability to engage a second manufacturing source for Ovaprene® following regulatory approval. If ADVA-Tec fails to produce sufficient ring quantities to meet commercial demand, Daré’s ability to become profitable could be adversely impacted. Even if Daré were able to find replacement suppliers, the replacement suppliers would need to be qualified and may require additional regulatory authority approval and/or approval from ADVA-Tec, which could result in further delay. In the event of a supply disruption, Daré may not be able to continue to commercialize its product.

Daré’s success will depend heavily on whether it can commercialize its sole product candidate, Ovaprene®. Failure to commercialize Ovaprene® would likely cause Daré’s business to fail.

Daré currently has no products available for sale, generates no revenues from sales of any products, and it may never be able to develop marketable products. Daré currently has only one product candidate, Ovaprene®, which will require other testing, manufacturing scale-up, process development and regulatory approval before the product can be commercialized. Daré currently expects that in order to commercialize Ovaprene® in the United States, it will need to obtain a PMA from the FDA. This process can take many years and be expensive. Only a small percentage of medical devices successfully complete the FDA regulatory approval process and are commercialized in the United States. Accordingly, even if Daré was able to obtain the requisite capital and obtain regulatory approval for Ovaprene®, it may be unable to successfully commercialize Ovaprene®.

Daré’s success relies on third party suppliers, manufacturers and distributors, including multiple single source suppliers and manufacturers. Any failure by such third parties could negatively impact Daré’s business and its ability to develop and market Ovaprene® and potential future product candidates.

Daré will not manufacture any products and will rely on third parties to make its products, and as such it will be subject to inherent uncertainties related to product safety, availability and security. For example, Daré relies on third parties, including ADVA-Tec and third parties engaged by ADVA-Tec, to make Ovaprene®. To date, ADVA-Tec has only produced a small number of rings for clinical testing. Furthermore, for some of the key raw materials and components of Ovaprene®, Daré has only a single source of supply, and alternate sources of supply may not be readily available. Moreover, Daré will not control the manufacturing processes for the production of its products, including Ovaprene®, which must be made in accordance with relevant regulations, which includes, among other things, quality control, quality assurance, compliance with cGMP and the maintenance of records and documentation.

In the future, it is possible that Daré’s suppliers or manufacturers may fail to comply with FDA regulations, the requirements of other regulatory bodies or Daré’s own requirements, all of which would result in suspension or prevention of commercialization and/or manufacturing of Daré’s products or product candidates, including

Ovaprene®, suspension of ongoing research, disqualification of data or other enforcement actions such as product recall, injunctions, civil penalties or criminal prosecutions against Daré. Furthermore, Daré may be unable to replace any supplier or manufacturer with an alternate supplier or manufacturer on a commercially reasonable or timely basis, or at all.

If Daré were to outsource product distribution, including the distribution of Ovaprene®, it would also be subject to uncertainties related to these services including the quality of such services. For example, distributors may not have the capacity to supply sufficient product if demand increases rapidly or which may be subject to issues of force majeure. Further, Daré would be dependent on the distributors to ensure that the distribution process accords with relevant regulations, which includes, among other things, compliance with current good documentation practices and the maintenance of records and documentation. Failure to comply with these requirements could result in significant remedial action, including improvement of facilities, suspension of distribution or recall of product. Furthermore, Daré may be unable to replace any such distributor with an alternate distributor on a commercially reasonable or timely basis, or at all.

If Daré were to experience an unexpected loss of supply of, or if it fails to maintain relationships with its current suppliers, manufacturers, distributors or regulatory service providers, including ADVA-Tec, it may not be able to complete development of its product candidates, or to commercialize or market any products, including Ovaprene®, which would have a material and adverse effect on its business, financial condition, results from operation and prospects. Third-party suppliers, manufacturers, distributors or regulatory service providers may not perform as agreed or may terminate their agreements with Daré. Any significant problem that Daré’s suppliers, manufacturers, distributors or regulatory service providers experience could delay or interrupt its supply of materials or product candidates until the supplier, manufacturer, distributor or regulatory service provider cures the problem or until Daré locates, negotiates for, validates and receives FDA approval for an alternative provider, if one is available.

Additionally, any failure by Daré to forecast demand for finished product, including Ovaprene®, and failure by Daré to ensure its distributors have appropriate capacity to distribute such quantities of finished product, could result in an interruption in the supply of certain products and a decline in sales of that product.

If Daré were to experience an unexpected loss of supply of, or if any supplier or manufacturer were unable to meet its demand for its products, Daré could experience delays in research, planned clinical studies or commercialization. Daré might be unable to find alternative suppliers or manufacturers with FDA approval, of acceptable quality, in the appropriate volumes and at an acceptable cost. The long transition periods necessary to switch manufacturers and suppliers, would significantly delay Daré’s timelines, which would materially adversely affect Daré’s business, financial conditions, results of operation and prospects.

Daré has no sales, marketing or distribution experience.

Daré has a very small number of full-time employees and no sales and marketing department. There can be no assurance that Daré will be able to establish sales, marketing and distribution capabilities or to enter into marketing and distribution agreements with established pharmaceutical or medical device companies to market Ovaprene®, or any of its future product candidates. If Daré decides to market any products directly, it must rent or build a sales force with technical expertise and establish distribution capabilities. These efforts would require substantial resources, which may not be available to Daré or, even if available, could divert the attention of its management and key personnel and have a negative impact on further product development efforts.

Daré intends to rely on third-parties for the execution of certain of its development programs for Ovaprene® and its potential future product candidates. Failure of these third parties to provide services of a suitable quality and within acceptable timeframes may cause the delay or failure of Daré’s development programs.

Daré intends to employ a business model that relies on the outsourcing of certain functions, tests and services to CROs, medical institutions and other specialist providers. Daré will rely on these third parties for quality assurance, clinical monitoring, clinical data management and regulatory expertise. In terms of Ovaprene®, Daré has identified a CRO to run all aspects of the postcoital test clinical trial expected to commence in the second half of 2017. Daré also intends to engage a CRO for all future clinical trial requirements needed to file for regulatory approvals. There is no assurance that such organizations or individuals will be able to provide the functions, tests or services as agreed upon, or to the requisite quality. Daré will rely on the efforts of these organizations and individuals and could suffer significant delays in the development of its product or processes should they fail to perform as expected.

There is also no assurance that these third parties will not make errors in the design, management or retention of Daré’s data or data systems. Any failures by such third parties could lead to a loss of data, which in turn could lead to delays in clinical development and obtaining regulatory approval. Third parties may not pass FDA or other regulatory audits, which could delay or prohibit regulatory approval. In addition, the cost of such services could significantly increase over time. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, regulatory approval of Ovaprene®, or any future product candidates, may be delayed, prevented or cost significantly more than expected, all of which would have a material adverse effect on Daré’s business, financial conditions, results of operation and prospects.

The commercial success of Daré’s product candidates, including Ovaprene®, will depend in significant measure on the label claims that the FDA or other regulatory authorities approve for the product.

The commercial success of Ovaprene® will depend in significant measure upon Daré’s ability to obtain approval from the FDA or other regulatory authorities of labeling describing Ovaprene®’s expected features or benefits. Failure to achieve approval from the FDA or other regulatory authorities of product labeling containing adequate information on features or benefits will prevent or substantially limit Daré’s advertising and promotion of such features in order to differentiate Ovaprene® from those products that already exist in the market. This failure would have a material adverse impact on Daré’s business, financial condition, results of operation and prospects.

Daré’s sole product candidate, Ovaprene®, and its future potential product candidates, may not gain acceptance among physicians, patients or the medical community, thereby limiting Daré’s potential to generate revenue, which will undermine its future growth prospects.

Even if Ovaprene® or any of Daré’s future product candidates are approved for commercial sale by the FDA or other regulatory authorities, the degree of market acceptance of any new product by physicians, health care professionals and third-party payors will depend on a number of factors, including:

•	demonstrated evidence of efficacy and safety;

•	sufficient third-party insurance coverage or reimbursement;

•	effectiveness of Daré’s or Daré’s collaborators’ sales and marketing strategy;

•	the willingness of uninsured consumers to pay for the product;

•	the willingness of pharmacy chains to stock the products;

•	the prevalence and severity of any adverse side effects; and

•	availability of alternative products.

If Ovaprene® or any product candidate that Daré may license, develop or sell does not provide a benefit over currently available options, that product is unlikely to achieve market acceptance and Daré will not generate sufficient revenues to achieve profitability.

If Daré suffers negative publicity concerning the safety or efficacy of its products in development, Daré’s reputation could be harmed and the company may be forced to cease development of such products.

If concerns should arise about the actual or anticipated clinical outcomes regarding the safety of any of Daré’s product candidates, such concerns could adversely affect the market’s perception of these candidates. Such concerns could lead to a decline in investors’ expectations and a decline in Daré’s stock price.

If Daré suffers negative publicity concerning the safety or efficacy of its marketed products, Daré’s reputation could be harmed and Daré may be forced to cease sales of such products.

If concerns should arise about the safety of any of Daré’s products that are marketed, regardless of whether or not such concerns have a basis in generally accepted science or peer-reviewed scientific research, such concerns could adversely affect the market for these products. Similarly, negative publicity could result in an increased number of product liability claims, whether or not these claims are supported by applicable law.

Daré’s business may be adversely affected by unfavorable macroeconomic conditions.

Various macroeconomic factors could adversely affect Daré’s business, its results of operations and financial condition, including changes in inflation, interest rates and foreign currency exchange rates and overall economic conditions and uncertainties, including those resulting from political instability (including workforce uncertainty) and the current and future conditions in the global financial markets. For example, if inflation or other factors were to significantly increase Daré’s business costs, it may be unable to pass through price increases to patients. The cost of importing similar products from foreign markets may affect Daré’s sales in any domestic market.

Interest rates and the ability to access credit markets could also adversely affect the ability of patients, payers and distributors to purchase, pay for and effectively distribute Daré’s product if and when approved. Similarly, these macroeconomic factors could affect the ability of Daré’s current or potential future third-party manufacturers, sole source or single source suppliers, licensors or licensees to remain in business, or otherwise manufacture or supply Daré’s product candidate. Failure by any of them to remain in business could affect Daré’s ability to manufacture Ovaprene®.

Even if Daré receives approval from the FDA in the United States to market a product, it may fail to receive similar approval outside the United States.

In order to market a new product outside the United States, Daré must obtain separate marketing approvals in each jurisdiction and comply with numerous and varying regulatory requirements of other countries, including clinical trials, commercial sales, pricing manufacture distribution and safety requirements. The time required to obtain approval in other countries might differ from, and be longer than, that required to obtain FDA approval. The marketing approval process in other countries may include all of the risks associated with obtaining FDA approval in the United States, as well as other risks. Further, Daré may be unable to obtain rights to the necessary clinical data and may be required to develop its own. In addition, in many countries outside the United States, a new product must receive pricing and reimbursement approval prior to commercialization. This can result in substantial delays in these countries. Additionally, the product labeling requirements outside the United States may be different and inconsistent with the United States labeling requirements, negatively affecting the ability of Daré to market its products in countries outside the United States.

In addition, Daré may be subject to fines, suspension or withdrawal of marketing approvals, product recalls, seizure of products, operating restrictions and criminal prosecution if it fails to comply with applicable foreign regulatory requirements. In such an event, Daré’s ability to market to its full target market will be reduced and its ability to realize the full market potential of its product candidate will be harmed, which could have a materially adverse effect on Daré’s business, financial condition, results of operation and prospects.

Risks Related to Daré’s Business and Industry

The success of Ovaprene® will depend on the availability of contraceptive alternatives and women’s preferences, in addition to the market’s acceptance of this specific method of contraception.

The commercial success of Ovaprene® will depend upon the contraceptive market as well as market acceptance of this alternative method. Risks related to market acceptance include, among other things:

•	minimum acceptable contraceptive efficacy rates;

•	perceived safety differences of hormonal and/or non-hormonal contraceptive options ;

•	changes in healthcare laws and regulations, including the Affordable Care Act, ACA, and its effect on pharmaceutical coverage, reimbursement and pricing, and the birth control mandate;

•	competition from new lower dose hormonal contraceptives with more favorable side effect profiles; and

•	new generic contraceptive options including a generic version of NuvaRing®.

If one or more of these risks occur it could reduce the market potential for Ovaprene® and place pressure on Daré’s business, financial condition, results of operation and prospects.

If Daré fails to attract and retain management and other key personnel, Daré may be unable to successfully commercialize its products, develop its product candidates or otherwise implement its business plan.

Daré’s ability to compete in the highly competitive pharmaceutical and medical device industries depends upon its ability to attract and retain highly qualified managerial and key personnel. Daré is highly dependent on its senior management, including its President and Chief Executive Officer, Sabrina Martucci Johnson, and its Chief Financial Officer, Lisa Walters-Hoffert. The loss of the services of either of these individuals could impede, delay or prevent the development and commercialization of its product candidates, hurt the ability of the company to raise additional funds and negatively impact Daré’s ability to implement its business plan. If Daré loses the services of either of these individuals, Daré might not be able to find suitable replacements on a timely basis or at all, and Daré’s business could be harmed as a result. Daré does not maintain “key man” insurance policies on the lives of these individuals.

Daré might not be able to attract or retain qualified management and other key personnel in the future due to the intense competition for qualified personnel among biotechnology, medical device, pharmaceutical and other businesses, particularly in the San Diego area where it is headquartered. Daré could have difficulty attracting experienced personnel and may be required to expend significant financial resources in its employee recruitment and retention efforts. Many of the other companies within the contraceptive industry with whom Daré competes for qualified personnel have greater financial and other resources, different risk profiles and longer histories in the industry than Daré. They also may provide more diverse opportunities and better chances for career advancement. If Daré is not able to attract and retain the necessary personnel to accomplish its business objectives, it may experience constraints that will harm its ability to implement its business strategy and achieve its business objectives.

Daré’s current or future employees, principal investigators, consultants and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards.

Daré may become exposed to the risk of employees, independent contractors, principal investigators, consultants, suppliers, commercial partners or vendors engaging in fraud or other misconduct. Misconduct by employees, independent contractors, principal investigators, consultants, suppliers, commercial partners and vendors could include intentional failures such as failures: (i) to comply with FDA or other regulators’ regulations, (ii) to provide accurate information to such regulators or (iii) to comply with manufacturing standards established by Daré and/or required by law. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws, regulations and industry guidance intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct by current or future employees, independent contractors, principal investigators, consultants, suppliers, commercial partners and vendors could also involve the improper use of information obtained in the course of clinical studies, which could result in regulatory or civil sanctions and serious harm to Daré’s reputation. It is not always possible to identify and deter misconduct by employees, independent contractors, principal investigators, consultants, suppliers, commercial partners and vendors, and the precautions Daré takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses, or in protecting Daré from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against Daré, and Daré is not successful in defending itself or asserting its rights, those actions could have a significant adverse impact on its business, including the imposition of significant fines or other sanctions, and its reputation.

Daré only has a limited number of employees to manage and operate its business.

As of May 31, 2017, Daré had a total of three full-time employees and no employees working on a part-time basis. Its focus on limiting cash utilization requires it to manage and operate its business in a highly efficient manner. Daré cannot assure you that it will be able to retain adequate staffing levels to run its operations and/or to accomplish all of the objectives that Daré otherwise would seek to accomplish.

There may be adverse tax and employment law consequences due to Daré’s characterization of certain employees as independent contractors.

Daré has historically retained and characterized certain of its executive officers as independent contractors. If a government authority or court makes any adverse determination with respect to Daré’s characterization of some or all of its independent contractors, Daré could incur significant costs, including for prior periods, in respect of tax withholding, social security taxes or payments, workers’ compensation and unemployment contributions, and recordkeeping, any of which could materially adversely affect Daré’s business, financial condition and results of operations. There is also a risk that Daré may be subject to monetary liabilities arising from fines or judgments as a result of any such actual or alleged non-compliance with federal, state or foreign tax laws. Further, if it were determined that any of Daré’s independent contractors should be treated as employees, Daré could incur additional liabilities under its applicable employee benefit plans.

If Daré fails to develop additional product candidates, its prospects for future growth and ability to reach or sustain profitability may be limited.

A key element of Daré’s strategy is to advance the clinical development of products that address unmet medical needs. Ovaprene® is the first product candidate under development by Daré. Daré has not yet entered into a licensing or other form of arrangement for any other product candidate. Daré may identify potential product leads, yet fail to enter into agreements to obtain the rights to such candidates. In addition, identifying new treatment needs and product candidates requires substantial technical, financial and human resources. If Daré is unable to obtain development partners or additional development program funding, or to continue to devote substantial technical and human resources to such programs, it may have to forgo these programs. Any product candidate identified may require substantial development efforts, including preclinical studies, extensive clinical testing and application for approval from the FDA and applicable foreign regulatory authorities. All product candidates are susceptible to the risks of failure that are inherent in medical device and/or pharmaceutical development.

Changes in healthcare laws and regulations may eliminate current requirements that health insurance plans cover and reimburse FDA-cleared or approved contraceptive products without cost sharing, which could reduce demand for products such as Ovaprene®.

The Patient Protection and Affordable Care Act of 2010 (the “PPACA”) and subsequent regulations enacted by the Department of Health and Human Services (“DHHS”), require health plans to provide coverage for women’s preventive care, including all forms of FDA-cleared or approved contraception, without imposing any cost sharing on the plan beneficiary. These regulations ensure that women who wish to use an approved form of contraception may request it from their doctors and their health insurance plan must cover all costs associated with such products. However, after the 2016 election, the U.S. Federal Government is attempting to repeal the PPACA and corresponding regulations, which would likely eliminate the requirement for health plans to cover women’s preventive care without cost sharing. Even if the PPACA is not repealed, the DHHS regulations to specifically enforce the preventive health coverage mandate could be repealed under the Congressional Review Act. Any repeal or elimination of the preventive care coverage rules would mean that women seeking to use prescribed forms of contraceptives may have to pay some portion of the cost for such products out-of-pocket, which could deter some women from using prescription contraceptive products, such as Ovaprene®, at all. This could reduce market demand for Ovaprene® if and when it receives FDA approval, which would have a material adverse effect on Daré’s business, financial conditions, and prospects.

In the event that Daré is successful in obtaining regulatory approval to market Ovaprene® or a future product in the United States, revenues may be adversely affected if the product fails to obtain insurance coverage or adequate reimbursement from third-party payers and administrators in the United States.

Third-party payers and administrators, including state Medicaid programs and Medicare, have recently been challenging the prices charged for pharmaceutical and medical device products. The United States government and other third-party payers are increasingly limiting both coverage and the level of reimbursement for new drugs and medical devices. Third-party insurance coverage may not be available to patients for Ovaprene®. If such government and other third-party payers do not provide adequate coverage and reimbursement for Ovaprene®, healthcare providers may not prescribe them or patients may ask their healthcare providers to prescribe competing products with more favorable reimbursement.

Managed care organizations and other private insurers frequently adopt their own payment or reimbursement reductions. Consolidation among managed care organizations has increased the negotiating power of these entities. Private third-party payers, as well as governments, increasingly employ formularies to control costs by negotiating discounted prices in exchange for formulary inclusion. Failure to obtain timely or adequate pricing or formulary placement for Ovaprene®, or obtaining such pricing or placement at unfavorable pricing levels, could materially adversely affect Daré’s business, financial conditions, results of operation and prospects.

The pharmaceutical and medical device industries are highly regulated and subject to various fraud and abuse laws, including, without limitation, the U.S. federal Anti-Kickback Statute, the U.S. federal False Claims Act and the U.S. Foreign Corrupt Practices Act.

Healthcare fraud and abuse regulations are complex, and even minor irregularities can potentially give rise to claims that a statute or prohibition has been violated. The laws that may affect Daré’s ability to operate include, among other things:

•	the federal healthcare programs’ anti-kickback law, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

•	false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payers that are false or fraudulent;

•	the Health Insurance Portability and Accountability Act of 1996, which created federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters; and

•	the U.S. Foreign Corrupt Practices Act, which prohibits corrupt payments, gifts or transfers of value to non-U.S. officials.

The scope and enforcement of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Regulatory authorities might challenge Daré’s current or future activities under these laws. Any such challenge could have a material adverse effect on Daré’s reputation, business, results of operations and financial condition. In addition, efforts to ensure that Daré’s business arrangements with third parties will comply with these laws will involve substantial costs. Any investigation of Daré or the third parties with whom it contracts, regardless of the outcome, would be costly and time consuming.

Daré faces competition from other medical device, biotechnology and pharmaceutical companies and its operating results will suffer if it fails to compete effectively.

The medical device, biotechnology and pharmaceutical industries are intensely competitive. Significant competition among various contraceptive products already exists. Existing products have name recognition, are marketed by companies with established commercial infrastructures and with greater financial, technical and personnel resources than Daré. In order to compete and gain market share, any new product will need to demonstrate advantages in efficacy, convenience, tolerability or safety. In addition, new products developed by others could emerge as competitors to Ovaprene®, if approved. Such products could offer an alternative form of non-hormonal contraceptive that provides protection over longer periods of time. If Daré is not able to compete effectively against its current and future competitors, its business will not grow and its financial condition and operations will suffer.

Daré’s potential competitors include large, well-established pharmaceutical companies and specialty pharmaceutical companies. These companies include Merck & Co., Inc., Agile Therapeutics, Inc., Allergan, Inc., Teva Pharmaceutical Industries Ltd., Bayer AG, Johnson & Johnson, Pfizer Inc. and Mylan Inc. Additionally, several generic manufacturers currently market and continue to introduce new generic contraceptives, including Sandoz International GmbH, Glenmark Pharmaceuticals Ltd., Lupin Pharmaceuticals, Inc. and Amneal. Pharmaceuticals LLC. There are other contraceptive product candidates in development that, if approved, would potentially compete with Ovaprene®, including hormonal patches and hormonal vaginal rings.

Daré may be vulnerable to disruption, damage and financial obligations as a result of information technology system failures.

Despite the implementation of security measures, any of the internal computer systems belonging to Daré or its third-party service providers are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war, and telecommunication and electrical failure. Any system failure, accident or security breach that causes interruptions in its own or in third-party service vendors’ operations could result in a material disruption of Daré’s product development programs. For example, the loss of clinical study data from future clinical studies could result in delays in Daré’s or its partners’ regulatory approval efforts and significantly increase its costs in order to recover or reproduce the lost data. Further, Daré’s information technology and other internal infrastructure systems, including firewalls, servers, leased lines and connection to the Internet, face the risk of systemic failure, which could disrupt its operations. To the extent that any disruption or security breach results in a loss or damage to its data or applications, or inappropriate disclosure of confidential or proprietary information, Daré may incur resulting liability, its product development programs and competitive position may be adversely affected and the further development of its products may be delayed. Furthermore, Daré may incur additional costs to remedy the damage caused by these disruptions or security breaches.

Risks Related to Daré’s Intellectual Property

Daré’s failure to adequately protect or enforce its, or its licensor’s, intellectual property rights could materially harm its proprietary position in the marketplace or prevent the commercialization of its current and potential future products.

Daré’s success depends in part on its ability, and the ability of its licensor(s), to obtain and maintain protection in the United States and other countries for the intellectual property covering or incorporated into its technologies and products. The patents and patent applications relied upon by Daré are licensed to Daré by third parties. Daré’s ability, or the ability of its licensor(s), to protect its product candidates from unauthorized use or infringement by third parties depends substantially on the abilities of Daré and such licensors to obtain and maintain, or license, valid and enforceable patents. Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering pharmaceutical inventions and the scope of claims made under these patents, Daré’s ability to obtain or enforce patents is uncertain and involves complex legal and factual questions for which important legal principles are unresolved. Daré’s patent strategy for protection of its Ovaprene® product candidate includes in-licensing a patent family from ADVA-Tec, whose last claim expires in August 2028, but which could potentially be extended to August 2033 in the United States and Europe. Further, patent prosecution for the intellectual property incorporated into Ovaprene® is entirely controlled by ADVA-Tec and Daré has little, if any, influence or control over such patent prosecution.

There is a substantial backlog of patent applications at the United States Patent and Trademark Office, or USPTO. There can be no assurance that any patent applications relating to Daré’s products or methods will be issued as patents or, if issued, that the patents will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide a competitive advantage. Daré may not be able to obtain patent rights on products, treatment methods or manufacturing processes that it may develop or to which it may obtain license or other rights. Even if Daré does obtain patents, rights under any issued patents may not provide it with sufficient protection for its product candidates or provide sufficient protection to afford Daré a commercial advantage against its competitors or their competitive products or processes. It is possible that no patents will be issued from any pending or future patent applications owned by Daré or licensed to Daré. Others may challenge, seek to invalidate, infringe or circumvent any patents Daré owns or licenses. Conversely, Daré may in the future be required to initiate litigation against third parties to enforce its intellectual property rights. The defense and prosecution of patent and intellectual property claims are both costly and time consuming, even if the outcome is favorable to Daré. Any adverse outcome could subject Daré to significant liabilities, require Daré to license disputed rights from others or require Daré to cease selling its future products.

In addition, many other organizations are engaged in research and product development efforts that may overlap with Daré’s products. Such organizations may currently have, or may obtain in the future, legally blocking proprietary rights, including patent rights, in one or more products or methods under development or consideration by Daré. These rights may prevent Daré from commercializing technology, or may require Daré to obtain a license from the organizations to use the technology. Daré may not be able to obtain any such licenses that may be required on reasonable financial terms, if at all, and Daré cannot be sure that the patents underlying any such licenses will be valid or enforceable. As with other companies in the pharmaceutical industry, Daré is subject to the risk that persons located in other countries will engage in development, marketing or sales activities of products that would infringe its patent rights if such activities were conducted in the United States.

Daré’s patents also may not afford protection against competitors with similar technology. Daré may not have identified all patents, published applications or published literature that affect its business either by blocking its ability to commercialize its product candidates, by preventing the patentability of its products or by covering the same or similar technologies that may affect its ability to market or license its product candidates. Many companies have encountered difficulties in protecting and defending their intellectual property rights in foreign jurisdictions. If Daré encounters such difficulties or is otherwise precluded from effectively protecting its intellectual property rights in either the United States or foreign jurisdictions, its business prospects could be substantially harmed. In addition, because of funding limitations and its limited cash resources, Daré may not be able to devote the resources that it might otherwise desire to prepare or pursue patent applications, either at all or in all jurisdictions in which Daré might desire to obtain patents, or to maintain already-issued patents.

Daré may become involved in patent litigations or other intellectual property proceedings relating to its future product approvals, which could result in liability for damages or delay or stop its development and commercialization efforts.

The pharmaceutical industry has been characterized by significant litigation and other proceedings regarding patents, patent applications, trademarks and other intellectual property rights. The situations in which Daré may become party to such litigation or proceedings may include any third parties initiating litigation claiming that Daré’s products infringe their patent or other intellectual property rights, or that one of its trademarks or trade names infringes the third party’s trademark rights; in such case, Daré will need to defend against such proceedings. The costs of resolving any patent litigation or other intellectual property proceeding, even if resolved in Daré’s favor, could be substantial. Many of Daré’s potential competitors will be able to sustain the cost of such litigation and proceedings more effectively than Daré because of their substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other intellectual property proceedings could have a material adverse effect on Daré’s ability to compete in the marketplace. Patent litigation and other intellectual property proceedings may also consume significant management time.

In the event that a competitor infringes upon Daré’s patent or other intellectual property rights, including any rights licensed by Daré, enforcing those rights may be costly, difficult and time-consuming. Even if successful, litigation to enforce Daré’s intellectual property rights or to defend its patents against challenge could be expensive and time-consuming and could divert its management’s attention. Daré may not have sufficient resources to enforce its intellectual property rights or to defend its patent or other intellectual property rights against a challenge. If Daré were unsuccessful in enforcing and protecting its intellectual property rights and protecting its products, it could materially harm Daré’s business.

Daré’s exclusive, in-license agreement covering the critical patents and related intellectual property related to Ovaprene® imposes significant monetary obligations and other requirements that may adversely affect Daré’s ability to execute its business plan. The termination of this in-license agreement would prevent Daré from commercializing Ovaprene®.

Daré’s license agreement with ADVA-Tec includes intellectual property rights to Ovaprene®. This agreement requires Daré, as a condition to the maintenance of its license and other rights, to make milestone and royalty payments and satisfy certain performance obligations. Daré’s obligations under this in-license agreement impose significant financial and logistical burdens upon its ability to carry out its business plan. Furthermore, if Daré does not meet such obligations in a timely manner, and, in the case of milestone payment requirements, if Daré were unable to obtain an extension of the deadlines for meeting such payment requirements, Daré could lose the rights to its proprietary technology, which would have a material adverse effect on its business, financial condition and results of operations.

Further, there is no assurance that the existing license agreement covering the rights related to Ovaprene® will not be terminated due to a material breach of the underlying agreement. This would include a failure on Daré’s part to make certain progress milestone payments, Daré’s failure to obtain applicable approvals from governmental authorities, or the loss of rights to the underlying intellectual property by any such licensors. There is no assurance that Daré will be able to renew or renegotiate a license agreement on acceptable terms if such agreement is terminated. Daré cannot guarantee that any license agreement will be enforceable. The termination of a license agreement or Daré’s inability to enforce its rights under a license agreement would materially and adversely affect Daré’s ability to commercialize Ovaprene®.

Risks Related to the Combined Company

The combined company may never earn a profit.

Daré and Cerulean have never generated revenue from the sale of any products and expect the combined company to incur substantial net losses for the foreseeable future. Because of the risks and uncertainties associated with identifying, licensing and advancing product candidates through clinical development, Daré and Cerulean are unable to predict if and when the combined company may be able to commercially introduce products. These uncertainties also make it difficult to forecast the extent of any future losses or if the combined company will ever become profitable. Even if the combined company were able to obtain regulatory approval for Ovaprene®, there is no guaranty that a commercial market for the product will develop.

The combined company will be required to raise additional funds to finance its operations and remain a going concern; the combined company may not be able to do so when necessary, and/or on acceptable terms.

The combined company’s ongoing capital requirements will depend on numerous factors related to the development of its product candidates and the sale of products obtaining regulatory approval, including: the progress and cost of research and development programs and clinical trials; the progress and cost of research and development programs of partners; the time and costs expended and required to obtain any necessary or desired regulatory approvals; the costs of ongoing compliance with the FDA and other domestic and foreign regulatory agency requirements; the resources devoted to manufacturing expenditures; the ability to enter into licensing arrangements; the cost of commercialization activities and arrangements, if any, undertaken by the combined company; and, if and when approved, the demand for the combined company’s products.

Daré and Cerulean anticipate that the combined company will need to raise additional funds through public or private financings, strategic partnerships or other arrangements. Additional equity financing would be dilutive to the combined company existing stockholders, and debt financing, if available, may involve restrictive covenants. If the combined company raises funds through collaborative or licensing arrangements, it may be required to relinquish, on terms that are not favorable to the combined company, rights to some of its technologies or product candidates that the combined company would otherwise seek to develop or commercialize. The combined company failure to raise capital when needed could materially harm its business, financial condition and results of operations.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the completion of the transactions.

The pro forma financial statements contained in this proxy statement are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Daré Transaction or Novartis Transaction for several reasons. The pro forma financial statements have been derived from the historical financial statements of Cerulean and Daré and adjustments and assumptions have been made regarding the combined company after giving effect to the transaction. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the transactions or that have been incurred since the date of such pro forma financial statements. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition of Cerulean following the Novartis Transaction, the combined company following the Daré Transaction or the combined company following the Novartis Transaction and the Daré Transaction may not be consistent with, or evident from, these pro forma financial statements. The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition following the transaction. The pro forma financial statements can be found in the section entitled “Unaudited Pro Forma Combined Financial Information,” beginning on page 218 of this proxy statement.

The Daré Transaction will result in changes to the combined company’s board of directors that may affect the combined company’s business strategy and operations.

The composition of the combined company’s board of directors will change as described in more detail in the section of this proxy statement entitled “Terms of the Daré Share Purchase Agreement—Directors and Officers of Cerulean Following the Daré Transaction” beginning on page 139. The newly comprised board of directors of the combined company may affect business strategies and operating decisions with respect to the combined company that may have an adverse impact on the combined company’s business, financial condition and results of operations following the completion of the transaction.

Cerulean and Daré expect the market price of the combined company’s common stock to be volatile and may fluctuate substantially following this transaction.

The stock market in general and the market for biopharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price for the combined company’s common stock may be influenced by many factors, including:

•	the results of the combined company’s efforts to discover, develop, acquire or in-license product candidates or products, if any;

•	failure or discontinuation of any of the combined company’s research programs;

•	actual or anticipated results from, and any delays in, any future clinical trials, as well as results of regulatory reviews relating to the approval of any product candidates that the combined company may choose to develop;

•	the level of expenses related to any product candidates that the combined company may choose to develop or clinical development programs that the combined company may choose to pursue;

•	commencement or termination of any collaboration or licensing arrangement;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and the combined company’s ability to obtain patent protection for its technologies;

•	announcements by the combined company or its competitors of significant acquisitions, strategic partnerships, joint ventures and capital commitments;

•	additions or departures of key scientific or management personnel;

•	variations in the combined company’s financial results or those of companies that are perceived to be similar to it;

•	new products, product candidates or new uses for existing products introduced or announced by the combined company’s competitors, and the timing of these introductions or announcements;

•	results of clinical trials of product candidates of the combined company’s competitors;

•	general economic and market conditions and other factors that may be unrelated to the combined company’s operating performance or the operating performance of its competitors, including changes in market valuations of similar companies;

•	regulatory or legal developments in the United States and other countries;

•	changes in the structure of healthcare payment systems;

•	conditions or trends in the biotechnology and biopharmaceutical industries;

•	actual or anticipated changes in earnings estimates, development timelines or recommendations by securities analysts;

•	announcement or expectation of additional financing efforts;

•	sales of common stock by the combined company or its stockholders in the future, as well as the overall trading volume of its common stock; and

•	the other factors described in this “Risk Factors” section.

In addition, the stock market in general and the market for biotechnology and biopharmaceutical companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of the combined company’s common stock, regardless of its operating performance. In the past, following periods of volatility in companies’ stock prices, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted against the combined company, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect the combined company’s business and financial condition.

The combined company’s initial listing application may not be approved and, assuming it is approved, an active trading market for the combined company’s common stock may not be sustained.

Cerulean’s common stock is currently listed on The NASDAQ Capital Market, and Cerulean has filed an initial listing application for the combined company’s common stock on NASDAQ. If its initial listing application is not approved, the combined company will not be listed on NASDAQ, and even if its initial listing application is approved, an active trading market for the combined company’s shares may not be sustained. In the absence of an active trading market for the combined company’s common stock, it may be difficult for its stockholders to sell their shares without depressing the market price for the shares or sell their shares at or above the prices at which they acquired their shares or sell their shares at the times they would like to sell. An inactive trading market for the combined company’s common stock may also impair its ability to raise capital to continue to fund its operations by selling shares and may impair the combined company’s ability to acquire other companies or technologies by using its shares as consideration.

If the combined company were to be delisted from NASDAQ, or if its initial listing application is not approved, it could reduce the visibility, liquidity and price of its common stock.

There are various quantitative listing requirements for a company to remain listed on The NASDAQ Capital Market, including maintaining a minimum bid price of $1.00 per share. On May 5, 2017, NASDAQ notified Cerulean that it was not in compliance with the $1.00 minimum bid price because the minimum bid price of Cerulean’s common stock fell below $1.00 for 30 consecutive business days. Cerulean was provided an initial period of 180 calendar days, or until November 1, 2017, to regain compliance with the listing requirements. If, at any time before November 1, 2017, the bid price for Cerulean’s common stock closes at $1.00 or more for a minimum of 10 consecutive business days it may be eligible to regain compliance with the minimum bid requirement. Under certain circumstances, NASDAQ could require that the minimum bid price exceed $1.00 for more than ten consecutive business days before determining that Cerulean complies with NASDAQ’s continued listing standards. Cerulean expects that the reverse stock split that is the subject of Proposal 3, if approved, will help Cerulean regain compliance with the listing standards. Cerulean received a similar noncompliance letter on November 17, 2016; however, on February 17, 2017, this minimum bid deficiency was cured because the closing bid price of its common stock had been above $1.00 for the prior 10 consecutive trading days.

Further, on May 19, 2017, Cerulean received written notification from NASDAQ that it was not in compliance with the minimum stockholders’ equity standard for continued listing on the NASDAQ Global Market, which requires that a company maintain a minimum of $10,000,000 in stockholders’ equity. To resolve this notification, Cerulean transferred its common stock to The NASDAQ Capital Market. Further, upon closing of this transaction, the combined company expects to trade on the NASDAQ Capital Market. There is no guarantee that the combined company will be able to continue complying with the minimum bid price rule, the minimum equity standard or other NASDAQ requirements.

Delisting from The NASDAQ Capital Market could reduce the visibility, liquidity and price of the combined company’s common stock.

Further, there are additional listing requirements for the combined company to have its initial listing application approved. If the initial listing application of the combined company for The NASDAQ Capital Market is not approved, Daré could waive this closing condition. In the event that Daré does waive this condition, and the Daré Transaction closes, the visibility, liquidity and price of the combined company’s common stock may be substantially reduced. There can be no assurance that Daré would waive this closing condition.

After the Daré Transaction, the combined company’s executive officers and directors and their affiliates will own a significant percentage of the combined company’s stock and will be able to exercise significant influence over matters submitted to stockholders for approval.

Upon the closing of the Daré Transaction, the combined company’s executive officers and directors and their affiliates are expected to beneficially own approximately 35.6% of the combined company’s outstanding common stock, based on current expectations regarding Cerulean’s and Daré’s Net Cash five business days prior to the closing of the Daré Transaction, and assuming stockholder approval of the Novartis Asset Sale Proposal and consummation of the Novartis Transaction. As a result, if these stockholders were to choose to act together, they would be able to exert a significant degree of influence over matters submitted to the combined company’s stockholders for approval, as well as its management and affairs. This concentration of voting power could delay or prevent an acquisition of the combined company on terms that other stockholders may desire. For example, these persons, if they choose to act together, would be able to have significant influence on the election of directors and approval of any merger, consolidation or sale of all or substantially all of the combined company’s assets.

A significant portion of the combined company’s total outstanding shares may be sold into the public market at any point, which could cause the market price of its common stock to drop significantly, even if its business is doing well.

Sales of a substantial number of shares of the combined company’s common stock in the public market could occur at any time. These sales, or the perception in the market that holders of a large number of shares intend to sell shares, could reduce the market price of the combined company’s common stock. The combined company’s outstanding shares of common stock may be freely sold in the public market at any time to the extent permitted by Rules 144 and 701 under the Securities Act or to the extent such shares have already been registered under the Securities Act and are held by non-affiliates of the combined company.

As of May 31, 2017, there were 5,441,117 shares of Cerulean subject to outstanding options. All of these shares under the Securities Act have been registered on a registration statement on Form S-8. These shares can be freely sold in the public market upon exercise, except to the extent they will be held by the combined company’s affiliates, in which case such shares will become eligible for sale in the public market as permitted by Rule 144 under the Securities Act. Furthermore, as of May 31, 2017, there were 305,032 shares subject to outstanding warrants to purchase common stock. These shares will become eligible for sale in the public market, to the extent such warrants are exercised, as permitted by Rule 144 under the Securities Act. Moreover, holders of approximately 6.3 million shares of Cerulean’s common stock have rights, subject to conditions, to require it to file registration statements covering their shares or to include their shares in registration statements that Cerulean or the combined company may file for itself or other stockholders.

The combined company will have broad discretion in the use of its cash reserves and may not use them effectively.

The combined company’s management will have broad discretion to use its cash reserves, including any amounts received as a result of the Novartis Transaction, and could use its cash reserves in ways that do not improve the combined company’s results of operations or enhance the value of its common stock. The failure by the combined company’s management to apply these funds effectively could result in financial losses and these financial losses could have a material adverse effect on the combined company’s business, cause the price of the combined company’s common stock to decline and delay the development of any product candidates that it may choose to develop. Pending their use, the combined company may invest its cash reserves in a manner that does not produce income or that loses value.

The combined company will be an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make its common stock less attractive to investors.

The combined company will be an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may remain an emerging growth company through 2019. For so long as the combined company remain an emerging growth company, it will be permitted and intends to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements in the assessment of its internal control over financial reporting;

•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

The combined company may choose to take advantage of some, but not all, of the available exemptions. The combined company cannot predict whether investors will find its common stock less attractive if it relies on these exemptions. If some investors find the combined company’s common stock less attractive as a result, there may be a less active trading market for its common stock and its stock price may be more volatile.

In addition, the JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The combined company has irrevocably elected not to avail itself of this exemption from new or revised accounting standards and, therefore, it will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

The combined company expects to continue to incur increased costs as a result of operating as a public company, and its management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a newly public company, the combined company will be incurring and expects to continue to incur additional significant legal, accounting and other expenses that it did not incur as a private company. The combined company expects that these expenses will further increase after it is no longer an “emerging growth company.” The combined company expects that it will need to hire additional accounting, finance and other personnel in connection with its continuing efforts to comply with the requirements of being a public company, and its management and other personnel will need to continue to devote a substantial amount of time towards maintaining compliance with these requirements. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the Securities and Exchange Commission and NASDAQ have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. The combined company’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase the combined company’s legal and financial compliance costs and will make some activities more time-consuming and costly.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), the combined company will be required to furnish a report by its management on its internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while the combined company remains an emerging growth company, it will not be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, the combined company will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, the combined company will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. If the combined company identifies one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of its financial statements.

The combined company does not anticipate paying any cash dividends on its capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

Neither Cerulean or Daré have ever declared or paid cash dividends on their capital stock. The combined company currently plans to retain all of its future earnings, if any, and any cash received as a result of the Novartis Transaction to finance the growth and development of its business. Accordingly, capital appreciation, if any, of the combined company’s common stock will be the sole source of gain for its stockholders for the foreseeable future.

Provisions in the combined company’s certificate of incorporation, its by-laws or Delaware law might discourage, delay or prevent a change in control of the company or changes in its management and, therefore, depress the trading price of its common stock.

Provisions in the combined company’s certificate of incorporation, its bylaws or Delaware law may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which its stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of the combined company’s common stock, thereby depressing the market price of its common stock. In addition, because the combined company’s board of directors is responsible for appointing the members of its management team, these provisions might frustrate or prevent any attempts by its stockholders to replace or remove the current management by making it more difficult for stockholders to replace members of its board of directors. Among other things, these provisions:

•	establish a classified board of directors such that all members of the board are not elected at one time;

•	allow the authorized number of directors to be changed only by resolution of the board of directors;

•	limit the manner in which stockholders can remove directors from the board;

•	establish advance notice requirements for nominations for election to the board or for proposing matters that can be acted on at stockholder meetings;

•	require that stockholder actions must be effected at a duly called stockholder meeting and prohibit actions by stockholders by written consent;

•	limit who may call a special meeting of stockholders;

•	authorize the board to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by the board; and

•	require the approval of the holders of at least 75% of the votes that all stockholders would be entitled to cast to amend or repeal certain provisions of the charter or bylaws.

In addition, the combined company will be governed by Section 203 of the DGCL, which prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years has owned, 15% of its voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. This could discourage, delay or prevent someone from acquiring or merging with the combined company, whether or not it is desired by, or beneficial to, its stockholders.

If securities analysts do not publish research or reports about the combined company’s business or if they publish negative evaluations of its stock, the price of its stock could decline.

The trading market for the combined company’s common stock will rely in part on the research and reports that industry or financial analysts publish about the combined company or its business. The combined company does not have any control over these analysts. If one or more of the analysts covering its business downgrade their evaluations of its stock, the price of the combined company’s stock could decline. In addition, if one or more of these analysts cease coverage of the combined company or fail to regularly publish reports on it, the combined company could lose visibility in the financial markets, which in turn could cause its stock price or trading volume to decline.

Risks Related to the Proposed Reverse Stock Split

The reverse stock split may not increase the combined company’s stock price over the long term and could potentially lead to a decrease in the combined company’s overall market capitalization.

The principal purpose of the reverse stock split is to increase the per share market price of Cerulean common stock. However, the reverse stock split may not accomplish this objective for any meaningful period of time. While it is expected that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of Cerulean common stock, the reverse stock split may not increase the market price of Cerulean common stock by a multiple of the proposed reverse stock split ratio, or result in any permanent or sustained increase in the market price of Cerulean common stock, which is dependent upon many factors, including the combined company’s business and financial performance, general market conditions, and prospects for future success. Thus, while the stock price of the combined company might meet the initial listing requirements for NASDAQ initially, it may not continue to meet the continued listing requirements for NASDAQ.

Should the market price of the combined company’s common stock decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. A reverse stock split may be viewed negatively by the market and, consequently, can lead to a decrease in the combined company’s overall market capitalization.

The reverse stock split may decrease the liquidity of the combined company’s common stock.

Although the Cerulean Board believes that the anticipated increase in the market price of the combined company’s common stock could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for Cerulean common stock. Additionally, the reverse stock split may result in some Cerulean stockholders owning “odd lots” of fewer than 100 shares on a post-split basis. Such stockholders would be able to sell the odd lots, but odd lot sales may be more difficult to sell or result in higher transaction costs per share than “board lot” sales, which are sales of even multiples of 100 shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement and information included in oral statements or other written statements made or to be made by Cerulean or on Cerulean’s behalf may contain predictions, estimates and other information that may be considered “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 (which is applicable to Cerulean, but not Daré, because Cerulean, unlike Daré, is a public company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Such forward-looking statements include, without limitation: statements regarding the structure, timing and completion of the proposed transactions; Cerulean’s and the combined company’s continued, and initial, listing on The NASDAQ Capital Market, prior to and after the proposed transactions; expectations regarding the capitalization, cash balances and working capital, resources and ownership structure of the company immediately prior to and after the transactions and of each party’s Net Cash (as defined in the Daré Stock Purchase Agreement) calculations; expectations regarding the sufficiency of the company’s resources to fund the business for the time period described herein; expectations regarding the sufficiency of the company’s resources following and assuming completion of the Daré Transaction to fund its business activities, including the completion of a postcoital test clinical trial of Ovaprene®; the nature, strategy and focus of the company after the transactions; and the expectations regarding voting by Cerulean stockholders. You can typically identify forward-looking statements by the use of forward-looking terminology including “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “pro forma,” “estimate,” “project,” “continue,” “potential,” “forecast” or “anticipate” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks and uncertainties associated with stockholder approval of and the ability to consummate the proposed transactions; whether the anticipated cash resources will be sufficient to fund operations for the period anticipated and to conduct or complete its anticipated studies; whether the company will maintain its NASDAQ listing; whether the necessary approvals to commence clinical trials of Daré’s product candidates can be obtained on a timely basis or at all; and whether the results of clinical trials will warrant submission for regulatory approval, any such submission will receive approval from the FDA or equivalent foreign regulatory agencies and, if any of such product candidates obtains such approval, it will be successfully distributed and marketed.

For a further discussion of the factors that may cause Cerulean or the combined company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risks associated with the ability of Cerulean and Novartis to complete the Novartis Transaction and the ability of Cerulean and Daré to complete the Daré Transaction, and the effect of each Transaction on the business of Cerulean and the combined company, see the section entitled “Risk Factors,” beginning on page 41 of this proxy statement.

Projected Financial Information

This proxy statement contains certain financial projections of Cerulean and Daré prepared for Aquilo’s valuation analysis of each of Cerulean and Daré in connection with the fairness opinion delivered by Aquilo to the Cerulean Board. Such financial projections were not prepared with a view toward public disclosure or a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Cerulean’s and Daré’s management, respectively, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of such management’s knowledge and belief, the expected course of action and the expected future financial performance of Cerulean and Daré, respectively. However, these financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on these financial projections.

Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial projections.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Cerulean, Daré or the combined company could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement are current only as of the date on which the statements were made. Cerulean and Daré expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

INFORMATION ABOUT THE SPECIAL MEETING

General

This proxy statement is being provided to Cerulean stockholders as part of a solicitation of proxies by the Cerulean Board for use at a special meeting of Cerulean stockholders and at any adjournments or postponements of such special meeting. This proxy statement provides Cerulean stockholders with information about the special meeting and should be read carefully in its entirety.

Date, Time and Place

Cerulean will hold the special meeting on July 19, 2017, at 9:00 a.m. Eastern time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, unless postponed to a later date. On or about June 19, 2017, Cerulean commenced mailing this proxy statement and the enclosed form of proxy to Cerulean’s stockholders entitled to vote at Cerulean’s special meeting.

Purposes of the Cerulean Special Meeting

The purposes of the special meeting are to consider and vote upon the following:

Proposal 1: to approve the sale of Cerulean’s Platform pursuant to the terms of the Novartis Asset Purchase Agreement (the Novartis Asset Sale Proposal);

Proposal 2: to approve the issuances of shares of Cerulean common stock pursuant to the terms of the Daré Stock Purchase Agreement (the Daré Share Issuance Proposal);

Proposal 3: to approve and adopt an amendment to Cerulean’s Restated Certificate of Incorporation to effect a reverse stock split of Cerulean common stock, at a ratio ranging from 1:10 to 1:20, as determined by the Cerulean Board, which split may be effected at any time within six months of the date of the special meeting (the Reverse Stock Split Proposal);

Proposal 4: to adjourn the special meeting to solicit additional votes to approve the Novartis Asset Sale Proposal, the Daré Share Issuance Proposal or the Reverse Stock Split Proposal, if necessary (the Adjournment Proposal); and

Any other business that may properly come before the special meeting and any adjournments or postponements thereof.

Only the approval of Proposal 1 (the Novartis Asset Sale Proposal) is required for completion of the Novartis Transaction. Only the approval of Proposal 2 (the Daré Share Issuance Proposal) is required for completion of the Daré Transaction.

Recommendation of the Cerulean Board of Directors

•	The Cerulean Board has determined and believes that the sale of Cerulean’s Platform pursuant to the terms of the Novartis Asset Purchase Agreement is fair to, advisable, and in the best interests of, Cerulean and its stockholders and has approved such items. The Cerulean Board unanimously recommends that Cerulean stockholders vote “FOR” the Novartis Asset Sale Proposal.

•	The Cerulean Board has determined and believes that the issuances of shares of Cerulean common stock pursuant to the Daré Stock Purchase Agreement are fair to, advisable, and in the best interests of, Cerulean and its stockholders and has approved such items. The Cerulean Board unanimously recommends that Cerulean stockholders vote “FOR” the Daré Share Issuance Proposal.

•

The Cerulean Board has determined and believes that it is fair to, advisable, and in the best interests of, Cerulean and its stockholders to effect a reverse stock split at a ratio ranging from 1:10 to 1:20, as determined by the Cerulean Board, which split may be effected at any time within six months of the date of the special meeting. The Cerulean Board unanimously recommends that Cerulean stockholders vote “FOR” the Reverse Stock Split Proposal.

•	The Cerulean Board has determined and believes that adjourning the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Novartis Asset Sale Proposal, the Daré Share Issuance Proposal or the Reverse Stock Split Proposal is fair to, advisable, and in the best interests of, Cerulean and its stockholders and has approved and adopted the proposal. The Cerulean Board unanimously recommends that Cerulean stockholders vote “FOR” the Adjournment Proposal.

Availability of Proxy Materials

On or about June 19, 2017, Cerulean commenced mailing this proxy statement and the enclosed form of proxy to Cerulean’s stockholders entitled to vote at Cerulean’s special meeting. These materials are also available for viewing, printing and downloading at http:// www.proxyvote.com.

Who Can Vote at the Special Meeting

Only stockholders of record at the close of business on the record date of June 9, 2017, are entitled to receive notice of the special meeting and to vote the shares of Cerulean common stock that they held on that date. As of June 9, 2017 there were 29,031,728 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the special meeting.

Difference between a “stockholder of record” and a beneficial owner of shares held in “street name”

Stockholder of Record. If you have shares registered directly in your name with Cerulean’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered a “stockholder of record” of those shares. For these shares, your set of proxy materials has been sent to you directly by Cerulean. You may vote these shares by proxy prior to the special meeting by following the instructions contained on the enclosed proxy card.

Beneficial Owner of Shares Held in Street Name. If you hold shares in a brokerage account or by a bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares, which are held in “street name.” For these shares, your set of proxy materials has been forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As the beneficial owner, you have the right to instruct that organization as to how to vote the shares held in your account by following the instructions contained on the voting instruction card provided to you by that organization.

How to Vote

Stockholder of Record. If you are a stockholder of record, you can vote your shares in one of two ways: either by proxy or in person at the special meeting. If you choose to submit a proxy, you may do so by telephone, via the internet or by mail. Each of these methods is explained below. If you hold your shares of Cerulean common stock in multiple accounts, you should vote your shares as described in each set of proxy materials you receive.

•	By Telephone. You may transmit your proxy voting instructions by calling the telephone number specified on the enclosed proxy card. You will need to have the proxy card in hand when you call. If you choose to submit a proxy by telephone, you do not have to return the proxy card.

•	By Internet. You may transmit your proxy voting instructions via the internet by accessing the website specified on the enclosed proxy card. You will need to have the proxy card in hand when you access the website. If you choose to submit a proxy via the internet, you do not have to return the proxy card.

•	By Mail. You may submit a proxy by completing, signing and dating the enclosed proxy card and returning it in the enclosed prepaid envelope.

•	In Person at the Special Meeting. You may vote in person at the special meeting. Cerulean will give you a ballot when you arrive. If you are the beneficial owner of shares held in “street name” and you wish to vote in person at the special meeting, you must obtain a legal proxy from the organization that holds your shares and present it with your ballot to the inspector of election at the special meeting. Even if you plan to attend the special meeting, Cerulean urges you to submit a proxy for your shares in advance of the special meeting so that if you should become unable to attend the special meeting your shares will be voted as directed by you.

Telephone and internet proxy submission for stockholders of record will be available up until 11:59 p.m. Eastern time on July 18, 2017, and mailed proxy cards must be received by July 18, 2017 in order to be counted at the special meeting. If the special meeting is adjourned or postponed, these deadlines may be extended.

Beneficial Owner of Shares Held in Street Name. If your shares are held in street name (held for your account by a broker or other nominee):

•	By Telephone or Internet. You will receive instructions or a voting instruction form from your broker or other nominee if you are permitted to submit voting instructions by telephone or internet.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to submit voting instructions for your shares by mail.

•	In Person at the Special Meeting. If you attend the special meeting, you may vote in person. To do so, you will need to show a picture identification as well as an account statement or a letter from the record holder indicating that you owned the shares as of the record date, and obtain from the broker or other nominee who holds your shares a legal proxy or broker’s proxy card and bring it with you to the meeting.

The voting instruction deadlines and availability of telephone and internet voting instructions for beneficial owners of shares held in “street name” will depend on the voting processes of the organization that holds your shares. Therefore, Cerulean urges you to carefully review and follow the voting instruction card and any other materials that you receive from that organization.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. Cerulean’s bylaws provide that a quorum will exist if stockholders holding a majority of the shares of stock issued and outstanding and entitled to vote are present at the meeting in person or by proxy. Abstentions will count as present for establishing a quorum but will note be counted as votes cast. Broker non-votes will not count as present for establishing a quorum and will not be counted as votes cast. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

Ballot Measures Considered “Routine” and “Non-Routine”

Each of the Novartis Asset Sale Proposal, Daré Share Issuance Proposal, Reverse Stock Split Proposal and Adjournment Proposal is a matter considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes for each of these proposals.

Required Vote

The votes required for each proposal are as follows:

Proposal 1 (Novartis Asset Sale Proposal). Approval of the Novartis Asset Sale Proposal requires the affirmative vote of a majority of the outstanding shares of Cerulean common stock entitled to vote thereon.

Because the vote on the Novartis Asset Sale Proposal is based on the total number of shares outstanding, rather than the number of actual votes cast, abstentions and “broker non-votes” will have the same effect as voting against Proposal 1.

Proposal 2 (Daré Share Issuance Proposal). Approval of the Daré Share Issuance Proposal requires the affirmative vote of a majority of the shares of Cerulean common stock, present in person or represented by proxy and voting affirmatively or negatively on the subject matter. Abstentions and broker non-votes will not be counted as votes cast on Proposal 2.

Proposal 3 (Reverse Stock Split Proposal). Approval of the Reverse Stock Split Proposal requires the affirmative vote of a majority of the outstanding shares of Cerulean common stock entitled to vote thereon. Because the vote on the Reverse Stock Split Proposal is based on the total number of shares outstanding, rather than the number of actual votes cast, abstentions and “broker non-votes” will have the same effect as voting against Proposal 3.

Proposal 4 (Adjournment Proposal). Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Cerulean common stock, present in person or represented by proxy and entitled to vote on the subject matter. Broker non-votes will not be counted as votes cast on Proposal 4. Abstentions will have the same effect as voting against Proposal 4.

Each of the Novartis Asset Sale Proposal, Daré Share Issuance Proposal, Reverse Stock Split Proposal and Adjournment Proposal is an independent proposal; none of the foregoing is conditioned upon the approval of any other proposal. The approval of the Novartis Asset Sale Proposal is required to consummate the Novartis Transaction. The approval of the Daré Share Issuance Proposal is required to consummate the Daré Transaction. If the Novartis Asset Sale Proposal is not approved and the Novartis Transaction is not consummated, and/or if the Daré Share Issuance Proposal is not approved and the Daré Transaction is not consummated, the Cerulean Board may determine to proceed with the reverse stock split if the Reverse Stock Split Proposal is approved.

Method of Counting Votes

Each holder of common stock is entitled to one vote at the special meeting on each matter to come before the special meeting for each share held by such stockholder as of the record date. Votes will be tabulated by the inspector of elections appointed for the special meeting, who will also determine whether a quorum is present.

Revoking a Proxy; Changing Your Vote

If you are a stockholder of record, you may revoke your proxy before the vote is taken at the meeting:

•	by submitting a new proxy with a later date before the applicable deadline either signed and returned by mail or transmitted using the telephone or internet proxy submission procedures described in the “How to Vote” section above;

•	by voting in person at the meeting; or

•	by filing a written revocation with Cerulean’s corporate secretary.

If your shares are held in “street name,” you may submit new voting instructions by contacting your broker or other organization holding your account. You may also vote in person at the special meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a legal proxy from the organization that holds your shares as described in the “How to Vote” section above.

Your attendance at the special meeting will not automatically revoke your proxy.

Solicitation of Proxies

Daré and Cerulean will share equally all fees and expenses, other than accountant’s and attorneys’ fees, incurred with respect to the printing, filing and mailing of the proxy statement (including any related preliminary materials) and any amendments or supplements thereto. In addition to solicitations by mail, Cerulean’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, email, personal interviews and other means. Cerulean has retained Morrow Sodali LLC to assist it in soliciting proxies using the means referred to above. Morrow Sodali LLC will be paid fees of approximately $10,500, plus reimbursement of out-of-pocket expenses.

Voting Results

Cerulean plans to announce preliminary voting results at the special meeting and to publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the special meeting.

Voting by Cerulean’s Directors, Executive Officers and Certain Stockholders

Certain stockholders beneficially owning in the aggregate approximately 20.7% of the outstanding common stock of Cerulean as of the date of the Daré Stock Purchase Agreement have each entered into the Support Agreement in favor of Daré. The beneficial ownership of these stockholders consists of 5,219,990 shares of Cerulean common stock, as well as 778,983 shares subject to options to acquire shares of Cerulean common stock and warrants to purchase up to 30,809 shares of common stock of Cerulean that are in each case exercisable within 60 days of the date of the Daré Stock Purchase Agreement. Each stockholder that entered into the Support Agreement has agreed, solely in its capacity as an equityholder, to vote all of the shares of Cerulean common stock held by such stockholder in favor of the issuance of Cerulean common stock in the Daré Transaction and against any “acquisition proposal,” as defined in the Daré Stock Purchase Agreement and described in the section entitled, “Terms of the Daré Stock Purchase Agreement—No Solicitation; Third Party Competing Proposal,” beginning on page 141 of this proxy statement. As of June 19, 2017, Cerulean is not aware of any affiliate of Daré owning any shares of Cerulean common stock entitled to vote at the Cerulean special meeting.

Independent Registered Public Accounting Firm

Representatives of Deloitte & Touche LLP, Cerulean’s independent registered public accounting firm, are expected to be present at the special meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

No Appraisal Rights

Holders of Cerulean common stock are not entitled to appraisal rights under Delaware law with respect to any of the proposals to be voted on at the special meeting. For more information about appraisal rights, see the provisions of Section 262 of the DGCL.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of Cerulean’s documents, including the proxy statement, may have been sent to multiple stockholders in your household. Cerulean will promptly deliver or cause to be delivered a separate copy of the proxy statement to you upon written or oral request to Cerulean Pharma Inc. (35 Gatehouse Drive, Waltham, MA 02451, Attention: Investor Relations, telephone: 781-996-4300 or email: ir@ceruleanrx.com), or to Morrow Sodali, LLC, Cerulean’s proxy solicitor, using the information below. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may also contact Cerulean Pharma Inc. (35 Gatehouse Drive, Waltham, MA 02451 Attention: Investor Relations, telephone: 781-996-4300 or email: ir@ceruleanrx.com), or Morrow Sodali, LLC, Cerulean’s proxy solicitor, using the information below:

Stockholders May Call Toll-Free: (800) 662-5200

Stockholders May Email: cerulean.info@morrowsodali.com

Adjournments

If at the special meeting, the Cerulean Board determines that it is necessary to seek to adjourn the special meeting to seek additional proxies to approve any of the Novartis Asset Sale Proposal, the Daré Share Issuance Proposal or the Reverse Stock Split Proposal, then the Cerulean Board will move to vote on the Adjournment Proposal. If the stockholders approve the Adjournment Proposal, Cerulean may adjourn the meeting. If the special meeting is adjourned, Cerulean is not required to give notice of the time and place of the adjourned meeting if it is to take place within 30 days and if the time and place of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the special meeting, unless the Cerulean Board fixes a new record date for the special meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Cerulean’s proxy solicitor, Morrow Sodali, LLC, using the information below:

Stockholders May Call Toll-Free: (800) 662-5200

Stockholders May Email: cerulean.info@morrowsodali.com

BACKGROUND OF THE NOVARTIS TRANSACTION AND THE DARÉ TRANSACTION

On June 13, 2016, members of Cerulean’s management team met with representatives of Novartis to discuss a potential Platform collaboration. Cerulean and Novartis continued to discuss the structure of a potential collaboration between June 13 and August 3.

On August 3, Novartis sent a draft term sheet to Cerulean for a Platform collaboration proposing a five-target collaboration with upfront payments, research and development funding, milestone payments and royalty payments.

On August 4, Mr. Guiffre, Cerulean’s Chief Executive Officer, met with representatives of Novartis to discuss the draft term sheet. The parties negotiated the draft term sheet until August 28.

From August 8-10, five Cerulean employees and a biostatistician consultant (the “Data Analysis Team”) met off-site at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, Cerulean’s outside legal counsel (“WilmerHale”), to analyze the data from Cerulean’s randomized Phase 2 trial of CRLX101 in combination with Avastin® in metastatic renal cell carcinoma (the “RCC Trial”).

On August 11, at WilmerHale’s offices, the Data Analysis Team presented the topline results of the RCC Trial to Mr. Guiffre and other members of Cerulean management, informing them that the trial did not meet its primary endpoint. Later that day, Mr. Guiffre informed Cerulean’s Chairman of the Board that the RCC Trial did not meet its primary endpoint.

On August 11 and 12, the Data Analysis Team and management further analyzed and discussed the data and requested additional subgroup analyses and clarifications regarding these data from the CRO that conducted the RCC Trial.

On August 12, Cerulean’s management team discussed the results of the RCC Trial with the clinical advisory committee (the “Clinical Advisory Committee”) of the Cerulean Board.

On August 15, the Cerulean Board held a telephonic special meeting with representatives of Cerulean management (Mr. Guiffre, Adrian Senderowicz, Chief Medical Officer and Senior Vice President, Gregg Beloff, Interim Chief Financial Officer, and Alejandra Carvajal, Vice President and General Counsel) and a representative of WilmerHale participating to discuss the results of the RCC Trial and the implications on Cerulean, including the need for a reduction in force and a retention plan for remaining employees. The Cerulean Board also discussed the need to reduce operating expenses to extend the date through which Cerulean could continue to fund operations with existing cash in order to allow ongoing discussions with Novartis regarding a potential collaboration involving Cerulean’s Platform to mature and to allow ongoing clinical trials to generate more data, both of which might allow Cerulean to raise additional capital.

On August 17, after market close, Cerulean announced the results of the RCC Trial and held a public conference call.

On August 18, the Cerulean Board held a telephonic special meeting with representatives of Cerulean management (Mr. Guiffre, Mr. Beloff and Ms. Carvajal) and WilmerHale participating to consider a reduction in force and to consider recommendations of the compensation committee (the “Compensation Committee”) of the Cerulean Board for severance and retention packages. The Cerulean Board unanimously approved a reduction in force and the Compensation Committee’s recommendations for retention packages for all remaining employees except Mr. Guiffre. Later on August 18, before the market opened, Cerulean announced a reduction in force of approximately 48%.

On August 18, the closing price of Cerulean common stock was $1.20 per share, resulting in a market capitalization of approximately $33 million, down from approximately $75 million the day before.

On August 26, Novartis sent to Cerulean a revised non-binding term sheet for the Platform collaboration.

On August 28, Cerulean agreed to the term sheet for the Platform collaboration provided by Novartis. The parties began contract negotiations immediately thereafter.

On September 2, a representative of an emerging public Japanese biopharmaceutical company that we refer to as Company A contacted Mr. Guiffre to inquire about possible collaboration opportunities, including a joint venture or a licensing or acquisition transaction.

On September 14, Cerulean entered into a confidentiality agreement with Company A.

During the months of September and October, Cerulean and representatives of Company A discussed the possibility of a collaboration. Also during this period, Cerulean and Novartis continued their contract negotiations for a possible Platform collaboration.

On September 28, the Cerulean Board held a regularly scheduled in person meeting with representatives of Cerulean management (Mr. Guiffre, Mr. Beloff, Dr. Senderowicz, Scott Eliasof, Vice President, Research, Ms. Carvajal, Tiffany Crowell, Vice President, Clinical Operations, Marc Wolfgang, Vice President, Tech Ops, Chester Metcalf, III, Executive Director of Discovery Chemistry and Technology, Neil R. Barnes, Executive Director, Pharmaceutical Sciences & Manufacturing, and James O’Neill, Director, Controller) and a representative of WilmerHale participating at the invitation of the Cerulean Board. As part of this meeting, the Cerulean Board discussed the status of the negotiations of the Platform collaboration with Novartis. The Cerulean Board also discussed the possibility of entering into a common stock purchase agreement, which would commit, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital Fund, LLC (“Aspire Capital”) to purchase up to a set dollar amount of shares of Cerulean’s common stock over a term of 24 months, which we refer to as the at-the-market stock purchase agreement, or ATM. In addition, Aquilo made a presentation to the Cerulean Board during which Aquilo introduced itself to the Cerulean Board, described preparatory work it had done in anticipation of the presentation to the Cerulean Board and discussed potential strategic outcomes for Cerulean, proposed messaging to potential counterparties and an expected transaction timeline. Subsequently, the Cerulean Board discussed in executive session with a representative of WilmerHale present the possibility of retaining Aquilo as an advisory firm to assist Cerulean in exploring partnering and acquisition opportunities. The Cerulean Board also discussed in executive session with a representative of WilmerHale present a range of strategic options and decided to continue with the plan discussed in August to pursue a potentially value-creating collaboration with Novartis, to continue ongoing clinical trials to generate potentially value-creating clinical data, and to pursue an ATM intended to provide interim financing after the announcement of the Platform collaboration with Novartis until such time as clinical data from the ongoing clinical trials might allow for additional financing.

On October 4, the Cerulean Board, acting by written action, authorized Cerulean’s management to enter into an engagement letter with Aquilo. Later in the day on October 4, Cerulean formally engaged Aquilo to advise on strategic alternatives for Cerulean to maximize stockholder value and to explore a range of options, including possible partnering and sale transactions, with the understanding that Cerulean’s initial priority was to secure a value-creating partnering agreement.

On October 8, Cerulean presented data from the second cohort of Cerulean’s single-arm Phase 1b/2 trial of CRLX101 in combination with weekly paclitaxel in platinum-resistant ovarian cancer (the “Ovarian Trial”), at the European Society for Medical Oncology (“ESMO”) conference. Data from the second cohort showed an 11% response rate, and the aggregate response rate for both cohorts was 33%, down from the 56% response rate observed in the first cohort alone.

On October 10, the closing price of Cerulean’s common stock was $0.91 per share, resulting in a market capitalization of approximately $25 million.

On October 14, the Cerulean Board held a telephonic special meeting with representatives of Cerulean management (Mr. Guiffre, Mr. Beloff, Ms. Carvajal and Mr. O’Neill) and WilmerHale participating and unanimously approved an ATM with Aspire Capital. Later that day, Cerulean entered into the ATM with Aspire Capital.

On October 17, the Cerulean Board, acting by written action, approved the Platform collaboration with Novartis on the terms discussed with the Cerulean Board at the September 28 meeting.

On October 18, Cerulean executed the Platform collaboration agreement with Novartis.

On October 19, before the market opened, Cerulean announced the Platform collaboration with Novartis and the ATM with Aspire Capital for the purchase by Aspire Capital of up to $20 million of Cerulean common stock.

On October 19, the closing price of Cerulean’s common stock was $0.95 per share, up from $0.68 the day before, resulting in a market capitalization of approximately $27 million.

Between October 20, 2016, and March 19, 2017, members of Cerulean management and representatives of Aquilo, acting at the direction and under the supervision of the Cerulean Board and, following its formation on December 20, the Transaction Committee (as defined below), conducted a process of identifying and evaluating potential strategic transactions with pharmaceutical, biotechnology, and other companies. Cerulean identified companies that it believed could have an interest in its clinical candidates and/or its Platform. Aquilo augmented that list with companies that it believed, based on its experience in similar transactions in the biopharmaceutical industry, could be potential partners or acquirors of Cerulean. Working with Aquilo, Cerulean contacted or was contacted by over 90 companies. Cerulean held in person or telephonic meetings with the management of all 28 companies that expressed an interest in meeting with Cerulean, signed transaction-specific confidentiality agreements with 12 of those companies, received non-binding indications of interest from eight of those companies, provided draft agreements to seven of those companies and entered into negotiations of the agreements with five of those companies. Only Company A and an emerging public Swiss biopharmaceutical company that we refer to as Company B made proposals to acquire Cerulean as a whole. Both companies withdrew from the process. Daré and three other companies made proposals to merge into Cerulean, and discussions with those three other companies were discontinued by Cerulean (Company F) or by both Cerulean and the potential merger partner (Company E and Company I). Three companies (Company A, Novartis and NewLink) expressed interest in buying certain of Cerulean’s assets, and Cerulean signed agreements with Novartis and NewLink. The background of these discussions is described in greater detail below.

On October 25, representatives of Company A visited Cerulean to continue collaboration discussions.

On November 2, the Cerulean Board held a regularly scheduled telephonic update meeting with a representative of WilmerHale participating. The Cerulean Board discussed the need to retain executives during the strategic review process in which a change of control was possible.

On November 8, the Cerulean Board, acting by written action, approved the Compensation Committee’s recommendation for the creation of a bonus pool for Cerulean’s six executives in the aggregate amount of 3.5% of the value of a change of control transaction.

On November 10, Cerulean’s Chief Medical Officer (Dr. Senderowicz) and Chief Scientific Officer (Dr. Eliasof) had a telephonic meeting with representatives of Company B to discuss partnering opportunities.

On November 17, Cerulean received a letter from NASDAQ notifying Cerulean that it no longer met NASDAQ’s minimum bid price requirement and that Cerulean had 180 days to regain compliance.

On November 18, Cerulean filed a Current Report on Form 8-K disclosing its receipt of the NASDAQ notice.

On November 18, Cerulean also entered into a confidentiality agreement with Company B.

On November 21, Company A sent a proposal to Mr. Guiffre for the creation of a joint venture between Cerulean and Company A to jointly fund development of CRLX101 and share equally in any profits from the development of the drug candidate. The proposal included no upfront payment, but contemplated a $3 million equity investment in Cerulean by Company A as well as Cerulean issuing to Company A $12 million in convertible debt, which would be convertible into Cerulean common stock, and $15 million of warrants, which would be exercisable for Cerulean common stock, in each case at premiums over the market price of Cerulean’s common stock at the time of execution of the joint venture transaction.

On November 22, Mr. Guiffre and Aquilo spoke with a representative from Company A to ask questions about Company A’s proposal. Later in the day on November 22, Cerulean informed Company A that it would not be able to accept Company A’s collaboration proposal because it allocated too much value from the proposed collaboration to Company A and not enough value to Cerulean. Cerulean suggested to Company A possible alternative terms that might allow the parties to continue a dialogue around a potential partnering transaction.

On November 28, Company A discontinued partnering discussions, and Cerulean informed Company A that it would consider an acquisition proposal if Company A wanted to present one.

On November 29, Company A indicated that it would consider making an acquisition proposal and would commence due diligence in anticipation of such a proposal.

On December 6, a representative of Company B informed Cerulean that Company B would find it difficult to proceed with a partnering arrangement that involved joint clinical development and separate United States and European Union commercial rights.

On December 7, the Cerulean Board held a regularly scheduled in person meeting with representatives of Cerulean management (Mr. Guiffre, Mr. Beloff, Dr. Senderowicz, Dr. Eliasof, Ms. Carvajal, Ms. Crowell, Dr. Barnes, Dr. Metcalf, Mr. O’Neill, and Tim Coleman, Director, FP&A), WilmerHale and Aquilo participating at the invitation of the Cerulean Board. As part of that meeting, management informed the Cerulean Board that enrollment for the third cohort of patients from the Ovarian Trial was slower than anticipated, enrollment was not yet complete and any possible value inflection that might result from the data readout may be outside Cerulean’s cash runway. In addition, Aquilo updated the Cerulean Board on Cerulean’s partnering efforts, which had yielded little interest and only one partnering proposal (from Company A). Aquilo also presented the potential for an acquisition offer from Company A and a proposal from management and Aquilo to pivot partnering discussions to acquisition discussions where possible. In executive session, the Cerulean Board discussed a range of strategic options, including a sale of the company, the possibility of going private, and the possibility of an orderly wind-down of the company if no transaction could be consummated. The Cerulean Board also discussed the formation of an independent transaction committee of the Cerulean Board. The Cerulean Board directed management and Cerulean’s advisors to aggressively explore acquisition options as a way to maximize stockholder value.

Later on December 7, a representative of Cerulean contacted a representative of Company B to indicate that, if a partnering transaction would be difficult, Company B may want to consider a possible acquisition of Cerulean.

On December 7, the closing price of Cerulean’s common stock was $0.81, resulting in a market capitalization of approximately $23 million.

During the month of December and following the December 7 Cerulean Board meeting, Mr. Guiffre contacted seven potential investors or intermediaries identified by the Cerulean Board and Cerulean management to discuss the possibility of going private. None of those conversations generated any interest.

On December 8, Company A informed Aquilo that it intended to submit a proposal for an acquisition of Cerulean.

On December 12, representatives of Company B met with Cerulean management and Aquilo at Cerulean’s offices to discuss a possible acquisition of Cerulean.

On December 15, representatives of Company B informed Aquilo that it intended to submit a proposal for an acquisition of Cerulean.

On December 20, the Cerulean Board, acting by written action, formed an independent transaction committee of the Cerulean Board consisting of Alan Crane, William McKee and William Rastetter to oversee and guide the strategic transaction process (the “Transaction Committee”). The members of the Transaction Committee were selected by the Cerulean Board based primarily on the members’ knowledge of, and experience with, strategic transactions, experience in evaluating the prospects and relative value of potential strategic partners, operational and executive experience relative to the required diligence of potential strategic partners, diversity of professional experience and ability to meet the time commitments of service on such committee. The Cerulean Board delegated to the Transaction Committee the primary authority to review and evaluate proposals for strategic transactions, to review and evaluate the prospects for the strategic partners, to interface with Aquilo and to act on behalf of the Cerulean Board in facilitating the review, analysis, evaluation, monitoring and exercise of general oversight of all proceedings and activities related to any strategic transaction proposal. The Transaction Committee was not delegated the authority to approve any particular transaction but was directed to provide recommendations to the Cerulean Board with regards to the various proposals and/or strategic partners.

Later in the day on December 20, a representative of Company A informed Mr. Guiffre that it had decided not to submit an acquisition proposal citing internal concerns and financial constraints.

On December 21, the Transaction Committee held a telephonic meeting. Representatives of Cerulean management, Aquilo and WilmerHale participated at the invitation of the Transaction Committee. During the meeting, the Transaction Committee discussed the transaction process to date, plans for the process going forward and the role and responsibilities of the Transaction Committee. The Transaction Committee also received updates from Aquilo on recent discussions and the acquisition proposal expected from Company B. The Transaction Committee also reviewed and authorized additional outreach to seek additional acquisition proposals to the expected proposal from Company B.

On December 21 and 22, at the direction of the Transaction Committee, Aquilo contacted 15 biopharmaceutical companies Aquilo and Cerulean management believed to be the most likely to be interested in acquiring Cerulean to assess their interest in a possible strategic transaction with Cerulean.

On December 22, Mr. Guiffre telephoned Novartis, an additional contact at one of the biopharmaceutical companies contacted by Aquilo, and one biopharmaceutical company not contacted by Aquilo to assess interest in a possible strategic transaction with Cerulean.

Later in the day on December 22, Company B submitted a non-binding proposal for an acquisition of Cerulean that involved an upfront payment of CHF 30 million to be paid in shares of Company B common stock plus contingent value rights (“CVRs”), with a potential value of up to CHF 47.5 million to be paid in shares of Company B stock or cash, at the election of Company B, upon the achievement of certain development and regulatory milestones.

On December 26, the Transaction Committee held a telephonic meeting. Representatives of Cerulean management, Aquilo and WilmerHale participated at the invitation of the Transaction Committee. During the meeting, the Transaction Committee discussed the proposal from Company B and outreach to other companies to solicit additional acquisition proposals.

On December 27, representatives of Aquilo spoke with representatives of Company B to discuss Company B’s proposal and possible next steps.

On December 29, the Transaction Committee held a telephonic meeting. Representatives of Cerulean management (Mr. Guiffre, Mr. Beloff and Ms. Carvajal), Aquilo and WilmerHale participated at the invitation of the Transaction Committee. During the meeting, the Transaction Committee discussed the proposal from Company B and unanimously authorized Aquilo to provide feedback to Company B, including requesting that Company B increase its offer. The Transaction Committee also reviewed the status of other companies in the process and outreach to other companies to solicit additional acquisition proposals. Later in the day on December 29, Aquilo provided feedback to Company B on its proposal in accordance with the Transaction Committee’s directions.

On January 3, 2017, Mr. Guiffre spoke with the chief executive officer of Company B about the possibility of Company B acquiring Cerulean.

On January 5, Company B submitted a revised proposal for an acquisition of Cerulean that provided for an increased upfront of CHF 37.5 million in shares of Company B common stock and increased the potential aggregate value of the CVRs to up to CHF 97.5 million. Later in the day on January 5, the Transaction Committee held a telephonic meeting with representatives of Cerulean management (Mr. Guiffre and Ms. Carvajal), Aquilo and WilmerHale participating at the invitation of the Transaction Committee to discuss the revised proposal from Company B. During this meeting, the Transaction Committee unanimously authorized Aquilo to provide feedback to Company B on its revised proposal, including requesting that Company B increase the consideration offered in its revised proposal. The Transaction Committee also discussed the status of other companies in the strategic review process and outreach to other companies to solicit additional acquisition proposals. In addition, representatives of WilmerHale reviewed for the members of the Transaction Committee the fiduciary duties of directors in considering a strategic transaction.

On January 6, Aquilo provided verbal feedback to Company B on its revised proposal in accordance with the directions of the Transaction Committee, again recommending that Company B increase its offer.

On January 8, Company B provided a further revised proposal that provided for an increased upfront of CHF 40 million in shares of Company B common stock and an increase in the aggregate value of the CVRs to up to CHF 102.5 million. Later that day, Mr. Guiffre spoke with a representative of Novartis about the possibility of an acquisition of Cerulean.

Between January 10 and January 12, Mr. Guiffre met with representatives of Company B as well as representatives of two other pharmaceutical companies at the annual JP Morgan Healthcare Conference to discuss the possibility of an acquisition of Cerulean. None of these companies other than Company B submitted a proposal to acquire Cerulean.

On January 11, Company B entered into a confidentiality agreement with Cerulean, was granted access to Cerulean’s electronic data room, and received a draft merger agreement from Aquilo.

Between January 11 and January 26, Cerulean responded to diligence requests from Company B, and the companies negotiated the draft merger agreement.

On January 13, the Cerulean Board held a telephonic special meeting with representatives of Cerulean management (Mr. Guiffre, Mr. Beloff and Ms. Carvajal), Aquilo and WilmerHale participating at the invitation of the Cerulean Board. During this meeting, WilmerHale reviewed for the directors their fiduciary duties in considering a strategic transaction. Aquilo provided the Cerulean Board with a process update, including Company B’s twice-revised offer, and plans for next steps in the process of seeking additional acquisition proposals. The Cerulean Board also discussed the possibility of an orderly wind-down if no transaction could be consummated.

Also on January 13, members of Cerulean management were provided access to Company B’s electronic data room.

On January 17, Mr. Guiffre spoke with a representative of Novartis, who indicated that Novartis might be interested in an acquisition of Cerulean and that Novartis was prepared to begin diligence.

On January 18, Company B received a draft platform CVR agreement from Aquilo.

On January 19, Company B received a draft regulatory CVR agreement from Aquilo.

Also on January 19, Cerulean entered into a confidentiality agreement with Novartis, and Novartis was granted access to Cerulean’s electronic data room on January 22.

On January 20, representatives of Cerulean management (Mr. Guiffre, Dr. Senderowicz, Dr. Eliasof and Ms. Crowell) presented to Company B and its external clinical advisors as part of a clinical diligence call.

Also on January 20, the Transaction Committee held a telephonic meeting with representatives of Cerulean management (Mr. Guiffre, Mr. Beloff and Ms. Carvajal), Aquilo and WilmerHale participating at the invitation of the Transaction Committee. During the meeting, the Transaction Committee discussed the status of Cerulean’s strategic review process and outreach to other companies to solicit additional acquisition proposals.

On January 23, a large pharmaceutical company that we refer to as Company C signed a confidentiality agreement and was granted access to Cerulean’s electronic data room.

On January 26, Cerulean completed enrollment of the third cohort of patients in the Ovarian Trial.

On January 27, Company B informed Cerulean and Aquilo that it is was withdrawing from the process citing the results of its due diligence on Cerulean’s clinical data from the Ovarian Trial and confirmed it was not interested in discussing a lower purchase price.

Later in the day on January 27, the Transaction Committee held a telephonic meeting with representatives of Cerulean management (Mr. Guiffre, Mr. Beloff and Ms. Carvajal), Aquilo and WilmerHale participating at the invitation of the Transaction Committee. During the meeting, the Transaction Committee discussed the decision by Company B to withdraw from the process, the status of other companies remaining in the process, plans for next steps in the process of seeking additional acquisition proposals, and the possibility of issuing a press release announcing that the Cerulean Board was conducting a comprehensive review of strategic alternatives focused on maximizing stockholder value and that Cerulean had engaged Aquilo as its financial advisor to assist in the strategic review process. We refer to this press release as the Strategic Alternatives Press Release.

On January 28, Mr. Guiffre spoke with a representative of Novartis who indicated that Novartis was still considering the possibility of an acquisition of Cerulean but that it would take time to evaluate.

On January 30, Aquilo re-approached Company A to inquire if Company A would again consider a proposal to acquire Cerulean. Company A indicated that it may be interested in acquiring Cerulean at a price that would be lower than Cerulean was seeking when Company A discontinued discussions in December 2016.

Also on January 30, Company C withdrew from the process without citing a reason.

On January 31, the Cerulean Board held a telephonic special meeting with representatives of Cerulean management (Mr. Guiffre, Mr. Beloff and Ms. Carvajal) and WilmerHale participating at the invitation of the Cerulean Board. During the meeting, the Cerulean Board discussed strategic alternatives for Cerulean. The Cerulean Board discussed at length and considered a wide range of options, including a sale of Cerulean as whole, a sale of parts of Cerulean, reverse merger transactions, seeking to raise capital, remaining a virtual public company and conducting an orderly wind-down. The Cerulean Board discussed possible alternatives and determined that it was not, at the time, in the best interests of Cerulean and its stockholders to seek to raise additional capital or to wind down Cerulean and that management should continue ongoing discussions regarding potential strategic alternatives and continue to seek additional acquisition and other proposals. The Cerulean Board also discussed and reviewed a Strategic Alternatives Press Release, and unanimously authorized Cerulean’s management to issue the Strategic Alternatives Press Release the next day.

Also on January 31, a representative of Cerulean spoke with a representative of NewLink about the possibility of a strategic transaction between NewLink and Cerulean.

On January 31, the closing price of Cerulean’s common stock was $0.81, resulting in a market capitalization of approximately $23 million.

On February 1, Cerulean issued the Strategic Alternatives Press Release. From December 7 to the issuance of the Strategic Alternatives Press Release, Cerulean and/or Aquilo had contacted a total of 31 companies that Aquilo and Cerulean believed to be the most likely to be interested in acquiring Cerulean to solicit acquisition proposals.

Following the issuance of the Strategic Alternatives Press Release, Cerulean continued discussions with 4 companies, and Cerulean and Aquilo contacted or were contacted by 15 additional companies that had not previously been contacted by Cerulean or Aquilo.

Also on February 1, an emerging public Australian biopharmaceutical company that we refer to as Company D signed a confidentiality agreement and was granted access to Cerulean’s electronic data room, but Company D ultimately withdrew from the process without citing a reason.

Also on February 1, Aquilo spoke with the chief executive officer of a public biotech company trading on the pink sheets that we refer to as Company E about the possibility of a reverse merger into Cerulean. Also on that day, Cerulean entered into a confidentiality agreement with Company E.

On February 2, Cerulean and Aquilo had a call with Company E to discuss the possibility of a reverse merger of Company E into Cerulean.

On February 3, the Cerulean Board held a telephonic special meeting with representatives of Cerulean management (Mr. Guiffre, Mr. Beloff and Ms. Carvajal), Aquilo and WilmerHale participating at the invitation of the Cerulean Board. During the meeting, the Cerulean Board discussed Cerulean’s strategic alternatives and other options, including whether the Company could continue as a standalone company, possible further reductions in force, whether to seek to raise additional capital and the possibility of winding down the Company. The Cerulean Board discussed possible alternatives and determined that it was not, at the time, in the best interests of Cerulean and its stockholders to seek to raise additional capital or to wind down Cerulean and that management should continue ongoing discussions regarding potential strategic alternatives and continue to seek additional acquisition and other proposals.

Also on February 3, Aquilo spoke with the chief executive officer of a private diagnostics company that we refer to as Company F about the possibility of a reverse merger into Cerulean. On February 3, Aquilo also spoke with a representative of a public biotech company listed on a foreign stock exchange that we refer to as Company G about the possibility of a reverse merger with Cerulean.

Also on February 3, Cerulean entered into a confidentiality agreement with NewLink. Later on February 3, Cerulean gave a presentation on CRLX101 to NewLink via teleconference. Later that same day, NewLink was granted access to Cerulean’s electronic data room.

On February 4, Mr. Guiffre spoke with the chief executive officer of Company G about the possibility of a reverse merger into Cerulean. Also on that day, Cerulean entered into a confidentiality agreement with Company G and Company G was granted access to Cerulean’s electronic data room. Also on that day, Cerulean entered into a confidentiality agreement with Company F.

On February 5, Mr. Guiffre met with the chief executive officer of Company F to discuss the possibility of a reverse merger of Company F into Cerulean. Also on that day, Company F was granted access to Cerulean’s electronic data room.

On February 6, a member of Cerulean’s Board conducted a reverse diligence call with the chief executive officer of Company F. That same day, Company F submitted a non-binding proposal to merge into Cerulean, under which the ownership percentage of the combined company for Cerulean stockholders would be 25% at closing, assuming Cerulean had $7 million in net cash at closing.

On February 7, the Transaction Committee held a telephonic meeting with representatives of Cerulean management (Mr. Guiffre, Mr. Beloff and Ms. Carvajal), Aquilo and WilmerHale participating at the invitation of the Transaction Committee. During the meeting, the Transaction Committee considered a reverse merger proposal submitted by Company F and reviewed the status of discussions with other companies. The Transaction Committee unanimously instructed management and Aquilo to encourage Company F to improve its offer and to conduct further diligence on Company F.

On February 8, Cerulean and Aquilo communicated feedback to Company F on its proposal and requested a reverse diligence call with two Cerulean Board members and its Chief Scientific Officer (Dr. Eliasof).

Also on February 8, members of NewLink management met with Cerulean management at Cerulean’s offices to conduct further diligence.

Also on February 8, Aquilo spoke with the chief executive officer of a private oncology company that we refer to as Company H about the possibility of a reverse merger into Cerulean. That same day, Cerulean entered into a confidentiality agreement with Company H and Company H was granted access to Cerulean’s electronic dataroom.

Also on February 8, Company E was granted access to Cerulean’s electronic data room.

On February 10, the chief executive officer of Company H met with Cerulean management at Cerulean’s offices.

Also on February 10, Cerulean entered into a new confidentiality agreement with Company A and Company A was granted access to Cerulean’s electronic dataroom.

On February 13, Company G informed Cerulean that it was withdrawing from the process citing concerns regarding the complexity and time to completion of a transaction with Cerulean. Also on February 13, Company H informed Cerulean that is was withdrawing from the process citing concerns regarding the proposed timeline for a transaction.

Also on February 13, Mr. Guiffre and Cerulean’s Chief Medical Officer (Dr. Senderowicz) and Chief Scientific Officer (Dr. Eliasof) held a reverse diligence call with Company E.

Later on February 13, Company F submitted a revised proposal to merge into Cerulean, which maintained the ownership percentage of the combined company for Cerulean stockholders at 25% at closing, but which lowered the assumption for Cerulean’s net cash at closing to $5 million, and which included the possibility to increase the Cerulean stockholders’ ownership percentage to 30% if Company F could generate at least $5 million from the of Cerulean’s assets after closing. Later that day, two members of Cerulean’s Board and Cerulean’s Chief Scientific Officer (Dr. Eliasof) held a reverse diligence call with Company F.

On February 14, Company A submitted a proposal to acquire Cerulean in a cash tender offer for an upfront payment of $10 million and CVRs for up to $40 million payable on the receipt of regulatory approval to commercialize CRLX101 and CRLX301 in the United States and/or the European Union. Later in the day, Company E submitted a reverse merger proposal to Cerulean, which would provide Cerulean stockholders with 16% of the combined company at closing, assuming Cerulean had at least $5 million in net cash at closing.

Later in the day on February 14, the Transaction Committee held a telephonic meeting with representatives of Cerulean management (Mr. Guiffre, Mr. Beloff and Ms. Carvajal), Aquilo and WilmerHale participating at the invitation of the Transaction Committee. During the meeting, the Transaction Committee discussed the revised reverse merger proposal from Company F, the tender offer proposal from Company A and the reverse merger proposal from Company E. The Transaction Committee also received an update on ongoing discussion with other companies. The Transaction Committee unanimously instructed Aquilo and Cerulean management to discontinue discussions with Company F because of concerns with Company F’s business prospects that were identified during Cerulean’s diligence of Company F. The Transaction Committee also unanimously instructed Aquilo and Cerulean management to encourage Company A and Company E to improve their offers.

On February 15, Mr. Guiffre communicated to the chief executive officer of Company F that Cerulean did not intend to proceed with a transaction with Company F.

Also on February 15, Cerulean and Aquilo spoke with a representative of Company A and recommended that Company A improve its offer. On the same day, Cerulean provided a draft cash tender agreement and CVR agreement to Company A. Later that day, Cerulean and Aquilo spoke with a representative of Company E and recommended that Company E improve its offer.

On February 16, representatives of Novartis telephoned Mr. Guiffre with a non-binding proposal to acquire Platform-related Cerulean know-how for $1.2 million. During that telephone call, Mr. Guiffre made a counterproposal, subject to authorization from the Transaction Committee, that Novartis acquire Cerulean for an upfront cash payment of $10 million and up to $50 million in cash milestone payments upon receipt of regulatory approval to commercialize up to five nanoparticle-drug conjugates in the United States or European Union. Cerulean and Novartis discussed Cerulean’s counterproposal on February 16 and 17.

Also on February 16, Aquilo spoke with representatives of a private data analytics company that we refer to as Company I about the possibility of a reverse merger into Cerulean.

On February 17, Company A submitted a revised tender offer proposal that provided for an increased upfront cash payment of $12 million and CVRs with an increased value of up to $50 million payable upon receipt of regulatory approval to commercialize CRLX101 and CRLX301 in the United States and/or the European Union.

On February 17, Cerulean also received a letter from NASDAQ notifying Cerulean that it had regained compliance with NASDAQ’s minimum bid price requirement.

Also on February 17, representatives of Cerulean management (Mr. Guiffre, Dr. Senderowicz, Dr. Eliasof, Ms. Carvajal, Ms. Crowell, Dr. Metcalf and Dr. Barnes) held another reverse diligence call with Company E.

Later on February 17, NewLink’s chief executive officer communicated to Mr. Guiffre that NewLink was not interested in an acquisition of Cerulean.

Later in the day on February 17, the Transaction Committee held a telephonic meeting. Representatives of Cerulean management (Mr. Guiffre, Mr. Beloff and Ms. Carvajal), Aquilo and WilmerHale participated in the meeting at the invitation of the Transaction Committee. During the meeting, the Transaction Committee discussed Mr. Guiffre’s counterproposal to Novartis, Company A’s revised offer, the status of other companies remaining in the process, and possible next steps. In that meeting, the Transaction Committee unanimously authorized Mr. Guiffre’s counterproposal to Novartis from the day before and authorized Mr. Guiffre to sign a non-binding letter of intent with Company A based on its revised offer. Later that day, Cerulean and Company A entered into a non-binding letter of intent and began negotiations of a cash tender merger agreement and CVR agreement. The parties negotiated both agreements until March 10.

On February 20, Dr. Rastetter, the Chairman of Cerulean’s Board, introduced Mr. Guiffre to the chief executive officer of Daré, Sabrina Johnson. Ms. Johnson called Mr. Guiffre on February 20 about the possibility of a reverse merger of Daré into Cerulean after having reviewed, at Dr. Rastetter’s suggestion, Cerulean’s Strategic Alternatives Press Release. Dr. Rastetter had previously been introduced to Ms. Johnson through common contacts in the San Diego biotech and women’s healthcare industry and Dr. Rastetter had on occasion provided business and industry related advice to Ms. Johnson on a voluntary and unpaid basis. Dr. Rastetter holds no position with, and has no financial interest or equity holdings in, Daré. Through these discussions with Ms. Johnson, Dr. Rastetter became aware that Daré was interested in evaluating potential reverse merger transactions. No other affiliates of Cerulean had any contact with Daré prior to February 20.

Also on February 20, a representative of Novartis advised Cerulean that Novartis was not interested in acquiring Cerulean, in part because Novartis was not interested in CRLX101 or CRLX301, and reiterated the proposal to acquire Platform-related know-how for $1.2 million. Mr. Guiffre asked if Novartis would consider purchasing Cerulean’s Platform in an asset acquisition.

Also on February 20, Cerulean entered into a confidentiality agreement with Company I.

On February 21, 2017, Cerulean entered into a confidentiality agreement with Daré, and Daré submitted a reverse merger proposal to Cerulean that did not include ownership percentages. Later that day, Mr. Guiffre spoke with Ms. Johnson about her proposal. Later the same day, Ms. Johnson submitted a revised proposal that would provide Cerulean stockholders 35% of the combined company at closing assuming at least $2.5 million in net cash from Cerulean at closing. The proposal did not specify specific dollar valuations of either company, and instead focused on the relative ownership percentages of the combined company, assuming $2.5 million in net cash from Cerulean at closing.

Also on February 21, Company I was granted access to Cerulean’s electronic data room.

Later in the day on February 21, 2017, the Cerulean Board held a telephonic meeting with representatives of Cerulean management (Mr. Guiffre, Mr. Beloff and Ms. Carvajal), Aquilo and WilmerHale participating at the invitation of the Cerulean Board. At the meeting, the Cerulean Board discussed the status of Cerulean’s strategic review process with respect to each company actively in discussions and next steps in the event no transaction was completed, including preparations for a potential wind-down, the timelines and costs involved in conducting a reverse merger, and the Transaction Committee’s decision to terminate discussions with Company F.

On February 22, Daré, Cerulean and Aquilo had a call to discuss Cerulean’s net cash forecast at closing and to discuss other aspects of the transaction that were not covered in Daré’s proposal.

On February 22, representatives of Cerulean management (Mr. Guiffre, Dr. Senderowicz, Dr. Eliasof, Ms. Carvajal, Ms. Crowell, Dr. Metcalf and Dr. Barnes) had a reverse diligence call with Daré’s management (Ms. Johnson and Lisa Walters-Hoffert, Daré’s Chief Financial Officer).

On February 23, Mr. Guiffre and Ms. Johnson spoke about the proposed transaction.

Also on February 23, representatives of Cerulean management (Mr. Guiffre, Dr. Senderowicz, Dr. Eliasof, Ms. Carvajal, Ms. Crowell, Dr. Metcalf and Dr. Barnes) held a reverse diligence call with management from Company I. Later that same day, Company I submitted a non-binding proposal to merge into Cerulean, under which the ownership percentage of the combined company for Cerulean stockholders would be 10% at closing assuming Cerulean had $4 million in net cash at closing.

Also on February 23, Mr. Guiffre met with the chief executive officer of Company E to discuss the status of Company E’s planned financing.

On February 24, Daré submitted a revised proposal that, among other things, would provide Cerulean stockholders with 35% of the combined company at closing and indicated that such ownership percentage could increase if Cerulean had more than $2.5 million in net cash at closing. Later in the day, Mr. Guiffre requested permission from the Transaction Committee by email to negotiate with Daré, Company E and Company I, and the Transaction committee authorized him to do so.

Also on February 24, Cerulean and Aquilo discussed Company I’s proposal with Company I.

On February 24 and 25, representatives of Company A conducted diligence at Cerulean’s offices.

On February 25, Mr. Guiffre and Ms. Johnson began negotiating Daré’s proposal, and such discussions continued until March 9. Throughout these negotiations, with advice from Aquilo, Mr. Guiffre discussed with Ms. Johnson the relative ownership percentages in the combined company and how to adjust those relative ownership percentages in the event of varying levels of net cash at closing. Cerulean and Daré ultimately stipulated dollar valuations of $15 million for Daré based on Daré’s prior discussions with venture capitalists and $7 million plus the amount of net cash at closing for Cerulean, using a formula that allowed the relative valuations to adjust based on the amount of net cash each company delivered at closing.

On February 26, 2017, Aquilo sent a draft merger agreement for a reverse merger transaction to each of Daré, Company E and Company I.

On February 27, Company I submitted a revised non-binding letter of intent to merge into Cerulean, which maintained the ownership percentage of the combined company for Cerulean stockholders at 10% at closing, but which lowered the assumption for Cerulean’s net cash at closing to $2.5 million.

Also on February 27, Daré was granted access to the Cerulean electronic data room.

Between February 27 and March 17, Cerulean responded to diligence requests from Daré, and Cerulean conducted diligence on Daré.

On February 28, Cerulean and Aquilo had a telephonic meeting with Company I and its legal and financial representatives to discuss sources of financing. As a result of financing concerns, the parties discontinued discussions after that meeting.

On February 29, Mr. Guiffre spoke with the chief executive officer of Company E and received an update on Company E’s financing efforts. As a result of financing concerns, the parties discontinued discussions after that meeting.

On March 3, Novartis offered $6 million for the Platform in an asset acquisition and communicated that $6 million was its final offer.

Later on March 3, the Transaction Committee held a telephonic meeting with representatives of Cerulean management (Mr. Guiffre, Mr. Beloff and Ms. Carvajal), WilmerHale and Aquilo participating at the invitation of the Transaction Committee. During the meeting, the Transaction Committee discussed the status of Cerulean’s strategic review process and next steps with Company A, Novartis and Daré. The Transaction Committee unanimously authorized Mr. Guiffre to counter-offer $9 million to Novartis and to accept $6 million if Novartis would not increase its offer. Mr. Guiffre communicated the proposed purchase price of $9 million to Novartis later that day. The Transaction Committee also unanimously authorized Mr. Guiffre to continue negotiations with Company A and Daré. The Transaction Committee also discussed the mechanics of the reverse merger process and the possibility of an orderly wind-down.

On March 6, Novartis rejected Cerulean’s $9 million counter-offer and reiterated that $6 million was its final offer. With prior approval from the Transaction Committee on March 3, Mr. Guiffre agreed with Novartis to proceed with the $6 million offer.

On March 6, Mr. Guiffre and Ms. Johnson had further discussions regarding a formula to adjust the ownership percentage of Cerulean’s stockholders in the combined company based on the net cash position of each company at closing. Later that day, Mr. Guiffre sent to Ms. Johnson an initial draft of a term sheet intended to capture this discussion, but noting that further discussion was required regarding the ownership adjustment formula.

On March 7, Daré submitted a non-binding term sheet to Cerulean that, among other things, would provide Cerulean stockholders with 38.78% of the combined company at closing with a condition to closing that Cerulean have at least $2.5 million in net cash at closing, and that the ownership percentage of Cerulean’s stockholders would be adjusted if Cerulean had more than $2.5 million in net cash and/or Daré had more than $1.0 million in net cash at closing according to a formula, provided that the ownership percentage of Cerulean’s stockholders would not exceed 49%. The parties continued to negotiate the term sheet through March 9, but did not ultimately sign a term sheet, and instead moved into negotiations of definitive documentation.

On March 7, the chief executive officer of Company A contacted Mr. Guiffre to propose an adjustment to the proposed milestone terms for Company A’s cash tender offer proposal.

On March 7 and March 8, Mr. Guiffre and the chief executive officer of Company A discussed a possible adjustment to the milestones that would leave the aggregate amount of the milestones at $50 million, but would allocate that amount differently among the three milestones.

On March 7, Novartis sent a draft asset purchase agreement to Cerulean. The parties negotiated the Novartis Asset Purchase Agreement until March 18.

On March 8, representatives of Cerulean management (Mr. Guiffre, Mr. Beloff, Dr. Senderowicz, Dr. Eliasof, Ms. Carvajal, Ms. Crowell, Dr. Metcalf, Dr. Barnes and Mr. O’Neill) participated in a diligence call with Company A’s outside counsel.

On March 9, Mr. Guiffre sought authorization from the Transaction Committee via email for Company A’s proposed adjustments to its milestones that would leave the aggregate amount of the milestones at $50 million, but would allocate that amount differently among the three milestones. After receiving authorization from the Transaction Committee, Mr. Guiffre communicated to Company A’s chief executive officer that the proposed changes to the milestone terms were acceptable.

Also on March 9, the Clinical Advisory Committee and Cerulean’s Chief Medical Officer (Dr. Senderowicz) had a reverse diligence call with Daré management (Ms. Johnson and Ms. Walters-Hoffert).

On March 10, Company A’s accounting advisors conducted on-site diligence at Cerulean.

On March 10, with representatives of Cerulean management (Mr. Guiffre, Mr. Beloff and Ms. Carvajal), WilmerHale and Aquilo participating at the invitation of the Cerulean Board, Daré management (Ms. Johnson and Ms. Walters-Hoffert) gave a presentation to the Cerulean Board and answered questions from the Cerulean Board.

Later in the afternoon on March 10, the Cerulean Board held a special telephonic meeting with representatives of Cerulean management (Mr. Guiffre, Mr. Beloff and Ms. Carvajal), WilmerHale and Aquilo participating at the invitation of the Cerulean Board. During the meeting, the Cerulean Board discussed the status of discussions with Company A, Daré, and Novartis. The Cerulean Board unanimously directed management and Cerulean’s advisors to aggressively move forward with all three companies.

Later in the evening of March 10, the CEO of Company A notified Mr. Guiffre that it was withdrawing from the process because its board of directors would not approve the transaction, once again citing internal concerns and financial constraints. Mr. Guiffre asked the chief executive officer of Company A if Company A would be interested in acquiring CRLX101.

On March 11, Company A’s chief executive officer offered to acquire both CRLX101 and the Platform for $10 million.

On March 11, Mr. Guiffre contacted the chief executive officer of NewLink to inquire if NewLink would be interested in purchasing CRLX101 and CRLX301 in an asset acquisition on an expedited timeline and the NewLink chief executive officer indicated that he might be interested in such an asset purchase.

On March 12, after consulting by telephone with two members of the Transaction Committee, Mr. Guiffre advised Company A that Cerulean would consider Company A’s offer to acquire both CRLX101 and the Platform if Company A could demonstrate that its board of directors would approve the transaction and could execute an agreement on an expedited timeline. Later that day, Company A withdrew its offer citing an inability to meet these requirements.

Later on March 12, members of Cerulean’s management were provided access to the Daré electronic data room to continue their diligence. Between March 12 and March 17, Cerulean’s industry consultants were also provided access to the Daré electronic data room. All four consultants provided to Cerulean written summaries of their diligence on Daré on or before March 17.

On March 13, WilmerHale sent a revised draft of an acquisition agreement, now structured as a stock purchase, to Daré and its counsel. The parties negotiated the Daré Stock Purchase Agreement until March 18, including the formula for adjusting ownership percentages in the combined company based on each party’s net cash at closing, the floor and ceiling for such ownership adjustment and conditions to closing.

On March 13, NewLink’s chief executive officer and Mr. Guiffre spoke, and NewLink’s chief executive officer indicated he would make a proposal for an acquisition by NewLink of CRLX101 and CRLX301 and that NewLink would be able to sign an acquisition agreement within one week.

On March 14, NewLink’s chief executive officer called Mr. Guiffre to make a non-binding proposal to acquire CRLX101 and CRLX301 for $1 million.

On March 14, Mr. Guiffre obtained permission from the Transaction Committee by email to make a counter-offer to sell CRLX101 and CRLX301 to NewLink for $4 million. Later that day Mr. Guiffre counter-offered to NewLink’s chief executive officer to sell CRLX101 and CRLX301 to NewLink for a price of $4 million. NewLink’s chief executive officer countered with an offer of $1.25 million. With permission from the Transaction Committee, Mr. Guiffre agreed later that day to a purchase price of $1.5 million (such sale, the “NewLink Transaction”). Later that day, Cerulean sent NewLink a form of Asset Purchase Agreement. The parties negotiated the terms of the Asset Purchase Agreement until March 18.

On March 14, members of Cerulean management (Dr. Eliasof and Ms. Crowell) conducted a reverse diligence call with a consultant of Daré who is a former executive of CONRAD, a leading organization in contraceptive research with whom Daré intends to conduct its proposed clinical proof of concept trial of Ovaprene®.

Additionally on March 14, Cerulean’s head of technical operations (Dr. Barnes) conducted a reverse diligence call with Dare’s head of technical operations (Mark Walters).

Also on March 15, a member of the Cerulean Board met in person with Daré’s management team (Ms. Johnson and Ms. Walters-Hoffert) to assess the members of the management team and to learn more about Daré’s business.

On March 15, the Transaction Committee held a telephonic meeting with representatives of Cerulean management (Mr. Guiffre, Mr. Beloff and Ms. Carvajal), WilmerHale and Aquilo participating at the invitation of the Transaction Committee. During the meeting, the Transaction Committee discussed the status of the strategic review process, including the status of discussions with Daré, Novartis and NewLink. At this meeting, the Transaction Committee also discussed the recent proposal from the chief executive officer of Company A to acquire CRLX101 plus the Platform in an asset sale. Consistent with discussions that Mr. Guiffre had with individual members of the Committee on March 12, the Committee expressed concerns regarding the ability of Company A to execute a transaction on a reasonable timeframe, if at all, and unanimously concluded that further discussions were not warranted.

On March 17, Cerulean requested the consent of Hercules to the NewLink asset purchase.

Also on March 17, Cerulean’s Chief Scientific Officer (Dr. Eliasof) conducted a reverse diligence call with a current executive of CONRAD.

Later on March 17, the Cerulean Board held a telephonic special meeting with representatives of Cerulean management (Mr. Guiffre, Mr. Beloff, Dr. Senderowicz, Dr. Eliasof and Ms. Carvajal), WilmerHale and Aquilo participating at the invitation of the Cerulean Board. During this meeting, Cerulean management informed the Cerulean Board of the results of the diligence review of Daré performed by Cerulean management and Cerulean’s industry consultants, answered questions from the Cerulean Board regarding the results of the diligence review and discussed the status of discussions and next steps with Daré, Novartis and NewLink. The Cerulean Board also discussed repaying Cerulean’s outstanding indebtedness under its loan and security agreement with Hercules and whether it could raise capital and continue as a standalone company. After discussion, the Cerulean Board unanimously concluded it should continue to pursue the currently proposed strategic transactions. Later in the day, Cerulean management sent the results of the diligence review of Daré, including management’s written summaries and the written reports of four industry consultants retained by Cerulean, to the Cerulean Board for review.

Later on March 17, Cerulean and Hercules agreed that Hercules would consent to the NewLink Transaction and that Cerulean would repay Hercules in full promptly thereafter.

On March 18, four members of the Cerulean Board held a telephonic meeting with Daré’s chief executive officer to conduct additional diligence on Daré.

On March 19, the Cerulean Board held a telephonic special meeting with representatives of Cerulean management (Mr. Guiffre, Mr. Beloff, Dr. Senderowicz, Dr. Eliasof and Ms. Carvajal), WilmerHale and Aquilo participating at the invitation of the Cerulean Board. Representatives of WilmerHale summarized again for the members of the Cerulean Board the fiduciary duties of directors in considering a strategic transaction. Cerulean management updated the Cerulean Board on the status of discussions with Hercules regarding the repayment of Cerulean’s outstanding indebtedness. One of the Cerulean Board members reported on his in-person meeting with Daré management (Ms. Johnson and Ms. Walters-Hoffert). Cerulean management then updated the Cerulean Board on the status of discussions with NewLink, Novartis, and Daré. Representatives of WilmerHale then reviewed the final form of the BlueLink Asset Purchase Agreement (to be entered into with BlueLink Pharmaceuticals, Inc., a wholly owned subsidiary of NewLink), the final form of the Novartis Asset Purchase Agreement, and the final form of the Daré Stock Purchase Agreement, and related agreements. Representatives of Aquilo reviewed with the Cerulean Board Aquilo’s analysis of the financial terms of the proposed Daré Transaction and delivered to the Cerulean Board its oral opinion to the effect that, as of March 19, 2017, and based upon and subject to various considerations and assumptions set forth in its written opinion, the exchange ratio set forth in the Daré Stock Purchase Agreement was fair to the holders of Cerulean common stock from a financial point of view. The Aquilo representatives subsequently confirmed Aquilo’s oral opinion by delivering its written opinion, dated March 19, 2017, to the Cerulean Board. The written opinion of Aquilo is attached hereto as Annex D. Representatives of WilmerHale and Aquilo then responded to a number of questions from the

Cerulean Board regarding the fiduciary duties of directors, the repayment of Cerulean’s indebtedness to Hercules, the terms of the proposed NewLink, Novartis and Daré transactions, the terms of the BlueLink Asset Purchase Agreement, Novartis Asset Purchase Agreement, Daré Stock Purchase Agreement, the strategic process, Aquilo’s financial analysis and possible next steps. Following these discussions, and review and discussion among the members of the Cerulean Board, including the relative merits of executing the proposed transactions versus either remaining a standalone company or executing an orderly wind-down of the company, the Cerulean Board, among other decisions relating to the strategic process, unanimously (1) approved repayment of the Hercules indebtedness, (2) determined that the NewLink Transaction, the BlueLink Asset Purchase Agreement and the other transactions contemplated by the NewLink Agreement are fair to, advisable and in the best interest of Cerulean and its stockholders, (3) approved the NewLink Transaction, the BlueLink Asset Purchase Agreement and the other transactions contemplated by the BlueLink Asset Purchase Agreement, (4) determined that the Novartis Transaction, the Novartis Asset Purchase Agreement and the other transactions contemplated by the Novartis Asset Purchase Agreement are fair to, advisable and in the best interest of Cerulean and its stockholders, (5) approved the Novartis Transaction, the Novartis Asset Purchase Agreement and the other transactions contemplated by the Novartis Asset Purchase Agreement, (6) determined that the Daré Transaction, the Daré Stock Purchase Agreement, the issuances of shares of Cerulean common stock pursuant to the Daré Stock Purchase Agreement and the other transactions contemplated by the Daré Stock Purchase Agreement are fair to, advisable and in the best interest of Cerulean and its stockholders, (7) approved the Daré Transaction, the Daré Stock Purchase Agreement, the issuance of shares of Cerulean common stock pursuant to the Daré Stock Purchase Agreement and the other transactions contemplated by the Daré Stock Purchase Agreement, (8) authorized Cerulean to enter into and perform its obligations under the BlueLink Asset Purchase Agreement, the Novartis Asset Purchase Agreement, the Daré Stock Purchase Agreement, and related transaction documents and (9) resolved to recommend that the Cerulean stockholders vote to approve the sale of Cerulean’s assets pursuant to the Novartis Asset Purchase Agreement and the issuance of shares of Cerulean common stock pursuant to the terms of the Daré Stock Purchase Agreement. The Cerulean Board also discussed and approved (a) a reduction in Cerulean’s workforce and (b) repayment in full of Cerulean’s indebtedness to Hercules.

Later on March 19, Cerulean entered into the BlueLink Asset Purchase Agreement, the Novartis Asset Purchase Agreement and the Daré Stock Purchase Agreement.

On March 20, before the market opened, Cerulean issued a press release announcing the BlueLink Asset Purchase Agreement, the Novartis Asset Purchase Agreement, the Daré Stock Purchase Agreement, the repayment of its indebtedness to Hercules, and a reduction in force of 11 people, or approximately 58%.

REASONS FOR THE NOVARTIS TRANSACTION AND THE DARÉ TRANSACTION

Recommendation of the Cerulean Board of Directors

At a meeting of the Cerulean Board held on March 19, 2017, the Cerulean Board, among other decisions relating to the strategic process, unanimously (1) approved the Daré Transaction, the Daré Stock Purchase Agreement, the issuance of shares of Cerulean common stock pursuant to the Daré Stock Purchase Agreement and the other transactions contemplated by the Daré Stock Purchase Agreement, (2) approved the Novartis Transaction, the Novartis Asset Purchase Agreement and the other transactions contemplated by the Novartis Asset Purchase Agreement, and (3) authorized Cerulean to enter into and perform its obligations under the Daré Stock Purchase Agreement, the Novartis Asset Purchase Agreement and related transaction documents.

Accordingly, and for the other reasons described in more detail below, the Cerulean Board hereby unanimously recommends that Cerulean stockholders vote “FOR” each of the Novartis Asset Sale Proposal and the Daré Share Issuance Proposal. For more information on the Cerulean Board’s recommendations, see the section entitled “Information About the Special Meeting—Recommendation of the Cerulean Board of Directors,” beginning on page 73 of this proxy statement and the section entitled “Terms of the Daré Stock Purchase Agreement—Changes to Board Recommendation,” beginning on page 143 of this proxy statement.

Reasons Applicable to Both the Recommendation of the Cerulean Board for the Novartis Transaction and the Recommendation of the Cerulean Board for the Daré Transaction

In considering its decision to approve the Novartis Asset Purchase Agreement and the Daré Stock Purchase Agreement and to authorize and approve the Novartis Transaction and the Daré Transaction, and, subject to the terms and conditions of the Novartis Asset Purchase Agreement and the Daré Stock Purchase Agreement, to recommend that stockholders approve the Novartis Asset Sale Proposal and the Daré Share Issuance Proposal, the Cerulean Board consulted with Cerulean management, as well as Cerulean’s legal and financial advisors, and considered the terms of the proposed Novartis Asset Purchase Agreement and the Daré Stock Purchase Agreement, as well as the sale process described in the section entitled “Background of the Novartis Transaction and the Daré Transaction.”

In evaluating the Novartis Transaction and the Daré Transaction, the Cerulean Board considered a number of factors in its deliberation, including the following (which factors are not necessarily presented in order of relative importance):

Difficulty in funding continued operations. The Cerulean Board’s belief that it would be difficult to raise money to fund continued operations through a meaningful value inflection point and that, if money could be raised, it would be excessively dilutive.

•	Cerulean’s stock price dropped significantly in August 2016 after it announced that the RCC Trial failed to meet its primary endpoint, and its market capitalization consistently remained between $18 and $33 million from the announcement of the RCC Trial results on August 17, 2016, until the announcement of a review of strategic alternatives on February 1, 2017.

•	Cerulean’s ability to raise funding continued to be impaired by the lack of an increase in its stock price and market capitalization in response to either (a) data presented at the ESMO conference in October of 2016 from the second cohort of patients in the Ovarian Trial or (b) the Platform collaboration with Novartis.

•	Data from the first two cohorts of the Ovarian Trial failed to attract potential partners.

•	The third cohort of patients in the Ovarian Trial did not complete enrollment until January 2017 and, as a result, the Cerulean Board believed that any possible value inflection point that might result from the data readout would be outside Cerulean’s cash runway.

•	Despite discussions with potential collaborative partner candidates, Cerulean had not been able to enter into a collaborative partnership or licensing arrangement for its product candidates to help fund clinical development of these candidates.

•	Despite discussions with potential collaborative partner candidates, including discussions that predated the outreach commenced in October 2016, Cerulean had not been able to enter into a second Platform partnership, similar to the Novartis collaboration, to help fund operations through an upfront payment and/or provide research or FTE funding.

Risk of continued operations. The Cerulean Board’s belief that, although CRLX101, CRLX301 and the Platform may have long-term potential, it would be difficult to operate Cerulean until such potential could be achieved and that there was significant risk to continued operations.

•	In August 2016, following the failure of the RCC Trial, Cerulean laid off approximately 48% of its staff and commenced other cost-cutting measures to reduce operating expenses to extend the date through which Cerulean could continue to fund operations with existing cash. These staffing levels would not be sufficient for ongoing operations over the long-term, so additional investments in staffing and development would be needed and funding for such investments was uncertain.

•	Retaining personnel could be difficult in the competitive Boston job market because of Cerulean’s uncertain future and limited ability to provide meaningful retention packages.

•	Given the disappointing results from the second cohort of the Ovarian Trial, the expected timing for data from the third cohort of the Ovarian Trial, and the required capital and other resource requirements for continued operations, the Cerulean Board did not believe that attempting to continue operations while awaiting the results was in the best interests of Cerulean stockholders.

•	The time to meaningful value inflection points from the Novartis collaboration was expected to be outside Cerulean’s cash runway.

Inability to find a partner or an acquiror, despite robust process. The Cerulean Board’s belief that Cerulean had conducted a robust strategic review process and its recognition of the fact that, despite these efforts, Cerulean was unable to find a partner or acquiror for Cerulean as a whole.

•	Over the course of seven months, Cerulean explored a range options with more than 90 companies. At the conclusion of this process, Cerulean was unable to secure a collaboration partner or an acquisition of Cerulean as a whole.

•	The process did, however, produce (1) a sale of Cerulean’s product candidates, (2) the Novartis Asset Purchase Agreement, pursuant to which, subject to approval of the Novartis Asset Sale Proposal, Cerulean would sell its Platform to Novartis, and (3) the Daré Stock Purchase Agreement, pursuant to which, subject to approval of the Daré Share Issuance Proposal, the remaining assets of Cerulean would remain in the combined company.

Current value attributed by the marketplace to CRLX101 and CRLX301. The Cerulean Board’s belief that, despite the possible future value of Cerulean’s clinical product candidates, the market ascribed little to no current value to these product candidates.

•	CRLX101 had failed two randomized trials and data from the first two cohorts of the Ovarian trial were not compelling.

•	CRLX301 had shown tolerability in Phase 1, but had not yet shown compelling signs of activity.

•	No viable partner had emerged for CRLX101 or CRLX301, despite Cerulean’s comprehensive strategic review process.

•	No buyer had emerged for Cerulean as a whole due in large part to lack of interest in CRLX101 and CRLX301, despite Cerulean’s comprehensive strategic review process.

Value relative to other viable alternatives. The Cerulean Board’s belief that the three transactions it authorized on March 19, 2017 created more value for Cerulean’s stockholders and other stakeholders than attempting to further restructure Cerulean’s business or conducting an orderly wind-down of operations and distributing any remaining cash to stockholders.

•	Given the difficulty of funding continued operations and the risk of continued operations, the Cerulean Board did not believe that remaining an independent entity was likely to be a viable option.

•	The Cerulean Board believed that the most likely alternative scenario would be an orderly wind-down of Cerulean, with any remaining cash to be distributed to the stockholders.

•	The Cerulean Board believed that the NewLink Transaction, the Novartis Transaction, and the Daré Transaction each on its own would create more value for stockholders than attempting to further restructure Cerulean’s business or conducting an orderly wind-down without the consummation of such transaction.

•	The Cerulean Board believed that the NewLink Transaction and the Novartis Transaction each would either (1) provide a greater percentage ownership to Cerulean’s stockholders of the combined company if the Daré Transaction is consummated or (2) provide more cash for stockholders in an orderly wind-down.

Historic and Current Drug Development Efforts, Financial Position and Related Matters. In its consideration of both the Novartis Transaction and the Daré Transaction, the Cerulean Board also reviewed the historic and recent drug development efforts, results of operations and financial condition of Cerulean, including:

•	CRLX101’s extensive development history, which included two failed randomized trials and ongoing trials that were generating data that did not compel partners or buyers to transact with Cerulean.

•	CRLX301’s brief development history, which had not produced enough clinical data for Cerulean or partners or acquirers to determine whether it was worthy of further development.

•	The platform’s history, which had produced only one collaboration with only a single upfront payment of $5 million.

•	The diminution of Cerulean’s operational capabilities since the August 2016 layoffs, and the risks associated with continuing to operate Cerulean on a stand-alone basis, including the need to retain management and other employees, the need to rebuild staff to continue its operations, and the expense associated with lab operations.

•	Current financial market conditions and historical market prices, volatility and trading information with respect to Cerulean common stock.

•	The loss of almost all research analyst coverage.

•	The near-term risk of a default under Cerulean’s indebtedness to Hercules if Cerulean attempted to remain a standalone entity.

•	The risks, costs and timing associated with a potential liquidation of Cerulean.

The Cerulean Board considered the foregoing factors in evaluating both the Novartis Transaction and the Daré Transaction. Additional reasons specific to each of the Novartis Transaction and the Daré Transaction follow.

Reasons for the Recommendation of the Novartis Transaction

In its consideration of the Novartis Transaction, the Cerulean Board considered a number of factors in addition to those noted above, including the following (which factors are not necessarily presented in order of relative importance):

Best alternative for maximizing stockholder value

•	The Cerulean Board’s belief, based in part on the judgment, advice and analysis of Cerulean management and its advisors, that selling the Platform to Novartis was the best way to maximize stockholder value because (1) Cerulean was unable to identify a viable additional partner for the Platform and (2) no buyer had emerged for Cerulean as a whole.

•	The Cerulean Board’s belief that selling the platform for $6 million was preferable to creating no value near term, or at all, from the Platform.

Lack of viable alternative for second platform partner

•	Given Cerulean’s inability to find a second partner for the Platform, despite a robust partnering process commenced in October of 2016, and despite extensive efforts prior to October of 2016, the Cerulean Board did not believe it would be able to further monetize the Platform through additional collaborations or a sale of the Platform to another buyer in a timely manner, if at all.

Greater certainty of value

•	The proposed Novartis transaction would provide $6 million to Cerulean, which the Cerulean Board viewed as advantageous if (1) the Daré Transaction is consummated, because it would increase the financial capacity of the combined company and increase the ownership percentage of Cerulean stockholders in the combined company, or (2) the Daré Transaction is not consummated, because it would extend Cerulean’s cash runway and/or increase remaining cash available for potential distribution to its stockholders.

•	The likelihood that Cerulean would run out of money before it could earn meaningful milestones from the Novartis collaboration and the inability of Cerulean to earn milestone payments from Novartis if it could not continue operations to deliver on its responsibilities under the Novartis collaboration.

Likelihood of completion

•	Novartis’ obligation to close the Novartis Transaction is not subject to financing-related conditions.

•	The Novartis Asset Purchase Agreement has a limited number of closing conditions.

Terms of the Novartis Asset Purchase Agreement

•	The $6 million purchase price.

•	The belief that the terms of the Novartis Asset Purchase Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

Potential Impact on the Daré Transaction

•	The belief that the consummation of the Novartis Transaction would make Cerulean a more attractive reverse merger candidate by potentially increasing its cash balance.

•	The fact that the consummation of the Novartis Transaction would increase the financial capacity of the combined company and increase the ownership percentage of Cerulean stockholders in the combined company.

In its deliberation of the Novartis Transaction, the Cerulean Board also considered a variety of drawbacks, risks and other countervailing factors, including the following (which are not necessarily presented in order of relative importance):

•	The risk that the Novartis Transaction might not be consummated in a timely manner or at all, including because of a failure to satisfy closing conditions.

•	The risk to Cerulean’s operations and financial results in the event that the Novartis Transaction is not consummated.

•	The impact of a failure to complete the Novartis Transaction on Cerulean.

•	Various other risks associated with the transaction, including those described in the section entitled “Cautionary Statement Regarding Forward-Looking Information” in this proxy statement.

Reasons for the Recommendation of the Daré Transaction

In its consideration of the Daré Transaction, the Cerulean Board considered a number of factors in addition to those noted above, including the following (which factors are not necessarily presented in order of relative importance):

Best alternative for maximizing stockholder value

•	The Cerulean Board’s belief, based in part on the judgment, advice and analysis of Cerulean management and its advisors with respect to the potential strategic, financial and operational benefits of the Daré Transaction (which judgment, advice and analysis was informed in part by the business, technical, financial, accounting and legal due diligence investigation performed by Cerulean and its advisors on Daré), that Daré’s product candidate, Ovaprene®, may provide new medical benefits for patients and returns for investors.

•	The Cerulean Board’s view, following a review with Cerulean’s management of Daré’s current plans for developing Ovaprene®, of the likelihood that the combined company would possess sufficient financial resources to allow the Daré management team to fund the company to its meaningful value inflection point of the completion of a postcoital test clinical trial of Ovaprene®, which, based on estimates provided by Daré management at the time of signing the Daré Stock Purchase Agreement, would require approximately $3 million.

•	The potential for the combined company to take advantage of the benefits resulting from the combination of Cerulean’s public company structure with the Daré business to raise additional funds in the future.

•	The ability to maximize the ownership percentage of Cerulean’s stockholders in the combined company by completing the Novartis Transaction and the NewLink Transaction.

•	The Cerulean Board’s view that, given the ownership position of the Cerulean stockholders following the transaction, the Daré Transaction would provide existing Cerulean stockholders an opportunity to participate in the potential growth of the combined company following the Daré Transaction.

•	The Cerulean Board’s view that the combined company will be led by an experienced senior management team and a board of directors with representation from each of the current boards of directors of Cerulean and Daré.

For more information regarding Daré’s expected budgets and funding needs for the completion of a postcoital test clinical trial of Ovaprene®, see the section entitled “Daré’s Business,” beginning on page 166 of this proxy statement.

Lack of alternatives

•	The Cerulean Board’s consideration of the lack of a buyer for Cerulean as a whole and the lack of a preferable reverse merger candidate.

•	The Cerulean Board’s view that the Daré transaction would create more value for Cerulean’s stockholders than what it believed to be the most likely alternative: conducting an orderly wind-down of the company and distributing Cerulean’s remaining cash to stockholders.

Likelihood of completion

•	The likelihood that the Daré Transaction will be consummated, particularly in view of the terms of the Daré Stock Purchase Agreement and the closing conditions. In that regard, the Cerulean Board noted:

•	the number and nature of the conditions required to close the Daré Transaction;

•	the remedy of specific performance available to Cerulean under the Daré Stock Purchase Agreement in the event of breaches by Daré or the Daré Stockholders; and

•	the absence of any required regulatory approvals.

Receipt of Fairness Opinion from Aquilo

•	The Cerulean Board’s consideration of the financial analyses performed by Aquilo, and the delivery by Aquilo of its opinion to the Cerulean Board as to the fairness to the Cerulean stockholders, from a financial point of view and as of the date of the opinion, of the exchange ratio set forth in the Daré Stock Purchase Agreement, as more fully described below under the caption “The Daré Transaction—Opinion of Cerulean’s Financial Advisor,” beginning on page 117 in this proxy statement.

Terms of the Daré Stock Purchase Agreement

•	The exchange ratio and the number of Cerulean equity securities to be issued to Daré equityholders in the Daré Transaction.

•	The number and nature of the conditions to Daré’s obligation to consummate the Daré Transaction and the limited risk of non-satisfaction of such conditions as well as the likelihood that the Daré Transaction will be consummated on a timely basis.

•	The rights of, and limitations on, Cerulean under the Daré Stock Purchase Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Cerulean receive a superior proposal.

•	The reasonableness of the potential termination fee of $300,000, which could become payable by Cerulean if the Daré Stock Purchase Agreement is terminated in certain circumstances.

•	The agreement by all of the Daré Stockholders to enter into the Daré Stock Purchase Agreement and sell their Daré shares to Cerulean in exchange for shares of Cerulean common stock pursuant to the Daré Stock Purchase Agreement.

•	The belief that the terms of the Daré Stock Purchase Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In its deliberation of the Daré Transaction, the Cerulean Board also considered a variety of drawbacks, risks and other countervailing factors, including the following (which are not necessarily presented in order of relative importance):

•	The potential effect of the $300,000 termination fee payable by Cerulean upon the occurrence of certain events in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to the Cerulean stockholders.

•	The possible volatility, at least in the short term, of the trading price of Cerulean’s common stock resulting from the announcement of the transaction.

•	The risk that the Daré Transaction might not be consummated in a timely manner or at all, including because of a failure to achieve closing conditions.

•	The impact of a failure to complete the Daré Transaction on Cerulean.

•	The strategic direction of the continuing entity following the completion of the transaction, which will be determined by Daré’s management and a board of directors initially comprised of a majority of directors from the current Daré board of directors.

•	The risk to Daré’s long-term viability if its first trial of Ovaprene® fails.

•	Various other risks associated with the transaction, including those described in the section entitled “Cautionary Statement Regarding Forward-Looking Information” in this proxy statement.

The foregoing information and factors considered by the Cerulean Board are not intended to be exhaustive but are believed to include all of the material factors considered by the Cerulean Board. In view of the wide variety of factors considered in connection with its evaluation of the Novartis Transaction and the Daré Transaction and the complexity of these matters, the Cerulean Board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Cerulean Board may have given different weight to different factors. The Cerulean Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, the Cerulean management team and the legal and financial advisors of Cerulean, and considered the factors overall to be favorable to, and to support, its determinations.

THE NOVARTIS TRANSACTION

The Transaction Structure

Upon the terms and subject to the conditions set forth in the Novartis Asset Purchase Agreement, Cerulean will sell and assign to Novartis all of its right, title and interest in and to the patent rights, know-how and third-party license agreements relating to Cerulean’s Platform assets. Cerulean will also transfer and assign to Novartis any agreements that Cerulean has with third parties conducting research, development, or manufacturing activities with the Platform, except to the extent such agreements relate solely to the manufacture or development of the clinical product candidates CRLX101 and CRLX301, or the Products.

Consideration

At the closing of the Novartis Transaction, Novartis will pay to Cerulean a purchase price of $6.0 million. In addition, pursuant to the terms of the Novartis Asset Purchase Agreement, Novartis has delivered offers of employment or engagement to certain employees of Cerulean who are knowledgeable in the practice and development of the Platform.

Expected Timing of the Novartis Transaction

Unless the Novartis Asset Purchase Agreement is earlier terminated pursuant to its terms, the Novartis Transaction is expected to be consummated promptly following the satisfaction or waiver of the conditions to the consummation of the Novartis Transaction, including stockholder approval of the Novartis Asset Sale Proposal at this special meeting, as described in the section entitled “Terms of the Novartis Asset Purchase Agreement—Conditions to the Consummation of the Novartis Transaction,” beginning on page 106 of this proxy statement.

Background of the Novartis Transaction

For information on the background of the Novartis Transaction, see the section entitled “Background of the Novartis Transaction and the Daré Transaction,” beginning on page 79 of this proxy statement.

Recommendation of the Cerulean Board of Directors

The Cerulean Board has determined and believes that each of the Novartis Asset Sale Proposal, the Daré Share Issuance Proposal, the Reverse Stock Split Proposal and the Adjournment Proposal is fair to, advisable, and in the best interests of Cerulean and its stockholders and has approved such items. The Cerulean Board unanimously recommends that Cerulean stockholders vote “FOR” each of the Novartis Asset Sale Proposal, the Daré Share Issuance Proposal, the Reverse Stock Split Proposal and the Adjournment Proposal. For more information on the Cerulean Board’s recommendations see the section entitled “Information About the Special Meeting—Recommendation of the Cerulean Board of Directors,” beginning on page 73 of this proxy statement.

Reasons for the Novartis Transaction

For information on the reasons applicable to the recommendation of the Cerulean Board for the Novartis Transaction, see the section entitled “Reasons for the Novartis Transaction and the Daré Transaction,” beginning on page 95 of this proxy statement.

Interests of Cerulean’s Directors and Executive Officers

In considering the recommendation of the Cerulean Board with respect to the sale of Cerulean’s Platform pursuant to the Novartis Asset Purchase Agreement and the other matters to be voted upon by Cerulean stockholders at the Cerulean special meeting, Cerulean stockholders should be aware that certain members of the

Cerulean Board and executive officers of Cerulean have interests in the Novartis Transaction that may be different from, or in addition to, interests they have as Cerulean stockholders generally. The members of the Cerulean Board were aware of the different or additional interests and considered these interests, among other matters, in evaluating and negotiating the Novartis Asset Purchase Agreement and the Novartis Transaction, and in recommending to the stockholders that the Novartis Asset Sale Proposal be approved. See the sections entitled “The Novartis Transaction—Recommendation of the Cerulean Board of Directors” and “The Novartis Transaction—Reasons for the Novartis Transaction,” each beginning on page 102 of this proxy statement. The stockholders should take these interests into account in deciding whether to vote “FOR” the Novartis Asset Sale Proposal and the other matters to be voted upon by Cerulean stockholders at the Cerulean special meeting. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Quantification of Payments and Benefits to Cerulean’s Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of Cerulean’s named executive officers that is based on or otherwise relates to the Novartis Transaction. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section Cerulean uses such term to describe the transaction-related compensation payable to Cerulean’s named executive officers. If both the Novartis Asset Sale Proposal and the Daré Share Issuance Proposal are approved by Cerulean’s stockholders, Cerulean’s named executive officers will only receive the compensation described in “The Daré Transaction—Interests of Cerulean’s Directors and Officers.”

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the amount of payments and benefits that each of Cerulean’s named executive officers may receive in connection with the transaction, assuming that the Novartis Transaction was consummated and such executive officer experienced a qualifying termination on June 30, 2017. The amounts below are determined using a per share price of the Cerulean closing price of $1.01, which represents the average closing market price of Cerulean’s securities over the first five business days following the first public announcement of the transaction. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name	Cash		Equity Awards	Perquisites/ Benefits		Total
Christopher D. T. Guiffre, J.D.	$244,800	(1)	$—	$19,418	(2)	$264,218
Adrian Senderowicz, M.D.	$—		$—	$—		$—
Scott Eliasof, Ph.D.	$—		$—	$7,070	(3)	$7,070

(1)	Amount represents the total cash severance payment to be paid to Mr. Guiffre upon a termination that is not in connection with a change in control, under and subject to the terms and conditions of his retention agreement with Cerulean, described in the section titled “The Daré Transaction—Quantification of Payments and Benefits to Cerulean’s Named Executive Officers—Retention Agreements” beginning on page 114 of this proxy statement.
(2)	Amount represents the total health assistance payments to be paid to Mr. Guiffre following a termination that is not in connection with a change in control, under and subject to the terms and conditions of his retention agreement with Cerulean, described in the section titled “The Daré Transaction—Quantification of Payments and Benefits to Cerulean’s Named Executive Officers—Retention Agreements” beginning on page 114 of this proxy statement.
(3)	Amount represents the total health assistance payments to be paid to Dr. Eliasof following a termination of his service with Cerulean, under and subject to the terms and conditions of his retention agreement with Cerulean, described in the section titled “The Daré Transaction—Quantification of Payments and Benefits to Cerulean’s Named Executive Officers—Retention Agreements” beginning on page 114 of this proxy statement.

Material U.S. Federal Income Tax Consequences of the Novartis Transaction to Cerulean Stockholders

The following discussion is a summary of the material U.S. federal income tax consequences of the Novartis Transaction to Cerulean’s stockholders. This summary is for information purposes only and is not tax advice. It does not purport to consider all aspects of U.S. federal income taxation that might be relevant for holders of Cerulean’s common stock. This summary is based upon existing U.S. federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the IRS with respect to any of the U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This summary does not discuss any alternative minimum tax or state, local or non-U.S. tax considerations. In addition, this summary does not discuss the tax consequences of any transactions occurring prior to, concurrently with or after the Novartis Transaction.

The Novartis Transaction is entirely a corporate action. The Novartis Transaction will not result in any taxable gain or loss for U.S. federal income tax purposes to any Cerulean stockholder in his, her or its capacity as a Cerulean stockholder.

Regulatory Approvals

Neither Cerulean nor Novartis is required to make any filings or to obtain approvals or clearances from any regulatory authorities in the United States or other countries to consummate the Novartis Transaction contemplated by the Novartis Asset Purchase Agreement. Cerulean must comply with applicable Delaware law in connection with the sale of its assets in the Novartis Transaction, including the filing with the SEC of this proxy statement.

No Appraisal Rights

Holders of Cerulean common stock will not be entitled to any dissenters’ rights or appraisal rights with respect to any of the proposals to be voted on at the special meeting.

TERMS OF THE NOVARTIS ASSET PURCHASE AGREEMENT

The following is a summary of the material terms of the Novartis Asset Purchase Agreement. A copy of the Novartis Asset Purchase Agreement is attached as Annex A to this proxy statement. The Novartis Asset Purchase Agreement has been attached to this proxy statement to provide you with information regarding its terms. It is not intended to provide any other factual information about Cerulean or Novartis. The following description does not purport to be complete and is qualified in its entirety by reference to the Novartis Asset Purchase Agreement. You should refer to the full text of the Novartis Asset Purchase Agreement for details of the Novartis Transaction and the terms and conditions of the Novartis Asset Purchase Agreement. We encourage you to read the Novartis Asset Purchase Agreement carefully and in its entirety because it is the legal document that governs the Novartis Transaction.

Explanatory Note Regarding the Novartis Asset Purchase Agreement

The Novartis Asset Purchase Agreement contains representations and warranties that Cerulean, on the one hand, and Novartis, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other party to the Novartis Asset Purchase Agreement and may be intended not as statements of fact but rather as a way of allocating risk to one of the parties if those statements prove to be incorrect. Moreover, certain of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to SEC filings or may have been used for purposes of allocating risk among the parties to the Novartis Asset Purchase Agreement, rather than establishing matters of fact. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Novartis Asset Purchase Agreement. While Cerulean and Novartis do not believe that these disclosure schedules contain information required to be publicly disclosed under applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Novartis Asset Purchase Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of the actual state of facts or conditions of Cerulean or Novartis, because they were made as of specific dates, may be intended merely as a risk allocation mechanism among Cerulean and Novartis and are modified by the disclosure schedules.

The Novartis Transaction Structure

Upon the terms and subject to the conditions set forth in the Novartis Asset Purchase Agreement, Cerulean will validly and effectively grant, sell, convey, assign, transfer, and deliver to Novartis all of its right, title and interest in and to the patent rights, know-how and third-party license agreements relating to the Platform, free and clear of any encumbrances except for the Development Candidates License (as defined below). Cerulean will also transfer and assign to Novartis any CRO Agreements, except to the extent such agreements relate solely to the manufacture or development of the Products.

The assigned patent rights and know-how will be transferred to Novartis subject to the Development Candidates License, pursuant to which Cerulean has granted a license and certain ancillary rights to a third party to research, develop and commercialize the Products. At the closing of the Novartis transaction, Cerulean will assign, and Novartis will assume, the Development Candidates License, and thereafter Novartis or the third party licensee will pay any amounts due to a specified academic institution arising from such assigned Development Candidates License.

Consideration

At the closing of the Novartis Transaction, Novartis will pay to Cerulean a purchase price of $6.0 million. In addition, pursuant to the terms of the Novartis Asset Purchase Agreement, Novartis has delivered offers of employment or engagement to certain employees of Cerulean who are knowledgeable in the practice and development of the Platform.

Conditions to the Consummation of the Novartis Transaction

Prior to the closing of the Novartis Transaction, Cerulean will pay and discharge all patent application prosecution and patent maintenance fees and expenses associated with the assigned patent rights through the closing and all obligations arising under the CRO Agreements and third-party license agreements through the closing. In addition, Cerulean will use its best efforts to promptly obtain all necessary corporate consents and any necessary third-party consents in advance of the anticipated closing date. Novartis will have paid all amounts outstanding under the existing Research Collaboration Agreement, dated October 18, 2016, by and between Novartis and Cerulean, for accrued and unpaid obligations through the closing, it being understood that certain activities at Cerulean may be wound down if certain current Cerulean personnel are hired by Novartis or otherwise cease employment at Cerulean. In addition, at or before the closing of the Novartis Transaction, Cerulean agreed to take certain steps without additional consideration to transfer the assigned know-how to Novartis.

The obligation of Novartis to consummate the Novartis Transaction is further subject to the satisfaction or waiver of the following conditions:

•	all representations and warranties of Cerulean being true, complete, and correct at the closing of the Novartis Transaction;

•	Cerulean having performed and complied in all material respects with all agreements and conditions required by the Novartis Asset Purchase Agreement to be performed or complied with prior to or at the closing (including obtaining all necessary corporate and third-party consents and delivering an instrument confirming that copies of certain third-party agreements have been delivered to Novartis); and

•	the delivery by Cerulean of certain customary closing deliverables required under the Novartis Asset Purchase Agreement pertaining to the transfer of the assigned assets and related third-party license agreements and CRO Agreements.

In addition, the obligation of Cerulean to consummate the Novartis Transaction is further subject to the satisfaction or waiver of the following conditions:

•	all representations and warranties of Novartis being true, complete, and correct in all material respects at the closing of the Novartis Transaction;

•	Novartis having performed and complied in all material respects with all agreements and conditions required by the Novartis Asset Purchase Agreement to be performed or complied with prior to or at the closing of the Novartis Transaction;

•	Novartis having delivered employment offer letters to certain Cerulean personnel, which condition has been satisfied as of the date of this proxy statement; and

•	the delivery by Cerulean and Novartis of certain customary closing deliverables required under the Novartis Asset Purchase Agreement, including, with respect to Cerulean, deliverables pertaining to the transfer of the assigned assets and related third-party agreements.

Representations and Warranties

The Novartis Asset Purchase Agreement contains representations and warranties of Cerulean and Novartis customary for a transaction of this type relating to, among other things: corporate organization, existence and standing; power and similar corporate matters; required consents, approvals and authorizations from governmental authorities and other third parties required in connection with the Novartis Asset Purchase Agreement; no conflict; and broker’s fees. For Cerulean, the Novartis Asset Purchase Agreement contains representations and warranties relating to, among other things: the list of patent rights owned or controlled by Cerulean that claim or disclose the Platform; ownership; intellectual property assignment and confidentiality agreements; right to use and disclose know-how; enforceability, maintenance and prosecution of assigned patent rights; non-infringement; enforceability of CRO Agreements and third-party license agreements; and no defaults under third-party agreements.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will survive the closing of the Novartis Transaction and continue until the date that is twenty-four months following the closing date, at which time they will expire. The accuracy of the representations and warranties forms the basis of one of the conditions to the obligations of Cerulean and Novartis to consummate the Novartis Transaction.

Indemnification

Pursuant to the Novartis Asset Purchase Agreement, Cerulean agreed to indemnify, defend and hold Novartis, its affiliates and their respective officers, directors and employees (“Novartis Indemnitees”) harmless from and against any claims against them to the extent arising or resulting from the gross negligence or willful misconduct of Cerulean or any of its affiliates; Cerulean’s, its affiliates and their agents’ and the licensee under the Development Candidates License’s payment obligations under the CRO Agreements and/or the third-party license agreements prior to the closing of the Novartis Transaction and solely for additional obligations pursuant to Cerulean’s access to the CROs as set forth under “Other Agreements” below; any costs or expenses owed to third parties (including but not limited to governmental authorities) relating to the prosecution and maintenance of the assigned patent rights, to the extent such costs and expenses arose or were incurred prior to the closing; the research, development and/or commercialization of the Products (including any third-party claims arising from such activities), to the extent not paid by the licensee under the Development Candidates License; and the breach of any of the covenants, warranties or representations made by Cerulean to Novartis under the Novartis Asset Purchase Agreement; provided, however, that Cerulean will not be obliged to so indemnify, defend, and hold harmless the Novartis Indemnitees for any claims for which Novartis has an obligation to indemnify Cerulean Indemnitees (as defined below) or to the extent that such claims arise from the breach, negligence or willful misconduct of Novartis or the Novartis Indemnitee.

Novartis will indemnify, defend and hold Cerulean, its affiliates, and their respective officers, directors and employees (“Cerulean Indemnitees”) harmless from and against any claims against them to the extent arising or resulting from Novartis’, or any of its affiliates’, sublicensees’ or contractors’ actions or omissions in connection with research, development or commercialization of a therapeutic, palliative, prophylactic, or diagnostic product through the use of the Platform; the gross negligence or willful misconduct of Novartis or any of its affiliates; any costs or expenses owed to third parties (including but not limited to governmental authorities) relating to the prosecution and maintenance of the assigned patent rights, to the extent such costs and expenses arise or are incurred after the closing; or the breach of any of the covenants, warranties, or representations made by Novartis to Cerulean under the Novartis Asset Purchase Agreement; provided, however, that Novartis will not be obliged to so indemnify, defend, and hold harmless the Cerulean Indemnitees for any claims for which Cerulean has an obligation to indemnify Novartis Indemnitees or to the extent that such claims arise from the breach, negligence or willful misconduct of Cerulean or the Cerulean Indemnitee.

Pursuant to the Novartis Asset Purchase Agreement, no individual claim or series of related claims for indemnification will be valid and assertable unless it is (or they are) for an amount in excess of $50,000. The aggregate amount of damages for which any party is obligated to provide indemnification under the Novartis Asset Purchase Agreement cannot exceed $600,000. Moreover, the parties agreed that each indemnified party will take and will procure that its affiliates take all such reasonable steps and action as are necessary or as the indemnifying party may reasonably require in order to mitigate any claims (or potential losses or damages) under the Novartis Asset Purchase Agreement.

Limitation of Liability

None of Cerulean, Novartis or any of their respective affiliates will be liable under the Novartis Asset Purchase Agreement for any special, indirect, incidental, punitive or consequential damages or for any economic loss or loss of profits suffered by the other party, except to the extent that such damages are required to be paid to a third party as part of a claim for which a party provides indemnification under the Novartis Asset Purchase Agreement, arise from a party’s gross negligence or willful misconduct, or relate to the misappropriation of a party’s intellectual property rights or the disclosure of a party’s confidential information in violation of the Novartis Asset Purchase Agreement.

Other Agreements

Under the terms of the Novartis Asset Purchase Agreement, to the extent that continued access to and enjoyment of the CRO Agreements after the closing of the Novartis Transaction is necessary for Cerulean to research, develop or commercialize the Products, Cerulean and Novartis agreed to use commercially reasonable efforts to negotiate with the applicable CROs to enter into separate agreements between the CRO and Cerulean for such ongoing activities, and until such agreements are in effect, but in any event for a period of not more than six months, Novartis will permit Cerulean to continue to conduct such research, development or commercialization activities with respect to the Products under the existing CRO Agreements; provided however, that Cerulean will be solely responsible for the costs and expenses of all such activities, and any such activities will be Cerulean’s sole risk. Cerulean agreed to release and waive any claim against Novartis or its affiliates arising from the actions or omissions of the CROs.

Termination of the Novartis Asset Purchase Agreement

The Novartis Asset Purchase Agreement may be terminated before the consummation of the Novartis Transaction, whether before or after the required stockholder approvals to complete the Novartis Transaction have been obtained, as set forth below:

•	by Novartis, if Cerulean has not obtained all third-party consents and approvals necessary to conduct the closing (including corporate and stockholder consent as well as consent of the relevant third-party licensors and CROs, to the extent that such consents are necessary under the relevant agreements) by September 30, 2017;

•	by either Novartis or Cerulean, if the other party has undergone a change of such party’s business, operations, finances, or assets occurring after the date of the Novartis Asset Purchase Agreement that would reasonably prevent such party from consummating the transactions contemplated by the Novartis Asset Purchase Agreement or that would otherwise thwart the purpose of the Novartis Asset Purchase Agreement; and

•	by either Novartis or Cerulean, if the other party is in material breach of any material obligation under the Novartis Asset Purchase Agreement and such material breach is not cured within 60 days after written notice by the non-breaching party; provided, however, that if such breach is capable of being cured but cannot be cured within such 60 day period and the breaching party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching party will have such additional period, not to exceed an additional 60 days, as is reasonable in the circumstances to cure such breach.

In the event that Cerulean or Novartis terminates the Novartis Asset Purchase Agreement before the Novartis Transaction is consummated, the Novartis Asset Purchase Agreement will be of no further force or effect, except the Novartis Asset Purchase Agreement’s provisions regarding confidentiality, indemnification and certain other miscellaneous provisions specified in the Novartis Asset Purchase Agreement shall remain in full effect.

Regulatory Approvals

Neither Cerulean nor Novartis is required to make any filings or to obtain approvals or clearances from any regulatory authorities in the United States or other countries to consummate the Novartis Transaction contemplated by the Novartis Asset Purchase Agreement. The Novartis Transaction may constitute the sale of all or substantially all of the property and assets of Cerulean within the meaning of Section 271 of the DGCL and therefore Cerulean is complying with applicable DGCL requirements in connection with the Novartis Transaction, including the filing with the SEC of this proxy statement in order to obtain the relevant Cerulean stockholder approval.

Amendments and Waivers

The failure of either Cerulean or Novartis to assert a right under the Novartis Asset Purchase Agreement or to insist upon compliance with any term or condition of the Novartis Asset Purchase Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. No waiver will be effective unless it has been given in writing and signed by the party giving such waiver. No provision of the Novartis Asset Purchase Agreement may be amended or modified other than by a written document signed by authorized representatives of each party.

Third Party Beneficiaries

The provisions of the Novartis Asset Purchase Agreement are for the sole benefit of Cerulean, Novartis and their successors and permitted assigns, and they are not intended to confer any rights to any third party (including any third party beneficiary rights).

THE DARÉ TRANSACTION

The Transaction Structure

Upon the terms and subject to the conditions set forth in the Daré Stock Purchase Agreement, Cerulean will acquire all of the outstanding shares of capital stock, including those issuable upon conversion of convertible securities, of Daré in exchange for the issuance to the Daré Stockholders of a specified number of shares of Cerulean common stock. The number of shares of Cerulean stock to be issued to the Daré Stockholders will be based on an exchange ratio calculated based on the relative stipulated valuations of each of Daré and Cerulean determined in accordance with the terms of the Daré Stock Purchase Agreement.

The issuance of Cerulean common stock to the Daré Stockholders will be issued in transactions exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, and Regulation D promulgated thereunder and may not be offered or sold by the holders of those shares absent registration or an applicable exemption from registration requirements.

Also in connection with the Daré Transaction, Cerulean will assume the (i) outstanding stock option awards of Daré, and (ii) any outstanding warrants of Daré, each of which will be adjusted to reflect the exchange ratio for the Daré Transaction. Immediately prior to the closing of the Daré Transaction, Daré’s outstanding convertible notes will convert into shares of Daré common stock. Immediately following the closing of the Daré Transaction, the Cerulean equity securities issued to the holders of Daré equity securities in the Daré Transaction will represent not less than 51%, nor more than 70% of the outstanding equity securities of Cerulean as of immediately following the consummation of the Daré Transaction on a fully-diluted basis (as defined in the Daré Stock Purchase Agreement) depending on the Net Cash (as defined in the Daré Stock Purchase Agreement and described on pages 137-138 of this proxy statement) of each of Cerulean and Daré five business days prior to the closing of the Daré Transaction (plus, in the case of Cerulean, any proceeds from the Novartis Transaction). For purposes of the Daré Stock Purchase Agreement, the number of outstanding equity securities of Cerulean on a “fully-diluted basis” upon the closing of the Daré Transaction is calculated as the total of (i) in the case of Cerulean equity securities issued in the Daré Transaction in exchange for Daré equity securities, in accordance with the treasury method of accounting for options and warrants based on an implied share price using the valuation ascribed to Daré pursuant to the terms of the Daré Stock Purchase Agreement, and (ii) in the case of securities representing Cerulean equity securities outstanding immediately prior to the closing, assuming that options and warrants to acquire a total of 1,273,000 shares of Cerulean common stock (such amount representing the number of shares of Cerulean common stock subject to outstanding options and warrants that the parties agreed to include in calculations for this purpose, none of which are expected to be in-the-money at closing) are outstanding immediately prior to the closing. Cerulean’s stipulated valuation in the Daré Stock Purchase Agreement is the sum of (i) $7 million and (ii) Cerulean’s Net Cash (as defined in the Daré Stock Purchase Agreement and described on pages 137-138 of this proxy statement) five business days prior to the closing of the Daré Transaction (including any proceeds from the Novartis Transaction). Daré’s stipulated valuation in the Daré Stock Purchase Agreement is the sum of (i) $15 million and (ii) the excess, if any, of Daré’s Net Cash (as defined in the Daré Stock Purchase Agreement and described on pages 137-138 of this proxy statement) over $1 million. Because the exact number of shares that will be issued to the Daré Stockholders will not be determined until closing, the Cerulean stockholders cannot be certain of the exact number of shares that will be issued to the Daré Stockholders when the Cerulean stockholders vote on the proposals at the special meeting. Further, whether or not the Novartis Transaction is approved will have a material impact on the number of shares that will be issued to the Daré Stockholders. Based on the number of outstanding shares of Cerulean common stock on a fully-diluted basis (as defined in the Daré Stock Purchase Agreement) as of June 9, 2017, Daré Stockholders will receive between 31,541,655 and 70,711,032 shares of Cerulean common stock (before giving effect to the reverse stock split described herein).

The number of shares of Cerulean stock to be issued to Daré Stockholders will not be affected by the trading price of Cerulean common stock, and based on current expectations regarding Cerulean’s and Daré’s Net Cash five business days prior to the closing of the Daré Transaction, and assuming stockholder approval of the Novartis Asset Sale Proposal and consummation of the Novartis Transaction, holders of Daré equity securities are expected to hold approximately 51% of the outstanding Cerulean equity securities on a fully-diluted basis; however the exact number of shares that will be issued to the holders of Daré equity securities will not be determined until closing, and therefore the Cerulean stockholders cannot be certain of the exact number of shares that will be issued to the holders of Daré equity securities when the Cerulean stockholders vote on the proposals at the special meeting.

Consideration

The number of shares to be issued to Daré Stockholders in total is based on an exchange ratio calculated based on the relative stipulated valuations of each of Daré and Cerulean determined in accordance with the terms of the Daré Stock Purchase Agreement, as described in the section entitled “Terms of the Daré Stock Purchase Agreement—Exchange Ratio; Net Cash Calculation,” beginning on page 137 of this proxy statement. Because the exact number of shares that will be issued to the Daré Stockholders will not be determined until closing, the Cerulean stockholders cannot know the exact number of shares that will be issued to the Daré Stockholders when Cerulean stockholders vote on the proposals at the special meeting.

Effect of the Daré Transaction on Daré Stock Options, Daré Warrants, Cerulean Stock Options and Cerulean Warrants

Daré Stock Options and Daré Warrants

Pursuant to the Daré Stock Purchase Agreement, at closing Cerulean will assume the then outstanding stock option awards and any warrants of Daré. Each of these options and any warrants will be adjusted to reflect an exchange ratio calculated based on the relative valuations of each of Daré and Cerulean determined in accordance with the terms of the Daré Stock Purchase Agreement, as described in the section entitled “Terms of the Daré Stock Purchase Agreement—Exchange Ratio; Net Cash Calculation,” beginning on page 137 of this proxy statement. Accordingly, at closing, each of Daré’s outstanding stock option awards and any warrants will become exercisable for a specified number of shares of Cerulean common stock for each Daré share it was previously exercisable for, at a correspondingly adjusted exercise price, provided that the number of shares of Cerulean common stock issuable upon the exercise of such stock options and any warrants will be rounded down to the nearest whole share, the exercise prices will be rounded up to the nearest whole cent and no cash payment will be made in respect of such rounding.

Cerulean Stock Options and Cerulean Warrants

Upon closing of the Daré Transaction, all of Cerulean’s outstanding stock options and warrants will remain outstanding and in effect. Pursuant to the terms of the stock options held by each of Cerulean’s non-employee directors, such stock options will vest in full upon a change in control. The Cerulean Board has also determined that all outstanding Cerulean stock options shall vest in full upon a change in control and that the Daré Transaction constitutes a change in control for such purpose. Therefore all of Cerulean’s outstanding stock options will vest in full immediately upon the closing of the Daré Transaction.

Expected Timing of the Daré Transaction

Unless the Daré Stock Purchase Agreement is earlier terminated pursuant to its terms, the Daré Transaction will be consummated, as promptly as practicable, but in no event later than the second business day, following the satisfaction or waiver of the conditions to the consummation of the Daré Transaction, including stockholder approval of the Daré Share Issuance Proposal at this special meeting, as described in the section entitled “Terms of the Daré Stock Purchase Agreement—Conditions to the Consummation of the Daré Transaction,” beginning on page 140 of this proxy statement.

Net Cash Calculation; Valuation

“Net Cash” is defined in the Daré Stock Purchase Agreement for each of Cerulean and Daré as (A) the total current assets of such party and its subsidiaries, minus (B) the total current liabilities of such party and its subsidiaries other than, in the case of Daré, the outstanding principal amount and accrued interest on its convertible notes, minus (without duplication) (C) in the case of Cerulean, after taking into account any agreed early termination, sublease arrangement or other mitigating factors (and assuming that any amounts payable pursuant to any such arrangement will be paid), the lesser of (1) the maximum remaining liability of Cerulean for rental payments under its lease for its facility in Waltham, Massachusetts (the “Waltham Lease”) or (2) the remaining liability of Cerulean for rental payments under the Waltham Lease for occupancy periods through August 31, 2017, minus (without duplication) (D) the cash cost of any unpaid change of control payments or severance, termination or similar payments that are or become due to any current or former employee, director or independent contractor of such party, or any other third party, solely as a result of the closing of the Daré Transaction, pursuant to any contract or agreement entered into prior to the closing by such party or any of its subsidiaries, minus (without duplication) (E) the cash cost of any accrued and unpaid retention payments or other bonuses due to any current or former employee, director or independent contractor of such party, solely as a result of the closing of the Daré Transaction, pursuant to any contract or agreement entered into prior to the closing by such party.

Cerulean’s stipulated valuation in the Daré Stock Purchase Agreement is the sum of (A) $7 million and (B) Cerulean’s Net Cash.

Daré’s stipulated valuation in the Daré Stock Purchase Agreement is the sum of (A) $15 million and (B) the excess, if any, of Daré’s Net Cash over $1 million.

Background of the Daré Transaction

For information on the background of the Daré Transaction, see the section entitled “Background of the Novartis Transaction and the Daré Transaction,” beginning on page 79 of this proxy statement.

Recommendation of the Cerulean Board of Directors

The Cerulean Board has determined and believes that each of the Novartis Asset Sale Proposal, the Daré Share Issuance Proposal, the Reverse Stock Split Proposal and the Adjournment Proposal is fair to, advisable, and in the best interests of Cerulean and its stockholders and has approved such items. The Cerulean Board unanimously recommends that Cerulean stockholders vote “FOR” each of the Novartis Asset Sale Proposal, the Daré Share Issuance Proposal, the Reverse Stock Split Proposal and the Adjournment Proposal. For more information on the Cerulean Board’s recommendations see the section entitled “Information About the Special Meeting—Recommendation of the Cerulean Board of Directors,” beginning on page 73 of this proxy statement and the section entitled “Terms of the Daré Stock Purchase Agreement—Changes to Board Recommendation,” beginning on page 143 of this proxy statement.

Reasons for the Daré Transaction

For information on the reasons applicable to the recommendation of the Cerulean Board for the Daré Transaction, see the section entitled “Reasons for the Novartis Transaction and the Daré Transaction,” beginning on page 95 of this proxy statement.

Interests of Cerulean’s Directors and Executive Officers

In considering the recommendation of the Cerulean Board with respect to the issuance of shares of Cerulean common stock pursuant to the Daré Stock Purchase Agreement and the other matters to be voted upon by

Cerulean stockholders at the Cerulean special meeting, Cerulean stockholders should be aware that certain members of the Cerulean Board and executive officers of Cerulean have interests in the Daré Transaction that may be different from, or in addition to, interests they have as Cerulean stockholders generally. The members of the Cerulean Board were aware of the different or additional interests and considered these interests, among other matters, in evaluating and negotiating the Daré Stock Purchase Agreement and the Daré Transaction, and in recommending to the stockholders that the Daré Share Issuance Proposal be approved. See the sections entitled “The Daré Transaction—Recommendation of the Cerulean Board of Directors” and “The Daré Transaction—Reasons for the Daré Transaction,” each beginning on page 112 of this proxy statement. The stockholders should take these interests into account in deciding whether to vote “FOR” the Daré Share Issuance Proposal and the other matters to be voted upon by Cerulean stockholders at the Cerulean special meeting. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Indemnification of Directors and Officers

Cerulean has entered into indemnification agreements with each of its directors and executive officers. These agreements require Cerulean, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of Cerulean’s directors or executive officers. Further, pursuant to the Daré Stock Purchase Agreement, Cerulean, Daré and the Daré Stockholders agreed that, from the closing of the Daré Transaction through the sixth anniversary of the closing, Cerulean and Daré will, jointly and severally, indemnify and hold harmless each person who as of the date of the Daré Stock Purchase Agreement is, or has been at any time prior to such date, or who becomes prior to the closing, a director or officer of Cerulean or Daré.

Cerulean also maintains an insurance policy that insures its directors and officers against certain liabilities, including liabilities arising under applicable securities laws, and Cerulean has agreed to maintain in effect for six years after the closing of the Daré Transaction Cerulean’s existing directors’ and officers’ insurance policies in place as of the date of the Daré Stock Purchase Agreement, or prior to the closing, to purchase a six-year “tail” policy under its own existing directors’ and officers’ liability insurance policy, in each case subject to certain limitations.

Vesting of Stock Options

Pursuant to the terms of the stock options held by each of Cerulean’s non-employee directors, such stock options will vest in full upon a change in control. The Cerulean Board has also determined that all outstanding Cerulean stock options shall vest in full upon a change in control and that the Daré Transaction constitutes a change in control for such purpose. Therefore all of Cerulean’s outstanding stock options, including those held by Cerulean’s directors and executive officers, will vest in full immediately upon the closing of the Daré Transaction. The table below sets forth the number of shares issuable upon exercise of options held by each person who has been an executive officer or director of Cerulean since January 1, 2016, that will vest upon the closing of the Daré Transaction, assuming such closing occurred on June 30, 2017:

Name	Shares Issuable Upon Exercise of Vested Options Upon Closing
Christopher D. T. Guiffre, J.D.	651,966
Gregg Beloff	106,250
Adrian Senderowicz, M.D.	535,439
Scott Eliasof, Ph.D.	382,349
Alejandra Carvajal, J.D.	368,752
Stuart A. Arbuckle	7,334
Alan L. Crane	—
Paul A. Friedman, M.D.	—
Steven E. Hall, Ph.D.	—
Susan L. Kelley, M.D.	7,334
William T. McKee	—
David R. Parkinson, M.D.	7,334
William H. Rastetter, Ph.D.	—
David R. Walt, Ph.D.	14,667

Retention Agreements

The retention agreements of Dr. Senderowicz, Dr. Eliasof and Ms. Carvajal, entered into between such executive officers and Cerulean on March 19, 2017, provide that each such executive will be entitled to receive, (i) upon the timely execution of a release of claims agreement entered into contemporaneously with the retention agreement, a retention bonus (a “Retention Amount”) equal to his or her base salary for six (6) months (less all applicable taxes and withholdings), (ii) upon executing a reaffirmation of such release of claims on the executive’s termination date, an additional lump sum payment (a “Health Assistance Payment”) in the amount of six (6) times Cerulean’s current monthly contribution to company-provided health and dental insurance coverage currently in effect with respect to such executive’s coverage elections (less all applicable taxes and withholdings), and (iii) upon a change in control of Cerulean, the management change in control bonus described below under the caption “Management Change in Control Bonuses.” Assuming each such executive were terminated in connection with a change in control of Cerulean as of June 30, 2017, they would receive payments under the retention agreements in the amount of up to $347,694 for Dr. Senderowicz, $279,447 for Dr. Eliasof, and $268,324 for Ms. Carvajal. Absent a change in control, they would receive payments under the retention agreements in the amount of $204,249 for Dr. Senderowicz, $167,070 for Dr. Eliasof, and $162,241 for Ms. Carvajal. If the executive is terminated by Cerulean for Cause (as defined in the retention agreement), or leaves Cerulean within the six (6)-month period following the date of the retention agreement for any reason without the agreement of Cerulean, the executive will be required to repay the Retention Amount in full, and will no longer be eligible to receive a Health Assistance Payment or the management change in control bonus. Cerulean has agreed with each of Dr. Senderowicz, Dr. Eliasof and Ms. Carvajal that each executive’s last day of employment with Cerulean will be prior to the special meeting. As each of these departures will be with the consent of Cerulean, each such executive will not be required to repay the Retention Amount and will remain eligible for the Health Assistance Payment and the management change in control bonus.

The retention agreement of Mr. Guiffre, entered into between Mr. Guiffre and Cerulean on March 19, 2017, provides that he will be entitled to receive, (i) upon the timely execution of a release of claims agreement entered into contemporaneously with the retention agreement, a Retention Amount equal to his base salary for six (6) months (less all applicable taxes and withholdings), (ii) upon executing a reaffirmation of such release of claims on his termination date, (A) a Health Assistance Payment in the amount of twelve (12) times (or, if his termination is in connection with a change in control, eighteen (18) times) Cerulean’s current monthly contribution to Cerulean-provided health and dental insurance coverage currently in effect with respect to such executive’s coverage elections (less all applicable taxes and withholdings) and (B) an additional lump sum payment (a “Severance Payment”) equal to his base salary for six (6) months (or, if his termination is in connection with a change in control, twelve (12) months) (less all applicable taxes and withholdings), and (iii) upon a change in control of Cerulean, the management change in control bonus under the caption “Management Change in Control Bonuses.” In addition, if Mr. Guiffre is terminated in connection with a change in control of Cerulean, he will be entitled to receive an additional lump sum payment equal to 1.5 times his 2016 cash performance bonus (less all applicable taxes and withholdings) (a “Severance Bonus”) upon executing a reaffirmation of his release of claims on his termination date. Assuming Mr. Guiffre were terminated as of June 30, 2017, he would receive payments under the retention agreement in the amount of up to $1,303,084 in the event of a change in control of Cerulean, or $509,018 absent a change in control. If Mr. Guiffre is terminated by Cerulean for Cause (as defined in the retention agreement), or leaves Cerulean within the six (6)-month period following the date of the retention agreement for any reason without the agreement of Cerulean, he will be required to repay the Retention Amount in full, and will no longer be eligible to receive a Health Assistance Payment, Severance Payment, Severance Bonus or management change in control bonus.

The Daré Transaction constitutes a change in control under the retention agreements entered into with each of Cerulean’s executive officers. The Novartis Transaction does not constitute a change of control under such retention agreements.

Management Change in Control Bonuses

Each of Cerulean’s executive officers identified in the table below shall be entitled to receive a cash bonus in an amount up to the maximum amount set forth next to his or her name upon the closing of the Daré Transaction, regardless of whether such individual remains employed by Cerulean upon such closing date (but subject to the terms and conditions of such individual’s retention agreement with Cerulean described above):

Name	Maximum Change in Control Bonus
Christopher D. T. Guiffre, J.D.	$125,526
Gregg Beloff	$51,277
Adrian Senderowicz, M.D.	$104,732
Scott Eliasof, Ph.D.	$82,043
Alejandra Carvajal, J.D.	$78,573

The final cash bonus amount payable to each such member of management upon the closing of the Daré Transaction shall be determined in the sole discretion of the compensation committee of the Cerulean Board.

Quantification of Payments and Benefits to Cerulean’s Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of Cerulean’s named executive officers that is based on or otherwise relates to the Daré Transaction. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section Cerulean uses such term to describe the transaction-related compensation payable to Cerulean’s named executive officers. If both the Novartis Asset Sale Proposal and the Daré Share

Issuance Proposal are approved by Cerulean’s stockholders, the named executive officers will only receive the compensation described in this section and not the compensation described in “The Novartis Transaction—Interests of Cerulean’s Directors and Officers.”

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the amount of payments and benefits that each of Cerulean’s named executive officers may receive in connection with the transaction, assuming that the Daré Transaction was consummated and such executive officer experienced a qualifying termination on June 30, 2017. The amounts below are determined using a per share price of the Cerulean closing price of $1.01, which represents the average closing market price of Cerulean’s securities over the first five business days following the first public announcement of the transaction. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name	Cash(1)	Equity Awards(2)	Perquisites/ Benefits		Total
Christopher D. T. Guiffre, J.D.	$1,219,926	$54,031	$29,127	(3)	1,303,084
Adrian Senderowicz, M.D.	$308,981	$38,713	$—		$347,694
Scott Eliasof, Ph.D.	$242,043	$30,334	$7,070	(4)	$279,447
Alejandra Carvajal, J.D.(5)	$231,807	$27,510	$9,007	(4)	$268,324

(1)	Amounts in this column represent (a) in the case of each executive officer named in the table, the retention amount and cash bonus described in the section titled “—Management Change in Control Bonuses” above (assuming the compensation committee approves each bonus at the maximum amount), and (b) in the case of Mr. Guiffre only, his 12-month severance payment and his severance bonus, each payable upon a termination that is in connection with a change in control pursuant to and subject to the terms and conditions of his retention agreement with Cerulean, described in the section titled “—Retention Agreements” above.
(2)	Amounts in this column represent the value of stock options to be accelerated at the closing of the Daré Transaction (assuming a June 30, 2017 closing date), calculated by multiplying the number of shares subject to the accelerated portion of the option by the amount by which $1.01, the average closing market price of Cerulean’s securities over the first five business days following the first public announcement of the transaction, exceeds the exercise price of such option.
(3)	Amount represents the total health assistance payments to be paid to Mr. Guiffre following a termination that is in connection with a change in control, under and subject to the terms and conditions of his retention agreement with Cerulean, described in the section titled “—Retention Agreements” above.
(4)	Amounts represent the total health assistance payments to be paid to Dr. Eliasof and Ms. Carvajal, respectively, following a termination of his or her service with Cerulean, under and subject to the terms and conditions of his or her retention agreement with Cerulean, described in the section titled “—Retention Agreements” above.
(5)	Ms. Carvajal is not a named executive officer, and is included in this table for purposes of summarizing her payments under the retention agreement only.

Quantification of Benefits to Daré’s Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of Daré’s named executive officers that is based on or otherwise relates to the Daré Transaction. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section Cerulean uses such term to describe the transaction-related compensation payable to Daré’s named executive officers in connection with the Daré Transaction. If the Daré Share Issuance Proposal is approved by Cerulean’s stockholders, the Daré named executive officers shall not be entitled to receive any compensation; however, the lapsing repurchase right on certain shares of Daré common stock held by the Daré named executive officers will terminate and the value of those shares will be deemed to be compensation required to be set forth in this section.

Stock Repurchase Agreements

The stock purchase agreements of Ms. Johnson, Ms. Walters-Hoffert and Mr. Walters, entered into between such Daré named executive officers (the rights under which were subsequently assigned to a trust affiliated with such persons) and Daré on July 13, 2015, October 27, 2015 and October 28, 2015, respectively, provide that if a Daré named executive officer leaves his or her employment prior to, with respect to Ms. Johnson, October 27, 2018, and with respect to Ms. Walters-Hoffert and Mr. Walters, July 1, 2019, Daré may repurchase the shares then subject to the lapsing repurchase right at the price paid for the shares. The stock purchase agreements provide that the repurchase right lapses as to approximately 2% of the shares every month. The lapsing repurchase right may be assigned to a successor of Daré in connection with any transaction or series of transactions in which in excess of 50% of Daré’s voting power is transferred to such successor. The Daré Transaction constitutes such a corporate transaction under the stock purchase agreements and Daré will not be assigning its repurchase option to Cerulean in connection with the Daré Transaction. Accordingly, in connection with the Daré Transaction, the stock purchase agreements will be terminated and the unvested shares thereunder shall become fully vested as a result of the Daré Transaction.

Quantification of Benefits to Daré’s Named Executive Officers

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the amount of benefits that each of Daré’s named executive officers may receive in connection with the Daré Transaction, assuming it is consummated on June 30, 2017. As required under Item 402(t) the benefits calculated reflect the maximum Daré Transaction exchange ratio in accordance with the Daré Stock Purchase Agreement and the potential value of the shares which will vest as a result of the Daré Transaction calculated as of the date the Daré Stock Purchase Agreement was executed. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a Daré named executive officer as a result of the lapsing of the repurchase right and the vesting of the shares of Daré common stock, may materially differ from the amounts set forth below.

Name	Equity Awards(1)		Total
Sabrina Martucci Johnson	$4,959,380	(2)	$4,959,380
Lisa Walters-Hoffert	$4,768,635	(3)	$4,768,635
Mark Walters	$4,768,635	(4)	$4,768,635

(1)	Amounts in this column represent the value of Daré common stock immediately following the closing of the Daré Transaction held by the Daré named executive officers which common stock is subject to a lapsing repurchase right which will terminate entirely at the closing of the Daré Transaction (assuming a June 30, 2017 closing date), calculated by multiplying the number of shares of Daré common stock subject to the lapsing repurchase right in accordance with the stock purchase agreements between each named executive and Daré, described in the section titled “Stock Repurchase Agreements” above by (x) 4.5325615, the maximum exchange ratio calculable as of May 31, 2017 in accordance with the terms of the Daré Stock Purchase Agreement and (y) $1.01, the average closing market price of Cerulean’s common stock over the first five business days following the first public announcement of the Daré Transaction.
(2)	Consists of equity awards held by the Vincent S. Johnson and Sabrina M. Johnson Family Trust Dated February 4, 2005. Sabrina Martucci Johnson is a trustee of the Vincent S. Johnson and Sabrina M. Johnson Family Trust Dated February 4, 2005.
(3)	Consists of equity awards held by Lisa Walters-Hoffert Survivor’s Trust dated October 31, 2002. Lisa Walters-Hoffert is the trustee of the Lisa Walters-Hoffert Survivor’s Trust dated October 31, 2002.
(4)	Consists of equity awards held by the Walters Family Trust Dated January 15, 2009. Mark Walters is a trustee of the Walters Family Trust Dated January 15, 2009.

Opinion of Cerulean’s Financial Advisor

The Cerulean Board requested that Aquilo evaluate the fairness, from a financial point of view, of the exchange ratio set forth in the Daré Stock Purchase Agreement to the holders of Cerulean’s common stock. On

March 19, 2017, Aquilo delivered its oral opinion, subsequently confirmed in writing, to the Cerulean Board to the effect that, as of the date of its opinion and based upon and subject to the qualifications, limitations and assumptions set forth therein, the exchange ratio set forth in the Daré Stock Purchase Agreement is fair, from a financial point of view, to the holders of Cerulean’s common stock.

The summary of the written opinion of Aquilo in this proxy statement is qualified in its entirety by reference to the full text of the written opinion of Aquilo, dated March 19, 2017, attached to this proxy statement as Annex D. You are urged to, and should, read the written opinion of Aquilo carefully and in its entirety.

The opinion of Aquilo addresses only the fairness, from a financial point of view, of the exchange ratio set forth in the Daré Stock Purchase Agreement to the holders of Cerulean’s common stock and does not address any other aspect or implication of the transaction, or any other agreement, arrangement or understanding entered into in connection with the Daré Transaction or otherwise. Aquilo was not requested to opine as to, and its opinion does not in any manner address, Cerulean’s underlying business decision to proceed with or effect the transaction, or any other aspect of Cerulean’s business or any of its other assets. The opinion of Aquilo does not address, nor was Aquilo asked to address, the fairness to Cerulean of the sale of CRLX101 and CRLX301 (the “CRLX assets”) to NewLink or the proposed sale of its Platform assets to Novartis.

In arriving at its opinion, Aquilo reviewed and analyzed, among other things:

•	the Daré Stock Purchase Agreement;

•	certain publicly available business and financial information relating to Cerulean and Daré;

•	publicly available financial terms of certain sale transactions involving companies Aquilo deemed relevant and the consideration paid for such companies and comparisons of these terms with the proposed financial terms of the transaction;

•	publicly available financial and business information concerning certain other companies Aquilo deemed relevant and comparisons of this financial and business information to that of Cerulean and Daré;

•	certain non-public information relating to Cerulean that was prepared by management of Cerulean, including certain operating and financial information relating to Cerulean’s business, including Cerulean’s unaudited financial statements for the year ended December 31, 2016 and its cash and debt position as of the month ended February 28, 2017;

•	certain non-public financial and business forecasts and projections prepared by management of Cerulean relating to Cerulean’s prospects after giving effect to the sale of the CRLX assets to NewLink, both assuming the Daré Transaction is completed and the Daré Transaction is not completed, and both assuming the proposed sale of its Platform assets to Novartis is completed and such asset sale is not completed;

•	certain materials prepared by management of Cerulean reflecting the distribution of cash, after giving effect to the cash proceeds to be received from the sale of the CRLX assets to NewLink, to Cerulean’s stockholders in the event of an orderly wind-down of Cerulean, both assuming the proposed sale of its Platform assets to Novartis is completed and such asset sale is not completed, as of June 30, 2017;

•	the BlueLink Asset Purchase Agreement, pursuant to which Cerulean sold all of its CRLX assets to NewLink, effective as March 19, 2017;

•	the Novartis Asset Purchase Agreement, pursuant to which Cerulean intends to sell all of its Platform assets to Novartis;

•

certain non-public information relating to Daré that was prepared by Daré or at the request of Daré , including certain operating and financial information relating to Daré’s business, including Daré’s unaudited financial statements for the year ended December 31, 2016 and the two months ended February 28, 2017, a management presentation of Daré, a five-year development budget forecast for Daré’s lead product in development, Ovaprene®, market and sales forecasts regarding Ovaprene®, and a current capitalization table of Daré; and

•	such other information as Aquilo considered appropriate to opine as to the fairness of the exchange ratio to the holders of Cerulean common stock.

In addition, Aquilo discussed with management of each of Cerulean and Daré the business, operations, financial condition and prospects of Cerulean and Daré, respectively, and as a combined company, including, in the case of Cerulean, such management’s views of the operational and financial risks and uncertainties associated with continuing to operate the company as a going concern following the sale of the CRLX assets to NewLink and whether or not the sale of its Platform assets to Novartis is completed.

In connection with its review, Aquilo did not assume any responsibility for independent verification of any of the foregoing information and, with Cerulean’s consent, relied on such information being complete and accurate. With respect to the financial forecasts for Cerulean, both assuming the Daré Transaction is completed and the Daré Transaction is not completed, the management of Cerulean advised Aquilo, and Aquilo assumed with Cerulean’s consent, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Cerulean as to the future financial performance of Cerulean; and, with respect to the financial forecasts for Daré, the management of Daré advised Aquilo, and Aquilo assumed with Cerulean’s consent, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Daré as to the future financial performance of Daré.

In addition, with respect to the materials prepared by management of Cerulean reflecting the distribution of cash to Cerulean’s stockholders in the event of an orderly wind-down of Cerulean, the management of Cerulean advised Aquilo, and Aquilo assumed with Cerulean’s consent, that such information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of Cerulean. Aquilo relied upon, without independent verification, the assessment of Cerulean’s management and Daré’s management as to the viability of, and risks associated with, the current and future products of Cerulean following the transaction, including the development, testing and marketing of such products, the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing thereof, and the life and enforceability of all relevant patents and other intellectual and other property rights associated with such products. Aquilo assumed, with Cerulean’s consent, that the application of the exchange ratio will result in the issuance of Cerulean common stock to the Daré Stockholders and rights to purchase Cerulean common stock to the holders of Daré stock options and warrants representing, in the aggregate, no less than 51% and no more than 70% of the fully-diluted capitalization of Cerulean upon the closing of the Daré Transaction.

In preparing its opinion, Aquilo performed a number of financial and comparative analyses. The order in which the analyses are described below does not represent the relative importance or weight given to the analyses by Aquilo. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Aquilo believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying its opinion. No company or transaction used in the analyses performed by Aquilo as a comparison is identical to Cerulean or Daré. In addition, Aquilo may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so the range of valuation resulting from any particular analysis described below should not be taken to be Aquilo’s view of the actual exchange ratio. The analyses performed by Aquilo are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold.

The analyses performed were prepared solely as part of Aquilo’s analysis of the fairness, from a financial point of view, of the exchange ratio to the holders of Cerulean common stock set forth in the stock purchase agreement and do not address any other aspect or implication of the transaction, including the sale of the CRLX assets to NewLink, or the proposed sale of Cerulean’s Platform assets to Novartis, or any other agreement, arrangement or understanding entered into in connection with the Daré Transaction or otherwise.

At a meeting of the Cerulean Board held on March 19, 2017, Aquilo presented certain financial analyses accompanied by delivery of its written materials in connection with the delivery of its oral opinion. Immediately thereafter, Aquilo delivered to the Cerulean Board its written opinion. The following is a summary of the material financial analyses performed by Aquilo in arriving at its opinion. Certain of the following summaries of financial analyses include information presented in tabular format. In order to understand fully the material financial analyses that were performed by Aquilo, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

Pro Forma Ownership and Exchange Ratio. The Daré Stock Purchase Agreement provides that the fully-diluted ownership of the combined company by the Cerulean equity holders will be between 30% and 49% and the fully-diluted ownership of the combined company by the Daré equity holders will be between 70% and 51%, subject to adjustment within this range based on the cash held by each of Cerulean and Daré at the time of the closing of the Daré Transaction. For purposes of calculating the exact fully-diluted ownership of the combined company by the Cerulean equity holders as of the closing of the Daré Transaction, the parties assumed in the Daré Stock Purchase Agreement that 1,273,000 shares of Cerulean common stock are issued upon the exercise of outstanding options and warrants, without any adjustment for net exercise or whether the options or warrants are in- or out-of- the money.

Aquilo looked at a number of potential illustrative scenarios reflecting how various cash levels affected the ultimate percentage ownership split between the Cerulean and Daré equity holders. In all cases, Aquilo assumed that Daré would have no more than $1.0 million in cash, which is consistent with the financial information provided by Daré to Aquilo and on which Cerulean asked Aquilo to rely in performing its analyses. In addition, Aquilo took into account the sale of the CRLX assets to NewLink for $1.5 million and the potential sale of its Platform assets to Novartis for $6.0 million.

Since the exact relative ownership percentages of the Cerulean and Daré equity holders within the high and low bounds of the ownership percentage formula are not determinable until immediately prior to the closing of the transaction, Aquilo considered three different ownership scenarios in an attempt to look at the range of potential ownership percentages for the holders of Cerulean common stock and the holders of options or warrants to purchase Cerulean common stock, in each case outstanding as of the date of the Daré Stock Purchase Agreement. These scenarios are:

1)	30.0% Cerulean total ownership, assuming 29,021,455 shares of Cerulean common stock outstanding as of the date of the Daré Stock Purchase Agreement, and 1,273,000 additional shares of Cerulean common stock issued from the exercise of either or both Cerulean options and warrants;

2)	33.0% Cerulean total ownership, assuming 29,021,455 shares of Cerulean common stock outstanding as of the date of the Daré Stock Purchase Agreement and all outstanding Cerulean options and Cerulean warrants as of the date of the Daré Stock Purchase Agreement are exercised, assuming no net exercise, which totals an additional 5,806,681 shares; and

3)	47.9% Cerulean total ownership, assuming no Cerulean options or warrants are exercised.

Scenario	1		2		3
	Shares	%	Shares	%	Shares	%
Cerulean common stock ownership	29,021,455	28.7%	29,021,455	27.5%	29,021,455	47.9%
Cerulean options and warrants ownership	1,273,000	1.3%	5,806,681	5.5%	—	0.0%

Cerulean total ownership	30,294,455	30.0%	34,828,136	33.0%	29,021,455	47.9%
Daré total ownership	70,687,062	70.0%	70,687,062	67.0%	31,530,963	52.1%

Total ownership	100,981,517	100.0%	105,515,198	100.0%	60,552,418	100.0%

Aquilo’s analyses focused on Scenario 1 with respect to the Cerulean fully-diluted ownership percentage, since 30% is the minimum percentage ownership for the Cerulean equity holders, and Scenarios 2 and 3 with respect to the Cerulean common stock ownership, since 27.5% is the minimum percentage ownership for the holders of Cerulean common stock and 47.9% is the maximum percentage ownership for the holders of Cerulean common stock.

Daré Valuation

Discounted Cash Flow Analysis. Aquilo reviewed financial projections and estimates prepared by Daré management and provided by Cerulean to perform a discounted cash flow analysis to calculate a range of implied present values for Daré. Aquilo based its discounted cash flow analysis on various operating assumptions made by Daré through 2032, including assumptions relating to, among other items, gross and net sales of Ovaprene® in the United States, research and development costs of Ovaprene®, and other operating costs, taxes, working capital and the license payments and royalties associated with Ovaprene®. Since the Daré financial projections and estimates assume Ovaprene® is the combined company’s only product and that it is only sold in the United States, this analysis only considered the U.S. opportunity for Ovaprene® and does not include potential sales or costs associated with developing and commercializing Ovaprene® outside of the United States, or the sales or costs associated with developing and commercializing any other Daré products. This analysis assumed Daré successfully develops, receives regulatory approval for, and markets Ovaprene® in the United States without a development or corporate partnership, and loses patent protection on Ovaprene® in 2029. Aquilo did not conduct a terminal value calculation as the assumed loss of patent protection for Ovaprene® in 2029 makes any value associated with a future exit terminal value unlikely.

The following table presents a summary of the financial projections for Daré prepared and provided by Daré and on which Cerulean asked Aquilo to rely:

($ millions)
Fiscal Year Ending December (Est.)	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032
US Gross Sales	$—	$—	$—	$—	$—	$124	$302	$585	$798	$979	$1,020	$1,062	$553	$462	$361	$251
US Net Sales	—	—	—	—	—	105	256	497	679	832	867	903	470	392	307	213

Gross Margin	—	—	—	—	—	77	183	347	475	586	616	647	343	288	228	161

Total OpEx	3	2	9	10	11	14	38	56	52	51	54	56	30	25	20	14

EBIT	(3)	(2)	(9)	(10)	(11)	62	144	291	422	534	562	591	313	263	208	147
Tax	—	—	—	—	—	9	50	102	148	187	197	207	110	92	73	51

Net Income	(3)	(2)	(9)	(10)	(11)	53	94	189	274	347	365	384	203	171	135	95

Calculation of Free Cash Flow (non-POS Adjusted)(1)(2)
EBIT	(3)	(2)	(9)	(10)	(11)	62	144	291	422	534	562	591	313	263	208	147
Plus: Depreciation & Amortization	—	—	—	—	—	2	5	10	14	17	17	18	9	8	6	4

EBITDA	$(3)	$(2)	$(9)	$(10)	$(11)	$65	$149	$301	$436	$551	$580	$609	$322	$271	$214	$151
Less: Tax	—	—	—	—	—	(9)	(50)	(102)	(148)	(187)	(197)	(207)	(110)	(92)	(73)	(51)
Less: Capital Expenditures	—	—	—	(2)	(4)	(4)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)
Less: Increase in Working Capital	—	—	—	—	—	(21)	(30)	(48)	(36)	(31)	(7)	(7)	86	16	17	19

Free Cash Flow (non-POS Adj.)	$(3)	$(2)	$(9)	$(12)	$(15)	$30	$67	$149	$250	$331	$374	$393	$297	$192	$156	$116

Calculation of Free Cash Flow (POS Adjusted)(1)(2)
EBIT	(3)	(2)	(2)	(3)	(3)	17	43	85	119	139	157	165	88	74	58	41
Plus: Depreciation & Amortization	—	—	—	—	—	1	1	3	4	4	5	5	2	2	2	1

EBITDA	$(3)	$(2)	$(2)	$(3)	$(3)	$18	$44	$88	$122	$144	$161	$169	$90	$76	$60	$42
Less: Tax	—	—	—	—	—	(1)	(15)	(30)	(42)	(49)	(55)	(58)	(31)	(26)	(20)	(14)
Less: Capital Expenditures	—	—	—	(2)	(4)	(4)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)	(2)
Less: Increase in Working Capital	—	—	—	—	—	(6)	(8)	(13)	(10)	(8)	(2)	(2)	23	4	5	5

Free Cash Flow (POS Adj.)	$(3)	$(2)	$(2)	$(5)	$(7)	$7	$19	$43	$69	$85	$103	$108	$80	$52	$42	$31

(1)	For the purpose of calculating 2017 Free Cash Flow, Aquilo considered only those items relevant to calculate Free Cash Flow beginning the second half of 2017.
(2)	The estimates of EBIT, EBITDA and free cash flow included in the above Daré financial projections were calculated by Daré management using GAAP and other measures which are derived from GAAP, but such estimates constitute non-GAAP financial measures within the meaning of applicable rules and regulations of the SEC. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Daré may not be comparable to similarly titled amounts used by other companies. The table above includes reconciliations of projections of EBIT, EBITDA and free cash flow prepared by Daré management to Daré’s most directly comparable GAAP financial measures.

The foregoing financial projections assumed the following:

•	Sales and expenses associated with U.S. opportunity for Ovaprene® only;

•	Loss of patent protection for Ovaprene® in 2029;

•	15% U.S. Gross-to-Net Sales adjustment;

•	Operating expenses through 2021 based on Daré’s current development budget;

•	Operating expenses in 2022 through 2032 assume:

•	$2 million annual R&D spend;

•	G&A expense 2% of U.S. Net Sales;

•	S&M expense 10% of U.S. Net Sales in first year of launch, decreasing to 4% of U.S. Net Sales after four years; and

•	Includes license milestones and royalties payable to ADVA-Tec.

Aquilo had conversations with Daré’s management to discuss these projections to understand the assumptions underlying the projections. Aquilo analyzed the discounted cash flows on an adjusted for probability of success and an unadjusted for probability of success basis. In determining the probability adjustment, Aquilo considered a number of factors, including input from the management of Daré, to determine the likelihood of Ovaprene® (1) successfully completing postcoital and safety trials; (2) successfully completing the FDA pre-market approval trial; and (3) obtaining FDA approval. Based on these projections, Aquilo calculated the present value of the unlevered free cash flows for the relevant projection period discounted to June 30, 2017. The following table sets forth the probability factors for each of these milestones, and the overall probability of success adjustment factor calculated by multiplying together each milestone probability factor.

Success Probability
PCT & safety trial	80.0%
PMA trial	40.1%
FDA approval	82.4%

Total probability of success adjustment	26.4%

Aquilo applied the total probability adjustment of 26.4% to the Daré financial projections and estimates. Aquilo discounted the probability-adjusted free cash flows by a discount rate range of 15% to 18% based on its evaluation of the risk and time value associated with the probability-adjusted projections. On a probability adjusted basis, free cash flows were a negative number through 2021, which was also the point at which the negative number was the highest at $(7) million, $108 million for the year ended 2028, which is the last year before patent protection on Ovaprene® is lost, and $31 million for the year ended 2032, which is the last period analyzed and four years after the patent protection is lost. This implied a net present enterprise value range of $101 million to $134 million.

On a non-probability adjusted basis, the discounted cash flows assume Daré achieves 100% of the financial projections and estimates as provided to Aquilo by Cerulean management. These financial projections and estimates bear inherently more risk than projections adjusted by a probability factor, and therefore Aquilo then discounted the free cash flows by a higher discount rate range of 35% to 45% based on its evaluation of the risk and time value associated with the non-probability adjusted projections. On a non-probability adjusted basis, free cash flows were also a negative number through 2021, which was also the point at which the negative number was the highest at $(15) million, $393 million for the year ended 2028, which is the last year before patent protection on Ovaprene® is lost, and $116 million for the year ended 2032, which is the last period analyzed and four years after the patent protection is lost. This implied a net present enterprise value range of $45 million to $95 million.

Comparable Public Company Analysis. Aquilo reviewed, analyzed and compared Daré to corresponding publicly available financial information for 14 publicly-traded biotechnology companies in which the company’s lead product candidate was in a similar stage of clinical development as Ovaprene®. In selecting these companies, Aquilo identified companies that had a lead product candidate in Phase 2, across all therapeutic areas. Aquilo compared Daré to companies with lead product candidates in Phase 2 clinical trials because, although the stage of development of Ovaprene® is not necessarily the same as a drug candidate in Phase 2 clinical trials and Daré has not submitted preliminary safety data on Ovaprene® to the FDA, Aquilo concluded that the remaining development path for Ovaprene® is similar to a company in Phase 2 development for a candidate that is regulated as a drug. While Ovaprene® is not regulated as a pharmaceutical drug by the FDA, but rather as a combination drug and medical device product subject to a different approval process than drug candidates, the clinical trial that Daré intends to commence after the closing of the Daré Transaction will test Ovaprene® to assess its safety and preliminary efficacy. This trial is intended to immediately precede a pivotal trial, which is a trial that involves a larger number of participants to support registration and to further evaluate safety and efficacy. This development path is similar to a company conducting a Phase 2 trial followed by a Phase 3 trial. The following list sets forth the comparable companies selected by Aquilo.

Company	Enterprise Value ($ millions)
Affimed N.V.	43
Cellular Biomedicine Group, Inc.	121
Cidara Therapeutics, Inc.	25
Fate Therapeutics, Inc.	124
GTx, Inc.	59
Immune Design Corp.	75
Innate Immunotherapeutics Ltd.	127
Neurotrope, Inc.	116
PharmaCyte Biotech, Inc.	76
Protagonist Therapeutics, Inc.	132
Pulmatrix, Inc.	49
Selecta Biosciences, Inc.	141
Stemline Therapeutics, Inc.	122
Verona Pharma plc	40

Source: SEC filings, BioCentury

Aquilo reviewed the median and mean enterprise values of the selected companies, which ranged from $25 million to $141 million, and adjusted for a 25% liquidity discount, which Aquilo believed, based on its experience, was reasonable under the circumstances. The result of the analysis implied a mean and median implied enterprise value for these comparable companies of $67 million and $72 million, respectively.

Aquilo also reviewed, analyzed and compared Daré to corresponding publicly available financing information for six publicly-traded healthcare companies focused on women’s health therapeutics.

Company	Enterprise Value ($ millions)
Agile Therapeutics, Inc.	52
Juniper Pharmaceuticals, Inc.	33
Myovant Sciences Ltd.	545
ObsEva SA	325
TherapeuticsMD, Inc.	1,263
Viveve Medical, Inc.	58

Source: SEC filings, BioCentury

Aquilo reviewed the median and mean enterprise values of the selected companies, which ranged from $33 million to $1,263 million, and adjusted for a 25% liquidity discount, which Aquilo believed, based on its experience, was reasonable under the circumstances. The result of the analysis implied a mean and median implied enterprise value for the comparable companies of $284 million and $144 million, respectively.

Aquilo noted that all but one of these publicly-traded healthcare companies focused on women’s health therapeutics have one or more products in later stages of development, and, therefore, determined that the analysis of the publicly-traded biotechnology companies in which the company’s lead product candidate was in a similar stage of clinical development as Ovaprene® set forth above was the more relevant analysis.

No company used in any analysis as a comparison had a lead product candidate identical to Ovaprene® and they all differ in material ways. Accordingly, an analysis of the results described above is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies to which they are being compared. This analysis yielded a range of enterprise values, and therefore, such implied enterprise value ranges developed from these analyses were viewed by Aquilo collectively and not individually.

Comparable Initial Public Offering Analysis. Aquilo reviewed, analyzed and compared Daré to corresponding publicly available financial information for 15 initial public offerings of biotechnology companies since January 2015 in which the company’s lead product candidate was in a similar stage of clinical development as Ovaprene®. In selecting these initial public offerings, Aquilo identified transactions involving companies that had a lead product candidate in Phase 2, across all therapeutic areas. Aquilo compared Daré to companies with lead product candidates in Phase 2 clinical trials because, although the stage of development of Ovaprene® is not necessarily the same as a drug candidate in Phase 2 clinical trials and Daré has not submitted preliminary safety data on Ovaprene® to the FDA, Aquilo concluded that the remaining development path for Ovaprene® is similar to a company in Phase 2 development for a candidate that is regulated as a drug. While Ovaprene® is not regulated as a pharmaceutical drug by the FDA, but rather as a combination drug and medical device product subject to a different approval process than drug candidates, the clinical trial that Daré intends to commence after the closing of the Daré Transaction will test Ovaprene® to assess its safety and preliminary efficacy. This trial is intended to immediately precede a pivotal trial, which is a trial that involves a larger number of participants to support registration and to further evaluate safety and efficacy. This development path is similar to a company conducting a Phase 2 trial followed by a Phase 3 trial. The following list sets forth the initial public offerings selected by Aquilo, which includes the initial public offering for ObsEva SA, a healthcare company focused on women’s health therapeutics.

Company	Date of Prospectus	Pre-Money Enterprise Value ($ millions)
ObsEva SA	January 25, 2017	309
Ra Pharmaceuticals, Inc.	October 25, 2016	166
AzurRx BioPharma, Inc.	October 11, 2016	46
Syros Pharmaceuticals, Inc.	June 29, 2016	188
Spring Bank Pharmaceuticals, Inc.	May 5, 2016	65
Moleculin Biotech, Inc.	May 2, 2016	41
Kura Oncology, Inc.	November 4, 2015	71
Cerecor Inc.	October 14, 2015	44
ProNAi Therapeutics, Inc.(1)	July 15, 2015	366
Seres Therapeutics, Inc.	June 25, 2015	503
BiondVax Pharmaceuticals Ltd.	May 11, 2015	366
Viking Therapeutics, Inc.	April 28, 2015	52
Summit Therapeutics plc	March 4, 2015	383
TRACON Pharmaceuticals, Inc.	January 29, 2015	61
Ascendis Pharma A/S	January 27, 2015	277

(1)	n/k/a Sierra Oncology, Inc.

Source: Company press releases, SEC filings, Capital IQ

Aquilo reviewed the median and mean pre-money enterprise values of the selected initial public offerings, which ranged from $41 million to $503 million, and adjusted for a 25% liquidity discount, which Aquilo believed, based on its experience, was reasonable under the circumstances. The result of the analysis implied a median and mean implied pre-money enterprise value for these comparable companies of $125 million and $147 million, respectively.

Although the initial public offerings were used for comparison purposes, none of these transactions is directly comparable to the transaction, and none of the companies in those transactions is directly comparable to Daré, and none had a lead product candidate directly comparable to Ovaprene®. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical financial and operating characteristics of the companies involved and other factors that could affect the value of such companies or the company to which they are being compared.

Comparable Biotechnology Transaction Analysis. Aquilo reviewed, analyzed and compared Daré to publicly available information for asset purchases and business combinations of biotechnology companies where the acquired company had its lead product candidate in Phase 2, and were announced in the last five years across all therapeutic areas. Aquilo compared Daré to companies with lead product candidates in Phase 2 clinical trials because, although the stage of development of Ovaprene® is not necessarily the same as a drug candidate in Phase 2 clinical trials and Daré has not submitted preliminary safety data on Ovaprene® to the FDA, Aquilo concluded that the remaining development path for Ovaprene® is similar to a company in Phase 2 development for a candidate that is regulated as a drug. While Ovaprene® is not regulated as a pharmaceutical drug by the FDA, but rather as a combination drug and medical device product subject to a different approval process than drug candidates, the clinical trial that Daré intends to commence after the closing of the Daré Transaction will test Ovaprene® to assess its safety and preliminary efficacy. This trial is intended to immediately precede a pivotal trial, which is a trial that involves a larger number of participants to support registration and to further evaluate safety and efficacy. This development path is similar to a company conducting a Phase 2 trial followed by a Phase 3 trial. The following list sets forth the acquirers and targets acquired, which we refer to as comparable Phase 2 transactions:

					Milestone Consideration		Total Deal Value
Acquirer	Target	Date Announced	Upfront Equity Consideration ($ millions)	Milestone Consideration ($ millions)	10% Adjustment ($ millions)	20% Adjustment ($ millions)	10% Milestone Adjustment ($ millions)	20% Milestone Adjustment ($ millions)
TNK Therapeutics, Inc.	Virttu Biologics Ltd.	November 16, 2016	5	20	2	4	7	9

Pfizer, Inc.	BIND Therapeutics, Inc.(1)	July 1, 2016	40	0	0	0	40	40

Gilead Sciences, Inc.	Nimbus Apollo, Inc.(1)	April 4, 2016	400	800	80	160	480	560

Allergan plc	Anterios, Inc.	January 7, 2016	89	388	39	78	128	167

Bristol-Myers Squibb Company	Cardioxyl Pharmaceuticals, Inc.	November 2, 2015	200	1,875	188	375	388	575

Roche Holding AG	Adheron Therapeutics, Inc.	October 9, 2015	105	475	48	95	153	200

Prima BioMed Ltd.	Immutep SA	October 2, 2014	14	11	1	2	15	16

Roche Holding AG	Santaris Pharma A/S	August 4, 2014	250	200	20	40	270	290

Shire plc	Lumena Pharmaceuticals, Inc.	May 12, 2014	300	265	27	53	327	353

Intrexon Corporation	Medistem, Inc.	December 20, 2013	26	0	0	0	26	26

Clovis Oncology, Inc.	EOS (Ethical Oncology Science) S.p.A.	November 19, 2013	200	220	22	44	222	244

Mitsubishi Tanabe Pharma Corporation	Medicago, Inc.	July 12, 2013	357	0	0	0	357	357

Johnson & Johnson	Aragon Pharmaceuticals, Inc.	June 17, 2013	650	350	35	70	685	720

Teva Pharmaceutical Industries Ltd.	MicroDose Therapeutx, Inc.	June 17, 2013	40	230	23	46	63	86

Takeda Pharmaceutical Company Ltd.	Inviragen, Inc.	May 8, 2013	35	215	22	43	57	78

Amgen, Inc.	KAI Pharmaceuticals, Inc.	April 10, 2012	330	0	0	0	330	330

Shire plc	FerroKin BioSciences, Inc.	March 15, 2012	95	225	23	45	117	140

(1)	Asset sale

Source: Company press releases, SEC filings

Aquilo reviewed the range of upfront equity considerations paid to the target within the comparable Phase 2 transaction set, which ranged from $5 million to $650 million upfront, and adjusted for a 25% change of control premium, which Aquilo believed, based on its experience, was reasonable under the circumstances. The result of the analysis implied a median and mean upfront equity value for the comparable transactions of $79 million and $138 million, respectively.

Aquilo also reviewed the range of upfront equity considerations paid to the target plus an adjusted milestone consideration paid to the target or its stockholders within the comparable Phase 2 transaction set, and adjusted for a 25% change of control premium, which Aquilo believed, based on its experience, was reasonable under the circumstances. Aquilo applied an adjustment factor to the total milestone payments associated with each transaction, and added the median upfront equity value to the median adjusted milestone payments assuming adjustment factors of 10% and 20%. The adjustment factor accounts for the probability of success of each milestone achievement based on milestone packages that contain various combinations of development, regulatory, and sales milestones, the present value of the milestone payments, and unknown tax implications when the milestones are achieved. The total deal values in the case of a 10% adjustment ranged from $7 million to $685 million, and the total deal values in the case of a 20% adjustment ranged from $9 million to $720 million. The result of this analysis implied a median total present deal value for the comparable transactions of $114 million (in the case of a 10% adjustment) and $150 million (in the case of a 20% adjustment).

Aquilo also reviewed, analyzed and compared Daré to publicly available information for asset purchases and business combinations of companies focused on women’s health therapeutics in the last five years. The following list sets forth the acquirers and targets acquired, which we refer to as comparable women’s health transactions:

Acquirer	Target	Date Announced	Upfront Equity Consideration ($ millions)	Milestone Consideration ($ millions)	Total Deal value ($ millions)
Gedeon Richter plc	Finox Holding	June 30, 2016	194	0	194
Valeant Pharmaceuticals International, Inc.	Sprout Pharmaceuticals, Inc.	August 20, 2015	1,030	0	1,030
Mylan, Inc.	Famy Care Ltd.(1)	February 2, 2015	711	50	761
AMAG Pharmaceuticals, Inc.	Lumara Health, Inc.	September 29, 2014	712	350	1,062
Perrigo Company plc	Lumara Health, Inc.(1)	September 29, 2014	83	0	83
Watson Pharmaceuticals, Inc.	Uteron Pharma SA	January 23, 2013	150	155	305
Meda AB	Jazz Pharmaceuticals plc(1)	September 6, 2012	95	0	95

(1)	Asset sale

Source: Company press releases, SEC filings, Capital IQ

Aquilo reviewed the range of upfront equity considerations paid to the target within the comparable women’s health transaction set, which ranged from $83 million to $1,030 million upfront, and adjusted for a 25% change of control premium, which Aquilo believed, based on its experience, was reasonable under the circumstances. The result of the analysis implied a median and mean upfront equity value for the comparable transactions of $145 million and $319 million, respectively.

Aquilo noted that these asset purchases and business combinations of companies focused on women’s health therapeutics involved companies with one or more products in later stages of development, and, therefore, determined that the analysis of the asset purchases and business combinations of biotechnology companies where the acquired company had its lead product candidate in Phase 2 across all therapeutic areas set forth above was the more relevant analysis.

Although the transactions were used for comparison purposes, none of these transactions is directly comparable to the transaction, and none of the companies in those transactions is directly comparable to Daré, and none had a lead product candidate directly comparable to Ovaprene®. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or the company to which they are being compared.

Implied Value of Outstanding Cerulean Common Stock Based on Daré Valuation. Aquilo then calculated the implied equity valuation attributable to the holders of Cerulean common stock, assuming 27.5%, 28.7% and 47.9% ownership by the holders of Cerulean common stock as of the closing, and the Daré equity valuation range calculated from the mean of the low and high implied valuation ranges or means and medians (as the case may be) from the valuation analyses described above, which did not include companies or transactions specifically focused on women’s health therapeutics, and set forth below:

•	Discounted Cash Flow Analysis—Adjusted for Probability of Success

•	Discounted Cash Flow Analysis—Unadjusted for Probability of Success

•	Comparable Public Company Analysis—all therapeutic areas only

•	Comparable Initial Public Offering Analysis—all therapeutic areas only

•	Comparable Biotechnology Transaction Analysis—all therapeutic areas only—Upfront Equity

•	Comparable Biotechnology Transaction Analysis—all therapeutic areas only—Upfront Equity plus Adjusted Milestones

($ millions)	Low	High
Daré equity valuation range	$88	$123

Value attributable to holders of Cerulean common stock based on the following ownership percentages:
27.5%	$24	$34
28.7%	$25	$35
47.9%	$42	$59

Cerulean Valuation

Liquidation Analysis. Aquilo considered Cerulean’s estimated liquidation value both assuming the sale of Cerulean’s Platform assets to Novartis is completed and such asset sale is not completed as of June 30, 2017. Aquilo determined Cerulean has a liquidation value of $5.6 million if the sale of Cerulean’s Platform assets is not completed and a liquidation value of $11.6 million if it is completed, the difference being the $6.0 million in cash to be paid to Cerulean in the event the Platform asset sale is completed. Cerulean and, therefore, Aquilo ascribed no value to any of Cerulean’s assets, including the Platform assets, in a liquidation.

Trading Valuation Analysis. Aquilo reviewed and analyzed the stock price of Cerulean from August 18, 2016, the first trading day after Cerulean released news of the Phase 2 failure of CRLX101 in renal cell carcinoma, and January 31, 2017, the last trading day before Cerulean announced that it was seeking strategic alternatives for Cerulean. During this period, the lowest closing price of Cerulean common stock was $0.66 and the highest closing price of Cerulean common stock was $1.20, which implies an equity market capitalization range of $19 million to $35 million during this period. On January 31, 2017, the last trading day before Cerulean’s strategic alternatives press release, the closing price of Cerulean common stock was $0.81, which implies an equity market capitalization of $23 million as of that date. In all cases, Aquilo used the 29,021,455 outstanding share number as of the date of the Daré Stock Purchase Agreement for this trading valuation analysis.

Comparable Public Company Analysis. Aquilo reviewed, analyzed and compared Cerulean to corresponding publicly available financial information for 18 publicly-traded biotechnology companies in which the company’s lead product candidate failed in late-stage clinical trials, across all therapeutics areas. The following list sets forth the comparable companies selected by Aquilo.

Company	Net Cash Multiple
Alcobra Ltd.	0.6x
Anthera Pharmaceuticals, Inc.	1.7x
Aradigm Corporation	1.7x
Auris Medical Holding AG	2.0x
Cyclacel Pharmaceuticals, Inc.	0.9x
Dipexium Pharmaceuticals, Inc.	0.9x
Inotek Pharmaceuticals Corporation	0.7x
Marinus Pharmaceuticals, Inc.	1.4x
OncoGenex Pharmaceuticals, Inc.	0.6x
Ophthotech Corporation	0.8x
Pain Therapeutics, Inc.	1.7x
Proteon Therapeutics, Inc.	0.7x
Sierra Oncology, Inc.	0.7x
Threshold Pharmaceuticals, Inc.	1.7x
Tokai Pharmaceuticals, Inc.	0.7x
Tonix Pharmaceuticals Holding Corp.	0.6x
Vical Incorporated	0.7x
Zafgen, Inc.	0.9x

Source: SEC filings, BioCentury

Aquilo multiplied the median and mean net cash multiples, determined by the quotient of the equity market capitalization divided by the net cash of the selected companies, by Cerulean’s estimated net cash at the closing of the transaction. The net cash multiples of these comparable public companies ranged from 0.6x to 2.0x, and the median and mean net cash multiples were 0.8x and 1.1x, respectively. For the purposes of this analysis, Aquilo assumed receipt of $1.5 million in cash from the sale of the CRLX assets to NewLink, and considered the cases where the sale of the Platform assets to Novartis is completed and such sale is not completed.

In the case where the sale of the Platform assets to Novartis is completed and Cerulean’s net cash at the closing is $9.5 million, the analysis implied a median and mean equity value for Cerulean of $7.6 million and $10.5 million, respectively. In the case where the sale of the platform assets to Novartis is not completed and Cerulean’s net cash at the closing is $3.5 million, the analysis implied a median and mean equity value for Cerulean in a range of $2.8 million and $3.9 million, respectively. The $6.0 million difference in net cash at the closing equals the cash purchase price for the Platform assets contemplated by the Novartis Asset Purchase Agreement.

No company used in any analysis as a comparison is identical to Cerulean and they all differ in material ways. Accordingly, an analysis of the results described below is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies to which they are being compared. This analysis yielded a range of enterprise values, and therefore, such implied enterprise value ranges developed from these analyses were viewed by Aquilo collectively and not individually.

Discounted Cash Flow Analysis. Aquilo used financial projections and estimates developed by Cerulean to perform a discounted cash flow analysis to calculate a range of implied present values for Cerulean. In conducting this analysis, Aquilo assumed that the sale of the Platform assets to Novartis is not completed and projected cash flows from milestone payments due to Cerulean under the existing research agreement with Novartis. Aquilo based its discounted cash flow analysis on various operating assumptions provided by Cerulean’s management, including assumptions relating to, among other items, expenses necessary to support the research agreement and maintain a public listing, taxes, and working capital. Aquilo did not conduct a terminal value calculation as Aquilo believed it would be too difficult to predict with any level of certainty the cash flows, if any, associated with milestones due under the existing research agreement with Novartis beyond the projected period.

The following table presents a summary of the Cerulean financial projections provided by Cerulean management and on which Cerulean asked Aquilo to rely:

($ millions)
Fiscal Year Ending December (Est.)	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027
Revenue (non-POS Adj.)	$—	$6.0	$15.5	$21.0	$10.0	$15.0	$20.0	$30.0	$—	$—	$50.0
Total OpEx	2.6	3.5	3.5	3.5	3.5	3.5	3.5	3.5	3.5	3.5	3.5

EBIT	(2.6)	2.5	12.0	17.5	6.5	11.5	16.5	26.5	(3.5)	(3.5)	46.5
Tax	—	—	—	—	—	—	—	—	—	—	—

Net Income	(2.6)	2.5	12.0	17.5	6.5	11.5	16.5	26.5	(3.5)	(3.5)	46.5

EBITDA	$(2.6)	$2.6	$12.3	$17.9	$6.7	$11.8	$16.9	$27.1	$(3.5)	$(3.5)	$47.5

Calculation of Free Cash Flow (POS Adjusted)(1)(2)
Revenue (POS Adjusted)	$—	$1.2	$3.1	$4.2	$1.3	$1.9	$0.6	$0.9	$—	$—	$0.5
EBIT	(1.8)	(2.3)	(0.4)	0.7	(2.2)	(1.6)	(2.9)	(2.6)	(3.5)	(3.5)	(3.0)
Plus: Depreciation & Amortization	—	0.0	0.1	0.1	0.0	0.0	0.0	0.0	—	—	0.0

EBITDA	$(1.8)	$(2.3)	$(0.3)	$0.8	$(2.2)	$(1.6)	$(2.9)	$(2.6)	$(3.5)	$(3.5)	$(3.0)
Less: Tax	—	—	—	—	—	—	—	—	—	—	—
Less: Capital Expenditures	—	—	—	—	—	—	—	—	—	—	—
Less: Increase in Working Capital	—	—	—	—	—	—	—	—	—	—	—

Free Cash Flow (POS Adjusted)	$(1.8)	$(2.3)	$(0.3)	$0.8	$(2.2)	$(1.6)	$(2.9)	$(2.6)	$(3.5)	$(3.5)	$(3.0)

(1)	For the purpose of calculating 2017 Free Cash Flow, Aquilo considered only those items relevant to calculate Free Cash Flow beginning the second half of 2017.
(2)	The estimates of EBIT, EBITDA and free cash flow included in the above Cerulean financial projections were calculated by Cerulean management using GAAP and other measures which are derived from GAAP, but such estimates constitute non-GAAP financial measures within the meaning of applicable rules and regulations of the SEC. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Cerulean may not be comparable to similarly titled amounts used by other companies. The table above includes reconciliations of projections of EBIT, EBITDA and free cash flow prepared by Cerulean management to Cerulean’s most directly comparable GAAP financial measures.

The foregoing financial projections assumed the following:

•	Revenue solely from milestone payments due to Cerulean under the existing research agreement with Novartis;

•	Operating expenses include $1.5 million annual incremental FTE expense, in addition to Novartis reimbursement; and

•	Operating expenses include $2.0 million annual G&A expense to maintain public listing.

Aquilo had conversations with Cerulean’s management to discuss these projections over the course of its engagement to understand these assumptions underlying the projections. Aquilo analyzed the discounted cash flow analysis on an adjusted for probability of success basis. In determining the probability adjustment, Aquilo considered a number of factors, including input from the management of Cerulean, to determine the likelihood of success of the Platform in the event the Platform assets were not ultimately sold as contemplated by the Novartis Asset Purchase Agreement and the existing research agreement with Novartis continued in effect (1) reporting positive preclinical data; (2) reporting positive Phase 1 data; (3) reporting positive Phase 2 data; (4) reporting positive Phase 3 data; and (5) obtaining approval of a new drug application from the FDA. The following table sets forth the probability factors for each of these milestones, and the overall probability of success adjustment factor calculated by multiplying together each milestone probability factor.

Success Probability
Positive Preclinical data	20.0%
Positive Phase 1 data	62.8%
Positive Phase 2 data	24.6%
Positive Phase 3 data	40.1%
NDA approval	82.4%

Total probability of success adjustment	1.0%

Based on these projections, Aquilo calculated the present value of the unlevered free cash flows for the relevant projection period discounted to June 30, 2017.

Aquilo applied the total probability adjustment of 1.0% to the Cerulean financial projections and estimates. Aquilo discounted the probability-adjusted free cash flows by a discount rate range of 15% to 18% based on its evaluation of the risk and time value associated with the probability-adjusted projections, and assumed Cerulean net cash of $3.5 million, including the $1.5 million in cash from the sale of the CRLX assets. Free cash flows were negative in all years except the year ended 2020, when the free cash flow was $0.8 million, at its lowest at $(3.5) million for the years ended 2025 and 2026, and $(3.0) million for the year ended 2027, which is the last period analyzed. This implied a net present equity value range of $(6.3) million to $(5.1) million, such that the net present equity value of Cerulean is a negative amount.

Summary of Cerulean Valuation Relative to Equity Market Valuation. Aquilo calculated the implied equity valuation range of Cerulean based on the mean of the low and high valuation ranges from the following Cerulean Valuation analyses:

•	Liquidation Analysis, assuming the Platform Asset Sale is completed

•	Trading Valuation Analysis

•	Comparable Public Company Analysis, assuming the Platform Asset Sale is completed

•	Discounted Cash Flow Analysis

The average of the low and high ranges from the four valuation methodologies listed above result in an implied equity value for Cerulean in a range of $8 million to $13 million. Aquilo considered this implied equity valuation range relative to the other implied valuations of Cerulean described above.

($ millions)	Low	High
Cerulean implied equity valuation range	$8	$13

Value attributable to holders of Cerulean common stock based on the implied Daré equity valuation range of $88 to $123 million
27.5%	$24	$34
28.7%	$25	$35
47.9%	$42	$59

Cerulean Equity Market Capitalization

Based on low to high closing price for the period from August 18, 2016 to January 31, 2017	$19	$35
Closing price as of January 31, 2017 (last trading day before the strategic alternatives press release)	$23
Closing price as of March 17, 2017 (last trading day before this transaction was announced)	$96

Aquilo performed its implied valuation discount analysis as of the dates it believed were most relevant to the analysis—January 31, 2017, which is the last trading day prior to the strategic alternatives press release, and March 17, 2017, which is the last trading day prior to the announcement of the Daré Transaction. Based on the Cerulean implied equity valuation range of $8 million to $13 million, the discount to the Cerulean equity market capitalization on January 31, 2017 was 66% at $8 million and 45% at $13 million, and the discount to the Cerulean equity market capitalization on March 17, 2017 was 92% at $8 million and 87% at $13 million. The sale of the CRLX assets to NewLink was completed and the agreement to sell the Platform assets to Novartis was signed on March 19, 2017, and both transactions were announced along with the Daré Transaction on March 20, 2017.

Miscellaneous

Aquilo’s opinion and presentation to the Cerulean Board was one of many factors taken into consideration by the Board in deciding to enter into the Daré Stock Purchase Agreement. Consequently, the analyses described above should not be viewed as determinative of the Board’s opinion, or that of Cerulean’s management, with respect to whether the Board would have been willing to agree to a different exchange ratio in the Daré Transaction.

Pursuant to an engagement letter dated as of October 4, 2016, the Cerulean Board engaged Aquilo to provide financial advisory services to Cerulean in connection with exploring and evaluating opportunities for Cerulean to, among other things, combine with or be acquired by another company including, if requested, rendering its opinion to the Cerulean Board. Aquilo was selected by Cerulean based on Aquilo’ qualifications, expertise and reputation. Aquilo, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes.

Pursuant to the terms of the engagement letter and an addendum to the engagement letter dated as of April 10, 2017, Cerulean paid Aquilo a retainer fee of $50,000 and issued Aquilo a warrant to purchase 65,000 shares of Cerulean common stock at an exercise price of $1.00 per share over a 10 year period upon the execution of the engagement letter, and paid Aquilo $350,000 upon the delivery of the opinion. Cerulean has also agreed to pay Aquilo an additional $250,000 upon completion of the transaction. In addition, Cerulean has agreed to indemnify Aquilo for certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

The terms of the Daré Transaction were determined through arm’s length negotiations between Cerulean and Daré and were approved by the Cerulean Board. Although Aquilo provided advice to the Board during the course of these negotiations, the decision to enter into the Daré Stock Purchase Agreement was solely that of the Cerulean Board. Aquilo did not recommend any specific consideration to Cerulean or the Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Daré Transaction. As described above, the opinion of Aquilo and its presentation to the Cerulean Board were among a number of factors taken into consideration by the Board in making its determination to approve the Daré Stock Purchase Agreement, the Daré Transaction and the other transactions contemplated by the Daré Stock Purchase Agreement.

Aquilo had not been engaged by Cerulean prior to this engagement, nor has Aquilo previously been engaged by Daré, Novartis or NewLink.

Material U.S. Federal Income Tax Consequences of the Daré Transaction to Cerulean Stockholders

The following discussion is a summary of the material U.S. federal income tax consequences of the Daré Transaction to Cerulean’s stockholders. This summary is for information purposes only and is not tax advice. It does not purport to consider all aspects of U.S. federal income taxation that might be relevant for holders of Cerulean’s common stock. This summary is based upon existing U.S. federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (“IRS”) with respect to any of the U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This summary does not discuss any alternative minimum tax or state, local or non-U.S. tax considerations. In addition, this summary does not discuss the tax consequences of any transactions occurring prior to, concurrently with or after the Daré Transaction.

The Daré Transaction will not result in any taxable gain or loss for U.S. federal income tax purposes to any Cerulean stockholder in his, her or its capacity as a Cerulean stockholder. Cerulean stockholders who are also stockholders of Daré should consult their own tax advisors as to the tax consequences of them participating in the Daré Transaction with respect to their Daré stock.

Regulatory Approvals

Neither Cerulean nor Daré is required to make any filings or to obtain approvals or clearances from any regulatory authorities in the United States or other countries to consummate the Daré Transaction contemplated by the Daré Stock Purchase Agreement. Cerulean must comply with applicable federal and state securities laws and NASDAQ rules and regulations in connection with the issuance of shares of Cerulean common stock in the Daré Transaction, including the filing with the SEC of this proxy statement.

Anticipated Accounting Treatment

Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify both the accounting acquiree and the accounting acquirer. Daré management has determined that Daré represents the accounting acquirer in the Daré Transaction based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to the transaction, including: (1) equityholders of Daré are expected to own between approximately 51% and 70% of the voting interests of the combined company on a fully-diluted basis immediately following the closing of the Daré Transaction; (2) the majority of the board of directors of the combined company will be composed of directors designated by Daré, pursuant to the terms of the Daré Stock Purchase Agreement; and (3) existing members of Daré management will be the management of the combined company.

Because Daré has been determined to be the accounting acquirer in the Daré Transaction, but not the legal acquirer, the Daré Transaction is deemed a reverse acquisition under the guidance of ASC 805. As a result, upon consummation of the Daré Transaction, (1) the historical financial statements of Daré will become the historical financial statements of the combined company and (2) Daré will record the business combination in its financial statements and will apply the acquisition method to account for the acquired assets and assumed liabilities of Cerulean as of the closing date of the transaction. Applying the acquisition method includes recording the identifiable assets acquired and liabilities assumed at their fair values, and recording goodwill for the excess of the purchase price over the aggregate fair value of the identifiable assets acquired and liabilities assumed, if any, or recording a bargain purchase gain if the aggregate fair value of the identifiable assets acquired and liabilities assumed exceeds the purchase price for the acquisition.

The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement of Cerulean’s assets to be acquired and liabilities to be assumed. A final determination of these estimated fair values, which cannot be made prior to the completion of the Daré Transaction, will be based on the actual net tangible and intangible assets of Cerulean that exist as of the closing date of the Daré Transaction.

No Appraisal Rights

Holders of Cerulean common stock will not be entitled to any dissenters’ rights or appraisal rights with respect to any of the proposals to be voted on at the special meeting.

TERMS OF THE DARÉ STOCK PURCHASE AGREEMENT

The following is a summary of the material terms of the Daré Stock Purchase Agreement. A copy of the Daré Stock Purchase Agreement is attached as Annex B to this proxy statement. The Daré Stock Purchase Agreement has been attached to this proxy statement to provide you with information regarding its terms. It is not intended to provide any other factual information about Cerulean, Daré, or the Daré Stockholders. The following description does not purport to be complete and is qualified in its entirety by reference to the Daré Stock Purchase Agreement. You should refer to the full text of the Daré Stock Purchase Agreement for details of the Daré Transaction and the terms and conditions of the Daré Stock Purchase Agreement. We encourage you to read the Daré Stock Purchase Agreement carefully and in its entirety because it is the legal document that governs the Daré Transaction.

Explanatory Note Regarding the Daré Stock Purchase Agreement

The Daré Stock Purchase Agreement contains representations and warranties that Cerulean, on the one hand, and Daré and the Daré Stockholders, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Daré Stock Purchase Agreement and may be intended not as statements of fact but rather as a way of allocating risk to one of the parties if those statements prove to be incorrect. Moreover, certain of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to SEC filings or may have been used for purposes of allocating risk among the parties to the Daré Stock Purchase Agreement, rather than establishing matters of fact. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Daré Stock Purchase Agreement. While Cerulean, Daré and the Daré Stockholders do not believe that these disclosure schedules contain information required to be publicly disclosed under applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Daré Stock Purchase Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of the actual state of facts or conditions of Cerulean, Daré or the Daré Stockholders, because they were made as of specific dates, may be intended merely as a risk allocation mechanism among Cerulean, Daré and the Daré Stockholders and are modified by the disclosure schedules. Additionally, you should not rely on the covenants in the Daré Stock Purchase Agreement as actual limitations on the respective businesses of Cerulean and Daré because either such party may take certain actions that are consented to by the other such party, which consent may be given without prior notice to the public.

The Daré Transaction Structure

Upon the terms and subject to the conditions set forth in the Daré Stock Purchase Agreement, Cerulean will acquire all of the outstanding shares of capital stock, including those issuable upon conversion of convertible securities, of Daré in exchange for the issuance to the Daré Stockholders of a number of shares of Cerulean common stock determined pursuant to the exchange ratio set forth in the Daré Stock Purchase Agreement and below in the section entitled “Terms of the Daré Stock Purchase Agreement—Exchange Ratio; Net Cash Calculation,” beginning on page 137 of this proxy statement. The closing of the Daré Transaction will occur no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the closing conditions set forth in the Daré Stock Purchase Agreement or at such other time as may be agreed by Cerulean and Daré.

The issuance of Cerulean common stock to the Daré Stockholders will be issued in transactions exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, and Regulation D promulgated thereunder and the shares of Cerulean common stock so issued may not be offered or sold by the holders of those shares absent registration or an applicable exemption from registration requirements.

Also in connection with the Daré Transaction, Cerulean will assume the (i) outstanding stock options of Daré, and (ii) any outstanding warrants of Daré, each of which will be adjusted to reflect the exchange ratio for the Daré Transaction, as described below in the section entitled “Effect of the Daré Transaction on Daré Stock Options, Daré Warrants, Cerulean Stock Options and Cerulean Warrants—Daré Stock Options and Daré Warrants,” beginning on page 139 of this proxy statement. Immediately prior to the closing of the Daré Transaction, Daré’s outstanding convertible notes will convert into shares of Daré common stock.

Following the Daré Transaction, Daré will be a wholly owned subsidiary of Cerulean, and holders of Daré equity securities will hold not less than 51%, nor more than 70% of the outstanding equity securities of Cerulean as of immediately on a fully-diluted basis (as defined in the Daré Stock Purchase Agreement) depending on the Net Cash (as defined in the Daré Stock Purchase Agreement and described on pages 137-138 of this proxy statement) of each of Cerulean and Daré five business days prior to the closing of the Daré Transaction (including, in the case of Cerulean, any proceeds resulting from the Novartis Transaction). For purposes of the Daré Stock Purchase Agreement, the number of outstanding equity securities of Cerulean on a “fully-diluted basis” upon the closing of the Daré Transaction is calculated as the total of (i) in the case of Cerulean equity securities issued in the Daré Transaction in exchange for Daré equity securities, in accordance with the treasury method of accounting for options and warrants based on an implied share price using the valuation ascribed to Daré pursuant to the terms of the Daré Stock Purchase Agreement, and (ii) in the case of securities representing Cerulean equity securities outstanding immediately prior to the closing, assuming that options and warrants to acquire a total of 1,273,000 shares of Cerulean common stock (such amount representing the number of shares of Cerulean common stock subject to outstanding options and warrants that the parties agreed to include in calculations for this purpose, none of which are expected to be in-the-money at closing) are outstanding immediately prior to the closing. The number of shares of Cerulean stock to be issued to Daré Stockholders will not be affected by the trading price of Cerulean common stock, and based on current expectations regarding Cerulean’s and Daré’s Net Cash five business days prior to the closing of the Daré Transaction, and assuming stockholder approval of the Novartis Asset Sale Proposal and consummation of the Novartis Transaction, the holders of Daré equity securities are expected to hold approximately 51% of the outstanding Cerulean equity securities on a fully-diluted basis (with the outstanding Cerulean equity securities on a fully-diluted basis calculated in the manner described in the preceding sentence); however the exact number of shares that will be issued to the holders of Daré equity securities will not be determined until closing, and therefore the Cerulean stockholders cannot be certain of the exact number of shares that will be issued to the holders of Daré equity securities when the Cerulean stockholders vote on the proposals at the special meeting.

Consideration

At the closing of the Daré Transaction, each Daré Stockholder will deliver or procure to be delivered to Cerulean its Daré share certificates and any other documents necessary to transfer to Cerulean good and valid title to the Daré shares held by such Daré Stockholder of such share certificates in respect of Daré shares, and in exchange therefor, Cerulean will deliver to each Daré Stockholder stock certificates representing the number of shares of Cerulean common stock that the Daré Stockholder has the right to receive pursuant to the terms of the Daré Stock Purchase Agreement.

The number of shares of Cerulean common stock that the Daré Stockholders in the aggregate will have the right to receive will be determined pursuant to the exchange ratio set forth in the Daré Stock Purchase Agreement as described below in the section entitled “Terms of the Daré Stock Purchase Agreement—Exchange Ratio; Net Cash Calculation,” beginning on page 137 of this proxy statement.

The market value of the shares of Cerulean common stock issued pursuant to the Daré Stock Purchase Agreement will depend on the market value of the shares of Cerulean common stock at the time the Daré Transaction closes, and could vary significantly from the market value on the date of this proxy statement.

No fractional shares of Cerulean common stock will be issuable pursuant to the Daré Stock Purchase Agreement to the Daré Stockholders, and no certificates or scrip for any fractional shares will be issued. Any fractional shares shall be rounded down to the nearest whole share, and no cash payment will be made in respect of such rounding.

Exchange Ratio; Net Cash Calculation

The number of shares of Cerulean common stock that the Daré Stockholders in the aggregate will receive at closing in exchange for such Daré Stockholders’ Daré shares is determined pursuant to the exchange ratio as set forth in the Daré Stock Purchase Agreement, which will be calculated based on the relative valuations of each of Daré and Cerulean determined in accordance with the terms of the Daré Stock Purchase Agreement.

Exchange Ratio

The “exchange ratio” (“ER”) will be calculated based on the following formula:

ER	=	FDTS
FDDS

where,

FDTS = the Fully-Diluted Transaction Shares (defined below);

FDDS = the Fully-Diluted Daré Shares, or the total number of issued shares of Daré on a fully-diluted basis immediately prior to the closing (calculated in accordance with the treasury method of accounting for options and warrants based on an implied share price using the valuation ascribed to Daré in the Daré Transaction pursuant to the terms of the Daré Stock Purchase Agreement).

The Fully-Diluted Transaction Shares will be calculated based on the following formula and rounded down to the nearest whole number:

FDTS	=	DV*FDCS
CV

where,

DV = the Daré Valuation (defined below)

FDCS = the Fully-Diluted Cerulean Shares (defined below); and

CV = the Cerulean Valuation (defined below);

provided that:

(1)	the FDTS cannot be (x) greater than 70% of the Closing Fully Diluted Shares or (y) less than 51% of the Closing Fully Diluted Shares;

(2)	if Cerulean Net Cash is less than $2,400,000 but greater than or equal to $2,000,000, FDTS will instead equal the number of shares of Cerulean Common Stock that results in the percentage of Closing Fully Diluted Shares comprised of Fully Diluted Transaction Shares being 3% greater than such percentage would have been if the Fully Diluted Transaction Shares were otherwise calculated in accordance with this formula; and

(3)	if Cerulean Net Cash is less than $2,000,000, then FDTS shall equal 70% of the Closing Fully Diluted Shares.

The Daré Valuation will be calculated as the sum of (A) $15,000,000 plus (B) the excess, if any, of (1) the Daré Net Cash over (2) $1,000,000.

The Fully-Diluted Cerulean Shares will be the sum of (A) the number of issued and outstanding shares of Cerulean Common Stock immediately prior to closing plus (B) 1,273,000.

The Cerulean Valuation will be calculated as the sum of (A) $7,000,000 plus (B) the Cerulean Net Cash.

The Closing Fully Diluted Shares will be calculated as the sum of the Fully-Diluted Cerulean Shares plus the Fully-Diluted Transaction Shares.

“Net Cash” is defined for each of Cerulean and Daré as (A) the total current assets of such party and its subsidiaries as of the close of business on the business day that is five business days prior to the closing date, minus (B) the total current liabilities of such party and its subsidiaries as of the close of business on the business day that is five business days prior to the closing date other than, in the case of Daré, the outstanding principal amount and accrued interest on its convertible notes, minus (without duplication) (C) in the case of Cerulean, after taking into account any agreed early termination, sublease arrangement or other mitigating factors (and assuming that any amounts payable pursuant to any such arrangement will be paid), the lesser of (1) the maximum remaining liability of Cerulean for rental payments under the Waltham Lease or (2) the remaining liability of Cerulean as of the close of business on the business day that is five business days prior to the closing date for rental payments under the Waltham Lease for occupancy periods through August 31, 2017, minus (without duplication) (D) the cash cost of any unpaid change of control payments or severance, termination or similar payments that are or become due to any current or former employee, director or independent contractor of such party, or any other third party, solely as a result of the closing of the Daré Transaction, pursuant to any contract or agreement entered into prior to the closing by such party or any of its subsidiaries, minus (without duplication) (E) the cash cost of any accrued and unpaid retention payments or other bonuses due to any current or former employee, director or independent contractor of such party, solely as a result of the closing of the Daré Transaction, pursuant to any contract or agreement entered into prior to the closing by such party or any of its subsidiaries. Cerulean and Daré have agreed that Cerulean’s Net Cash will include proceeds received upon consummation of the Novartis Transaction, assuming all closing conditions for the Novartis Transactions are met at the time of closing of the Daré Transaction.

As of March 31, 2017, the Cerulean Net Cash was approximately $7 million and the Daré Net Cash was approximately zero. Cerulean’s Net Cash is expected to decrease between March 31 and the closing of the Daré Transaction due to continued operating expenses, including for employee salaries and benefits, professional fees, facility and other operating expenses and payments for previously incurred operation expenses, including for clinical trials. If the Novartis Transaction closes, Cerulean’s Net Cash will increase by $6.0 million. Daré’s Net Cash is not expected to materially change between now and closing.

For illustrative purposes only, the table below shows the approximate percentage of the Closing Fully Diluted Shares that will be owned by the current Daré equityholders and the current Cerulean equityholders, respectively, at varied levels of Cerulean Net Cash (as defined in the prior paragraph) as of five business days prior to the closing. The table assumes Daré will have $1 million or less in Net Cash as of five business days prior to the closing. The varied levels of Cerulean’s Net Cash in the table reflect Cerulean’s current estimates of its Net Cash at the time of closing, with and without the proceeds of the Novartis Transaction.

Cerulean Net Cash	<$2,000,000		$3,000,000		$4,500,000		$9,000,000
	Current Daré Equityholders	Current Cerulean Equityholders	Current Daré Equityholders	Current Cerulean Equityholders	Current Daré Equityholders	Current Cerulean Equityholders	Current Daré Equityholders	Current Cerulean Equityholders
Aggregate Ownership Percentage of the Combined Company	70.0%	30.0%	60.0%	40.0%	56.6%	43.4%	51.0%	49.0%

The actual number of shares of Cerulean common stock that a Daré Stockholder will receive at closing depends on an allocation schedule that Daré will deliver to Cerulean prior to closing. The exchange ratio will give effect to the proposed reverse stock split.

Effect of the Daré Transaction on Daré Stock Options, Daré Warrants, Cerulean Stock Options and Cerulean Warrants

Daré Stock Options and Daré Warrants

Pursuant to the Daré Stock Purchase Agreement, at closing Cerulean will assume the then outstanding stock option awards and any warrants of Daré. Each of these options and any warrants will be adjusted to reflect an exchange ratio calculated based on the relative valuations of each of Daré and Cerulean determined in accordance with the terms of the Daré Stock Purchase Agreement, as described in the section entitled “Terms of the Daré Stock Purchase Agreement—Exchange Ratio; Net Cash Calculation,” beginning on page 137 of this proxy statement. Accordingly, at closing, each of Daré’s outstanding stock option awards and any warrants will become exercisable for a specified number of shares of Cerulean common stock for each Daré share it was previously exercisable for, at a correspondingly adjusted exercise price, provided that the number of shares of Cerulean common stock issuable upon the exercise of such stock options and any warrants will be rounded down to the nearest whole share, the exercise prices will be rounded up to the nearest whole cent and no cash payment will be made in respect of such rounding.

Cerulean Stock Options and Cerulean Warrants

Upon closing of the Daré Transaction, all of Cerulean’s outstanding stock options and warrants will remain outstanding and in effect. Pursuant to the terms of the stock options held by each of Cerulean’s non-employee directors, such stock options will vest in full. The Cerulean Board has also determined that all outstanding Cerulean stock options shall vest in full upon a change in control and that the Daré Transaction constitutes a change in control for such purpose. Therefore all of Cerulean’s outstanding stock options will vest in full immediately upon the closing of the Daré Transaction.

Directors and Officers of Cerulean Following the Daré Transaction

Immediately following the completion of the Daré Transaction, the executive management team of the combined company is expected to be composed of the current executive team of Daré: Sabrina Martucci Johnson, serving as Chief Executive Officer, and Lisa Walters-Hoffert, serving as Chief Financial Officer.

In accordance with Cerulean’s certificate of incorporation and by-laws, the Cerulean Board currently consists of nine directors divided into three classes, with one class of Cerulean’s directors standing for election each year, for a three-year term. The staggered structure of the board of directors will remain in place for the combined company following the consummation of the Daré Transaction. At Cerulean’s most recent annual stockholders meeting, held in 2016, Class II directors were elected. As a result, the term of the Class II directors of the combined company is set to expire upon the election and qualification of successor directors at the Cerulean annual stockholders meeting in 2019, and the terms of the Class III and Class I directors will expire upon the election and qualification of successor directors at the annual stockholders meetings in 2017 and 2018, respectively.

The director classes for Cerulean are currently as follows:

•	Class I directors (term ending in 2018): Christopher D.T. Guiffre, Susan L. Kelley and Stuart A. Arbuckle;

•	Class II directors (term ending in 2019): Alan L. Crane, David R. Parkinson and David R. Walt; and

•	Class III director (term ending in 2017): Paul A. Friedman, William T. McKee and William H. Rastetter.

The combined company’s board of directors will initially be fixed at five members, consisting of (i) three members designated by Daré: Roger Hawley as Chairman, Sabrina Martucci Johnson and Robin Steele and (ii) two board members designated by Cerulean: William H. Rastetter and Susan L. Kelley.

It is anticipated that these directors will be appointed to the three staggered director classes of the combined company’s board of directors as follows:

•	Class I directors (term ending 2018): Susan L. Kelley;

•	Class II directors (term ending 2019): William H. Rastetter and Robin J. Steele; and

•	Class III directors (term ending 2020): Sabrina Martucci Johnson and Roger L. Hawley.

Stockholder Representative

Sabrina Martucci Johnson, Daré’s Chief Executive Officer, has been appointed representative of the Daré Stockholders for purposes of the Daré Stock Purchase Agreement, in accordance with, and subject to the limitations set forth in, the Daré Stock Purchase Agreement.

Conditions to the Consummation of the Daré Transaction

Each party’s obligation to consummate the Daré Transaction is subject to the satisfaction or waiver by each of the parties, at or prior to the closing of the Daré Transaction, of various conditions, which include the following:

•	the approval of the issuance of Cerulean common stock in the Daré Transaction by the requisite vote of stockholders under applicable law and stock market regulation;

•	the absence of any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Daré Transaction illegal or otherwise prohibiting consummation of the Daré Transaction; and

•	the approval of the NASDAQ Initial Listing Application—For Companies Conducting a Business Combination that Results in a Change of Control with respect to the shares of Cerulean common stock to be issued pursuant to the Daré Stock Purchase Agreement.

In addition, the obligation of Cerulean to consummate the Daré Transaction is further subject to the satisfaction or waiver of the following conditions:

•	all representations and warranties of Daré and the Daré Stockholders, respectively, contained in the Daré Stock Purchase Agreement that (i) are not made as of a specific date being true and correct as of the closing of the Daré Transaction, as though made at and as of the closing, and (ii) are made as of a specific date being true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (generally without giving effect to any limitation as to “materiality” or “Private Company Material Adverse Effect” set forth in such representations and warranties) is not reasonably likely to have a Private Company Material Adverse Effect (as defined in the Daré Stock Purchase Agreement) or a material adverse effect on the ability of the Daré Stockholders to perform their obligations under the Daré Stock Purchase Agreement or consummate the transactions contemplated by the Daré Stock Purchase Agreement;

•	the performance or compliance in all material respects of Daré and the Daré Stockholders with all of its or their covenants and obligations in the Daré Stock Purchase Agreement;

•	the delivery by Daré of resignations of each director of Daré and its subsidiaries; and

•	the delivery by Daré of certain customary closing deliverables required under the Daré Stock Purchase Agreement.

In addition, the obligations on the part of Daré and the Daré Stockholders to consummate the Daré Transaction are further subject to the satisfaction or waiver of the following conditions:

•	all representations and warranties of Cerulean contained in the Daré Stock Purchase Agreement that (i) are not made as of a specific date being true and correct as of the closing of the Daré Transaction, as though made at and as of the closing, and (ii) are made as of a specific date being true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (generally without giving effect to any limitation as to “materiality” or “Public Company Material Adverse Effect” set forth in such representations and warranties) is not reasonably likely to have a Public Company Material Adverse Effect (as defined in the Daré Stock Purchase Agreement);

•	the performance or compliance in all material respects of Cerulean with all of its covenants and obligations in the Daré Stock Purchase Agreement;

•	the continued listing of Cerulean’s stock on NASDAQ; and

•	the delivery by Cerulean of certain customary closing deliverables required under the Daré Stock Purchase Agreement.

Representations and Warranties

The Daré Stock Purchase Agreement contains representations and warranties of Cerulean and Daré customary for a transaction of this type relating to, among other things: corporate organization, standing, power and similar corporate matters; capitalization; subsidiaries; authority; no conflict; required filings and consents; financial statements and information provided, and with respect to Cerulean, documents filed with the SEC and the accuracy of information contained in those documents; no undisclosed liabilities; absence of certain changes or events; taxes; real property; intellectual property; contracts; litigation; environmental matters; employee benefit plans; compliance with laws; permits and regulatory matters; labor matters; broker fees; independent investigation; the absence of representations and warranties of the other parties except for those representations and warranties contained in the Daré Stock Purchase Agreement; and the non-reliance on the other party’s estimates, projections, forecasts, forward-looking statements and business plans; for Cerulean, delivery of an opinion of its financial advisor; for Daré, the absence of a fairness opinion; for Daré, ownership of Cerulean common stock; for Daré, business relationships with affiliates; and for Daré, controls and procedures, certifications and other matters.

In addition, the Daré Stock Purchase Agreement contains representations and warranties of the Daré Stockholders relating to, among other things: corporate organization, authority, power and similar corporate matters; legal and beneficial ownership of and good title to the Daré shares; litigation; broker fees; entry into the Daré Stock Purchase Agreement on each Daré Stockholder’s own account, without a view toward resale or distribution; status as accredited investor under Regulation D of the Securities Act, sophistication and ability to bear the economic risk of investing in the Daré Transaction; access to information about Cerulean and Daré; resale restrictions; non-reliance on Cerulean estimates, projections, forecasts, forward-looking statements and business plans; and the absence of representations and warranties of the other parties except for those representations and warranties contained in the Daré Stock Purchase Agreement.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Daré Transaction, but their accuracy forms the basis of one of the conditions to the obligations of Cerulean, Daré and the Daré Stockholders to consummate the Daré Transaction.

No Solicitation; Third Party Competing Proposal

Each of Cerulean and Daré agreed that, except as described below, Cerulean and Daré and their respective subsidiaries will not, and each of Cerulean and Daré will use commercially reasonable efforts to cause its directors, officers, members, employees, agents, attorneys, consultants, contractors, accountants, financial advisors and other authorized representatives (“representatives”) not to, directly or indirectly:

•	solicit, seek or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any “acquisition proposal” (as defined below);

•	enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any acquisition proposal, or furnish to any person any non-public information or afford any person other than Cerulean or Daré, as applicable, access to such party’s property, books or records (except pursuant to a request by a governmental entity) in connection with any acquisition proposal;

•	take any action to make the provisions of any takeover statute inapplicable to any transaction contemplated by an acquisition proposal; or

•	publicly propose to do any of the foregoing.

An “acquisition proposal” means, with respect to Cerulean or Daré:

•	any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, recapitalization, share exchange, tender offer or other business combination involving such party and its subsidiaries (other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely such party and/or one or more subsidiaries of such party);

•	any proposal for the issuance by such party of 15% or more of its equity securities; or

•	any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of such party and its subsidiaries, in each case other than the transactions contemplated by the Daré Stock Purchase Agreement.

However, Cerulean and its representatives may, prior to the earliest to occur of (a) the closing, (b) the date on which the stockholders of Cerulean approve the issuance of Cerulean common stock in the Daré Transaction and (c) the time at which the Daré Stock Purchase Agreement is terminated in accordance with its terms (the “specified time”):

•	furnish non-public information with respect to itself and its subsidiaries to any “qualified person” (as defined below) and its representatives, pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality obligations of the qualified person than the confidentiality agreement between Cerulean and Daré;

•	engage in discussions or negotiations (including solicitation of revised acquisition proposals) with any qualified person (and the representatives of such qualified person) regarding any acquisition proposal; or

•	amend, or grant a waiver or release under, any standstill or similar agreement with respect to any capital stock of such party with any qualified person.

A “qualified person” means any person making an unsolicited acquisition proposal that the Cerulean Board determines in good faith (after consultation with outside counsel and its financial advisor) is, or could reasonably be expected to lead to, a “superior proposal,” (as defined below), and such acquisition proposal has not resulted from a material breach by Cerulean of its “no solicitation” obligations under the Daré Stock Purchase Agreement.

A “superior proposal” means any bona fide, unsolicited written proposal made by a third party to acquire 50% or more of the equity securities or consolidated total assets of Cerulean and its subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale or exclusive license of its assets, (a) on terms which the Cerulean Board determines in its good faith judgment to be more favorable to the holders of Cerulean’s capital stock than the transactions contemplated by the Daré Stock Purchase Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and the Daré Stock Purchase Agreement (including any termination or break-up fees and conditions to consummation, as well as any written, binding offer by Daré to amend the terms of the Daré Stock Purchase Agreement, which offer is not revocable for at least three business days) that the Cerulean Board determines to be relevant and (b) which the Cerulean Board has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that the Cerulean Board determines to be relevant (including the likelihood and timing of consummation (as compared to the transactions contemplated by the Daré Stock Purchase Agreement)).

The Daré Stock Purchase Agreement also provides that each of Cerulean and Daré will as promptly as reasonably practicable (and in any event within twenty-four hours after receipt) notify the other such party of its receipt of any acquisition proposal and provide to the other such party a copy of such acquisition proposal (if written), or a summary of the material terms and conditions of such acquisition proposal (if oral), including the identity of the person making the acquisition proposal, and copies of all written communications with such person with respect to such actual or potential acquisition proposal. The Daré Stock Purchase Agreement further obligates the party in receipt of an acquisition proposal to notify the other such party, in writing, of any decision of the Cerulean Board or the Daré board of directors, as the case may be, as to whether to consider any acquisition proposal or to enter into discussions or negotiations concerning any acquisition proposal or to provide non-public information with respect to such party to any person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than one business day after such determination was reached). Such party in receipt of an acquisition proposal will:

•	provide the other such party with written notice setting forth such information as is reasonably necessary to keep such other party informed in all material respects of the status and material terms of any such acquisition proposal and of any material amendments or modifications thereto;

•	keep such other party informed as promptly as practicable with respect to any changes to the material terms of an acquisition proposal submitted to such party (and in any event within twenty-four hours following any such changes), including by providing a copy of all written proposals and a summary of all oral proposals or material oral modifications to an earlier written proposal, in each case relating to any acquisition proposal;

•	prior to, or substantially concurrently with, the provision of any non-public information of such party to any such person, provide such information to the other such party (including by posting such information to an electronic data room), to the extent such information has not previously been made available to the other party; and

•	promptly (and in any event within twenty-four hours of such determination) notify the other such party of any determination by the Cerulean Board or the Daré board of directors, as the case may be, that such acquisition proposal constitutes a superior proposal.

Changes to Board Recommendation

Pursuant to the Daré Stock Purchase Agreement, the Cerulean Board has agreed to recommend that Cerulean’s stockholders vote to approve the issuance of Cerulean common stock in the Daré Transaction pursuant to the Daré Share Issuance Proposal and to use commercially reasonable efforts to solicit from its stockholders proxies in favor of the issuance of Cerulean common stock in the Daré Transaction pursuant to the Daré Share Issuance Proposal. Further, prior to the specified time:

•	the Cerulean Board shall not withhold, withdraw or modify in a manner adverse to Daré, or publicly propose to withdraw or modify in a manner adverse to Daré, the approval or recommendation of the Cerulean Board with respect to the Daré Share Issuance Proposal (a “recommendation change”);

•	neither Cerulean nor Daré shall enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by any acquisition proposal (other than, in the case of Cerulean, a confidentiality agreement referred to above entered into in the circumstances referred to above); and

•	neither the Cerulean Board nor the Daré board of directors shall, except in the case of Cerulean as set forth below, adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any acquisition proposal.

Notwithstanding the foregoing or anything to the contrary set forth in the Daré Stock Purchase Agreement, at any time prior to the specified time, the Cerulean Board may effect a recommendation change if:

•	it shall have determined in good faith (after consultation with outside legal counsel) that the failure to effect a recommendation change could reasonably be expected to be inconsistent with its fiduciary obligations under applicable law;

•	Cerulean has provided at least four business days’ prior written notice to Daré that it intends to effect a recommendation change, including a description in reasonable detail of the reasons for such recommendation change, and written copies of any relevant proposed transaction agreements with any party making a potential superior proposal;

•	Cerulean has complied in all material respects with its “no solicitation” obligations under the Daré Stock Purchase Agreement in connection with any potential superior proposal; and

•	if Daré shall have delivered to Cerulean a written, binding and irrevocable offer to alter the terms or conditions of the Daré Stock Purchase Agreement during the four business day period referred to above, the Cerulean Board shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of such offer by Daré, that the failure to effect a recommendation change could still reasonably be expected to be inconsistent with its fiduciary obligations under applicable law.

In the event of any material amendment to any superior proposal (including any revision in the amount, form or mix of consideration Cerulean’s stockholders would receive as a result of such potential superior proposal), Cerulean shall be required to provide Daré with notice of such material amendment and there shall be a new two business day period following such notification during which Cerulean shall comply again with its “changes to board recommendation” obligations under the Daré Stock Purchase Agreement and the Cerulean Board shall not make a recommendation change prior to the end of any such period as so extended.

Meeting of Cerulean Stockholders

The Daré Stock Purchase Agreement requires Cerulean to take all actions in accordance with applicable laws, its certificate of incorporation and by-laws and NASDAQ rules to duly call, give notice of, convene and hold as promptly as practicable, after the SEC has completed its review of the preliminary filing of this proxy statement (or once 10 days have passed after the initial filing of the preliminary proxy statement, if the SEC will not review the proxy statement), the meeting of the holders of Cerulean common stock to vote on the issuance of Cerulean common stock in the Daré Transaction. Cerulean is further required to use commercially reasonable efforts to solicit proxies from its stockholders in favor of the issuance of Cerulean common stock in the Daré Transaction.

Covenants; Conduct of the Businesses

Daré agreed that during the period prior to the closing of the Daré Transaction, subject to certain limited exceptions, or as may otherwise be consented to by Cerulean (such consent not to be unreasonably withheld), it will use commercially reasonable efforts to act and carry on its business in the ordinary course of business consistent in all material respects with past practice, including using commercially reasonable efforts to (i) pay its debts as and when they come due, (ii) operate in compliance in all material respects with all applicable laws and the requirements of certain material contracts and (iii) preserve intact its current business organization and goodwill with all suppliers, customers, landlords, creditors, licensors and licensees. In particular, Daré agreed that, subject to certain limited exceptions, without the consent of Cerulean (such consent not to be unreasonably withheld), it will not, during the period prior to closing of the Daré Transaction:

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned subsidiary of Daré to its parent), split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

•	issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of (i) shares of Daré common stock upon the exercise of Daré stock options outstanding on the date of the Daré Stock Purchase Agreement or (ii) additional Daré convertible notes and/or shares of Daré common stock so long as the aggregate principal amount any such convertible notes plus the aggregate purchase price of any such shares does not exceed $3,000,000 and, as a condition precedent to any such issuance, the purchaser of such notes or shares agrees to become a party to the Daré Stock Purchase Agreement as a Daré Stockholder (such an issuance of Daré convertible notes and/or shares, a “Permitted Daré Issuance”);

•	amend its certificate of incorporation, by-laws or other comparable charter or organizational documents other than to increase its authorized shares of Daré common stock to permit the conversion of all outstanding Daré convertible notes;

•	acquire (a) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (b) any assets that are material, in the aggregate, to Daré and its subsidiaries, taken as a whole, except for purchases of inventory and raw materials in the ordinary course of business;

•	assign, sell, lease, sublease, license, pledge, or otherwise dispose of, encumber or convey any right, title or interest in any of Daré’s leased properties or any material assets owned, leased or otherwise operated by Daré or any of its subsidiaries other than in the ordinary course of business;

•	adopt any new stockholder rights plan;

•	(a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than letters of credit or similar arrangements issued to or for the benefit of suppliers in the ordinary course of business), (b) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Daré or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (c) make any loans, advances (other than routine advances to employees of Daré and its subsidiaries in the ordinary course of business) or capital contributions to, or investment in, any other person, other than Daré or any of its direct or indirect wholly owned subsidiaries, or (d) other than in the ordinary course of business, enter into any hedging agreement or other financial agreement or arrangement designed to protect Daré or its subsidiaries against fluctuations in exchange rates; provided that Daré may make a Permitted Daré Issuance;

•	make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $100,000 in the aggregate for Daré and its subsidiaries, taken as a whole, other than as included in Daré’s budget for capital expenditures made available to Cerulean;

•	make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

•	adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director or executive officer or any collective bargaining agreement (except in the ordinary course of business and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment), increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director or executive officer (except for annual increases of salaries in the ordinary course of business and bonuses consistent with the arrangements disclosed to Cerulean), accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by the Daré Stock Purchase Agreement, or grant any stock options, restricted stock units, stock appreciation rights, stock based or stock related awards, performance units or restricted stock;

•	enter into, amend in any material respect or terminate certain material contracts;

•	commence a lawsuit other than for routine collection of bills, in such cases as Daré in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of Daré’s and/or any of its subsidiaries’ business or for a breach of the Daré Stock Purchase Agreement; or

•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Cerulean agreed that during the period prior to the closing of the Daré Transaction, subject to certain limited exceptions, or as may otherwise be consented to by Daré (such consent not to be unreasonably withheld), it will use commercially reasonable efforts to act and carry on its business in the ordinary course of business consistent in all material respects with past practice, including using commercially reasonable efforts to (i) pay its debts as and when they come due, (ii) make such filings as are required by the Securities Act, Exchange Act or as are necessary for Cerulean’s common stock to continue being listed on the NASDAQ and (iii) operate in compliance in all material respects with all applicable laws and the requirements of certain material contracts. In particular, Cerulean agreed that, subject to certain limited exceptions, without the consent of Daré (such consent not to be unreasonably withheld), it will not, during the period prior to closing of the Daré Transaction:

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

•	issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of Cerulean common stock upon the exercise of Cerulean stock options outstanding on the date of the Daré Stock Purchase Agreement;

•	amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

•	acquire (a) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (b) any assets that are material, in the aggregate, to Cerulean and its subsidiaries, taken as a whole, except for purchases of inventory and raw materials in the ordinary course of business;

•	assign, sell, lease, sublease, license, pledge, or otherwise dispose of, encumber or convey any right, title or interest in any of Cerulean’s leased properties or any material assets owned, leased or otherwise operated by Cerulean or any of its subsidiaries other than in the ordinary course of business;

•	adopt any new stockholder rights plan;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than letters of credit or similar arrangements issued to or for the benefit of suppliers in the ordinary course of business), issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Cerulean or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, make any loans, advances (other than routine advances to employees of Cerulean and its subsidiaries in the ordinary course of business) or capital contributions to, or investment in, any other person, other than Cerulean or any of its direct or indirect wholly owned subsidiaries, or other than in the ordinary course of business, enter into any hedging agreement or other financial agreement or arrangement designed to protect Cerulean or its subsidiaries against fluctuations in exchange rates;

•	make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $100,000 in the aggregate for Cerulean and its subsidiaries, taken as a whole, other than as included in Cerulean’s budget for capital expenditures made available to Daré;

•	make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

•	adopt, enter into, terminate or amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director or executive officer or any collective bargaining agreement (except in the ordinary course of business and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment), increase the compensation or fringe benefits of, or pay any bonus to, any director or executive officer (except for arrangements disclosed to Daré), accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by the Daré Stock Purchase Agreement, or grant any stock options, restricted stock units, stock appreciation rights, stock based or stock related awards, performance units or restricted stock;

•	enter into, amend in any material respect or terminate certain material contracts;

•	commence a lawsuit other than for routine collection of bills, in such cases as Cerulean in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of Cerulean’s and/or any of its subsidiaries’ business or for a breach of the Daré Stock Purchase Agreement; or

•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Indemnification and Insurance

Pursuant to the Daré Stock Purchase Agreement, Cerulean, Daré and the Daré Stockholders agreed that, from the closing of the Daré Transaction through the sixth anniversary of the closing, Cerulean and Daré, jointly and severally, will indemnify and hold harmless each person who as of the date of the Daré Stock Purchase Agreement was, or who becomes prior to the closing, or has been at any time prior to the date of the Daré Stock Purchase Agreement, a director or officer of Cerulean or Daré or any of their respective subsidiaries against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such director or officer is or was an officer, director, employee or agent of Daré, Cerulean or any of their respective subsidiaries, or, while a director or officer of Daré, Cerulean or any of their respective subsidiaries, is or was serving at the request of Daré, Cerulean or any of their respective subsidiaries as a director, officer, employee or agent of another person, whether asserted or claimed prior to, at or after the closing, to the fullest extent permitted by applicable law. Each such director or officer will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Cerulean and Daré within ten business days following receipt by Cerulean or Daré from the director or officer of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such person is not entitled to indemnification under applicable law.

Pursuant to the Daré Stock Purchase Agreement, Cerulean, Daré and the Daré Stockholders also agreed that, from the closing of the Daré Transaction through the sixth anniversary of the closing, the certificate of incorporation and by-laws of Cerulean and Daré will contain, and Cerulean will cause the certificate and bylaws of Daré to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers than are set forth in the certificate of incorporation and by-laws of Cerulean (in the case of the certificate of incorporation and bylaws of Cerulean) or Daré (in the case of the certificate of incorporation and bylaws of Daré) as in effect on the date of the Daré Stock Purchase Agreement.

Subject to the next sentence, Cerulean also agreed to either maintain at no expense to the beneficiaries, in effect for six years from the closing of the Daré Transaction, the current directors’ and officers’ liability insurance policies maintained by Cerulean (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the closing (including the transactions contemplated by the Daré Stock Purchase Agreement), so long as the annual premium therefor would not exceed 300% of the last annual premium paid prior to the closing for the Current D&O Insurance, or to purchase a six-year extended reporting period endorsement with respect to the Current D&O Insurance and maintain such endorsement in full force and effect for its full term. If Cerulean’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the maximum premium set forth above, Cerulean will obtain as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of such maximum premium, on terms and conditions no less advantageous to the current directors and officers than the Current D&O Insurance. Notwithstanding anything to the contrary in the Daré Stock Purchase Agreement, Cerulean may, prior to the closing of the Daré Transaction, purchase a reporting tail endorsement, provided that Cerulean does not pay more than six times the maximum premium described above for such reporting tail endorsement. If a reporting tail endorsement has been purchased by Cerulean prior to the closing, Cerulean shall cause such reporting tail endorsement to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by Cerulean.

If Cerulean, Daré or any of their respective successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Cerulean or Daré, as the case may be, shall expressly assume and succeed to the obligations of such person set forth in this section of the Daré Stock Purchase Agreement with respect to indemnification and insurance.

If any current officers and directors of Cerulean, Daré or any of their respective subsidiaries makes any claim for indemnification or advancement of expenses under the indemnification and insurance provisions of the Daré Stock Purchase Agreement that is denied by Cerulean and/or Daré, and a court of competent jurisdiction determines that such person is entitled to such indemnification or advancement of expenses, then Cerulean or Daré shall pay such person’s costs and expenses, including reasonable legal fees and expenses, incurred by such person in connection with pursuing his or her claims to the fullest extent permitted by law.

The provisions of the Daré Stock Purchase Agreement with respect to indemnification and insurance are intended to be in addition to the rights otherwise available to the current officers and directors of Cerulean, Daré or any of their respective subsidiaries by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the officers or directors, their heirs and their representatives.

Other Agreements

Cerulean and Daré have additionally agreed to each use its reasonable best efforts to:

•	take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties to the Daré Stock Purchase Agreement in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Daré Stock Purchase Agreement as promptly as practicable;

•	as promptly as practicable, obtain any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by such party (or any of its subsidiaries) from any governmental entity in connection with the authorization, execution and delivery of the Daré Stock Purchase Agreement and the consummation of the transactions contemplated thereby; provided, however, that in no event shall Cerulean or any of its subsidiaries be required to pay any monies or agree to any material undertaking in connection with any of the foregoing;

•	as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to the Daré Stock Purchase Agreement and the Daré Transaction required under the Exchange Act, the Securities Act and any other applicable federal or state securities laws, and any other applicable law;

•	contest and resist any action, including any administrative or judicial action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) which has the effect of making the Daré Transaction illegal or otherwise prohibiting consummation of the Daré Transaction or the other transactions contemplated by the Daré Stock Purchase Agreement; and

•	execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Daré Stock Purchase Agreement.

In addition, Cerulean, Daré and the Daré Stockholders have agreed that:

•	Cerulean will use its commercially reasonable efforts to continue its existing listing on NASDAQ and to cause the shares of Cerulean common stock being issued in the Daré Transaction to be approved for listing, subject to notice of issuance, on The NASDAQ Capital Market at or prior to the closing of the Daré Transaction;

•	promptly after the closing, Cerulean will take all action necessary to reconstitute the Cerulean Board and appoint executive officers pursuant to the terms of the Daré Stock Purchase Agreement, including appointing the individuals identified in the section entitled “Terms of the Daré Stock Purchase Agreement—Directors and Officers of Cerulean Following the Daré Transaction,” beginning on page 139 of this proxy statement;

•	promptly after the closing, Cerulean shall take all action necessary to cause its certificate of incorporation to be amended to reflect a change in Cerulean’s name to Daré Bioscience, Inc.;

•	Cerulean shall carry out all employer responsibilities under all Cerulean employee benefit plans and all employment, severance and termination plans and agreements (including any letter agreements providing for severance benefits), in each case in accordance with their terms as in effect immediately before the closing;

•	each of Cerulean, Daré and the Daré Stockholders will use its reasonable best efforts to cause the Daré Transaction to be treated as a reorganization within the meaning of Section 368(a) of the Code;

•	prior to the closing of the Daré Transaction, each Daré Stockholder will convert to shares of Daré common stock each Daré convertible note held by such Daré Stockholder;

•	prior to the closing of the Daré Transaction, Daré will be permitted to issue additional Daré convertible notes and/or shares of Daré common stock so long as the aggregate principal amount any such convertible notes plus the aggregate purchase price of any such shares does not exceed $3,000,000 and as a condition precedent to any such issuance the purchaser of such notes or shares agrees to become a party to the Daré Stock Purchase Agreement as a Daré Stockholder;

•	Daré shall cause, and did actually cause, prior to March 31, 2017, an independent accounting firm appropriately qualified to conduct an SEC practice to complete an audit of Daré’s financial statements as of, and for the year (or portion thereof) completed on, each of December 31, 2015 and 2016 in a manner that results in such firm issuing an unqualified opinion on such financial statements; and

•	not less five business days prior to the closing of the Daré Transaction, Daré shall submit to a stockholder vote, in a manner that satisfied the stockholder approval requirements under Section 280G(b)(5)(B) of the Internal Revenue Code and the treasury regulations promulgated thereunder, the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by the Daré Stock Purchase Agreement to the extent necessary so that no payment received by such “disqualified individual” who has provided any required waiver or consent prior to such vote shall be a “parachute payment” under Section 280G(b) of the Code.

Termination of the Daré Stock Purchase Agreement

The Daré Stock Purchase Agreement may be terminated before the consummation of the Daré Transaction, whether before or after the required stockholder approval to complete the Daré Transaction has been obtained, as set forth below:

•	by mutual written consent of Cerulean and Daré;

•	by either Cerulean or Daré, if the closing of the Daré Transaction has not occurred on or before the Outside Date; provided, however, that this right to terminate the Daré Stock Purchase Agreement will not be available to a party thereto if the failure of such party (or any affiliate of such party) to fulfill any obligation under the Daré Stock Purchase Agreement has been a principal cause of or resulted in the failure of the closing to occur on or before the Outside Date;

•	by either Cerulean or Daré, if a governmental entity of competent jurisdiction has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting consummation of the Daré Transaction; provided, that this right to terminate will not be available to a party if the failure of such party (or any affiliate of such party) to fulfill any obligation under the Daré Stock Purchase Agreement has been a principal cause of or resulted in the issuance of any such order, decree, ruling or the taking of such other action;

•	by either Cerulean or Daré if at the special meeting (including any adjournment or postponement thereof permitted by the Daré Stock Purchase Agreement) at which a vote on the issuance of Cerulean shares in the Daré Transaction is taken, the requisite vote of the stockholders of Cerulean in favor of such proposal shall not have been obtained; provided, however, that this right to terminate will not be available to a party thereto if the failure of such party (or any affiliate of such party) to fulfill any obligation under the Daré Stock Purchase Agreement has been a principal cause of or resulted in the failure to obtain the requisite vote of the stockholders of Cerulean in favor of such proposal;

•	by Cerulean, if Daré has knowingly and materially breached its non-solicitation obligations in the Daré Stock Purchase Agreement;

•

by Daré, if at any time prior to the approval by Cerulean’s stockholders of the issuance of the shares of Cerulean common stock in the Daré Transaction, the Cerulean Board fails to recommend that the stockholders of Cerulean vote to approve the issuance of Cerulean common stock or withdraws or modifies its recommendation; after the receipt by Cerulean of an acquisition proposal, Daré requests in writing that the Cerulean Board reconfirm its recommendation and the Cerulean Board fails to do so within ten business days after its receipt of Daré’s request; the Cerulean Board approves or recommends to the Cerulean stockholders an acquisition proposal; a tender or exchange offer for outstanding shares of Cerulean’s common stock is commenced and the Cerulean Board recommends that the Cerulean stockholders tender or exchange their shares in such offer or, within ten business days after the commencement of such tender or exchange offer, the Cerulean Board fails to recommend against acceptance of such offer; or Cerulean has knowingly and materially breached its no solicitation obligations under the Daré Stock Purchase Agreement;

•	by Cerulean, if there has been a breach of any representation, warranty, covenant or agreement set forth in the Daré Stock Purchase Agreement on the part of Daré or any Daré Stockholder, which breach would cause a closing condition in the Daré Stock Purchase Agreement not to be satisfied and shall not have been cured within twenty business days following receipt by Daré of written notice of such breach from Cerulean; provided that neither Cerulean nor any Daré Stockholder is then in material breach of the Daré Stock Purchase Agreement;

•	by Daré, if there has been a breach of any representation, warranty, covenant or agreement set forth in the Daré Stock Purchase Agreement on the part of Cerulean, which breach would cause a closing condition in the Daré Stock Purchase Agreement not to be satisfied and shall not have been cured within twenty business days following receipt by Cerulean of written notice of such breach from Daré, provided that Daré is not then in material breach of the Daré Stock Purchase Agreement;

•	by Cerulean if, at any time prior to the approval by Cerulean’s stockholders of the issuance of the shares of Cerulean common stock in the Daré Transaction, each of the following occur: Cerulean receives a superior proposal (as such term is defined in the section entitled, “Terms of the Daré Stock Purchase Agreement—No Solicitation; Third Party Competing Proposal” in this proxy statement beginning on page 141); Cerulean has complied in all material respects with its non-solicitation obligations in the Daré Stock Purchase Agreement in order to accept such superior proposal; the Cerulean Board approves, and Cerulean concurrently with termination of the Daré Stock Purchase Agreement enters into, a definitive agreement with respect to such superior proposal; and prior to or concurrently with such termination, Cerulean pays to Daré the “Cerulean termination fee” (as defined below);

•	by Cerulean if audited financial statements for Daré as of, and for the year (or portion thereof) completed on, each of December 31, 2015 and 2016, accompanied by the unqualified opinion thereon of an independent accounting firm appropriately qualified to conduct an SEC practice, that do not differ in any material respect from the financial statements for Daré for such periods previously delivered to Cerulean are not delivered to Cerulean no later than March 31, 2017; or

•	by Cerulean or Daré if the condition to Daré’s obligation to close the Daré Transaction requiring that Cerulean common stock then be listed on NASDAQ would not then be satisfied and is incapable of being satisfied on or prior to the Outside Date.

In the event that Cerulean or Daré terminates the Daré Stock Purchase Agreement before the Daré Transaction is consummated, the Daré Stock Purchase Agreement will become void, except the Daré Stock Purchase Agreement’s provisions regarding fees and expenses, including termination fees, and certain other miscellaneous provisions specified in the Daré Stock Purchase Agreement, as well as the confidentiality agreement between Cerulean and Daré, shall remain in full effect. However, terminating the Daré Stock Purchase Agreement cannot relieve from liability any party to the Daré Stock Purchase Agreement for any material breach of the Daré Stock Purchase Agreement that is a consequence of an act, or failure to act, undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would result in such breach.

Termination Fee and Expenses

Except as otherwise set forth in the Daré Stock Purchase Agreement, all fees and expenses incurred in connection with the Daré Stock Purchase Agreement are to be paid by the party incurring such expenses, regardless of whether the Daré Transaction is consummated; provided, however, that Daré and Cerulean shall share equally all fees and expenses, other than accountant’s and attorneys’ fees, incurred with respect to the printing, filing and mailing of the proxy statement (including any related preliminary materials) and any amendments or supplements thereto.

However, Daré must pay Cerulean a termination fee of $450,000 if:

•	Cerulean has terminated the Daré Stock Purchase Agreement as a result of a knowing and material breach by Daré of its non-solicitation obligations in the Daré Stock Purchase Agreement; or

•	so long as prior to the termination of the Daré Stock Purchase Agreement, any person makes an acquisition proposal or amends an acquisition proposal made prior to the date of the Daré Stock Purchase Agreement with respect to Daré and within 12 months after such termination Daré enters into a definitive agreement to consummate, or consummates, any acquisition proposal (provided that for purposes of this termination fee provision, references to 15% in the definition of “acquisition proposal” shall be deemed to be 50%) and:

•	either Cerulean or Daré has terminated the Daré Stock Purchase Agreement because the closing of the Daré Transaction has not occurred on or before the Outside Date; provided, the failure of such terminating party (or any affiliate of such party) to fulfill any obligation under the Daré Stock Purchase Agreement was not a principal cause of or resulted in the failure of the closing to occur on or before the Outside Date; or

•	Cerulean has terminated the Daré Stock Purchase Agreement because there was a breach of any representation, warranty, covenant or agreement set forth in the Daré Stock Purchase Agreement on the part of Daré or any Daré Stockholder, which breach would have caused a closing condition in the Daré Stock Purchase Agreement not to be satisfied and had not been cured within twenty business days following receipt by Daré of written notice of such breach from Cerulean; provided that neither Cerulean nor any Daré Stockholder was then in material breach of the Daré Stock Purchase Agreement; or

•	Cerulean has terminated the Daré Stock Purchase Agreement because audited financial statements for Daré, as of and for the year (or portion thereof) completed on, each of December 31, 2015 and 2016, accompanied by the unqualified opinion thereon of an independent accounting firm appropriately qualified to conduct an SEC practice, that did not differ in any material respect from the financial statements for Daré for such periods previously delivered to Cerulean, were not delivered to Cerulean no later than March 31, 2017.

Cerulean must pay Daré a termination fee of $300,000 (the “Cerulean termination fee”) if:

•	Daré has terminated the Daré Stock Purchase Agreement at any time prior to the approval by Cerulean’s stockholders of the issuance of the shares of Cerulean common stock in the Daré Transaction due to the occurrence of any of the following: the Cerulean Board failed to recommend that the stockholders of Cerulean vote to approve the issuance of Cerulean common stock in the Daré Transaction or withdrew or modified its recommendation; after the receipt by Cerulean of an acquisition proposal, Daré requested in writing that the Cerulean Board reconfirm its recommendation and the Cerulean Board failed to do so within ten business days after its receipt of Daré’s request; the Cerulean Board approved or recommended to the Cerulean stockholders an acquisition proposal; a tender or exchange offer for outstanding shares of Cerulean’s common stock was commenced and the Cerulean Board recommended that the Cerulean stockholders tender or exchange their shares in such offer or, within ten business days after the commencement of such tender or exchange offer, the Cerulean Board failed to recommend against acceptance of such offer; or Cerulean has knowingly and materially breached its no solicitation obligations under the Daré Stock Purchase Agreement.

•	Cerulean has terminated the Daré Stock Purchase Agreement at any time prior to the approval by Cerulean’s stockholders of the issuance of the shares of Cerulean common stock in the Daré

Transaction and each of the following has occurred: Cerulean received a superior proposal (as such term is defined in the section entitled, “Terms of the Daré Stock Purchase Agreement—No Solicitation; Third Party Competing Proposal” in this proxy statement beginning on page 141); Cerulean complied in all material respects with its non-solicitation obligations in the Daré Stock Purchase Agreement in order to accept such superior proposal; and the Cerulean Board approved, and Cerulean concurrently with termination of the Daré Stock Purchase Agreement entered into, a definitive agreement with respect to such superior proposal; or

•	so long as prior to the termination of the Daré Stock Purchase Agreement, any person makes an acquisition proposal or amends an acquisition proposal made prior to the date of the Daré Stock Purchase Agreement with respect to Cerulean and within 12 months after such termination Cerulean enters into a definitive agreement to consummate, or consummates, any acquisition proposal (provided that for purposes of this termination fee provision, references to 15% in the definition of “acquisition proposal” shall be deemed to be 50%) and:

•	either Cerulean or Daré has terminated the Daré Stock Purchase Agreement because the closing of the Daré Transaction has not occurred on or before the Outside Date; provided, the failure of such terminating party (or any affiliate of such party) to fulfill any obligation under the Daré Stock Purchase Agreement was not a principal cause of or resulted in the failure of the closing to occur on or before the Outside Date; or

•	Daré has terminated the Daré Stock Purchase Agreement because there has been a breach of any representation, warranty, covenant or agreement set forth in the Daré Stock Purchase Agreement on the part of Cerulean, which breach would have caused a closing condition in the Daré Stock Purchase Agreement not to be satisfied and had not been cured within twenty business days following receipt by Cerulean of written notice of such breach from Daré; provided that Daré was not then in material breach of the Daré Stock Purchase Agreement.

Daré, the Daré Stockholders and Cerulean agreed that the termination fees described in this section of this proxy statement are the sole and exclusive remedy of Cerulean and Daré, as applicable, in connection with the termination of the Daré Stock Purchase Agreement in the circumstances in which such fees become payable.

Regulatory Approvals

Neither Cerulean nor Daré is required to make any filings or to obtain approvals or clearances from any regulatory authorities in the United States or other countries to consummate the Daré Transaction. Cerulean must comply with applicable federal and state securities laws and NASDAQ rules and regulations in connection with the issuance of shares of Cerulean common stock in the Daré Transaction, including the filing with the SEC of this proxy statement.

Pursuant to the terms of the Daré Stock Purchase Agreement, Cerulean and Daré must each use its reasonable best efforts, as promptly as practicable after the date of the Daré Stock Purchase Agreement, to make all necessary filings, and thereafter make any other required submissions, with respect to the Daré Stock Purchase Agreement and the Daré Transaction under the Exchange Act, the Securities Act and any other applicable federal or state securities laws, and any other applicable law, and to execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Daré Stock Purchase Agreement.

Amendments and Waivers

The Daré Stock Purchase Agreement may be amended by the parties thereto by action taken or authorized by their respective boards of directors, and in the case of the Daré Stockholders, by action taken by the stockholder representative, at any time before or after approval by the Cerulean stockholders of the Daré Share

Issuance Proposal, but after such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. Notwithstanding the foregoing, the Daré Stock Purchase Agreement and the Daré disclosure schedules attached thereto may be amended in certain circumstances to add a holder of an outstanding Daré convertible note as a “Seller” without the consent of any other party.

Any agreement on the part of a party to the Daré Stock Purchase Agreement to extension or waiver is valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to the Daré Stock Purchase Agreement to assert any of its rights under the Daré Stock Purchase Agreement shall not constitute a waiver of such rights.

Specific Performance

Cerulean, Daré and the Daré Stockholders agreed that irreparable damage would occur in the event that any provision of the Daré Stock Purchase Agreement were not performed in accordance with its specific terms or were otherwise breached, as money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, in the event of any breach or threatened breach by Cerulean, on the one hand, or Daré or any Daré Stockholder, on the other hand, of any of their respective covenants or obligations set forth in the Daré Stock Purchase Agreement, and Cerulean, on the one hand, and Daré and the Daré Stockholders, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the Daré Stock Purchase Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of the Daré Stock Purchase Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under the Daré Stock Purchase Agreement, in each case without posting a bond or other security. The parties agreed that no party thereto shall raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the Daré Stock Purchase Agreement by Daré or any Daré Stockholder, or to specifically enforce the terms and provisions of the Daré Stock Purchase Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Daré or any Daré Stockholder under the Daré Stock Purchase Agreement.

Third Party Beneficiaries

Nothing in the Daré Stock Purchase Agreement confers upon any other person, other than Cerulean, Daré and the Daré Stockholders, and to a limited extent related to indemnification and insurance, certain directors and officers of Cerulean and Daré, any right, benefit or remedy of any nature whatsoever under or by reason of the Daré Stock Purchase Agreement.

AGREEMENTS RELATED TO THE DARÉ STOCK PURCHASE AGREEMENT

Support Agreement

As a condition and inducement to, and in consideration for, Daré’s and the Daré Stockholders’ willingness to enter into the Daré Stock Purchase Agreement, certain equityholders of Cerulean entered into a Support Agreement with Daré pursuant to which, among other things, each of these equityholders agreed, solely in its capacity as an equityholder, to vote all of its shares of Cerulean common stock in favor of the Daré Share Issuance Proposal and against any “acquisition proposal,” as defined in the Daré Stock Purchase Agreement and described in the section entitled, “Terms of the Daré Stock Purchase Agreement—No Solicitation; Third Party Competing Proposal,” beginning on page 141 of this proxy statement.

The parties to the Support Agreement with Daré are: Stuart A. Arbuckle; Alan L. Crane; Paul A. Friedman; Christopher D.T. Guiffre; Susan L. Kelley; William T. McKee; David R. Parkinson; Polaris Venture Partners Entrepreneurs Fund V, L.P.; Polaris Venture Partners Entrepreneurs’ Fund IV, L.P.; Polaris Venture Partners Founders’ Fund V, L.P.; Polaris Venture Partners IV, L.P.; Polaris Venture Partners Special Founders’ Fund V, L.P.; Polaris Venture Partners V, L.P.; William H. Rastetter; and David R. Walt.

The Cerulean equityholders that are party to the Support Agreement, as of March 19, 2017, beneficially owned approximately 20.7% of the outstanding common stock of Cerulean, consisting of 5,219,990 shares of Cerulean common stock, as well as 778,983 shares subject to options to acquire shares of Cerulean common stock and warrants to purchase up to 30,809 shares of common stock of Cerulean that are in each case exercisable within 60 days of the date of the Daré Stock Purchase Agreement.

Under the Support Agreement, subject to certain exceptions, such Cerulean equityholders also have agreed not to sell or transfer Cerulean shares and/or options, as applicable, held by them, or any voting rights with respect thereto, until the termination of the Support Agreement. To the extent that any such sale or transfer is permitted pursuant to the exceptions included in the Support Agreement, each person to which any shares of Cerulean shares and/or options, as applicable, are so sold or transferred must agree in writing to be bound by the terms and provisions of the Support Agreement.

The Support Agreement will terminate automatically with respect to an equityholder party thereto, without any notice or other action by any person, upon the first to occur of (a) the valid termination of the Daré Stock Purchase Agreement in accordance with its terms, (b) the closing of the Daré Transaction, (c) the entry without the prior written consent of such equityholder into any amendment or modification to the Daré Stock Purchase Agreement or any waiver of any of Cerulean’s rights under the Daré Stock Purchase Agreement, in each case, that results in an increase in the exchange ratio under the Daré Stock Purchase Agreement, as described in the section entitled “Terms of the Daré Stock Purchase Agreement—Exchange Ratio; Net Cash Calculation,” beginning on page 137 of this proxy statement, or (d) the mutual written consent of Daré and such equityholder.

NOVARTIS ASSET SALE PROPOSAL

APPROVAL OF THE SALE OF CERULEAN’S PLATFORM PURSUANT TO THE NOVARTIS ASSET PURCHASE AGREEMENT

At the special meeting, Cerulean stockholders will be asked to approve the sale of Cerulean’s Platform in the Novartis Transaction pursuant to the Novartis Asset Purchase Agreement. The Novartis Transaction may constitute the sale of all or substantially all of the property and assets of Cerulean within the meaning of Section 271 of the DGCL. While the Delaware statute does not define the term “sale” or the phrase “all or substantially all,” Cerulean believes the Novartis Asset Sale Proposal may require approval by the affirmative vote of holders of a majority of Cerulean’s outstanding shares of common stock entitled to vote thereon pursuant to the DGCL.

The terms of, reasons for and other aspects of the Novartis Asset Purchase Agreement and the sale of Cerulean’s Platform in the Novartis Transaction are described in detail in the other sections in this proxy statement.

Presuming a quorum is present, approval of the Novartis Asset Sale Proposal requires the affirmative vote of a majority of the outstanding shares of Cerulean common stock entitled to vote thereon (broker non-votes and abstentions will have the same effect as voting against the Reverse Stock Split Proposal).

THE CERULEAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CERULEAN STOCKHOLDERS VOTE “FOR” THE NOVARTIS ASSET SALE PROPOSAL TO APPROVE THE SALE OF CERULEAN’S PLATFORM PURSUANT TO THE TERMS OF THE NOVARTIS ASSET PURCHASE AGREEMENT. EACH OF THE NOVARTIS ASSET SALE PROPOSAL, THE DARÉ SHARE ISSUANCE PROPOSAL, THE REVERSE STOCK SPLIT PROPOSAL AND THE ADJOURNMENT PROPOSAL IS AN INDEPENDENT PROPOSAL; NONE OF THE FOREGOING IS CONDITIONED UPON ANOTHER PROPOSAL. THE APPROVAL OF THE NOVARTIS ASSET SALE PROPOSAL IS REQUIRED TO CONSUMMATE THE NOVARTIS TRANSACTION. THE APPROVAL OF THE DARÉ SHARE ISSUANCE PROPOSAL IS REQUIRED TO CONSUMMATE THE DARÉ TRANSACTION.

DARÉ SHARE ISSUANCE PROPOSAL

APPROVAL OF THE ISSUANCE OF CERULEAN COMMON STOCK PURSUANT TO THE DARÉ STOCK PURCHASE AGREEMENT

At the special meeting, Cerulean stockholders will be asked to approve the issuance of Cerulean common stock in the Daré Transaction pursuant to the Daré Stock Purchase Agreement. The number of shares of Cerulean common stock to be issued to the Daré Stockholders in the Daré Transaction will be determined pursuant to the exchange ratio set forth in the Daré Stock Purchase Agreement and in the section entitled “Terms of the Daré Stock Purchase Agreement—Exchange Ratio; Net Cash Calculation,” beginning on page 137 of this proxy statement.

The terms of, reasons for and other aspects of the Daré Stock Purchase Agreement and the issuance of Cerulean common stock in the Daré Transaction are described in detail in the other sections in this proxy statement.

Presuming a quorum is present, approval of the Daré Share Issuance Proposal requires the affirmative vote of a majority of the shares of Cerulean common stock, present in person or represented by proxy and voting affirmatively or negatively on the subject matter (excluding broker non-votes and abstentions).

THE CERULEAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CERULEAN STOCKHOLDERS VOTE “FOR” THE DARÉ SHARE ISSUANCE PROPOSAL TO APPROVE THE ISSUANCES OF CERULEAN COMMON STOCK PURSUANT TO THE TERMS OF THE DARÉ STOCK PURCHASE AGREEMENT. EACH OF THE NOVARTIS ASSET SALE PROPOSAL, THE DARÉ SHARE ISSUANCE PROPOSAL, THE REVERSE STOCK SPLIT PROPOSAL AND THE ADJOURNMENT PROPOSAL IS AN INDEPENDENT PROPOSAL; NONE OF THE FOREGOING IS CONDITIONED UPON ANOTHER PROPOSAL. THE APPROVAL OF THE NOVARTIS ASSET SALE PROPOSAL IS REQUIRED TO CONSUMMATE THE NOVARTIS TRANSACTION. THE APPROVAL OF THE DARÉ SHARE ISSUANCE PROPOSAL IS REQUIRED TO CONSUMMATE THE DARÉ TRANSACTION.

REVERSE STOCK SPLIT PROPOSAL

APPROVAL OF CHARTER AMENDMENT TO EFFECT THE REVERSE STOCK SPLIT

Pursuant to the Daré Stock Purchase Agreement, Cerulean agreed to seek stockholder approval for a reverse stock split to the extent necessary in order to maintain Cerulean’s listing on NASDAQ, with the specific terms to be proposed by Cerulean and approved by Daré. Based on information currently available to Cerulean, Cerulean anticipates that it will be unable to meet the $4.00 minimum bid price initial listing requirement at the closing of the Daré Transaction unless it effects a reverse stock split. Therefore, the Cerulean Board has approved a proposed amendment to the Restated Certificate of Incorporation of Cerulean to effect a reverse stock split of all issued and outstanding shares of Cerulean common stock, at a ratio of one new share for a number of outstanding shares between and including ten and 20, such number to be determined by the Cerulean Board and agreed to by Daré.

If the reverse stock split proposal is approved and subject to Cerulean’s obligations under the Daré Stock Purchase Agreement to obtain the approval of Daré (such approval not to be unreasonably withheld, conditioned or delayed), the Cerulean Board will have the sole discretion, but not the obligation, at any time within six months of the date of the special meeting and in accordance with Section 242(c) of the DGCL to elect, as it determines to be in the best interests of Cerulean and its stockholders, whether to effect a reverse stock split, and if so, the number of shares of Cerulean common stock between and including ten and 20 that will be combined and reclassified into one share of Cerulean common stock. The Cerulean Board believes that the reverse stock split proposal provides the Cerulean Board with maximum flexibility to react to market conditions and, therefore, is in the best interests of Cerulean and its stockholders.

If the reverse stock split proposal is approved and the Cerulean Board determines that effecting a reverse stock split is in the best interests of Cerulean and its stockholders, the reverse stock split will become effective upon the filing of the proposed amendment with the Secretary of State of the State of Delaware, which filing will contain the number of shares determined by the Cerulean Board subject to the limits discussed above to be combined and reclassified into one share of Cerulean common stock. The Cerulean Board’s decision to effect a reverse stock split, and its determination of the reverse stock split ratio, will be based on a number of factors, including market conditions, existing and expected trading prices for Cerulean common stock and the applicable listing requirements of NASDAQ.

If the Daré Share Issuance Proposal and Reverse Stock Split Proposal are approved by Cerulean stockholders, the Cerulean Board, with agreement of Daré, expects to effect the reverse stock split through the filing of an amendment to the Restated Certificate of Incorporation prior to the closing of the Daré Transaction. The exact number of shares to be issued in the Daré Transaction and the exact exchange ratio discussed in this proxy statement do not reflect this reverse stock split.

Upon the effectiveness of the proposed amendment effecting the reverse stock split, or the reverse split effective time, the shares of Cerulean common stock outstanding immediately prior to the reverse split effective time will be combined and reclassified into a smaller number of shares such that a Cerulean stockholder will own one new share of Cerulean common stock for such number of shares, as determined by the Cerulean Board and agreed to by Daré, of Cerulean common stock held by such stockholder immediately prior to the reverse split effective time. The actions taken in connection with the reverse stock split will reduce the number of outstanding shares of Cerulean common stock.

Additionally, pursuant to the various instruments governing Cerulean’s then outstanding stock awards, in connection with any reverse stock split, the Cerulean Board will reduce the number of shares of common stock issuable upon the exercise of such stock awards in proportion to the ratio of the reverse stock split and proportionately increase the exercise price of Cerulean’s outstanding stock options. In connection with such proportionate adjustments, the number of shares of common stock issuable upon exercise or conversion of outstanding stock awards will be rounded down to the nearest whole share and the exercise prices will be rounded up to the nearest cent, and no cash payment will be made in respect of such rounding.

The form of the amendment to the Restated Certificate of Incorporation of Cerulean to effect the reverse stock split, as more fully described below, will not change the number of authorized shares of common stock or preferred stock, or the par value of Cerulean common stock or preferred stock.

Purpose

The Cerulean Board approved the proposal approving the amendment to the Restated Certificate of Incorporation of Cerulean effecting the reverse stock split for the following reasons:

•	under the Daré Stock Purchase Agreement, Cerulean agreed to seek stockholder approval for a reverse stock split at a ratio to be proposed by Cerulean and approved by Daré (such approval not to be unreasonably withheld, conditioned or delayed) if necessary in order to maintain the listing of Cerulean’s common stock on NASDAQ;

•	the Cerulean Board believes effecting the reverse stock split may be an effective means of maintaining the compliance of Cerulean common stock with the listing requirements of NASDAQ in the future;

•	the Cerulean Board believes a higher stock price may help generate investor interest in Cerulean and help Cerulean attract and retain employees; and

•	if the reverse stock split successfully increases the per share price of Cerulean common stock, the Cerulean Board believes this increase may increase trading volume in Cerulean common stock and facilitate future financings by Cerulean.

NASDAQ Listing Requirements

Cerulean common stock is currently quoted on The NASDAQ Capital Market under the symbol “CERU”. Cerulean, in coordination with Daré, has filed an initial listing application with NASDAQ to seek listing on The NASDAQ Capital Market upon the closing of the Daré Transaction and if the combined company’s initial listing application is approved, it will begin trading on The NASDAQ Capital Market under the symbol “DARE.”

According to NASDAQ rules, an issuer must, in a case such as this, apply for initial inclusion following a transaction whereby the issuer combines with a non-NASDAQ entity, resulting in a change in control of the issuer and potentially allowing the non-NASDAQ entity to obtain a NASDAQ listing. Accordingly, the listing standards of NASDAQ will require Cerulean to have, among other things, a $4.00 per share minimum bid price upon the closing of the Daré Transaction. Therefore, the reverse stock split may be necessary in order to consummate the Daré Transaction.

Principal Effects of the Reverse Stock Split

Increase in authorized and unissued shares

The reverse stock split will not affect the number of authorized shares of Cerulean common stock that will continue to be authorized pursuant to the Restated Certificate of Incorporation of Cerulean. As a result, one of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in Cerulean’s management being able to issue more shares without further stockholder approval.

Cerulean currently has no plans to issue shares, other than in connection with the Daré Transaction, and to satisfy obligations under existing outstanding equity awards and Daré share awards to be assumed, from time to time as these options are exercised.

Potential increase in investor interest

On June 15, 2017, Cerulean common stock closed at $0.35 per share. An investment in Cerulean common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Cerulean Board believes that most investment funds are reluctant to invest in lower priced stocks.

Risks of the Reverse Stock Split

There are risks associated with the reverse stock split, including that the reverse stock split may not result in an increase in the per share price of Cerulean common stock. Cerulean cannot predict whether the reverse stock split will increase the market price for Cerulean common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•	the market price per share of Cerulean common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of Cerulean common stock outstanding before the reverse stock split;

•	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks; or

•	the market price per share will meet the requirements of NASDAQ for inclusion for trading on The NASDAQ Capital Market, including the $4.00 minimum bid price upon the closing of the transaction, or, of meeting the continued listing requirements of NASDAQ going forward.

The market price of Cerulean common stock will also be based on performance of Cerulean and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Cerulean common stock declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of Cerulean may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of Cerulean common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

The form of amendment to the Restated Certificate of Incorporation of Cerulean effecting the reverse stock split is set forth in Annex C to this proxy statement.

The reverse stock split will be effected simultaneously for all outstanding shares of Cerulean common stock. The reverse stock split will affect all of the Cerulean stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Cerulean, except to the extent that the reverse stock split results in any of the Cerulean stockholders owning a fractional share. Common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse stock split does not affect the total proportionate ownership of Cerulean following the transaction. The reverse stock split will not affect Cerulean continuing to be subject to the periodic reporting requirements of the Exchange Act.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If Cerulean stockholders approve the amendment to the Restated Certificate of Incorporation of Cerulean effecting the reverse stock split, and if the Cerulean Board still believes that a reverse stock split is in the best interests of Cerulean and its stockholders, Cerulean will file an amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware effecting such reverse stock split at such time as the Cerulean Board has determined to be the appropriate split effective time. The Cerulean Board may delay effecting the reverse stock split without resoliciting stockholder approval, provided that the reverse stock split is effected within six months of the date of the special meeting. Beginning at the split effective time, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the split effective time, stockholders will be notified that the reverse stock split and/or corporate name change have been effected. Cerulean expects that the Cerulean transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by Cerulean. In the event that the Daré Transaction is consummated, the certificates reflecting the post-split shares will also reflect the change of the Cerulean corporate name to “Daré Bioscience, Inc.” No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.

CERULEAN STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified, will be entitled, upon surrender to the exchange agent of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the common stock on NASDAQ on the date immediately preceding the split effective time. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Cerulean is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Cerulean or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of the material U.S. federal income tax consequences of the proposed reverse stock split to U.S. holders of Cerulean common stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date of this proxy statement. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. holder. Cerulean has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the proposed reverse stock split.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Cerulean common stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) its administration is subject to the primary supervision of a court within the United States and all of its substantial decisions are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This discussion is limited to U.S. holders who hold their Cerulean common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a U.S. holder, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to U.S. holders that are subject to special rules, including, without limitation:

•	Financial institutions;

•	Insurance companies;

•	Real estate investment trusts;

•	Regulated investment companies;

•	Grantor trusts;

•	Tax-exempt organizations;

•	Dealers or traders in securities or currencies;

•	Stockholders who hold common stock as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. holders that have a functional currency other than the U.S. dollar; or

•	Stockholders who actually or constructively own 10% or more of Cerulean’s voting stock.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of Cerulean common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Accordingly, partnerships (and other entities treated as partnerships for U.S. federal income tax purposes) holding Cerulean common stock and the partners in such entities should consult their own tax advisors regarding the U.S. federal income tax consequences of the proposed reverse stock split to them.

In addition, the following discussion does not address the U.S. federal estate and gift tax, alternative minimum tax, or state, local and non-U.S. tax law consequences of the proposed reverse stock split. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the proposed reverse stock split, whether or not they are in connection with the proposed reverse stock split.

STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

The proposed reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. As a result, a U.S. holder generally should not recognize gain or loss upon the proposed reverse stock split for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of Cerulean common stock, as discussed below. A U.S. holder’s aggregate adjusted tax basis in the shares of Cerulean common stock received pursuant to the proposed reverse stock split should equal the aggregate adjusted tax basis of the shares of the Cerulean common stock surrendered (reduced by the amount of such basis that is allocated to any fractional share of Cerulean common stock). The U.S. holder’s holding period in the shares of Cerulean common stock received should include the holding period in the shares of Cerulean common stock surrendered. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of shares of common stock surrendered to shares received in a recapitalization. U.S. holders of shares of Cerulean common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. holder that receives cash in lieu of a fractional share of Cerulean common stock pursuant to the proposed reverse stock split should recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the U.S. holder’s aggregate adjusted tax basis in the shares of Cerulean common stock surrendered that is allocated to such fractional share of Cerulean common stock. Such capital gain or loss will be short term if the pre-reverse split shares were held for one year or less at the effective time of the reverse stock split and long term if held for more than one year. No gain or loss will be recognized by Cerulean as a result of the proposed reverse stock split.

Payments of cash made in lieu of a fractional share of Cerulean common stock may, under certain circumstances, be subject to information reporting and backup withholding. To avoid backup withholding, each holder of Cerulean common stock that does not otherwise establish an exemption should furnish its taxpayer identification number and comply with the applicable certification procedures. Backup withholding is not an additional tax and amounts withheld will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Holders of Cerulean common stock should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Vote Required; Recommendation of Cerulean Board of Directors

The Cerulean Board has declared this proposed amendment to be advisable and has recommended that this proposed amendment be presented to Cerulean’s stockholders for approval.

Presuming a quorum is present, approval of the Reverse Stock Split Proposal requires the affirmative vote of a majority of the shares of Cerulean common stock outstanding and entitled to vote (broker non-votes and abstentions will have the same effect as voting against the Reverse Stock Split Proposal).

THE CERULEAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CERULEAN STOCKHOLDERS VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL TO APPROVE THE CHARTER AMENDMENT TO EFFECT THE REVERSE STOCK SPLIT PURSUANT TO WHICH A NUMBER OF OUTSTANDING SHARES BETWEEN AND INCLUDING TEN AND 20 TO BE DETERMINED BY THE CERULEAN BOARD OF DIRECTORS WOULD BE COMBINED AND RECLASSIFIED INTO ONE SHARE OF CERULEAN COMMON STOCK. EACH OF THE NOVARTIS ASSET SALE PROPOSAL, THE DARÉ SHARE ISSUANCE PROPOSAL, THE REVERSE STOCK SPLIT PROPOSAL AND THE ADJOURNMENT PROPOSAL IS AN INDEPENDENT PROPOSAL; NONE OF THE FOREGOING IS CONDITIONED UPON ANOTHER PROPOSAL. THE APPROVAL OF THE NOVARTIS ASSET SALE PROPOSAL IS REQUIRED TO CONSUMMATE THE NOVARTIS TRANSACTION. THE APPROVAL OF THE DARÉ SHARE ISSUANCE PROPOSAL IS REQUIRED TO CONSUMMATE THE DARÉ TRANSACTION.

ADJOURNMENT PROPOSAL

APPROVAL OF ADJOURNMENT OF SPECIAL MEETING

In this proposal, Cerulean is asking its stockholders to approve a proposal to authorize the Cerulean Board, in its discretion, to adjourn the special meeting, if necessary, to solicit additional proxies to approve any of the Novartis Asset Sale Proposal, the Daré Share Issuance Proposal or the Reverse Stock Split Proposal. If Cerulean’s stockholders approve the adjournment of the special meeting, Cerulean could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against any of the Novartis Asset Sale Proposal, the Daré Share Issuance Proposal or the Reverse Stock Split Proposal. Among other things, approval of this proposal could mean that, even if Cerulean had received proxies representing a sufficient number of votes against any of the Novartis Asset Sale Proposal, the Daré Share Issuance Proposal or the Reverse Stock Split Proposal such that such proposal would be defeated, Cerulean could adjourn the special meeting without a vote on any of the Novartis Asset Sale Proposal, the Daré Share Issuance Proposal or the Reverse Stock Split Proposal and seek to convince the holders of those shares to change their votes to votes in favor of such proposal.

Presuming a quorum is present, approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Cerulean common stock, present in person or represented by proxy and entitled to vote on the subject matter (excluding broker non-votes but including abstentions).

THE CERULEAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CERULEAN STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL TO ADJOURN THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE NOVARTIS ASSET SALE PROPOSAL, THE DARÉ SHARE ISSUANCE PROPOSAL OR THE REVERSE STOCK SPLIT PROPOSAL AT THE TIME OF THE SPECIAL MEETING. EACH OF THE NOVARTIS ASSET SALE PROPOSAL, THE DARÉ SHARE ISSUANCE PROPOSAL, THE REVERSE STOCK SPLIT PROPOSAL AND THE ADJOURNMENT PROPOSAL IS AN INDEPENDENT PROPOSAL; NONE OF THE FOREGOING IS CONDITIONED UPON ANOTHER PROPOSAL. THE APPROVAL OF THE NOVARTIS ASSET SALE PROPOSAL IS REQUIRED TO CONSUMMATE THE NOVARTIS TRANSACTION. THE APPROVAL OF THE DARÉ SHARE ISSUANCE PROPOSAL IS REQUIRED TO CONSUMMATE THE DARÉ TRANSACTION.

CERULEAN’S BUSINESS

Cerulean is an oncology-focused company applying its proprietary Dynamic Tumor Targeting™ Platform, or the Platform, to develop differentiated therapies. The Platform is designed to create nanoparticle-drug conjugates, or NDCs, with the aim of providing safer and more effective therapies for patients living with cancer. NDCs consist of anti-cancer therapeutics, or payloads, covalently linked to a proprietary polymer. An important goal for all drugs is to maximize the net clinical benefit by increasing the desired therapeutic effect while reducing adverse effects. This is especially difficult with drugs used to treat cancer, where the goal is to destroy or inhibit growth of cancer cells without damaging healthy cells. Cerulean believes NDCs concentrate their anti-cancer payloads inside tumor cells while sparing normal tissue because they are small enough to pass through the leaky pores of new blood vessels in tumors as an entry portal into tumor tissue, but are too large to pass through the pores of healthy blood vessels. Once inside tumors, Cerulean believes NDCs are actively taken up into tumor cells where they slowly release their anti-cancer payloads, providing a durable inhibition of their targets.

Based on their properties and design, NDCs have the potential to enable synergistic combination therapies that can offer better tolerability and efficacy. Cerulean believes that better tolerability can be achieved through the preferential accumulation of the NDC in the tumor cells while better efficacy can be achieved by combining drugs that have different and complementary mechanisms of action. Cancer is a multi-faceted disease that is rarely adequately addressed by one therapy. Tumor cells are genetically diverse and can rapidly resist and ultimately overcome a single-agent therapy by modulating various adaptive pathways; however, if multiple drugs simultaneously shut down multiple adaptive pathways, there is a greater chance of achieving favorable disease responses for an extended period of time.

The Platform generated two clinical-stage NDCs. The first clinical candidate generated by the Platform, CRLX101, is an NDC with a camptothecin payload. Camptothecin is a potent topoisomerase 1, or topo 1, inhibitor that was too toxic to develop in the clinic; however, CRLX101 reduces the toxicities associated with this highly potent agent, while increasing the payload concentration in tumors. The second clinical candidate generated by the Platform, CRLX301, is an NDC with a docetaxel payload. Docetaxel is a commercially successful oncology drug that suffers from significant toxicities. Cerulean sold both clinical candidates to BlueLink Pharmaceuticals, Inc., a subsidiary of NewLink Genetics Corporation, on March 19, 2017 pursuant to the BlueLink Asset Purchase Agreement.

On February 1, 2017, Cerulean announced that its board of directors initiated a review of strategic alternatives that could result in changes to its business strategy and future operations. As part of this process, the Cerulean Board determined to review alternatives with the goal of maximizing stockholder value, including a potential sale of the company, a reverse merger, a business combination or a sale, license or other disposition of company assets. Cerulean entered into the BlueLink Asset Purchase Agreement, the Novartis Asset Purchase Agreement and the Daré Stock Purchase Agreement as a result of this process.

On March 20, 2017, Cerulean announced a restructuring including the elimination of approximately 58% of its workforce, to a total of eight full-time equivalent employees, under a plan expected to be completed during the second quarter of 2017.

Cerulean entered into a payoff letter dated as of March 17, 2017, with Hercules, pursuant to which Cerulean agreed to pay off and thereby terminate its Loan and Security Agreement dated as of January 8, 2015 with Hercules as lender. Pursuant to the payoff letter, Cerulean paid, on March 20, 2017, a total of $12.4 million to Hercules, representing the principal, accrued and unpaid interest, fees, costs and expenses outstanding under the Hercules Loan Agreement in repayment of its outstanding obligations under this Loan and Security Agreement.

DARÉ’S BUSINESS

Company Overview

Daré Bioscience, Inc. (“Daré”) was founded in 2015 and has its corporate headquarters in San Diego, California. Daré is a healthcare company committed to the development and commercialization of innovative products in women’s reproductive health. Daré believes there is an unmet need in the United States, other developed countries and developing countries for innovative reproductive healthcare products that expand options, improve outcomes and are easy to use. Daré believes this is particularly true in the case of contraception. It is estimated that 62% of women of reproductive age in the United States are currently using a contraceptive method, 22% of which are using a non-hormonal method (Guttmacher Institute), and 64% of married and cohabiting women worldwide use contraception (UN Department of Economic and Social Affairs). However, as many as 40% of women using contraception say they are not satisfied with their current method, reporting difficulty of use, problems with side effects, and concerns about effectiveness and reduced sexual pleasure (Ersek, J, Matern Child Health J (2011) 15:497–506). While there are many factors impacting a woman’s contraceptive preference, Daré believes that a convenient, easy-to-use and effective non-hormonal option could have broad appeal to the 22% of women currently using a non-hormonal method and may also help address the needs of the nearly 40% of women dissatisfied with their current method. Further, the Guttmacher Institute reported that in 2016 there was an estimated 225 million women in developing regions wishing to avoid pregnancy but not using any form of contraception. Many women would benefit from the availability of new and improved options that better suit their specific needs.

Short-acting, easily reversible contraceptive methods are used by about half of women using some form of birth control today (Guttmacher Institute). While a variety of hormonal and non-hormonal short-acting options exist, there is one notable void: a short-acting, non-hormonal method that does not require intervention at the time of intercourse. This is the void that Daré seeks to fill by developing Ovaprene®, a non-hormonal contraceptive intravaginal ring intended to provide protection over multiple weeks of use and requiring no intervention at the time of intercourse. If approved, Ovaprene® would represent a new category of birth control.

Daré’s business strategy is to license the rights to novel reproductive health product candidates, some of which have existing clinical proof-of-concept data, and to take those candidates through advanced stages of clinical development. Daré believes that there is an opportunity to fill the gap in the clinical development of women’s healthcare products between (a) non-profit organizations and small private companies that discover, innovate and conduct early clinical development of product candidates, and (b) large pharmaceutical companies that conduct late-stage clinical development and commercialize approved products. Daré believes that the two ends of the development spectrum are being adequately addressed but that the stages of clinical development between these two ends are underserved. Daré intends to fill this gap. The dynamics of the contraceptive market in particular provide an opportunity for Daré to assemble a portfolio of candidates, including clinical-stage candidates, often with published human data. Daré believes it can enter into agreements that will allow Daré to advance the clinical development of these candidates and, if successful, create a comprehensive global commercialization strategy in combination with established pharmaceutical partners and regional distributors.

Product Candidate - Ovaprene®

Daré selected Ovaprene® as the first product candidate because it has the potential to address two unmet needs: (1) improved convenience as compared with other short-acting non-hormonal methods and (2) effectiveness in the range of diaphragms and short-acting hormonal methods. Specifically, Ovaprene® could provide multiple weeks of contraceptive protection without the use of hormones. Ovaprene® has a custom intravaginal ring design, with a permeable mesh in the center of the ring that creates a partial barrier to sperm, and a mechanism to release locally acting spermiostatic agents through the ring. The silicone ring releases ingredients designated by the U.S. Food and Drug Administration (the “FDA”) as generally regarded as safe (GRAS)—ascorbic acid and ferrous gluconate—which act together to create a spermiostatic environment through

pH buffering and the immobilization of sperm. The non-braided multi-filament mesh component functions as a physical barrier to sperm. The unique combination of these two complementary approaches seeks to produce attractive contraceptive efficacy outcomes that are consistent with the most effective barrier option, the diaphragm, and short-acting hormonal options (pill, patches and vaginal ring) that provide 88-91% effectiveness in typical use (typical use refers to effectiveness experienced among all couples who use the method, including inconsistent and incorrect use).

In a pilot postcoital test (“PCT”) clinical trial conducted in 21 women and published in the Journal of Reproductive Medicine in 2009, Ovaprene® demonstrated the ability to immobilize sperm and prevent their progression into the cervical mucus. The pilot study also demonstrated the acceptability of the device to both partners. No serious adverse events were reported during this study (Journal of Reproductive Medicine 2009; 54:685–690). While the study was not designed to be utilized as part of a regulatory submission, this PTC provides proof-of-concept of contraceptive efficacy. The PCT was originally developed to assess infertility in couples, and has since evolved into the industry standard test of initial contraceptive efficacy for vaginal chemical (spermicide) and barrier devices. The PCT is performed near the time of ovulation and within hours of intercourse. Cervical mucus is isolated and analyzed for the quantity and quality of motile sperm. The quantity and quality of motile sperm able to reach the cervical mucus serve as a proxy for determining potential, or preliminary, contraceptive efficacy. Contraceptive success is demonstrated by the prevention of viable sperm from reaching the cervical mucus. In three studies of similar size conducted with three other products, those products that, like Ovaprene®, had no motile sperm in the cervical mucus in their PCT assessments demonstrated typical use contraceptive effectiveness of 88% in pivotal clinical trials evaluating pregnancy rates over time.

Daré plans to run a PCT clinical trial in approximately 15-30 women. Assuming a successful outcome, Daré intends to commence a pivotal clinical trial to support marketing approvals of Ovaprene® in the United States, Europe and other countries worldwide.

In 2017 Daré entered into a license agreement with ADVA-Tec, a private company, pursuant to which Daré secured certain rights to patents and patent applications relating to the development and commercialization of Ovaprene®. Daré refers to this agreement as the ADVA-Tec Agreement. Please refer to the ADVA-Tec License, Intellectual Property, and Manufacturing discussion below for more information about the ADVA-Tec License.

The Contraceptive Market

The global market for contraception was over $19 billion in 2015, and estimated to grow over 6% from 2016 to 2023 to $33 billion according to a research report by Global Market Insights, Inc. released in February of 2017.

Current contraception options include both long-acting and short-acting contraceptives, and within these categories are hormonal and non-hormonal options. There is no single form of contraceptive protection that meets the varied needs of all women. In fact, a woman’s preference may change multiple times during the course of her reproductive life based on her circumstances and health status. Hence, development efforts for new contraceptive methods must seek to expand the array of choices to address the differing needs and preferences of as many women as possible.

There are two categories of contraceptives:

Long-acting:

•	Tubal ligation and fallopian tube inserts (permanent sterilization)

•	Copper and hormonal intrauterine devices (3-10 years)

•	Hormonal implants (3 years)

Short-acting:

•	Non-hormonal condoms, diaphragms, caps, and spermicides used at the time of intercourse

•	Hormonal pills taken daily; hormonal patch worn weekly; intravaginal hormonal ring used monthly

The attractiveness of long-acting options is that they provide contraceptive protection for multiple years with no intervention on the part of the woman. Intrauterine devices and hormonal implants require a health care provider to both place and remove the device. Because these devices remain in the body and there is no intervention required, these methods have the highest level of contraceptive effectiveness. The attractiveness of short-acting options is that they provide contraceptive protection, but are woman-initiated (so the woman herself can start or stop using the method on demand) and are therefore quickly reversible (www.fda.gov/birthcontrol). In the United States alone, approximately 40 million women are using some form of contraception, and about half of them are using a short-acting, reversible method.

Hormone-based contraceptives remain the most widely embraced short-acting option because of their high rates of typical use effectiveness. However, many women do not tolerate hormones well and experience breast tenderness, bloating, mood swings or other side effects. In other cases the use of hormone-based contraceptives is contraindicated given health issues. A high body mass index can reduce the effectiveness of hormonal contraception. Some women want to take a break from hormone-based contraceptives. Pill users may find taking a pill every day to be inconvenient, which makes compliance difficult. And, some women simply do not want to take hormone-based contraceptives for several years and therefore seek alternative forms of birth control.

The unmet need

A gap exists in today’s method mix—there is need for a safe non-hormonal contraceptive method that does not require action at the time of intercourse but yet, like diaphragms, provides a level of contraception typical use effectiveness approaching that of hormones. Today’s most popular short-acting non-hormonal contraceptive options include condoms and spermicides. All of these methods lack convenience as they must be used at the time of intercourse. Most have modest typical use efficacy. Typical use effectiveness of these most commonly used non-hormonal methods range from 72-82%.

Daré believes that a non-hormonal monthly contraceptive ring that is convenient (inserted and worn for multiple weeks), safe and demonstrates typical use effectiveness comparable to diaphragms, pills, patches and hormonal rings (which have 88-91% contraceptive effectiveness in typical use) has an opportunity to capture market share across the broad spectrum of short-acting methods, primarily from non-hormonal contraceptive users and current non-users of any form of contraception, but also from a small segment of hormonal contraceptive users.

Three notable trends in contraceptive innovation.

•	Since the introduction of the birth control pill in the United States. in 1960, most advances in contraception have focused on the use of hormones. These include new contraceptive methods using existing hormones and new hormone combinations, lower doses of hormones, and different modes of hormonal delivery.

•	Much of the transformational work in women’s reproductive health has occurred at non-profit organizations or small private companies. In fact, 90% of the funding invested to expand options and choices for women comes from the global donor community of foundations, governments and philanthropists, including the Bill & Melinda Gates Foundation.

•	The lack of commitment by established pharmaceutical companies with women’s healthcare franchises to fund research and development has created a gap between early innovation and ultimate commercialization.

Daré believes that product development in women’s health is characterized by adequate investment in early-stage research and development and late-stage development and commercialization, but inadequate investment in mid-stage development. On the one end of the development spectrum, thanks to the efforts of non-profit developers and private company innovators, innovative product candidates exist with proof-of-concept human data, many of which have been funded through the early high-risk phase of product development. On the other end of the development spectrum, established pharmaceutical companies are prepared to take late stage candidates through final clinical development and commercialization. However, there is a gap between these two endpoints, and Daré believes this gap creates a business opportunity.

Competition

Since the early 1960s when oral contraceptive pills and intrauterine devices were first introduced in the United States, many new hormonal contraceptive products have become available including implants, injectables, vaginal rings, patches, and hormonal intrauterine systems, as well as non-hormonal methods such as female condoms, novel diaphragms, and new methods of female sterilization. Numerous examples exist of successful commercial contraceptive brands including the hormonal vaginal ring, NuvaRing®, from Merck ($777 million in revenue in 2016) and the hormonal intrauterine system, Mirena®, a family of products from Bayer ($1.13 billion in revenues in 2016). Despite the numerous product advances over many years, the current available contraceptive method mix still fails to meet the needs of all women.

Market research has shown that most women would prefer a contraceptive method they don’t need to remember to take every day and that does not require action at the time of intercourse:

•	An estimated 67% of women said that a monthly vaginal ring has most of the features they deemed extremely important (Lessard, L, Perspectives on Sexual and Reproductive Health, Volume 44, Number 3,9-2012).

•	85% would prefer a monthly option with a lower hormone dose than the oral birth control pill (Hooper, DJ, Clin Drug Investig. 2010;30(11):74963).

•	An estimated 80% of women currently use a non-coital dependent method (Ersek, J, Matern Child Health J (2011) 15:497–506).

Daré believes that there is a need to improve the convenience of short-acting, non-hormonal methods, such that intervention is not required at the time of intercourse. There is also a need to improve the contraceptive effectiveness of non-hormonal methods so that they approach the same effectiveness level as short acting hormonal methods in typical use (such as the pill, patch, or vaginal ring). “Typical use” refers to effectiveness experienced among all couples who use the method, including inconsistent and incorrect use, as compared with “perfect use” which denotes effectiveness among couples who use the method both consistently and correctly. Thus, while the perfect use effectiveness of short-acting hormonal methods, such as oral contraceptives, is 99%, typical use effectiveness is lower, at 91%. The most commonly used non-hormonal method, the condom, has typical use effectiveness of only 82%. Diaphragms have typical use effectiveness of 88%, in the same range as short acting hormonal methods, but are not widely used due to the lack of convenience. Therefore, Daré believes that a short-acting, non-hormonal method with typical use effectiveness of 88%-91% would be an attractive new option for women.

Regulatory Matters

Ovaprene® previously underwent a request for designation (“RFD”) process within the Office of Combination Products at the FDA. The FDA determined that Ovaprene® is a combination product, and the FDA designated CDRH as the lead agency FDA program center for premarket review because CDRH regulates devices that present similar safety and effectiveness questions with regard to a combination product, such as Ovaprene®, as a whole. In the RFD, FDA provided notice that CDRH has determined that a premarket approval application (“PMA”) will be required. Any clinical investigations are subject to the investigational device exemption (“IDE”) requirements found in 21 CFR 812.

An IDE has not yet been submitted for Ovaprene®. The planned PCT clinical trial will be conducted in advance of an IDE as a nonsignificant risk (“NSR”) device study, since all participants in this study will have previously undergone permanent sterilization, so there is no risk of pregnancy. An NSR device study is one that does not meet the definition of the Significant Risk device study. Under 21 CFR 812.3(m), a Significant Risk (“SR”) device means an investigational device that:

•	Is intended as an implant and presents a potential for serious risk to the health, safety, or welfare of a subject;

•	Is purported or represented to be for use supporting or sustaining human life and presents a potential for serious risk to the health, safety, or welfare of a subject;

•	Is for a use of substantial importance in diagnosing, curing, mitigating, or treating disease, or otherwise preventing impairment of human health and presents a potential for serious risk to the health, safety, or welfare of a subject; or

•	Otherwise presents a potential for serious risk to the health, safety, or welfare of a subject.

Sponsors are responsible for making the initial risk determination and presenting it to the Institutional Review Board (“IRB”). The IRB must review the sponsor’s SR or NSR determination for every investigational medical device study reviewed and modify the determination if the IRB disagrees with the sponsor.

The pilot clinical study conducted in 21 women using Ovaprene® prior to Daré’s involvement and published in the Journal of Reproductive Medicine in 2009, was conducted as an NSR device study. The pilot study was not designed to be utilized as part of a regulatory submission. Accordingly, Daré plans to initiate a PCT clinical trial commencing during the second half of 2017 in approximately 15-30 women. Daré intends to present this new study to an IRB as a NSR device study, consistent with the prior already completed and published PCT.

If there is demonstration of feasibility in the PCT clinical trial, Daré intends to prepare and file an IDE with the FDA to commence a pivotal clinical trial to support marketing approvals of Ovaprene® in the United States, Europe and other countries worldwide. Daré has not had communication with the FDA regarding the specific PMA requirements for Ovaprene®. However, given that the FDA has designated CDRH as the lead agency center for premarket review because CDRH regulates other devices that present similar safety and effectiveness questions with regard to a combination product, such as Ovaprene®, Daré believes the pivotal clinical trial will likely be similar to that of the most recent locally acting vaginal contraceptive devices cleared by CDRH. Additionally, Daré plans to communicate with the FDA regularly through pre-IDE and pre-submission meetings and intends to discuss alternative device regulatory pathways and classification with the FDA, as warranted, based on data developed in the PCT clinical trial.

Ovaprene® Clinical Development Plan

Daré has established relationships with, and intends to work closely with, both non-profit and for-profit developers who have clinical and regulatory expertise in reproductive health and have a proven track record of FDA success. Non-profit developers, such as Population Council and Medicines360, were responsible for the clinical development of some of today’s popular contraceptive brands, and Daré believes working with an experienced development partner will provide for the efficient use of capital and time to advance Ovaprene® and any other future product candidates. Daré intends to conduct the PCT clinical trial of Ovaprene® with CONRAD, a non-profit organization established to improve reproductive health globally under a cooperative agreement between Eastern Virginia Medical School and the U. S. Agency for International Development (USAID). CONRAD oversaw the successful recent development and FDA approval of the Caya® diaphragm, the most recently approved barrier contraceptive device in combination with a locally-acting spermiostatic agent.

There are benefits of working with non-profit researchers and developers. The donor community that funds research and development shares Daré’s commitment to expanding options and improving outcomes for women.

Thus, there may be funding opportunities, such as grants, which are not dilutive to Daré equityholders, as well as opportunities for Daré to work or partner with non-profit organizations on development and distribution efforts to ensure the innovations reach women worldwide.

Unlike many therapeutic areas whose trial endpoints may be impacted by subjectivity or ambiguity, the clinical endpoints in contraceptive trials are straightforward and based on pregnancy outcomes.

Daré’s anticipated clinical development timeline in the United States takes into account that the FDA previously determined that CDRH will be the lead reviewing agency for Ovaprene®, and that such review will be conducted in the interest of regulatory consistency, which Daré believes means in the context of other barrier contraceptive devices in combination with locally-acting spermiostatic agents. Daré believes those other product development plans leading to FDA approvals provide a good indication of the FDA requirements likely to be required for Ovaprene®. Specifically, in addition to demonstrating biocompatibility and safety, Daré expects the clinical requirements for FDA approval for Ovaprene® to be:

•	PCT Clinical Trial. Obtaining safety and preliminary efficacy data in 15-30 couples in a PCT clinical trial. Certain other commercially available barrier devices, including Lea’s Shield, FemCap and the SILCS diaphragm (also known as Caya®) were initially evaluated in a PCT clinical trial prior to their pivotal clinical trials. The design of Daré’s PCT clinical trial of Ovaprene® will be guided by the size, structure and results of the PCT clinical trials associated with these other FDA approved devices. Daré intends to conduct the PCT clinical trial for Ovaprene® in collaboration with a leading organization in contraceptive research, CONRAD. CONRAD conducted the PCT clinical trials on numerous currently FDA approved barrier methods of contraception, and most recently conducted both the PCT and pivotal clinical trials for the Caya® diaphragm. The Caya® PCT clinical trial tested 15 women and required 14 months from start to finish, including recruitment (J.L. Schwartz et al. / Contraception 78 (2008) 237–244). Daré anticipates it will take approximately 24 months following closing of the Daré Transaction to manufacture clinical supplies, conduct the PCT clinical trial and to report results. Daré’s anticipated operating expenses (trial and overhead) during this 2-year period are estimated at $3 to $5 million, with $3 million assuming limiting operating expenses to those necessary to complete the PCT clinical trial and up to $5 million if additional resources become available for scaling up the company sooner and related additional operating expenses.

•	Pivotal Clinical Trial. Conducting one large, single arm safety and contraceptive efficacy study, the pivotal clinical trial. The most recent contraceptive barrier device in combination with locally acting spermiostatic agents approved by CDRH is the Caya® diaphragm. The pivotal clinical trial for the Caya® diaphragm evaluated pregnancy rates in approximately 250 women over a period of six months. Assuming positive results from the planned PCT clinical trial, Daré’s intention is to file the IDE with the FDA, proposing to conduct a similar pivotal contraceptive efficacy clinical trial for Ovaprene®. The Caya® pivotal clinical trial required 18 months from start to finish, including recruitment (Schwartz JL, Weiner DH, Lai JJ, et al. Contraceptive efficacy, safety, fit, and acceptability of SILCS, a novel single-size diaphragm. 2014). Daré anticipates that a similar timeline will be necessary to complete the Ovaprene® pivotal clinical trial. Daré expects to commence this single arm safety and contraceptive efficacy study in 2019, assuming completion of the PCT clinical trial as described above with satisfactory results and assuming Daré receives FDA clearance.

•	PMA Filing. Assuming positive results from the Ovaprene® pivotal clinical trial, Daré anticipates filing the PMA within 4 years from closing the Daré Transaction. Daré anticipates that the operating expenses for the pivotal clinical trial and PMA filing preparation, including general and administrative and other expenses incurred during the course of the studies, will be approximately $19 million.

The FDA’s approval to commercialize a device based on a PMA submission is not based on a determination of substantial equivalence to any other product. However, as the Caya® diaphragm technology is similar to that of Ovaprene®, in that it was evaluated by CDRH as a barrier method in combination with spermiostatic agents, Daré intends to propose a similar clinical evaluation as that completed for Caya® – a PCT clinical trial feasibility study to demonstrate proof of concept, followed by a contraceptive effectiveness pivotal clinical trial, evaluating 250 subjects over the course of six months.

To meet the regulatory requirements of a PMA submission, the submission must contain completed nonclinical studies examining the safety, toxicology, microbiology, biocompatibility, shelf life, stress and wear of the product. From a clinical perspective, the submission must include safety and effectiveness data, adverse event reporting, patient information, patient complaints and patient use information. The PMA file must contain manufacturing information on the product that demonstrates it is manufactured using current Good Manufacturing Practices (“cGMP”), tested using Good Laboratory Practices (“GLP”) and validated test methods to confirm it meets established specifications, and long-term stability data to demonstrate the product will remain stable and meet product specifications during its shelf life.

The anticipated funding required to complete the trials to support the PMA submission, including general and administrative and other expenses incurred during the course of the trials, is approximately $22 to $24 million, expended over the course of 4 years — $3 to $5 million over the course of the first two years to complete the PCT clinical trial and related activities to support the IDE submission, with $3 million assuming limiting operating expenses to those necessary to complete the PCT clinical trial and up to $5 million if additional resources become available for scaling up the company sooner and related additional operating expenses, and $19 million over the course of the following two years to complete the pivotal clinical trial and other activities to support the PMA submission.

Foreign Regulations

Prior to the completion of the U.S. pivotal clinical trial of Ovaprene®, Daré may seek a CE Mark approval for Europe using a subset of the total pivotal clinical trial population based on an assessment by Novella/Quintiles regarding the requirements to submit for a CE Mark in Europe. Per that assessment, the product will be designated Class III in the EU and therefore will require submission of a Design Dossier to a Notified Body (NB) for obtaining the CE Mark for the product. This submission will require a detailed device description, a summary of clinical utility for the device, verification data of the device performance, as well as clinical studies to define device performance and safety for the intended use population.

This project must be managed and fully documented under the Design Control process, of ISO 13485 (Section 7.3), which is EU-mandated for most medical devices, and which is similar to the 21 CFR 820 Quality System Regulation of the U.S. FDA. Device performance studies, including laboratory testing and any animal studies that are used to obtain data for formal submission must be done in compliance to applicable ISO or other internationally-recognized standards. The device must be manufactured in compliance to ISO 13485 and sterilized by a validated method under compliance to the applicable international standard. The finished product must be clinically validated for use by the intended users.

ADVA-Tec License

Daré has signed an agreement for a license from ADVA-Tec (the “ADVA-Tec Agreement”) for the exclusive right to develop and commercialize Ovaprene® for human contraceptive use worldwide that becomes effective once the initial funding called for by the ADVA-Tec Agreement is secured. The license will become effective after Daré has secured initial funding of at least $1.25 million which Daré anticipates will be satisfied by the consummation of its proposed transaction with Cerulean, assuming Cerulean has at least $1.25 million in cash at the time of closing of the Daré Transaction. ADVA-Tec and its affiliates own issued patents or patent applications covering Ovaprene®, and control proprietary trade secrets covering the manufacture of Ovaprene®. As of the date of this proxy statement, this patent portfolio includes 12 issued patents worldwide, along with 8 patent applications, all of which in accordance with the terms of the ADVA-Tec Agreement would be exclusively licensed to Daré. Daré also has a right of first negotiation to license these patents and patent applications for purposes of additional indications for Ovaprene®. Under the ADVA-Tec Agreement, ADVA-Tec will conduct certain research and development work as necessary to allow Daré to seek a PMA from the FDA, and will supply Daré with its requirements of Ovaprene® for clinical and commercial use on commercially reasonable terms.

Under the ADVA-Tec Agreement, Daré is required to make payments of up to $14.6 million in the aggregate to ADVA-Tec based on achievement of specified development and regulatory milestones, including completion of a successful PCT Study (as defined in the ADVA-Tec Agreement); approval by the FDA to commence the Phase 3 pivotal human clinical trial; successful completion of the Phase 3 pivotal human clinical trial; the FDA’s acceptance of the filing of a PMA for Ovaprene®; the FDA’s approval of the PMA for Ovaprene®; CE Marking of Ovaprene® in at least three designated European countries; obtaining regulatory approval in at least three designated European countries; and obtaining regulatory approval in Japan. In addition, after the commercial launch of Ovaprene®, Daré is also required to make royalty payments to ADVA-Tec based on aggregate annual net sales of Ovaprene® in specified regions, which percentage royalty rate will vary between 1% and 10% and will increase based on various net sales thresholds. Finally, Daré is also required to make up to $20 million in the aggregate in commercial milestone payments to ADVA-Tec upon reaching certain worldwide net sales milestones.

Daré is obligated to use commercially reasonable efforts to develop and commercialize Ovaprene®, and must meet certain minimum spending amounts per year, such amounts totaling $5 million in the aggregate over the first three years, and $2.5 million per year thereafter, until a final PMA is filed, or until the first commercial sale of Ovaprene®, whichever occurs first.

The ADVA-Tec license continues on a country-by-country basis until the later of the life of the licensed patents or Daré’s last commercial sale of Ovaprene®, and the ADVA-Tec Agreement includes customary termination rights for both parties, and provides Daré the right to terminate with or without cause in whole or on a country-by-country basis upon 60 days prior written notice. In addition, ADVA-Tec may terminate the ADVA-Tec Agreement if Daré fails to do any of the following: (i) satisfy the annual spending obligation described above, (ii) fail to use commercially reasonable efforts to complete all necessary pre-clinical and clinical studies required to support and submit a PMA, (iii) fail to conduct clinical trials as set forth in the development plan that is agreed by Daré and ADVA-Tec, and as may be modified by a joint research committee, where such failure is not caused by events outside of Daré’s reasonable control, or (iv) fail to enroll a patient in the first non-significant risk medical device study or clinical trial as allowed by an institutional review board within six months of the production and release of Ovaprene®, where non-enrollment is not caused by events outside of Daré’s reasonable control. In addition, ADVA-Tec may terminate the ADVA-Tec Agreement if Daré develops or commercializes any non-hormonal ring-based vaginal contraceptive device which is deemed competitive to Ovaprene® or, in certain limited circumstances, if Daré fails to commercialize Ovaprene® in certain designated countries within three years of the first commercial sale of Ovaprene®. Finally, if Daré is unable to secure the initial funding required by the ADVA-Tec Agreement by September 15, 2017, the ADVA-Tec Agreement automatically terminates and no license becomes effective. Other than its rights under the ADVA-Tec Agreement, Daré does not have any patents or any other material intellectual property assets or licenses.

Manufacturing

ADVA-Tec will be responsible for all activities related to process development and scale up of Ovaprene® manufacturing. Further, either directly or via a contract manufacturing organization (“CMO”), ADVA-Tec will be responsible for Ovaprene® clinical and commercial supply.

Intellectual Property

Daré actively seeks to protect the proprietary technology that it considers important to its business in the United States and other jurisdictions internationally. Daré also relies upon trade secrets and contracts to protect its proprietary information.

Patents

In accordance with the terms of the ADVA-Tec Agreement, and assuming Daré obtains funding in the amounts of $1.25 million on or prior to September 15, 2017, Daré will be the exclusive licensee of 9 granted U.S. patents and granted patents and/or pending applications in other major markets. There can be no assurance that any of these patent applications will result in the grant of a patent either in the United States or elsewhere, or that any patents granted will be valid and enforceable, or that these patents will provide a competitive advantage or afford protection against competitors with similar technologies. Daré also relies upon trade secret rights to protect other technologies that may be used to discover, validate and commercialize Ovaprene® and any future product candidates. Daré presently seeks protection, in part, through confidentiality and proprietary information agreements.

Daré considers the following U.S. patents and applications that may be exclusively licensed to Daré pursuant to the ADVA-Tec Agreement to be particularly important to the protection of Daré’s sole current product candidate, Ovaprene®.

Jurisdiction	Patent Title	Patent Expiration

United States	Intravaginal Ringed Mesh Device And Applicator Therefor	August 2028

United States	Partially Absorbable Fiber-Reinforced Compositions For Controlled Drug Delivery	August 2028

United States	Multicomponent Bioactive Intravaginal Ring	August 2028

The medical device industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. Patent litigation can involve complex factual and legal questions, and its outcome is uncertain. Any claim relating to infringement of third party patents that is successfully asserted against Daré, ADVA-Tec or ADVA-Tec’s licensor may require Daré to pay substantial damages or may limit Daré’s or ADVA-Tec’s ability to rely on such patent protection. Any third party claim successfully alleging the invalidity or unenforceability of the patents may also limit Daré’s or ADVA-Tec’s ability to rely on such patent protection. Even if Daré, ADVA-Tec or ADVA-Tec’s licensor were to prevail in any such action, any litigation could be costly and time-consuming and would divert the attention of Daré’s management and key personnel from Daré’s business operations. Also, if Daré’s product candidate or any future Daré products are found to infringe the patents of others, Daré’s development, manufacture, and sale of these potential products could be severely restricted or prohibited. Because of the importance of the patents that will potentially be licensed to Daré by ADVA-Tec to Daré’s business, Daré’s prospects may be harmed if Daré fails to obtain the patent rights from ADVA-Tec for Ovaprene® or if Daré, ADVA-Tec or ADVA-Tec’s licensor fail to protect Daré’s intellectual property rights.

Trademarks

Daré holds a domestic registration for the trademark Daré Bioscience. Provided Daré obtains funding in the amounts of $1.25 million on or prior to September 15, 2017, in accordance with the terms of the ADVA-Tec Agreement Daré will be the exclusive licensee of the following trademark, Ovaprene®.

Market Access

Daré intends to create a comprehensive global commercialization strategy in combination with established pharmaceutical partners and regional distributors, wherein Daré may or may not elect to participate in the commercialization in the United States via a co-promotion arrangement.

Potential future product candidates

In addition to Ovaprene®, Daré has identified other potential product candidates in women’s reproductive health that meet the selection criteria of expanding options, improving outcomes, and are easy and convenient to use. Daré does not currently have any rights or licenses to such product candidates but may seek to license such products in the future to build a product pipeline over time.

Employees

As of May 31, 2017, Daré has three full-time employees and no employees working on a part-time basis, and anticipates modest growth in its staffing in the next twelve to eighteen months. None of its current employees are represented by a labor union or covered by a collective bargaining agreement.

Corporate Information

The executive offices are located at 10210 Campus Point Drive, Suite 150, San Diego, CA 92121. The telephone number and website for Daré is 858-769-9145 and www.darebioscience.com.

CERULEAN’S MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Cerulean’s financial condition and results of operations together with the section entitled “Selected Historical and Unaudited Pro Forma Combined Financial Information,” beginning on page 26 of this proxy statement, and Cerulean’s consolidated financial statements and related notes included elsewhere in this proxy statement. This discussion and other parts of this proxy statement contain forward-looking statements that involve risks and uncertainties, such as statements of Cerulean’s plans, objectives, expectations and intentions. Cerulean’s actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled “Cautionary Statement Regarding Forward-Looking Information” and “Risk Factors,” beginning on pages 71 and 41, respectively, of this proxy statement.

Overview

Cerulean is an oncology-focused company applying its proprietary Dynamic Tumor Targeting™ Platform, or the Platform, to develop differentiated therapies. Cerulean was incorporated under the laws of the State of Delaware on November 28, 2005, under the name Tempo Pharmaceuticals, Inc. In October 2008, Cerulean changed its name to Cerulean Pharma Inc.

On February 1, 2017, Cerulean announced that its board of directors had initiated a review of strategic alternatives that could result in changes to its business strategy and future operations. As part of this process, the Cerulean Board determined to review alternatives with the goal of maximizing stockholder value, including a potential sale of the company, a reverse merger, a business combination or a sale, license or other disposition of company assets. Cerulean entered into the BlueLink Asset Purchase Agreement, the Novartis Asset Purchase Agreement and the Daré Stock Purchase Agreement as a result of this process.

On March 19, 2017, Cerulean entered into the BlueLink Asset Purchase Agreement. Under the BlueLink Asset Purchase Agreement Cerulean sold and assigned to BlueLink all of its right, title and interest in and to its clinical product candidates CRLX101 and CRLX301, or the Products. Cerulean also transferred and assigned to BlueLink the accompanying intellectual property rights and know-how to the Products. On March 21, 2017, BlueLink paid the purchase price of $1.5 million. Also in connection with the BlueLink Asset Purchase Agreement, Cerulean and BlueLink entered into a license agreement in favor of BlueLink, pursuant to which Cerulean agreed to grant to BlueLink an exclusive, worldwide, perpetual, sublicensable right and license, under the Platform, to research, develop and commercialize the Products. Pursuant to the Novartis Asset Purchase Agreement, Novartis will assume this license agreement upon the closing of the Novartis Transaction.

The Daré Transaction, the Novartis Transaction and the BlueLink Asset Purchase Agreement are collectively referred to as the 2017 Strategic Transactions.

On March 17, 2017, Cerulean entered into a payoff letter with Hercules pursuant to which Cerulean agreed to pay off and thereby terminate the Hercules Loan Agreement, with Hercules as lender. Pursuant to the payoff letter, Cerulean paid, on March 20, 2017, a total of $12.4 million to Hercules, representing the principal, accrued and unpaid interest, fees, costs and expenses outstanding under the Hercules Loan Agreement in repayment of its outstanding obligations under the Hercules Loan Agreement. This payoff amount included a final end of term charge to Hercules in the amount of $1.4 million, representing 6.7% of the aggregate original principal amount advanced by Hercules. Upon the payment of the $12.4 million pursuant to the payoff letter, all outstanding indebtedness and obligations to Hercules under the Hercules Loan Agreement were deemed paid in full, and the Hercules Loan Agreement was terminated.

On March 20, 2017, Cerulean announced a restructuring including the elimination of approximately 58% of its workforce, from 19 full-time equivalent employees to a total of eight full-time equivalent employees, under a plan expected to be completed during the second quarter of 2017.

The Platform is designed to create NDCs with the aim of providing safer and more effective therapies for patients living with cancer. NDCs consist of anti-cancer therapeutics, or payloads, covalently linked to a proprietary polymer. An important goal for all drugs is to maximize the net clinical benefit by increasing the desired therapeutic effect while reducing adverse effects. This is especially difficult with drugs used to treat cancer, where the goal is to destroy or inhibit growth of cancer cells without damaging healthy cells. Cerulean believes NDCs concentrate their anti-cancer payloads inside tumor cells while sparing normal tissue because they are small enough to pass through the leaky pores of new blood vessels in tumors as an entry portal into tumor tissue, but are too large to pass through the pores of healthy blood vessels. Once inside tumors, Cerulean believes NDCs are actively taken up into tumor cells where they slowly release their anti-cancer payloads, providing a durable inhibition of their targets.

Based on their properties and design, NDCs have the potential to enable synergistic combination therapies that can offer better tolerability and efficacy. Cerulean believes that better tolerability can be achieved through the preferential accumulation of the NDC in the tumor cells while better efficacy can be achieved by combining drugs that have different and complementary mechanisms of action. Cancer is a multi-faceted disease that is rarely adequately addressed by one therapy. Tumor cells are genetically diverse and can rapidly resist and ultimately overcome a single-agent therapy by modulating various adaptive pathways; however, if multiple drugs simultaneously shut down multiple adaptive pathways, there is a greater chance of achieving favorable disease responses for an extended period of time.

The Platform generated two clinical-stage NDCs. The first clinical candidate generated by the Platform, CRLX101, is an NDC with a camptothecin payload. Camptothecin is a potent topoisomerase 1, or topo 1, inhibitor that was too toxic to develop in the clinic; however, CRLX101 reduces the toxicities associated with this highly potent agent, while increasing the payload concentration in tumors. The second clinical candidate generated by the Platform, CRLX301, is an NDC with a docetaxel payload. Docetaxel is a commercially successful oncology drug that suffers from significant toxicities. Cerulean sold both clinical candidates to BlueLink on March 19, 2017.

In August 2016, Cerulean announced top-line results from its Phase 2, randomized, multi-center clinical trial of CRLX101 in combination with Avastin® in the treatment of patients with advanced renal cell carcinoma (“RCC”). Cerulean refers to this trial as the RCC Trial. The RCC Trial was conducted at 43 sites in the United States and South Korea, and enrolled 115 patients with RCC who progressed through two or three prior lines of therapy. Patients were randomized to receive CRLX101 in combination with Avastin or investigator’s choice standard of care (“SOC”) therapy. The primary endpoint was progression free survival (“PFS”) in the clear cell population assessed by independent radiological review. Secondary endpoints included overall response rate, duration of response and overall survival. The study demonstrated no statistically significant difference in median PFS and objective response rate for the CRLX101 and Avastin combination compared to SOC. The CRLX101 and Avastin combination appeared to be safe and well-tolerated and the safety and tolerability profile of the combination was consistent with that observed in previous studies. Cerulean presented the full data set from the RCC Trial at the Fifteenth International Kidney Cancer Symposium in November 2016. Based on these top-line results, Cerulean submitted a letter to the FDA voluntarily surrendering the Fast Track Designation in metastatic RCC Cerulean received in April 2015. Cerulean discontinued development of CRLX101 in this indication.

Following the announcement of the RCC Trial data Cerulean announced in August 2016 that its board of directors approved a plan to reduce the size of its workforce by approximately 48% to a total of 23 full-time equivalent employees. The workforce reduction, which was substantially completed in December 2016, was designed to reduce Cerulean’s operating expenses while it conducted a review of development options for CRLX101. As of May 31, 2017, Cerulean had 6 full-time employees.

In October 2016, Cerulean entered into a research collaboration agreement with Novartis. Under the collaboration agreement, Cerulean agreed to create NDC candidates using the Platform and Novartis-selected active pharmaceutical ingredients, and Novartis agreed to be responsible for the development and commercialization of NDC products resulting from the collaborative research efforts. The initial research term of the collaboration agreement is two years which may be extended for up to two additional one-year terms. Cerulean received a $5.0 million upfront payment under the collaboration agreement, and is entitled to receive additional research, development, regulatory and sales milestone payments, as well as royalties on net sales of any NDC product commercialized by Novartis. In addition, Cerulean is entitled to receive funding for up to five full-time employees to be engaged in activities under the collaboration during the research term. If the Novartis Transaction is consummated, this collaboration agreement will be superseded by the Novartis Asset Purchase Agreement.

To date, Cerulean has devoted substantially all of its resources to its drug discovery and development efforts, including conducting clinical trials of the Products (which it sold in March 2017 to BlueLink), protecting its intellectual property and the general and administrative support of its operations. Cerulean has generated no revenue from product sales and does not expect to generate any revenue from product sales for the next several years, if ever. Through March 31, 2017, Cerulean has funded its operations primarily through $84.2 million in proceeds from the sale of shares of its convertible preferred stock in private placements, net proceeds of $59.9 million from sales of shares of its common stock in its initial public offering, net proceeds of $37.2 million from the sale of shares of its common stock in April 2015 in an underwritten public offering, $17.3 million in proceeds from its sale of convertible promissory notes, $10.0 million in proceeds from a loan and security agreement with Lighthouse Capital Partners VI, L.P. (“Lighthouse Capital”), and $21.0 million in proceeds from the Hercules Loan Agreement. Cerulean refers to its loan and security agreement with Lighthouse Capital as the Lighthouse Loan Agreement. In October 2016, Cerulean also entered into a common stock purchase agreement with Aspire Capital, pursuant to which Cerulean has the right to sell certain amounts of its common stock, up to an aggregate total of $20.0 million of Cerulean common stock, over a 24-month period, at prices based on a formula linked to current market prices at the time of each sale. This is referred to as the ATM. In connection with entry into the ATM, Cerulean issued 700,000 shares of Cerulean common stock to Aspire Capital as a commitment fee, and sold 800,000 shares of Cerulean common stock at $1.25 per share, for an initial amount of $1.0 million. Up to $19.0 million remains available under the ATM, upon the terms and subject to the conditions and limitations set forth therein.

Cerulean has never been profitable and has incurred significant operating losses since its incorporation. As of March 31, 2017, Cerulean had an accumulated deficit of $207.0 million. Cerulean incurred net losses of $6.3 million and $13.5 million for the three months ended March 31, 2017 and 2016, respectively. With the sale of Cerulean’s two clinical product candidates, the proposed sale of the Platform, and the reduction of staff to eight full-time employees, Cerulean has effectively ceased prior clinical research and is focused on maintaining its assets until they are either sold or Cerulean’s corporate business strategy with Daré, as described above, is executed, Cerulean completes any other strategic transactions, Cerulean determines to continue to operate the Platform or Cerulean otherwise decides to liquidate its assets or dissolve.

Cerulean expects to continue to incur significant expenses and operating losses for the foreseeable future. Cerulean’s net losses may fluctuate significantly from quarter to quarter and from year to year. As of the date of this proxy statement, based on Cerulean’s 2017 operating plan and its estimates regarding its rate of cash expenditures, including approximately $6 million to $8 million in the three months ended June 30, 2017 for employee salaries and benefits, professional fees, facility and other operating expenses and payments for previously incurred operating expenses, including for clinical trials, Cerulean estimates that its cash and cash equivalents as of June 30, 2017, assuming neither the Novartis Transaction nor the Daré Transaction has closed, will be between $4 million and $6 million. If Cerulean does not consummate the Novartis Transaction and/or the Daré Transaction, it will need to raise additional capital in the future to support its expenses and operating activities. If Cerulean is unable to obtain additional funding on a timely basis, it may be required to curtail or terminate research activities under its collaboration agreement with Novartis, or to scale back, suspend or terminate its business operations.

Financial Operations Overview

Revenue

To date, Cerulean has not generated any revenue from product sales and does not expect to generate any revenue from product sales for the next several years, if ever. Beginning in the fourth quarter of 2016, Cerulean has generated revenue from research and development payments under its collaboration agreement with Novartis. Prior to the fourth quarter of 2016, Cerulean’s only revenue was attributable to a government tax credit that Cerulean received in 2010 and payments in each of the years from 2011 through 2014 from four material transfer agreements and a research agreement. In the future, Cerulean may generate revenue from a combination of product sales, license fees, milestone and research and development payments in connection with strategic partnerships, and royalties resulting from the sales of products developed under licenses of Cerulean’s intellectual property.

Research and Development Expenses

Research and development expense reflected on Cerulean’s financial statements consists of costs incurred in connection with the discovery and development of the Platform and the NDCs. These expenses consist primarily of:

•	employee-related expenses, including salaries, benefits and stock-based compensation expense;

•	expenses incurred under agreements with CROs, investigative sites that conduct Cerulean’s clinical trials and consultants that conduct a portion of Cerulean’s preclinical studies;

•	expenses relating to scientific and medical consultants and advisors;

•	the cost of acquiring, manufacturing and distributing clinical trial materials;

•	facilities, depreciation of fixed assets and other allocated expenses, including direct and allocated expenses for rent and maintenance of facilities and equipment;

•	lab supplies, reagents, active pharmaceutical ingredients and other direct and indirect costs in support of Cerulean’s preclinical and clinical activities;

•	license fees related to in-licensed products and technology; and

•	costs associated with non-clinical activities and regulatory approvals.

Cerulean expenses research and development costs as incurred.

Conducting a significant amount of research and development has been central to Cerulean’s business model for the periods covered by this “Cerulean’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Product candidates in late stages of clinical development generally have higher development costs than those in earlier stages of clinical development primarily due to the increased size and duration of late-stage clinical trials. Cerulean expects its research and development expenses will decrease for 2017 compared to prior years.

Cerulean has used its employee and infrastructure resources across multiple research and development programs.

The following summarizes the programs for which Cerulean has incurred the most significant research and development expense.

CRLX101 and CRLX301

CRLX101 was Cerulean’s lead product candidate until March 2017. There are two ongoing clinical trials of CRLX101 in this indication: (1) a Phase 1b/2 company-sponsored trial of CRLX101 in combination with weekly paclitaxel in patients with relapsed ovarian cancer in collaboration with GOG Foundation, Inc. (formerly known as the Gynecologic Oncology Group); and (2) a Phase 2 Investigator Sponsored Trial (“IST”) exploring CRLX101 as monotherapy and in combination with Avastin in patients with relapsed ovarian cancer, conducted by Massachusetts General Hospital and affiliated Harvard University teaching hospitals.

Additional trials involving CRLX101 are also ongoing, including (1) a Phase 1/2 clinical trial sponsored by the National Cancer Institute, evaluating the combination of CRLX101 and LYNPARZA™ (olaparib) in patients with advanced solid tumors, and (2) a Phase 1b company-sponsored trial exploring a dose-intensive schedule for CRLX101 in patients with solid tumors, which includes an arm exploring weekly CRLX101 in combination with a chemotherapy regimen known as FOLFOX in solid tumor patients.

CRLX301 was Cerulean’s second product candidate until March 2017. CRLX301 is currently being evaluated in a Phase 1/2a trial in patients with advanced solid tumor malignancies in order to establish the safety of the drug and the maximum tolerated dose for two dosing schedules.

In March 2017, Cerulean sold and assigned to BlueLink all of its right, title and interest in and to CRLX101 and CRLX301. As a result, Cerulean will not incur additional research and development expenses with respect to these programs in future periods.

The Platform

If the Novartis Transaction is not consummated, the Cerulean Board decides to continue to operate the Platform, and if Cerulean is able to raise additional funds, Cerulean would expect that the expenses related to its NDCs and the development of the Platform would increase in 2017 as compared to 2016 as Cerulean would focus on research, development and strategic collaborations with new partners and Cerulean would need additional staffing to operate the Platform. Cerulean cannot accurately predict future research and development expenses for NDCs because such costs are dependent on a number of variables, including the success of potential future collaborations and preclinical studies of any such NDC. If the Novartis Transaction is consummated, Cerulean expects that it would not incur any significant expenses related to the Platform in future periods.

If Cerulean continues operating the Platform, the successful development of any NDC, whether by Cerulean or a future collaborator, would be highly uncertain. As such, at this time, Cerulean cannot reasonably predict with certainty the duration and costs of the current or future preclinical studies or clinical trials of any NDC or if, when or to what extent Cerulean will generate revenues from any commercialization and sale of any of NDCs that obtain marketing approval. Cerulean or any potential collaborator may never succeed in achieving regulatory approval for any NDCs. The duration, costs and timing of development of NDCs will depend on a variety of factors, including:

•	the scope and rate of progress of future clinical trials;

•	a continued acceptable safety profile of any product candidate once approved;

•	the scope, progress, timing, results and costs of researching and developing NDCs and conducting preclinical and clinical trials;

•	results from any future clinical trials;

•	significant and changing government regulation in the United States and abroad;

•	the costs, timing and outcome of regulatory review or approval of NDCs in the United States and abroad;

•	Cerulean’s ability to establish and maintain strategic partnerships, licensing or other arrangements and the financial terms of such agreements;

•	Cerulean’s ability to raise additional capital, as and when needed;

•	establishment of arrangements with third party suppliers of raw materials and third party manufacturers of finished drug product;

•	Cerulean’s ability, or the ability of any collaborator, to manufacture, market, commercialize and achieve market acceptance for any NDCs that Cerulean or such collaborator may develop in the future;

•	the emergence of competing technologies and products and other adverse market developments; and

•	the cost and timing of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims.

Any change in the outcome of any of these variables with respect to the development of an NDC could mean a significant change in the cost and timing associated with the development of that NDC. For example, if the FDA, or a comparable non-U.S. regulatory authority were to require Cerulean or a collaborator to conduct clinical trials beyond those anticipated to be required for the marketing authorization of an NDC, or if significant delays in enrollment in any clinical trial occur, significant additional financial resources and time may be necessary to obtain marketing authorization.

As a result of the uncertainties discussed above, Cerulean is unable to determine when, or to what extent, Cerulean will generate revenues from the commercialization and sale of any NDC either on its own or as part of a collaboration. Cerulean anticipates that, if the Novartis Transaction is not consummated, Cerulean will make determinations as to which additional programs to pursue, if any, and how much funding to direct to each program on an ongoing basis in response to the scientific and clinical data with respect to each NDC, Cerulean’s then-current financial condition, agreements with collaborators, and ongoing assessment of the NDCs’ commercial potential. Cerulean will need to raise additional capital in the future in order to fund the development of any NDCs.

General and Administrative Expenses

General and administrative expenses consist principally of salaries and related costs for personnel in Cerulean’s executive, finance, business development, legal and human resources functions. Other general and administrative expenses include patent filing, patent prosecution, professional fees for legal, insurance, consulting, information technology, auditing and tax services and facility costs not otherwise included in research and development expenses. Cerulean expects that its general and administrative expenses will decrease for 2017 as compared to 2016 as a result of Cerulean’s reduction in force and other cost control measures.

Interest Income

Interest income consists of interest earned on Cerulean’s cash and cash equivalents. The primary objective of Cerulean’s investment policy is capital preservation.

Interest Expense

Interest expense consists primarily of interest, amortization of debt discount and amortization of deferred financing costs associated with the Hercules Loan Agreement. Interest expense also includes the write off of debt discount and deferred financing costs associated with the repayment of the Hercules Loan Agreement in March 2017, and of the Lighthouse Loan Agreement in 2015. In 2014, interest expense consisted primarily of interest, amortization of debt discount and amortization of deferred financing costs associated with the Lighthouse Loan Agreement and interest expense on Cerulean’s convertible notes. Cerulean expects that its interest expense will decrease for 2017 as compared to 2016 as a result of Cerulean’s repayment in full of all amounts outstanding under, and termination of, the Hercules Loan Agreement in March 2017.

Loss on Extinguishment of Debt

Loss on extinguishment of debt is associated with the loss recorded on the conversion of the convertible notes Cerulean issued in 2014 (the “2014 Convertible Notes”). The loss is an amount equal to the difference between the fair value of shares of Cerulean common stock into which the 2014 Convertible Notes converted and the carrying amount of the 2014 Convertible Notes at the closing of Cerulean’s initial public offering on April 15, 2014.

Change in Fair Value of Preferred Stock Warrant Liability

The preferred stock warrant liability is associated with warrants to purchase shares of Cerulean preferred stock issued to lenders and investors. The change in fair value consists of the calculated change in value based upon the fair value of the underlying security at the end of each reporting period as calculated using the Black-Scholes option-pricing model. The preferred stock warrants were automatically adjusted on the date of the closing of Cerulean’s initial public offering, April 15, 2014, to provide for the issuance of shares of common stock upon their exercise. The preferred stock warrant liability has been reclassified to additional paid-in capital as of April 15, 2014.

Critical Accounting Policies and Use of Estimates

Cerulean’s management’s discussion and analysis of Cerulean’s financial condition and results of operations are based on Cerulean’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires Cerulean to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in Cerulean’s consolidated financial statements. On an ongoing basis, Cerulean evaluates its estimates and judgments, including those related to accrued expenses and stock-based compensation. Cerulean bases its estimates on historical experience, known trends and events and various other factors that Cerulean believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. On an ongoing basis, Cerulean evaluates its judgments and estimates in light of changes in circumstance, facts and experience. The effects of material revisions in estimates, if any, will be reflected in the consolidated financial statements prospectively from the date of change in estimates.

Cerulean’s significant accounting policies are described in more detail in Note 2 of the notes to Cerulean’s audited consolidated financial statements appearing elsewhere in this proxy statement. Cerulean believes the following accounting policies are critical to the judgments and estimates used in the preparation of the consolidated financial statements.

Revenue Recognition

Prior to the 2017 Strategic Transactions, Cerulean’s business strategy included entering into collaborative license and development agreements for the development and commercialization of product candidates utilizing the Platform. The terms of these arrangements typically included multiple deliverables by Cerulean (such as granting of license rights, providing research and development services, manufacturing of clinical materials and participating on joint research committees) in exchange for consideration to Cerulean of some combination of one or more of non-refundable license fees, funding of research and development activities, payments based upon achievement of clinical development, regulatory and sales milestones and/or royalties in the form of a designated percentage of product sales or participation in profits.

Revenue arrangements with multiple deliverables are divided into separate units of accounting if certain criteria are met, including whether the delivered element has stand-alone value to the collaborative partner and based on the selling price of the deliverables. When deliverables are separable, consideration received is allocated to the separate units of accounting based on the relative selling price method using management’s best estimate of the standalone selling price of deliverables when vendor-specific objective evidence or third-party evidence of selling price is not available. Allocated consideration is recognized as revenue upon application of the appropriate revenue recognition principles to each unit.

The assessment of multiple deliverable arrangements requires judgment in order to determine the appropriate units of accounting, the estimated selling price of each unit of accounting, and the points in time that, or periods over which, revenue should be recognized.

For the three months ended March 31, 2017, Cerulean reported $1.2 million of collaborative research and development revenue, which includes $0.6 million of revenue for funding from Cerulean’s collaborative partner to be engaged in activities under the collaboration during the research term. For the year ended December 31, 2016, Cerulean reported $0.8 million of collaborative research and development revenue, which includes $0.3 million of revenue for funding from Cerulean’s collaborative partner to be engaged in activities under the collaboration during the research term. Cerulean recorded no revenue from collaborative license and development agreements prior to the fourth quarter of 2016. Revenue is recognized when there is persuasive evidence that an arrangement exists, delivery has occurred, the price is fixed and determinable and collection is reasonably assured.

Accrued Expenses

As part of the process of preparing its consolidated financial statements, Cerulean is required to estimate its accrued expenses. This process involves reviewing open contracts and purchase orders, communicating with applicable personnel to identify services that have been performed on Cerulean’s behalf and estimating the level of service performed and the associated cost incurred for the service when Cerulean has not yet been invoiced or otherwise notified of actual cost. The majority of Cerulean’s service providers invoice Cerulean monthly in arrears for services performed. Cerulean makes estimates of its accrued expenses as of each balance sheet date in its consolidated financial statements based on facts and circumstances known to Cerulean at that time. Cerulean periodically confirms the accuracy of its estimates with the service providers and make adjustments if necessary. Examples of estimated accrued clinical expenses include:

•	fees paid to CROs in connection with clinical trials;

•	fees paid to investigative sites in connection with clinical trials;

•	fees paid to contract manufacturers in connection with the production of clinical trial materials; and

•	fees paid to vendors in connection with the preclinical development activities.

Cerulean bases its expenses related to clinical trials on Cerulean’s estimates of the services received and efforts expended pursuant to contracts with multiple research institutions and CROs that conduct and manage clinical trials on Cerulean’s behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing the service fees, Cerulean considers the terms of each agreement, the time period over which the services will be performed and the level of effort required to complete the service. If the actual timing of the performance of the services or the level of effort varies from Cerulean’s estimate, Cerulean adjusts the accrual accordingly. Although Cerulean does not expect its estimates to be materially different from amounts actually incurred, Cerulean’s understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in Cerulean reporting amounts that are too high or too low in any particular period. Cerulean has not experienced any significant adjustments to its estimates to date.

Stock-Based Compensation

Cerulean issues stock-based awards to employees and non-employees in the form of stock options. Cerulean applies the fair value recognition provisions of the Financial Accounting Standards Board (“FASB”) Accounting

Standards Codification Topic 718, Compensation-Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees, including grants of employee stock options and modifications to existing stock options, to be recognized in the consolidated statements of operations based on their fair values. Cerulean accounts for stock-based awards to non-employees in accordance with FASB ASC Topic 515-50, Equity-Based Payments to Non-Employees, which requires the fair value of the award to be re-measured at fair value as the award vests. Cerulean recognizes the compensation expense of stock-based awards on a straight-line basis over the vesting period of the award for employees and non-employees. Cerulean has issued performance-based grants where the vesting of the grant is tied to certain milestone performance and, in these cases, the compensation is recognized as expense when the probability of the milestone is met. Compensation expense related to Cerulean’s stock-based awards is subject to a number of estimates, including the estimated volatility and underlying fair value of Cerulean common stock, as well as the estimated life of the awards. Cerulean estimates the fair value of its stock-based awards for recording stock-based compensation expense using the Black-Scholes option pricing model. Determining the appropriate fair value model and calculating the fair value of stock-based awards requires significant judgment and the use of assumptions.

Prior to Cerulean’s initial public offering, Cerulean was a private company with no active public market for its common stock. Therefore, Cerulean periodically determined for financial reporting purposes the estimated per share fair value of Cerulean common stock at various dates using contemporaneous valuations performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. Cerulean performed these contemporaneous valuations as of December 31, 2011, December 1, 2012, September 30, 2013 and December 31, 2013. In conducting the contemporaneous valuations, Cerulean considered all objective and subjective factors that Cerulean believed to be relevant for each valuation conducted, including its best estimate of its business condition, prospects and operating performance at each valuation date.

Since Cerulean’s initial public offering, Cerulean has determined the fair value of Cerulean common stock based on the closing price of Cerulean common stock on The NASDAQ Global Market or The NASDAQ Capital Market, as applicable, on the applicable date of such grant.

Results of Operations

Comparison of Three Months Ended March 31, 2017 and 2016 (Unaudited)

The following table summarizes Cerulean’s consolidated results of operations for the three months ended March 31, 2017 and 2016, together with the changes in those items in dollars and as a percentage (in thousands, except percentages):

	Three Months Ended March 31,		Change
	2017	2016	Dollar	%
Revenue	$1,192	$—	$1,192	—
Operating expenses:
Research and development	4,651	9,770	(5,119)	(52)%
General and administrative	3,587	3,118	469	15%
Gain on sale of asset	(1,500)	—	(1,500)	—

Loss from operations	(5,546)	(12,888)	7,342	(57)%
Total other expense, net	(793)	(654)	(139)	21%

Net loss	$(6,339)	$(13,542)	$7,203	(53)%

Research and development. Research and development expense for the three months ended March 31, 2017 was $4.7 million compared to $9.8 million for the three months ended March 31, 2016, a decrease of $5.1 million, or 52%. The decrease in research and development expenses is primarily attributable to a decrease of $3.9 million in external expenses, $0.9 million in salary and benefits expenses, and $0.3 million in operating supplies and expense. The decrease in external expenses is primarily attributable to a decrease of $2.7 million in chemistry, manufacturing, and controls, or CMC, expenses combined with a decrease of $1.1 million associated with ongoing clinical trials. The decrease in CMC expenses is attributable to the absence of manufacturing activities in the first quarter of 2017 compared to increased activity in the first quarter of 2016 to support then-ongoing and future clinical development. The decrease in clinical trials expenses reflects the decrease in clinical activity as Cerulean winds down clinical operations.

General and administrative. General and administrative expense for the three months ended March 31, 2017, was $3.6 million compared to $3.1 million for the three months ended March 31, 2016, an increase of $0.5 million, or 15%. The increase in general and administrative costs was attributable to an increase in legal expenses of $1.1 million primarily associated with the 2017 Strategic Transactions. The increase in legal expenses was partially offset by a decrease in salary and benefits expenses of $0.4 million, and a decrease in other general and administrative costs of $0.2 million reflecting a reduction in head count and general cost cutting measures.

Gain on sale of asset. Gain on asset sale reflects the proceeds from the sale of the Products to BlueLink for which there was no corresponding value on the balance sheet. Under the BlueLink Asset Purchase Agreement Cerulean sold and assigned to BlueLink all of its right, title and interest in and to the Products. Cerulean also transferred and assigned to BlueLink the accompanying intellectual property rights and know-how to the Products.

Other expense, net. Other expense, net was $0.8 million for the three months ended March 31, 2017 compared to $0.7 million for the three months ended March 31, 2016, an increase of $0.1 million or 21%. For the three months ended March 31, 2017 other expense, net, was primarily interest expense associated with repayment of the Hercules Loan Agreement. Interest expense associated with the repayment of the Hercules Loan Agreement includes $0.2 million interest paid, $0.4 million for the remaining balance accrued for the end of term charge and $0.2 million for the write-off of the unamortized balance of debt discount and deferred financing charges. For the three months ended March 31, 2016 other expense, net, was primarily interest expense associated with the Hercules Loan Agreement, including $0.3 million for the amortization of debt discount and deferred financing costs.

Comparison of the Years Ended December 31, 2016 and 2015

The following table summarizes Cerulean’s consolidated results of operations for the years ended December 31, 2016 and 2015, together with the changes in those items in dollars and as a percentage (in thousands, except percentages):

	Years Ended December 31,		Change
	2016	2015	Dollar	%
Revenue	$766	$—	$766	—
Operating expenses:
Research and development	27,565	25,948	1,617	6%
General and administrative	10,355	11,224	(869)	(8)%

Loss from operations	(37,154)	(37,172)	18	0%
Other expense, net	(2,151)	(2,422)	271	(11)%

Net loss	$(39,305)	$(39,594)	$289	-1%

Revenue. Revenue for the year ended December 31, 2016 was $0.8 million from the recognition of research and development payments under the Novartis collaboration agreement including $0.5 million of upfront fees, which is being recognized as revenue on a straight-line basis over the initial research term, as well as $0.3 million of fees for direct research services. There was no revenue for the year ended December 31, 2015.

Research and development. Research and development expense for the year ended December 31, 2016, was $27.6 million compared to $25.9 million for the year ended December 31, 2015, an increase of $1.6 million, or 6%. The increase was attributable to an increase in costs associated with each of Cerulean’s former clinical programs. The following table summarizes Cerulean’s research and development expense by program for the years ended December 31, 2016 and 2015, together with the change in spending by program in dollars and as a percentage (in thousands, except percentages):

	Years Ended December 31,		Change
	2016	2015	Dollar	%
CRLX101	$19,888	$19,026	$862	5%
CRLX301	4,207	3,466	741	21%
Dynamic Tumor Targeting Platform	2,267	2,103	164	8%
Overhead	1,203	1,353	(150)	(11)%

Total research and development expense	$27,565	$25,948	$1,617	6%

For the year ended December 31, 2016, CRLX101 program expenses increased by $0.9 million, or 5%, to $19.9 million compared to $19.0 million for the year ended December 31, 2015. The increase in CRLX101 program expenses was primarily attributable to CMC, for which costs increased $1.4 million, reflecting increased production and activity to support then-current and future clinical development of CRLX101. Salary and benefits expenses also increased $0.8 million, reflecting increased headcount to support the CRLX101 program and the CRLX101 clinical trials. These increases were partially offset by a decrease of $1.3 million in clinical trial expenses, reflecting a decrease in CRO fees, investigator fees and costs associated with clinical sites and laboratories.

For the year ended December 31, 2016, CRLX301 program expenses increased $0.7 million, or 21%, to $4.2 million compared to $3.5 million for the year ended December 31, 2015. The increase in CRLX301 program expense was attributable to an increase of $0.5 million in clinical trial expenses, consisting primarily of increases in CRO and laboratory costs and an increase of $0.2 million in salary and benefits expenses reflecting increased headcount to support the CRLX301 program and the CRLX301 clinical trials.

Expenses associated with the Platform were $2.3 million for the year ended December 31, 2016, an increase of $0.2 million, or 8%, compared to $2.1 million for the year ended December 31, 2015. The increase was primarily due to increased salary and benefits expenses combined with increases in consulting and external lab costs. Overhead costs decreased $0.2 million, or 11%, to $1.2 million for the year ended December 31, 2016 compared to $1.4 million for the year ended December 31, 2015. The decrease was primarily attributable to a decrease in facility costs.

General and administrative. General and administrative expense for the year ended December 31, 2016, was $10.3 million compared to $11.2 million for the year ended December 31, 2015, a decrease of $0.9 million, or 8%. The decrease in general and administrative costs was primarily due to reduced headcount and cost control measures taken in the second half of 2016.

Other expense, net. Other expense, net, was $2.2 million for the year ended December 31, 2016, a decrease of $0.2 million, or 11%, compared to $2.4 million for the year ended December 31, 2015. For the years ended December 31, 2016 and 2015, other expense, net, was primarily interest expense associated with the Hercules Loan Agreement, including $0.4 million and $0.5 million in each year, respectively, for the amortization of debt discount and deferred financing costs. For the year ended December 31, 2015, interest expense included $0.2 million for the write off of debt discount and deferred financing costs associated with the repayment of the Lighthouse Loan Agreement.

Comparison of the Years Ended December 31, 2015 and 2014

The following table summarizes Cerulean’s consolidated results of operations for the years ended December 31, 2015 and 2014, together with the changes in those items in dollars and as a percentage (in thousands, except percentages):

	Years Ended December 31,		Change
	2015	2014	Dollar	%
Revenue	$—	$80	$(80)	(100)%
Operating expenses:
Research and development	25,948	11,772	14,176	120%
General and administrative	11,224	8,587	2,637	31%

Loss from operations	(37,172)	(20,279)	(16,893)	83%
Other expense, net	(2,422)	(3,063)	641	(21)%

Net loss	$(39,594)	$(23,342)	$(16,252)	70%

Revenue. There was no revenue recorded for the year ended December 31, 2015. For the year ended December 31, 2014, Cerulean recorded revenue of $80,000 from payments it received under two material transfer agreements. Pursuant to the agreements, Cerulean received payments in exchange for providing research services utilizing its proprietary technology. Work under the agreements terminated in 2014.

Research and development. Research and development expense for the year ended December 31, 2015, was $25.9 million compared to $11.8 million for the year ended December 31, 2014, an increase of $14.1 million, or 120%. The increase was primarily attributable to an increase in costs associated with the CRLX101 program. The following table summarizes Cerulean’s research and development expense by program for the years ended December 31, 2015 and 2014, together with the change in spending by program in dollars and as a percentage (in thousands, except percentages):

	Years Ended December 31,		Change
	2015	2014	Dollar	%
CRLX101	$19,026	$7,235	$11,791	163%
CRLX301	3,466	2,446	1,020	42%
Dynamic Tumor Targeting Platform	2,103	1,212	891	74%
Overhead	1,353	879	474	54%

Total research and development expense	$25,948	$11,772	$14,176	120%

For the year ended December 31, 2015, CRLX101 program expenses increased by $11.8 million, or 163%, to $19.0 million compared to $7.2 million for the year ended December 31, 2014. The increase in CRLX101 program expense was primarily attributable to costs associated with Cerulean’s RCC Trial, which was initiated in mid-2014. Additional CRLX101 costs include costs associated with ISTs in addition to costs associated with clinical trials initiated in 2015 including Cerulean’s Phase 1b single-arm, company-sponsored trial of CRLX101 in combination with weekly paclitaxel in patients with relapsed ovarian cancer and Cerulean’s Phase 1 trial exploring a dose-intensive schedule for CRLX101 in patients with advanced solid tumor malignancies. Clinical trial expenses increased $6.5 million reflecting an increase in CRO fees, investigator fees and costs associated with clinical sites and laboratories. Salary and benefits expenses increased $2.0 million and consulting costs increased $0.8 million compared to the prior year to support the CRLX101 development program and the clinical trials. Chemistry, manufacturing and controls costs increased $2.2 million compared to the prior year reflecting increased activity to support clinical development of CRLX101.

For the year ended December 31, 2015, CRLX301 program expenses increased $1.0 million, or 42%, to $3.4 million compared to $2.4 million for the year ended December 31, 2014. The increase in CRLX301 program expenses was primarily due to costs associated with the Phase 1/2a clinical trial that Cerulean initiated in December 2014. CRLX301 clinical trial expenses increased by $0.5 million for the year ended December 31, 2015, compared to the prior year primarily due to CRO fees, costs associated with clinical sites and laboratory costs. Salary and benefits expenses increased $0.5 million and consulting costs increased $0.2 million to support the CRLX301 program development and the clinical trials. The increase in costs associated with the CRLX301 program were partially offset by a milestone fee of $0.3 million paid to Calando Pharmaceuticals, Inc. (“Calando”), upon initiation of the CRLX301 clinical trial in 2014 compared to no milestone fee in 2015.

Expenses associated with Cerulean’s Dynamic Tumor Targeting Platform were $2.1 million for the year ended December 31, 2015, an increase of $0.9 million, or 74%, compared to $1.2 million for the year ended December 31, 2014. The increase is primarily due to increased headcount and lab costs in new discovery research. Overhead costs increased $0.5 million, or 54%, to $1.4 million compared to $0.9 million for the year ended December 31, 2014. The increase was primarily attributable to increases in facility and depreciation costs of $0.2 million, recruiting and employee costs of $0.2 million and other costs of $0.1 million not allocated to programs.

General and administrative. General and administrative expense for the year ended December 31, 2015, was $11.2 million compared to $8.6 million for the year ended December 31, 2014, an increase of $2.6 million, or 31%. The increase in general and administrative costs was attributable to the growth in Cerulean’s corporate infrastructure to support its increased size as well as requirements resulting from Cerulean’s being a public company. Salaries and benefits, including stock-based compensation, increased $2.1 million for the year ended December 31, 2015, compared to the prior year, reflecting increases in finance and accounting, legal and corporate communications staffing. Other general and administrative expenses including professional services and consulting, facility and office expenses, dues and subscriptions, conference and travel expenses increased $0.2 million for the year ended December 31, 2015, compared to the prior year due to Cerulean’s overall growth.

Other expense, net. Other expense, net, for the year ended December 31, 2015, was $2.4 million compared to $3.1 million for the year ended December 31, 2014, a decrease of $0.7 million, or 21%. The decrease in other expense, net, was primarily due to a $2.5 million loss on the conversion of the 2014 Convertible Notes, which was recorded in April 2014. Interest expense was $2.4 million and $1.1 million for the years ended December 31, 2015 and 2014, respectively, an increase of $1.3 million, or 121%. For the year ended December 31, 2015, interest expense included $2.1 million associated with the Hercules Loan Agreement, including $0.5 million for the amortization of debt discount and deferred financing costs, and $0.2 million for the write off of debt discount and deferred financing costs associated with the repayment of the Lighthouse Loan Agreement. Interest expense for the year ended December 31, 2014, included $0.3 million of interest on Cerulean’s convertible notes and $0.6 million of interest and $0.2 million for amortization of debt discount and deferred financing costs associated with the Lighthouse Loan Agreement. Other expense, net, for the year ended December 31, 2014, included a $0.5 million adjustment to the fair value of Cerulean’s outstanding preferred stock warrant liability which was recorded as other income.

Liquidity and Capital Resources

From Cerulean’s incorporation through March 31, 2017, Cerulean raised an aggregate of $236.6 million to fund its operations, of which $84.2 million was from the sale of preferred stock in private placements, $59.9 million was from Cerulean’s initial public offering, $37.2 million was from Cerulean’s follow-on offering in April 2015, $17.3 million was from the sale of convertible promissory notes, $31.0 million was from borrowings under loan and security agreements, $1.0 million was from the private placement of Cerulean common stock to Hercules, $1.0 million was from the initial purchase by Aspire Capital under the ATM and $5.0 million was from the upfront payment under the collaboration agreement with Novartis. As of March 31, 2017, Cerulean had cash and cash equivalents of $12.0 million.

Indebtedness

Hercules Loan Agreement. On January 8, 2015, Cerulean entered into the Hercules Loan Agreement and borrowed $15.0 million from Hercules. Cerulean used a portion of those proceeds to repay Cerulean’s outstanding indebtedness under the Lighthouse Loan Agreement. The Hercules Loan Agreement provided for up to three separate tranches of borrowings, the first of which was funded in the amount of $15.0 million on January 8, 2015. On November 24, 2015, Cerulean drew a second tranche in the amount of $6.0 million.

Cerulean’s indebtedness under the Hercules Loan Agreement was scheduled to mature on July 1, 2018. Each advance under the Hercules Loan Agreement accrued interest at a floating per annum rate equal to the greater of (i) 7.30% or (ii) the sum of 7.30% plus the prime rate minus 5.75%. The Hercules Loan Agreement provided for interest-only payments on a monthly basis until December 31, 2015. Thereafter, payments were payable monthly in equal installments of principal and interest to fully amortize the outstanding principal over the remaining term of the loan, subject to recalculation upon a change in the prime rate. At the end of the loan term (whether at maturity, by prepayment in full or otherwise), Cerulean was required to pay a final end-of-term charge to Hercules in the amount of 6.7% of the aggregate original principal amount advanced by Hercules.

On March 17, 2017, Cerulean agreed with Hercules that Hercules would consent to the sale of assets to BlueLink, pursuant to the BlueLink Asset Purchase Agreement, and that Cerulean would repay Hercules in full. On March 20, 2017, Cerulean paid $12.4 million to Hercules, representing the principal, accrued and unpaid interest, fees, costs and expenses outstanding under the Hercules Loan Agreement in full repayment of Cerulean’s outstanding obligations under the Hercules Loan Agreement which was terminated. There were no prepayment charges associated with the early repayment of the loan.

Lighthouse Loan Agreement. In 2011, Cerulean entered into the Lighthouse Loan Agreement which permitted Cerulean to borrow up to an aggregate principal amount of $10.0 million. Cerulean borrowed $5.0 million in March 2012 and an additional $5.0 million in August 2012. Interest accrued under the Lighthouse Loan Agreement at an annual rate of 8.25%. Cerulean repaid in full its outstanding indebtedness under the Lighthouse Loan Agreement and terminated the agreement on January 8, 2015. There were no prepayment charges associated with the early repayment of the loan.

Aspire ATM. In connection with entry into the ATM, Aspire Capital made an initial $1.0 million investment and Cerulean has not made any other sales to date under the ATM. While Cerulean may be able to make additional sales to Aspire Capital under the ATM, Cerulean has historically not done so because it believed that the prices at which Cerulean would have been able to sell its common stock would have resulted in significant dilution.

Plan of Operations and Future Funding Requirements

Cerulean’s primary uses of capital are compensation and related expenses, clinical trial costs, contract manufacturing services, third-party clinical research and development services, laboratory and related supplies, legal and other regulatory expenses and general overhead costs.

As of March 31, 2017, Cerulean had cash and cash equivalents of $12.0 million. Cerulean had no other sources of significant liquidity in place as of March 31, 2017. As of the date of this proxy statement, based on Cerulean’s 2017 operating plan and its estimates regarding its rate of cash expenditures, including approximately $6 million to $8 million in the three months ended June 30, 2017 for employee salaries and benefits, professional fees, facility and other operating expenses and payments for previously incurred operating expenses, including for clinical trials, Cerulean estimates that its cash and cash equivalents as of June 30, 2017, assuming neither the Novartis Transaction nor the Daré Transaction has closed, will be between $4 million and $6 million. If Cerulean is unable to obtain additional funding on a timely basis, Cerulean may be required to curtail or terminate research activities under Cerulean’s collaboration agreement with Novartis, or to scale back, suspend or terminate

Cerulean’s business operations. In the event that the Daré Transaction does not close, the Cerulean Board may elect to, among other things, dissolve the company and liquidate its assets whether under Title 7 or Title 11 of the Bankruptcy Code or otherwise. If the Cerulean Board decides to dissolve and liquidate its assets, it would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, prior to any distribution to stockholders. There can be no assurances as to the amount or timing of available cash left to distribute to Cerulean’s stockholders, if any, after it pays its debts and other obligations and sets aside funds for reserves. Based on Cerulean’s 2017 operating plan and its estimates as of the date of this proxy statement regarding its rate of cash expenditures and the closing date of the Daré Transaction, Cerulean estimates that its Net Cash (as defined in the Daré Stock Purchase Agreement) at the time of closing the Daré Transaction, which will be used to calculate the ownership interest of the Cerulean stockholders, will be between $3.0 million and $4.5 million if the Novartis Transaction is not consummated and between $9.0 million and $10.5 million if the Novartis Transaction is consummated.

On May 5, 2017, NASDAQ notified Cerulean that it was not in compliance with the $1.00 minimum bid price because the minimum bid price of Cerulean’s common stock fell below $1.00 for 30 consecutive business days. Cerulean was provided an initial period of 180 calendar days, or until November 1, 2017, to regain compliance with the listing requirements. If, at any time before November 1, 2017, the bid price for Cerulean’s common stock closes at $1.00 or more for a minimum of 10 consecutive business days it may be eligible to regain compliance with the minimum bid requirement. Under certain circumstances, NASDAQ could require that the minimum bid price exceed $1.00 for more than ten consecutive business days before determining that Cerulean complies with NASDAQ’s continued listing standards. Cerulean expects that the reverse stock split that is the subject of Proposal 3, if approved, will help Cerulean regain compliance with the listing standards. However, there is no guarantee that Cerulean will be able to continue complying with the minimum bid price rule or other NASDAQ requirements. Further, on May 19, 2017, Cerulean received written notification from NASDAQ that it was not in compliance with the minimum stockholders’ equity standard for continued listing on the NASDAQ Global Market, which requires a company maintain a minimum of $10,000,000 in stockholders’ equity. To resolve this notification Cerulean transferred its securities to the NASDAQ Capital Market. Delisting from NASDAQ could reduce the visibility, liquidity and price of Cerulean’s common stock, and make it more difficult for Cerulean to raise additional capital.

Cerulean’s future capital requirements will depend on many factors, including:

•	whether and when Cerulean is able to consummate the Novartis Transaction and/or the Daré Transaction;

•	the number and development requirements of the NDCs Cerulean or any collaborators pursue;

•	the scope, progress, timing, results and costs of researching and developing NDCs, and conducting preclinical studies and clinical trials;

•	the costs, timing and outcome of regulatory review of NDCs in the United States and abroad;

•	the cost and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any NDCs for which Cerulean or a collaborator receive marketing approval;

•	the revenue, if any, received from commercial sales of any NDCs for which Cerulean or a collaborator receive marketing approval;

•	Cerulean’s ability to establish and maintain strategic partnerships, licensing or other arrangements and the financial terms of such agreements;

•	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing Cerulean’s intellectual property rights and defending any intellectual property-related claims;

•	the extent to which Cerulean acquires or in-licenses other medicines and technology;

•	Cerulean’s headcount growth and associated costs; and

•	the costs of operating as a public company.

Identifying potential NDCs and conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and Cerulean may never generate the necessary data or results required to obtain regulatory approval and achieve product sales. In addition, Cerulean’s NDCs, if approved, may not achieve commercial success. Until such time, if ever, as Cerulean can generate substantial product revenues, Cerulean expects to finance its cash needs through a combination of equity offerings, debt financings and revenue from collaboration arrangements. To the extent that Cerulean raises additional capital through the future sale of equity or debt, the ownership interest of Cerulean’s stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of Cerulean’s existing common stockholders. If Cerulean raises additional funds through collaboration arrangements in the future, Cerulean may have to relinquish valuable rights to its technologies, future revenue streams or product candidates or grant licenses on terms that may not be favorable to Cerulean. If Cerulean is unable to raise additional funds through equity or debt financings when needed, Cerulean may be required to delay, limit, reduce or terminate any product development or future commercialization efforts or grant rights to develop and market product candidates that Cerulean would otherwise prefer to develop and market itself.

Cash Flows

The following table sets forth the primary sources and uses of cash for each period set forth below (in thousands):

	Years Ended December 31,			Three Months Ended March 31,
	2016	2015	2014	2017	2016
Net cash used in operating activities	$(33,536)	$(31,915)	$(19,061)	$(10,000)	$(13,260)
Net cash provided by (used in) investing activities	(418)	(484)	(185)	1,500	(242)
Net cash provided by (used in) financing activities	(7,004)	57,133	64,932	(14,422)	(1,891)

Net increase (decrease) in cash and cash equivalents	$(40,958)	$24,734	$45,686	$(22,922)	$(15,393)

Net Cash Used in Operating Activities

The net use of cash in all periods resulted primarily from Cerulean’s net losses adjusted for non-cash charges and changes in components of working capital.

During the three months ended March 31, 2017, cash used in operating activities consisted of Cerulean’s net loss of $6.3 million, net cash used in changes in Cerulean’s operating assets and liabilities of $3.2 million and the non-cash adjustment for the gain on sale of asset of $1.5 million, partially offset by net non-cash charges of $1.0 million. Cerulean’s net non-cash charges during the period consisted primarily of stock-based compensation expense and amortization of debt discount and deferred financing costs offset by deferred revenue. Cash used in changes in Cerulean’s operating assets and liabilities consisted of a decrease in accounts payable and accrued expenses of $1.9 million and an increase in accounts receivable and prepaid expenses of $1.3 million.

During the three months ended March 31, 2016, cash used in operating activities consisted of Cerulean’s net loss of $13.5 million and net cash used in changes in Cerulean’s operating assets and liabilities of $0.8 million. Cerulean’s net non-cash charges during the period consisted primarily of stock-based compensation expense. Cash used in changes in Cerulean’s operating assets and liabilities consisted of a net decrease in accounts payable and accrued expenses of $0.6 million, and an increase in accounts receivable, prepaid expenses and other current assets of $0.2 million.

During the year ended December 31, 2016, cash used in operating activities consisted of Cerulean’s net loss of $39.3 million and net cash used in changes in Cerulean’s operating assets and liabilities of $2.3 million, partially offset by deferred revenue of $4.5 million and net non-cash charges of $3.6 million. Cerulean’s net non-cash charges during the period consisted primarily of stock-based compensation expense. Cash used in changes in Cerulean’s operating assets and liabilities consisted primarily of a decrease in accounts payable and accrued expenses of $1.9 million, and an increase in accounts receivable, prepaid expenses and other current assets of $0.4 million.

During the year ended December 31, 2015, cash used in operating activities consisted of Cerulean’s net loss of $39.6 million partially offset by net non-cash charges of $3.3 million and net cash provided by changes in Cerulean’s operating assets and liabilities of $4.4 million. Cerulean’s net non-cash charges during the period consisted primarily of stock-based compensation expense of $2.4 million and amortization of debt discount and deferred financing costs of $0.7 million. Cash provided by changes in Cerulean’s operating assets and liabilities consisted primarily of an increase in accounts payable and accrued expenses of $4.1 million, and a decrease in accounts receivable, prepaid expenses and other current assets of $0.3 million.

During the year ended December 31, 2014, cash used in operating activities consisted of Cerulean’s net loss of $23.3 million partially offset by net non-cash charges of $3.2 million and net cash provided by changes in Cerulean’s operating assets and liabilities of $1.1 million. Cerulean’s net non-cash charges during the period consisted primarily of a charge for a loss on extinguishment of debt of $2.5 million and stock-based compensation expense of $0.9 million partially offset by change in carry value of preferred stock warrant liability of $0.5 million. Cash provided by changes in Cerulean’s operating assets and liabilities consisted primarily of an increase in accounts payable and accrued expenses of $1.8 million, partially offset by an increase in accounts receivable, prepaid expenses and other current assets of $0.7 million.

Net Cash Used in Investing Activities

During the three months ended March 31, 2017, net cash provided by investing activities was attributable to proceeds of $1.5 million from the sale of assets under the BlueLink Asset Purchase Agreement.

During the three months ended March 31, 2016, net cash used in investing activities was primarily attributable to purchases of property and equipment of $0.4 million partially offset by cash proceeds of $0.1 million from a decrease in restricted cash used to collateralize a stand-by letter of credit issued as a security deposit on Cerulean’s former facility lease.

During the year ended December 31, 2016, net cash used in investing activities was primarily attributable to purchases of property and equipment of $0.5 million partially offset by cash proceeds of $0.1 million from a decrease in restricted cash used to collateralize a stand-by letter of credit issued as a security deposit on Cerulean’s former facility lease.

During the year ended December 31, 2015, net cash used in investing activities was primarily attributable to purchases of property and equipment of $0.3 million combined with an increase in restricted cash of $0.2 million to collateralize a stand-by letter of credit issued as a security deposit on Cerulean’s new facility lease.

During the year ended December 31, 2014, net cash used in investing activities was primarily attributable to purchases of property and equipment of $0.2 million.

Net Cash Provided by Financing Activities

During the three months ended March 31, 2017, net cash used in financing activities was primarily attributable to principal payments of $13.1 million reflecting payment in full of the principal balance and $1.4 million for the end of term charge due under the Hercules loan Agreement.

During the three months ended March 31, 2016, net cash used in financing activities was primarily attributable to principal payments of $1.9 million under the Hercules Loan Agreement.

During the year ended December 31, 2016, net cash used in financing activities was primarily attributable to principal payments of $7.9 million under the Hercules Loan Agreement partially offset by proceeds from the sale of common stock to Aspire Capital of $0.8 million, net of offering costs, and the sale of common stock under Cerulean’s employee stock purchase plan of $0.1 million.

During the year ended December 31, 2015, net cash provided by financing activities was primarily due to net proceeds of $37.2 million from Cerulean’s follow-on offering in April 2015, proceeds of $21.0 million from Cerulean’s borrowings under the Hercules Loan Agreement, proceeds of $1.0 million from the sale of Cerulean’s common stock in a private placement to Hercules and proceeds of $1.6 million from the exercise of stock options. Net cash provided by financing activities was reduced by $3.3 million to repay in full amounts due under the Lighthouse Loan Agreement and cash paid for debt issuance costs of $0.4 million.

During the year ended December 31, 2014, net cash provided by financing activities was primarily due to net proceeds of $59.9 million from Cerulean’s initial public offering and proceeds of $8.5 million from the sale of convertible promissory notes. Net cash provided by financing activities was reduced by payments of $3.3 million under the Lighthouse Loan Agreement and cash paid for debt issuance costs of $0.2 million.

Contractual Obligations and Contingent Liabilities

The following summarizes Cerulean’s significant contractual obligations as of December 31, 2016 (in thousands):

	Payments Due by Period ($)
Contractual Obligations	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Operating Lease Obligations(1)	$2,494	$738	$1,616	$140	—
Debt Obligations(2)	$15,194	$9,215	$5,979	—	—

(1)	Represents minimum future lease payments under Cerulean’s non-cancellable operating lease. The minimum lease payments above do not include any related common area maintenance charges or real estate taxes. In May 2017, Cerulean paid approximately $427,000 to its landlord to terminate its facility lease.
(2)	Consists of payment obligations for principal and interest to Hercules under the Hercules Loan Agreement. As of December 31, 2016, Cerulean had $13.1 million in outstanding borrowings under the debt facility, bearing interest at 7.3% with a one-time final payment of 6.7% of the original principal amount of $21.0 million due on July 1, 2018. In March 2017, Cerulean paid $12.4 million to Hercules, representing the principal, accrued and unpaid interest, fees, costs and expenses outstanding under the Hercules Loan Agreement in repayment in full of Cerulean’s outstanding obligations under the Hercules Loan Agreement and the Hercules Loan Agreement was terminated.

Milestone and royalty payments associated with Cerulean’s license agreements have not been included in the above table of contractual obligations as Cerulean cannot reasonably estimate if or when they will occur. In June 2009, Cerulean entered into two agreements with Calando, the CRLX101 Agreement and the Platform Agreement, each of which Cerulean subsequently amended. Possible future payments under Cerulean’s intellectual property agreements will be borne by BlueLink, with respect to CRLX101 and CRLX301, and/or by Novartis, if the Novartis Transaction is consummated and include the following:

•	Under the CRLX101 Agreement, Calando could receive: (1) milestone payments in an aggregate amount of up to $32.8 million upon the achievement of certain development, regulatory and commercial milestones, (2) tiered royalty payments ranging from low- to mid-single digits, as a percentage of worldwide net sales, based on sales of CRLX101 and (3) a percentage, ranging from the low- to mid-double digits, of any licensing or sublicensing income received from the license or sublicense of CRLX101.

•	Under the Platform Agreement, Cerulean paid to Calando in January 2015 a $0.3 million clinical development milestone following the initiation of Cerulean’s Phase 1/2a clinical trial of CRLX301 in

December 2014. In addition, under the Platform Agreement, Calando could receive: (1) additional milestone payments in an aggregate amount of up to approximately $18.0 million to Calando upon the achievement of certain regulatory and commercial milestones, (2) tiered royalty payments ranging from low- to mid-single digits, as a percentage of worldwide net sales, based on sales of CRLX301 and (3) a percentage, in the low-double digits, of any licensing or sublicensing income received from the license or sublicense of CRLX301.

The contractual obligations table does not include potential payments that may be required under manufacturing and CRO agreements as the timing of when these payments will actually be made is uncertain and the payments are contingent upon the initiation and completion of future activities.

In addition, the contractual obligations table does not include certain amounts that are conditionally owed to certain executives. On March 19, 2017, Cerulean entered into retention agreements with certain executive officers. These retention agreements supersede the provisions of such executive officers’ employment agreements and retention letters with Cerulean providing for post-separation benefits, and provide for certain lump sum payments ranging from 6 to 18 months of salary, plus health and dental insurance coverage, while also providing the covered executives with a cash bonus upon completion of a change in control. Under the terms of the retention agreements, Cerulean may be required to pay up to approximately $1.8 million.

Off-Balance Sheet Arrangements

Cerulean did not have during the periods presented, and Cerulean does not currently have, any off-balance sheet arrangements, as defined under applicable SEC rules.

Recent Accounting Pronouncements

In November 2016, the FASB issued Accounting Standards Update 2016-18, “Statement of Cash Flows—Restricted Cash (Topic 230)”. This new standard requires companies to include amounts generally described as restricted cash and restricted cash equivalents in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This guidance is effective for annual and interim reporting periods beginning after December 15, 2017, and required retrospective application. Cerulean is currently evaluating the effect this standard will have on Cerulean’s consolidated financial statements and related disclosures.

In August 2016, the FASB issued Accounting Standards Update 2016-15, “Statement of Cash Flows (Topic 230)” (“ASU 2016-15”). ASU 2016-15 provides guidance to clarify how cash payments for debt prepayment or debt extinguishment costs are to be classified in the statement of cash flows. The standard is effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years and requires retrospective application. Cerulean is currently evaluating the effect this standard will have on Cerulean’s consolidated financial statements and related disclosures.

In March 2016, the FASB issued Accounting Standards Update 2016-09, “Compensation—Stock Compensation (Topic 718)” (“ASU 2016-09”). ASU 2016-09 is intended to simplify various aspects of how share-based payments are accounted for and presented in financial statements. The standard is effective prospectively for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016, with early adoption permitted. For amendments that are to be applied on a modified retrospective basis, a cumulative-effect adjustment will be calculated on the first day of the fiscal year of adoption, which will be recorded in retained earnings. Cerulean has early adopted ASU 2016-09 for its quarter ended December 31, 2016. As a result of Cerulean’s adoption of ASU 2016-09, Cerulean will track option deductions in its net operating loss deferred tax asset on a modified retrospective basis, and have included the option deductions in the December 31, 2016 deferred tax assets. In addition, Cerulean’s policy has been to estimate forfeitures as of the grant date. Cerulean will continue to maintain the policy to estimate forfeiture as of the grant date in the future.

The gross deferred tax asset and valuation allowance as of December 31, 2016, increased $163,000 as a result of the cumulative effect of adoption of ASU 2016-09. The adoption of ASU 2016-09 did not have a material impact on Cerulean’s financial statements for the year ended and as of December 31, 2016.

In February 2016, the FASB issued Accounting Standards Update 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), which provides new accounting guidance on leases. ASU 2016-02 requires lessees to recognize leases on their balance sheets, and leaves lessor accounting largely unchanged. The amendments in ASU 2016-02 are effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early application is permitted for all entities. ASU 2016-02 requires a modified retrospective approach for all leases existing at, or entered into after, the date of initial application, with an option to elect to use certain transition relief. Cerulean is currently evaluating the impact of this new standard on Cerulean’s consolidated financial statements and related disclosures.

In August 2014, the FASB issued Accounting Standards Update 2014-15, “Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 requires management to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern and provide related disclosures. ASU 2014-15 is effective for annual and interim reporting periods beginning January 1, 2017 and is not expected to have a material impact on Cerulean’s consolidated financial statements.

In May 2014, the FASB issued Accounting Standards Update 2014-09 (ASC 606), “Revenue from Contracts with Customers” (“ASU 2015-09”), which affects any entity that either enters into contracts with customers to transfer goods and services or enters into contracts for the transfer of nonfinancial assets. In August 2015, the FASB issued Accounting Standards Update 2015-14, “Revenue from Contracts with Customers” which defers the effective date of ASU 2014-09 for all entities by one year. ASU 2014-09, which has been codified with the Accounting Standards Codification as Topic 606, is now effective for public companies for annual reporting periods beginning after December 15, 2017, including interim periods within those reporting periods. ASC 606 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. In addition, ASC 606 provides guidance on accounting for certain revenue-related costs including, but not limited to, when to capitalize costs associated with obtaining and fulfilling a contract. ASC 606 provides companies with two implementation methods. Companies can choose to apply the standard retrospectively to each prior reporting period presented (full retrospective application) or retrospectively with the cumulative effect of initially applying the standard as an adjustment to the opening balance of retained earnings of the annual reporting period that includes the date of initial application (modified retrospective application). Since ASU 2014-09 was issued, several additional Accounting Standards Updates have been issued and incorporated within ASC 606 to clarify various elements of the guidance. Cerulean plans to adopt this guidance on January 1, 2018. Cerulean has not yet determined whether it will utilize the full retrospective or the modified retrospective adoption method and continues to evaluate the impact that adoption will have on Cerulean’s consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT CERULEAN’S MARKET RISK

Cerulean is exposed to market risk related to changes in interest rates. As of March 31, 2017, Cerulean had cash and cash equivalents, including restricted cash, of $12.0 million, consisting primarily of investments in money market funds and certificates of deposit. Cerulean’s primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates, particularly because Cerulean’s investments are in cash and cash equivalents. Due to the short-term duration of Cerulean’s investment portfolio and the low risk profile of its investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of Cerulean’s investment portfolio.

DARÉ’S MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with Daré’s financial statements and accompanying notes appearing elsewhere in this proxy statement. This Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Statement Regarding Forward-Looking Information,” beginning on page 71 of this proxy statement, for additional factors relating to such statements, and see “Risks Related to the Daré Business” beginning on page 47 of this proxy statement, for a discussion of certain risk factors applicable to Daré’s business, financial condition and results of operations. Operating results are not necessarily indicative of results that may occur in future periods.

Overview

Daré is a development stage healthcare company committed to the development and commercialization of innovative products in women’s reproductive health. Daré intends to seek product candidates that expand options, improve outcomes and are easy to use. Daré’s first product candidate is Ovaprene®, a non-hormonal contraceptive intravaginal ring intended to provide protection over multiple weeks of use and requiring no intervention at the time of intercourse. If approved, Ovaprene® would represent a new category of birth control.

Since Daré’s inception in 2015, Daré has evaluated many potential product candidates in women’s reproductive health for potential licensing opportunities, many of which have proof-of-concept human data, phase 2 and 3 clinical trial data or regulatory approval for distribution outside of the United States. While Daré’s intention is to build a portfolio of candidates, the business, planning, capital raising and general and administrative activities to date have primarily been in support of Ovaprene®. Daré incurred option fees related to the license of Ovaprene® from ADVA-Tec, Inc. (“ADVA-Tec”), owner of the Ovaprene® technology and related rights, of $400,000 during the year ended December 31, 2016. Daré anticipates that a significant portion of operating expenses will continue to be related to advancing the clinical development of Ovaprene® and to expanding its portfolio of product candidates. Daré will require additional capital to advance Ovaprene® and to acquire or license the rights to other potential product candidates.

On March 19, 2017, Daré signed an agreement for a license from ADVA-Tec (the “ADVA-Tec Agreement”) for the exclusive right to develop and commercialize Ovaprene® for human contraceptive use worldwide that becomes effective once the initial funding called for by the ADVA-Tec Agreement is secured. The license will become effective after Daré has secured initial funding of at least $1.25 million which Daré anticipates will be satisfied by the consummation of its proposed transaction with Cerulean, assuming Cerulean has at least $1.25 million in cash at the time of closing of the Daré Transaction. ADVA-Tec and its affiliates own issued patents or patent applications covering Ovaprene®, and control proprietary trade secrets covering the manufacture of Ovaprene®. As of the date of this proxy statement, this patent portfolio includes 12 issued patents worldwide, along with 8 patent applications, all of which in accordance with the terms of the ADVA-Tec Agreement would be exclusively licensed to Daré. Daré also has a right of first negotiation to license these patents and patent applications for purposes of additional indications for Ovaprene®. Under the ADVA-Tec Agreement, ADVA-Tec will conduct certain research and development work as necessary to allow Daré to seek a PMA from the FDA, and will supply Daré with its requirements of Ovaprene® for clinical and commercial use on commercially reasonable terms.

Under the ADVA-Tec Agreement, Daré is required to make payments of up to $14.6 million in the aggregate to ADVA-Tec based on achievement of specified development and regulatory milestones, including completion of a successful PCT Study (as defined in the ADVA-Tec Agreement); approval by the FDA to commence the Phase 3 pivotal human clinical trial; successful completion of the Phase 3 pivotal human clinical trial; the FDA’s acceptance of the filing of a PMA for Ovaprene®; the FDA’s approval of the PMA for

Ovaprene®; CE Marking of Ovaprene® in at least three designated European countries; obtaining regulatory approval in at least three designated European countries; and obtaining regulatory approval in Japan. In addition, after the commercial launch of Ovaprene®, Daré is also required to make royalty payments to ADVA-Tec based on aggregate annual net sales of Ovaprene® in specified regions, which percentage royalty rate will vary between 1% and 10% and will increase based on various net sales thresholds. Finally, Daré is also required to make up to $20 million in the aggregate in commercial milestone payments to ADVA-Tec upon reaching certain worldwide net sales milestones.

Daré is obligated to use commercially reasonable efforts to develop and commercialize Ovaprene®, and must meet certain minimum spending amounts per year, such amounts totaling $5 million in the aggregate over the first three years, and $2.5 million per year thereafter, until a final PMA is filed, or until the first commercial sale of Ovaprene®, whichever occurs first.

The ADVA-Tec license continues on a country-by-country basis until the later of the life of the licensed patents or Daré’s last commercial sale of Ovaprene®, and the ADVA-Tec Agreement includes customary termination rights for both parties, and provides Daré the right to terminate with or without cause in whole or on a country-by-country basis upon 60 days prior written notice. In addition, ADVA-Tec may terminate the ADVA-Tec Agreement if Daré fails to do any of the following: (i) satisfy the annual spending obligation described above, (ii) fail to use commercially reasonable efforts to complete all necessary pre-clinical and clinical studies required to support and submit a PMA, (iii) fail to conduct clinical trials as set forth in the development plan that is agreed by Daré and ADVA-Tec, and as may be modified by a joint research committee, where such failure is not caused by events outside of Daré’s reasonable control, or (iv) fail to enroll a patient in the first non-significant risk medical device study or clinical trial as allowed by an institutional review board within six months of the production and release of Ovaprene®, where non-enrollment is not caused by events outside of Daré’s reasonable control. In addition, ADVA-Tec may terminate the ADVA-Tec Agreement if Daré develops or commercializes any non-hormonal ring-based vaginal contraceptive device which is deemed competitive to Ovaprene® or, in certain limited circumstances, if Daré fails to commercialize Ovaprene® in certain designated countries within three years of the first commercial sale of Ovaprene®. Finally, if Daré is unable to secure the initial funding required by the ADVA-Tec Agreement by September 15, 2017, the ADVA-Tec Agreement automatically terminates and no license becomes effective. Other than its rights under the ADVA-Tec Agreement, Daré does not have any patents or any other material intellectual property assets or licenses.

Daré has and will continue to employ a virtual company model that relies heavily on external consultants and advisors and that uses equity in lieu of, or in combination with, cash compensation when possible. Management believes this approach is cost-effective and enables Daré to create a team with appropriate skill sets and expertise for each development program. Daré has funded operations primarily through the sale of convertible promissory notes as well as issuance of common stock and options to management in lieu of cash compensation. As of March 31, 2017 and December 31, 2016, Daré had convertible promissory notes in principal amount of $797,500 and $697,500 outstanding, respectively, and accrued and unpaid interest of $60,462 and $45,057, respectively. As of March 31, 2017 and December 31, 2016, respectively, Daré had $94,018 and $44,614 in cash and cash equivalents.

Daré has not generated any revenue to date and has never been profitable. Daré incurred a net loss of $672,687 and $55,148 for the year ended December 31, 2016 and the period from May 28, 2015 through December 31, 2015, respectively. Daré incurred a net loss of $243,364 and $359,155 for the three months ended March 31, 2017 and March 31, 2016, respectively. Substantially all of Daré’s resources are currently dedicated to advancing Ovaprene®. Daré expects to incur increased expenses and higher operating losses for the foreseeable future as Daré commences a postcoital test (PCT) clinical trial of Ovaprene® during 2017, works with ADVA-Tec pursuant to a joint development plan for Ovaprene®, and expands the portfolio of product candidates through potential license agreements. Should the first study be successful, Daré will require significant additional capital to conduct a pivotal clinical trial for Ovaprene® and to comply with the many other requirements needed to apply for U.S. regulatory approval.

Daré does not own any manufacturing facilities and will rely on third party manufactures for all aspects of the manufacture of Ovaprene®. Daré will continue to invest in the manufacturing process for Ovaprene® through the development plan with ADVA-Tec.

On March 19, 2017, Daré amended the terms of outstanding convertible promissory notes to, among other things, provide for a change in conversion rights, as described in further detail below under the heading “—Liquidity and Capital Resources.”

On March 19, 2017, Daré and holders of capital stock and securities convertible into capital stock of Daré entered into the Daré Stock Purchase Agreement with Cerulean. Upon closing, Daré will assume the excess cash remaining after Cerulean winds down its business, which includes terminating existing agreements, contracts and leases, paying severance and bonuses due to executives and employees, and selling off the technology assets related to its business for cash. While the level of cash remaining cannot be predicted with certainty, the terms of the Stock Purchase Agreement provide higher ownership interests to Cerulean shareholders if Cerulean has more cash at the closing, provided that the ownership interests to the Cerulean shareholders may not exceed 49%. The Daré Transaction and the sale of Cerulean’s technology assets pursuant to the Novartis Transaction must both be approved by Cerulean shareholders. The Daré Stock Purchase Agreement contains certain termination rights for both parties, and further provides that upon termination under specified circumstances, Daré may be required to pay Cerulean a termination fee of $450,000, or Cerulean may be required to pay Daré a termination fee of $300,000. Present and future holders of convertible promissory notes of Daré are or will be a party to the Daré Stock Purchase Agreement.

If the Daré Transaction closes, Daré will incur additional costs as a public company. Accordingly, Daré will need additional financing to support continuing operations and potential acquisitions of licensing or other rights for product candidates in addition to Ovaprene®. Daré will seek to fund its operations through public or private equity or debt financings or other sources, which may include collaborations with third parties. Adequate additional financing may not be available to Daré on acceptable terms, or at all. Daré can make no assurances that it will be able to raise the cash needed to fund the development of Ovaprene®, potential other product candidates and the operating expenses. See further discussion in “Funding Requirements and Other Liquidity Matters” below.

Financial Operations Overview

Revenue

To date, Daré has not generated any revenue. In the future, Daré may generate revenue from product sales, license fees, milestone payments, fees from marketing arrangements, royalties from product sales and proceeds from the sale or license of its product candidates. Daré’s ability to generate revenue and become profitable depends on Daré’s ability to successfully advance Ovaprene® and to identify and develop the rights in any additional product candidates that may be licensed or acquired in the future. If Daré fails to advance the development of Ovaprene® or any other product candidates, or to identify or acquire such product candidates, in a timely and cost-efficient manner, the ability to generate future revenue will be adversely affected, and the results of operations and financial position will be weakened.

Research and Development Expenses

Since inception, Daré has used most of its resources to obtain the product rights to Ovaprene® and to prepare for the PCT clinical trial of Ovaprene®. In the future, Daré’s research and development expenses will consist primarily of expenses incurred for the development of Ovaprene® and any other future product candidates. These expenses may include:

•	expenses incurred under agreements with CROs and investigative sites that conduct the clinical trials and preclinical studies;

•	costs of developing and manufacturing clinical trial materials for Ovaprene® or any other product candidates;

•	costs associated with research, development, and regulatory activities and manufacturing processes conducted by Daré or its partners under development agreements; and

•	employee-related expenses, including salaries, benefits, travel and stock-based compensation expenses.

Research and development costs are expensed as incurred. Costs for certain development activities, such as clinical trials, are recognized based on an evaluation of the progress to completion of specific tasks using data such as subject enrollment, clinical site activations or information provided by third party vendors.

Research and development activities are a critical part Daré’s business model. Product candidates in later stages of clinical development generally have higher costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. The majority of Daré’s past expenses have been and planned expenses will be to support the clinical advancement of Ovaprene®. Daré expects to incur significant research and development expenses for the foreseeable future as they initiate clinical trials and continue the validation of processes and protocols.

It is difficult to determine with any level of certainty the duration and completion costs of the planned or future clinical trials of Ovaprene® and any other potential product candidates. The duration and costs of clinical trials associated with the development of Ovaprene® will depend on a variety of factors, including but not limited to, the rates of patient enrollment, drop-out rates, timely availability of clinical supplies, potential new FDA requirements, and CRO costs. A change in any of these variables could mean a significant change in the costs and timing associated with the development of Ovaprene®. Similar types of variables will apply to any new product candidate that may be acquired and advanced in the future.

Daré may never succeed in advancing Ovaprene® or any of its other future product candidates.

General and Administrative Expenses

General and administrative expenses consist principally of salaries and related costs of executives and other personnel including insurance, stock-based compensation and travel expenses. Other general and administrative expenses include consulting and accounting services, professional fees for legal and patent review, insurance and rent. Selling expenses are expected to commence when Ovaprene® or any other future product candidates receive regulatory approval, or when their approval appears likely, and include the cost of all activities to support a product launch, including selling, promoting and delivering the product. Selling, general and administrative expenses are expensed as incurred.

For the year ended December 31, 2016 and the period from May 28, 2015 through December 31, 2015, respectively, general and administrative expenses were approximately $272,687 and $55,148. For the three months ended March 31, 2017 and March 31, 2016, respectively, general and administrative expenses were approximately $243,364 and $109,155. Daré anticipates that general and administrative expenses will increase in the future with the continued research and development activities of Ovaprene® and any other future product candidates acquired or to which rights are licensed. Selling expenses would occur when any of Ovaprene® or any future product candidates approach commercial launch.

On March 19, 2017, Daré entered into the Daré Stock Purchase Agreement. Subject to the achievement of the closing conditions relating to the transaction, including the approval by Cerulean’s stockholders, Daré will become the wholly owned subsidiary, and, upon consummation of the Novartis Transaction, the primary business unit, of a public company. Daré’s general and administrative costs will increase as a public company in light of expanded legal and accounting services, stock registration and printing fees, new personnel to support compliance and communication needs, increased insurance premiums, outside consultants and investor relations.

Expenses related to the License of Product Candidates

Since inception, Daré has used most of its resources to obtain the product rights to Ovaprene®. The majority of the expenses incurred have consisted of option fees paid to ADVA-Tec for the right of exclusive negotiation for the Ovaprene® license. For the year ended December 31, 2016, such option fees were $400,000. For the three months ended March 31, 2017 and March 31, 2016, respectively, option fees for the right of exclusive negotiation were $0 and $250,000, respectively.

Critical Accounting Policies and Significant Judgments and Estimates

The discussion and analysis of Daré’s financial condition and results of operations are based on Daré’s financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires Daré to make significant estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosures. On an ongoing basis, Daré’s actual results may differ significantly from estimates.

Daré’s significant accounting policies are described in more detail in the notes to the financial statements appearing elsewhere in this proxy. Daré believes the following accounting policies to be most critical to the judgments and estimates used in the preparation of its financial statements.

Basis of presentation: The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which contemplate continuation of Daré as a going concern. Daré reported a net loss of $672,687 and $55,148 for the year ended December 31, 2016 and the period from May 28, 2015 through December 31, 2015, respectively. Daré incurred a net loss of $243,364 and $359,155 for the three months ended March 31, 2017 and March 31, 2016, respectively. Daré believes that cash provided by additional debt or equity financings from new and existing investors will be required to enable achievement of its objectives. The accompanying financial statements do not include any adjustments that might be necessary if Daré is unable to continue as a going concern.

Use of estimates: The preparation of financial statements requires the management of Daré to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the fair value of stock-based compensation. Actual results could differ from those estimates and could materially affect the reported amounts of assets, liabilities and future operating results.

Cash and cash equivalents: Daré considers cash and all highly liquid debt instruments with an original maturity of three months or less to be cash and cash equivalents. Daré maintains cash accounts primarily in one financial institution. Accounts at this bank are insured by the Federal Deposit Insurance Corporation. Daré’s accounts at this institution do not exceed federally insured limits at March 31, 2017.

Stock-based compensation: Daré records compensation expense for all stock-based awards granted based on the fair value of the award at the time of grant.

Income taxes: Daré accounts for income taxes using the asset and liability method in accordance with Accounting Standards Codification, or ASC, 740, Income taxes. Under this method deferred income taxes are provided to reflect the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Daré follows the two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. Daré considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments. At March 31, 2017, Daré did not record any liabilities for uncertain tax positions.

Daré has significant operating losses, does not expect to pay any income taxes for 2017 and as such no income tax provision has been made. Daré evaluated its tax positions and concluded that it had taken no uncertain tax positions that require adjustment to the financial statements. The tax years 2015 to 2016 remain open to examination by federal and state taxing authorities.

Fair Value of Financial Instruments: Certain assets and liabilities are carried at fair value in accordance with ASC 820, Fair Value Measurement. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. A fair value hierarchy is based on three levels of inputs which are used to measure fair value, of which the first two levels are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Observable inputs (other than Level 1 quoted prices) such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

Daré’s instruments that are carried at fair value are cash equivalents, accounts payable and accrued interest. The carrying values of accounts payable and accrued interest approximate their fair value due to the short-term nature of these assets and liabilities.

Recent accounting pronouncements:

On May 28, 2014, the FASB issued ASU 2014-09, Revenue From Contracts With Customers, which impacts the way in which some entities recognize revenue for certain types of transactions. The new standard will become effective beginning in 2019 for private companies. Daré is currently assessing the potential impact of this accounting standard and the effect it might have on revenue recognition policy upon adoption.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. The new standard is effective for fiscal years beginning after December 15, 2019, with early adoption permitted. Daré is currently assessing the potential impact of this accounting standard and the effect it might have on its financial statements.

Results of Operations

Comparison of Year Ended December 31, 2016 and period from May 28, 2015 (inception) to December 31, 2015

	Year ended December 31, 2016	Period from May 28, 2015 (inception) through December 31, 2015
Operating expenses:
General and Administrative expenses	$272,687	$55,148
License expenses	400,000	—

Total operating expenses	672,687	55,148

Operating Loss	(672,687)	(55,148)

Net Loss	$(672,687)	$(55,148)

Operating expenses. From May 28, 2015 (inception) to December 31, 2015 Daré incurred general and administrative expenses of $55,148. These expenses primarily reflect legal costs incurred in connection with corporate formation and an offering of convertible promissory notes on December 5, 2015. The remaining expenses represent consultant fees and travel costs. Daré’s operating expenses resulted in a net loss of $55,148 for the period ending December 31, 2015.

Operating expenses increased by $617,541 to $672,687 for the full year ended December 31, 2016. This increase was due to $400,000 in option fees that were paid to extend an exclusive period to negotiate and enter into the Ovaprene® technology license. The remaining expenses of $272,687 primarily represent legal expenses, consultant fees, travel expenses and accrued interest on the convertible notes. Daré’s operating expenses resulted in a net loss of $672,687 for the period ended December 31, 2016.

Comparison of three months ended March 31, 2017 and March 31, 2016 (unaudited)

	Three months ended March 31,
	2017	2016
Operating expenses:
General and Administrative expenses	$243,364	$109,155
License expenses	—	250,000

Total operating expenses	243,364	359,155

Operating Loss	(243,364)	(359,155)

Net Loss	$(243,364)	$(359,155)

Operating expenses. During the three months ended March 31, 2016, Daré incurred general and administrative expenses of $109,155. These expenses primarily reflect legal expenses, consultant fees, travel expenses and accrued interest on the convertible notes. In addition, Daré paid an option fee of $250,000 during the three months ended March 31, 2016 to extend Daré’s exclusive period to negotiate and enter into the Ovaprene® technology license. Total operating expenses resulted in a net loss of $359,155 for the three months ended March 31, 2016.

During the three months ended March 31, 2017, Daré incurred general and administrative expenses of $243,364 comprised of legal expenses, consultant fees, audit fees, travel expenses and accrued interest on the convertible notes. Operating expenses decreased from $359,155 during the three months ended March 31, 2016 to $243,364 during the three months ended March 31, 2017 as higher general and administrative expenses were offset by the absence of any option payments. The net loss declined $115,791 from $359,155 for the three months ended March 31, 2016 to $243,364 during the three months ended March 31, 2017.

Liquidity and Capital Resources

Since Daré’s inception Daré has funded operations through the sale of convertible debt. On December 4, 2015, Daré issued convertible promissory notes in the aggregate principal amount of $500,000. The convertible promissory notes accrue interest at a rate of 8% per annum, are convertible into Daré’s next preferred stock financing round and are payable following the delivery of a demand by the holders of a majority in interest of the outstanding principal (including the outstanding principal amount under the convertible promissory notes issued on or after November 18, 2016, as described further below) on or after December 4, 2017. In the event of a preferred stock financing, all outstanding principal and unpaid interest under the convertible promissory notes will convert into the shares of Daré’s preferred stock issued in such financing at the price per share paid by the purchasers of such shares and an additional number of shares equal to 15% to 25% of the outstanding principal and unpaid interest based on the amount of time that has passed between the issuance of the convertible promissory notes and the closing of such preferred stock financing.

During the week of November 18, 2016, Daré issued additional convertible promissory notes, and amended the terms of certain of the outstanding convertible promissory notes held by persons who purchased additional convertible promissory notes on or after November 18, 2016. These convertible promissory notes (including the convertible promissory notes issued in December 2015 and amended in connection with the sale of additional convertible promissory notes in November 2016) accrue interest at a rate of 8% per annum, are convertible into Daré’s next preferred stock financing round and are payable following the delivery of a demand by the holders of a majority in interest of the outstanding principal (including the outstanding principal amount under the convertible promissory notes issued in December 2015) on or after December 4, 2017. In the event of a preferred stock financing, all outstanding principal and unpaid interest under the convertible promissory notes (including the amended convertible promissory notes originally issued in December 2015) will convert into the shares of Daré’s preferred stock issued in such financing at the price per share paid by the purchasers of such shares and an additional number of shares equal to 40% of the outstanding principal and unpaid interest. In addition, in the event of a change of control in which the convertible promissory notes (including the amended convertible promissory notes originally issued in December 2015) are repaid, the holders of such notes are entitled to receive 2 to 5 times the amount of the principal based on the proceeds payable to Daré or Daré’s stockholders in connection with such change of control. During the week of November 18, 2016 Daré issued convertible promissory notes in the aggregate principal amount of $197,500 and amended the terms of prior notes in the aggregate principal amount of $275,000 to correspond with the terms of such additional convertible promissory notes. On February 17, 2017 Daré issued an additional convertible promissory note in the principal amount of $100,000.

In connection with the Daré Transaction, described in further detail below, all outstanding convertible promissory notes issued prior to March 31, 2017 were further amended to provide that such notes will convert into shares of Daré common stock at a price per share of $0.18727 (subject to stock splits, combinations and similar events) effective as of immediately prior to the closing of the Daré Transaction and that the Daré Transaction would not constitute a change of control, including for purposes of the repayment premium described above. The number of shares of common stock issuable upon conversion of the convertible promissory notes issued prior to March 31, 2017 will be equal to the outstanding principal amount plus accrued interest through March 31, 2017 divided by $0.18727 (subject to stock splits, combinations and similar events) plus, in the case of the convertible promissory notes issued in December 2015, 25% of the principal amount divided by $0.18727 (subject to stock splits, combinations and similar events), and, in the case of the convertible promissory notes issued on or after November 18, 2016 (including certain of the amended convertible promissory notes originally issued in December 2015 the holders of which also participated in the November 2016 note offering), 40% of the principal amount divided by $0.18727 (subject to stock splits, combinations and similar events).

Between April 1, 2017 and June 6, 2017 Daré issued additional convertible promissory notes in the aggregate principal amount of $55,000 pursuant to a new note purchase agreement. One note in the principal amount of $20,000 was issued on May 31, 2017 and two notes in the aggregate principal amount of $35,000 were issued during the first week of June. The new note purchase agreement provides for one or more additional closings through the earlier to occur of September 28, 2017 and the date on which the Company’s stockholders approve the Daré Transaction, and limits the aggregate principal amount of the convertible promissory notes issued thereunder to $2.0 million. The convertible promissory notes issued pursuant to the May 31, 2017 note purchase agreement bear an annual interest rate of 8% and will automatically convert immediately prior to closing of the transaction into the number of shares of Daré’s common stock equal to 120% of the original principal amount of each such note divided by $0.38. The interest on such notes will not convert into shares of Daré’s common stock. In addition, the holders of such notes issued pursuant to the new note purchase agreement are entitled to convert the value of any then outstanding notes plus unpaid and accrued interest plus an additional 20% of the principal amount of their notes into Qualified and Non-Qualified Equity Financings (with such terms having the same meaning as in the December 2015 note purchase agreement) at the price paid by investors in the Qualified and Non-Qualified Equity Financings. Each purchaser of notes pursuant to the new note purchase agreement also executed and delivered a counterpart signature page to the Daré Stock Purchase Agreement with Cerulean.

Daré had cash and cash equivalents totaling $44,614 at December 31, 2016 and $94,018 at March 31, 2017. Daré invests cash equivalents in highly liquid, interest-bearing investment-grade and government securities in order to preserve principal. Daré’s rate of cash burn is directly tied to efforts supporting the advancement of Ovaprene®. Daré’s current cash balances are insufficient to finance the expected clinical development activities and associated overhead costs of Ovaprene®. Daré is in the process of seeking additional funding, which may be through the sale of additional convertible promissory notes on substantially the same terms as its existing convertible promissory notes.

Daré cannot predict whether the Daré Transaction and the Novartis Transaction will be approved by Cerulean shareholders and, if approved, the level of cash that will remain at the close. In addition, the terms of the Daré Stock Purchase Agreement provide that the number of shares of Cerulean common stock that will be issued to Daré Stockholders will, subject to certain caps, increase (or decrease) based upon the amount of Cerulean’s and Daré’s net cash five business days prior to the closing of the Daré Transaction. These variables result in uncertainty regarding the ownership interest of Daré Stockholders in Cerulean as well as the total number of shares of common stock to be outstanding following the close of the Daré Transaction.

Subsequent Events

On April 18, 2017, Daré entered into a Consulting Agreement with Hallmark Capital Partners, LLC (“Hallmark”) pursuant to which Hallmark agreed to provide consulting services relating to debt and/or private equity capital funding to Daré in exchange for the issuance of a warrant exercisable for 175,000 shares of Daré’s common stock. The warrant has an exercise price of $0.01 per share and vests over a period of thirteen months.

Funding Requirements and Other Liquidity Matters

Daré expects to continue to incur significant expenses and growing operating losses for the foreseeable future. Daré anticipates that expenses will increase substantially if and as Daré:

•	commences the clinical development of Ovaprene®;

•	potentially acquires or licenses the product, technology, distribution and other rights to other product candidates;

•	becomes a public company; and

•	adds personnel or consultants to assist with product development efforts, operational issues, financial and management information systems, and future commercialization efforts.

Based on Daré’s current business plan, Daré expects that it will need between $2.0 to $2.5 million to cover the expenses and related overhead to complete the PCT clinical trial of Ovaprene®, and if the Daré Transaction closes, it will need to cover the additional costs associated with being a public company. Daré will need to raise additional cash proceeds through the sale of notes and/or equity or complete the Daré Transaction in order to fund the development and related overhead costs. Daré’s cost estimate is based on assumptions that may prove to be inaccurate. There are numerous variables and uncertainties associated with the development costs and timeline for the clinical advancement of Ovaprene®, and as such, actual expenses could be significantly higher. In order to license or acquire additional product candidates, Daré will need to raise additional funds beyond those identified for Ovaprene®.

Daré’s potential funding sources include debt financings, equity offerings, Small Business Innovation Research (SBIR) grants, collaborations, and strategic alliances and arrangements with pharmaceutical partners. Daré does not have any committed external source of funds. To the extent that Daré raises additional capital through the sale of equity or convertible debt securities, the ownership interest of Daré Stockholders will be diluted, and the terms of these securities may include terms that adversely affect Daré’s common stockholders. Debt financing, if available, may include restrictive covenants that limit the ability of Daré to take specific actions, make capital expenditures or broaden the portfolio.

If Daré is unable to raise additional funds when needed, Daré may be required to delay, limit, reduce or terminate the product development of Ovaprene® or forgo the acquisition of other potential future product candidates.

Contractual Obligations and Commitments

The terms of Daré’s convertible promissory notes, including the convertible promissory notes issued pursuant to a new note purchase agreement dated May 31, 2017, mature and become due and payable with accrued interest following demand by a majority in interest of the outstanding principal thereunder which may be delivered at any time on or after December 4, 2017 if they are not converted or repaid sooner. On March 19, 2017, Daré and all holders of outstanding Daré convertible promissory notes entered into the Daré Stock Purchase Agreement with Cerulean under which Daré Stockholders will be issued, in exchange for the shares of Daré common stock held by them (including shares issuable upon conversion of the convertible promissory notes described above), shares of common stock of Cerulean constituting a majority of the outstanding shares of Cerulean following such issuance. Present and future holders of convertible promissory notes issued pursuant to the new note purchase agreement are or will be a party to the Daré Stock Purchase Agreement as Daré Stockholders.

Off-Balance Sheet Arrangements

During the periods presented, Daré did not have, and Daré currently does not have, any off-balance sheet arrangements, as defined under SEC rules, such as relationships with unconsolidated entities or financial partnerships, which are often referred to as structured finance or special purpose entities, established for the purpose of facilitating financing transactions that are not required to be reflected on the balance sheets.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT DARÉ’S MARKET RISK

Daré is exposed to market risks in the ordinary course of business. Market risk is the risk of change in fair value of a financial instrument due to changes in interest rates, equity prices, financing, exchange rates or other factors. These market risks are principally limited to interest rate fluctuations.

The primary objective of Daré’s investment activities is to preserve principal and liquidity while maximizing income without significantly increasing risk. Daré does not enter into investments for trading or speculative purposes. Due to the short-term nature of the investment portfolio, Daré does not believe an immediate 10.0% increase in interest rates would have a material effect on the fair market value of Daré’s portfolio, and accordingly does not expect operating results or cash flows to be materially affected by a sudden change in market interest rates.

EXECUTIVE OFFICERS AND DIRECTORS FOLLOWING

THE DARÉ TRANSACTION

Executive Officers and Directors

Termination of Current Executive Officers of Cerulean

The employment of the current executive officers of Cerulean is expected to be terminated upon or prior to the consummation of the Daré Transaction. However, if necessary, certain executive officers may provide transitional services to the combined company following the consummation of the Daré Transaction.

Executive Officers and Directors of the Combined Company Following the Consummation of the Daré Transaction

The Daré Stock Purchase Agreement provides that promptly after closing of the Daré Transaction, Cerulean shall take all action necessary to cause the persons identified by Daré to be appointed as executive officers or directors, as applicable, of Cerulean. The combined company’s board of directors will initially be fixed at five members, consisting of (i) three members designated by Daré: Roger Hawley as Chairman, Sabrina Martucci Johnson and Robin Steele and (ii) two board members designated by Cerulean: William H. Rastetter and Susan L. Kelley. The staggered structure of the current Cerulean Board will remain in place for the combined company following the consummation of the Daré Transaction.

The following table lists the names and ages as of May 31, 2017, and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon consummation of the Daré Transaction:

Name	Age	Position(s)
Executive Officers
Sabrina Martucci Johnson	50	Director, President and Chief Executive Officer, Secretary
Lisa Walters-Hoffert	58	Chief Financial Officer

Non-Employee Directors
Roger Hawley	64	Chairman of the Board
Susan L. Kelley, M.D.	62	Director
William H. Rastetter, Ph.D.	69	Director
Robin Steele	61	Director

Sabrina Martucci Johnson. Ms. Johnson founded Daré and has served as its President, Chief Executive Officer, Secretary and a member of the Board of Directors since its inception. Ms. Johnson is a life sciences executive committed to advancing improvements in women’s healthcare. Prior to founding Daré, Ms. Johnson was President of WomanCare Global Trading, a specialty pharmaceutical company in female reproductive healthcare with commercial product distribution in over 100 countries, from October of 2014 to May of 2015. Before serving as President of WomanCare Global Trading, Ms. Johnson provided financial consulting services to the WomanCare Global family of companies, including the for-profit Trading division as well as the United Kingdom-based non-profit division, from November of 2012 to July of 2013, when she joined full time as WomanCare’s Chief Financial Officer and Chief Operating Officer until becoming President of the Trading division. In addition, Ms. Johnson served as Chief Operating Officer and Chief Financial Officer of Cypress Bioscience, Inc. until its sale in 2010. Ms. Johnson also held marketing and sales positions with Advanced Tissue Sciences and Clonetics Corporation. She began her career in the biotechnology industry as a research scientist with Baxter Healthcare, Hyland Division, working on their recombinant factor VIII program.

Ms. Johnson currently serves on the YWCA of San Diego County Board of Directors as President, PPPSW Board of Directors as Treasurer, Athena San Diego Board of Directors as Vice Chair, Tulane University School

of Science & Engineering Board of Advisors, University of California San Diego (UCSD) Librarian’s Advisory Board as Chair and Project Concern International Audit Committee. Sabrina is also Co-President of Women Give San Diego, which funds non-profit organizations serving women and girls in San Diego.

Ms. Johnson has a Masters of International Management degree with honors from the American Graduate School of International Management (Thunderbird), a MSc. in Biochemical Engineering from the University of London, University College London and a BSc. in Biomedical Engineering from Tulane University, where she graduated magna cum laude. Cerulean believes that Ms. Johnson is qualified to serve as the combined company’s Chief Executive Officer and as a member of the combined company’s board of directors due to her leadership experience in life sciences, women’s reproductive healthcare, development and commercial distribution of healthcare products, capital raises, and her experience as an officer in life sciences and women’s reproductive healthcare non-profit and for profit companies, including publicly traded companies.

Lisa Walters-Hoffert. Ms. Walters-Hoffert has served as Chief Business Officer of Daré since its inception in 2015, and currently serves as Chief Financial Officer, a role she has served since March of 2017. During the 25 years prior to joining the team, Ms. Walters-Hoffert was an investment banker focused primarily on raising equity capital for, and providing advisory services to, small-cap public companies. Ms. Walters-Hoffert worked for Roth Capital Partners, an investment banking firm focused on providing investment banking services to such companies, from 2003 until January of 2015, where she most recently served as Managing Director in the Investment Banking Division, overseeing the firm’s San Diego office and its activities with respect to medical device, diagnostic and specialty pharma companies. At Roth Capital Partners, Ms. Walters-Hoffert trained and managed transaction deal teams and was responsible for the oversight of all aspects of transactions, including due diligence, internal communications with sales forces and external communications with institutional investors, among others. Ms. Walters-Hoffert has held various positions in the corporate finance and investment banking divisions of Citicorp Securities in San José, Costa Rica and Oppenheimer & Co, Inc. in New York City, New York.

Ms. Walters-Hoffert has served as a member of the Board of Directors of the San Diego Venture Group, as Chair of the UCSD Librarian’s Advisory Board and is currently Chair of the Board of Planned Parenthood of the Pacific Southwest. Ms. Walters-Hoffert graduated from Duke University with a BS in Management Sciences, magna cum laude.

Non-Employee Directors

Roger Hawley. Mr. Hawley has served as Chairman of the Board of Directors of Daré since its inception in 2015. Mr. Hawley is an experienced pharmaceutical executive and director with more than 25 years of industry experience. He has held senior management roles in both private start-up companies as well as small to mid-sized public companies. His senior level experience includes executive management, finance and accounting, sales and marketing. During his career, Mr. Hawley was a member of the board of directors of two previously publicly-traded biopharmaceutical companies and has served in various executive positions involving commercial operations, partnership management, sales and corporate finance.

From 1976 to 1987, Mr. Hawley held various financial management positions with Marathon Oil Company, including serving four years in London, England, at which time he was a certified treasury manager and a certified public accountant. From 1987 to 2001, Mr. Hawley held a broad range of management positions in commercial operations, alliance/partnership management, and regional/national sales and corporate finance at Glaxo/Glaxo Wellcome/GSK. His last position at GSK in 2001 was Vice President of Sales, CNS/GI Division. From 2001 to 2002, Mr. Hawley served as General Manager & Vice President of Sales and Marketing at Elan Pharmaceuticals in San Diego, and from 2002 to 2003, Mr. Hawley was the Chief Commercial Officer at Prometheus Laboratories Inc., a specialty pharmaceutical and diagnostics company. From 2003 to 2006, he served as Executive Vice President of Commercial and Technical Operations for InterMune, Inc., a biopharmaceutical company focused on therapies in hepatology and pulmonology. Mr. Hawley has also served as a member of the board of directors of Cypress Bioscience (2007-2010) and Targeted Genetics (2006-2010), both previously publicly-traded pharmaceutical companies, as well as Alios BioPharma, Inc., a biopharmaceutical company that was acquired by Johnson & Johnson in 2014. Prior to joining Daré, Mr. Hawley also co-founded Zogenix, Inc., a pharmaceutical company that develops and commercializes therapies for central nervous system disorders, where he has been a member of the board of directors since August 2006 and served as Chief Executive Officer from August 2006 to April 2015. Cerulean believes that Mr. Hawley is qualified to serve as a member of the combined company’s board of directors due to his experience in the biotechnology industry, his broad leadership experience with several public and private biotechnology companies and his experience with financial matters.

Susan L. Kelley, M.D. Dr. Kelley has served as a member of the Cerulean Board since October 2014. Dr. Kelley has been developing drugs in oncology and immunology for over 25 years. She served as Chief Medical Officer of the Multiple Myeloma Research Consortium and its sister organization, the Multiple Myeloma Research Foundation from 2008 to 2011. Previously, Dr. Kelley held positions of increasing responsibility at Bayer Healthcare Pharmaceuticals and Bayer-Schering Pharma, including Vice President, Global Clinical Development and Therapeutic Area Head—Oncology, where she led the Bayer team responsible for the development and worldwide regulatory approval of Nexavar® (sorafenib), including a renal cell carcinoma indication. Prior to joining Bayer, she worked at Bristol-Myers Squibb in Oncology and Immunology drug development where she held positions of increasing responsibility, ultimately serving as Executive Director, Oncology Clinical Research, at the Bristol-Myers Squibb Pharmaceutical Research Institute. She was a Fellow in Medical Oncology and Clinical Fellow in Medicine at Dana-Farber Cancer Institute, Harvard Medical School, and a Fellow in Medical Oncology and Pharmacology at Yale University School of Medicine, where she also served as a Clinical Assistant Professor of Medicine. Dr. Kelley served on the board of directors of Alchemia Pty Ltd, a publicly traded biopharmaceutical company, from 2013 to 2015. Dr. Kelley currently serves as a member of the board of directors of ArQule, Inc., an oncology-focused biotechnology company, and Immune Design Corp., an immunotherapy company. Dr. Kelley received her M.D. from Duke University School of Medicine. Cerulean believes that Dr. Kelley is qualified to serve on the combined company’s board of directors due to her experience in life sciences and clinical development and her experience as a director of life sciences companies.

William H. Rastetter, Ph.D. Dr. Rastetter has served as a member of the Cerulean Board since January 2014 and as lead independent director since April 2014. He is a Co-Founder of Receptos, Inc., a biopharmaceutical company, where he previously held the roles of Acting Chief Executive Officer from 2009 to 2010, and Director and Chairman of the board of directors from 2009 to 2015. Dr. Rastetter also served on the board of Illumina, Inc., a public genomic technology company, from 1998 until January 2016, serving as chairman and a member of the compensation committee during his tenure. Dr. Rastetter also served as a Partner at the venture capital firm of Venrock Associates from 2006 to 2013. Prior to his tenure with Venrock, Dr. Rastetter was Executive Chairman of Biogen Idec Inc. He was previously Chairman and Chief Executive Officer of Idec Pharmaceuticals, and prior to Idec, he was Director of Corporate Ventures at Genentech, Inc. and served as well in a scientific capacity at Genentech. Dr. Rastetter also serves as the Chairman of the board of directors of publicly traded life sciences companies, Neurocrine Biosciences, Inc., and Fate Therapeutics, Inc. and as a member of the board of directors of Regulus Therapeutics, Inc. and Grail Bio. Dr. Rastetter has held various faculty positions at the Massachusetts Institute of Technology and Harvard University and is an Alfred P. Sloan Fellow. Dr. Rastetter holds a B.S. from the Massachusetts Institute of Technology and received his M.A. and Ph.D. from Harvard University. Cerulean believes that Dr. Rastetter is qualified to serve on the combined company’s board of directors due to his extensive experience in the biotechnology industry, his broad leadership experience with several public and private biotechnology companies, and his experience with financial matters.

Robin Steele, J.D., LL.M. Ms. Steele served as an advisor to Daré since its inception in 2015 and will join the combined company’s board of directors upon approval by the Cerulean stockholders. Ms. Steele previously served as Senior Vice President, General Counsel and Secretary of InterMune, Inc., a publicly traded biopharmaceutical company, from 2004 to 2014. Prior to her tenure with InterMune, Ms. Steele served as Vice President of Legal Affairs for North America for Elan Pharmaceuticals, a publicly traded pharmaceutical company, from 1998 to 2003. Ms. Steele currently serves on the board of directors of Alveo Technologies, a privately held medical diagnostics company. Ms. Steele has previously served as a member of the board of directors of Alios Biopharma and Targanta Therapeutics, both of which were biotechnology companies focused on the research and development of therapeutic compounds prior to their respective acquisitions. Ms. Steele received a B.A. from the University of Colorado, a J.D. from the University of California, Hastings College of the Law, and an LL.M. in Taxation from New York University School of Law. Cerulean believes that Ms. Steele is qualified to serve on the combined company’s board of directors due to her expertise in legal matters, her prior experience as general counsel of a public company and her involvement with a number of private biotechnology companies.

In accordance with Cerulean’s certificate of incorporation and by-laws, the Cerulean Board is divided into three classes, with one class of Cerulean’s directors standing for election each year, for a three-year term.

The director classes for Cerulean are currently as follows:

•	Class I directors (term ending in 2018): Christopher D.T. Guiffre, Susan L. Kelley and Stuart A. Arbuckle;

•	Class II directors (term ending in 2019): Alan L. Crane, David R. Parkinson and David R. Walt; and

•	Class III director (term ending in 2017): Paul A. Friedman, William T. McKee and William H. Rastetter.

The combined company’s board of directors will initially be fixed at five members, consisting of (i) three members designated by Daré: Roger Hawley as Chairman, Sabrina Martucci Johnson and Robin Steele and (ii) two board members designated by Cerulean: William H. Rastetter and Susan L. Kelley.

It is anticipated that these directors will be appointed to the three staggered director classes of the combined company’s board of directors as follows:

•	Class I directors (term ending 2018): Susan L. Kelley;

•	Class II directors (term ending 2019): William H. Rastetter and Robin J. Steele; and

•	Class III directors (term ending 2020): Sabrina Martucci Johnson and Roger L. Hawley.

Family Relationships

There are no family relationships among any of the current Cerulean directors and executive officers, and there are no family relationships among any of the proposed combined company directors and officers. There are no arrangements or understandings with another person under which the directors and executive officers of the combined company was or is to be selected as a director or executive officer. Additionally, no director or executive officer of the combined company is involved in legal proceedings which require disclosure under Item 401 of Regulation S-K.

Director Independence

Rule 5605 of the NASDAQ Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent, that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members also satisfy heightened independence requirements contained in the NASDAQ Listing Rules as well as Rule 10C-1 under the Exchange Act.

Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of the Cerulean Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

When determining the independence of the members of Cerulean’s compensation committee under the heightened independence requirements contained in the NASDAQ Listing Rules and Rule 10C-1, the Cerulean Board is required to consider all factors specifically relevant to determining whether a director has a relationship with Cerulean that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of that director, including any consulting, advisory or other compensatory fee paid by Cerulean to that director; and (2) whether that director is affiliated with Cerulean or any of its subsidiaries or affiliates.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the Cerulean Board believes that each of the directors of the combined company, with the exception of Ms. Johnson, will be an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules following the consummation of the Daré Transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CERULEAN

The following table sets forth information, to the extent known by Cerulean or ascertainable from public filings, with respect to the beneficial ownership of Cerulean’s common stock as of June 9, 2017 by:

•	each person, or group of affiliated persons, who is known by Cerulean to beneficially own more than 5% of Cerulean common stock;

•	each of Cerulean’s current directors;

•	each of Cerulean’s named executive officers; and

•	all of Cerulean’s current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to Cerulean’s common stock. Shares of Cerulean’s common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of June 9, 2017 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of Cerulean common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Cerulean Pharma Inc., 35 Gatehouse Drive, Waltham, MA 02451.

The percentage ownership calculations for beneficial ownership as of June 9, 2017 are based on 29,031,728 shares of common stock outstanding as of June 9, 2017. The percentage of shares beneficially owned upon the closing of the Daré Transaction assumes a further 31,093,591 shares of Cerulean common stock expected to be issued at the closing of the Daré Transaction, based on current expectations regarding Cerulean’s and Daré’s net cash five business days prior to the closing of the Daré Transaction, and assuming stockholder approval of the Novartis Asset Sale Proposal and consummation of the Novartis Transaction. Beneficial ownership representing less than one percent of Cerulean’s outstanding common stock is denoted with an “*.”

Name	Number of Shares Beneficially Owned	Percentage Owned as of June 9, 2017	Percentage Owned Upon Closing of the Daré Transaction
5% Stockholders
Entities affiliated with Polaris Partners(1)	4,694,538	16.2%	7.8%
Entities affiliated with Venrock(2)	3,015,017	10.4%	5.0%
Entities affiliated with CVF, LLC(3)	2,601,387	9.0%	4.3%
Executive Officers and Directors
Christopher D. T. Guiffre(4)	575,244	1.9%	*
Adrian Senderowicz(5)	257,144	*	*
Scott Eliasof, Ph.D.(6)	258,965	*	*
Stuart A. Arbuckle(7)	47,770	*	*
Alan L. Crane(8)	4,894,301	16.8%	8.1%
Paul A. Friedman, M.D.(9)	171,819	*	*
Susan L. Kelley, M.D.(10)	45,666	*	*
William T. McKee(11)	56,418	*	*
David R. Parkinson, M.D.(12)	74,154	*	*
William H. Rastetter, Ph.D.(13)	156,039	*	*
David R. Walt, Ph.D.(14)	221,033	*	*
All directors and executive officers as a group (13 persons)(15)	6,978,050	22.6%	11.3%

1)	Consists of (a) 1,405,750 shares of common stock held by Polaris Venture Partners IV, LP (“Polaris IV”), (b) 26,351 shares of common stock held by Polaris Ventures Partners Entrepreneurs’ Fund IV, LP (“Polaris EFund IV”), (c) 3,148,044 shares of common stock held by Polaris Venture Partners V, LP (“Polaris V”), (d) 61,353 shares of common stock held by Polaris Venture Partners Entrepreneurs’ Fund V, LP (“Polaris EFund V”), (e) 21,562 shares of common stock held by Polaris Ventures Partners Founders’ Fund V, LP (“Polaris FFund V”), and (f) 31,478 shares of common stock held by Polaris Venture Partners Special Founders’ Fund V, LP (“Polaris SFFund V” and together with Polaris IV, Polaris EFund IV, Polaris V, Polaris EFund V and Polaris FFund V, the “Polaris Funds”). Each of the Polaris Funds has the sole voting and investment power with respect to the shares directly held by it. The general partner of each of Polaris IV and Polaris EFund IV is Polaris Venture Management Co. IV, LLC (“Polaris Management IV”). The general partner of each of Polaris V, Polaris EFund V, Polaris FFund V and Polaris SFFund V is Polaris Venture Management Co. V, LLC (“Polaris Management V”). Each of Polaris Management IV and Polaris Management V may be deemed to have sole voting and investment power with respect to the shares held by the Polaris Funds of which they are general partner, and each of Polaris Management IV and Polaris Management V disclaim beneficial ownership of all the shares held by such Polaris Funds except to the extent of their proportionate pecuniary interests therein. North Star Venture Management 2000, LLC (“North Star”) directly or indirectly provides investment advisory services to various venture capital funds, including the Polaris Funds. The members of North Star (the “Management Members”) are also members of Polaris Management IV and Polaris Management V, and as such, they may be deemed to share voting and investment power over the shares held by the Polaris Funds. The Management Members disclaim beneficial ownership of such shares, except to the extent of their proportionate pecuniary interest therein. Alan L. Crane, one of Cerulean’s directors, has an assignee interest in Polaris Management IV and Polaris Management V. To the extent that he is deemed to share voting and investment powers with respect to the shares held by the Polaris Funds, Mr. Crane disclaims beneficial ownership of all the shares held by the Polaris Funds except to the extent of his proportionate pecuniary interest therein. The mailing address of the beneficial owner is c/o Polaris Venture Partners, One Marina Park Drive, 10th Floor, Boston, MA 02210.
2)	Consists of (a) 2,720,455 shares of common stock held by Venrock Associates V, LP (“VA5”), (b) 230,647 shares of common stock held by Venrock Partners V, LP (“VP5”), and (c) 63,915 shares of common stock held by Venrock Entrepreneurs V, LP (“VE5” and collectively with VA5 and VP5, the “Venrock Funds”). Venrock Management V, LLC (“VM5”), Venrock Partners Management V, LLC (“VPM5”) and VEF Management V, LLC (“VEFM5”) are the sole general partners of VA5, VP5 and VEF5, respectively, and may be deemed to own the shares held by the Venrock Funds. VM5, VPM5 and VEFM5 disclaim beneficial ownership of all the shares held by the Venrock Funds except to the extent of their proportionate pecuniary interest therein. The mailing address of the beneficial owner is 3340 Hillview Ave., Palo Alto, CA 94304.
3)	Richard H. Robb, manager of CVF, LLC, exercises voting and investment power with respect to shares held by CVF, LLC. Mr. Robb disclaims beneficial ownership of all shares held by CVF, LLC except to the extent of his pecuniary interest therein. The mailing address of the beneficial owner is 222 N. LaSalle Street, Suite 2000, Chicago, IL 60601.
4)	Consists of (a) 12,489 shares of common stock and (b) 562,755 of shares of common stock issuable upon the exercise of options exercisable within 60 days after June 9, 2017.
5)	Consists of shares of common stock issuable upon the exercise of options exercisable within 60 days after June 9, 2017.
6)	Consists of (a) 100 shares of common stock and (b) 258,865 of shares of common stock issuable upon the exercise of options exercisable within 60 days after June 9, 2017.
7)	Consists of (a) 13,104 shares of common stock and (b) 34,666 of shares of common stock issuable upon the exercise of options exercisable within 60 days after June 9, 2017.
8)	Consists of (a) the shares described in note (1) above, (b) 105,101 shares of common stock and (c) 64,232 shares of common stock issuable upon the exercise of options exercisable within 60 days after June 9, 2017.
9)	Consists of (a) 18,819 shares of common stock and (b) 153,000 of shares of common stock issuable upon the exercise of options exercisable within 60 days after June 9, 2017.

10)	Consists of shares of common stock issuable upon the exercise of options exercisable within 60 days after June 9, 2017.
11)	Consists of (a) 3,418 shares of common stock and (b) 53,000 of shares of common stock issuable upon the exercise of options exercisable within 60 days after June 9, 2017.
12)	Consists of (a) 28,488 shares of common stock and (b) 45,666 of shares of common stock issuable upon the exercise of options exercisable within 60 days after June 9, 2017.
13)	Consists of (a) 103,039 shares of common stock and (b) 53,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after June 9, 2017. William H. Rastetter holds the aforementioned shares jointly as community property with his wife.
14)	Consists of (a) 193,700 shares of common stock and (b) 27,333 of shares of common stock issuable upon the exercise of options exercisable within 60 days after June 9, 2017.
15)	Consists of (a) 5,203,226 shares of common stock and (b) 1,774,824 shares of common stock issuable upon the exercise of options exercisable within 60 days after June 9, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF DARÉ

As of May 31, 2017, there were approximately 9,100,000 shares of Daré common stock issued and outstanding with approximately six (6) holders of record.

The table below sets forth, as of May 31, 2017, information regarding beneficial ownership of Daré common stock, by the following:

•	each person, or group of affiliated persons, who is known by Daré to beneficially own 5% or more of any class of Daré voting securities;

•	each Daré director;

•	each Daré named executive officer; and

•	all current Daré directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership generally includes voting or dispositive power of a security and includes shares underlying options or other securities convertible into Daré common stock that are currently exercisable or exercisable within 60 days of May 31, 2017. This table is based on information supplied by Daré officers, directors and principal stockholders. Except as otherwise indicated, the beneficial owners of Daré common stock listed below have sole investment and voting power with respect to their shares, except where community property laws may apply.

Percentage of ownership is based on 9,100,000 shares of Daré common stock outstanding on May 31, 2017. Unless otherwise indicated, shares subject to warrants, options or securities otherwise convertible into shares of Daré common stock that are exercisable within 60 days of May 31, 2017 are deemed to be outstanding and beneficially owned by the person holding such securities for the purpose of computing percentage ownership of that person, but the shares are not treated as outstanding for the purpose of computing the ownership percentage of any other person.

Unless otherwise indicated in the table, the address of each of the individuals named below is: c/o Daré Bioscience, Inc., 10210 Campus Point Drive, Suite 150, San Diego, CA 92121.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percentage of Common Stock
Directors and Executive Officers
Sabrina Martucci Johnson(1)	4,739,295	48.2%
Lisa Walters-Hoffert(2)	2,184,823	23.5%
Roger L. Hawley(3)	2,449,190	23.0%
All directors and executive officers as a group (3 persons)(4)	9,373,308	81.0%
Other 5% Stockholders
The Walters Family Trust Dated January 15, 2009	2,000,000	22.0%
Robin J. Steele Trust DTD 1/30/2015(5)	1,212,685	11.8%
Edward F. Kessig(6)	606,342	6.3%
Blatt Family Trust, Dated August 24, 2014(7)	754,465	7.7%

(1)	Consists of (i) 4,000,000 shares held by the Vincent S. Johnson and Sabrina M. Johnson Family Trust Dated February 4, 2005 and (ii) 739,295 shares the Vincent S. Johnson and Sabrina M. Johnson Family Trust Dated February 4, 2005 has the right to acquire within 60 days of May 31, 2017, upon the conversion of certain outstanding convertible promissory notes which will occur automatically immediately prior to the consummation of the Daré Transaction. Sabrina Martucci Johnson is a trustee of the Vincent S. Johnson and Sabrina M. Johnson Family Trust Dated February 4, 2005.
(2)

Consists of (i) 2,000,000 shares held by the Lisa Walters-Hoffert Survivor’s Trust dated October 31, 2002 and (ii) 184,823 shares the Lisa Walters-Hoffert Survivor’s Trust dated October 31, 2002 has the right to acquire within 60 days of May 31, 2017, upon the conversion of certain outstanding convertible promissory notes which will occur automatically immediately prior to the consummation of the Daré Transaction. Lisa Walters-Hoffert is the trustee of the Lisa Walters-Hoffert Survivor’s Trust dated October 31, 2002.
(3)	Consists of (i) 900,000 shares held by Roger L. Hawley, (ii) 33,333 shares Roger L. Hawley has the right to acquire within 60 days of May 31, 2017, upon the exercise of options and (iii) 1,515,857 shares The Hawley Family Trust dated October 22, 2004 has the right to acquire within 60 days of May 31, 2017, upon the conversion of certain outstanding convertible promissory notes which will occur automatically immediately prior to the consummation of the Daré Transaction. Roger L. Hawley is a trustee of The Hawley Family Trust dated October 22, 2004.
(4)	Consists of (i) 6,900,000 shares, (ii) 2,439,975 shares issuable upon the conversion of certain outstanding convertible promissory notes which will occur automatically immediately prior to the consummation of the Daré Transaction and (iii) 33,333 shares issuable upon the exercise of options exercisable within 60 days of May 31, 2017.
(5)	Consists of 1,212,685 shares the Robin J. Steele Trust DTD 1/30/2015 has the right to acquire within 60 days of May 31, 2017, upon the conversion of certain outstanding convertible promissory notes which will occur automatically immediately prior to the consummation of the Daré Transaction. Robin J. Steele is the trustee of the Robin J. Steele Trust DTD 1/30/2015.
(6)	Represents shares Edward F. Kessig has the right to acquire within 60 days of May 31, 2017, upon the conversion of certain outstanding convertible promissory notes which will occur automatically immediately prior to the consummation of the Daré Transaction.
(7)	Represents shares the Blatt Family Trust, Dated 08-24-2014 has the right to acquire within 60 days of May 31, 2017, upon the conversion of certain outstanding convertible promissory notes which will occur automatically immediately prior to the consummation of the Daré Transaction.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following information does not give effect to the proposed reverse stock split described in the section entitled “Reverse Stock Split Proposal,” beginning on page 158 of this proxy statement.

The following unaudited pro forma financial information presents the pro forma financial position and results of operations of (1) Cerulean based on the historical consolidated financial statements of Cerulean, after giving effect to the sale of substantially all of Cerulean’s lab equipment and an early termination payment related to the termination of Cerulean’s facility lease (together, the “Cerulean Disposal Activities”) and the Novartis Transaction; (2) the combined business based on the historical consolidated financial statements of Cerulean and Daré, after giving effect to the Cerulean Disposal Activities and the Daré Transaction; and (3) the combined business based on the historical consolidated financial statements of Cerulean and Daré, after giving effect to the Cerulean Disposal Activities, the Novartis Transaction and the Daré Transaction. The Cerulean Disposal Activities have been completed and are not subject to stockholder approval at the special meeting.

In the unaudited pro forma combined financial information, the Daré Transaction has been accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805. The Daré Transaction will be accounted for as a reverse acquisition with Daré being deemed the acquiring company for accounting purposes. Under ASC 805, Daré, as the accounting acquirer, will record the assets acquired and liabilities assumed of Cerulean in the Daré Transaction at their fair values as of the acquisition date.

Daré was determined to be the accounting acquirer based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to the Daré Transaction, including: (1) equityholders of Daré will own between approximately 51% and 70% (depending on the Net Cash (as defined in the Daré Stock Purchase Agreement and described on pages 137-138 of this proxy statement) of Cerulean and Daré at closing (including, in the case of Cerulean, any proceeds from the Novartis Transaction)) of the equity securities of the combined company on a fully-diluted basis immediately following the closing of the transaction; (2) the majority of the board of directors of the combined company will be composed of directors designated by Daré under the terms of the Daré Stock Purchase Agreement; and (3) existing members of Daré management will be the management of the combined company.

Because Daré has been determined to be the accounting acquirer in the Daré Transaction, but not the legal acquirer, the Daré Transaction is deemed a reverse acquisition under the guidance of ASC 805. As a result, upon consummation of the Daré Transaction, the historical financial statements of Daré will become the historical financial statements of the combined company

The unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the periods presented.

The unaudited pro forma combined financial data is based on the audited financial statements of Cerulean and Daré as of December 31, 2016 and the unaudited financial statements of Cerulean and of Daré as of March 31, 2017. As such, the financial data set forth below is not a prediction or estimate of the amounts that would be reflected in Cerulean’s balance sheet as of the day of closing of the transactions. Cerulean expects its actual current assets, including cash and cash equivalents, will be materially lower than the amounts presented in the unaudited pro forma combined financial data. Other than as disclosed in the footnotes thereto, the unaudited pro forma combined financial data does not reflect any additional liabilities, off-balance sheet commitments or other obligations that would be senior to the claims of a stockholder that may become payable after the date of such financial data. As of the date of this proxy statement, based on Cerulean’s 2017 operating plan and its estimates regarding its rate of cash expenditures, Cerulean estimates that its cash and cash equivalents as of June 30, 2017, assuming neither the Novartis Transaction nor the Daré Transaction has closed, will be between $4 million and $6 million.

The unaudited pro forma combined financial information is based on assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments reflected in the unaudited pro forma combined financial information are preliminary and based on estimates, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing the unaudited pro forma combined financial information. Differences between the preliminary adjustments reflected in the unaudited pro forma combined financial information and the final application of the acquisition method of accounting, which is expected to be completed as soon as practicable after the closing of the Daré Transaction, may arise and those differences could have a material impact on the accompanying unaudited pro forma combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final adjustments will likely occur as a result of the amount of cash used for Cerulean’s operations, changes in fair value of the Cerulean common stock and other changes in Cerulean’s assets and liabilities between March 31, 2017 and the closing date of the Daré Transaction.

The unaudited pro forma combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Cerulean and Daré been a combined company during the specified periods.

The unaudited pro forma combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Cerulean and Daré and the sections of this proxy statement entitled “Cerulean’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Daré’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Cerulean’s historical unaudited consolidated financial statements for the three months ended March 31, 2017 and 2016, and audited consolidated financial statements for the years ended December 31, 2016, 2015 and 2014, are included elsewhere in this proxy statement. Daré’s historical unaudited financial statements for the three months ended March 31, 2017 and 2016, and audited financial statements for the year ended December 31, 2016 and for the period of inception to December 31, 2015, are also included elsewhere in this proxy statement.

Unaudited Pro Forma Financial Information For Novartis Transaction

The following selected unaudited pro forma financial data presents the pro forma financial position and results of operations of Cerulean based on the historical consolidated financial statements of Cerulean, after giving effect to the Cerulean Disposal Activities and the Novartis Transaction.

The unaudited pro forma combined balance sheet data as of March 31, 2017 gives effect to the Cerulean Disposal Activities and the Novartis Transaction as if each took place on March 31, 2017. The unaudited pro forma combined statement of operations data for the three months ended March 31, 2017 gives effect to the Cerulean Disposal Activities and the Novartis Transaction as if each took place on January 1, 2017. The unaudited pro forma combined statement of operations data for the year ended December 31, 2016 gives effect to the Cerulean Disposal Activities and the Novartis Transaction as if each took place on January 1, 2016.

Because the unaudited pro forma combined balance sheet data reflects the financial information of Cerulean as of March 31, 2017, it does not reflect any changes to the current assets which have occurred since March 31, 2017 or which may occur following the date of this proxy statement and prior to the closing of the Novartis Transaction. Cerulean expects its actual current assets, including cash and cash equivalents, to be materially lower than the amounts presented in the unaudited pro forma combined financial data. For example, as of the date of this proxy statement, based on Cerulean’s 2017 operating plan and its estimates regarding its rate of cash expenditures, Cerulean estimates that its cash and cash equivalents as of June 30, 2017, assuming neither the Novartis Transaction nor the Daré Transaction has closed, will be between $4 million and $6 million.

Unaudited Pro Forma Condensed Combined Balance Sheet

	March 31, 2017
(in thousands, except share data and per share data)	Historical Cerulean	Disposal Activities		Adjusted Historical Cerulean	Pro Forma Adjustments		Pro Forma Cerulean
ASSETS
Current assets:
Cash and cash equivalents	$12,028	$386	A	$12,217	$6,000	C	$18,217
		(427)	B
		230	B
Accounts receivable	1,139	—		1,139	—		1,139
Prepaid retention payments	1,069	—		1,069	—		1,069
Prepaid expenses and other current assets	987	—		987	—		987
Property and equipment held for sale	386	(386)	A	—	—		—

Total current assets	15,609	(197)		15,412	6,000		21,412
Property and equipment, net	114	—		114	—		114
Other assets	230	(230)	B	—	—		—

Total	$15,953	$(427)		$15,526	$6,000		$21,526

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$644	$—		$644	$—		$644
Accrued expenses	3,538	—		3,538	—		3,538
Current portion of deferred revenue	2,500	—		2,500	(2,500)	D	—

Total current liabilities	6,682	—		6,682	(2,500)		4,182

Long-term liabilities:
Deferred revenue	1,368	—		1,368	(1,368)	D	—
Other long-term liabilities	162	(162)	B	—	—		—

Total long-term liabilities	1,530	(162)		1,368	(1,368)		—

Stockholders’ equity:
Preferred stock	—	—		—	—		—
Common stock	3	—		3	—		3
Additional paid-in capital	214,757	—		214,757	—		214,757
Accumulated deficit	(207,019)	(265)	B	(207,284)	6,000	C	(197,416)
					3,868	D

Total stockholders’ equity	7,741	(265)		7,476	9,868		17,344

Total	$15,953	$(427)		$15,526	$6,000		$21,526

The accompanying notes are an integral part of these unaudited pro forma financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the Three Months Ended March 31, 2017
(in thousands)	Historical Cerulean	Disposal Activities	Adjusted Historical Cerulean	Pro Forma Adjustments	Pro Forma Cerulean
Consolidated Statement of Operations Data:
Revenue	$1,192	$—	$1,192	$—	$1,192
Operating expenses:
Research and development	4,651	—	4,651	—	4,651
General and administrative	3,587	—	3,587	—	3,587
Gain on asset sale	(1,500)	—	(1,500)	—	(1,500)

Total operating expenses	6,738	—	6,738	—	6,738

Other income (expense):
Interest income	33	—	33	—	33
Interest expense	(826)	—	(826)	—	(826)

Total other expense, net	(793)	—	(793)	—	(793)

Net loss attributable to common stockholders	$(6,339)	$—	$(6,339)	$—	$(6,339)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.22)		$(0.22)		$(0.22)
Weighted-average common shares outstanding:
Basic and diluted	29,019,582		29,019,582		29,019,582

The accompanying notes are an integral part of these unaudited pro forma financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the Year Ended December 31, 2016
(in thousands)	Historical Cerulean	Disposal Activities	Adjusted Historical Cerulean	Pro Forma Adjustments	Pro Forma Cerulean
Consolidated Statement of Operations Data:
Revenue	$766	$—	$766	$—	$766
Operating expenses:
Research and development	27,565	—	27,565	—	27,565
General and administrative	10,355	—	10,355	—	10,355

Total operating expenses	37,920	—	37,920	—	37,920

Other income (expense):
Interest income	86	—	86	—	86
Interest expense	(2,237)	—	(2,237)	—	(2,237)

Total other expense, net	(2,151)	—	(2,151)	—	(2,151)

Net loss attributable to common stockholders	$(39,305)	$—	$(39,305)	$—	$(39,305)

Net loss per share attributable to common stockholders:
Basic and diluted	$(1.42)		$(1.42)		$(1.42)
Weighted-average common shares outstanding:
Basic and diluted	27,710,403		27,710,403		27,710,403

The accompanying notes are an integral part of these unaudited pro forma financial statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

1.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations based upon the historical data of Cerulean.

2.	Significant Transactions Included in the Historical Financial Statements of Cerulean

On March 19, 2017, Cerulean entered into an asset purchase agreement with BlueLink Pharmaceuticals, Inc. for the sale of all of Cerulean’s right, title and interest in and to its clinical product candidates CRLX101 and CRLX301 including the accompanying intellectual property rights and know-how. The sale of the assets for $1.5 million is recorded as an offset to operating expenses in the historical Cerulean statement of operations for the three months ended March 31, 2017 as there was no cost basis for the underlying assets sold to BlueLink recorded on the balance sheet. Cerulean incurred research and development expense related to the clinical product candidates CRLX101 and CRLX301 of approximately $24.1 million for the year ended December 31, 2016 and $2.0 million for the three months ended March 31, 2017. Such amounts will not be incurred in future periods but have not been adjusted for in the Adjusted Historical Cerulean pro forma information due to the non-recurring nature of the adjustments.

In March 2017 Cerulean entered into a payoff letter with Hercules pursuant to which Cerulean agreed to pay off and thereby terminate the Hercules Loan Agreement. Pursuant to the payoff letter, Cerulean paid, on March 20, 2017, a total of $12.4 million to Hercules, representing the principal, accrued and unpaid interest, fees, costs and expenses outstanding under the Hercules Loan Agreement then outstanding in repayment of its outstanding obligations under the Hercules Loan Agreement. Cerulean incurred interest expense of approximately $2.2 million for the year ended December 31, 2016 and $0.8 million for the three months ended March 31, 2017 related to the Hercules Loan Agreement. Such amounts will not be incurred in future periods but have not been adjusted for in the Adjusted Historical Cerulean pro forma information due to the non-recurring nature of the adjustments.

3.	Disposal Activity Adjustments

A.	The adjustment is to reflect the subsequent sale of all of the lab equipment Cerulean had classified as held for sale in the March 31, 2017 historical balance sheet, which was completed in April 2017. On March 19, 2017, Cerulean entered into the Novartis Asset Purchase Agreement under which Cerulean agreed to sell and assign all of its right, title and interest in and to the patent rights, know-how and third-party license agreements relating to the Platform. In anticipation of the sale of such assets under the Novartis Asset Purchase Agreement, substantially all of Cerulean’s lab research activities have terminated. Cerulean recorded an impairment charge in March 2017 of $102,000 based on the quoted market price from the sale of the assets, completed, which was recorded in operating expenses in the historical statement of operations for the three months ended March 31, 2017.

B.	The adjustment is to reflect the early termination of Cerulean’s facility lease. On May 31, 2017, Cerulean entered into a lease termination agreement with its landlord to terminate its lease for office and laboratory space. Pursuant to the terms of the lease termination agreement, Cerulean made an early termination payment of approximately $427,000 and the termination was effective as of May 31, 2017. The adjustment includes the early termination payment, the reclassification of approximately $230,000 from restricted cash to cash and cash equivalents as a result of the termination of a stand-by letter of credit issued as a security deposit for the facility lease, and the write-off of approximately $162,000 of deferred rent expense.

4.	Pro Forma Adjustments

The unaudited pro forma condensed combined financial information includes pro forma adjustments that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the results of operations of the combined company.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

C.	The Novartis Transaction includes the sale of all of Cerulean’s right, title and interest in and to the patent rights, know-how and third-party license agreements relating to Cerulean’s proprietary Dynamic Tumor Targeting Platform. At the closing of the Novartis transaction, Novartis will be obligated to pay a purchase price of $6.0 million. The sale of the asset is recorded as a pro forma increase to cash and stockholders equity as there was no cost basis for the underlying asset sold to Novartis recorded on the pro forma balance sheet as of March 31, 2017.

D.	To recognize the remaining balance of the deferred revenue related to the Novartis collaboration agreement. In October 2016, Cerulean entered into a research collaboration agreement with Novartis pursuant to which Cerulean granted to Novartis certain exclusive, world-wide licenses to Cerulean’s intellectual property relating to its platform technology and know-how. In consideration, Cerulean received a $5.0 million upfront payment under the collaboration which was being recognized on a straight-line basis over the initial 2-year term of the collaboration agreement. Upon the closing of the Novartis Transaction, the Novartis collaboration will terminate. Accordingly, in the pro forma balance sheet as of March 31, 2017, the previously deferred revenue has been earned and recognized with the net impact recorded as a reduction of the accumulated deficit.

Unaudited Pro Forma Financial Information For Daré Transaction

The following selected unaudited pro forma combined financial data presents the pro forma financial position and results of operations of the combined business based on the historical consolidated financial statements of Cerulean and Daré, after giving effect to the Cerulean Disposal Activities and the approval by shareholders of the Daré Transaction.

The unaudited pro forma combined balance sheet data as of March 31, 2017 gives effect to the Cerulean Disposal Activities and the Daré Transaction as if each took place on March 31, 2017. The unaudited pro forma combined statement of operations data for the three months ended March 31, 2017 gives effect to the Cerulean Disposal Activities and the Daré Transaction as if each took place on January 1, 2017. The unaudited pro forma combined statement of operations data for the year ended December 31, 2016 gives effect to the Cerulean Disposal Activities and the Daré Transaction as if each took place on January 1, 2016.

Because the unaudited pro forma combined balance sheet data reflects the financial information of Cerulean and Daré as of March 31, 2017, it does not reflect any changes to the current assets which have occurred since March 31, 2017 or which may occur following the date of this proxy statement and prior to the closing of the Daré Transaction. Cerulean expects its actual current assets, including cash and cash equivalents, to be materially lower than the amounts presented in the unaudited pro forma combined financial data. Based on Cerulean’s 2017 operating plan and its estimates as of the date of this proxy statement regarding its rate of cash expenditures and the closing date of the Daré Transaction, Cerulean estimates that its Net Cash (as defined in the Daré Stock Purchase Agreement) at the time of closing the Daré Transaction, which will be used to calculate the ownership interest of the Cerulean stockholders, will be between $3.0 million and $4.5 million if the Novartis Transaction is not closed.

Unaudited Pro Forma Condensed Combined Balance Sheet

	March 31, 2017
(in thousands, except share data and per share data)	Historical Daré	Adjusted Historical Cerulean(1)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$94	$12,217	$—		$12,311
Accounts receivable	—	1,139	—		1,139
Prepaid retention payments	—	1,069	—		1,069
Prepaid expenses and other current assets	3	987	—		990

Total current assets	97	15,412	—		15,509
Property and equipment, net	—	114			114

Total	$97	$15,526	$—		$15,623

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Convertible promissory note	$798	$—	$(798)	A	$—
Accounts payable	193	644	—		837
Accrued expenses	60	3,538	(60)	A	7,815
			4,277	B
Current portion of deferred revenue	—	2,500	—		2,500

Total current liabilities	1,051	6,682	3,419		11,152

Long-term liabilities:
Deferred revenue	—	1,368	—		1,368
Other long-term liabilities	—	—	—		—

Total long-term liabilities	—	1,368	—		1,368

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	9	3	6	A	7
			(11)	D
Additional paid-in capital	8	214,757	1,158	A	7,296
			(208,638)	C
			11	D
Accumulated deficit	(971)	(207,284)	(306)	A	(4,200)
			(4,277)	B
			208,638	C

Total stockholders’ equity	(954)	7,476	(3,419)		3,103

Total	$97	$15,526	$—		$15,623

(1)	See the Disposal Activities adjustments in the “Unaudited Pro Forma Financial Information for Novartis Transaction” for the Adjusted Historical Cerulean adjustments.

The accompanying notes are an integral part of these unaudited pro forma financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the Three Months Ended March 31, 2017
(in thousands)	Historical Daré	Adjusted Historical Cerulean (1)	Pro Forma Adjustments		Pro Forma Combined
Consolidated Statement of Operations Data:
Revenue	$—	$1,192	$—		$1,192
Operating expenses:
Research and development	—	4,651	—		4,651
General and administrative	228	3,587	(1,249)	E	2,566
Gain on asset sale	—	(1,500)	—		(1,500)

Total operating expenses	228	6,738	(1,249)		5,717

Other income (expense):
Interest income	—	33	—		33
Interest expense	(15)	(826)	—		(841)

Total other expense, net	(15)	(793)	—		(808)

Net loss attributable to common stockholders	$(243)	$(6,339)	$1,249		$(5,333)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.03)	$(0.22)			$(0.07)
Weighted-average common shares outstanding:
Basic and diluted	9,100,000	29,019,582			74,476,674

(1)	See the Disposal Activities adjustments in the “Unaudited Pro Forma Financial Information for Novartis Transaction” for the Adjusted Historical Cerulean adjustments.

The accompanying notes are an integral part of these unaudited pro forma financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the Year Ended December 31, 2016
(in thousands)	Historical Daré	Adjusted Historical Cerulean (1)	Pro Forma Adjustments	Pro Forma Combined
Consolidated Statement of Operations Data:
Revenue	$—	$766	$—	$766
Operating expenses:
Research and development	400	27,565	—	27,965
General and administrative	231	10,355	—	10,586

Total operating expenses	631	37,920	—	38,551

Other income (expense):
Interest income	—	86	—	86
Interest expense	(42)	(2,237)	—	(2,279)

Total other expense, net	(42)	(2,151)	—	(2,193)

Net loss attributable to common stockholders	$(673)	$(39,305)	$—	$(39,978)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.08)	$(1.42)		$(0.55)
Weighted-average common shares outstanding:
Basic and diluted	8,315,574	27,710,403		73,167,495

(1)	See the Disposal Activities adjustments in the “Unaudited Pro Forma Financial Information for Novartis Transaction” for the Adjusted Historical Cerulean adjustments.

The accompanying notes are an integral part of these unaudited pro forma financial statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Description of Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations of the combined companies based upon the historical data of Cerulean and Daré. The purchase accounting rules assume that the Daré Transaction occurred on March 31, 2017, and does not provide a reasonable estimate of the assets of the combined company on or following the date of the closing. In particular, the pro forma financials do not reflect the reduction in either Cerulean and Daré’s cash, resulting from the operations of such entities since March 31, 2017 or since the date of this proxy statement. Cerulean expects its actual current assets, including cash and cash equivalents, will be materially lower than the amounts presented in the unaudited pro forma combined financial data.

Description of Transaction

On March 19, 2017, Cerulean and Daré entered into a Stock Purchase Agreement pursuant to which, among other things, the Daré stockholders have agreed to sell to Cerulean, and Cerulean has agreed to purchase from the Daré stockholders, all of the outstanding shares of capital stock, including those issuable upon conversion of convertible securities, of Daré in exchange for shares of Cerulean common stock, on the terms and subject to the conditions set forth in the Stock Purchase Agreement. As a result, Daré will become a wholly owned subsidiary of Cerulean, and holders of Daré equity securities will hold between 51% and 70% (depending on the respective Net Cash (as defined in the Stock Purchase Agreement) positions of Cerulean and Daré within five business days prior to the closing of the Daré Transaction (including, in the case of Cerulean, any proceeds resulting from an approval of the Novartis Transaction)) of the outstanding equity securities of Cerulean on a fully-diluted basis immediately following consummation of the Daré Transaction. The transaction is expected to close in June or July of 2017, subject to customary closing conditions, including the approval of the transaction by Cerulean’s stockholders.

Basis of Presentation

Daré has preliminarily concluded that the transaction represents a reverse acquisition business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations, based on the structure of the proposed Daré Transaction and the resulting relative voting rights, composition of the board of directors and senior management of the combined entity, being in favor of Daré. Accordingly, under ASC 805, Daré is the accounting acquirer. Daré has not yet completed a valuation analysis of the fair market value of Cerulean’s assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the transaction, Daré has estimated the allocations to such assets and liabilities. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined once Daré has determined the final consideration and completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include (1) changes in allocations to intangible assets and goodwill based on the results of certain valuations and other studies that have yet to be completed, (2) other changes to assets and liabilities and (3) changes to the ultimate purchase consideration.

Cerulean and Daré did not record any provision or benefit for income taxes during the three months ended March 31, 2017 or the year ended December 31, 2016 because each company incurred a pre-tax loss and each company maintains a full valuation allowance on its deferred tax assets. Accordingly, no tax effects have been provided for the pro forma adjustments described in Note 3, “Pro Forma Adjustments.”

The terms of the Daré Transaction and the consideration to be paid in the Daré Transaction were determined through arm’s length negotiations between Cerulean and Daré and were approved unanimously by the Cerulean

Board. As specified in the Daré Stock Purchase Agreement, the final exchange ratio will be determined based on Cerulean’s and Daré’s net cash balances at closing, which are expected to be materially less than the amounts set forth in the pro forma financial statements. Hence, the actual ownership of Cerulean stockholders upon the closing of the Daré Transaction is difficult to predict. However, in no event will Cerulean stockholders own less than 30% or more than 49% of the combined outstanding shares of the company.

Under a scenario where Cerulean stockholders vote to approve the Daré Transaction but fail to approve the Novartis Transaction, the following assumptions have been used to create the Pro Forma financials:

•	Cerulean stockholders will own 40.0% of the outstanding shares of common stock upon the closing of the Daré Transaction as a result of Cerulean having net cash at closing of less than $3.0 million. The combined company will need to raise additional proceeds in the near term, weakening its attractiveness to investors.

•	No sale of assets to Novartis has occurred under the Novartis Transaction and the Platform and other assets subject to the Novartis Purchase Agreement will continue to be held by the merged company. As Novartis was the only interested buyer of the Platform and other assets identified after an exhaustive search by Cerulean, management has assumed the platform technology and related intellectual property will have little to no value. It is unlikely that the new management team would be able to identify a new buyer and execute a transaction to sell the Platform or the other assets on terms as favorable as those provided for in the Novartis Purchase Agreement or at all.

•	Cerulean’s closing share price and common shares outstanding on June 2, 2017 have been used to determine the market value of the shares deemed to be issued to the Cerulean stockholders. Cerulean’s shares have traded in a fairly wide range without specific news or developments. Hence, the management believes a more conservative stock price is warranted for valuation purposes.

1.	Preliminary Purchase Price

The preliminary estimated purchase price of the merger is $12.1 million using Cerulean’s share price for its common stock and its common shares outstanding as of the close of business on June 2, 2017. The purchase consideration was then reduced by the $6 million in cash which would be received upon the consummation of the Novartis Transaction, which is assumed to not have occurred and to result in the Platform and other assets subject to the Novartis Purchase Agreement having no value as described above. Management believes the current market capitalization includes an expectation for cash proceeds from such sale and hence believes it is prudent to remove this value to fairly reflect the purchase price. The resulting purchase price using this methodology is $6.1 million. Note that the Daré Transaction is treated as a reverse merger for accounting purposes, and the purchase consideration determined in accordance with US GAAP will be based on the market capitalization of Cerulean and the value of the shares held by the Cerulean stockholders on the date of the transaction. The estimated fair value of the net assets acquired $7.2 million.

Management of Daré has preliminarily concluded the Daré Transaction is a business combination and will apply the acquisition method of accounting. Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Cerulean based on their estimated fair values as of the proposed merger closing date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. To the extent the actual purchase price varies from the estimated purchase price used in these unaudited pro forma condensed combined financial information, the impact will be an increase or decrease in goodwill.

The allocation of the total preliminary estimated purchase price to the acquired assets and liabilities assumed of Cerulean based on the estimated fair values as of March 31, 2017 is as follows (in thousands):

Cash and cash equivalents(1)	$12,217
Accounts receivable, prepaid expenses, and other current assets	3,195
Accounts payable, accrued expense and other liabilities	(8,188)

Net assets acquired	7,224
Less: estimated purchase price	(6,122)

Bargain purchase gain	$1,102

(1)	Cash and cash equivalents does not reflect costs relating to Cerulean’s operations through the closing of the Daré Transaction and any additional expenses which may arise on or after the date of this proxy statement or which have arisen since March 31, 2017.

The purchase accounting assumes the Daré Transaction occurred on March 31, 2017; however, Cerulean has continued to fund its operations since such date and will continue to fund its operations, including the sale of its assets and the consummation of the Novartis Transaction and Daré Transaction, through the close of the Daré Transaction with cash it has on hand. The allocation of the estimated purchase price is preliminary because the Daré Transaction has not yet been completed and the amount of cash held by the combined company, as well as the applicable exchange ratio, is not yet known, and cannot be known until the closing is held. The purchase price allocation will remain preliminary until Daré’s management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the Daré Transaction and will be based on the fair values of the assets acquired and liabilities assumed as of the closing date of the Daré Transaction. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

2.	Significant Transactions Included in the Historical Financial Statements of Cerulean

On March 19, 2017, Cerulean entered into an asset purchase agreement with BlueLink Pharmaceuticals, Inc. for the sale of all of Cerulean’s right, title and interest in and to its clinical product candidates CRLX101 and CRLX301 including the accompanying intellectual property rights and know-how. The sale of the assets for $1.5 million is recorded as an offset to operating expenses in the historical Cerulean statement of operations for the three months ended March 31, 2017 as there was no cost basis for the underlying assets sold to BlueLink recorded on the balance sheet. Cerulean incurred research and development expense related to the clinical product candidates CRLX101 and CRLX301 of approximately $24.1 million for the year ended December 31, 2016 and $2.0 million for the three months ended March 31, 2017. Such amounts will not be incurred in future periods but have not been adjusted for in the Adjusted Historical Cerulean pro forma information due to the non-recurring nature of the adjustments.

In March 2017 Cerulean entered into a payoff letter with Hercules pursuant to which Cerulean agreed to pay off and thereby terminate the Hercules Loan Agreement. Pursuant to the payoff letter, Cerulean paid, on March 20, 2017, a total of $12.4 million to Hercules, representing the principal, accrued and unpaid interest, fees, costs and expenses outstanding under the Hercules Loan Agreement then outstanding in repayment of its outstanding obligations under the Hercules Loan Agreement. Cerulean incurred interest expense of approximately $2.2 million for the year ended December 31, 2016 and $0.8 million for the three months ended March 31, 2017 related to the Hercules Loan Agreement. Such amounts will not be incurred in future periods but have not been adjusted for in the Adjusted Historical Cerulean pro forma information due to the non-recurring nature of the adjustments.

3.	Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the acquisition consideration exchanged and to adjust amounts related to the tangible assets and liabilities of Cerulean to reflect the preliminary estimate of their fair values, and to reflect the impact on the statements of operations of the Daré Transaction as if the companies had been combined during the periods presented therein. The unaudited pro forma condensed combined financial information includes pro forma adjustments that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the results of operations of the combined company. Such adjustments do not contemplate the consumption of cash resources to fund continuing operating costs of the Cerulean for the period subsequent to March 31, 2017, which are expected to be material and will therefore affect the exchange ratio calculation. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

A.	To reflect the conversion of $797,500 in aggregate principal of, and accrued interest on, Daré’s convertible promissory notes into 6,214,368 shares of Daré common stock, which in turn are exchanged for shares of Cerulean common stock as part of the Daré Transaction.

B.	To reflect the accrued liabilities that are directly attributable to the closing of the transaction, including approximately $1.8 million in severance and change in control obligations for Cerulean employees that will be reflected in the Daré statements of operations following the closing of the transaction, tail insurance coverage to be purchased by Cerulean for approximately $0.9 million, for its directors and officers, and estimated transaction costs to complete the transaction of approximately $1.6 million. Note that the $1.6 million in transaction costs includes $0.8 million in legal expenses to be incurred by Cerulean, $0.3 million in legal expenses to be incurred by Daré, $0.3 million for banker fees to be incurred by Cerulean and $0.2 million in auditor and printer fees to be incurred by Cerulean. These pro forma adjustments are not reflected in the unaudited pro forma condensed combined statements of operations as these amounts are not expected to have a continuing effect on the operating results of the combined company.

C.	To reflect (1) the issuance of common shares to finance the acquisition, (2) the elimination of Cerulean’s historical shareholders’ equity, and (3) the adjustment for preliminary purchase accounting, as follows (in thousands):

Estimated value of 30,304,728 shares of Cerulean common stock	$6,122
Less: historical Cerulean shareholders’ equity as of March 31, 2017	(7,476)
Adjustment for preliminary purchase accounting.	252

$(1,102)

D.	To reflect the reclassification of Daré’s par value of common stock and additional paid-in capital in connection with the purchase of all shares of Daré’s common stock with newly issued shares of Cerulean’s common stock.

E.	Represents the elimination of nonrecurring transaction costs incurred during the three-month period ended March 31, 2017 of $1.2 million that are directly related to the transaction.

Unaudited Pro Forma Financial Information For Novartis and Daré Transaction

The following selected unaudited pro forma combined financial data presents the pro forma financial position and results of operations of the combined business based on the historical consolidated financial statements of Cerulean and Daré, after giving effect to the Cerulean Disposal Activities and the approval by shareholders of the Novartis Transaction and the Daré Transaction.

The unaudited pro forma combined balance sheet data as of March 31, 2017 gives effect to the Cerulean Disposal Activities, the Novartis Transaction and the Daré Transaction as if each took place on March 31, 2017. The unaudited pro forma combined statement of operations data for the three months ended March 31, 2017 gives effect to the Cerulean Disposal Activities and the Novartis Transaction and the Daré Transaction as if each took place on January 1, 2017. The unaudited pro forma combined statement of operations data for the year ended December 31, 2016 gives effect to the Cerulean Disposal Activities, the Novartis Transaction and the Daré Transaction as if each took place on January 1, 2016.

Because the unaudited pro forma combined balance sheet data reflects the financial information of Cerulean and Daré as of March 31, 2017, it does not reflect any changes to their current assets which have occurred since March 31, 2017 or which may occur following the date of this proxy statement and prior to the closing of the Novartis Transaction. Cerulean expects its actual current assets, including cash and cash equivalents, to be materially lower than the amounts presented in the unaudited pro forma combined financial data. Based on Cerulean’s 2017 operating plan and its estimates as of the date of this proxy statement regarding its rate of cash expenditures and the closing date of the Daré Transaction and the Novartis Transaction, Cerulean estimates that its Net Cash (as defined in the Daré Stock Purchase Agreement) at the time of closing the Daré Transaction and the Novartis Transaction, which will be used to calculate the ownership interest of the Cerulean stockholders, will be between $9.0 million and $10.5 million if the Novartis Transaction is closed.

Unaudited Pro Forma Condensed Combined Balance Sheet

	March 31, 2017
(in thousands, except share data and per share data)	Historical Daré	Adjusted Historical Cerulean (1)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$94	$12,217	$6,000	A	$18,311
Accounts receivable	—	1,139	—		1,139
Prepaid retention payments	—	1,069	—		1,069
Prepaid expenses and other current assets	3	987	—		990

Total current assets	97	15,412	6,000		21,509
Property and equipment, net	—	114			114

Total	$97	$15,526	$6,000		$21,623

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Convertible promissory note	$798	$—	$(798)	C	$—
Accounts payable	193	644	—		837
Accrued expenses	60	3,538	(60)	C	7,815
			4,277	D
Current portion of deferred revenue	—	2,500	(2,500)	B	—

Total current liabilities	1,051	6,682	919		8,652

Long-term liabilities:
Deferred revenue	—	1,368	(1,368)	B	—
Other long-term liabilities	—	—	—		—

Total long-term liabilities	—	1,368	(1,368)		—

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	9	3	6	C	6
			(12)	F
Additional paid-in capital	8	214,757	1,158	C	7,297
			(208,638)	E
			12	F
Accumulated deficit	(971)	(207,284)	6,000	A	5,668
			3,868	B
			(306)	C
			(4,277)	D
			208,638	E

Total stockholders’ equity	(954)	7,476	6,449		12,971

Total	$97	$15,526	$6,000		$21,623

(1)	See the Disposal Activities adjustments in the “Unaudited Pro Forma Financial Information for Novartis Transaction” for the Adjusted Historical Cerulean adjustments.

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the Three Months Ended March 31, 2017
(in thousands)	Historical Daré	Adjusted Historical Cerulean (1)	Pro Forma Adjustments		Pro Forma Combined
Consolidated Statement of Operations Data:
Revenue	$—	$1,192	$—		$1,192
Operating expenses:
Research and development	—	4,651	—		4,651
General and administrative	228	3,587	(1,249)	G	2,566
Gain on asset sale	—	(1,500)	—		(1,500)

Total operating expenses	228	6,738	(1,249)		5,717

Other income (expense):
Interest income	—	33	—		33
Interest expense	(15)	(826)	—		(841)

Total other expense, net	(15)	(793)	—		(808)

Net loss attributable to common stockholders	$(243)	$(6,339)	$1,249		$(5,333)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.03)	$(0.22)			$(0.09)
Weighted-average common shares outstanding:
Basic and diluted	9,100,000	29,019,582			60,550,545

(1)	See the Disposal Activities adjustments in the “Unaudited Pro Forma Financial Information for Novartis Transaction” for the Adjusted Historical Cerulean adjustments.

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

	For the Year Ended December 31, 2016
(in thousands)	Historical Daré	Adjusted Historical Cerulean (1)	Pro Forma Adjustments	Pro Forma Combined
Consolidated Statement of Operations Data:
Revenue	$—	$766	$—	$766
Operating expenses:
Research and development	400	27,565	—	27,965
General and administrative	231	10,355	—	10,586

Total operating expenses	631	37,920	—	38,551

Other income (expense):
Interest income	—	86	—	86
Interest expense	(42)	(2,237)	—	(2,279)

Total other expense, net	(42)	(2,151)	—	(2,193)

Net loss attributable to common stockholders	$(673)	$(39,305)	$—	$(39,978)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.08)	$(1.42)		$(0.67)
Weighted-average common shares outstanding:
Basic and diluted	8,315,574	27,710,403		59,241,366

(1)	See the Disposal Activities adjustments in the “Unaudited Pro Forma Financial Information for Novartis Transaction” for the Adjusted Historical Cerulean adjustments.

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

1.	Basis of Presentation

With respect to the Daré Transaction, Daré has preliminarily concluded that the transaction represents a reverse acquisition business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations, based on the structure of the proposed Daré Transaction and the resulting relative voting rights, composition of the board of directors and senior management of the combined entity, being in favor of Daré. Accordingly, under ASC 805, Daré is the accounting acquirer. Daré has not yet completed a valuation analysis of the fair market value of Cerulean’s assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the transaction, Daré has estimated the allocations to such assets and liabilities. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined once Daré has determined the final consideration and completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include (1) changes in allocations to intangible assets and goodwill based on the results of certain valuations and other studies that have yet to be completed, (2) other changes to assets and liabilities and (3) changes to the ultimate purchase consideration.

Cerulean and Daré did not record any provision or benefit for income taxes during the three months ended March 31, 2017 or the year ended December 31, 2016 because each company incurred a pre-tax loss and each company maintains a full valuation allowance on its deferred tax assets. Accordingly, no tax effects have been provided for the pro forma adjustments described in Note 3, “Pro Forma Adjustments.”

The terms of the Daré Transaction and the consideration to be paid in the Daré Transaction were determined through arm’s length negotiations between Cerulean and Daré and were approved unanimously by the Cerulean Board. As specified in the Daré Stock Purchase Agreement, the final exchange ratio will be determined based on Cerulean’s and Daré’s net cash balances at closing, which are expected to be materially less than the amounts set forth in the pro forma financial statements. Hence, the actual ownership of Cerulean stockholders upon the closing of the Daré Transaction is difficult to predict. However, in no event will Cerulean stockholders own less than 30% or more than 49% of the combined outstanding shares of the company.

Under a scenario where Cerulean stockholders vote to approve the Novartis Transaction and to approve the Daré Transaction, the following assumptions have been used to create the pro forma financials:

•	The sale of platform technology and related intellectual property to Novartis for $6 million in cash occurs under the Novartis Transaction. The cash strengthens the balance sheet and increases the percentage ownership of Cerulean shareholders in the Daré Transaction.

•	Cerulean shareholders own 49% of the outstanding shares of common stock upon the closing of the Daré Transaction as a result of Cerulean having net cash at closing of greater than or equal to $7.4 million. This is the maximum level of ownership by Cerulean shareholders pursuant to the terms of the Daré Stock Purchase Agreement. The merged company is expected to have sufficient cash to reach a value inflection milestone with its lead product candidate.

•	Cerulean’s closing share price and common shares outstanding on June 2, 2017 have been used to determine the market value of the shares deemed to be issued to the Cerulean stockholders. Cerulean’s shares have traded in a fairly wide range without specific news or developments. Hence, Cerulean’s management believes a more conservative stock price is warranted for valuation purposes.

2.	Significant Transactions Included in the Historical Financial Statements of Cerulean

On March 19, 2017, Cerulean entered into an asset purchase agreement with BlueLink Pharmaceuticals, Inc. for the sale of all of Cerulean’s right, title and interest in and to its clinical product candidates CRLX101 and CRLX301 including the accompanying intellectual property rights and know-how. The sale of the assets for $1.5 million is recorded as an offset to operating expenses in the historical Cerulean statement of operations for the three months ended March 31, 2017 as there was no cost basis for the underlying assets sold to BlueLink recorded on the balance sheet. Cerulean incurred research and development expense related to the clinical product candidates CRLX101 and CRLX301 of approximately $24.1 million for the year ended December 31, 2016 and $2.0 million for the three months ended March 31, 2017. Such amounts will not be incurred in future periods but have not been adjusted for in the Adjusted Historical Cerulean pro forma information due to the non-recurring nature of the adjustments.

In March 2017 Cerulean entered into a payoff letter with Hercules pursuant to which Cerulean agreed to pay off and thereby terminate the Hercules Loan Agreement. Pursuant to the payoff letter, Cerulean paid, on March 20, 2017, a total of $12.4 million to Hercules, representing the principal, accrued and unpaid interest, fees, costs and expenses outstanding under the Hercules Loan Agreement then outstanding in repayment of its outstanding obligations under the Hercules Loan Agreement. Cerulean incurred interest expense of approximately $2.2 million for the year ended December 31, 2016 and $0.8 million for the three months ended March 31, 2017 related to the Hercules Loan Agreement. Such amounts will not be incurred in future periods but have not been adjusted for in the Adjusted Historical Cerulean pro forma information due to the non-recurring nature of the adjustments.

3.	Preliminary Purchase Price

The preliminary estimated purchase price of the merger is $12.1 million using Cerulean’s share price for its common stock and its common shares outstanding as of the close of business on June 2, 2017. Note that the Daré Transaction is treated as a reverse merger for accounting purposes, and the purchase consideration determined in accordance with GAAP will be based on the market capitalization of Cerulean and the value of the shares held by the Cerulean stockholders on the date of the transaction. The estimated fair value of the net assets acquired is $13.2 million.

Management of Daré has preliminarily concluded the Daré Transaction is a business combination and will apply the acquisition method of accounting. Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Cerulean based on their estimated fair values as of the proposed merger closing date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. To the extent the actual purchase price varies from the estimated purchase price used in these unaudited pro forma condensed combined financial information, the impact will be an increase or decrease in goodwill.

The allocation of the total preliminary estimated purchase price to the acquired assets and liabilities assumed of Cerulean based on the estimated fair values as of March 31, 2017 is as follows (in thousands):

Cash and cash equivalents (1)	$18,217
Accounts receivable, prepaid expenses, and other current assets	3,195
Accounts payable, accrued expense and other liabilities	(8,188)

Net assets acquired	13,224
Less: estimated purchase price	(12,122)

Bargain purchase gain	$1,102

(1)	Cash and cash equivalents does not reflect costs relating to Cerulean’s operations through the closing of the Daré Transaction, the liquidation or winding down of Cerulean’s existing business and any additional expenses which may arise on or after the date of this proxy statement or which have arisen since March 31, 2017.

The purchase accounting assumes the merger occurred on March 31, 2017, however, Cerulean continues to fund its operations through the close of the merger with cash on hand. The allocation of the estimated purchase price is preliminary because the proposed merger has not yet been completed. The purchase price allocation will remain preliminary until Daré’s management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the merger and will be based on the fair values of the assets acquired and liabilities assumed as of the merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

4.	Pro Forma Adjustments

The unaudited pro forma condensed combined financial information includes pro forma adjustments that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the results of operations of the combined company. The unaudited pro forma condensed combined financial information does not reflect the effect of the Reverse Stock Split Proposal.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

A.	The Novartis Transaction includes the sale of all of Cerulean’s right, title and interest in and to the patent rights, know-how and third-party license agreements relating to the Platform. At the closing of the Novartis transaction, Novartis will be obligated to pay a purchase price of $6.0 million. The sale of the asset is recorded as a pro forma increase to cash and stockholders equity as there was no cost basis for the underlying asset sold to Novartis recorded on the pro forma balance sheet as of March 31, 2017.

B.	To recognize the remaining balance of the deferred revenue related to the Novartis collaboration agreement. In October 2016, Cerulean entered into a research collaboration agreement with Novartis pursuant to which Cerulean granted to Novartis certain exclusive, world-wide licenses to Cerulean’s intellectual property relating to its platform technology and know-how. In consideration, Cerulean received a $5.0 million upfront payment under the collaboration which was being recognized on a straight-line basis over the initial 2-year term of the collaboration agreement. Upon the closing of the Novartis Transaction, the Novartis collaboration will terminate. Accordingly, in the pro forma balance sheet as of March 31, 2017, the previously deferred revenue has been earned and recognized with the net impact recorded as a reduction of the accumulated deficit.

C.	To reflect the conversion of $797,500 in aggregate principal of, and accrued interest on, Daré’s convertible promissory notes into 6,214,368 shares of Daré common stock, which in turn are acquired by Cerulean as part of the Daré Transaction.

D.	To reflect the accrued liabilities that are directly attributable to the closing of the transaction, including approximately $1.8 million in severance and change in control obligations for Cerulean employees that will be reflected in the Daré statements of operations following the closing of the transaction, tail insurance coverage to be purchased by Cerulean for approximately $0.9 million for its directors and officers, and estimated transaction costs to complete the transaction of approximately $1.6 million. Note that the $1.6 million in transaction costs includes $0.8 million in legal expenses to be incurred by Cerulean, $0.3 million in legal expenses to be incurred by Daré, $0.3 million for banker fees to be incurred by Cerulean and $0.2 million in auditor and printer fees to be incurred by Cerulean. These pro forma adjustments are not reflected in the unaudited pro forma condensed combined statements of operations as these amounts are not expected to have a continuing effect on the operating results of the combined company.

E.	To reflect (1) the issuance of common shares to finance the acquisition, (2) the elimination of Cerulean’s historical shareholders’ equity, and (3) the adjustment for preliminary purchase accounting, as follows (in thousands):

Estimated value of 30,304,728 shares of Cerulean common stock	$12,122
Less: historical Cerulean shareholders’ equity as of March 31, 2017	(7,476)
effect of closing of Novartis Transaction	(10,493)
Adjustment for preliminary purchase accounting.	4,745

$(1,102)

F.	To reflect the reclassification of Daré’s par value of common stock and additional paid-in capital in connection with the purchase of all shares of Daré’s common stock with newly issued shares of Cerulean’s common stock.

G.	Represents the elimination of nonrecurring transaction costs incurred during the three-month period ended March 31, 2017 of $1.2 million that are directly related to the transaction.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Cerulean files annual, quarterly and current reports, proxy statements and other information with the SEC. Cerulean’s SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by Cerulean with the SEC are also available on Cerulean’s website at http://www.ceruleanrx.com. You may also read and copy any document Cerulean files at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement, regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to incorporate by reference into this proxy statement documents Cerulean files with the SEC. This means that Cerulean can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that Cerulean files with the SEC will update and supersede that information. This proxy statement incorporates by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (other than with respect to Item 8 therein) filed on March 31, 2017, as amended by the Amendment No.1 on Form 10-K/A filed on April 28, 2017 and the Amendment No. 2 on Form 10-K/A filed on June 13, 2017 (other than with respect to Item 8 therein);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 (other than with respect to Item 1 therein), as amended by the Form 10-Q/A filed on June 13, 2017;

•	Current Reports on Form 8-K filed March 20, 2017, March 21, 2017, March 24, 2017 (solely with respect to item 8.01 therein), May 5, 2017, May 8, 2017, May 19, 2017, June 1, 2017, June 5, 2017 and June 9, 2017 and

•	The description of Cerulean’s common stock contained in its Registration Statement on Form 8-A filed on April 4, 2014, including any amendments or reports filed for the purpose of updating such description.

Cerulean has supplied all information contained in this proxy statement relating to Cerulean, and Daré has supplied all information contained in this proxy statement relating to Daré.

Any person, including any beneficial owner of shares of Cerulean common stock, to whom this proxy statement delivered may request copies of the proxy statement and any of the documents incorporated by reference in this document or other information concerning Cerulean by written or telephonic request directed to Cerulean Pharma Inc. (35 Gatehouse Drive, Waltham, MA, Attention: Corporate Secretary), or from Morrow Sodali, LLC (at the address or phone number listed below), or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. If you have questions about the special meeting or the Transactions after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, please contact Cerulean’s proxy solicitor, Morrow Sodali, LLC, using the information below:

Stockholders May Call Toll-Free: (800) 662-5200

Stockholders May Email: cerulean.info@morrowsodali.com

If you would like to request documents from Daré, please send a request in writing to Daré at 10210 Campus Point Drive, Suite 150, San Diego, CA 92121, or by telephone at (858) 769-9145.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. CERULEAN HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JUNE 19, 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

OTHER MATTERS

Stockholder Proposals

As of the date of this proxy statement, the Cerulean Board does not intend to present any matters other than those described herein at the special meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the special meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Cerulean Board or, in the absence of such a recommendation, in the discretion of the proxy holder.

Any stockholder nominations or proposals for business intended to be presented at Cerulean’s next annual meeting must be submitted to Cerulean as set forth below.

Stockholder Proposals Included in Proxy Statement

A stockholder who would like to have a proposal considered for inclusion in Cerulean’s 2017 annual meeting proxy statement must have submitted the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it was received by Cerulean no later than December 29, 2016, which is 120 days prior to the first anniversary of the mailing date of Cerulean’s 2016 annual meeting proxy statement. However, if the date of the 2017 Annual Meeting of Stockholders is changed by more than 30 days from the date of Cerulean’s 2016 annual meeting, then the deadline will be a reasonable time before Cerulean begins to print and send its proxy statement for the 2017 Annual Meeting of Stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement.

Stockholder Proposals Not Included in Proxy Statement

If a stockholder wishes to propose a nomination of persons for election to the Cerulean Board or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in Cerulean’s proxy statement and proxy card, Cerulean’s amended and restated bylaws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to Cerulean’s corporate secretary of the stockholder’s intention to bring such business before the meeting.

The required notice must be in writing and received by Cerulean’s corporate secretary at its principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

Stockholder proposals should be addressed to Cerulean Pharma Inc., 35 Gatehouse Drive, Waltham, MA 02451, Attention: Corporate Secretary.

Communication with the Cerulean Board of Directors

Stockholders seeking to communicate with the Cerulean Board should submit their written comments to Cerulean’s corporate secretary, by mailing them to Cerulean Pharma Inc., 35 Gatehouse Drive, Waltham, MA 02451. All correspondence will be forwarded to the intended recipient(s), except that certain items that are unrelated to the duties and responsibilities of the Cerulean Board (such as product inquiries and comments, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations and advertisements) and material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded.

CERULEAN PHARMA INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Audited Consolidated Financial Statements for the Years Ended December 31, 2016, 2015 and 2014

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2016 and 2015	F-3
Consolidated Statements of Operations for the years ended December 31, 2016, 2015, and 2014	F-4
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit) for the years ended December 31, 2016, 2015, and 2014	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2016, 2015, and 2014	F-6
Notes to Consolidated Financial Statements	F-7

Unaudited Consolidated Financial Statements for the Three Months Ended March 31, 2017 and 2016

Condensed Consolidated Balance Sheets as of March 31, 2017 and December 31, 2016	F-26
Condensed Consolidated Statements of Operations for the three months ended March 31, 2017 and 2016	F-27
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2017 and 2016	F-28
Notes to Unaudited Condensed Consolidated Financial Statements	F-29

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Cerulean Pharma Inc.

Waltham, Massachusetts

We have audited the accompanying consolidated balance sheets of Cerulean Pharma Inc. and subsidiary (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cerulean Pharma Inc. and subsidiary as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements for the year ended December 31, 2016 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring use of cash to fund operations in combination with the rate of expenditures with no known probable source of capital raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 1 to the financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 31, 2017

CERULEAN PHARMA INC.

CONSOLIDATED BALANCE SHEETS (In thousands, except share data and par value)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$34,950	$75,908
Accounts receivable, prepaid expenses, and other current assets	1,840	1,394

Total current assets	36,790	77,302
Property and equipment, net	668	576
Other assets	230	347

Total	$37,688	$78,225

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of loan payable	$8,382	$7,652
Accounts payable	1,446	2,226
Accrued expenses	4,611	6,459
Current portion of deferred revenue	2,500	—

Total current liabilities	16,939	16,337

Long-term liabilities:
Loan payable, net of current portion	4,439	12,672
Deferred revenue	1,993	—
Other long-term liabilities	1,206	473

Total long-term liabilities	7,638	13,145

Commitments (Note 11)
Stockholders’ equity:
Preferred stock $0.01 par value; 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.0001 par value; 120,000,000 shares authorized, 28,937,185 and 27,346,780 shares issued and outstanding at December 31, 2016 and 2015, respectively	3	3
Additional paid-in capital	213,788	210,115
Accumulated deficit	(200,680)	(161,375)

Total stockholders’ equity	13,111	48,743

Total	$37,688	$78,225

See notes to consolidated financial statements.

CERULEAN PHARMA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share and share data)

	Years Ended December 31,
	2016	2015	2014
Revenue	$766	$—	$80

Operating expenses:
Research and development	27,565	25,948	11,772
General and administrative	10,355	11,224	8,587

Total operating expenses	37,920	37,172	20,359

Other income (expense):
Interest income	86	10	9
Interest expense	(2,237)	(2,432)	(1,083)
Loss on extinguishment of debt	—	—	(2,493)
Decrease in value of preferred stock warrant liability	—	—	504

Total other income (expense), net	(2,151)	(2,422)	(3,063)

Net loss attributable to common stockholders	$(39,305)	$(39,594)	$(23,342)

Net loss per share attributable to common stockholders:
Basic and diluted	$(1.42)	$(1.56)	$(1.60)

Weighted-average common shares outstanding:
Basic and diluted	27,710,403	25,431,332	14,548,516

See notes to consolidated financial statements.

CERULEAN PHARMA INC.

CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

AND STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share data and par value)

	Redeemable Convertible Preferred Stock $0.01 Par Value		Common Stock $0.0001 Par Value		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
BALANCE — January 1, 2014	85,207,356	81,525	785,531	—	4,140	(98,439)	(94,299)
Exercise of stock options			41,566		140		140
Stock-based compensation					885		885

Issuance of common stock from initial public offering, net of underwriting fees and issuance costs of $7,126			9,569,715	1	59,861		59,862
Conversion of convertible preferred stock into common stock	(85,207,356)	(81,525)	6,826,004	1	81,525		81,526
Reclassification of warrants in connection with initial public offering					424		424
Conversion of convertible notes, net of issuance costs of $187			2,902,233		20,129		20,129
Net loss						(23,342)	(23,342)

BALANCE — December 31, 2014	—	—	20,125,049	2	167,104	(121,781)	45,325
Exercise of stock options			370,230		1,628		1,628
Stock-based compensation					2,375		2,375
Issuance of common stock from public offering, net of underwriting fees and issuance costs of $3,111			6,716,000	1	37,184		37,185
Issuance of common stock from private placement			135,501		1,000		1,000
Issuance of warrants in connection with term loan facility			—		824		824
Net loss						(39,594)	(39,594)

BALANCE — December 31, 2015	—	—	27,346,780	3	210,115	(161,375)	48,743
Issuance of common stock from employee stock purchase plan			37,712		78		78
Issuance of common stock for services			52,693		54		54
Stock-based compensation					2,755		2,755
Issuance of common stock from common stock purchase agreement, net of issuance costs of $214			1,500,000		786		786
Net loss						(39,305)	(39,305)

BALANCE — December 31, 2016	—	$—	$28,937,185	$3	$213,788	$(200,680)	$13,111

See notes to consolidated financial statements.

CERULEAN PHARMA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Years Ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Net loss	$(39,305)	$(39,594)	$(23,342)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	2,755	2,375	885
Noncash rent expense	153	(41)	29
Change in carrying value of preferred stock warrant liability	—	—	(504)
Depreciation and amortization	261	192	126
(Gain) loss on disposal of property and equipment	4	(6)	(28)
Loss on extinguishment of debt	—	—	2,493
Amortization of debt discount and deferred financing costs	420	739	215
Deferred revenue	5,000	—	—
Amortization of deferred revenue	(507)	—	—
Changes in operating assets and liabilities:
Accounts receivable, prepaid expenses and other current assets	(446)	342	(695)
Accounts payable	(603)	795	341
Accrued expenses	(1,268)	3,283	1,419

Net cash used in operating activities	(33,536)	(31,915)	(19,061)

Cash flows from investing activities:
Purchases of property and equipment	(535)	(277)	(225)
Proceeds from sale of property and equipment	—	23	40
Increase (decrease) in restricted cash	117	(230)	—

Net cash used in investing activities	(418)	(484)	(185)

Cash flows from financing activities:
Proceeds from sale of common stock	918	2,628	140
Proceeds from public stock offering, net	—	37,185	59,862
Proceeds from loan payable	—	21,000	—
Proceeds from issuance of convertible promissory notes	—	—	8,500
Payments on loan payable	(7,922)	(3,321)	(3,348)
Cash paid for debt issuance costs	—	(359)	(222)

Net cash (used in) provided by financing activities	(7,004)	57,133	64,932

Net increase (decrease) in cash and cash equivalents	(40,958)	24,734	45,686
Cash and cash equivalents — Beginning of year	75,908	51,174	5,488

Cash and cash equivalents — End of year	$34,950	$75,908	$51,174

Supplemental disclosures of noncash investing and financing activities:
Purchase of property and equipment in accounts payable	$—	$177	$—
Conversion of redeemable convertible preferred stock into common stock	$—	$—	$81,526
Conversion of convertible notes and accrued interest into common stock, net	$—	$—	$20,129
Reclassification of warrants to additional paid-in capital	$—	$—	$424
Warrants issued with term loan facility	$—	$824	$—
Supplemental cash flow information — Interest paid	$1,293	$1,000	$400

See notes to consolidated financial statements.

CERULEAN PHARMA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF BUSINESS AND OPERATIONS

Nature of Business — Cerulean Pharma Inc. (the “Company”) was incorporated on November 28, 2005, as a Delaware corporation and is located in Waltham, Massachusetts. The Company was formed to develop novel, nanotechnology-based therapeutics in the areas of oncology and other diseases. In 2013, the Company formed a wholly owned subsidiary, Cerulean Pharma Australia Pty Ltd as an Australian-based proprietary limited company to perform clinical activities in Australia.

The Company’s operations have consisted primarily of raising capital, product research and development, and initial market development.

The Company has not generated any revenue related to its primary business purpose to date and is subject to a number of risks common to other development stage life science companies, including dependence on key individuals, competition from other companies, the need for development of commercially viable products, and the need to obtain adequate additional financing to fund the development of product candidates. The Company is also subject to a number of risks similar to other companies in the industry, including rapid technological change, regulatory approval of products, uncertainty of market acceptance of products, competition from substitute products and larger companies, the need to obtain additional financing, compliance with government regulations, protection of proprietary technology, dependence on third parties, product liability and dependence on key individuals.

The Company has an accumulated deficit of $200.7 million at December 31, 2016. The Company has financed its operations primarily through private placements of its preferred stock, proceeds from borrowings, an initial public offering completed in 2014 and a follow-on offering completed in 2015. In October 2016 the Company entered into a collaboration with Novartis Institutes for BioMedical Research, Inc. (“Novartis”) to develop nanoparticle-drug conjugates combining the Company’s proprietary Dynamic Tumor Targeting technology with Novartis’ proprietary compounds. Under this collaboration the Company received important funding to support its research program. The Company has not completed development of any product candidate and has devoted substantially all of its financial resources and efforts to research and development, including preclinical and clinical development. Accordingly, the Company will continue to depend on its ability to raise capital through equity and debt issuances and/or through strategic partnerships. The Company expects to continue to incur significant expenses and increasing operating losses for at least several years.

As of December 31, 2016, the Company had cash and cash equivalents of $35.0 million. The Company has no other sources of significant liquidity in place as of December 31, 2016. The Company expects that its existing cash and cash equivalents will fund its operations into the second half of 2017 based on the Company’s 2017 operating plan. The Company has undertaken a strategic review of potential financing alternatives such as the sale of the company, a merger, a business combination, a strategic investment into the company, or a sale, license or disposition of assets of the Company. If the Company is unable to obtain additional funding on a timely basis, it may be required to curtail or terminate research and development activities under its collaboration agreement with Novartis, or to scale back, suspend or terminate its business operations.

As more fully discussed in Note 17 Subsequent Events, pursuant to management’s plans, in March 2017 the Company entered into a series of transactions including the payoff of its note payable to Hercules Capital for $12.4 million. The Company sold and assigned all of its right, title and interest in and to its clinical product candidates CRLX101 and CRLX301 for proceeds of $1.5 million. The Company also agreed to sell and assign to Novartis all of its right, title and interest in and to the patent rights, know-how and third-party license agreements relating to its Dynamic Tumor Targeting Platform technology for proceeds of $6.0 million, whereby the proceeds from this asset sale are to be received upon closing of the transaction. The Company also entered into a Stock Purchase Agreement with Daré Biosciences, Inc., which if approved by the shareholders, will be consummated by an exchange of common stock shares and no cash consideration paid or received.

With exception of the payoff of the note payable and the sale of the clinical product candidates, these transactions are subject to certain closing conditions. There can be no assurances that these transactions will be consummated prior to the exhaustion of the Company’s cash and cash equivalent resources, if at all.

The foregoing matters give rise to substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

On an ongoing basis, the Company’s management evaluates its estimates, including estimates related to clinical trial accruals, stock-based compensation expense, and reported amounts of revenues and expenses during the reported period. The Company bases its estimates on historical experience and other market-specific or other relevant assumptions that it believes to be reasonable under the circumstances. Although the Company regularly assesses these estimates, actual results could differ from those estimates. Changes in estimates are recorded in the period in which they become known.

Principles of Consolidation — The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated.

Segment Information — Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business in one operating segment; however, the Company operates in two geographic regions: United States (Waltham, MA) and Australia (Sydney, NSW). There is no revenue generated or long-lived assets located within the Australian location.

Cash and Cash Equivalents — Cash equivalents include all highly liquid investments maturing within 90 days from the date of purchase and consist primarily of money market funds.

Concentrations of Credit Risk — Financial instruments that subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. Substantially all of the Company’s cash and cash equivalents are held at one financial institution that management believes to be of high-credit quality. Deposits with this financial institution may exceed the amount of insurance provided on such deposits; however these deposits may be redeemed upon demand and, therefore, bear minimal risk.

Restricted Cash — At December 31, 2016 and 2015, the Company had restricted cash of $230,000 and $347,000, respectively. The restricted cash balances were used to collateralize stand-by letters of credit issued by the Company as a security deposit for its current and former facility leases. The balance at December 31, 2016, was with respect to the Company’s current facility lease which is scheduled to expire in February 2021. The balance at December 31, 2015, includes the balance for the current facility lease and the Company’s former facility lease which was scheduled to expire in February 2016 but was terminated early on December 31, 2015. The restricted cash is included within other assets in the balance sheet.

Property and Equipment — Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Repairs and maintenance costs are expensed as incurred, whereas major improvements are capitalized as additions to property and equipment.

Depreciation is provided using the straight-line method over the following estimated useful lives:

Laboratory equipment	5 years
Computer equipment	3 years
Office furniture and equipment	5 years
Leasehold improvements	Lesser of useful life or remaining lease term

Impairment of Long-Lived Assets — Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. When such events occur, the Company compares the carrying amounts of the assets to their undiscounted expected future cash flows. If this comparison indicates that there is impairment, the amount of impairment is calculated as the difference between the carrying value and fair value. For the years ended December 31, 2016 and 2015, the Company has not recorded an impairment charge for its long-lived assets.

Revenue Recognition —

Collaborative Research and Development and Multiple-Element Arrangements

The Company has generated revenue through a research collaboration agreement for the development and commercialization of product candidates utilizing the Company’s technologies. The agreement provides for multiple deliverables by the Company (for example, license rights, research and development services and manufacturing of clinical materials) in exchange for consideration to the Company of a combination of non-refundable upfront fees, research and development funding, contingent payments based upon achievement of clinical development or other milestones and royalties in the form of designated percentages of product net sales. The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605-25, Revenue Recognition: Multiple Element Arrangements. Multiple-element arrangements, such as license and development agreements, are analyzed to determine whether the deliverables can be separated or whether they must be accounted for as a single unit of accounting. When deliverables are separable, consideration received is allocated to the separate units of accounting based on the relative selling price method and the appropriate revenue recognition principles are applied to each unit. When the Company determines that an arrangement should be accounted for as a single unit of accounting, it must determine the period over which the performance obligations will be performed, and revenue will be recognized over the performance period.

Under the research collaboration agreement, the Company is entitled to receive payments contingent upon the achievement of certain development, regulatory and sales milestones. Based on FASB ASC 605-28, Revenue Recognition — Milestone Method, the Company evaluates contingent milestones at inception or modification of the agreement, and recognizes consideration that is contingent upon the achievement of a milestone in its entirety as revenue in the period in which the milestone is achieved only if the milestone is considered substantive in its entirety. Milestones are events which have the following characteristics: (i) they can be achieved based in whole or in part on either the Company’s performance or on the occurrence of a specific outcome resulting from the Company’s performance, (ii) there was substantive uncertainty at the date the agreement was entered into that the event would be achieved and, (iii) they would result in additional payments due to the Company. A milestone is considered substantive if the following criteria are met: (i) the consideration is commensurate with either (1) the entity’s performance to achieve the milestone, or (2) the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from the entity’s performance to achieve the milestone, (ii) the consideration relates solely to past performance and, (iii) the consideration is reasonable relative to all of the other deliverables and payment terms, including other potential milestone consideration, within the arrangement.

The Company has evaluated each milestone in the research collaboration agreement under ASC 605-28. The Company has determined that each of the development and regulatory milestones are substantive, as they satisfy all of the criteria of ASC 605-28. As determined at the inception of the arrangement, each milestone is subject to substantive uncertainty, as each is dependent on the successful outcome of significant scientific research and clinical development to advance the product candidates and the clinical and/or regulatory success of the product candidates. Under the agreement the Company is entitled to receive up to $41.5 million in milestone payments for each defined program based upon achievement of specified preclinical, developmental, clinical and regulatory milestones. The Company is primarily responsible for the research and pre-clinical development of nanoparticle drug conjugates comprised of the Company’s proprietary polymer covalently linked to selected active pharmaceutical ingredients that are nominated by the Company’s partner for such development. In addition, the Company is required to assist with certain aspects of regulatory filings for marketing approval. As a result, the achievement of each development and regulatory milestone is based on a specific outcome achieved as a result of the Company’s performance. These milestone payments are non-refundable and relate solely to past performance. Furthermore, the Company considers the milestone payment amounts to be reasonable in relation to the total arrangement consideration.

The Company may receive up to an additional $185.0 million in milestone payments based upon achievement of specified sales milestones. Unlike the development and regulatory milestones, the commercial milestones would be achieved solely as a result of the collaboration partner’s performance. Because the commercial milestones are achieved after the completion of the Company’s development activities under the collaboration agreement, the Company has no required obligations for deliverables under the collaboration with respect to any commercial products and therefore the Company has no future performance obligations related to the commercial milestones. These commercial milestones will not be treated as substantive based on the guidance in ASC 605-28-25-2, which requires substantive milestones to be based upon the Company’s performance. The Company will account for any commercial milestone payment in the same manner as royalties, with revenue recognized upon achievement of the milestone, assuming all other revenue recognition criteria are met.

As more fully discussed in Note 17 Subsequent Events, pursuant to management’s plans, in March 2017 the Company agreed to sell and assign to Novartis all of its right, title and interest in and to the patent rights, know-how and third-party license agreements relating to its Dynamic Tumor Targeting Platform technology for proceeds of $6.0 million, whereby the proceeds from this asset sale are to be received upon closing of the transaction. The consummation of this sale, will result in the termination of the collaboration. If the Company’s stockholders do not approve the Novartis transaction and it is unable to obtain additional funding on a timely basis, it may be required to curtail or terminate research and development activities under its collaboration agreement with Novartis.

Deferred Revenue

Amounts received prior to satisfying the above revenue recognition criteria are recorded as deferred revenue in the accompanying consolidated balance sheets. Amounts not expected to be recognized within one year following the balance sheet date are classified as non-current deferred revenue.

Research and Development Costs — Research and development expenses consist of expenses incurred in performing research and development activities, including compensation and benefits for full-time research and development employees, an allocation of facilities expenses, overhead expenses, manufacturing process-development and scale-up activities, clinical trial and related clinical manufacturing expenses, fees paid to clinical research organizations, or CROs, and investigative sites, payments to universities under the Company’s license agreements and other outside expenses. In the early phases of development, the Company’s research and development costs are often devoted to expanding its product platform and are not necessarily allocable to a specific target. Research and development costs are expensed as incurred. Nonrefundable advanced payments, if any, for goods and services used in research and development are recognized as an expense as the related goods are delivered or services are performed.

Stock-Based Compensation — The Company accounts for stock-based awards at fair value, which is measured using the Black-Scholes option-pricing model. The fair value measurement date for employee awards is generally the date of grant. The fair value measurement date for nonemployee awards is generally the date the performance of services is completed. Stock-based compensation costs are recognized as an expense over the requisite service period, which is generally the vesting period, on a straight-line basis for all time-vested awards. The Company issued performance based grants where the vesting of the grant is tied to certain milestone performance and in these cases, the compensation is recognized as expense when the probability of the milestone is met.

Stock-based awards to nonemployees are remeasured at each reporting date and recognized as services are rendered, generally on a straight-line basis. The Company believes that the fair value of these awards is more reliably measurable than the fair value of the services rendered. Stock-based compensation is classified in the accompanying consolidated statements of operations in the department where the related services are provided.

Net Loss per Share Attributable to Common Stockholders — Basic net loss attributable to common stockholders per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. During periods where the Company might earn net income, the Company would allocate participating securities a proportional share of net income determined by dividing total weighted average participating securities by the sum of the total weighted average common shares and participating securities (the “two-class method”). Participating securities have the effect of diluting both basic and diluted earnings per share during periods of income. During periods where the Company incurred net loss, the Company allocates no loss to participating securities because they have no contractual obligation to share in the losses of the Company. The Company computes diluted loss per common share after giving consideration to the dilutive effect of stock options and warrants that are outstanding during the period, except where such nonparticipating securities would be antidilutive.

Income Taxes — Deferred income taxes are provided for the temporary differences arising between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and for operating loss carryforwards and credits. Deferred tax assets and liabilities are recorded using tax rates expected to be in effect in the year in which the differences are expected to reverse. A valuation allowance is provided for any net deferred tax assets for which management believes it is more likely than not that the net deferred tax assets will not be realized.

The Company provides liabilities for potential payment of tax to various tax authorities related to uncertain tax positions. The tax benefits recorded are based on a determination of whether and how much of a tax benefit taken by the Company in its filings or positions is “more likely than not” to be realized following resolution of any uncertainty related to the tax benefit, assuming the matter in question will be raised by the tax authorities. Potential interest and penalties associated with such uncertain tax positions are recorded as a component of income tax expense. At December 31, 2016 and 2015, the Company had approximately $0.7 million and $0.6 million, respectively, of total unrecognized tax benefits, which would affect income tax expense if recognized, before consideration of its valuation allowance. During fiscal year 2016, the Company did not make any payment of interest and penalties on unrecognized tax benefits. In addition, there was nothing accrued for in the consolidated balance sheets for the payment of interest and penalties at December 31, 2016.

Guarantees and Indemnification — As permitted under Delaware law, the Company indemnifies its officers and directors employees for certain events or occurrences while the officer or director is, or was serving at the Company’s request in such a capacity. The term of the indemnification is for the officer’s or director’s lifetime. During the year ended December 31, 2016, the Company did not experience any losses related to these indemnification obligations. The Company does not expect significant claims related to these indemnification obligations, and consequently, has concluded the fair value of these obligations is not material. Accordingly, as of December 31, 2016 no amounts have been accrued related to such indemnification provisions.

Recent Accounting Pronouncements — In November 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update 2016-18, “Statement of Cash Flows — Restricted Cash (Topic 230)”. This new standard requires companies to include amounts generally described as restricted cash and restricted cash equivalents in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This guidance is effective for annual and interim reporting periods beginning after December 15, 2017, and required retrospective application. The Company is currently evaluating the effect this standard will have on its consolidated financial statements and related disclosures.

In August 2016, the FASB issued Accounting Standards Update 2016-15, “Statement of Cash Flows (Topic 230)” (“ASU 2016-15”). ASU 2016-15 provides guidance to clarify how cash payments for debt prepayment or debt extinguishment costs are to be classified in the statement of cash flows. The standard is effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company is currently evaluating the effect this standard will have on its consolidated financial statements and related disclosures.

In March 2016, the FASB issued Accounting Standards Update 2016-09, “Compensation — Stock Compensation (Topic 718)” (“ASU 2016-09”). ASU 2016-09 is intended to simplify various aspects of how share-based payments are accounted for and presented in financial statements. The standard is effective prospectively for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016, with early adoption permitted. For amendments that are to be applied on a modified retrospective basis, a cumulative-effect adjustment will be calculated on the first day of the fiscal year of adoption, which will be recorded in retained earnings. The Company has early adopted ASU 2016-09 for its quarter ended December 31, 2016. As a result of the Company’s adoption of ASU 2016-09, it will track option deductions in its net operating loss deferred tax asset on a modified retrospective basis, and has included the option deductions in the December 31, 2016 deferred tax assets. In addition, the Company’s policy has been to estimate forfeitures as of the grant date. The Company will continue to maintain its policy to estimate forfeiture as of the grant date in the future. The gross deferred tax asset and valuation allowance as of December 31, 2016, increased $163,000 as a result of the cumulative effect of adoption of ASU 2016-09. The adoption of ASU 2016-09 did not have a material impact on the Company’s financial statements for the year ended and as of December 31, 2016.

In February 2016, the FASB issued Accounting Standards Update 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), which provides new accounting guidance on leases. ASU 2016-02 requires lessees to recognize leases on their balance sheets, and leaves lessor accounting largely unchanged. The amendments in ASU 2016-02 are effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early application is permitted for all entities. ASU 2016-02 requires a modified retrospective approach for all leases existing at, or entered into after, the date of initial application, with an option to elect to use certain transition relief. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In August 2014, the FASB issued Accounting Standards Update 2014-15, “Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 requires management to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern and provide related disclosures. ASU 2014-15 is effective for annual and interim reporting periods beginning January 1, 2017 and is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued Accounting Standards Update 2014-09 (ASC 606), “Revenue from Contracts with Customers” (ASU 2015-09), which affects any entity that either enters into contracts with customers to transfer goods and services or enters into contracts for the transfer of nonfinancial assets. In August 2015, the FASB issued Accounting Standards Update 2015-14, “Revenue from Contracts with Customers” which defers the effective date of ASU 2014-09 for all entities by one year. ASU 2014-09, which has been codified with the Accounting Standards Codification as Topic 606, is now effective for public companies for annual reporting periods beginning after December 15, 2017, including interim periods within those reporting periods. ASC 606 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. In addition, ASC 606 provides guidance on accounting for certain revenue-related costs including, but not limited to, when to capitalize costs associated with obtaining and fulfilling a contract. ASC 606 provides companies with two implementation methods. Companies can choose to apply the standard retrospectively to each prior reporting period presented (full retrospective application) or retrospectively with the cumulative effect of initially applying the standard as an adjustment to the opening balance of retained earnings of the annual reporting period that includes the date of initial application (modified retrospective application). Since ASU 2014-09 was issued, several additional Accounting Standards Updates have been issued and incorporated within ASC 606 to clarify various elements of the guidance. The Company plans to adopt this guidance on January 1, 2018. The Company has not yet determined whether it will utilize the full retrospective or the modified retrospective adoption method and continues to evaluate the impact that adoption will have on its consolidated financial statements.

3.	NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table summarizes the computation of basic and diluted net loss per share attributable to common stockholders of the Company (in thousands, except share data and per share data):

	Years Ended December 31,
	2016	2015	2014
Net loss attributable to common stockholders — basic and diluted	$(39,305)	$(39,594)	$(23,342)
Weighted-average number of common shares — basic and diluted	27,710,403	25,431,332	14,548,516
Net loss per share attributable to common stockholders — basic and diluted	$(1.42)	$(1.56)	$(1.60)

The Company has reported a net loss for all periods presented, therefore diluted net loss per common share is the same as basic net loss per common share.

The following potentially dilutive securities outstanding have been excluded from the computation of diluted weighted-average shares outstanding, because such securities had an antidilutive impact due to the losses reported (in common stock equivalent shares):

	As of December 31,
	2016	2015	2014
Options to purchase common stock	4,020,288	3,454,926	2,126,176
Warrants to purchase common stock	365,564	300,564	128,663

4.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands):

	As of December 31,
	2016	2015
Laboratory equipment	$1,548	$1,314
Computer equipment	371	350
Office furniture and equipment	66	25
Leasehold improvements	75	33

	2,060	1,722
Less accumulated depreciation and amortization	(1,392)	(1,146)

Property and equipment, net	$668	$576

Depreciation and amortization expense for the years ended December 31, 2016, 2015, and 2014, was $261,000, $192,000, and $126,000, respectively.

5.	ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

	As of December 31,
	2016	2015
Accrued clinical trial costs	$2,648	$2,631
Accrued contract manufacturing expenses	226	945
Accrued compensation and benefits	1,080	1,864
Accrued interest	82	136
Other accrued expenses	575	883

Total accrued expenses	$4,611	$6,459

6.	LOAN AGREEMENTS

On January 8, 2015 (the “Closing Date”), the Company entered into a term loan facility of up to $26.0 million (the “Term Loan”) with Hercules Technology Growth Capital, Inc. (“Hercules”). The proceeds were used to repay the Company’s existing term loan facility with Lighthouse Capital Partners VI, L.P. (“Lighthouse Capital”) and for general corporate and working capital purposes. At December 31, 2016, the Company had $13.1 million in principal outstanding under the Term Loan.

The Term Loan is governed by a loan and security agreement, dated January 8, 2015, between the Company and Hercules (the “Hercules Loan Agreement”). The Hercules Loan Agreement provided for up to three separate borrowings, the first of which was funded in the amount of $15.0 million on the Closing Date. On November 24, 2015, the Company drew a second tranche in the amount of $6.0 million. The Company elected not to commence a randomized Phase 2 clinical study of CRLX101 in combination with chemoradiotherapy on or prior to December 15, 2015, which was a condition of obtaining an additional tranche in an amount of up to $5.0 million. As a result, the Company is no longer eligible to borrow this amount under the Term Loan.

The Term Loan will mature on July 1, 2018. Each advance under the Term Loan accrues interest at a floating per annum rate equal to the greater of (i) 7.30% or (ii) the sum of 7.30% plus the prime rate minus 5.75%. The Term Loan provided for interest-only payments on a monthly basis until December 31, 2015. Thereafter, payments are payable monthly in equal installments of principal and interest to fully amortize the outstanding principal over the remaining term of the loan, subject to recalculation upon a change in the prime rate. The Company may prepay the Term Loan in whole or in part upon seven business days’ prior written notice to Hercules. Any such prepayment of the Term Loan is subject to a prepayment charge of 1.0%. Amounts outstanding during an event of default are payable upon Hercules’ demand and shall accrue interest at an additional rate of 5.0% per annum of the past due amount outstanding. The minimum future principal payments are as follows (in thousands):

Year Ending December 31,
2017	$8,533
2018	4,544
Unamortized discount relating to warrants and deferred financing costs	(256)

Total	12,821
Less current portion	(8,382)

Long-term portion	$4,439

At the end of the loan term (whether at maturity, by prepayment in full or otherwise), the Company shall pay a final end of term charge to Hercules in the amount of 6.7% of the aggregate original principal amount advanced by Hercules. The amount of the end of term charge is being accrued over the loan term as interest expense. As of December 31, 2016, the Company has accrued $1.1 million related to the end of term charge, which has been classified as other long-term liabilities.

In connection with the Hercules Loan Agreement, the Company issued to Hercules a warrant to purchase shares of the common stock of the Company at an exercise price of $6.05 per share. The warrant is exercisable for 171,901 shares of common stock. The warrant is exercisable until January 8, 2020. The Company estimated the fair value of the warrant for shares exercisable on the issue date in January 2015 to be $824,000. The value of the warrant was recorded as a discount to the loan. The fair value of the warrant was estimated on the date of issue for the exercisable shares at that date using the Black-Scholes option-pricing model. The following table shows the Black-Scholes assumptions used to value the warrant:

January 8, 2015
Contractual life	5 years
Volatility rate	61%
Risk-free interest rate	1.5%
Expected dividends	—

At December 31, 2016, the Company’s balance of unamortized deferred financing costs and unamortized debt discount were $0.1 million and $0.2 million, respectively. These costs are being amortized to interest expense using the effective interest method over the term of the loan.

In connection with the Hercules Loan Agreement, the Company entered into a stock purchase agreement with Hercules, whereby Hercules purchased 135,501 shares of common stock from the Company at a price per share of $7.38, which was equal to the closing price of the common stock on the NASDAQ Global Market on January 7, 2015, for an aggregate purchase price of approximately $1.0 million.

In December 2011, the Company entered into a loan and security agreement with Lighthouse Capital to borrow up to $10.0 million in one or more advances by December 31, 2012. In both March 2012 and August 2012, the Company borrowed $5.0 million under the loan and security agreement, for a total of $10.0 million. This amount was being repaid over 36 months beginning on December 1, 2012, at an interest rate of 8.25%. In addition, the Company was required to make an additional payment in the amount of $600,000 at the end of the loan term. The amount was accrued over the loan term as interest expense. The amount accrued as of December 31, 2014 was $574,000, and it was included in accrued expense in the Company’s consolidated balance sheet. In January 2015, the Company repaid in full the amount outstanding under the Lighthouse Capital agreement, or $3.6 million, with the proceeds from the Hercules Loan Agreement.

In connection with the loan and security agreement with Lighthouse Capital, the Company issued Lighthouse Capital a warrant to purchase a maximum of 66,436 shares of the Company’s Series D Preferred Stock, at an exercise price of $12.04 per share and with an expiration date 10 years from the date of issue (December 2021). The Company determined the fair value of the warrant at the end of each reporting period using the Black-Scholes option pricing model until the warrant converted to a warrant to purchase 66,436 shares of common stock upon the completion of the IPO. The value of the warrant was recorded as a discount to the loan and was being amortized as interest expense using the effective interest method over the 36-month repayment term. The unamortized discount relating to the warrants, or $0.2 million, was expensed as interest expense upon repayment of the loan in January 2015.

7.	STOCKHOLDERS’ EQUITY

Common Stock — In 2015, the Company issued 6,716,000 shares of common stock in connection with an underwritten public offering and during 2014 the Company issued 19,297,952 shares of common stock in connection with its IPO, the conversion of preferred stock and convertible notes into common stock, and the partial exercise of the underwriters’ overallotment option in the IPO.

Common Stock Purchase Agreement — On October 14, 2016, the Company entered into a common stock purchase agreement (the “Purchase Agreement”) with Aspire Capital Fund, LLC (“Aspire Capital”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $20.0 million of shares of the Company’s common stock over a term of 24 months from the execution of the Purchase Agreement. Immediately following the execution of the Purchase Agreement, the Company made an initial sale to Aspire Capital under the Purchase Agreement of 800,000 shares of common stock at a price of $1.25 per share, for gross proceeds of $1.0 million, and concurrently entered into a registration rights agreement with Aspire Capital registering the shares of the Company’s common stock that have been and may be issued to Aspire Capital under the Purchase Agreement. In consideration for entering into the Purchase Agreement, the Company issued to Aspire Capital 700,000 shares of the Company’s common stock as a commitment fee. The net proceeds of the Aspire Capital transaction, after offering expenses, to the Company were approximately $786,000. At December 31, 2016, up to $19.0 million of the Company’s common stock that may be sold at the prevailing share price at the time of sale subject to conditions specified in the Purchase Agreement remains available.

Reserved Shares of Common Stock — The Company has reserved the following number of shares of common stock at December 31, 2016 and 2015:

	As of December 31,
	2016	2015
Warrants to purchase common stock	365,564	300,564
Common stock options	4,020,288	3,995,876

Total	4,385,852	4,296,440

8.	STOCK OPTION PLANS

2007 Stock Incentive Plan — The Company’s 2007 Incentive Stock Plan, or the 2007 Plan, provides for the grant of qualified incentive stock options and nonqualified stock options or other awards to the Company’s employees, officers, directors, advisors, and outside consultants to purchase up to an aggregate of 1,275,211 shares of the Company’s common stock, as amended in January 2014. The stock options generally vest over a four-year period and expire 10 years from the date of grant. Certain options provide for accelerated vesting if there is a change in control, as defined in the 2007 Plan. Effective with the IPO, no additional grants will be issued from the 2007 Plan and all shares available for grant under the 2007 Plan were transferred to the 2014 Plan. Accordingly, at December 31, 2016 and 2015, there were no shares available for future grant under the 2007 Plan.

Prior to the IPO, in determining the exercise prices for options granted, the Company’s board of directors considered the fair value of the common stock as of the measurement date. The fair value of the common stock was determined by the board of directors at each award grant date based upon a variety of factors, including the results obtained from a common stock valuation, the Company’s financial position and historical financial performance, the status of technological developments within the Company’s products, the composition and ability of the current research and management team, an evaluation or benchmark of the Company’s competition, the current business climate in the marketplace, the illiquid nature of the common stock, arm’s-length sales of the Company’s capital stock (including redeemable convertible preferred stock), the effect of the rights and preferences of the preferred shareholders, and the prospects of a liquidity event, among others.

2014 Stock Incentive Plan — In March 2014, the Company’s board of directors adopted and its stockholders approved the 2014 Stock Incentive Plan, or the 2014 Plan, which became effective upon the closing of the IPO. The 2014 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards. The 2014 Plan provides an annual increase in the number of shares available for grant on the first day of each calendar year beginning with the fiscal year ended December 31, 2015 and continuing for each fiscal year until, and including, the fiscal year ending December 31, 2024, equal to the lesser of (i) 1,000,000 shares of common stock, (ii) 4% of the number of outstanding shares of common stock on such date and (iii) an amount determined by the Company’s board of directors. As of December 31, 2016, there were 924,400 shares available for future grant under the 2014 Plan.

A summary of stock option activity for employee and nonemployee awards under the 2007 Plan and the 2014 Plan during the year ended December 31, 2016 is presented below (Aggregate Intrinsic Value in thousands):

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2016	3,454,926	$5.39	8.9	$—
Granted	1,597,570	1.86
Exercised	—
Forfeited	(1,032,208)	4.12

Outstanding at December 31, 2016	4,020,288	$4.31	8.4	$—

Options exercisable at December 31, 2016	1,634,944	$5.41	7.7	$—

Options vested and expected to vest at December 31, 2016	3,900,976	$4.33	8.4	$—

The total intrinsic value of stock options exercised in the years ended December 31, 2016, 2015, and 2014 was $0, $0, and $161,000, respectively.

The weighted-average per share grant date fair value of options granted during 2016, 2015, and 2014 was $1.07, $3.22, and $3.33, respectively.

The Company has recorded stock-based compensation expense of $2.7 million, $2.4 million, and $885,000 during the years ended December 31, 2016, 2015, and 2014, respectively, which is based on the number of awards ultimately expected to vest. As of December 31, 2016, there was $4.1 million of unrecognized compensation cost related to unvested stock-based compensation arrangements granted under the 2007 Plan and the 2014 Plan. The compensation is expected to be recognized over a weighted-average period of 2.02 years at December 31, 2016.

Stock-based compensation expense recorded as research and development and general and administrative expenses is as follows (in thousands):

	As of December 31,
	2016	2015	2014
Research and development	$1,098	$795	$317
General and administrative	1,657	1,580	568

Total	$2,755	$2,375	$885

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model based on the assumptions noted in the table below. Expected volatility for the Company’s common stock was determined based on an average of the historical volatility of a peer-group of similar public companies. The Company has limited option exercise information, as such, the expected term of the options granted was calculated using the simplified method that represents the average of the contractual term of the option and the weighted-average vesting period of the option. The assumed dividend yield is based upon the Company’s expectation of not paying dividends in the foreseeable future. The risk-free rate for periods within the contractual life of the option is based upon the U.S. Treasury yield curve in effect at the time of grant.

The assumptions used in the Black-Scholes option-pricing model for stock options granted to employees during the years ended December 31, 2016, 2015, and 2014 are as follows:

December 31,
	2016	2015	2014
Expected life	6 years	6 years	6 years
Risk-free interest rate	1.20%-2.32%	1.45%-2.02%	1.71%-2.00%
Expected volatility	61%-68%	51%-63%	54%-60%
Expected dividend rate	— %	— %	— %

The Company recorded stock-based compensation expense related to nonemployee awards of $77,000, $173,000, and $56,000 for the years ended December 31, 2016, 2015, and 2014, respectively. The compensation expense related to the nonemployee awards is included in the total stock-based compensation each year and is subject to re-measurement until the options vest. The Black-Scholes assumptions used to estimate the fair value of these awards for the years ended December 31, 2016, 2015, and 2014 were as follows:

December 31,
	2016	2015	2014
Expected life	10 years	10 years	8 years
Risk-free interest rate	1.56%-2.43%	2.10%-2.25%	1.86%-2.53%
Expected volatility	60%-61%	60%-61%	56%-62%
Expected dividend rate	— %	— %	— %

During the year ended December 31, 2016, the Company granted nonemployee stock options to consultants for the purchase of 140,000 shares of the Company’s common stock. The weighted-average exercise price and the weighted-average fair value of nonemployee stock options granted for the year ended December 31, 2016, was $1.08 per share and $0.46 per share, respectively. The fair value of the grants is being expensed over the vesting period of the options on a straight-line basis as the services are being provided. On September 4, 2015, nonemployee stock options to purchase 90,000 shares of the Company’s common stock were converted to employee stock options upon the appointment of the Company’s Chief Medical Officer who had been serving as a consultant to the Company until his appointment. The exercise price and the fair value of these stock options is $4.71 per share and $2.71 per share, respectively. The Company did not grant any nonemployee stock option grants in 2014.

In 2012, the Company granted options to purchase 60,934 common shares to an officer of the Company, now the Company’s Chief Executive Officer, that will vest upon the achievement of business milestones as defined within the stock option agreement. These awards have not vested as of December 31, 2016. Compensation expense for the awards will be recorded if and when the awards are determined to be probable.

2014 Employee Stock Purchase Plan — In March 2014, the Company’s board of directors adopted and its stockholders approved the 2014 Employee Stock Purchase Plan (the “2014 ESPP”), which became effective upon the closing of the IPO. The 2014 ESPP will be administered by the Company’s board of directors or by a committee appointed by the Company’s board of directors. The 2014 ESPP initially provides participating employees with the opportunity to purchase up to an aggregate 500,000 of shares of the Company’s common stock. The number of shares of the Company’s common stock reserved for issuance under the 2014 ESPP will automatically increase on the first day of each fiscal year, commencing on January 1, 2015 and ending January 1, 2024, in an amount equal to the least of (i) 600,000 shares of the Company’s common stock, (ii) 1% of the total number of shares of the Company’s common stock outstanding on the first day of the applicable year, or (iii) an amount determined by the Company’s board of directors. There are two six-month offerings per year. The first offering period under the 2014 ESPP began on July 1, 2015. The compensation expense related to the 2014 ESPP is included in the total stock-based compensation. The stock-based compensation expense related to the ESPP for the year ended December 31, 2016 and 2015, was $24,000 and $27,000, respectively. There was no stock-based compensation related to the 2014 ESPP recorded for the year ended December 31, 2014.

9.	FAIR VALUE MEASUREMENTS

The Company’s financial instruments consist of cash equivalents, accounts payable, accrued expenses, debt obligations, and preferred stock warrants. The carrying amount of accounts payable and accrued expenses are considered a reasonable estimate of their fair value, due to the short-term maturity of these instruments. The carrying amount of debt is also considered to be a reasonable estimate of the fair value based on the short-term nature of the debt and that the debt bears interest at the prevailing market rate for instruments with similar characteristics. If recorded at fair value, Level 2 measurements, as defined below, would have been used to estimate the fair value. Included in cash and cash equivalents as of December 31, 2016 and 2015, are money market fund investments of $35.0 million and $75.3 million, respectively, which are reported at fair value.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value are performed in a manner to maximize the use of observable inputs and minimize the use of unobservable inputs.

The accounting standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

Level 1 — Quoted prices (unadjusted) in active markets that are accessible at the market date for identical unrestricted assets or liabilities.

Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs for which all significant inputs are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A summary of the financial assets and liabilities that are measured on a recurring basis at fair value as of December 31, 2016 and 2015, is as follows (in thousands):

		Fair Value Measurements Using
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2016
Money market funds	$34,950	$—	$34,950	$—
December 31, 2015
Money market funds	$75,325	$—	$75,325	$—

The Company’s money market funds have been valued on the basis of valuations provided by third-party pricing services, as derived from such services’ pricing models. Inputs to the models may include, but are not limited to, reported trades, executable bid and asked prices, broker/dealer quotations, prices or yields of securities with similar characteristics, benchmark curves or information pertaining to the issuer, as well as industry and economic events. The pricing services may use a matrix approach, which considers information regarding securities with similar characteristics to determine the valuation for a security. The Company is ultimately responsible for the consolidated financial statements and underlying estimates. Accordingly, the Company assesses the reasonableness of the valuations provided by the third-party pricing services by reviewing actual trade data, broker/dealer quotes and other similar data, which are obtained from quoted market prices or other sources.

For the years ended December 31, 2016 and 2015, there have been no transfers between levels.

10.	INCOME TAXES

Significant components of the Company’s deferred taxes at December 31, 2016, and 2015 are as follows:

	2016	2015
Net operating loss carryforwards	$42,211	$35,797
Research and development credit carryforwards	2,486	2,066
Capitalized costs	4,453	3,977
Capitalized research and development costs	24,923	17,715
Other	1,878	903

Total deferred tax assets	75,951	60,458
Valuation allowance	(75,951)	(60,458)

Net deferred tax assets	$—	$—

The Company has provided a valuation allowance for the full amount of deferred tax assets as the realization of the deferred tax assets is not determined to be more-likely-than-not. The valuation allowance increased in 2016 and 2015 by approximately $15.5 million and $15.6 million, respectively, due to the increases in the deferred tax assets by the same amounts. The increases are mainly attributable to operating losses generated in the period.

A reconciliation of income tax expense computed at the statutory federal income tax rate to income taxes as reflected in the financial statements is as follows:

	Years Ended December 31,
	2016	2015
Federal income tax expense at statutory rate	34.0%	34.0%
State income tax, net of federal benefit	5.0%	5.0%
Permanent differences	(0.6%)	(0.5%)
Research and development credit	1.1%	0.9%
Stock compensation	(0.5%)	(0.7%)
Other	0.2%	0.4%
Change in valuation allowance	(39.2%)	(39.1%)

Effective income tax rate	0.0%	0.0%

At December 31, 2016, the Company has approximately $109.7 million of federal and $90.2 million of state net operating loss carryforwards that expire at various dates through 2036. At December 31, 2016, the Company has approximately $1.7 million of federal and $1.1 million of state research and development credit carryforwards that expire at various dates through 2036 for federal credits and 2031 for state credits.

At December 31, 2015, the Company has approximately $93.7 million of federal and $74.1 million of state net operating loss carryforwards that expire at various dates through 2035. At December 31, 2015, the Company has approximately $1.4 million of federal and $0.9 million of state research and development credit carryforwards that expire at various dates through 2035 for federal credits and 2030 for state credits.

The Company has early adopted the provisions of ASU 2016-09, Compensation — Stock Compensation (Topic 718 Improvements to Employee Share-Based Payment Accounting), for its quarter ended December 31, 2016. ASU 2016-09 requires companies to include the benefit of an option deduction in its net operating loss carryforward deferred tax asset. Prior to its adoption of ASU 2016-09, the Company’s excess tax benefits associated with option deductions were maintained in the Company’s APIC pool of windfall tax benefits, which was tracked off balance sheet and not included in its deferred tax assets. As a result of the Company’s adoption of ASU 2016-09, it will track option deductions in its net operating loss deferred tax asset on a modified retrospective basis, and has included the option deductions in the December 31, 2016 deferred tax assets. The gross deferred tax asset and valuation allowance as of December 31, 2016 increased $163,000 as a result of the cumulative effect of adoption of ASU 2016-09. The Company has not recast its December 31, 2015 and December 31, 2014 deferred tax assets or its rate reconciliation, and therefore the option deductions in 2015 and 2014 are not included in the net operating loss deferred tax asset as originally reported. Since the Company has historically maintained a full valuation allowance on its net worldwide deferred tax asset, there is no net impact to retained earnings from the adoption of ASU 2016-09.

Realization of the future tax benefits is dependent on many factors, including the Company’s ability to generate taxable income within the net operating loss carryforward period. The future realization of the net operating loss carryforwards may also be limited by the change of ownership rules of the Internal Revenue Service under Section 382 and 383 of the Internal Revenue Code. If substantial changes in ownership should occur, there could be annual limitations on the amount of carryforwards that can be realized in future periods. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has completed numerous financings since its inception which may have resulted in a change in control as defined by Sections 382 and 383 of the Internal Revenue Code, or could result in a change in control in the future.

The Company files income tax returns in the United States, the Commonwealth of Massachusetts, and Australia. The tax years 2008 through 2016 remain open to examination by these taxing jurisdictions, as carryforwards attributes generated in past years may be adjusted in a future period. The Company is currently not under examination by the Internal Revenue Service or any other jurisdictions for any tax years. At December 31, 2016 and 2015, the Company had approximately $0.7 million and $0.6 million, respectively, of total unrecognized tax benefits, which would affect income tax expense if recognized, before consideration of the Company’s valuation allowance. During fiscal year 2016, the Company did not make any payment of interest and penalties on unrecognized tax benefits. In addition, there was nothing accrued for in the consolidated balance sheets for the payment of interest and penalties at December 31, 2016.

11.	COMMITMENTS

Facility Lease — On July 9, 2015, the Company entered into a noncancelable operating lease with a third party for office, laboratory and vivarium space that is scheduled to expire in February 2021, subject to a three-year renewal option. The lease agreement includes base rent escalation over the lease term which will be amortized on a straight-line basis over the lease term with the resulting deferred liability recorded in other current and long-term liabilities. The resulting deferred liability recorded in other current and long-term liabilities as of December 31, 2016 was $153,000. The lease requires the Company to share in prorated expenses and property taxes based upon actual amounts incurred; those amounts are not fixed for future periods and, therefore, not included in the future minimum obligations listed below. Rent expense under this lease was $728,000 for the year ended December 31, 2016.

The Company amended the lease, effective March 29, 2017, to remove 1,753 square feet from the lease, which space was previously used for vivarium and vivarium support purposes. The Company’s base rent and share in expenses and property taxes have been reduced based on the revised pro-rata allocation of the premises.

Future minimum lease payments under the non-cancelable operating lease are as follows (in thousands):

Years Ending December 31,	Operating Leases
2017	$690
2018	738
2019	786
2020	830
2021	140

Total	$3,184

Potential Payments upon Termination or Change in Control — On March 19, 2017, the Company entered into retention agreements with certain executive officers. These retention agreements supersede the provisions of such executive officers’ employment agreements and retention letters with the Company providing for post-separation benefits, and provide for certain lump sum payments ranging from 6 to 18 months of salary, plus health and dental insurance coverage, while also providing the covered executives with a cash bonus upon completion of a change in control. Under the terms of the retention agreements, the Company may be required to pay up to approximately $1.8 million.

12.	LICENSING AGREEMENTS

Calando License — The Company has a product license agreement and a platform license agreement with Calando Pharmaceuticals, Inc. (“Calando”). Under the product license agreement, the Company may be required to pay Calando up to $32.8 million upon the achievement of specified regulatory and commercial milestones and pay tiered royalty payment ranging from low-to mid-single digits on commercial sales.

Under the platform license agreement, the Company paid Calando a $250,000 clinical development milestone which was recorded in December 2014 upon initiation of the Phase 1/2a clinical trial for CRLX301. The Company may be required to make additional milestone payments to Calando of up to $17.8 million, in the aggregate, upon the achievement of specified regulatory and commercial milestones and pay royalty payments ranging from low-to mid-single digits on commercial sales.

In March 2014, Calando entered Chapter 7 bankruptcy in the District of Delaware and, as a result, the intellectual property rights the Company has obtained from Calando are subject to potential risks that may arise in connection with bankruptcy. For instance, while the Company’s ability to develop and/or commercialize its current product candidates and its ability to utilize its platform are not dependent on the rights that it licenses from Calando, its license agreements with Calando could be rejected in connection with Calando’s bankruptcy, in which case, the Company could, subject to elections and other rights and defenses that may be available to it, lose certain rights granted to it under such licenses. On March 3, 2015, Calando’s bankruptcy trustee submitted an application with the bankruptcy court seeking authority to retain a broker to sell Calando’s rights in certain assets including its rights in the license agreements with the Company, the Company has reserved its rights with respect to any such sale. The trustee’s last deadline was February 7, 2017. To our knowledge, no sale of such rights was ever consummated.

SUNY License — The Company is party to a license agreement with The Research Foundation of State University of New York (“SUNY”) for certain intellectual property. The agreement as amended requires the Company to pay nonrefundable annual license maintenance fees each year until the date of first commercial sale of a licensed product pursuant to the license agreement, as amended. The annual license fee is not material in any individual year. In the event of future partner collaborations or product sales incorporating technology covered by this license agreement, the Company may be required to pay milestone payments and/or product royalties. In connection with this agreement, the Company recorded research and development expense of $30,000, $30,000, and $25,000 for the years ended December 31, 2016, 2015, and 2014, respectively.

Massachusetts Institute of Technology License — The Company delivered a notice of termination which became effective on November 1, 2015, with respect to the Company’s license agreement with the Massachusetts Institute of Technology (“MIT”). The agreement as amended required the Company to pay MIT nonrefundable annual license maintenance fees that increased each year beginning in 2015. In connection with this agreement, the Company recorded research and development expense for annual maintenance fees of $50,000 for the year ended December 31, 2015, and $10,000 in the year ended December 31, 2014.

13.	RETIREMENT PLANS

The Company has a 401(k) retirement and profit-sharing plan (the “401(k) Plan”) covering all qualified employees. The 401(k) Plan allows each participant to contribute a portion of their base wages up to an amount not to exceed an annual statutory maximum. Effective January 1, 2010, the Company adopted a Safe Harbor Plan that provides a Company match up to 4% of salary. The Company contributed a match of $292,000, $264,000, and $163,000 to the 401(k) Plan for the years ended December 31, 2016, 2015, and 2014, respectively.

14.	RELATED PARTY TRANSACTIONS

In April 2013, the Company entered into a laboratory, equipment sharing, services and license agreement with an entity affiliated with one of the Company’s directors. Fees recorded offsetting research and development expenses under this agreement and paid in the year ended December 31, 2014, were $39,000. On April 1, 2014, the Company sold used equipment to this entity and recorded proceeds from the sale of $30,000. The agreement was terminated on April 1, 2014.

15.	REVENUE

In October 2016, the Company entered into a research collaboration agreement with Novartis pursuant to which the Company granted to Novartis certain exclusive, world-wide licenses to the Company’s intellectual property relating to its platform technology and know-how. Under the collaboration, the Company and Novartis agreed to collaborate, over an initial research term of two years, with respect to the pre-clinical development of nanoparticle drug conjugates comprised of the Company’s proprietary polymer covalently linked to Novartis-selected active pharmaceutical ingredients for up to five targets to be agreed upon by the Company and Novartis. Novartis may extend the initial research term by up to two additional one-year periods. In October 2016, the Company received a $5.0 million upfront payment under the collaboration which it will recognize on a straight-line basis over the initial term of the collaboration. The Company will also receive funding from Novartis for up to five full-time employees of the Company to be engaged in activities under the collaboration during the research term. For the year ended December 31, 2016, the Company recognized revenue of $507,000 in connection with the upfront fee and $259,000 in connection with the funding for activities performed under the collaboration during the research term.

In 2013, the Company entered into material transfer agreements with two separate biopharmaceutical companies to conduct feasibility studies using the Company’s proprietary technology. The Company recognized revenue of $80,000 for the year ended December 31, 2014, in connection with these material transfer agreements. The Company had no revenue for the years ended December 31, 2016 and 2015 related to these agreements.

16.	QUARTERLY FINANCIAL DATA (unaudited)

The following table summarizes the unaudited quarterly financial data for the last two fiscal years:

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share data and per share data)

	Year Ended December 31, 2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$—	$—	$—	$766

Operating expenses:
Research and development	9,770	7,522	7,089	3,184
General and administrative	3,118	2,773	2,374	2,090

Total operating expenses	12,888	10,295	9,463	5,274

Other income (expense):
Interest income	16	25	25	20
Interest expense	(670)	(589)	(521)	(457)

Total other income (expense) — net	(654)	(564)	(496)	(437)

Net loss attributable to common stockholders	$(13,542)	$(10,859)	$(9,959)	$(4,945)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.49)	$(0.40)	$(0.36)	$(0.17)

Weighted-average common shares outstanding:
Basic and diluted	27,362,643	27,363,965	27,383,376	28,724,083

	Year Ended December 31, 2015
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	5,021	6,678	7,092	7,157
General and administrative	2,681	2,717	2,954	2,872

Total operating expenses	7,702	9,395	10,046	10,029

Other income (expense):
Interest income	3	1	4	2
Interest expense	(721)	(513)	(509)	(689)

Total other income (expense) — net	(718)	(512)	(505)	(687)

Net loss attributable to common stockholders	$(8,420)	$(9,907)	$(10,551)	$(10,716)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.41)	$(0.37)	$(0.39)	$(0.39)

Weighted-average common shares outstanding:
Basic and diluted	20,350,557	26,690,673	27,307,103	27,346,780

17.	SUBSEQUENT EVENTS

In February 2017, the Company announced that its board of directors initiated a review of strategic alternatives that could result in changes to the Company’s business strategy and future operations. As part of this process, the board determined to review alternatives with the goal of maximizing stockholder value, including a potential sale of the Company, a reverse merger, a business combination or a sale, license or other disposition of company assets.

The Company entered into a payoff letter dated as of March 17, 2017 with Hercules pursuant to which the Company agreed to pay off and thereby terminate the Hercules Loan Agreement. Pursuant to the payoff letter, the Company paid, on March 20, 2017, a total of $12.4 million to Hercules, representing the principal, accrued and unpaid interest, fees, costs and expenses outstanding under the Hercules Loan Agreement in repayment of its outstanding obligations under the Hercules Loan Agreement. This payoff amount included a final end of term charge to Hercules in the amount of $1.4 million, representing 6.7% of the aggregate original principal amount advanced by Hercules. As of December 31, 2016, the Company has accrued $1.1 million of the end of term charge. Upon the payment of the $12.4 million pursuant to the payoff letter, all outstanding indebtedness and obligations owed to Hercules under the Loan Agreement were deemed paid in full, and the Loan Agreement was terminated.

On March 19, 2017, the Company entered into an asset purchase agreement (the “Novartis Asset Purchase Agreement”) with Novartis. Under the Novartis Asset Purchase Agreement the Company agreed to sell and assign to Novartis all of the Company’s right, title and interest in and to the patent rights, know-how and third-party license agreements relating to the Company’s proprietary Dynamic Tumor Targeting Platform (the “Platform”). At the closing of the Novartis transaction, Novartis will be obligated to pay a purchase price of $6.0 million. Consummation of the Novartis transaction is subject to certain closing conditions, including, among other things, approval by the Company’s stockholders.

On March 19, 2017, the Company also entered into an asset purchase agreement (the “BlueLink Asset Purchase Agreement) with BlueLink Pharmaceuticals, Inc. (“BlueLink”). Under the BlueLink Asset Purchase Agreement the Company sold and assigned to BlueLink all of the Company’s right, title and interest in and to its clinical product candidates CRLX101 and CRLX301 (the “Products”). The Company also transferred and assigned to BlueLink the accompanying intellectual property rights and know-how to the Products. On March 21, 2017, BlueLink paid the purchase price of $1.5 million. Also in connection with the BlueLink Asset Purchase Agreement, the Company and BlueLink entered into a license agreement in favor of BlueLink, pursuant to which the Company agreed to grant to BlueLink an exclusive, worldwide, perpetual, sublicensable right and license, under the Platform, to research, develop and commercialize the Products. Pursuant to the Novartis Asset Purchase Agreement between the Company and Novartis, Novartis will assume the BlueLink License upon the closing of the Novartis transaction.

On March 19, 2017, the Company also entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Daré Bioscience, Inc. (“Daré”), and the holders of capital stock and securities convertible into capital stock of Daré named therein (“Selling Stockholders”), pursuant to which, among other things, the Selling Stockholders agreed to sell to the Company, and the Company agreed to purchase from the Selling Stockholders, all of the outstanding shares of capital stock, including those issuable upon conversion of convertible securities, of Daré (the “Daré Transaction”). Immediately following the closing of the Daré Transaction, the Selling Stockholders are expected to own between approximately 51% and 70% (depending on the net cash positions of the Company and Daré at closing) of the outstanding equity securities of Cerulean Pharma Inc. Consummation of the Daré Transaction is subject to certain closing conditions, including, among other things, approval by the Company’s stockholders. The exchange ratio, and therefore fair value of exchange consideration, are indeterminable at this time, and as such the full disclosures required under Accounting Standards Codification 805, Business Combinations, are impracticable. The Stock Purchase Agreement contains certain termination rights for both the Company and Daré, and further provides that, upon termination of the Stock Purchase Agreement under specified circumstances, the Company may be required to pay Daré a termination fee of $0.3 million, or Daré may be required to pay the Company a termination fee of $0.45 million. There can be no assurances that the Daré Transaction will be consummated.

On March 20, 2017, the Company announced a restructuring including the elimination of approximately 58% of its workforce, to a total of eight full-time equivalent employees, under a plan expected to be completed during the second quarter of 2017.

CERULEAN PHARMA INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands except share data and par value)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$12,028	$34,950
Property and equipment held for sale	386	—
Accounts receivable	1,139	823
Prepaid retention payments	1,069	—
Prepaid expenses and other current assets	987	1,017

Total current assets	15,609	36,790
Property and equipment, net	114	668
Other assets	230	230

Total	$15,953	$37,688

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of loan payable	$—	$8,382
Accounts payable	644	1,446
Accrued expenses	3,538	4,611
Current portion deferred revenue	2,500	2,500

Total current liabilities	6,682	16,939

Long-term liabilities:
Loan payable, net of current portion	—	4,439
Deferred revenue	1,368	1,993
Other long-term liabilities	162	1,206

Total long-term liabilities	1,530	7,638

Commitments and contingencies
Stockholders’ equity:
Preferred stock $0.01 par value; 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.0001 par value; 120,000,000 shares authorized, 29,021,455 and 28,937,185 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	3	3
Additional paid-in capital	214,757	213,788
Accumulated deficit	(207,019)	(200,680)

Total stockholders’ equity	7,741	13,111

Total	$15,953	$37,688

See notes to unaudited condensed consolidated financial statements.

CERULEAN PHARMA INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands except per share and share data)

	Three Months Ended March 31,
	2017	2016
Revenue	$1,192	$—

Operating expenses:
Research and development	4,651	9,770
General and administrative	3,587	3,118
Gain on asset sale	(1,500)	—

Total operating expenses	6,738	12,888

Other income (expense):
Interest income	33	16
Interest expense	(797)	(663)
Other expense	(29)	(7)

Total other expense, net	(793)	(654)

Net loss attributable to common stockholders	$(6,339)	$(13,542)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.22)	$(0.49)

Weighted-average common shares outstanding:
Basic and diluted	29,019,582	27,362,643

See notes to unaudited condensed consolidated financial statements.

CERULEAN PHARMA INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in thousands)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(6,339)	$(13,542)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	906	741
Noncash rent expense	10	124
Depreciation and amortization	66	61
Amortization of debt discount and deferred financing costs	610	127
Loss on disposal of property and equipment	—	4
Impairment of property and equipment	102	—
Deferred revenue	(625)	—
Gain on asset sale	(1,500)	—
Changes in operating assets and liabilities:
Accounts receivable	(316)	(18)
Prepaid expenses and other current assets	(1,039)	(174)
Accounts payable	(802)	141
Accrued expenses	(1,073)	(724)

Net cash used in operating activities	(10,000)	(13,260)

Cash flows from investing activities:
Purchases of property and equipment	—	(359)
Decrease in restricted cash	—	117
Proceeds from the sale of assets	1,500	—

Net cash provided by (used in) investing activities	1,500	(242)

Cash flows from financing activities:
Proceeds from sale of common stock	62	41
Payments on loan payable	(13,077)	(1,932)
Payment of end of term charge on loan payable	(1,407)	—

Net cash used in financing activities	(14,422)	(1,891)

Net decrease increase in cash and cash equivalents	(22,922)	(15,393)
Cash and cash equivalents — Beginning of period	34,950	75,908

Cash and cash equivalents — End of period	$12,028	$60,515

Supplemental cash flow information — Interest paid	$269	$372

See notes to the unaudited condensed consolidated financial statements.

CERULEAN PHARMA INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	NATURE OF BUSINESS AND OPERATIONS

Nature of Business — Cerulean Pharma Inc. (the “Company”) was incorporated on November 28, 2005, as a Delaware corporation and is located in Waltham, Massachusetts. The Company was formed to develop novel, nanotechnology-based therapeutics in the areas of oncology and other diseases. In 2013, the Company formed a wholly owned subsidiary, Cerulean Pharma Australia Pty Ltd as an Australian-based proprietary limited company to perform clinical activities in Australia.

The Company’s operations have consisted primarily of raising capital, product research and development, and initial market development.

The Company has not generated any revenue related to its primary business purpose to date and is subject to a number of risks common to other development stage life science companies, including dependence on key individuals, competition from other companies, the need for development of commercially viable products, and the need to obtain adequate additional financing to fund the development of product candidates. The Company is also subject to a number of risks similar to other companies in the industry, including rapid technological change, regulatory approval of products, uncertainty of market acceptance of products, competition from substitute products and larger companies, the need to obtain additional financing, compliance with government regulations, protection of proprietary technology, dependence on third parties, product liability and dependence on key individuals.

On February 1, 2017, the Company announced that its board of directors had initiated a review of strategic alternatives that could result in changes to the Company’s business strategy and future operations. As part of this process, the board determined to review alternatives with the goal of maximizing stockholder value, including a potential sale of the Company, a reverse merger, a business combination or a sale, license or other disposition of company assets.

On March 17, 2017, the Company entered into a payoff letter with Hercules Technology Growth Capital, Inc. (“Hercules”) pursuant to which the Company agreed to pay off and thereby terminate its loan with Hercules. Pursuant to the payoff letter, the Company paid, on March 20, 2017, a total of $12.4 million to Hercules, representing the principal, accrued and unpaid interest, fees, costs and expenses outstanding in repayment of its outstanding obligations under the loan agreement (see Note 6 – Loan Agreements).

On March 19, 2017, the Company entered into an asset purchase agreement (the “Novartis Asset Purchase Agreement”) with Novartis. Under the Novartis Asset Purchase Agreement the Company agreed to sell and assign to Novartis all of the Company’s right, title and interest in and to the patent rights, know-how and third-party license agreements relating to the Company’s proprietary Dynamic Tumor Targeting Platform (the “Platform”). At the closing of the Novartis transaction, Novartis will be obligated to pay a purchase price of $6.0 million. Consummation of the Novartis transaction is subject to the Company obtaining, pursuant to Delaware law, the approval of the holders of at least a majority of its common stock for the sale of substantially all of its assets in the Novartis transaction. Each party’s obligation to consummate the Novartis transaction is also subject to other customary closing conditions.

On March 19, 2017, the Company also entered into an asset purchase agreement (the “BlueLink Asset Purchase Agreement) with BlueLink Pharmaceuticals, Inc. (“BlueLink”). Under the BlueLink Asset Purchase Agreement the Company sold and assigned to BlueLink all of the Company’s right, title and interest in and to its clinical product candidates CRLX101 and CRLX301 (the “Products”). The Company also transferred and assigned to BlueLink the accompanying intellectual property rights and know-how to the Products. On March 21, 2017, BlueLink paid the purchase price of $1.5 million. Also in connection with the BlueLink Asset Purchase

Agreement, the Company and BlueLink entered into a license agreement in favor of BlueLink, pursuant to which the Company agreed to grant to BlueLink an exclusive, worldwide, perpetual, sublicensable right and license, under the Platform, to research, develop and commercialize the Products. Pursuant to the Novartis Asset Purchase Agreement between the Company and Novartis, Novartis will assume the BlueLink License upon the closing of the Novartis transaction.

On March 19, 2017, the Company also entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Daré Bioscience, Inc. (“Daré”), and the holders of capital stock and securities convertible into capital stock of Daré named therein (“Selling Stockholders”), pursuant to which, among other things, the Selling Stockholders agreed to sell to the Company, and the Company agreed to purchase from the Selling Stockholders, all of the outstanding shares of capital stock, including those issuable upon conversion of convertible securities, of Daré (the “Daré Transaction”). Immediately following the closing of the Daré Transaction, the Selling Stockholders are expected to own between approximately 51% and 70% (depending on the respective net cash (as defined in the Stock Purchase Agreement) of the Company and Daré five business days prior to the closing) of the outstanding equity securities of Cerulean Pharma Inc. on a fully-diluted basis immediately following consummation of the Daré Transaction. Consummation of the Daré Transaction is subject to certain closing conditions, including, among other things, approval by the Company’s stockholders. The exchange ratio, and therefore fair value of exchange consideration, are indeterminable at this time, and as such the full disclosures required under Accounting Standards Codification 805, Business Combinations, are impracticable. The Stock Purchase Agreement contains certain termination rights for both the Company and Daré, and further provides that, upon termination of the Stock Purchase Agreement under specified circumstances, the Company may be required to pay Daré a termination fee of $0.3 million, or Daré may be required to pay the Company a termination fee of $0.45 million. There can be no assurances that the Daré Transaction will be consummated.

With exception of the payoff letter with Hercules and the sale of the clinical product candidates, these transactions are subject to certain closing conditions. There can be no assurances that these transactions will be consummated prior to the exhaustion of the Company’s cash and cash equivalent resources, if at all.

The Company has an accumulated deficit of $207.0 million at March 31, 2017. The Company has financed its operations primarily through private placements of its preferred stock, proceeds from borrowings, an initial public offering completed in 2014 and a follow-on offering completed in 2015. As of March 31, 2017, the Company had cash and cash equivalents of $12.0 million. With the sale of its two clinical product candidates, the proposed sale of its Platform, and the reduction of staff to eight full-time employees, the Company has effectively ceased prior clinical research and is focused on maintaining its assets until they are either sold or its corporate business strategy with Daré, as described above, is executed, it completes any other strategic transaction, it determines to continue to operate the Platform or it otherwise decides to liquidate its assets or dissolve. The Company has no other sources of significant liquidity in place as of March 31, 2017.

The foregoing matters give rise to substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	SIGNIFICANT ACCOUNTING POLICIES

There have been no material changes to the significant accounting policies previously disclosed in the 2016 10-K.

Recent Accounting Pronouncements — In November 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update 2016-18, “Statement of Cash Flows - Restricted Cash (Topic 230)”. This new standard requires companies to include amounts generally described as restricted cash and restricted cash equivalents in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This guidance is effective for annual and interim reporting periods beginning after December 15, 2017, and required retrospective application. The Company is currently evaluating the effect this standard will have on its consolidated financial statements and related disclosures.

In February 2016, the FASB issued Accounting Standards Update 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), which provides new accounting guidance on leases. ASU 2016-02 requires lessees to recognize leases on their balance sheets, and leaves lessor accounting largely unchanged. The amendments in ASU 2016-02 are effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early application is permitted for all entities. ASU 2016-02 requires a modified retrospective approach for all leases existing at, or entered into after, the date of initial application, with an option to elect to use certain transition relief. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

In August 2014, the FASB issued Accounting Standards Update 2014-15, “Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 requires management to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern and provide related disclosures. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. The Company has performed its own assessment of the entity’s ability to continue as a going concern for at least one year from the issuance date and provided increased disclosure around this matter as reflected in Note 1 – Nature of Business and Operations.

3.	NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The Company computes diluted loss per common share after giving effect to the dilutive effect of stock options, warrants and shares of unvested restricted stock that are outstanding during the period, except where the inclusion of such securities would be antidilutive.

The Company has reported a net loss for all periods presented and, therefore, diluted net loss per common share is the same as basic net loss per common share.

The following potentially dilutive securities that were outstanding prior to the use of the treasury stock method have been excluded from the computation of diluted weighted-average shares outstanding, because the inclusion of such securities would have an antidilutive impact due to the losses reported (in common stock equivalent shares):

	As of March 31,
	2017	2016
Options to purchase common stock	5,441,105	3,991,586
Warrants to purchase common stock	365,564	300,564

4.	PROPERTY AND EQUIPMENT AVAILABLE FOR SALE

On March 19, 2017, the Company entered into the Novartis Asset Purchase Agreement under which the Company agreed to sell and assign all of its right, title and interest in and to the patent rights, know-how and third-party license agreements relating to the Platform. In anticipation of the sale of such assets under the Novartis Asset Purchase Agreement, substantially all of the Company’s lab research activities have terminated. As a result, the Company determined to dispose of all of its lab equipment and initiated a program in March 2017 to locate a buyer and offer such equipment for sale at a current market price. The Company reclassified $386,000 of such equipment as available for sale on the balance sheet. The Company recorded an impairment charge in March 2017 of $102,000 based on the quoted market price from the sale of the assets, completed in early April 2017, which is included in operating expenses.

5.	ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

	As of March 31, 2017	As of December 31, 2016
Accrued clinical trial costs	$3,083	$2,648
Accrued contract manufacturing expenses	9	226
Accrued compensation and benefits	146	1,080
Accrued interest	—	82
Other accrued expenses	300	575

Total accrued expenses	$3,538	$4,611

6.	LOAN AGREEMENTS

On January 8, 2015, the Company entered into a loan and security agreement with Hercules to borrow up to $26.0 million (the “Hercules Loan Agreement”). The proceeds were used to repay the Company’s then-existing term loan facility and for general corporate and working capital purposes. On March 17, 2017, the Company entered into a payoff letter with Hercules pursuant to which the Company agreed to pay off and thereby terminate the Hercules Loan Agreement. Pursuant to the payoff letter, the Company paid, on March 20, 2017, a total of $12.4 million to Hercules, representing the principal, accrued and unpaid interest, fees, costs and expenses outstanding under the Hercules Loan Agreement in repayment of its outstanding obligations under the Hercules Loan Agreement. This payoff amount included a final end of term charge to Hercules in the amount of $1.4 million, representing 6.7% of the aggregate original principal amount advanced by Hercules. Upon the payment of $12.4 million pursuant to the payoff letter, all outstanding indebtedness and obligations owed to Hercules under the Loan Agreement were deemed paid in full, and the Loan Agreement was terminated. At December 31, 2016, the Company had $12.8 million outstanding under the Hercules Loan Agreement and had accrued $1.1 million of the end of term charge.

In connection with the Hercules Loan Agreement, the Company issued to Hercules a warrant to purchase shares of the common stock of the Company at an exercise price of $6.05 per share. The warrant is exercisable for 171,901 shares of common stock. The warrant is exercisable until January 8, 2020. The Company estimated the fair value of the warrant for shares exercisable on the issue date in January 2015 to be $824,000. The value of the warrant was recorded as a discount to the loan and was being amortized to interest expense using the effective interest method over the term of the loan. The unamortized discount relating to the warrants, or $0.2 million, was expensed as interest expense upon repayment of the loan.

7.	STOCK-BASED COMPENSATION

In March 2014, the Company’s board of directors adopted and its stockholders approved the 2014 Stock Incentive Plan (the “2014 Plan”) and the 2014 Employee Stock Purchase Plan (the “ESPP”), which became effective in April 2014.

Stock Options

The 2014 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards. A summary of stock option activity for employee, director and nonemployee awards under all stock option plans during the three months ended March 31, 2017 is presented below (Aggregate Intrinsic Value in thousands):

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2017	4,020,288	$4.31	8.4	$—
Granted	1,479,450	$0.82
Exercised	—	—
Forfeited	(58,633)	$4.21

Outstanding at March 31, 2017	5,441,105	$3.36	8.6	$—

Options exercisable at March 31, 2017	1,913,734	$5.03	7.7	$—

Options vested and expected to vest at March 31, 2017	4,956,695	$3.56	8.5	$—

The weighted-average per share grant date fair value of options granted during the three months ended March 31, 2017 and 2016 was $0.61 and $1.70, respectively.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model based on the assumptions noted in the table below. Expected volatility for the Company’s common stock was determined based on an average of the historical volatility of a peer-group of similar public companies. The Company has limited option exercise information, and as such, the expected term of the options granted was calculated using the simplified method that represents the average of the contractual term of the option and the weighted-average vesting period of the option. The assumed dividend yield is based upon the Company’s expectation of not paying dividends in the foreseeable future. The risk-free rate for periods within the contractual life of the option is based upon the U.S. Treasury yield curve in effect at the time of grant.

The Company has recorded stock-based compensation expense related to the issuance of stock option awards to employees of $877,000 and $691,000 for the three months ended March 31, 2017 and 2016, respectively. The assumptions used in the Black-Scholes option-pricing model for stock options granted to employees and to directors in respect of board services during the three ended March 31, 2017 and 2016 are as follows:

	Three Months Ended March 31,
	2017	2016
Expected life	4.6 years	5.9-6.1 years
Risk-free interest rate	1.8%	1.3%-1.9%
Expected volatility	67%	61%
Expected dividend rate	—%	— %

The Company recorded stock-based compensation expense related to nonemployee awards of $29,000 and $38,000 for the three months ended March 31, 2017 and 2016, respectively. The compensation expense related to nonemployee awards is included in the total stock-based compensation each year and is subject to re-measurement until the options vest. The fair value of the grants is being expensed over the vesting period of the options on a straight-line basis as the services are being provided. The Black-Scholes assumptions used to estimate fair value for the three months ended March 31, 2017 and 2016 were as follows:

Three Months Ended March 31,
	2017	2016
Expected life	4.6-9.8 years	6.9-9.7 years
Risk-free interest rate	1.8%-2.4%	1.7%-2.0%
Expected volatility	67%-117%	60%-61%
Expected dividend rate	— %	— %

During the three months ended March 31, 2017 the Company granted nonemployee stock options to purchase 151,000 and of the Company’s common stock. The weighted-average exercise price and the weighted-average grant date fair value of nonemployee stock options granted for the three months ended March 31, 2017 was $0.82 per share and $0.75 per share, respectively. The Company did not grant any nonemployee stock options during the three months ended March 31, 2016.

During the three months ended March 31, 2017, the Company extended the exercise period for all continuing employees’ stock options to two years beyond their termination date. These option modifications were accounted for in the quarter ended March 31, 2017, which resulted in an approximate $267,000 increase of stock-based compensation expense recognized for the quarter ended March 31, 2017.

Employee Stock Purchase Plan

The ESPP permits eligible employees to enroll in a six-month offering period whereby participants may purchase shares of the Company’s common stock, through payroll deductions, at a price equal to 85% of the closing price of the common stock on the first day of the offering period or the last day of the offering period, whichever is lower. Purchase dates under the ESPP occur on or about June 30 and December 31 of each year. The board of directors determined not to initiate a new offering period beginning January 1, 2017. The stock-based compensation expense related to the ESPP was $0 and $12,000 for the three months ended March 31, 2017 and 2016, respectively.

8.	FAIR VALUE MEASUREMENTS

The Company’s financial instruments consist of cash equivalents, accounts payable, accrued expenses, and debt obligations. The carrying amount of accounts payable and accrued expenses are considered a reasonable estimate of their fair value, due to the short-term maturity of these instruments. The carrying amount of debt is also considered to be a reasonable estimate of its fair value based on the short term nature of the debt and because the debt bears interest at the prevailing market rate for instruments with similar characteristics.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value are performed in a manner to maximize the use of observable inputs and minimize the use of unobservable inputs.

The accounting standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

Level 1 — Quoted prices (unadjusted) in active markets that are accessible at the market date for identical unrestricted assets or liabilities.

Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs for which all significant inputs are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

A summary of the financial assets and liabilities that are measured on a recurring basis at fair value as of March 31, 2017 and December 31, 2016, is as follows (in thousands):

		Fair Value Measurements Using
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
March 31, 2017
Money market funds	$12,022	$—	$12,022	$—
December 31, 2016
Money market funds	$34,950	$—	$34,950	$—

The Company believes that its debt obligations bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, the carrying values for these instruments approximate fair value. The Company’s debt obligations are Level 2 measurements in the fair value hierarchy.

The Company’s money market funds have been valued on the basis of valuations provided by third-party pricing services, as derived from such services’ pricing models. Inputs to the models may include, but are not limited to, reported trades, executable bid and asked prices, broker/dealer quotations, prices or yields of securities with similar characteristics, benchmark curves or information pertaining to the issuer, as well as industry and economic events. The pricing services may use a matrix approach, which considers information regarding securities with similar characteristics to determine the valuation for a security. The Company is ultimately responsible for the consolidated financial statements and underlying estimates. Accordingly, the Company assesses the reasonableness of the valuations provided by the third-party pricing services by reviewing actual trade data, broker/dealer quotes and other similar data, which are obtained from quoted market prices or other sources.

No transfers between levels occurred during the periods presented.

9.	REVENUE

In October 2016, the Company entered into a research collaboration agreement with Novartis pursuant to which the Company granted to Novartis certain exclusive, world-wide licenses to the Company’s intellectual property relating to its platform technology and know-how. Under the collaboration, the Company and Novartis agreed to collaborate, over an initial research term of two years, with respect to the pre-clinical development of nanoparticle drug conjugates comprised of the Company’s proprietary polymer covalently linked to Novartis-selected active pharmaceutical ingredients for up to five targets to be agreed upon by the Company and Novartis. Novartis may extend the initial research term by up to two additional one-year periods. In October 2016, the Company received a $5.0 million upfront payment under the collaboration which it recognizes on a straight-line basis over the initial term of the collaboration. The Company also receives funding from Novartis for up to five full-time employees of the Company engaged in activities under the collaboration during the research term. For the three months ended March 31, 2017, the Company recognized revenue of $625,000 in connection with the upfront fee and $567,000 in connection with the funding for activities performed under the collaboration during the research term.

10.	RESTRUCTURING

On March 19, 2017, the Company entered into retention agreements with certain key employees. These retention agreements supersede the provisions of such employees’ employment agreements and retention letters with the Company. The retention agreements provide for certain lump sum payments ranging from three to 18 months of salary, plus health and dental insurance coverage, while also providing the covered employees with a cash payment upon completion of a change in control. The Company paid $1.1 million in retention payments under the terms of the retention agreements on March 31, 2017, which is included in prepaid expense at March 31, 2017. Under the terms of the retention agreements, the retention payments are earned upon continued employment with the Company for the retention period of three or six months as specified in the retention agreements unless earlier released by the Company. In addition, under the terms of the retention agreements, the Company may be required to pay up to an additional $1.6 million of change in control and severance payments.

On March 20, 2017, the Company announced a restructuring including the termination of approximately 58% of its workforce, from 19 full-time equivalent employees to a total of eight full-time equivalent employees, under a plan expected to be completed during the second quarter of 2017.

DARÉ BIOSCIENCE, INC.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements for the Years Ended December 31, 2016 and 2015
Report of Independent Registered Public Accounting Firm	F-38
Balance Sheets as of December 31, 2016 and 2015	F-39
Statements of Operations for the year ended December 31, 2016 and for the period from May 28, 2015 (inception) through December 31, 2015	F-40
Statements of Changes in Stockholders’ Deficit for the year ended December 31, 2016 and for the period from May 28, 2015 (inception) through December 31, 2015	F-41
Statements of Cash Flows for the year ended December 31, 2016 and for the period from May 28, 2015 (inception) through December 31, 2015	F-42
Notes to Financial Statements	F-43

Unaudited Financial Statements for the Three Months Ended March 31, 2017 and 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

DARÉ BIOSCIENCE, INC.

We have audited the accompanying balance sheets of Daré Bioscience, Inc. (the “Company”) as of December 31, 2016 and 2015, and the related statements of operations, statements of changes in stockholders’ deficit, and cash flows for the year ended December 31, 2016 and for the period from May 28, 2015 (inception) through December 31, 2015. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Daré Bioscience, Inc. as of December 31, 2016 and 2015, and the results of its operations and cash flows for the year ended December 31, 2016 and for the period from May 28, 2015 (inception) through December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses from operations, and is dependent on additional financing to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1 to the financial statements. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Mayer Hoffman McCann P.C.

San Diego, California March 31, 2017

10616 Scripps Summit Court San Diego, CA 92131
Main: 858.795.2000 Fax: 858.795.2001 www.mhmcpa.com

Daré Bioscience, Inc.

Balance Sheets

December 31, 2016 and 2015

Assets	2016	2015
Current Assets
Cash	$44,614	$219,413
Prepaid expenses	—	250,000

Total current assets	44,614	469,413

Total assets	$44,614	$469,413

Liabilities and Stockholders’ deficit
Current Liabilities
Accounts payable	$12,678	$13,401
Convertible promissory notes	697,500	500,000
Interest payable	45,057	2,959

Total current liabilities	755,235	516,360

Total liabilities	755,235	516,360

Commitments and contingencies (Note 6)

Stockholders’ deficit (Note 3)
Common stock: $.001 par value, 10,000,000 shares authorized, 9,100,000 and 8,200,000 shares issued and outstanding at December 31, 2016 and 2015, respectively	9,100	8,200
Additional paid-in capital	8,114	1
Accumulated deficit	(727,835)	(55,148)

Total stockholders’ deficit	(710,621)	(46,947)

Total liabilities and stockholders’ deficit	$44,614	$469,413

See notes to Financial Statements.

Daré Bioscience, Inc.

Statements of Operations

Year Ended December 31, 2016 and Period from May 28, 2015 (inception) through December 31, 2015

	2016	2015
Operating expenses:
General and Administrative expenses	$272,687	$55,148
License expenses	400,000	—

Total operating expenses	672,687	55,148

Operating Loss	(672,687)	(55,148)

Net Loss	$(672,687)	$(55,148)

See notes to Financial Statements.

Daré Bioscience, Inc.

Statements of Changes in Stockholders’ Deficit

Year ended December 31, 2016 and the period from May 28, 2015 (inception) through December 31, 2015

	Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ equity (deficit)
	Shares	Amount
Balance at May 28, 2015	—	$—	$—	$—	$—

Common stock purchases	8,000,000	8,000	—	—	8,000
Stock compensation expense	200,000	200	1	—	201
Net Loss	—	—	—	(55,148)	(55,148)

Balance at December 31, 2015	8,200,000	$8,200	$1	$(55,148)	$(46,947)

Stock-based compensation	900,000	900	8,113	—	9,013
Net Loss	—	—	—	(672,687)	(672,687)

Balance at December 31, 2016	9,100,000	$9,100	$8,114	$(727,835)	$(710,621)

See notes to Financial Statements

Daré Bioscience, Inc.

Statements of Cash Flows

Year Ended December 31, 2016 and Period from May 28, 2015 (inception) through December 31, 2015

	2016	2015
Cash Flows From Operating Activities
Net loss	$(672,687)	$(55,148)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	9,013	201
Changes in operating assets and liabilities:
Prepaid expenses	250,000	(250,000)
Accounts payable	(723)	13,401
Interest payable	42,098	2,959

Net cash used in operating activities	(372,299)	(288,587)

Cash Flows From Investing Activities
Net cash used in investing activities	—	—

Cash Flows From Financing Activities
Proceeds from issuance of convertible promissory notes	197,500	500,000
Proceeds from issuance of stock	—	8,000

Net cash provided by financing activities	197,500	508,000

Net increase (decrease) in cash	(174,799)	219,413

Cash, beginning of period	219,413	—

Cash, end of period	$44,614	$219,413

See Notes to Financial Statements.

Daré Bioscience, Inc.

Notes to Financial Statements

Note 1.    Nature of Business and Summary of Significant Accounting Policies

Nature of business: Daré Bioscience, Inc. (the Company), a Delaware corporation headquartered in San Diego, California, was formed on May 28, 2015. The Company is a clinical-stage pharmaceutical company committed to the development and commercialization of innovative products in women’s reproductive health. The Company seeks product candidates that expand options, improve outcomes and are easy for women to use. The Company’s first product candidate is Ovaprene®, a non-hormonal contraceptive intravaginal ring intended to provide protection over multiple weeks of use, requiring no intervention at the time of intercourse.

Since inception in 2015, the Company has devoted significant resources to license and prepare for the development of Ovaprene. The Company anticipates that the majority of operating expenses will be related to the development of Ovaprene and to expand its portfolio of product candidates. Substantially all of the Company’s resources are currently dedicated to advancing the clinical development of Ovaprene. The Company will require additional capital to advance Ovaprene and to acquire or license the rights to other potential product candidates.

A summary of the Company’s significant accounting policies follows:

Basis of presentation: The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company reported a net loss of $672,687 and $55,148 for the year ended December 31, 2016 and the period from May 28, 2015 (inception) through December 31, 2015, respectively. As a result of the Company’s history of losses and financial condition, there is substantial doubt about the Company’s ability to continue as a going concern. Management believes that cash provided by additional financing from new and existing shareholders will be required to enable the Company to achieve its objectives over the next twelve months. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Use of estimates: The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the fair value of stock-based compensation. Actual results could differ from those estimates and could materially affect the reported amounts of assets, liabilities and future operating results.

Cash: The Company considers cash and all highly liquid debt instruments with an original maturity of three months or less to be cash. The Company maintains its cash accounts primarily in one financial institution. Accounts at this bank are insured by the Federal Deposit Insurance Corporation. The Company’s accounts at this institution do not exceed federally insured limits at December 31, 2016.

Stock-based compensation: The Company records compensation expense for all stock-based awards granted based on the fair value of the award at the time of grant. The Company uses the Black-Scholes Pricing Model to determine the fair value of each of the awards which considers factors such as expected term, volatility, risk free interest rate and dividend yield. Due to the limited history of the Company, the simplified method was utilized in order to determine the expected term of the awards. Additionally, the Company considered comparable companies in the industry which have available share price history to calculate the volatility. The Company compared US Treasury Bills in determining the risk-free interest rate appropriate given the expected term. Finally, the Company has not established nor do they plan to establish a dividend policy or declare any dividends in the foreseeable future and thus no dividend yield was determined necessary in the calculation of fair value.

Daré Bioscience, Inc.

Notes to Financial Statements

Income taxes: The Company accounts for income taxes using the asset and liability method in accordance with Accounting Standards Codification (“ASC”) 740, Income taxes. Under this method deferred income taxes are provided to reflect the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company follows the two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating the Company’s tax positions and tax benefits, which may require periodic adjustments. At December 31, 2016, the Company did not record any liabilities for uncertain tax positions.

As the company has significant operating losses, the company does not expect to pay any income taxes for 2016 and as such no income tax provision has been made. Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements. The tax years 2015 to 2016 remain open to examination by federal and state taxing authorities.

Fair Value of Financial Instruments: Certain assets and liabilities are carried at fair value in accordance with ASC 820, Fair Value Measurement. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. A fair value hierarchy is based on three levels of inputs which are used to measure fair value, of which the first two levels are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Observable inputs (other than Level 1 quoted prices) such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The Company’s instruments that are carried at fair value are cash equivalents, accounts payable and accrued interest. The carrying values of accounts payable and accrued interest approximate their fair value due to the short-term nature of these assets and liabilities.

Recent accounting pronouncements:

On May 28, 2014, the FASB issued ASU 2014-09, Revenue From Contracts With Customers, which impacts the way in which some entities recognize revenue for certain types of transactions. The new standard will become effective beginning in 2019 for private companies. The Company is currently assessing the potential impact of this accounting standard and the effect it might have on its revenue recognition policy upon adoption.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and

Daré Bioscience, Inc.

Notes to Financial Statements

lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. The new standard is effective for fiscal years beginning after December 15, 2019, with early adoption permitted. The Company is currently assessing the potential impact of this accounting standard and the effect it might have on the financial statements.

Note 2.    Convertible Promissory Notes

On December 4, 2015, the Company issued convertible promissory notes to certain investors, whereby the Company agreed to sell and the accredited investors agreed to purchase the convertible promissory notes in the aggregate principal amount of $500,000, the Initial Closing. The note purchase agreement provided for one or more additional closings through April 2, 2016 of sales of convertible promissory notes but limited total convertible promissory notes to $1.0 million in the aggregate. The notes mature on December 4, 2017, bear an annual interest rate of 8%, are secured by all the assets of the Company and convert upon the occurrence of a Qualified Equity Financing, defined as a transaction upon which the Company issues and sells shares of its Preferred Stock for aggregate gross proceeds of at least $10 million or at the option of the holder upon the occurrence of a Non-Qualified Equity Financing, defined as a transaction upon which the Company issues and sells shares of its Preferred Stock for aggregate gross proceeds of less than $10 million. The outstanding principal and unpaid and accrued interest convert at a conversion price based on the price paid for a share of preferred stock in the financing arrangement. The holders of the convertible promissory notes in the Initial Closing are entitled to convert the value of their notes plus unpaid and accrued interest into the Qualified and Non-Qualified Equity Financings at a 25% discount to the price paid by investors in the Qualified and Non-Qualified Equity Financings. In November of 2016, the Company amended the December 2015 note purchase agreement to allow for the issuance of additional notes. Following approval by existing noteholders of the amendment, the Company issued additional convertible promissory notes in the amount of $197,500, the Second Closing. The holders of the Second Closing of convertible promissory notes are entitled to convert the value of their notes plus unpaid and accrued interest into the Qualified and Non-Qualified Equity Financings at a 40% discount to the price paid by investors in the Qualified and Non-Qualified Equity Financings. Further, any holder of convertible promissory notes issued in the Initial Closing electing to purchase notes in the Second Closing in an amount greater than or equal to 50% of the value of notes purchased in the Initial Closing is entitled to a 40% conversion discount on all convertible notes held. In accordance with ASC 470-20, Debt – Debt with Conversion and Other Options, the Company will be required to recognize the value of the beneficial conversion feature into earnings upon the resolution of the contingency. As of December 31, 2016 and 2015, the outstanding principal balance of these secured convertible notes was $697,500 and $500,000, respectively, and the accrued and unpaid interest was $45,057 and $2,959, respectively.

Note 3.    Stockholders’ Equity

Under the terms of the Company’s Certificate of Incorporation the company is authorized to issue one class of stock designated as common stock. The total number of common stock authorized is 10,000,000 shares with a par value of $0.001.

Daré Bioscience, Inc.

Notes to Financial Statements

Note 4.    Stock-based Compensation

In December 1, 2015, the Company adopted the 2015 Employee, Director and Consultant Equity Incentive Plan, or 2015 Plan, under which the Company may grant incentive stock options, non-qualified stock options, stock grants and stock-based awards to individuals who are then employees, officers, non-employee directors or consultants of the Company. A total of 1,500,000 shares of common stock were initially reserved for issuance under the 2015 Plan, plus “returning shares” that may become available from time to time. “Returning shares” are shares that are subject to outstanding awards granted under the 2015 Plan that expire or terminate prior to exercise or settlement, are forfeited because of the failure to vest, or are repurchased. As of December 31, 2016, 350,000 options remain available for future grant under the 2015 Plan.

Stock Options

Options granted under the 2015 Plan have terms of ten years from the date of grant unless earlier terminated and generally vest over a three-year period. The exercise price of all options granted and for the year ended December 31, 2016 and during the period from May 28, 2015 through December 31, 2015 was equal to the market value of the Company’s common stock on the date of grant. A summary of stock option activity and related information for the period from May 28, 2015 through December 31, 2015 and year ended December 31, 2016 is as follows:

	Number of Option Shares	Weighted Average Exercise Price
Outstanding at May 28, 2015	—	$—
Granted	50,000	0.001

Outstanding at December 31, 2015	50,000	0.001

Outstanding at December 31, 2016	50,000	0.001

Exercisable at December 31, 2016	16,666	0.001

Vested and expected to vest at December 31, 2016	50,000	$0.001

Options outstanding and exercisable at December 31, 2016 had a weighted average contractual life of 8.9 years. The intrinsic value of the vested and expected to vest at December 31, 2016 was $450. As of December 31, 2016, $26 represents unamortized stock-based compensation expense which will be amortized over the weighted average period of 2 years.

Restricted Stock

In December 2015, the Company issued restricted stock agreements totaling 200,000 shares of common stock, $0.001 par value per share. The restricted stock vested immediately and all shares are subject to repurchase at the option of the Company upon termination of the affiliation between the Company and the holder or a proposed transfer by the holder. The fair value of the restricted stock was determined to be $0.001 per share and was recorded as an expense within operating expenses as of the grant date.

In November 2016, the Company issued restricted stock agreements totaling 900,000 shares of common stock, $0.001 par value per share. The restricted stock vested immediately and are subject to repurchase at the option of the Company upon termination of the affiliation between the Company and the holder or a proposed transfer by the holder. The fair value of the restricted stock was determined to be $0.01 per share and was recorded as an expense within operating expenses as of the grant date.

Daré Bioscience, Inc.

Notes to Financial Statements

Note 5.    Income Taxes

The Company will file a federal income tax return and certain state and local income tax returns. At December 31, 2016, the Company had available a federal net operating loss carry-forward of approximately $700,000 for income tax purposes, which will expire in fiscal year 2037. The Company evaluates whether a valuation allowance related to deferred tax assets is required each reporting period. A valuation allowance is established if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized. The Company follows ASC 740, “Income Taxes,” where tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in tax returns that do not meet these recognition and measurement standards. At December 31, 2016, the Company recorded a full valuation allowance of $105,000 relating to the net operating loss.

Note 6.    Commitments and Contingencies

Operating leases: The Company entered into an Affiliate Member Services Agreement on December 19, 2016 which provides facilities space as well as other services. The term of the agreement commences on January 1, 2017 and continues until either party provides 30 days notice of termination. The Company did not incur any rent expenses for the year ended December 31, 2016 or the period from May 28, 2015 through December 31, 2015.

Other legal contingencies: From time to time, the Company may be involved in various claims arising in the normal course of business. Management is not aware of any material claims, disputes or unsettled matters that would have a material adverse effect on the Company’s results of operations, liquidity or financial position that the Company has not adequately provided for in the accompanying financial statements.

Note 7.    Subsequent Events

The Company has evaluated subsequent events through March 31, 2017, the date on which the financial statements were available to be issued.

On February 17, 2017, Daré issued convertible promissory notes in the aggregate principal amount of $100,000.

On March 19, 2017 the Company agreed to final terms of an exclusive worldwide license for the Ovaprene technology with ADVA-Tec, Inc. The agreement provides that the license agreement will become effective upon securing an investment of $1.25 million in net cash privately or via the closing of the public transaction with Cerulean described below.

On March 20, 2017, the Company and Cerulean Pharma Inc. (NASDAQ:CERU) announced that the two companies, together with the shareholders of the Company, have entered into a definitive stock purchase agreement under which the shareholders of the Company will become the majority owners of Cerulean. Upon closing, the Company will assume the excess cash remaining after Cerulean winds down its business which includes terminating existing agreements, contracts and leases, paying severance and bonuses due to executives and employees, and selling off the technology assets related to its business for cash. While the level of cash remaining cannot be predicted with certainty, the terms of the stock purchase agreement provide higher ownership interests to Cerulean shareholders if Cerulean has more cash at the closing. The stock purchase transaction and the sale of Cerulean assets must both be approved by Cerulean shareholders.

Immediately prior to the Daré Transaction, Daré will amend its charter to increase the authorized shares of common stock to permit the conversion of convertible promissory notes, together with accrued interest and

Daré Bioscience, Inc.

Notes to Financial Statements

conversion premiums related to such convertible notes, into shares of Daré’s common stock. All outstanding convertible promissory notes, together with accrued interest and conversion premiums related to such convertible notes, will be converted into shares of Daré common stock. Following the amendment of the charter and conversion of the convertible promissory notes, Daré will have 15,314,368 shares of Daré common stock outstanding (as further described below) and 15,364,368 shares of Daré common stock authorized.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

DARÉ BIOSCIENCE, INC.

We have reviewed the accompanying interim financial statements of Daré Bioscience, Inc., which comprise the balance sheet as of March 31, 2017 and the related statements of operations and cash flows for the three-month periods ended March 31, 2017 and 2016, and the related notes to the financial statements. A review includes primarily applying analytical procedures to management’s financial data and making inquiries of company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these interim financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Accountants’ Responsibility

Our responsibility is to conduct the review engagement in accordance with standards of the Public Company Accounting Oversight Board (United States) and Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the interim financial statements for them to be in accordance with accounting principles generally accepted in the United States of America. We believe that the results of our procedures provide a reasonable basis for our conclusion.

Accountants’ Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements in order for them to be in accordance with accounting principles generally accepted in the United States of America.

/s/ Mayer Hoffman McCann P.C

San Diego, California

May 26, 2017

Daré Bioscience, Inc.

Balance Sheets

	March 31, 2017 (unaudited)	December 31, 2016
Assets
Current Assets
Cash	$94,018	$44,614
Prepaid expenses	2,800	—

Total current assets	96,818	44,614

Total assets	$96,818	$44,614

Liabilities and Stockholders’ deficit
Current Liabilities
Accounts payable	$192,838	$12,678
Convertible promissory notes	797,500	697,500
Interest payable	60,462	45,057

Total current liabilities	1,050,800	755,235

Total liabilities	1,050,800	755,235

Commitments and contingencies (Note 6)

Stockholders’ deficit (Note 3)
Common stock: $.001 par value, 10,000,000 shares authorized, 9,100,000 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	9,100	9,100
Additional paid-in capital	8,117	8,114
Accumulated deficit	(971,199)	(727,835)

Total stockholders’ deficit	(953,982)	(710,621)

Total liabilities and stockholders’ deficit	$96,818	$44,614

See Notes to Financial Statements

Daré Bioscience, Inc.

Statements of Operations

(unaudited)

	Three months ended March 31,
	2017	2016
Operating expenses:
General and Administrative expenses	$243,364	$109,155
License expenses	—	250,000

Total operating expenses	243,364	359,155

Operating Loss	(243,364)	(359,155)

Net Loss	$(243,364)	$(359,155)

See Notes to Financial Statements

Daré Bioscience, Inc.

Statements of Cash Flows

(unaudited)

	Three months ended March 31,
	2017	2016
Cash Flows From Operating Activities
Net loss	$(243,364)	$(359,155)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	3	3
Changes in operating assets and liabilities:
Prepaid expenses	(2,800)	250,000
Accounts payable	180,160	16,008
Interest payable	15,405	1,916

Net cash used in operating activities	(50,596)	(91,228)

Cash Flows From Investing Activities	—	—

Net cash used in investing activities	—	—

Cash Flows From Financing Activities
Proceeds from issuance of convertible promissory notes	100,000	—
Proceeds from issuance of stock	—	—

Net cash provided by financing activities	100,000	—

Net increase in cash	49,404	(91,228)

Cash, beginning of period	44,614	219,413

Cash, end of period	$94,018	$128,185

See Notes to Financial Statements

Daré Bioscience, Inc.

Notes to Financial Statements

Note 1.    Nature of Business and Summary of Significant Accounting Policies

Nature of business: Daré Bioscience, Inc. (the Company), a Delaware corporation headquartered in San Diego, California, was formed on May 28, 2015. The Company is a healthcare company committed to the development and commercialization of innovative products in women’s reproductive health. The Company seeks product candidates that expand options, improve outcomes and are easy for women to use. The Company’s first product candidate is Ovaprene®, a non-hormonal contraceptive intravaginal ring intended to provide protection over multiple weeks of use, requiring no intervention at the time of intercourse.

Since inception in 2015, the Company has devoted significant resources to license and prepare for the development of Ovaprene. The Company anticipates that the majority of operating expenses will be related to the development of Ovaprene and to expand its portfolio of product candidates. Substantially all of the Company’s resources are currently dedicated to advancing the clinical development of Ovaprene. The Company will require additional capital to advance Ovaprene and to acquire or license the rights to other potential product candidates.

The Company has signed an agreement for a license from ADVA-Tec, Inc. (the “ADVA-Tec Agreement”) for the exclusive right to develop and commercialize Ovaprene® for human contraceptive use worldwide that becomes effective once the initial funding called for by the ADVA-Tec Agreement is secured. The license will become effective after the Company has secured initial funding of at least $1.25 million which the Company anticipates will be satisfied by the consummation of its proposed transaction with Cerulean, assuming Cerulean has at least $1.25 million in cash at the time of closing of the transaction with Cerulean described below. ADVA-Tec and its affiliates own issued patents or patent applications covering Ovaprene®, and control proprietary trade secrets covering the manufacture of Ovaprene®. As of the date of these financial statements, this patent portfolio includes 12 issued patents worldwide, along with 8 patent applications, all of which in accordance with the terms of the ADVA-Tec Agreement would be exclusively licensed to the Company. The Company also has a right of first negotiation to license these patents and patent applications for purposes of additional indications for Ovaprene®. Under the ADVA-Tec Agreement, ADVA-Tec will conduct certain research and development work as necessary to allow the Company to seek a Premarket Approval (“PMA”) from the United States Food and Drug Administration (“FDA”), and will supply the Company with its requirements of Ovaprene® for clinical and commercial use on commercially reasonable terms.

Under the ADVA-Tec Agreement, the Company is required to make payments of up to $14.6 million in the aggregate to ADVA-Tec based on achievement of specified development and regulatory milestones, including completion of a successful postcoital test (PCT) clinical trial; approval by the FDA to commence the Phase 3 pivotal human clinical trial; successful completion of the Phase 3 pivotal human clinical trial; the FDA’s acceptance of the filing of a PMA for Ovaprene®; the FDA’s approval of the PMA for Ovaprene®; Conformité Européene (“CE”) Marking of Ovaprene® in at least three designated European countries; obtaining regulatory approval in at least three designated European countries; and obtaining regulatory approval in Japan. In addition, after the commercial launch of Ovaprene®, the Company is also required to make royalty payments to ADVA-Tec based on aggregate annual net sales of Ovaprene® in specified regions, which percentage royalty rate will vary between 1% and 10% and will increase based on various net sales thresholds. Finally, the Company is also required to make up to $20 million in the aggregate in commercial milestone payments to ADVA-Tec upon reaching certain worldwide net sales milestones.

The Company is obligated to use commercially reasonable efforts to develop and commercialize Ovaprene®, and must meet certain minimum spending amounts per year, such amounts totaling $5 million in the aggregate over the first three years, and $2.5 million per year thereafter, until a final PMA is filed, or until the first commercial sale of Ovaprene®, whichever occurs first.

Daré Bioscience, Inc.

Notes to Financial Statements

The ADVA-Tec license continues on a country-by-country basis until the later of the life of the licensed patents or the Company’s last commercial sale of Ovaprene®, and the ADVA-Tec Agreement includes customary termination rights for both parties, and provides the Company the right to terminate with or without cause in whole or on a country-by-country basis upon 60 days prior written notice. In addition, ADVA-Tec may terminate the ADVA-Tec Agreement if the Company fails to do any of the following: (i) satisfy the annual spending obligation described above, (ii) use commercially reasonable efforts to complete all necessary pre-clinical and clinical studies required to support and submit a PMA, (iii) conduct clinical trials as set forth in the development plan that is agreed by the Company and ADVA-Tec, and as may be modified by a joint research committee, where such failure is not caused by events outside of the Company’s reasonable control, or (iv) enroll a patient in the first non-significant risk medical device study or clinical trial as allowed by an institutional review board within six months of the production and release of Ovaprene®, where non-enrollment is not caused by events outside of Dare’s reasonable control. In addition, ADVA-Tec may terminate the ADVA-Tec Agreement if the Company develops or commercializes any non-hormonal ring-based vaginal contraceptive device which is deemed competitive to Ovaprene® or, in certain limited circumstances, if the Company fails to commercialize Ovaprene® in certain designated countries within three years of the first commercial sale of Ovaprene®. Finally, if the Company is unable to secure the initial funding required by the ADVA-Tec Agreement by September 15, 2017, the ADVA-Tec Agreement automatically terminates and no license becomes effective. Other than its rights under the ADVA-Tec Agreement, the Company does not have any patents or any other material intellectual property assets or licenses.

On March 20, 2017, the Company and Cerulean (NASDAQ: CERU) announced that the two companies, together with the shareholders of the Company, have entered into a definitive stock purchase agreement under which the shareholders of the Company will become the majority owners of Cerulean. Upon closing, the Company will assume the excess cash remaining after Cerulean winds down its business which includes terminating existing agreements, contracts and leases, paying severance and bonuses due to executives and employees, and selling off the technology assets related to its business for cash. While the level of cash remaining cannot be predicted with certainty, the terms of the stock purchase agreement provide higher ownership interests to Cerulean shareholders if Cerulean has more cash at the closing, but never in excess of 49%. The stock purchase transaction and the sale of Cerulean technology assets must both be approved by Cerulean shareholders. The stock purchase agreement contains certain termination rights for both parties, and further provides that upon termination under specified circumstances, the Company may be required to pay Cerulean a termination fee of $450,000, or Cerulean may be required to pay the Company a termination fee of $300,000.

A summary of the Company’s significant accounting policies follows:

Basis of presentation: The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company reported a net loss of $243,364 and $359,155 for the three months ended March 31, 2017 and March 31, 2016, respectively. As a result of the Company’s history of losses and financial condition, there is substantial doubt about the Company’s ability to continue as a going concern. Management believes that cash provided by additional financing from new and existing shareholders will be required to enable the Company to achieve its objectives over the next twelve months. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Use of estimates: The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the fair value of stock-based compensation. Actual results could differ from those estimates and could materially affect the reported amounts of assets, liabilities and future operating results.

Daré Bioscience, Inc.

Notes to Financial Statements

Cash: The Company considers cash and all highly liquid debt instruments with an original maturity of three months or less to be cash. The Company maintains its cash accounts primarily in one financial institution. Accounts at this bank are insured by the Federal Deposit Insurance Corporation. The Company’s accounts at this institution do not exceed federally insured limits at March 31, 2017.

Stock-based compensation: The Company records compensation expense for all stock-based awards granted based on the fair value of the award at the time of grant. The Company uses the Black-Scholes Pricing Model to determine the fair value of each of the awards which considers factors such as expected term, volatility, risk free interest rate and dividend yield. Due to the limited history of the Company, the simplified method was utilized in order to determine the expected term of the awards. Additionally, the Company considered comparable companies in the industry which have available share price history to calculate the volatility. The Company compared US Treasury Bills in determining the risk-free interest rate appropriate given the expected term. Finally, the Company has not established nor do they plan to establish a dividend policy or declare any dividends in the foreseeable future and thus no dividend yield was determined necessary in the calculation of fair value.

Income taxes: The Company accounts for income taxes using the asset and liability method in accordance with Accounting Standards Codification (“ASC”) 740, Income taxes. Under this method deferred income taxes are provided to reflect the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company follows the two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating the Company’s tax positions and tax benefits, which may require periodic adjustments. At March 31, 2017, the Company did not record any liabilities for uncertain tax positions.

As the company has significant operating losses, the company does not expect to pay any income taxes for 2017 and as such no income tax provision has been made. Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements. The tax years 2015 to 2016 remain open to examination by federal and state taxing authorities.

Fair Value of Financial Instruments: Certain assets and liabilities are carried at fair value in accordance with ASC 820, Fair Value Measurement. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. A fair value hierarchy is based on three levels of inputs which are used to measure fair value, of which the first two levels are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Observable inputs (other than Level 1 quoted prices) such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Daré Bioscience, Inc.

Notes to Financial Statements

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The Company’s instruments that are carried at fair value are cash equivalents, accounts payable and accrued interest. The carrying values of accounts payable and accrued interest approximate their fair value due to the short-term nature of these assets and liabilities.

Recent accounting pronouncements:

On May 28, 2014, the FASB issued ASU 2014-09, Revenue From Contracts With Customers, which impacts the way in which some entities recognize revenue for certain types of transactions. The new standard will become effective beginning in 2019 for private companies. The Company is currently assessing the potential impact of this accounting standard and the effect it might have on its revenue recognition policy upon adoption.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. The new standard is effective for fiscal years beginning after December 15, 2019, with early adoption permitted. The Company is currently assessing the potential impact of this accounting standard and the effect it might have on the financial statements.

Note 2.    Convertible Promissory Notes

On December 4, 2015, the Company issued convertible promissory notes to certain investors, whereby the Company agreed to sell and the accredited investors agreed to purchase the convertible promissory notes in the aggregate principal amount of $500,000, the Initial Closing. The note purchase agreement provided for one or more additional closings through April 2, 2016 of sales of convertible promissory notes but limited total convertible promissory notes to $1.0 million in the aggregate. The notes mature on December 4, 2017, bear an annual interest rate of 8%, are secured by all the assets of the Company and convert upon the occurrence of a Qualified Equity Financing, defined as a transaction upon which the Company issues and sells shares of its Preferred Stock for aggregate gross proceeds of at least $10 million or at the option of the holder upon the occurrence of a Non-Qualified Equity Financing, defined as a transaction upon which the Company issues and sells shares of its Preferred Stock for aggregate gross proceeds of less than $10 million. The outstanding principal and unpaid and accrued interest convert at a conversion price based on the price paid for a share of preferred stock in the financing arrangement. The holders of the convertible promissory notes in the Initial Closing are entitled to convert the value of their notes plus unpaid and accrued interest into the Qualified and Non-Qualified Equity Financings at a 25% discount to the price paid by investors in the Qualified and Non-Qualified Equity Financings. In November of 2016, the Company amended the December 2015 note purchase agreement to allow for the issuance of additional notes. Following approval by existing note holders of the amendment, the Company issued additional convertible promissory notes in the amount of $197,500 in November of 2016, and $100,000 in February of 2017, the Second and Third Closings, respectively. The holders of the Second and Third Closings of convertible promissory notes are entitled to convert the value of their notes plus unpaid and accrued interest into

Daré Bioscience, Inc.

Notes to Financial Statements

the Qualified and Non-Qualified Equity Financings at a 40% discount to the price paid by investors in the Qualified and Non-Qualified Equity Financings. Further, any holder of convertible promissory notes issued in the Initial Closing electing to purchase notes in the Second Closing in an amount greater than or equal to 50% of the value of notes purchased in the Initial Closing is entitled to a 40% conversion discount on all convertible notes held. In accordance with ASC 470-20, Debt – Debt with Conversion and Other Options, the Company will be required to recognize the value of the beneficial conversion feature into earnings upon the resolution of the contingency. As of March 31, 2017 and December 31, 2016, the outstanding principal balance of these secured convertible notes was $797,500 and $697,500, respectively, and the accrued and unpaid interest was $60,462 and $45,057, respectively.

Note 3.    Stockholders’ Equity

Under the terms of the Company’s Certificate of Incorporation the company is authorized to issue one class of stock designated as common stock. The total number of common stock authorized is 10,000,000 shares with a par value of $0.001.

Note 4.    Stock-based Compensation

In December 1, 2015, the Company adopted the 2015 Employee, Director and Consultant Equity Incentive Plan, or 2015 Plan, under which the Company may grant incentive stock options, non-qualified stock options, stock grants and stock-based awards to individuals who are then employees, officers, non-employee directors or consultants of the Company. A total of 1,500,000 shares of common stock were initially reserved for issuance under the 2015 Plan, plus “returning shares” that may become available from time to time. “Returning shares” are shares that are subject to outstanding awards granted under the 2015 Plan that expire or terminate prior to exercise or settlement, are forfeited because of the failure to vest, or are repurchased. As of March 31, 2017, 350,000 options remain available for future grant under the 2015 Plan.

Stock Options

Options granted under the 2015 Plan have terms of ten years from the date of grant unless earlier terminated and generally vest over a three-year period. The exercise price of all options granted for the year ended December 31, 2016 was equal to the market value of the Company’s common stock on the date of grant. A summary of stock option activity and related information for the year ended December 31, 2016 and the quarter ended March 31, 2017 is as follows:

	Number of Option Shares	Weighted Average Exercise Price
Outstanding at December 31, 2016	50,000	$0.001
Granted	—	—

Outstanding at March 31, 2017 (unaudited)	50,000	0.001

Exercisable at March 31, 2017 (unaudited)	16,666	0.001

Vested and expected to vest at March 31, 2017 (unaudited)	50,000	$0.001

Options outstanding and exercisable at March 31, 2017 had a weighted average contractual life of 8.7 years. The intrinsic value of the vested and expected to vest at March 31, 2017 was $450. As of March 31, 2017, $23 represents unamortized stock-based compensation expense which will be amortized over the weighted average period of 2 years.

Daré Bioscience, Inc.

Notes to Financial Statements

Restricted Stock

In December 2015, the Company issued restricted stock agreements totaling 200,000 shares of common stock, $0.001 par value per share. The restricted stock vested immediately and all shares are subject to repurchase at the option of the Company upon termination of the affiliation between the Company and the holder or a proposed transfer by the holder. The fair value of the restricted stock was determined to be $0.001 per share and was recorded as an expense within operating expenses as of the grant date.

In November 2016, the Company issued restricted stock agreements totaling 900,000 shares of common stock, $0.001 par value per share. The restricted stock vested immediately and are subject to repurchase at the option of the Company upon termination of the affiliation between the Company and the holder or a proposed transfer by the holder. The fair value of the restricted stock was determined to be $0.01 per share and was recorded as an expense within operating expenses as of the grant date.

The Company did not issue any restricted stock agreement during the quarter ended March 31, 2017.

Note 5.    Income Taxes

The Company will file a federal income tax return and certain state and local income tax returns. At March 31, 2017, the Company had available a federal net operating loss carry-forward of approximately $1,040,000 for income tax purposes, which will expire starting in fiscal year 2036. The Company evaluates whether a valuation allowance related to deferred tax assets is required each reporting period. A valuation allowance is established if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized. The Company follows ASC 740, “Income Taxes,” where tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in tax returns that do not meet these recognition and measurement standards. At March 31, 2017, the Company recorded a full valuation allowance of $156,000 relating to the net operating loss.

Note 6.    Commitments and Contingencies

Operating leases: The Company entered into an Affiliate Member Services Agreement on December 19, 2016 which provides facilities space as well as other services. The term of the agreement commenced on January 1, 2017 and continues until either party provides 30 days’ notice of termination. The Company incurred rent expenses of $1,600 for the three months ended March 31, 2017 and did not incur any rent expenses for the year ended December 31, 2016.

Other legal contingencies: From time to time, the Company may be involved in various claims arising in the normal course of business. Management is not aware of any material claims, disputes or unsettled matters that would have a material adverse effect on the Company’s results of operations, liquidity or financial position that the Company has not adequately provided for in the accompanying financial statements.

Note 7.    Subsequent Events

On April 18, 2017, the Company entered into a Consulting Agreement with Hallmark Capital Partners, LLC (“Hallmark”) pursuant to which Hallmark agreed to provide consulting services relating to debt and/or private equity capital funding to the Company in exchange for the issuance of a warrant exercisable for 175,000 shares of the Company’s common stock. The warrant has an exercise price of $0.01 per share and vests over a period of thirteen months.

Daré Bioscience, Inc.

Notes to Financial Statements

Between April 1, 2017 and June 6, 2017 the Company issued additional convertible promissory notes in the aggregate principal amount of $55,000 pursuant to a new note purchase agreement. One note in the principal amount of $20,000 was issued on May 31, 2017 and two notes in the aggregate principal amount of $35,000 were issued during the first week of June. The new note purchase agreement provides for one or more additional closings through the earlier to occur of September 28, 2017 and the date on which Cerulean’s stockholders approve the transaction, and limits the aggregate principal amount of the convertible promissory notes issued thereunder to $2.0 million. The convertible promissory notes issued pursuant to the May 31, 2017 note purchase agreement bear an annual interest rate of 8% and will automatically convert immediately prior to closing of the transaction into the number of shares of the Company’s common stock equal to 120% of the original principal amount of each such note divided by $0.38. The interest on such notes will not convert into shares of the Company’s common stock. In addition, the holders of such notes issued pursuant to the new note purchase agreement are entitled to convert the value of their notes plus unpaid and accrued interest plus an additional 20% of the principal amount of their notes into the Qualified and Non-Qualified Equity Financings (with such terms having the same meaning as in the December 2015 note purchase agreement) at the price paid by investors in the Qualified and Non-Qualified Equity Financings. Each purchaser of notes pursuant to the new note purchase agreement also executed and delivered a counterpart signature page to the Company’s Stock Purchase Agreement with Cerulean.

Annex A

ASSET PURCHASE AGREEMENT

Asset Purchase Agreement (“Agreement”), dated March 17, 2017 (the “Execution Date”), between Novartis Institutes for BioMedical Research, Inc. (“Novartis”) and Cerulean Pharma Inc. (“Cerulean”). Novartis and Cerulean are each separately referred to as a “Party” and are collectively referred to as the “Parties”.

BACKGROUND

Whereas, Cerulean is a biopharmaceutical company, which has developed a proprietary Dynamic Tumor Targeting™ platform technology to enable the research and development of nanoparticle-drug conjugate therapeutics that improve the therapeutic index of drugs;

Whereas, Cerulean owns or controls certain intellectual property rights relating to that platform and has a skilled staff knowledgeable in the practice and development of the platform technology; and

Whereas, Novartis wishes to purchase, and Cerulean wishes to sell, those intellectual property rights under the terms and conditions set forth herein; and

Whereas, Novartis wishes to offer employment to, or otherwise engage certain members of Cerulean’s staff under the terms and conditions set forth herein.

In consideration of the respective representations, warranties, covenants, and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1	Definitions; Interpretation.

“Affiliate” means, with respect to a specified Party, any Person that directly or indirectly controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” or “controlled” means direct or indirect ownership of 50% or more of the shares of stock entitled to vote for the election of directors in the case of a corporation, status as a general partner in any partnership, ownership of 50% or more of the entity’s equity interest in the case of any other type of legal entity, or any other arrangement whereby the Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to otherwise cause the direction of the management or policies of the corporation or other entity. The Parties acknowledge that, in the case of entities organized under the Applicable Laws of certain countries where the maximum percentage ownership permitted by Applicable Law for a foreign investor is less than 50%, that lower percentage will be substituted in the preceding sentence if the foreign investor has the power to direct the management and policies of that entity.

“Agreement” has the meaning set forth in the preamble, and will include, for the avoidance of doubt, all Exhibits attached hereto.

“Applicable Law” means any applicable national, supranational, federal, state, local, or foreign law, statute, ordinance, principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license, or permit of any Governmental Authority.

“Assigned Assets” has the meaning set forth in Section 2.1.

“Assigned Know How” means all Know How owned by or licensed to Cerulean, anywhere in the world, as of the Closing, to the extent such Know How relates to the Cerulean Platform, as well as any Know How included in the Cerulean Sole Collaboration Intellectual Property or the the Joint Collaboration Intellectual Property, as each is defined in the RCA (as defined below).

“Assigned Patent Rights” means all Patent Rights owned by (in whole or in part) or licensed to Cerulean, anywhere in the world, as of the Closing, to the extent such Patent Rights claim any portion of the Cerulean Platform, as well as any Patent Rights included in the Cerulean Sole Collaboration Intellectual Property or the Joint Collaboration Intellectual Property, as each is defined in the RCA. The Assigned Patent Rights include the Patent Rights set forth on Exhibit A.

“Cerulean Indemnitee” has the meaning set forth in Section 7.2.

“Cerulean Personnel” means those individuals identified on Exhibit B.

“Cerulean Platform” means the Cerulean Dynamic Tumor Targeting™ platform technology, as generally described on Exhibit C.

“Claims” means all Third Party demands, claims, actions, proceedings, and liability (whether criminal or civil, in contract, tort, or otherwise) for losses, damages, reasonable legal costs, and other reasonable expenses, of any nature whatsoever.

“Closing” has the meaning set forth in Section 2.2.

“Commercialize” means any and all activities directed to manufacturing, marketing, promoting, distributing, importing, exporting, using, offering to sell or selling a therapeutic, diagnostic, palliative, and/or prophylactic product, as well as activities directed to obtaining pricing approvals and medical affairs activities, as applicable.

“Control” or “Controlled” means, with respect to any Intellectual Property Right, the possession by a Party (whether by ownership, license, or otherwise) of the ability (without taking into account any rights granted by one Party to the other Party under the terms of this Agreement) to grant access to, or a license or sublicense of, such rights or property, without violating the terms of any agreement or other arrangement with any Third Party.

“CRLX101” means the clinical candidate Controlled by Cerulean referred to as CRLX101, the chemical structure of which is set forth on Exhibit D-1.

“CRLX301” means the clinical candidate Controlled by Cerulean referred to as CRLX301, the chemical structure of which is set forth on Exhibit D-2.

“CROs” means the counterparties to the CRO Agreements.

“CRO Agreements” means all of the agreements that Cerulean has with Third Parties conducting research, Development, or manufacturing activities with the Cerulean Platform, except to the extent such agreements relate solely to the manufacture or Development of CRLX101 and CRLX301. The CRO Agreements include but are not limited to the agreements set forth on Exhibit E.

“Develop” or “Development” means drug development activities, including test method development and stability testing, assay development and audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, pre-clinical studies, clinical studies, packaging development, regulatory affairs, and the preparation, filing, and prosecution of regulatory applications, interactions with regulatory authorities, as well as related medical affairs, as well as manufacturing, process development, production and distribution of clinical supply materials.

“Development Candidate License” has the meaning set forth in Section 3.1.

“Development Candidate Licensee” has the meaning set forth in Section 3.1.

“Encumbrance” means any claim, charge, equitable interest, hypothecation, lien, mortgage, pledge, option, license, assignment, power of sale, retention of title, right of pre-emption, right of first refusal, or security interest of any kind.

“Government Authority” means any domestic or foreign entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission, court, tribunal, judicial body or instrumentality of any union of nations, federation, nation, state, municipality, county, locality, or other political subdivision thereof.

“Indemnification Claim Notice” has the meaning set forth in Section 7.3.2.

“Indemnified Party” has the meaning set forth in Section 7.3.2.

“Indemnifying Party” has the meaning set forth in Section 7.3.2.

“Intellectual Property Rights” means Patent Rights and Know How.

“Know How” means any information, inventions, trade secrets or technology, whether or not proprietary or patentable and whether stored or transmitted in oral, documentary, electronic, or other form. Know How will include non-patented inventions, ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, discoveries, developments, techniques, protocols, specifications, works of authorship, biological materials, and any information relating to research and development plans, experiments, results, compounds, services and service protocols, clinical and preclinical data, clinical trial results, and manufacturing information and plans.

“Material Adverse Change” means a change of a Party’s business, operations, finances, or assets occurring after the Execution Date that would reasonably prevent such Party from consummating the transactions contemplated by this Agreement or that would otherwise thwart the purpose of this Agreement. For the avoidance of doubt, events that may disrupt or reduce a Party’s business, operations, finances or assets, but that do not prevent such Party from performing its obligations as set forth in this Agreement, will not constitute Material Adverse Changes.

“Novartis Indemnitee” has the meaning set forth in Section 7.1.

“Party” and “Parties” has the meaning set forth in the preamble.

“Patent Rights” means patents and all substitutions, divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof and supplemental protection certificates relating thereto, and all counterparts thereof or substantial equivalents in any country (collectively, “Patents”), and any applications or provisional applications for any of the foregoing (“Patent Applications”) and including the right to claim all benefits and priority rights to any Patent Applications under any applicable convention.

“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

“Practice” means, with respect to Patent Rights, to make, use, sell, offer for sale, or import (or have made, have used, have sold, have offered for sale, or have imported), and, with respect to Know How, to use, practice and disclose (or have used, practiced and disclosed) or enforce said Patent Rights or Know-How against Third Parties.

“Pre-Closing Period” means the period commencing on the Execution Date and ending at the Closing.

“Proprietary Information” means all Know How or other information, including proprietary information and materials (whether or not patentable) regarding a Party’s or its Affiliate’s technology, products, services, business information, or objectives, that is treated as confidential by the disclosing Party or its Affiliates in the regular course of its business or is otherwise designated as confidential by the disclosing Party or its Affiliates, whether existing before or after the Execution Date, that is provided or supplied to the other Party or its Affiliates in connection with this Agreement. For the avoidance of doubt, (a) prior to the Closing, all Assigned Know How and all information relating or concerning the other Assigned Assets will be the Proprietary Information of Cerulean; (b) except as otherwise set forth herein, following the Closing, all Assigned Know How and all information relating or concerning the other Assigned Assets will be the Proprietary Information of Novartis; and (c) the terms of this Agreement will be deemed to be the Proprietary Information of both Parties.

“Purchase Price” has the meaning set forth in Section 2.3.

“RCA” means the Research Collaboration Agreement, dated October 18, 2016, by and between Novartis and Cerulean.

“Senior Officers” means the Chief Executive Officer of Cerulean and the President, Novartis Institutes of Biomedical Research.

“Third Party” means any Person other than Cerulean or Novartis and their respective Affiliates.

“Third Party License Agreements” means any Agreements between Cerulean and a Third Party, pursuant to which any Patent Rights or Know How relating to the Cerulean Platform are licensed to Cerulean, including the agreements set forth on Exhibit F.

“Third Party Licensors” means the counterparties to the Third Party License Agreements.

Section 1.2	Rules of Interpretation.

In this Agreement, unless otherwise specified:

(a) “includes” and “including” will mean including without limitation, and “or” will mean “and/or”;

(b) a reference to an Article of this Agreement includes all Sections in such Article, and a reference to a Section of this Agreement includes all subsections of that Section;

(c) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

(d) a “Party” includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking;

(e) a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or provision as the same may be amended or re-enacted from time to time after the Execution Date;

(f) words denoting the singular will include the plural and vice versa and words denoting any gender will include all genders;

(g) except where otherwise indicated, references to a “license” will include “sublicense” and references to a “licensee” will include “sublicensee”, unless the context otherwise provides;

(h) the Exhibits form part of the operative provision of this Agreement and references to this Agreement will, unless the context otherwise requires, include references to the Exhibits;

(i) the headings in this Agreement are for convenience only and will not be considered in the interpretation of this Agreement; and

(j) the terms and conditions of this Agreement are the result of negotiations between the Parties and this Agreement will not be construed in favor of or against any Party by reason of the extent to which either Party participated in the preparation of this Agreement.

ARTICLE II

STRUCTURE OF TRANSACTION; ASSIGNMENT OF ASSIGNED ASSETS

Section 2.1	Structure of Transaction.

At the Closing, (a) Cerulean will validly and effectively grant, sell, convey, assign, transfer, and deliver to Novartis, upon and subject to the terms and conditions of this Agreement, all of Cerulean’s right, title, and interest in and to (i) the Assigned Patent Rights; (ii) the Assigned Know How; (iii) the Third Party License Agreements; and (iv) the CRO Agreements (collectively, the “Assigned Assets”), in all cases, free and clear of any Encumbrances, except for the Development Candidates License as described in Section 3.1 and as disclosed in the Disclosure Schedule; and (b) Novartis shall purchase the Assigned Assets from Cerulean, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties, and covenants of Cerulean, in exchange for the Purchase Price.

Section 2.2	Closing.

The closing (the “Closing”) of the sale and purchase of the Assigned Assets shall take place at Novartis’ facilities in Cambridge, Massachusetts, commencing at 10:00 A.M., local time, on or about June 30, 2017 or at such other place, date and time as shall be mutually satisfactory to the Parties hereto. At the Closing, Cerulean will deliver (a) such instruments and documents as Novartis may reasonably request as necessary to assign, transfer, and convey all of Cerulean’s interest in and to Assigned Assets (in such form as may be agreed upon by counsel to Cerulean and Novartis); (b) evidence of the consents under the the Third Party License Agreements and the CRO Agreements listed on Schedule 2.2 to Cerulean to assign such contracts to Novartis (in such form as may be agreed upon by counsel to Cerulean and Novartis); (c) copies of instructions to relevant patent counsel authorizing such counsel to transfer all responsibility for Patent Application prosecution and Patent maintenance to Novartis or its designee; (d) copies of instructions to the CROs and the Third Party Licensors informing them of the assignment of the CRO Agreements and Third Party License Agreements, and directing the CROs to transfer relevant Assigned Know How to Novartis or its designee; (e) confirmation, signed by an officer of Cerulean, that the representations and warranties of Cerulean set forth in this Agreement continue to be true and accurate in all material respects as of the Closing; (f) such other documents and instruments as Novartis may reasonably request to support the activities described in clauses (a), (b), (c), and (d). Prior to the Closing, Cerulean will not enter into any agreement or understanding with any Third Party that could conflict with its obligations under this Agreement.

Section 2.3	Consideration; Assumption.

In consideration for the Assigned Assets, (a) Novartis will pay to Cerulean USD$6,000,000 (the “Purchase Price”) via wire transfer, which will be initiated at the Closing; (b) Cerulean shall assign, and Novartis shall assume, the Development Candidate License; and (c) Cerulean shall pay any amounts due to California Institute of Technology arising from the assignment of that Third Party License Agreement to Novartis.

Section 2.4	Pending Obligations.

Prior to the Closing,

(a) Cerulean shall have paid and discharged (i) all Patent Application prosecution and Patent maintenance fees and expenses associated with the Assigned Patent Rights through the Closing; (ii) all obligations arising under the CRO Agreements and the Third Party License Agreements through the Closing; and (iii) Cerulean will use its best efforts to promptly obtain all necessary corporate consents and any necessary Third Party consents in a manner that will permit the Parties to conduct the Closing on the anticipated Closing Date set forth in Section 2.2; and

(b) Novartis shall have paid all amounts outstanding under the RCA for accrued and unpaid obligations through the Closing, it being understood that certain activities at Cerulean may be wound down following the Execution Date if certain members of the Cerulean Personnel are hired by Novartis or otherwise cease employment at Cerulean.

Section 2.5	Transfer of Know How.

At or before the Closing, Cerulean, without additional consideration, shall disclose and transfer to Novartis or its designated Affiliate all Assigned Know How in existence as of the Closing, including any relevant documents, records, data, SOPs, laboratory notebooks, and databases, in a manner sufficient to enable Novartis to Practice the Cerulean Platform. To the extent that any such Assigned Know How is in the possession of a CRO or other Third Party, Cerulean will direct such CRO or other Third Party to transfer such Assigned Know How to Novartis not later than 60 days after the Closing or upon such schedule as may be agreed upon by Novartis and the Third Party.

ARTICLE III

DEVELOPMENT CANDIDATE LICENSE; CRO AGREEMENTS; EMPLOYEES;

RESEARCH COLLABORATION AGREEMENT

Section 3.1	Development Candidate License.

Novartis acknowledges that the Assigned Patent Rights and Assigned Know How are transferred to Novartis subject to a license agreement between Cerulean and a Third Party (the “Development Candidate Licensee”), in the form attached at Exhibit G, pursuant to which Cerulean has granted a license and certain ancillary rights to a Third Party to research, Develop, and Commercialize CRLX101 and CRLX301 (the “Development Candidates License”). Novartis’ exclusive right to Practice the Assigned Assets shall be subject to the Development Candidates License, and Novartis acknowledges that the Development Candidates License will be exclusive, including as to Cerulean and Novartis, to the Third Party solely with respect to the research, Development, and Commercialization of CRLX101 and CRLX301.

Section 3.2	CRO Agreements; Transition.

To the extent that continued access to and enjoyment of the CRO Agreements after the Closing is necessary for Cerulean to research, Develop, or Commercialize CRLX101 and/or CRLX301, (a) the Parties will use commercially reasonable efforts to negotiate with the CROs to enter into separate agreements between the CRO and Cerulean for such ongoing activities, and (b) until such agreements are in effect, but in any event for a period of not more than six months, Novartis will permit Cerulean to continue to conduct such research, Development, or Commercialization activities with respect to CRLX101 and/or CRLX301 under the existing CRO Agreements; provided however, that (i) Cerulean will be solely responsible for the costs and expenses of all such activities; and (ii) any such activities shall be Cerulean’s sole risk, and Cerulean releases and waives any claim against Novartis or its Affiliates arising from the actions or omissions of the CROs.

Section 3.3	Employees.

(a) To the extent that any agreement that Cerulean has with any of its employees or consultants could prohibit or restrict Novartis or its Affiliates from hiring or engaging such individuals as employees or consultants of Novartis or its Affiliates (e.g., pursuant to confidentiality or non-competition provisions in employment agreements between Cerulean and its employees), then, effective as of the Execution Date, Cerulean hereby irrevocably waives and releases such restrictions and obligations to the extent that Novartis or its Affiliates elect to employ or engage such individuals (it being acknowledged that this Section 3.3(a) does not grant a license to

Novartis or its Affiliates to Practice the Assigned Patent Rights or Assigned Know How), but Cerulean employees hired by Novartis prior to Closing shall be permitted to continue to work under the RCA until Closing.

(b) During the Pre-Closing Period, Novartis shall deliver employment offer letters for certain of the Cerulean Personnel selected by Novartis.

Section 3.4	Research Collaboration Agreement Superseded.

The RCA is hereby superseded by this Agreement, effective as of the Closing; provided however that nothing herein shall relieve either party of rights or obligations accrued thereunder before the Execution Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1	Representations and Warranties by Each Party.

Each Party represents and warrants to the other as of the Execution Date and as of the Closing that:

(a) it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

(b) it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(c) this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

(d) all consents, approvals and authorizations from all Governmental Authorities and other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained or will be obtained prior to the Closing;

(e) the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not (i) conflict with or result in a breach of any provision of its organizational documents; (ii) result in a breach of any agreement to which it is a party; or (iii) violate any Applicable Law; and

(f) all negotiations relative to this Agreement have been carried on by the Parties directly without the intervention of any Person who may be entitled to any brokerage or finder’s fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.2	Representations and Warranties by Cerulean.

Except as expressly provided on the Disclosure Schedule, Cerulean represents and warrants to Novartis as of the Execution Date and as of the Closing that:

(a) Exhibit A sets forth a complete and accurate list of all Patent Rights owned or Controlled by Cerulean that claim or disclose the Cerulean Platform, including the owners of such Patent Rights;

(b) except as indicated on Exhibit A, Cerulean is the sole and exclusive owner, or exclusive licensee of all of the Assigned Assets, free from Encumbrances, and is listed in the records of the appropriate Government Authority as the sole and exclusive owner of record or exclusive licensee for each registration, grant, and application included in the Assigned Patent Rights;

(c) other than with respect to Patent Rights and Know How that are licensed to Cerulean pursuant to the Third Party License Agreements, Cerulean has obtained, or has the right to obtain, from all individuals who participated in any respect in the invention or authorship of any Assigned Patent Rights or Assigned Know How effective assignments of all ownership rights of such individuals in such Assigned Patent Rights or Assigned Know How, either pursuant to written agreement or by operation of law (provided, however, that with respect to any such rights that Cerulean has the right to obtain, it will have obtained such rights by or before the Closing) and Cerulean has not received any claim of ownership inconsistent with this Section 4.2(c);

(d) all of Cerulean’s employees, officers, and consultants have executed agreements or have existing obligations under Applicable Laws obligating the individual to maintain as confidential Cerulean’s confidential or proprietary information as well as confidential information of other parties (including Novartis and its Affiliates) which such individual may receive, to the extent required to support Cerulean’s obligations under this Agreement;

(e) Cerulean has the right to use and disclose and to enable Novartis to use and disclose the Assigned Know-How;

(f) to the knowledge of Cerulean, (i) the issued patents in the Assigned Patent Rights are valid and enforceable without any Third Party Claims, challenges, oppositions, nullity actions, interferences, inter-partes reexaminations, inter-partes reviews, post-grant reviews, derivation proceedings, or other proceedings pending or threatened, and (ii) Cerulean has filed and prosecuted patent applications within the Assigned Patent Rights in good faith and complied with all duties of disclosure with respect thereto;

(g) to Cerulean’s knowledge, Cerulean and its agents have not committed any act, or omitted to commit any act, that may cause the Assigned Patent Rights to expire prematurely or be declared invalid or unenforceable;

(h) all application, registration, maintenance and renewal fees in respect of the Assigned Patent Rights due and payable before the Closing have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining the Assigned Patent Rights;

(i) other than the Development Candidates License in the form attached as Exhibit G, Cerulean has not granted to any Third Party, including any academic organization or agency, any rights to Practice the Assigned Patent Rights, Assigned Know How, or Third Party License Agreements;

(j) to Cerulean’s knowledge, the Practice of the Cerulean Platform does not infringe the Patent Rights or misappropriate the Know-How of any Third Party, nor has Cerulean received any written notice alleging such infringement or misappropriation;

(k) Cerulean has not initiated or been involved in any proceedings or Claims in which it alleges that any Third Party is or was infringing or misappropriating the Assigned Patent Rights or Assigned Know How, nor have any such proceedings been threatened by Cerulean, nor does Cerulean know of any valid basis for any such proceedings;

(l) to Cerulean’s knowledge after reasonable inquiry, no officer or employee of Cerulean is subject to any agreement with any other Third Party which requires such officer or employee to assign any interest in any Assigned Assets to any Third Party;

(m) Exhibit C contains a true and complete list of the CRO Agreements, and Exhibit D contains a true and complete list of the Third Party License Agreements, correct and complete copies of which have been delivered to Novartis under separate cover;

(n) the CRO Agreements and Third Party License Agreements are (i) valid, to the knowledge of Cerulean; and (ii) enforceable against Cerulean and, to the knowledge of Cerulean, against each other party thereto in accordance with their terms, except as enforceability may be effected by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(o) other than the CRO Agreements set forth on Exhibit C and the Third Party License Agreements set forth on Exhibit D, there are no other agreements that Cerulean has with any Third Party that are reasonably necessary for Novartis to Practice the Cerulean Platform following the Closing;

(p) other than the Third Party License Agreements set forth on Exhibit D, there are no other agreements that Cerulean has with any Third Party pursuant to which any Patent Rights claiming the Cerulean Platform or Know How relating to the Cerulean Platform is licensed to Cerulean;

(q) (i) to Cerulean’s knowledge, the Development Candidate Licensee, the CROs, and the Third Party Licensors are in compliance with the provisions of the Development Candidate License, CRO Agreements, and Third Party License Agreements, respectively, and to Cerulean’s knowledge, CROs are not in default in the performance, observance or fulfillment of any material obligation, covenant, or condition contained therein; and (ii) Cerulean is in compliance with the provisions of the Third Party License Agreements and CRO Agreements and Cerulean is not in default in the performance, observance or fulfillment of any material obligation, covenant, or condition contained therein;

(r) to Cerulean’s knowledge, no event has occurred which (with or without the giving of notice or lapse of time, or both) would constitute a default under the Development Candidate License, CRO Agreements, or the Third Party License Agreements or give rise to the ability of the Development Candidate Licensees, CROs, or the Third Party Licensors to terminate such agreements;

(s) Cerulean has taken commercially reasonable precautions to preserve the confidentiality of the Assigned Know-How;

(t) Cerulean has not entered into a government funding relationship that would result in rights to the Cerulean Platform residing in the US Government, National Institutes of Health, National Institute for Drug Abuse or other agency, the licenses granted hereunder are not subject to overriding obligations to the US Government as set forth in Public Law 96 517 (35 USC §§200 to 204), as amended, or any similar obligations under the laws of any other country; and

(u) Cerulean has not granted any Third Party rights that would otherwise interfere or be inconsistent with Novartis’ rights hereunder, and there are no agreements or arrangements to which Cerulean or any of its Affiliates is a party relating to the Assigned Assets that would limit the rights granted to Novartis under this Agreement or that restrict or will result in a restriction on Novartis’ ability to Practice the Cerulean Platform;

(v) Cerulean has not received any notice, written or oral, that a Third Party alleges that such Third Party has an inventorship or ownership interest in the Assigned Patent Rights or suggesting that the inventorship or ownership of the Assigned Patent Rights is incorrect; and

(w) notwithstanding anything to the contrary contained in this Agreement, the representations and warranties of Cerulean contained in this Agreement and all materials prepared by Cerulean and provided by Cerulean to Novartis do not contain any untrue statement of a material fact.

Section 4.3	Disclaimer.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, CERULEAN MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSIGNED ASSETS, THE CERULEAN PLATFORM OR PROPRIETARY INFORMATION, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY INTELLECTUAL PROPERTY RIGHTS, PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. None of Cerulean or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to Novartis or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, resulting from the delivery, dissemination or any other distribution to Novartis or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, or the use by Novartis or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, of any information provided or made available to any of them by Cerulean or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Novartis or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the transactions contemplated by this Agreement, and (subject to the express representations and warranties of Cerulean set forth in this Agreement) none of Novartis, its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1	Conditions Precedent to Novartis’ Obligations.

All obligations of Novartis under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent, any of which may be waived by Novartis in its sole and absolute discretion:

(a) all representations and warranties of the Cerulean being true, complete, and correct at the Closing;

(b) Cerulean shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with prior to or at the Closing (including obtaining all necessary corporate and Third Party consents, and delivering an instrument, signed by an officer of Cerulean, confirming that true and correct copies of the Third Party License Agreements and CRO Agreements have been delivered to Novartis);

(c) Cerulean shall have furnished Novartis with the certificates, instruments, and documents described in Section 2.2.

Section 5.2	Conditions Precedent to Cerulean’s Obligations.

All obligations of Cerulean under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent, any of which may be waived by Cerulean in its sole and absolute discretion:

(a) all representations and warranties of the Novartis being true, complete, and correct in all material respects at the Closing;

(b) Novartis shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with prior to or at the Closing;

(c) Novartis shall have delivered employment offer letters to the Cerulean Personnel (it being understood that the engagement of such individuals will not be a requirement to Closing if, e.g., such individuals do not accept Novartis’ offer of employment or engagement); and

(d) Cerulean shall have been furnished with a certificate or certificates, dated as of the Closing, signed by an officer of NIBR, certifying, in such detail as Cerulean may reasonably request, to the fulfillment of the conditions in clauses (a) and (b).

ARTICLE VI

CONFIDENTIALITY; PUBLICATIONS; PUBLICITY

Section 6.1	Obligation of Confidentiality.

6.1.1 Generally. Each Party’s Proprietary Information will be maintained in confidence and otherwise safeguarded by the recipient Party. The recipient Party may only use the Proprietary Information for the purposes of this Agreement and pursuant to the rights granted to the recipient Party under this Agreement. Subject to the other provisions of this Article VI, each Party will hold as confidential such Proprietary Information of the other Party or its Affiliates in the same manner and with the same protection as such recipient Party maintains its own confidential information, but in no event will such Party use less than reasonable care. Subject to the other provisions of this Article VI, a recipient Party may only disclose Proprietary Information of the other Party to employees, agents, contractors, consultants, and advisers of the Party and its Affiliates and sublicensees and to Third Parties to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement, if and only if such Persons are bound to maintain the confidentiality of the Proprietary Information in a manner consistent with the confidentiality provisions of this Agreement.

6.1.2 Exceptions. The obligations under this Section 6.1 will not apply to any Proprietary Information to the extent the recipient Party can demonstrate by competent evidence that such Proprietary Information:

(a) is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

(b) was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party or any of its Affiliates;

(c) is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party who is, to the receiving Party’s knowledge, entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

(d) is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without reference to the Proprietary Information disclosed by the disclosing Party or its Affiliates under this Agreement.

Specific aspects or details of Proprietary Information will not be deemed to be within the public domain or in the possession of the recipient Party merely because the Proprietary Information is embraced by more general information in the public domain or in the possession of the recipient Party. Further, any combination of Proprietary Information will not be considered in the public domain or in the possession of the recipient Party merely because individual elements of such Proprietary Information are in the public domain or in the possession of the recipient Party unless the combination and its principles are in the public domain or in the possession of the recipient Party.

6.1.3 Authorized Disclosures. In addition to disclosures allowed under Section 6.1.1 and 6.1.2, either Party may disclose Proprietary Information belonging to the other Party or its Affiliates to the extent such disclosure is necessary to comply with applicable court orders or governmental regulations.

6.1.4 Required Disclosures. Subject to and without limiting Section 6.2.3 below, if the recipient Party is required to disclose Proprietary Information of the disclosing Party by law or in connection with bona fide legal process, such disclosure will not be a breach of this Agreement; provided that the recipient Party

(a) informs the disclosing Party as soon as reasonably practicable of the required disclosure;

(b) limits the disclosure to the required purpose; and

(c) at the disclosing Party’s request and expense, assists in an attempt to object to or limit the required disclosure.

Section 6.2	Publicity.

6.2.1 Trademarks. Neither Party will use the name, symbol, trademark, trade name or logo of the other Party or its Affiliates in any press release, publication or other form of public disclosure without the prior written consent of the other Party in each, except for those disclosures for which consent has already been obtained.

6.2.2 Press Releases. The Parties acknowledge and agree that Cerulean will issue a press release upon execution of this Agreement. Cerulean has provided a draft of such press release to Novartis prior to the Execution Date for Novartis’ prompt review and approval. Such press release will (a) be solely issued by Cerulean (i.e., will not be a joint press release), (b) not include Novartis’ name in the title of the release, or (c) will not include quotes from Novartis personnel.

6.2.3 Duties of Disclosure. Notwithstanding the foregoing, each Party may make any disclosures required of it to comply with any duty of disclosure it may have pursuant to law or governmental regulation or pursuant to the rules of any recognized stock exchange. If a disclosure is required by law, governmental regulation, or the rules of any recognized stock exchange, the Parties will coordinate with each other with respect to the timing, form and content of such required disclosure. If reasonably requested by the other Party, the Party subject to such obligation will use reasonable efforts to obtain an order protecting, to the maximum extent possible, the confidentiality of any provisions of this Agreement requested by the other Party to be redacted therefrom. If the Parties are unable to agree on the form or content of any required disclosure, such disclosure will be limited to the minimum required as determined by the disclosing Party in consultation with its legal counsel. Without limiting the foregoing, each Party will consult with the other Party on the provisions of this Agreement, together with exhibits or other attachments attached hereto, to be redacted in any filings made by Cerulean or Novartis with the U.S. Securities and Exchange Commission (or other regulatory body) or as otherwise required by law.

ARTICLE VII

INDEMNIFICATION; REMEDIES

Section 7.1	Indemnification by Cerulean.

Cerulean will indemnify, defend, and hold Novartis, its Affiliates, and their respective officers, directors and employees (“Novartis Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from: (a) the gross negligence or willful misconduct of Cerulean or any of its Affiliates; (b) Cerulean’s, its Affiliates, and their agents’ and Development Candidates Licensees’ payment obligations under the CRO Agreements and/or the Third Party License Agreements prior to the Closing and solely for additional obligations pursuant to Cerulean’s access to the CROs as set forth in Section 3.2; (c) any costs or expenses owed to Third Parties (including but not limited to Governmental Authorities) relating to the prosecution and maintenance of the Assigned Patent Rights, to the extent such costs and expenses arose or were incurred prior to the Closing; (d) the research, Development, and/or Commercialization of CRLX101 and/or CRLX301 (including any Third Party Claims arising from such activities), to the extent not paid by the Development Candidates Licensees; and (e) the breach of any of the covenants, warranties or representations made by Cerulean to Novartis under this Agreement; provided, however, that Cerulean will not be obliged to so indemnify, defend, and hold harmless the Novartis Indemnitees for any Claims for which Novartis has an obligation to indemnify Cerulean Indemnitees pursuant to Section 7.2 or to the extent that such Claims arise from the breach, negligence or willful misconduct of Novartis or the Novartis Indemnitee.

Section 7.2	Indemnification by Novartis.

Novartis will indemnify, defend and hold Cerulean, its Affiliates, and their respective officers, directors and employees (“Cerulean Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from (a) Novartis’, or any of its Affiliates’, sublicensees’ or contractors’ actions or omissions in connection with research, Development, or Commercialization of a therapeutic, palliative, prophylactic, or diagnostic product through the use of the Cerulean Platform; (b) the gross negligence or willful misconduct of Novartis or any of its Affiliates; (c) any costs or expenses owed to Third Parties (including but not limited to Governmental Authorities) relating to the prosecution and maintenance of the Assigned Patent Rights, to the extent such costs and expenses arise or are incurred after the Closing; or (d) the breach of any of the covenants, warranties, or representations made by Novartis to Cerulean under this Agreement; provided, however, that

Novartis will not be obliged to so indemnify, defend, and hold harmless the Cerulean Indemnitees for any Claims for which Cerulean has an obligation to indemnify Novartis Indemnitees pursuant to Section 7.1 or to the extent that such Claims arise from the breach, negligence or willful misconduct of Cerulean or the Cerulean Indemnitee.

Section 7.3	Indemnification Procedure.

7.3.1 Coordination. For the avoidance of doubt, all indemnification claims in respect of a Novartis Indemnitee or Cerulean Indemnitee will be made solely by Novartis or Cerulean, respectively.

7.3.2 Notification. A Party seeking indemnification hereunder (“Indemnified Party”) will notify the other Party (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim or fact in respect of which the Indemnified Party intends to base a claim for indemnification hereunder (“Indemnification Claim Notice”), but the failure or delay to so notify the Indemnifying Party will not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby. The Indemnification Claim Notice will contain a description of the claim and the nature and amount of the Claim (to the extent that the nature and amount of such Claim is known at such time). Upon the request of the Indemnifying Party, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent in respect of such Claim.

7.3.3 Right to Assume Defense. The Indemnifying Party will have the right, upon written notice given to the Indemnified Party within 30 days after receipt of the Indemnification Claim Notice to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense, in which case the provisions of Section 7.3.4 will govern. The assumption of the defense of a Claim by the Indemnifying Party will not be construed as acknowledgement that the Indemnifying Party is liable to indemnify any indemnitee in respect of the Claim, nor will it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. In the event that it is ultimately decided that the Indemnifying Party is not obligated to indemnify or hold an Indemnitee harmless from and against the Claim, the Indemnified Party will reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any losses incurred by the Indemnifying Party in its defense of the Claim. If the Indemnifying Party does not give written notice to the Indemnified Party, within 30 days after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defense and handling of such Claim, the provisions of Section 7.3.5 will govern.

7.3.4 Assumption of Defense. Upon assumption of the defense of a Claim by the Indemnifying Party:

(a) the Indemnifying Party will have the right to and will assume sole control and responsibility for dealing with the Claim;

(b) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by the Indemnifying Party;

(c) the Indemnifying Party will keep the Indemnified Party informed of the status of such Claim; and

(d) the Indemnifying Party will have the right to settle the Claim on any terms the Indemnifying Party chooses; provided, however, that it will not, without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), agree to a settlement of any Claim which (i) could impair a Party’s ability, right or obligation to perform its obligations under this Agreement or for Novartis to Practice the Assigned Patent Rights; (ii) could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder; or (iii) admits any wrongdoing or responsibility for the Claim on behalf of the Indemnified Party; provided, however, that for the avoidance of doubt, settlements involving only the payment of money by the Indemnifying Party will not constitute settlements that invoke clauses (i) through (iii).

The Indemnified Party will cooperate with the Indemnifying Party and will be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its own expense. In particular, the Indemnified Party will furnish such records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making the Indemnified Party, the Indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided.

7.3.5 No Assumption of Defense. If the Indemnifying Party does not give written notice to the Indemnified Party as set forth in Section 7.3.3 or fails to conduct the defense and handling of any Claim in good faith after having assumed such, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate. In such event, the Indemnified Party will keep the Indemnifying Party timely apprised of the status of such Claim and will not settle such Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed. If the Indemnified Party defends or handles such Claim, the Indemnifying Party will cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and will be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

Section 7.4	Mitigation of Loss.

Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and action as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article VII. Nothing in this Agreement will or will be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

Section 7.5	Special, Indirect and Other Losses.

NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY ECONOMIC LOSS OR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES (A) ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE VII; (B) ARISE FROM A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; OR (C) RELATE TO THE MISAPPROPRIATION OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS OR THE DISCLOSURE OF A PARTY’S CONFIDENTIAL INFORMATION IN VIOLATION OF ARTICLE VI.

Section 7.6	No Exclusion.

Neither Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or sub-contractors.

Section 7.7	Survival of Representations and Warranties and Covenants.

The parties, intending to contractually shorten the applicable statute of limitations, agree that:

(a) the representations and warranties of Cerulean and Novartis set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue until the date that is 24 months following the Closing Date, at which time they shall expire; and

(b) except for the provisions of Sections 3.1, 3.2, 3.3, Article VI and Article VII, none of the covenants or other agreements contained in this Agreement shall survive the Closing (and each such covenant or other agreement shall expire at the Closing) other than those which by their terms contemplate performance after the Closing, and each such surviving covenant and agreement shall survive the Closing until the expiration of the term of the undertaking set forth in such agreement and covenant, at which time it will expire.

Section 7.8	Limitations.

No individual claim or series of related claims for indemnification shall be valid and assertable unless it is (or they are) for an amount in excess of $50,000. The aggregate amount of damages for which any party is obligated to provide indemnification under this Agreement shall not exceed $600,000.

ARTICLE VIII

TERMINATION

Section 8.1	Termination for Failure to Obtain Necessary Consents.

Novartis will have the right, in its sole discretion, to terminate this Agreement prior to the Closing by written notice to Cerulean if Cerulean has not obtained all Third Party consents and approvals necessary to conduct the Closing (including corporate and shareholder consent as well as consent of the relevant Third Party Licensors and CROs, to the extent that such consents are necessary under the relevant Agreements) by September 30, 2017.

Section 8.2	Termination for Material Adverse Change.

Each Party shall have the right, in its sole discretion, to terminate this Agreement prior to the Closing by written notice to the other Party if the other Party has undergone a Material Adverse Change.

Section 8.3	Termination for Breach.

If either Novartis or Cerulean is in material breach of any material obligation hereunder (a “Breaching Party”), the non-breaching Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and in the event such material breach is not cured within 60 days after such notice, the non-breaching Party will have the right thereafter to terminate this Agreement immediately by giving written notice to the Breaching Party to such effect; provided, however, that if such breach is capable of being cured but cannot be cured within such 60 day period and the Breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the Breaching Party will have such additional period, not to exceed an additional 60 days, as is reasonable in the circumstances to cure such breach.

Section 8.4	Survival of Provisions.

The provisions of Section 3.3 and Article VI, Article VII, this Article VII, and Article IX will survive any termination of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1	Assignment.

Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that

(a) Novartis may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates; and

(b) either Party may assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates;

Any permitted assignee will assume all obligations of its assignor under this Agreement. Any attempted assignment in contravention of the foregoing will be void. Subject to the terms of this Agreement, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. It is understood and agreed that the transfer of the Assigned Patent Rights, Assigned Know How, and Third Party License Agreements is made subject to the Development Candidates License.

Section 9.2	Extension to Affiliates.

Novartis will have the right to extend the rights, immunities and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement will apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Novartis. Novartis will remain liable for any acts or omissions of its Affiliates.

Section 9.3	Severability.

Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then this Agreement will be construed as if such provision were not contained herein and the remainder of this Agreement will be in full force and effect, and the Parties will use their commercially reasonable efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

Section 9.4	Governing Law and Jurisdiction.

This Agreement will be governed by and construed under the laws of the Commonwealth of Massachusetts, without giving effect to the conflicts of laws provision thereof. For the avoidance of doubt, the United Nations Convention on Contracts for the International Sale of Goods (1980) will not apply to the interpretation of this Agreement.

Section 9.5	Waivers and Amendments.

The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver will be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

Section 9.6	Relationship of the Parties; Fair Market Value.

Nothing contained in this Agreement will be deemed to constitute a partnership, joint venture, or legal entity of any type between Cerulean and Novartis, or to constitute one as the agent of the other. Moreover, each Party will not construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give any Party the power or authority to act for, bind, or commit the other. The Parties acknowledge that, as of the Execution Date, the payments contemplated by this Agreement were negotiated on an arm’s-length basis and constitute a fair market valuation of the Assigned Assets were determined through an arm’s-length negotiation.

Section 9.7	Notices.

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: delivered by hand (with written confirmation of receipt), or when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses and fax numbers as a Party may designate by notice):

If to Cerulean:

Cerulean Pharma Inc.

35 Gatehouse Drive

Waltham, MA 02451 USA

Attn: Chief Executive Officer

With a copy to: General Counsel

If to Novartis:

Novartis Institutes for BioMedical Research, Inc.

250 Massachusetts Avenue

Cambridge, MA 02139 USA

Attn: General Counsel

Section 9.8	Further Assurances.

Novartis and Cerulean will execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

Section 9.9	Compliance with Law.

Each Party will perform its obligations under this Agreement in accordance with all Applicable Laws. No Party will, or will be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Law.

Section 9.10	No Third Party Beneficiary Rights.

The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights to any Third Party (including any third party beneficiary rights).

Section 9.11	Expenses.

Except as otherwise expressly provided in this Agreement, each Party will pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

Section 9.12	Entire Agreement.

This Agreement, together with its Exhibits, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter, and for the avoidance of doubt, effective as of the Closing supersedes the RCA. In the event of any conflict between a substantive provision of this Agreement and any Exhibit hereto, the substantive provisions of this Agreement will prevail.

Section 9.13	Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 9.14	Cumulative Remedies.

No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed by their respective duly authorized representatives as of the Execution Date.

NOVARTIS INSTITUTES FOR	CERULEAN PHARMA INC.
BIOMEDICAL RESEARCH, INC.

/s/ Christian Klee	/s/ Christopher D. T. Guiffre
Signature	Signature

Christian Klee	Christopher D. T. Guiffre
Printed Name	Printed Name

Chief Operating Officer and Chief Financial Officer	President & Chief Executive Officer
Title	Title

Exhibit G – Development Candidates License

LICENSE AGREEMENT

This license agreement (the “Agreement”) is made and is effective [                ] (the “Effective Date”) between COMPANY (“Licensee”) and Cerulean Pharma Inc. (“Licensor”). Licensee and Licensor are each referred to as a “Party” and collectively referred to as the “Parties.”

BACKGROUND

Whereas, Licensor is a biopharmaceutical company, which has developed proprietary nanoparticle-drug conjugate therapeutics including CRLX101 and CRLX301 as more fully described on Exhibit A;

Whereas, pursuant to that certain Asset Purchase Agreement, by and between Licensee and Licensor, of even date herewith (the “APA”), Licensor is selling and transferring certain intellectual property rights relating to CRLX101 and CRLX301; and

Whereas, Licensee wishes to obtain a license under, and Licensor wishes grant a license under, certain Intellectual Property Rights to research, Develop and Commercialize CRLX101 and CRLX301 under the terms and conditions set forth herein.

In consideration of the respective representations, warranties, covenants, and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions

1.1	“Affiliate” means, with respect to a specified Party, any Person that directly or indirectly controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” or “controlled” means direct or indirect ownership of 50% or more of the shares of stock entitled to vote for the election of directors in the case of a corporation, status as a general partner in any partnership, ownership of 50% or more of the entity’s equity interest in the case of any other type of legal entity, or any other arrangement whereby the Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to otherwise cause the direction of the management or policies of the corporation or other entity. The Parties acknowledge that, in the case of entities organized under the Applicable Laws of certain countries where the maximum percentage ownership permitted by Applicable Law for a foreign investor is less than 50%, that lower percentage will be substituted in the preceding sentence if the foreign investor has the power to direct the management and policies of that entity.

1.2	“Applicable Law” means any applicable national, supranational, federal, state, local, or foreign law, statute, ordinance, principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license, or permit of any Governmental Authority.

1.3	“Commercialization” or “Commercialize” means any and all activities directed to manufacturing, marketing, promoting, distributing, importing, exporting, using, offering to sell or selling a therapeutic, diagnostic, palliative, and/or prophylactic product, as well as activities directed to obtaining pricing approvals, reimbursement and medical affairs activities, as applicable.

1.4	“Control” or “Controlled” means, with respect to any Intellectual Property Right, the possession by a Party (whether by ownership, license, or otherwise) of the ability (without taking into account any rights granted by one Party to the other Party under the terms of this Agreement) to grant access to, or a license or sublicense of, such rights or property, without violating the terms of any agreement or other arrangement with any Third Party.

1.5	“Confidential Information” means any confidential or proprietary information furnished by one Party to the other Party in connection with this Agreement, provided that such information is specifically designated as confidential. Confidential Information includes non-public information disclosed by Licensor to Licensee relating to patent application prosecution files for the Licensed Patent Rights.

1.6	“CRLX101” means the clinical candidate Controlled by Licensor referred to as CRLX101, the chemical structure of which is set forth on Exhibit A.

1.7	“CRLX301” means the clinical candidate Controlled by Licensor referred to as CRLX301, the chemical structure of which is set forth on Exhibit A.

1.8	“Develop” or “Development” means drug development activities, including test method development and stability testing, assay development and audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, pre-clinical studies, clinical studies, packaging development, regulatory affairs, and the preparation, filing, and prosecution of regulatory applications, interactions with regulatory authorities, as well as related medical affairs, as well as manufacturing, process development, production and distribution of clinical supply materials.

1.9	“Discontinuation Notice” has the meaning set forth in Section 3.2.2.

1.10	“Field of Use” means all fields.

1.11	“Indemnitee” has the meaning set forth in Section 6.3.

1.12	“Intellectual Property Rights” means Patent Rights and Know How.

1.13	“Know How” means any information, inventions, trade secrets or technology, whether or not proprietary or patentable and whether stored or transmitted in oral, documentary, electronic, or other form. Know How will include non-patented inventions, ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, discoveries, developments, techniques, protocols, specifications, works of authorship, biological materials, and any information relating to research and development plans, experiments, results, compounds, services and service protocols, clinical and preclinical data, clinical trial results, and manufacturing information and plans.

1.14	“Licensed Know How” means Know How owned or Controlled by Licensor, as such Know How exists as of the Effective Date or is otherwise delivered to Licensee after the Effective Date pursuant to the terms of the APA (other than Know How assigned by Licensor to Licensee pursuant to the APA and excluding, for the avoidance of doubt, Know How Controlled by any other Person acquiring Licensor or Intellectual Property Rights Controlled by Licensor after the Effective Date or to which this Agreement is assigned after the Effective Date), to the extent such Know How is necessary to research, Develop or Commercialize the Licensed Products.

1.15

“Licensed Patent Rights” means (a) Patent Rights Controlled by Licensor as of the Effective Date (other than Patent Rights assigned by Licensor to Licensee pursuant to the APA and excluding, for the avoidance of doubt, Patent Rights Controlled by any other Person acquiring Licensor or Intellectual Property Rights Controlled by Licensor after the Effective Date or to which this Agreement is assigned after the Effective Date), (b) Patent Rights arising therefrom (but, as to continuations-in-part, solely to the extent supported by the specifications of such Patent Rights), reissues, re-examinations, extensions, supplementary protection certificates and similar progeny of any such Patent Rights, and (c) counterparts of any of the foregoing anywhere in the world.

1.16	“Licensed Product” means any product containing CRLX101 or CRLX301.

1.17	“Patent Rights” means patents and patent applications, including any substitutions, divisionals, continuations, continuations-in-part, reissues, re-examinations, extensions, supplementary protection certificates and similar progeny of patents and patent applications, and counterparts of any of the foregoing anywhere in the world existing as of the date of this Agreement and during the term of this Agreement.

1.18	“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.19	“Platform Technology” means the Licensed Patent Rights, the Sublicensed Patent Rights, the Licensed Know How and the Sublicensed Know How.

1.20	“Practice” means, with respect to Patent Rights, to make, use, sell, offer for sale, or import (or have made, have used, have sold, have offered for sale, or have imported), and, with respect to Know How, to use, practice and disclose (or have used, practiced and disclosed) or assert said Patent Rights or Know How against Third Parties as such relates to the Licensed Products.

1.21	“Retained Third Party License Agreements” means the license agreements set forth on Exhibit B.

1.22	“Review and Comment Patent Rights” has the meaning set forth in Section 3.2.1.

1.23	“Sublicensed Know How” means the Know How Controlled by Licensor under the Retained Third Party License Agreements.

1.24	“Sublicensed Patent Rights” means the Patent Rights Controlled by Licensor under the Retained Third Party License Agreements.

1.25	“Territory” means worldwide.

1.26	“Third Party” means any Person other than Licensor or Licensee and their respective Affiliates.

1.27	“Third Party Infringement” has the meaning set forth in Section 3.1.1.

2.	License; Responsibilities.

2.1	License Grant.

2.1.1	Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive, perpetual, sublicensable right and license, under the Platform Technology, to research, Develop and Commercialize Licensed Products in the Field of Use in the Territory.

2.1.2

The license grant pursuant to this Section 2.1 is fully paid and royalty-free, except for any obligations under the Retained Third Party License Agreements arising from Licensee’s (or its Affiliates or sublicensees’) research, Development, and Commercialization of Licensed Products, all of which will be borne by Licensee and its sublicensees, and Licensee and its sublicensees will reimburse Licensor or its assignee of the Retained Third Party License Agreements for any payments made by Licensor or its assignee pursuant to the Retained Third Party License Agreements on behalf of Licensee and its sublicensees based on their Practice of Platform Technology. Licensee will provide sufficient notice and information to Licensor with respect to Licensee’s activities under this license to permit Licensor or its assignee to comply with all of its obligations with respect to Licensed Products under the Retained Third Party License Agreements, including but not limited to payment and reporting obligations with respect to Licensed Products under such Retained Third Party License Agreements arising from Licensee’s research, Development, and Commercialization of CRLX101 and/or CRLX301.

2.2	No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon Licensee by implication, estoppel, or otherwise as to any technology or Intellectual Property Rights of Licensor or any other entity other than the Platform Technology, solely to the extent such rights are granted under Section 2.1, regardless of whether such technology or Patent Rights shall be dominant or subordinate to any Platform Technology.

2.3	Retained Third Party License Agreement Terms; Maintenance. The sublicenses granted hereunder to Licensee under the Retained Third Party License Agreements are subject to all applicable terms of the Retained Third Party License Agreements. Licensor shall not amend, modify or waive any rights under any of the Retained Third Party License Agreements in a manner that would negatively impact the Sublicensed Patent Rights. In addition, Licensor shall use reasonable efforts to maintain each Retained Third Party License Agreement in effect (including making any payments thereunder, subject to Licensee’s satisfaction of its reimbursement obligations to Licensor under Section 2.1.2), to notify and satisfy any consent or notification requirements to effect the sublicenses granted pursuant to this Agreement under each such Retained Third Party License Agreement and to promptly notify Licensee of any notification of breach or termination by the licensor under any of the Retained Third Party License Agreements. If Licensor assigns this Agreement to an assignee pursuant to Section 8.3, Licensee shall use commercially reasonable efforts to negotiate with such assignee to amend the Retained Third Party License Agreements so that (i) Licensee can enter into separate agreements with respect to the research, Development and Commercialization of the Products and (ii) the Retained Third Party License Agreements are no longer necessary to allow Licensee to research, Develop and Commercialize the Products.

3.	Intellectual Property Protection and Related Matters

3.1	Enforcement.

3.1.1	Each Party will promptly notify the other Party (or their assignees or sublicensees) of any infringement by a Third Party of any of the Licensed Patent Rights of which it becomes aware, including any “patent certification” filed in the United States under 21 USC §355(b)(2) or 21 USC §355(j)(2) or similar provisions in other jurisdictions, and of any request for declaratory judgment, opposition, nullity action, interference, inter-partes reexamination, inter-partes review, post-grant review, derivation proceeding, or similar action alleging the invalidity, unenforceability or non-infringement of any of such Licensed Patent Rights (collectively “Third Party Infringement”).

3.1.2	Licensee will have the sole right to bring and control any legal action in connection with Third Party Infringement of the Licensed Patent Rights, as such relates primarily to the research, Development, and Commercialization of Licensed Products, at its own expense as it reasonably determines appropriate, and Licensor or its assignee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

3.1.3	Licensor or its assignee will have the sole right to bring and control any other (i.e., not set forth in Section 3.1.2) legal action in connection with Third Party infringement of the Licensed Patent Rights, at its own expense as it reasonably determines appropriate, and Licensee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

3.1.4	At the request of a Party the other Party shall provide assistance in connection therewith, including by executing reasonably appropriate documents and, cooperating reasonably in discovery and joining as a party to the action if required.

3.1.5	In connection with any such proceeding, neither Party nor, in the case of Licensor, Licensor’s assignee, shall enter into any settlement admitting the invalidity of, or otherwise impairing either Party’s rights in, the Licensed Patent Rights without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned or delayed.

3.1.6	Any recoveries resulting from such an action relating to a claim of Third Party Infringement shall be retained by the Person bringing the action.

3.1.7	The rights granted to Licensee under this Section 3.1 are subject to all applicable terms of the Retained Third Party License Agreements with respect to any Sublicensed Patent Rights.

3.2	Maintenance of Patents.

3.2.1	Licensor or its assignee will have sole responsibility for (and will bear the cost of) preparing, filing, prosecuting, and maintaining any Licensed Patent Rights, in its sole discretion, with the exception that, subject to the provision(s) below, Licensor or its assignee will use commercially reasonable efforts to continue to maintain any of the Licensed Patent Rights that relate to Licensed Products. Licensor or its assignee will provide Licensee with a reasonable opportunity to review and comment on substantive filings with respect to the Licensed Patent Rights set forth on Exhibit D (the “Review and Comment Patent Rights”), and shall use reasonable efforts to keep Licensee reasonably informed in a timely manner of progress with regard to the preparation, filing, prosecution and maintenance of the Review and Comment Patent Rights. Licensor shall consider in good faith the requests and suggestions of Licensee with respect to strategies for filing and prosecuting Review and Comment Patent Rights.

3.2.2	If Licensor or its assignee elects to discontinue its financial support for the prosecution of a pending Licensed Patent Right or the maintenance of an issued Licensed Patent Right in one or more (or all) jurisdictions, that relate to Licensed Products, Licensor or its assignee will give prompt and timely notice (not less than 30 days) of that election (a “Discontinuation Notice”) to Licensee in sufficient time to permit the Licensee to assume the prosecution and maintenance of such patent applications or patents in such jurisdiction, and Licensee may, at its election, assume full financial responsibility for those costs and expenses in such jurisdictions.

3.2.3	If Licensee assumes full financial responsibility for those costs and expenses in those jurisdictions, Licensor or its assignee will promptly (not more than 10 days) assign its rights to the relevant Licensed Patent Right to Licensee in those jurisdictions (for the avoidance of doubt, on a jurisdiction-by-jurisdiction basis, only where Licensor or its assignee has elected to cease its support), including the right to Practice such Licensed Patent Rights in such jurisdiction;

3.2.4	If Licensee does not assume responsibility for the continued prosecution and/or maintenance within 30 days after the Discontinuation Notice, Licensor will have no further responsibility with respect to the prosecution or maintenance of the relevant Patent Rights.

3.2.5	The rights granted to Licensee under this Section 3.2 are subject to all applicable terms of the Retained Third Party License Agreements.

3.3	Patent Term Extension. Subject to the applicable terms of the Retained Third Party License Agreements, Licensee shall have the right but not the obligation, to the extent allowed by

Applicable Law, after it has submitted for regulatory approval of Licensed Products, to seek, in Licensor’s name if so required, patent term extensions, supplemental protection certificates and the like available under Applicable Law, including 35 U.S.C. 156 and applicable foreign counterparts, of the Licensed Patent Rights in such country in relation to Licensed Products.

4.	Confidentiality

4.1	Confidential Information. All Confidential Information disclosed by a Party to the other Party during the term of this Agreement shall not be used by the receiving Party except in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the receiving Party (except to the extent reasonably necessary for regulatory approval of Licensed Products, for the filing, prosecution and maintenance of Patent Rights or to develop and Commercialize Licensed Products in accordance with this Agreement), and shall not otherwise be disclosed by the receiving Party to any other Person, firm, or agency, governmental or private (except consultants, advisors and Affiliates in accordance with Section 4.2), without the prior written consent of the disclosing Party, except to the extent that the Confidential Information:

4.1.1	was known or used by the receiving Party prior to its date of disclosure to the receiving Party;

4.1.2	either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of the Confidential Information;

4.1.3	either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public through no fault or omission on the part of the receiving Party;

4.1.4	is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information; or

4.1.5	is required to be disclosed by the receiving Party to comply with Applicable Laws or regulations, to defend or prosecute litigation or to comply with legal process, provided that the receiving Party provides prior written notice of such disclosure to the disclosing Party and only discloses Confidential Information of the other Party to the extent necessary for such legal compliance or litigation purpose.

4.2	Employee, Consultant and Advisor Obligations. Licensee and Licensor each agrees that it and its Affiliates shall provide Confidential Information received from the other Party only to the receiving Party’s respective employees, consultants and advisors, and to the employees, consultants and advisors of the receiving Party’s Affiliates, who have a need to know such Confidential Information to assist the receiving Party in fulfilling its obligations under this Agreement; provided that Licensee and Licensor shall each remain responsible for any failure by its and its Affiliates’ respective employees, consultants and advisors to treat such Confidential Information as required under Section 4.1.

4.3	Survival. All obligations of confidentiality imposed under this Section 4 shall survive the termination or expiration of this Agreement and shall expire five (5) years following such termination or expiration.

5.	Representations and Warranties

5.1	Representations of Authority. Each Party represents and warrants to the other that as of the Effective Date it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement.

5.2	Consents. Each Party represents and warrants that as of the Effective Date all necessary consents, approvals and authorizations of all government authorities and other Persons required to be obtained by such Party in connection with execution, delivery and performance of this Agreement have been obtained.

5.3	No Conflict. Each Party represents and warrants that, as of the Effective Date, the execution and delivery of this Agreement (a) do not conflict with or violate any requirement of Applicable Laws or regulations and (b) do not conflict with, violate or breach or constitute a default of, or require any consent under, any contractual obligations of such Party, except such consents as have been obtained as of the Effective Date.

5.4	Employee, Consultant and Advisor Obligations. Each Party represents and warrants that, as of the Effective Date, each of its and its Affiliates’ employees, consultants and advisors has executed an agreement or has an existing obligation under law obligating such employee, consultant or advisor to maintain the confidentiality of Confidential Information to the extent required under Section 4.

5.5	No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED.

6.	Indemnification.

6.1	By Licensee. Licensee agrees to defend Licensor, its Affiliates and their respective directors, officers, employees, agents, successors and assigns at Licensee’s cost and expense, and shall indemnify and hold harmless Licensor and its Affiliates and their respective directors, officers, employees and agents from and against any liabilities, losses, costs, damages, fees or expenses arising out of any Third Party claim arising from (a) any breach by Licensee of any of its representations, warranties or obligations pursuant to this Agreement, or (b) the research, Development, and/or Commercialization of a Licensed Product by Licensee, its Affiliates, or their sublicensees, including satisfaction of all obligations (including but not limited to payment) under the Retained Third Party License Agreements arising from the research, Development, and/or Commercialization of a Licensed Product or the practice of the rights granted under the Retained Third Party License Agreements.

6.2	Procedures. A person entitled to indemnification under this Section 6 (an “Indemnitee”) shall give prompt written notification to Licensee of any claim, suit, action or demand for which indemnification is sough under this Agreement. Within thirty (30) days after delivery of such notification, Licensee may, upon written notice thereof to the Indemnitee, assume control of the defense of such claim, suit, action or demand with counsel reasonably satisfactory to the Indemnitee. If Licensee does not assume control of such defense, the Indemnitee shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that, if that the Indemnitee shall have the right to retain its own counsel, at the expense of Licensee, if representation of such Indemnitee by the counsel retained by Licensee would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. The Indemnitee shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of Licensee, which shall not be unreasonably withheld, delayed or conditioned.

7.	Term and Termination

7.1	Term. This Agreement shall become effective as of the Effective Date, may be terminated as set forth in this Section 7, and otherwise remains in effect in perpetuity.

7.2	Termination. Licensee may terminate this Agreement upon sixty (60) days’ notice to Licensor for any or no reason. Upon any material breach of this Agreement by Licensee, Licensor may terminate this Agreement by providing sixty (60) days’ written notice to Licensee, specifying the material breach. The termination shall become effective at the end of the sixty (60) day period unless Licensee cures such breach during such sixty (60) day period.

7.3	Survival. The following provisions shall survive the expiration or termination of this Agreement: Sections 4, 6, 7, and 8.

8.	Miscellaneous Provisions

8.1	Governing Law. This Agreement will be governed by and construed under the laws of the State of Delaware, without giving effect to the conflicts of laws provision thereof. For the avoidance of doubt, the United Nations Convention on Contracts for the International Sale of Goods (1980) will not apply to the interpretation of this Agreement.

8.2	Notice. Any notices required or permitted by this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following address or facsimile number of the parties:

If to Licensor:

Cerulean Pharma Inc.

35 Gatehouse Drive

Waltham, MA 02451 USA

Attn: Chief Executive Officer

With a copy to: General Counsel

If to Licensee:

[    ]

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

8.3	Assignment. This Agreement may be assigned by Licensor in connection with the sale or transfer of all or substantially all of the Platform Technology without the prior written consent of Licensee, provided that Licensor requires the acquirer to assume all of the terms of this Agreement and provides notice of such assignment and assumption to Licensee. Either Party may assign this Agreement in connection with the sale or transfer of all or substantially all of the business and assets of such Party. Either Party may assign its rights and obligations under this Agreement in whole or in part to an Affiliate of such Party.

8.4	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

8.5	Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any right or failure to act in a specific instance shall related only to such instance and shall not be construed as an agreement to waive any right or fail to act in any other instance, whether or not similar.

8.6	Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then this Agreement will be construed as if such provision were not contained herein and the remainder of this Agreement will be in full force and effect, and the Parties will use their commercially reasonable efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

8.7	LIMITATION OF LIABILITY. OTHER THAN IN CONNECTION WITH A BREACH OF CONFIDENTIALITY, THIRD PARTY CLAIMS, OR AN INDEMNIFICATION

OBLIGATION UNDER SECTION 6, NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

8.8	Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

[LICENSEE]	CERULEAN PHARMA INC.

Signature	Signature

Christopher D. T. Guiffre
Printed Name	Printed Name

President & Chief Executive Officer
Title	Title

EXECUTION COPY

Annex B

STOCK PURCHASE AGREEMENT

by and among

CERULEAN PHARMA INC.,

DARÉ BIOSCIENCE, INC.

THE STOCKHOLDERS OF DARÉ BIOSCIENCE, INC.

and

SOLELY IN SUCH PERSON’S CAPACITY AS STOCKHOLDER REPRESENTATIVE,

SABRINA MARTUCCI JOHNSON

Dated as of March 19, 2017

B-i

B-ii

TABLE OF DEFINED TERMS

Terms	Cross Reference in Agreement
Acquisition Proposal	Section 6.1(f)(i)
Adjusted Warrant	Section 1.4(e)
Affiliate	Section 3.2(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Audited Financial Statements	Section 6.20
Bankruptcy and Equity Exception	Section 2.2(a)
Business Day	Section 1.6
Capitalization Date	Section 3.2(a)
Closing	Section 1.6
Closing Date	Section 1.6
Closing Date Allocation Schedule	Section 1.2(b)(i)

B-iii

Terms	Cross Reference in Agreement
Closing Fully Diluted Shares	Section 1.2(b)(ii)
Code	Preamble
Confidentiality Agreement	Section 6.5(a)
Current D&O Insurance	Section 6.9(c)
Determination Date	Section 1.2(b)(iii)
DGCL	Section 3.2(d)
Dissenting Shares	Section 2.4(a)
Closing	Section 1.2
Dispute	Section 1.3(a)
Dispute Notice	Section 1.3(a)
Employee Benefit Plan	Section 3.14(i)(i)
Environmental Law	Section 3.13(a)
ERISA	Section 3.14(i)(ii)
Exchange Act	Section 3.4(c)
Exchange Ratio	Section 1.2(b)(iv)
FDA	Section 3.16(a)
Financial Statements	Section 4.5(a)
Fully Diluted Private Company Shares	Section 1.2(b)(v)
Fully Diluted Public Company Shares	Section 1.2(b)(vi)
Fully Diluted Transaction Shares	Section 1.2(b)(vii)
GAAP	Section 3.1
Governmental Entity	Section 3.4(c)
Hazardous Substance	Section 3.13(a)
Indemnified Persons	Section 6.9(a)
Intellectual Property	Section 3.10(a)
IRS	Section 3.14(b)
Lien	Section 1.2(b)(viii)
Maximum Premium	Section 6.9(c)
NASDAQ	Section 3.5(c)
NASDAQ Listing Application	Section 3.4(c)
NASDAQ Proposal	Section 6.4
Net Cash	Section 1.2(b)(ix)
Net Cash Calculation	Section 1.3(a)
Ordinary Course of Business	Section 3.6
Outside Date	Section 8.1(b)
Permits	Section 3.16(a)
Permitted Lien	Section 1.2(b)(x)
Person	Section 2.6
Preliminary Closing Date Allocation Schedule	Section 1.2(b)(xi)
Pre-Closing Period	Section 5.1
Private Company	Preamble
Private Company Authorizations	Section 4.16(a)
Private Company Balance Sheet	Section 4.5(a)
Private Company Balance Sheet Date	Section 4.5(a)
Private Company Board	Section 4.18
Private Company Board Recommendation Change	Section 6.1(b)(i)
Private Company Common Stock	Section 1.2(b)(xii)
Private Company Convertible Notes	Preamble
Private Company Disclosure Schedule	Article IV
Private Company Employee Plans	Section 4.14(i)(i)

B-iv

Terms	Cross Reference in Agreement
Private Company ERISA Affiliate	Section 4.14(i)(ii)
Private Company Intellectual Property	Section 4.10(b)
Private Company Leased Properties	Section 4.9(b)
Private Company Leases	Section 4.9(b)
Private Company Material Adverse Effect	Section 4.1
Private Company Material Contract	Section 4.11(a)
Private Company Net Cash	Section 1.2(b)(xiii)
Private Company Stock Options	Section 1.4(a)
Private Company Stock Plans	Section 1.4(a)
Private Company Termination Fee	Section 8.3(b)
Private Company Valuation	Section 1.2(b)(xiv)
Private Company Warrant	Section 1.4(e)
Proxy Statement	Section 3.5(c)
Public Company	Preamble
Public Company Authorizations	Section 3.16(a)
Public Company Balance Sheet	Section 3.5(b)
Public Company Board	Section 3.18
Public Company Board Recommendation Change	Section 6.1(b)(i)
Public Company Common Stock	Section 1.2(b)(xv)
Public Company Disclosure Schedule	Article III
Public Company Employee	Section 6.11(b)
Public Company Employee Plans	Section 3.14(i)(iii)
Public Company ERISA Affiliate	Section 3.14(i)(iv)
Public Company Intellectual Property	Section 3.10(b)
Public Company Leased Properties	Section 3.9(b)
Public Company Leases	Section 3.9(b)
Public Company Material Adverse Effect	Section 3.1
Public Company Material Contract	Section 3.11(a)
Public Company Meeting	Section 3.5(c)
Public Company Net Cash	Section 1.2(b)(xvi)
Public Company Preferred Stock	Section 3.2(a)
Public Company SEC Reports	Section 3.5(a)
Public Company Support Agreement	Preamble
Public Company Stockholder Approval	Section 3.5(c)
Public Company Stock Options	Section 3.2(b)
Public Company Stock Plans	Section 3.2(b)
Public Company Termination Fee	Section 8.3(c)
Public Company Valuation	Section 1.2(b)(xvii)
Public Company Voting Proposal	Section 3.5(c)
Qualified Person	Section 6.1(f)(ii)
Recommendation Change Notice	Section 6.1(b)
Reporting Tail Endorsement	Section 6.9(c)
Representatives	Section 6.1(a)
Response Date	Section 1.3(a)
Rule 145 Affiliates	Section 6.8
Sarbanes-Oxley Act	Section 3.5(d)
SEC	Section 3.4(c)
Securities Act	Section 3.2(c)
Specified Time	Section 6.1(f)(iii)
Stockholders	Preamble

B-v

Terms	Cross Reference in Agreement
Stockholder Representative	Preamble
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(f)(iv)
Tax Returns	Section 3.8(i)(i)
Taxes	Section 3.8(i)(ii))
Transaction	Preamble
Waltham Lease	Section 1.2(b)(ix)

B-vi

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 19, 2017, is entered into by and among Cerulean Pharma Inc., a Delaware corporation (“Public Company”), Daré Bioscience, Inc., a Delaware corporation (“Private Company”), the equityholders of Private Company identified on the signature pages hereto (together with any subsequent equityholders who become parties hereto as “Stockholders” pursuant to Section 6.19(b) below, the “Stockholders”) and, solely for the purposes of being bound by Article I, Article VIII and Article IX hereof and solely in such person’s capacity as the Stockholder Representative, Sabrina Martucci Johnson (the “Stockholder Representative”).

WHEREAS, the Stockholders own all of the issued and outstanding shares of Private Company Common Stock and all of the issued and outstanding convertible promissory notes of Private Company (the “Private Company Convertible Notes”), which promissory notes shall be converted into shares of Private Company Common Stock on or prior to the Closing Date;

WHEREAS, the parties desire to enter into this Agreement pursuant to which each Stockholder agrees to sell to Public Company and Public Company agrees to purchase from each Stockholder all of the shares of Private Company Common Stock owned by such Stockholder (the “Transaction”), on the terms and subject to the conditions contained herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Private Company’s and the Stockholders’ willingness to enter into this Agreement, the stockholders of Public Company listed in Section A of the Public Company Disclosure Schedule have entered into a support agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Support Agreement”), pursuant to which such stockholders have, among other things, agreed to vote all of their shares of capital stock in favor of the Transaction and against any competing proposals; and

WHEREAS, for United States federal income tax purposes, it is intended that the Transaction shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Public Company, Private Company and the Stockholders agree as follows:

ARTICLE I

STOCK PURCHASE

1.1 Stock Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Public Company shall purchase from each Stockholder, and each Stockholder shall, severally and not jointly, sell, convey, assign, transfer and deliver to Public Company, all of the Private Company Common Stock owned by such Stockholder, as set forth opposite such Stockholder’s name on the Closing Date Allocation Schedule, free and clear of all Liens. Each Stockholder hereby waives any rights of pre-emption or other restrictions on transfer of the Private Company Common Stock whether conferred by Private Company’s certificate of incorporation or bylaws or otherwise, in respect of the transfers contemplated by this Agreement.

1.2 Purchase Price; Certain Definitions.

(a) In full consideration for the purchase and sale of shares of Private Company Common Stock pursuant hereto, Public Company shall pay to each Stockholder, a number of shares of Public Company Common Stock, rounded down to the nearest whole share, equal to the product of (a) the number of shares of Private Company Common Stock held by such Stockholder multiplied by (b) the Exchange Ratio.

(b) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Closing Date Allocation Schedule” means a schedule, prepared by Private Company in the format of the Preliminary Closing Date Allocation Schedule, dated as of the Closing Date and in form and substance reasonably acceptable to Public Company, setting forth, for each Stockholder: (A) such Stockholder’s name and address; (B) the number of shares of Private Company Common Stock held as of the Closing Date by such Stockholder; (C) the number of shares of Public Company Common Stock payable in respect of such Stockholder’s Private Company Common Stock pursuant to Section 1.2(a); (D) the outstanding principal balance and accrued interest as of immediately prior to its conversion into shares of Private Company Common Stock under each Private Company Convertible Note held by such Stockholder; (E) the number of shares of Private Company Common Stock into which each Private Company Convertible Note held by such Stockholder has been converted; and (F) such information that is required under Treasury Regulation Section 1.6045-1 for any share of Private Company Common Stock that is a covered security as defined in Treasury Regulation Section 1.6045-1(a)(15).

(ii) “Closing Fully Diluted Shares” means the sum of (A) the Fully Diluted Public Company Shares plus (B) the Fully Diluted Transaction Shares.

(iii) “Determination Date” means the Business Day that is five (5) Business Days prior to the Closing Date.

(iv) “Exchange Ratio” means the quotient of (A) the Fully Diluted Transaction Shares divided by (b) the Fully Diluted Private Company Shares.

(v) “Fully Diluted Private Company Shares” means, as of immediately prior to the Closing, the sum of (A) the number of issued and outstanding shares of Private Company Common Stock (including the shares of Private Company Common Stock issuable upon conversion of the Private Company Convertible Notes) plus (B) the number of shares of Private Company Common Stock subject to outstanding Private Company Stock Options plus (C) the number of shares of Private Company Common Stock subject to outstanding Private Company Warrants, calculated in accordance with the treasury method of accounting for options and warrants based on an implied share price using the Private Company Valuation.

(vi) “Fully Diluted Public Company Shares” means, as of immediately prior to the Closing, the sum of (A) the number of issued and outstanding shares of Public Company Common Stock plus (B) 1,273,000.

(vii) “Fully Diluted Transaction Shares” means a number of shares of Public Company Common Stock equal to the quotient of (A) the product of (1) the Private Company Valuation multiplied by (2) the number of Fully Diluted Public Company Shares divided by (B) the Public Company Valuation; provided that (1) the number of Fully Diluted Transaction Shares shall not be (x) greater than 70% of the Closing Fully Diluted Shares or (y) less than 51% of the Closing Fully Diluted Shares, (2) subject to the foregoing clause (1), if Public Company Net Cash is less than $2,400,000 but greater than or equal to $2,000,000, Fully Diluted Transaction Shares will instead equal the number of shares of Public Company Common Stock that results in the percentage of Closing Fully Diluted Shares comprised of Fully Diluted Transaction Shares being 3% greater than such percentage would have been if the Fully Diluted Transaction Shares were otherwise calculated in accordance with this definition (such that, for example, if Public Company Net Cash is $2,200,000 and the number of Fully Diluted Transaction Shares otherwise calculated in accordance with this definition would represent 65% of Closing Fully Diluted Shares, the number of Fully Diluted Shares shall instead be calculated such that Fully Diluted Transaction Shares comprise 68% of Closing Fully Diluted Shares), and (3) if Public Company Net Cash is less than $2,000,000, then Fully Diluted Transaction Shares shall equal 70% of Closing Fully Diluted Shares.

(viii) “Lien” means any mortgage, security interest, pledge, lien, charge or encumbrance.

(ix) “Net Cash” means, with respect to Private Company or Public Company (as determined on a consolidated basis for such party and its Subsidiaries in accordance with GAAP), (A) the total current assets of such party and its Subsidiaries as of the close of business on the Determination Date, minus (B) the total current liabilities of such party and its Subsidiaries as of the close of business on the Determination Date other than, in the case of the Private Company, the outstanding principal amount and accrued interest on the Private Company Convertible Notes, minus (without duplication) (C) in the case of Public Company, after taking into account any agreed early termination, sublease arrangement or other mitigating factors (and assuming that any amounts payable pursuant to any such arrangement will be paid), the lesser of (1) the maximum remaining liability as of the Determination Date of Public Company for rental payments under its lease for its facility in Waltham, Massachusetts (the “Waltham Lease”) or (2) the remaining liability as of the Determination Date of Public Company for rental payments under the Waltham Lease for occupancy periods through August 31, 2017, minus (without duplication) (D) the cash cost of any unpaid change of control payments or severance, termination or similar payments that are or become due to any current or former employee, director or independent contractor of such party, or any other third party, solely as a result of the Closing, pursuant to any contract or agreement entered into prior to the Closing by such party or any of its Subsidiaries, minus (without duplication) (E) the cash cost of any accrued and unpaid retention payments or other bonuses due to any current or former employee, director or independent contractor of such party, solely as a result of the Closing, pursuant to any contract or agreement entered into prior to the Closing by such party or any of its Subsidiaries.

(x) “Permitted Lien” means (A) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other statutory liens arising in the Ordinary Course of Business which are not delinquent, (B) liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made on the Public Company Balance Sheet or Private Company Balance Sheet, as applicable, to the extent required by GAAP, (C) when used in this Article III, liens arising from actions of Private Company (including in connection with any financing), (D) liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters of record that are shown on title to real property in public records that do not, individually or in the aggregate, impair the use of such property for its current and anticipated purpose, (E) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, (F) liens relating to capitalized lease financings or purchase money financings that have been entered into in the Ordinary Course of Business, (G) liens arising under applicable securities laws and (H) any lien or encumbrance arising out of any license to Public Company Intellectual Property granted in the Ordinary Course of Business.

(xi) “Preliminary Closing Date Allocation Schedule” means the schedule attached hereto as Schedule 1 and dated as of the date hereof, setting forth, for each Stockholder: (A) such Stockholder’s name and address; (B) the number of shares of Private Company Common Stock expected to be held as of the Closing Date by such Stockholder; (C) the outstanding principal balance and accrued interest as of March 31, 2017 under each Private Company Convertible Note held by such Stockholder; (D) the number of shares of Private Company Common Stock into which each Private Company Convertible Note held by such Stockholder would convert if converted as of the date hereof; and (E) such information that is required under Treasury Regulation Section 1.6045-1 for any share of Private Company Common Stock that is a covered security as defined in Treasury Regulation Section 1.6045-1(a)(15).

(xii) “Private Company Common Stock” means the common stock, $0.001 par value per share, of Private Company.

(xiii) “Private Company Net Cash” means (A) the Net Cash of the Private Company as finally determined pursuant to Section 1.3(a) rounded down to the nearest $100,000, less (b) any fees and expenses borne by Private Company pursuant to Section 1.3(b).

(xiv) “Private Company Valuation” means an amount equal to the sum of (A) $15,000,000 plus (B) the excess, if any, of (1) the Private Company Net Cash over (2) $1,000,000.

(xv) “Public Company Common Stock” means the common stock, $0.0001 par value per share, of Public Company.

(xvi) “Public Company Net Cash” means (A) the Net Cash of the Public Company as finally determined pursuant to Section 1.3(a), rounded down to the nearest $100,000, less (B) any fees and expense borne by Public Company pursuant to Section 1.3(b).

(xvii) “Public Company Valuation” means an amount equal to the sum of (A) $7,000,000 plus (B) the Public Company Net Cash.

1.3 Net Cash Determination.

(a) No later than four (4) Business Days prior to the Closing, each of Public Company and Private Company shall deliver to the other such party a statement setting forth its calculation of such party’s Net Cash (each, a “Net Cash Calculation”) together with reasonable supporting document for such Net Cash Calculation. The presentation, policies and methodologies used in each Net Cash Calculation shall be consistent with the presentation, policies and methodologies used in preparing (i) in the case of Public Company, the statement attached as Schedule 2 setting forth a calculation of what Public Company’s Net Cash would have been if January 31, 2017 had been the Determination Date, and (ii) in the case of Private Company, the statement attached as Schedule 3 setting forth a calculation of what Private Company’s Net Cash would have been if January 31, 2017 had been the Determination Date. Within two Business Days after each of Public Company and Private Company delivers its Net Cash Calculation to the other such party (the “Response Date”), the receiving party shall have the right to dispute any part of such Net Cash Statement by delivering a written notice (a “Dispute Notice”) to that effect to the delivery party. Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Net Cash Calculation and will be accompanied by reasonably detailed materials supporting the basis for such proposed revisions. If either party delivers a Dispute Notice on or prior to the Response Date as provided above (the “Dispute”), then the parties shall attempt to resolve the underlying dispute in good faith as promptly as possible. If Public Company and Private Company agree on the amount of any of the deviations from a Net Cash Calculation, the Public Company Net Cash and/or Private Company Net Cash they agree upon shall be final and binding on all parties to this Agreement. If the parties, notwithstanding such good faith efforts, fail to fully resolve a Dispute within two Business Days after a party receives a Dispute Notice, then any remaining items in dispute shall be submitted to Ernst & Young (the “Neutral Accountant”) for final determination as promptly as possible. All determinations and calculations by the Neutral Accountant pursuant to this Section 1.3(a) shall (w) consider only those items that are set forth in a Dispute Notice and remain in dispute, (x) with respect to each item that remains in dispute, be for a value that is equal to a value for such items submitted to the Neutral Accountant by Public Company or by Private Company, or that it between the two values so submitted, (y) be in writing and (z) be delivered to Public Company and Private Company as promptly as possible. Absent fraud or manifest error, the calculation of Public Company Net Cash and/or Private Company Net Cash as finally determined by the Neutral Accountant shall be deemed for purposes of this Agreement to be Public Company Net Cash and/or Private Company Net Cash and shall be final and binding on all parties to this Agreement. In determining the Public Company Net Cash and/or Private Company Net Cash, the Neutral Accountant shall act as an expert and not as arbitrator. A judgment on the determination made by the Neutral Accountant pursuant to this Section 1.3(a) may be entered in and enforced by any court having jurisdiction thereover.

(b) The fees and expenses of the Neutral Accountant in connection with the resolution of disputes pursuant to Section 1.3(a) shall be borne by Public Company, on the one hand, and Private Company, on the other hand, in proportion to the amounts by which the proposals of Public Company, on the one hand, and Private Company, on the other hand, differed from the Neutral Accountant’s final determination.

1.4 Private Company Stock Plans and Private Company Warrants.

(a) At the Closing, each outstanding option to purchase Private Company Common Stock (each, a “Private Company Stock Option” and collectively, the “Private Company Stock Options”), whether vested or unvested, and all stock option plans or other stock or equity-related plans of Private Company (the “Private Company Stock Plans”) themselves, insofar as they relate to outstanding Private Company Stock Options, shall be assumed by Public Company and shall become an option to acquire, on the same terms and conditions as were applicable under such Private Company Stock Option immediately prior to the Closing, such number of shares of Public Company Common Stock as is equal to the number of shares of Private Company Common Stock subject to the unexercised portion of such Private Company Stock Option immediately prior to the Closing multiplied by the Exchange Ratio (rounded down to the nearest whole share number), at an exercise price per share equal to the exercise price per share of such Private Company Stock Option immediately prior to the Closing divided by the Exchange Ratio (rounded up to the nearest whole cent); provided that the assumption of each Private Company Stock Option pursuant to this Section 1.4(a) shall comply with all requirements of Sections 424 and 409A of the Code and the Treasury regulations issued thereunder, as applicable. Such Private Company Stock Options shall continue in effect on the same terms and conditions to which they are currently subject (subject to the adjustments required by this Section 1.4 after giving effect to the Transaction). Private Company shall, prior to the Closing, take all actions necessary or desirable in connection with the treatment of Private Company Stock Options contemplated by this Section 1.4(a), including obtaining the consent from each holder of any Private Company Stock Options (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

(b) As soon as practicable after the Closing, Public Company shall deliver to the participants in Private Company Stock Plans appropriate notice setting forth such participants’ rights pursuant to Private Company Stock Options, as provided in this Section 1.4.

(c) Public Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Public Company Common Stock for delivery upon exercise of Private Company Stock Options assumed in accordance with this Section 1.4. As promptly as practicable after the Closing, Public Company shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Public Company Common Stock subject to such options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

(d) At the Closing, by virtue of the Transaction, each warrant to purchase shares of Private Company Common Stock (each, a “Private Company Warrant”) outstanding immediately prior to the Closing shall be automatically assumed by Public Company and shall become a warrant to acquire, on the same terms and conditions as were applicable under such Private Company Warrant, such number of shares of Public Company Common Stock as is equal to the number of shares of Private Company Common Stock subject to the unexercised portion of such Private Company Warrant immediately prior to the Closing multiplied by the Exchange Ratio (rounded down to the nearest whole share number), at an exercise price per share equal to the exercise price per share of such Private Company Warrant immediately prior to the Closing divided by the Exchange Ratio (rounded up to the nearest whole cent) (each, as so adjusted, an “Adjusted Warrant”). Private Company shall, prior to the Closing, take all actions necessary or desirable in connection with the treatment of Private Company Stock Warrants contemplated by this Section 1.4(e). Public Company shall take all corporate actions necessary to reserve for issuance of shares of Public Company Common Stock that will be subject to the Adjusted Warrants.

1.5 Allocation Schedules.

(a) The Preliminary Closing Date Allocation Schedule sets forth a good faith estimate as of the date of this Agreement of the consideration deliverable to the Stockholders pursuant to this Agreement. Private Company shall deliver to Public Company, at least two (2) Business Days prior to the Closing, the Closing Date Allocation Schedule. Public Company shall be entitled to rely conclusively on the Closing Date Allocation Schedule, and, as between the Stockholders, on the one hand, and Public Company, on the other hand, any amounts delivered by the Public Company to any Stockholder (or delivered by Public Company to the

Stockholder Representative) in accordance with the Closing Date Allocation Schedule shall be deemed for all purposes to have been delivered to the applicable Stockholder in full satisfaction of the obligations of Public Company under this Article I.

(b) The Stockholder Representative shall deliver the shares of Public Company Common Stock payable in respect of Private Company Common Stock to the applicable Stockholders in accordance with the Closing Date Allocation Schedule.

1.6 The Closing. Subject to the satisfaction or waiver (to the extent permitted by law) of the conditions set forth in Article VII, the closing of the Transaction (the “Closing”) will take place on a date to be specified by Public Company and Private Company, which shall not be later than the second Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, unless another date, place or time is agreed to in writing by Public Company and Private Company. For the purposes of this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banking institutions in Boston, Massachusetts are authorized or permitted by law to be closed, and the term “Closing Date” shall mean the date on which the Closing actually occurs.

1.7 Actions at the Closing. At the Closing

(a) Private Company and the Stockholders shall deliver to Public Company the various certificates, instruments and documents referred to in Section 7.3;

(b) Public Company shall deliver to the Stockholder Representative the various certificates, instruments and documents referred to in Section 7.2;

(c) Public Company shall deliver to the Stockholder Representative, for distribution to the Stockholders in accordance with the Closing Date Allocation Schedule, certificates representing the number of shares of Public Company Common Stock payable in respect of shares of Private Company Common Stock pursuant to Section 1.2(a); and

(d) each Stockholder shall deliver or procure to be delivered to Public Company stock certificates representing all of the shares of Private Company Common Stock owned by such Stockholder, duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the Shares in blank, and any other documents necessary to transfer to Public Company good and valid title to such shares free and clear of all Liens.

1.8 Withholding Rights. Each of Public Company and Private Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, including any consideration payable pursuant to the Transaction, to any holder of shares of Private Company Common Stock or any other recipient of payments hereunder any amounts it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld and timely remitted by Public Company or Private Company, as the case may be, to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder or other recipient in respect of which such deduction and withholding was made.

1.9 Tax Treatment. Public Company, Private Company, the Stockholders and the Stockholder Representative agree and acknowledge that the Transaction is intended to constitute a “reorganization” described in Section 368(a) of the Code.

1.10 Stockholder Representative.

(a) By their execution of this Agreement and the transfer and delivery of their certificates representing share of Private Company Common Stock, and/or their acceptance of any consideration pursuant to this Agreement, the Stockholders hereby irrevocably (subject only to Section 1.10(d)) appoint the Stockholder Representative as the representative, attorney-in-fact and agent of the Stockholders in connection with the Transaction and in any litigation or arbitration involving this Agreement. In connection therewith, the Stockholder Representative is authorized to do or refrain from doing all further acts and things and to execute all such documents as the Stockholder Representative shall deem necessary or appropriate, and shall have the power and authority to:

(i) act for some or all of the Stockholders with regard to all matters pertaining to this Agreement;

(ii) act for the Stockholders to transact matters of litigation with regard to all matters pertaining to this Agreement;

(iii) execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Stockholder Representative deems necessary or appropriate in connection with the consummation of the Transaction;

(iv) receive funds or other consideration, including shares of Public Company Common Stock, make payments of funds or other consideration, and give receipts for funds, securities or other consideration;

(v) do or refrain from doing, on behalf of the Stockholders, any further act or deed that the Stockholder Representative deems necessary or appropriate in the Stockholder Representative’s discretion relating to the subject matter of this Agreement in each case as fully and completely as the Stockholders could do if personally present;

(vi) give and receive all notices required to be given or received by the Stockholders under this Agreement; and

(vii) receive service of process in connection with any claims under this Agreement.

(b) All decisions and actions of the Stockholder Representative on behalf of the Stockholders shall be deemed to be facts ascertainable outside of this Agreement and shall be binding upon all Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(c) The Stockholder Representative shall act for the Stockholders on all of the matters set forth in this Agreement in the manner the Stockholder Representative believes to be in the best interest of the Stockholders. The Stockholder Representative is authorized to act on behalf of the Stockholders notwithstanding any dispute or disagreement among the Stockholders. In taking any action as Stockholder Representative, the Stockholder Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any person whom the Stockholder Representative reasonably believes to be authorized thereunto. The Stockholder Representative may, in all questions arising hereunder, rely on the advice of counsel, and the Stockholder Representative shall not be liable to any Stockholder for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice. The Stockholder Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Stockholder Representative. The Stockholder Representative shall not have any liability to any of the Stockholders for any act done or omitted hereunder as Stockholder Representative while acting in good faith. The Stockholder Representative shall be indemnified, severally and not jointly, by the Stockholders from and against any loss, liability or expense incurred in good faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder.

(d) In the event the Stockholder Representative becomes unable to perform the Stockholder Representative’s responsibilities hereunder or resigns from such position, the Stockholders (acting by a written instrument signed by Stockholders who held, as of immediately prior to the Closing, a majority (by voting power) of the then outstanding shares of Private Company Common Stock) shall select another representative to fill the vacancy of the Stockholder Representative, and such substituted representative shall be deemed to be the Stockholder Representative for all purposes of this Agreement. The Stockholder Representative may be removed only upon delivery of written notice to Public Company signed by Stockholders who, as of immediately prior to the Closing, held a majority (by voting power) of the then outstanding shares of Private Company Common Stock; provided that no such removal shall be effective until such time as a successor Stockholder Representative shall have been validly appointed hereunder. The Stockholder Representative shall provide Public Company prompt written notice of any replacement of the Stockholder Representative, including the identity and address of the new Stockholder Representative.

(e) For all purposes of this Agreement:

(i) Public Company and Private Company shall be entitled to rely conclusively on the instructions and decisions of the Stockholder Representative as to the settlement of any disputes or claims under this Agreement, or any other actions required or permitted to be taken by the Stockholder Representative hereunder, and no party hereunder or any Stockholder shall have any cause of action against Public Company for any action taken by Public Company in reliance upon the instructions or decisions of the Stockholder Representative;

(ii) the provisions of this Section 1.10 are independent and severable, are irrevocable (subject only to Section 1.10(d)) and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Stockholder may have in connection with the Transaction; and

(iii) the provisions of this Section 1.10 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Stockholder, and any references in this Agreement to a Stockholder shall mean and include the successors to the rights of each applicable Stockholder hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each Stockholder, severally and not jointly, represents and warrants to Public Company that the statements contained in this Article II are true and correct.

2.1 Organization, Standing. If such Stockholder is an entity, (a) such Stockholder is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) the Stockholder is not in default under or in violation of any provision of its organizational documents. The Stockholder has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

2.2 Authority, Power; No Conflict; Required Filings and Consents.

(a) Such Stockholder has all requisite power and authority and capacity (in the case of individuals) to execute and deliver this Agreement and the other documents contemplated hereby to be executed or delivered by such Stockholder and to perform such Stockholder’s obligations hereunder and thereunder. The execution and delivery by such Stockholder of this Agreement and the other documents contemplated hereby to be executed or delivered by such Stockholder and the performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of such Stockholder. This Agreement and all other documents contemplated hereby to be executed or delivered by such Stockholder have been or will be as of the Closing Date duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Public Company, Private Company, the other Stockholders, the Stockholder Representative and any other party thereto, constitutes or will constitute a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement and the other documents contemplated hereby to be executed or delivered by such Stockholder do not, and the consummation by such Stockholder of the Transaction shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws (or similar organizational documents) of such Stockholder (to the extent such Stockholder is an entity), (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien (other than a Permitted Lien) on assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which such Stockholder is a party or by which any property or asset owned or leased by such Stockholder may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or any of the properties or assets owned or leased by such Stockholder, except in the case of clauses (ii) and (iii) of this Section 2.2(b), for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, are not reasonably likely to prohibit or materially delay the ability of the Stockholder to consummate the transactions contemplated by this Agreement or any other document contemplated hereby to be executed or delivered by such Stockholder or to perform its obligations hereunder or thereunder. Section 2.2(b) of the Private Company Disclosure Schedule lists all consents, waivers and approvals (if any) under any of the Stockholder’s agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated by this Agreement, which, if individually or in the aggregate were not obtained, would reasonably be expected to prohibit or materially delay the ability of such Stockholder to consummate the transactions contemplated by this Agreement or any other document contemplated hereby to be executed or delivered by such Stockholder or to perform such Stockholder’s obligations hereunder or thereunder.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to such Stockholder in connection with the execution and delivery by such Stockholder of this Agreement or any other document contemplated hereby to be executed or delivered by such Stockholder or the consummation by such Stockholder of the transactions contemplated by this Agreement or any other document contemplated hereby to be executed or delivered by such Stockholder, except for such consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would reasonably be expected to prohibit or materially delay the ability of the Stockholder to consummate the transactions contemplated by this Agreement or any other document contemplated hereby to be executed or delivered by such Stockholder or to perform its obligations hereunder or thereunder.

2.3 Ownership of Private Company Common Stock. Such Stockholder holds legally, beneficially and of record (a) all of the shares of Private Company Common Stock and (b) all of the right, title and interest in and to the Private Company Convertible Notes, in each case set forth on Section 4.2(b) of the Private Company Disclosure Schedule as owned by such Stockholder, free and clear of any Liens. Except as set forth in Section 4.2(e) of the Private Company Disclosure Schedule, such Stockholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or transfer of any shares of Private Company Common Stock. Upon consummation of the Transaction and conversion of the Private Company Convertible

Notes immediately prior thereto, Public Company will acquire from such Stockholder good and marketable title to all shares of Private Company Common Stock set forth on Section 4.2(b) of the Private Company Disclosure Schedule as owned by such Stockholder, free and clear of all Liens.

2.4 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or has been threatened in writing against such Stockholder that questions the validity of this Agreement or any other document contemplated hereby to be executed or delivered by such Stockholder or any action taken or to be taken by such Stockholder in connection herewith or therewith or that would reasonably be expected to prohibit or materially delay such Stockholder’s ability to consummate the transactions contemplated by this Agreement or any other document contemplated hereby to be executed or delivered by such Stockholder. The Stockholder does not have any claim of any kind against Private Company other than for payment of any Private Company Convertible Notes held by such Stockholder as the same comes due.

2.5 Brokers. Such Stockholder has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any other document contemplated hereby to be executed or delivered by such Stockholder.

2.6 Purchase for Own Account; Sophistication. Such Stockholder acknowledges and agrees that shares of Public Company Common Stock to be acquired by the Stockholder pursuant to this Agreement will be acquired for investment for such Stockholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Stockholder acknowledges and agrees that such Stockholder does not presently have any contract, undertaking, agreement or arrangement with any individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity (each, a “Person”) to sell, transfer or grant participations to such Person or to any other Person, with respect to any of the shares of Public Company Common Stock to be received by it pursuant to this Agreement. Such Stockholder represents and warrants that such Stockholder has such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of owning the shares of Public Company Common Stock to be received by such Stockholder pursuant to this Agreement. Such Stockholder has the ability to bear the economic risk of the investment in shares of Public Company Common Stock, including complete loss of such investment.

2.7 Access to Information. Such Stockholder acknowledges that (a) such Stockholder has been afforded (i) access to information about each of Private Company and Public Company, respectively, and their respective financial conditions, results of operations, businesses, properties and prospects sufficient to enable such Stockholder to evaluate such Stockholders’ investment in Public Company Common Stock; and (ii) the opportunity to obtain such additional information that either Public Company or Private Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment in Public Company Common Stock and any such additional information has been provided to such Stockholder’s reasonable satisfaction, and (b) such Stockholder has sought such professional advice as it has considered necessary to make an informed decision with respect to such Stockholder’s acquisition of shares of Public Company Common Stock. Except to the extent expressly provided for in this Agreement, such Stockholder hereby agrees that neither Public Company nor any of its Affiliates will have or be subject to any liability or indemnification obligation to such Stockholder or to any other Person resulting from the issuance of shares of Public Company Common Stock in connection with the Transaction.

2.8 Restricted Securities; Legends.

(a) The Stockholder understands that the shares of Public Company Common Stock to be received by such Stockholder in connection with the Transaction have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Stockholder’s representations and warranties as expressed herein. Such Stockholder understands that such shares of Public Company Common Stock will be “restricted securities” under applicable securities laws and that, pursuant to these laws, such Stockholder must hold such shares indefinitely unless they are registered with the Securities and Exchange Commission (the “SEC”) and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

(b) Such Stockholder understands that the shares of Public Company Common Stock to be received by such Stockholder in connection with the Transaction may be notated with one or more of the following legends:

(i) “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii) Any legend required by applicable securities laws to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

2.9 Accredited Investor. Such Stockholder is an “accredited investor” (as defined in Regulation D promulgated under the Securities Act).

2.10 No Other Public Company Representations or Warranties; Non-Reliance. Such Stockholder hereby acknowledges and agrees that, except for the representations and warranties set forth in Article III (in each case as qualified and limited by Public Company Disclosure Schedule), (a) none of Public Company, or any Subsidiary of Public Company, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to Public Company or any Subsidiary of Public Company or their respective business or operations, including with respect to any information provided or made available to Private Company or any of its Affiliates, stockholders or Representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to Private Company or any of its Affiliates, stockholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by law, none of Public Company, any Subsidiary of Public Company, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to Private Company or any of its Affiliates, stockholders or Representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to Private Company or any of its Affiliates, stockholders or Representatives, or any other Person, or the use by Private Company or any of its Affiliates, stockholders or Representatives, or any other Person, of any such information provided or made available to any of them by Public Company, any Subsidiary of Public Company, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Private Company or any of its Affiliates, stockholders, or Representatives, or any other Person, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Transaction or any other transaction contemplated by this Agreement, and (subject to the express representations and warranties of Public Company set forth in Article III (in each case as qualified and limited by Public Company Disclosure Schedule)) none of Private Company or any of its Affiliates, stockholders or Representatives, or any other Person, has relied on any such information (including the accuracy or completeness thereof).

2.11 Non-Reliance on Public Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of Public Company by Private Company and its Affiliates, stockholders and Representatives, Private Company and its Affiliates, stockholders and Representatives have received and may continue to receive after the date hereof (including pursuant to Section 6.5(b)) from Public Company and its Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Public Company and its Affiliates and their respective businesses and operations. Such Stockholder hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which such Stockholder is familiar, that such Stockholder is taking full responsibility for making such Stockholder’s own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that such Stockholder will have no claim against Public Company or any Subsidiary of Public Company, or any of their respective Affiliates, stockholders or Representatives, or any other Person, with respect thereto. Accordingly, such Stockholder hereby acknowledges and agrees that none of Public Company, or any Subsidiary of Public Company, nor any of their respective Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans). Any estimates, projections, forecasts and other forward-looking information provided to Private Company and its Affiliates, stockholders and Representatives by Public Company and its Affiliates, stockholders and Representatives are not and shall not be deemed to be or included in any representations or warranties of Public Company. Such Stockholder expressly disclaims that it is relying upon or has relied upon any representations or warranties or other statements or omissions that may have been made by Public Company or any Person with respect to Public Company other than the representations and warranties set forth in this Agreement. Such Stockholder expressly disclaims any obligation or duty by Public Company to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PUBLIC COMPANY

Public Company represents and warrants to Private Company that the statements contained in this Article III are true and correct, except (a) as disclosed in the Public Company SEC Reports filed or furnished prior to the date of this Agreement or (b) as set forth herein or in the disclosure schedule delivered by Public Company to Private Company on the date of this Agreement (the “Public Company Disclosure Schedule”). For purposes hereof, the phrase “to the knowledge of Public Company” and similar expressions mean the actual knowledge as of the date hereof (without any duty to inquire or investigate) of the individuals identified in Section 3.0 of the Public Company Disclosure Schedule.

3.1 Organization, Standing and Power. Public Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets (either owned or leased) and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Public Company Material Adverse Effect. For purposes of this Agreement, the term “Public Company Material Adverse Effect” means any effect that is materially adverse to the business, financial condition or results of operations of Public Company and its Subsidiaries, taken as a whole; provided, however, that no effect (by itself or when aggregated or taken together with any and all other effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Public Company Material

Adverse Effect,” and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Public Company Material Adverse Effect” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) conditions (or changes in such conditions) in the industries in which Public Company and its Subsidiaries conduct business; (iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vi) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of Private Company, (B) the loss or departure of officers or other employees of Public Company or any of its Subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of Public Company or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, (D) any other negative development (or potential negative development) in the relationships of Public Company or any of its Subsidiaries with any of its customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of Public Company or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, and (E) any decline or other degradation in the customer bookings of Public Company or any of its Subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement; (vii) any actions taken or failure to take action, in each case, which Private Company has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement; (viii) changes in law or other legal or regulatory conditions (including rules, regulations and administrative policies of the FDA or any other similar Governmental Entity), or the interpretation thereof, or changes in United States generally accepted accounting principles (“GAAP”) or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (ix) any product candidate of Public Company or any of its Subsidiaries, including any change, event, circumstance or development relating to the use or sale of any such product candidate, the suspension, rejection, refusal of, request to refile or any delay in obtaining or making any regulatory application or filing relating to any such product candidate, any other negative actions, requests, recommendations or decisions of the FDA or any other Governmental Entity relating to any such product candidate, any other regulatory development affecting any such product candidate, or the failure to conduct successful clinical trials on a timely basis for any such product candidate; (x) any product or product candidate of any Person (other than Public Company and its Subsidiaries), including the entry into the market of any product competitive with any product or product candidate of Public Company or any of its Subsidiaries; (xi) any clinical trials or studies undertaken by any Person, and any negative publicity or unfavorable media attention resulting therefrom; (xii) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; (xiii) changes in Public Company’s stock price or the trading volume of Public Company’s stock, or any failure by Public Company to meet any public estimates or expectations of Public Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Public Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or (xiv) any legal proceedings made or brought by any of the current or former stockholders of Public Company (on their own behalf or on behalf of Public Company) against Public Company arising out of the Transaction or in connection with any other transactions contemplated by this Agreement (but not the effect of any such proceeding that would cause the condition set forth in Section 7.1(b) to not be satisfied); except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (v) and (viii) disproportionately adversely affect in a material respect Public Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which Public Company and its Subsidiaries conduct business (in which case, such adverse effects (if any) shall be taken into account when determining whether a “Public Company Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate in a material respect).

3.2 Capitalization.

(a) The authorized capital stock of Public Company as of the date of this Agreement consists of 120,000,000 shares of Public Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Public Company Preferred Stock”). Public Company Common Stock and Public Company Preferred Stock are entitled to the rights and privileges set forth in Public Company’s certificate of incorporation. As of the close of business on March 17, 2017 (the “Capitalization Date”), (i) 29,021,455 shares of Public Company Common Stock were issued and outstanding and (ii) no shares of Public Company Preferred Stock were issued or outstanding.

(b) Public Company has made available to Private Company a complete and accurate list, as of the Capitalization Date, of all stock incentive or equity-related plans of Public Company (collectively, the “Public Company Stock Plans”), indicating for each Public Company Stock Plan, as of such date, (i) the number of shares of Public Company Common Stock issued under such Public Company Stock Plan, (ii) the number of shares of Public Company Common Stock subject to outstanding options under such Public Company Stock Plan, (iii) the number of shares of Public Company Common Stock reserved for future issuance under such Public Company Stock Plan, (iv) the number of shares of Public Company Common Stock vested under such Public Company Stock Plan, (v) the number of shares of Public Company Common Stock unvested under such Public Company Stock Plan, and (vi) the average exercise price of the outstanding options under such Public Company Stock Plan. Public Company has made available to Private Company complete and accurate copies of all (A) Public Company Stock Plans, (B) forms of stock option agreements evidencing any options to purchase shares of Public Company Common Stock granted pursuant to any Public Company Stock Plan (“Public Company Stock Options”) and (C) forms of agreements evidencing any other equity or equity-linked award or compensation arrangement.

(c) Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Public Company Stock Plans as of the date of this Agreement, (A) there are no equity securities of any class of Public Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights or agreements to which Public Company or any of its Subsidiaries is a party or by which Public Company or any of its Subsidiaries is bound obligating Public Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Public Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Public Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement. Public Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither Public Company nor, to Public Company’s Knowledge, any of its Affiliates is a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any shares of capital stock or other equity interests of Public Company.

Except as contemplated by this Agreement or described in this Section 3.2, and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which Public Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Public Company. For purposes of this Agreement, “Affiliate” when used with respect to any Person, means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), except as otherwise set forth in Section 4.19.

(d) All outstanding shares of Public Company Common Stock are, and all shares of Public Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Delaware (the “DGCL”), Public Company’s certificate of incorporation or bylaws or any agreement to which Public Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of Public Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Public Company Common Stock or the capital stock of Public Company or any of its Subsidiaries.

3.3 Subsidiaries.

(a) Section 3.3 of Public Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of Public Company: (i) its name; (ii) the number and type of its outstanding equity securities and a list of the holders thereof; and (iii) its jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any Person, another Person (x) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (1) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (2) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, or (y) of which such first Person is a general partner.

(b) Each Subsidiary of Public Company is an entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its organization, has all requisite corporate (or similar, in the case of a non-corporate entity) power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign entity (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Public Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of Public Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which Public Company has the power to cause to be transferred for no or nominal consideration to Public Company or Public Company’s designee) are owned, of record and beneficially, by Public Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in Public Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Public Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Public Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of Public Company. To Public Company’s Knowledge, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Public Company.

(c) Public Company has made available to Private Company complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary of Public Company.

(d) Public Company does not control, directly or indirectly, any capital stock of any Person that is not a Subsidiary of Public Company, other than securities held for investment by Public Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such Person.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) Public Company has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and subject only to the Public Company Stockholder Approval, consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Public Company has been duly authorized by all necessary corporate action on the part of each of Public Company, subject only to the receipt of the Public Company Stockholder Approval. This Agreement has been duly executed and delivered by Public Company and constitutes the valid and binding obligation of Public Company, enforceable against Public Company in accordance with its terms, subject to the Bankruptcy and Equity Exception).

(b) The execution and delivery of this Agreement by each of Public Company do not, and (assuming that the Public Company Stockholder Approval is received) the consummation by Public Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Public Company or of the charter, bylaws or other organizational document of any Subsidiary of Public Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Lien (other than a Permitted Lien) on the assets of Public Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which Public Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets (whether owned or leased) may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (iv) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Public Company or any of its Subsidiaries or any of the properties or assets now owned, operated or leased by any of them, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Public Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any foreign or domestic court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Public Company Common Stock are listed for trading is required by or with respect to Public Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Public Company or the consummation by Public Company of the transactions contemplated by this Agreement, except for (i) the filing of the Proxy Statement with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the filing of such reports, schedules or materials under the Exchange Act or the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws or the rules and regulations of the Nasdaq Stock Market, (iv) the filing of a NASDAQ Listing Application—For Companies Conducting a Business Combination that Results in a Change of Control with respect to the shares of Public Company Common Stock to be issued pursuant to this Agreement (the “NASDAQ Listing Application”) and

(v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, are not reasonably likely to have a Public Company Material Adverse Effect.

(d) The affirmative vote in favor of the Public Company Voting Proposal by the holders of a majority of the shares of Public Company Common Stock present or represented by proxy and voting at the Public Company Meeting is the only vote of the holders of any class or series of Public Company’s capital stock or other securities necessary to approve the Public Company Voting Proposal. There are no bonds, debentures, notes or other indebtedness of Public Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Public Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) Public Company has filed all registration statements, forms, reports and other documents required to be filed by Public Company with the SEC since April 10, 2014. All such registration statements, forms, reports and other documents (including those that Public Company may file after the date hereof until the Closing) are referred to herein as the “Public Company SEC Reports.” The Public Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Public Company SEC Reports and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Public Company SEC Reports or necessary in order to make the statements in such Public Company SEC Reports, in the light of the circumstances under which they were made, not misleading in any material respect.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Public Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of Public Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The consolidated unaudited balance sheet of Public Company as of December 31, 2016 is referred to herein as the “Public Company Balance Sheet.”

(c) The information to be supplied by or on behalf of Public Company for inclusion in the Proxy Statement (the “Proxy Statement”) to be sent to the stockholders of Public Company in connection with the meeting of Public Company’s stockholders (the “Public Company Meeting”) to consider the issuance of shares of Public Company Common Stock in the Transaction (the “Public Company Voting Proposal”) under the NASDAQ Stock Market, Inc. (“NASDAQ”) rules (the “Public Company Stockholder Approval”), which information shall be deemed to include all information about or relating to Public Company, the Public Company Voting Proposal or the Public Company Meeting, shall not, on the date the Proxy Statement is first mailed to stockholders of Public Company or Private Company, or at the time of the Public Company Meeting or at the Closing, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Public Company Meeting that has become false or misleading.

(d) Public Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act.” Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Public Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(e) Public Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning Public Company is made known on a timely basis to the individuals responsible for the preparation of Public Company’s filings with the SEC and other public disclosure documents. Public Company is in compliance in all material respects with the applicable listing and other rules and regulations of the Nasdaq Stock Market.

(f) As of the date of this Agreement, (i) Public Company has timely responded to all comment letters of the staff of the SEC relating to the Public Company SEC Reports, and (ii) the SEC has not advised Public Company that any final responses are inadequate, insufficient or otherwise non-responsive. To the extent such comment letters, written inquiries and enforcement correspondence are not publicly available on the SEC’s EDGAR system, (x) Public Company has made available to the Company true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and Public Company, on the other hand, occurring between April 10, 2014 and the date of this Agreement and (y) will, reasonably promptly following the receipt thereof, make available to the Private Company any such correspondence sent or received after the date hereof. To the Knowledge of Public Company, as of the date of this Agreement, none of the Public Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(g) As of the date hereof, neither Public Company nor, to the Knowledge of Public Company, any director, officer, employee, or internal or external auditor of Public Company has received written notice, or otherwise had or obtained actual Knowledge, of any substantive material complaint, allegation, assertion or claim that Public Company has engaged in questionable accounting or auditing practices.

3.6 No Undisclosed Liabilities. Except as disclosed in the Public Company Balance Sheet and except for liabilities incurred in the ordinary course of business consistent in all material respects with past practice (the “Ordinary Course of Business”) since the date of the Public Company Balance Sheet, Public Company and its Subsidiaries do not have any liabilities of any nature required by GAAP to be reflected on a consolidated balance sheet of Public Company and its Subsidiaries that, individually or in the aggregate, are reasonably likely to have a Public Company Material Adverse Effect.

3.7 Absence of Certain Changes or Events. Since the date of the Public Company Balance Sheet, except as contemplated hereby, there has not been a Public Company Material Adverse Effect. From the date of the Public Company Balance Sheet until the date of this Agreement, except as contemplated hereby, (a) the business of Public Company and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business and (b) none of Public Company or any of its Subsidiaries has taken any action that would have required the consent of Private Company under Section 5.1 of this Agreement (other than paragraphs (b), (g), (h) and (j) of Section 5.1 and paragraph (k) of Section 5.1 as it relates to paragraphs (b), (g), (h) and (j) of Section 5.1) had such action or event occurred after the date of this Agreement.

3.8 Taxes. Except for matters that, individually or in the aggregate, are not reasonably likely to have a Public Company Material Adverse Effect:

(a) Public Company and each of its Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete. Public Company and each of its Subsidiaries has paid (or caused to be paid) on a timely basis all Taxes due and owing by Public Company and/or its Subsidiaries, other than Taxes that are being contested in good faith through appropriate proceedings and for which the most recent financial statements contained in Public Company SEC Reports reflect an adequate reserve in accordance with GAAP.

(b) As of the date of this Agreement, no examination or audit of any Tax Return of Public Company or any of its Subsidiaries by any Governmental Entity is currently in progress or has been proposed in writing. There are no Liens (other than Permitted Liens) for Taxes on any of the assets or properties owned, operated or leased by Public Company or any of its Subsidiaries.

(c) Neither Public Company nor any of its Subsidiaries has any liability for any Taxes of any Person (other than Public Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of Tax law in any jurisdiction) or as a transferee or successor, or (ii) pursuant to any Tax sharing or Tax indemnification agreement or other similar agreement (other than pursuant to commercial agreements or arrangements that are not primarily related to Taxes).

(d) Neither Public Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(e) Neither Public Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or otherwise as part of a plan that includes the Transaction.

(f) Neither Public Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither Public Company nor any of its Affiliates has taken or agreed to take any action which could prevent the Transaction from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code. Neither Public Company nor any of its Subsidiaries is aware of any agreement, plan or other circumstance that would prevent the Transaction from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

(h) Neither Public Company nor any of its Subsidiaries is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(i) For purposes of this Agreement:

(i) “Tax Returns” means all reports, returns, forms, or statements required to be filed with a Governmental Entity with respect to Taxes; and

(ii) “Taxes” means all taxes or other similar assessments or liabilities in the nature of a tax, including income, capital, capital gains, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, stamp duty, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, or additions to tax imposed or assessed with respect thereto.

3.9 Real Property.

(a) Neither Public Company nor any of its Subsidiaries owns any real property.

(b) Section 3.9(b) of Public Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all leases, subleases or licenses pursuant to which the Company or any of its

Subsidiaries leases, , licenses or is otherwise granted a right of use or occupancy of, any real property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, from any Person other than Public Company or any of its Subsidiaries (as amended through the date of this Agreement, the “Public Company Leases”) and the location of the premises subject thereto (the “Public Company Leased Properties”). The Public Company Leases have not been amended, modified or supplemented in any material respect except as expressly set forth in Section 3.9(b) of the Public Company Disclosure Schedule. Neither Public Company nor any of its Subsidiaries nor, to Public Company’s Knowledge, any other party to any Public Company Lease is in default under any of the Public Company Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Public Company Material Adverse Effect. Except as is not reasonably likely to have a Public Company Material Adverse Effect, assuming good fee title to the Public Company Leased Properties is vested in each of the lessors thereof, and subject to any Permitted Liens affecting the leasehold interest of the Public Company and its Subsidiaries in the Public Company Leased Property, the Public Company and its Subsidiaries have valid and enforceable leasehold interests in the Public Company Leased Properties, unencumbered by any Liens. Except as is not reasonably likely to have a Public Company Material Adverse Effect, to Public Company’s Knowledge, (i) no event has occurred or condition exists that with the passage of time is likely to result in any default of Public Company or any of its Subsidiaries under any of the Public Company Leases, and (ii) the Public Company Leased Properties, and the business activities of Public Company and its Subsidiaries at the Public Company Leased Properties, are in compliance with the material terms and conditions of the Public Company Leases, and (iii) the Public Company Leased Properties are otherwise in good operating condition and repair as of the date of this Agreement, ordinary wear and tear excepted. Neither Public Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than Public Company and its Subsidiaries. Public Company has made available to Private Company complete and accurate copies of all Public Company Leases.

3.10 Intellectual Property.

(a) To Public Company’s Knowledge, Public Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property used by Public Company and its Subsidiaries in the conduct of the business of Public Company and its Subsidiaries, taken as a whole, as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs), the absence of which, individually or in the aggregate, is reasonably likely to have a Public Company Material Adverse Effect. For purposes of this Agreement, “Intellectual Property” means (i) patents, trademarks, trade names, domain names, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications and (iv) other tangible or intangible proprietary or confidential information and materials.

(b) To Public Company’s Knowledge, all issued patents and registrations for trademarks, service marks and copyrights included in Public Company Intellectual Property are subsisting and have not expired or been cancelled. For purposes of this Agreement, “Public Company Intellectual Property” means any Intellectual Property owned by Public Company or its Subsidiaries that is material to the business of Public Company and its Subsidiaries, taken as a whole, as currently conducted.

(c) To Public Company’s Knowledge, the conduct of the business of Public Company and its Subsidiaries, taken as a whole, as currently conducted, does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to have a Public Company Material Adverse Effect. Between January 1, 2015 and the date of this Agreement, neither Public Company nor any of its Subsidiaries has received any written claim or notice from any Person (i) alleging any such infringement, violation or misappropriation or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Public Company Intellectual Property, except, in each case in clauses (i) and (ii), for any such infringement, violation, misappropriation or challenge that is not reasonably likely to have a Public Company Material Adverse Effect.

(d) To Public Company’s Knowledge, Public Company and its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of Public Company Intellectual Property of a nature that Public Company intends to keep confidential.

(e) To Public Company’s Knowledge, no third party is infringing, violating or misappropriating any of Public Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to have a Public Company Material Adverse Effect.

3.11 Contracts.

(a) Public Company has made available to Private Company a copy of each Public Company Material Contract to which Public Company is a party as of the date of this Agreement. For purposes of this Agreement, “Public Company Material Contract” means (i) any agreement or contract pursuant to which Public Company and its Subsidiaries spent or received, in the aggregate, more than $350,000 during the fiscal year ended December 31, 2016, (ii) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, Public Company or any of its Subsidiaries from freely engaging in any business material to Public Company and its Subsidiaries, taken as a whole, anywhere in the world, and (iii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Public Company and its Subsidiaries.

(b) Each Public Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, is not reasonably likely to have a Public Company Material Adverse Effect. Neither Public Company nor any of its Subsidiaries nor, to Public Company’s Knowledge, any other party to any Public Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Public Company Material Contract, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to have a Public Company Material Adverse Effect.

(c) Neither Public Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Public Company SEC Reports.

3.12 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending and of which Public Company has been notified or, to Public Company’s Knowledge, threatened against Public Company or any of its Subsidiaries, in each case that, individually or in the aggregate, is reasonably likely to have a Public Company Material Adverse Effect. As of the date of this Agreement, there are no material judgments, orders or decrees outstanding against Public Company or any of its Subsidiaries. To the Knowledge of Public Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such action, suit, proceeding, claim, arbitration or investigation, and there is no pending investigation by any Governmental Authority involving Public Company or any of its Subsidiaries, in each case that, individually or in the aggregate, is reasonably likely to have a Public Company Material Adverse Effect.

3.13 Environmental Matters.

(a) Except for matters that, individually or in the aggregate, are not reasonably likely to have a Public Company Material Adverse Effect: (i) neither Public Company nor any of its Subsidiaries is in violation of any applicable law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (A) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (B) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor or wetlands protection (each, an “Environmental Law”); and (ii) Public Company and its Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and Public Company and its Subsidiaries are in compliance with such permits, licenses and other authorizations. For purposes of this Agreement, “Hazardous Substance” means: (a) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law or (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

(b) The only representations and warranties of Public Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13. Without limiting the generality of the foregoing, the representations and warranties contained in Sections 3.15 and 3.16 do not relate to environmental matters.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Public Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all material Public Company Employee Plans.

(b) With respect to each Public Company Employee Plan in effect on the date of this Agreement, Public Company has made available to Private Company a complete and accurate copy of (i) such Public Company Employee Plan, (ii) the most recent annual report (Form 5500) filed with the United States Internal Revenue Services (the “IRS”), if any, and (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Public Company Employee Plan.

(c) Each Public Company Employee Plan is being administered in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms, except for failures to so administer such Public Company Employee Plan as are not, individually or in the aggregate, reasonably likely to have a Public Company Material Adverse Effect.

(d) With respect to Public Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP, except for failures to make such contributions or accruals for contributions as are not, individually or in the aggregate, reasonably likely to have a Public Company Material Adverse Effect.

(e) All Public Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Public Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or are based on prototype or volume submitter documents that, to Public Company’s Knowledge, have received such letters, and no such determination letter has been revoked and revocation has not been threatened, and no act or omission has occurred, that would adversely affect its qualification except, in each case, as is not, individually or in the aggregate, reasonably likely to have a Public Company Material Adverse Effect.

(f) None of Public Company, any of Public Company’s Subsidiaries or any of their ERISA Affiliates (i) maintains a Public Company Employee Plan that is subject to Section 412 of the Code or Title IV of ERISA or (ii) is obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Neither Public Company nor any of its Subsidiaries is a party to any written (i) agreement with any stockholders, director, executive officer or other key employee of Public Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Public Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding Public Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h) None of Public Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by applicable law.

(i) For purposes of this Agreement:

(i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA or any similar applicable federal, state, local or foreign law or regulation), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA or any similar applicable federal, state, local or foreign law or regulation), and any other agreement involving material direct or indirect compensation involving more than one Person, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate, but excludes any plan, agreement, or arrangement required to be maintained by non-U.S. law.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii) “Public Company Employee Plans” means all Employee Benefit Plans maintained, or contributed to, by Public Company, any of Public Company’s Subsidiaries or any Public Company ERISA Affiliate, other than those required by applicable law.

(iv) “Public Company ERISA Affiliate” means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Public Company or any of its Subsidiaries.

3.15 Compliance With Laws.

(a) Public Company and each of its Subsidiaries is in compliance with, and is not in violation of, any applicable statute, law or regulation with respect to the conduct of its business, or its ownership or leasing, or its occupancy, use or operation, of each of the properties or assets owned, operated or leased by Public Company or any of its Subsidiaries, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Public Company Material Adverse Effect.

(b) Neither Public Company nor any of its Subsidiaries, nor, to Public Company’s Knowledge, any of their respective directors, officers, employees, agents or distributors is violating any provision of the U.S. Foreign Corrupt Practices Act of 1977, except for violations that, individually or in the aggregate, are not reasonably likely to have a Public Company Material Adverse Effect.

3.16 Permits and Regulatory Matters.

(a) Public Company and each of its Subsidiaries have all material permits, licenses, registrations, authorizations, certificates, orders, approvals, franchises, variances and other similar rights issued by or obtained from any Governmental Entities (collectively, “Permits”) required to conduct their businesses as currently conducted, including all such Permits required by the U.S. Food and Drug Administration (the “FDA”) or any other Governmental Entity exercising comparable authority (the “Public Company Authorizations”).

(b) Public Company and its Subsidiaries are in compliance in all material respects with the terms of Public Company Authorizations. No Public Company Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

(c) All manufacturing, processing, distribution, labeling, storage, testing, specifications, sampling, sale or marketing of products performed by or on behalf of Public Company or any of its Subsidiaries are in compliance in all material respects with all applicable laws, rules, regulations or orders administered or issued by the FDA or any other Governmental Entity exercising comparable authority. As of the date of this Agreement, (i) neither Public Company nor any of its Subsidiaries has received any written notices or correspondence from the FDA or any other Governmental Entity exercising comparable authority, and (ii) to the Knowledge of Public Company there is no action or proceeding pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that Public Company or any of its Subsidiaries is not currently in material compliance with any and all applicable laws, regulations or orders implemented by the FDA or any other Governmental Entity exercising comparable authority.

(d) The studies, tests and preclinical and clinical trials conducted by or on behalf of Public Company or any of its Subsidiaries were and, if still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards; and, as of the date of this Agreement, neither Public Company nor any of its Subsidiaries has received any written notices or correspondence from the FDA or any other Governmental Entity exercising comparable authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of Public Company or any of its Subsidiaries.

3.17 Labor Matters. Public Company and its Subsidiaries have complied with all applicable laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control and employee classification, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Public Company Material Adverse Effect. As of the date of this Agreement, neither Public Company nor any of its Subsidiaries is the subject of any proceeding asserting that Public Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Public Company Material Adverse Effect. As of the date of this Agreement, there are no pending or, to Public Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving Public Company or any of its Subsidiaries that, individually or in the aggregate, are reasonably likely to have a Public Company Material Adverse Effect.

3.18 Opinion of Financial Advisor. The financial advisor of Public Company, Aquilo Partners L.P., has delivered to the Board of Directors of Public Company (together with any duly authorized committee thereof, the “Public Company Board”) an opinion dated the date of this Agreement to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair to the holders of Public Company Common Stock from a financial point of view.

3.19 Section 203 of the DGCL. Assuming the accuracy of the representations and warranties of Private Company in Section 4.19, Public Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of this Agreement, the Support Agreement or the consummation of the Transaction or the other transactions contemplated by this Agreement or the Support Agreement.

3.20 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of Public Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except as disclosed in Section 3.20 of Public Company Disclosure Schedule.

3.21 Independent Investigation. Public Company acknowledges that it has conducted to its satisfaction its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of Private Company and Private Company’s Subsidiaries and that Public Company and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of Private Company and Private Company’s Subsidiaries that it and its Representatives have desired or requested to review for such purpose, and that it and its Representatives have had a full opportunity to meet with the management of Private Company and Private Company’s Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of Private Company and Private Company’s Subsidiaries.

3.22 No Other Private Company Representations or Warranties; Non-Reliance. Public Company hereby acknowledges and agrees that, except for the representations and warranties set forth in Article IV (in each case as qualified and limited by Private Company Disclosure Schedule), (a) none of Private Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to Private Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Public Company or any of its Affiliates, stockholders or Representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to Public Company or any of its Affiliates, stockholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by law, none of Private Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to Public Company or any of its Affiliates, stockholders or Representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to Public Company or any of its Affiliates, stockholders or Representatives, or any other Person, or the use by Public Company or any of its Affiliates, stockholders or Representatives, or any other Person, of any such information provided or made available to any of them by Private Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Public Company or any of its Affiliates, stockholders, or Representatives, or any other Person, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Transaction or any other transaction contemplated by this Agreement, and (subject to the express representations and warranties of Private Company set forth in Article IV (in each case as qualified and limited by the Private Company Disclosure Schedule)) none of Public Company or any of its Affiliates, stockholders or Representatives, or any other Person, has relied on any such information (including the accuracy or completeness thereof).

3.23 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of Private Company by Public Company and its Affiliates, stockholders and Representatives, Public Company and its Affiliates, stockholders and Representatives have received and may continue to receive after the date hereof (including pursuant to Section 6.5(b)) from Private Company and its Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Private Company and its business and operations. Public Company hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Public Company is familiar, that Public Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Public Company will have no claim against Private Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders or Representatives, or any other Person, with respect thereto. Accordingly, Public Company hereby acknowledges and agrees that none of Private Company or any of its Subsidiaries, nor any of their respective Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans). Any estimates, projections, forecasts and other forward-looking information provided to Public Company and its Affiliates stockholders and Representatives by Private Company and its respective Affiliates, stockholders and Representatives are not and shall not be deemed to be or included in any representations or warranties of Private Company. Public Company expressly disclaims that it is relying upon or has relied upon any representations or warranties or other statements or omissions that may have been made by Private Company or any Person with respect to Private Company other than the representations and warranties set forth in this Agreement. Public Company expressly disclaims any obligation or duty by Private Company to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PRIVATE COMPANY

Private Company represents and warrants to Public Company that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure schedule delivered by Private Company to Public Company on the date of this Agreement (the “Private Company Disclosure Schedule”). For purposes hereof, the phrase “to the knowledge of Private Company” and similar expressions mean the actual knowledge as of the date hereof (without any duty to inquire or investigate) of the individuals identified in Section 4.0 of the Private Company Disclosure Schedule.

4.1 Organization, Standing and Power. Private Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets (either owned or leased) and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Private Company Material Adverse Effect. For purposes of this Agreement, the term “Private Company Material Adverse Effect” means any effect that is materially adverse to the business, financial condition or results of operations of Private Company and its Subsidiaries, taken as a whole; provided, however, that no effect (by itself or when aggregated or taken together with any and all other effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Private Company Material Adverse Effect,” and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Private Company Material Adverse Effect” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) conditions (or changes in such conditions) in the industries in which Private Company and its Subsidiaries conduct business; (iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United

States or any other country or region in the world; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vi) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of Public Company, (B) the loss or departure of officers or other employees of Private Company or any of its Subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of Private Company or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, (D) any other negative development (or potential negative development) in the relationships of Private Company or any of its Subsidiaries with any of its customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of Private Company or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, and (E) any decline or other degradation in the customer bookings of Private Company or any of its Subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement; (vii) any actions taken or failure to take action, in each case, which Public Company has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement; (viii) changes in law or other legal or regulatory conditions (including rules, regulations and administrative policies of the FDA or any other similar Governmental Entity), or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (ix) any product candidate of Private Company or any of its Subsidiaries, including any change, event, circumstance or development relating to the use or sale of any such product candidate, the suspension, rejection, refusal of, request to refile or any delay in obtaining or making any regulatory application or filing relating to any such product candidate, any other negative actions, requests, recommendations or decisions of the FDA or any other Governmental Entity relating to any such product candidate, any other regulatory development affecting any such product candidate, or the failure to conduct successful clinical trials on a timely basis for any such product candidate; (x) any product or product candidate of any Person (other than Private Company and its Subsidiaries), including the entry into the market of any product competitive with any product or product candidate of Private Company or any of its Subsidiaries; (xi) any clinical trials or studies undertaken by any Person, and any negative publicity or unfavorable media attention resulting therefrom; (xii) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; (xiii) any failure by Private Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or (xiv) any legal proceedings made or brought by any of the current or former stockholders of Private Company (on their own behalf or on behalf of Private Company) against Private Company arising out of the Transaction or in connection with any other transactions contemplated by this Agreement (but not the effect of any such proceeding that would cause the condition set forth in Section 7.1(b) to not be satisfied); except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (v) and (viii) disproportionately adversely affect in a material respect Private Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which Private Company and its Subsidiaries conduct business (in which case, such adverse effects (if any) shall be taken into account when determining whether a “Private Company Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate in a material respect). Private Company has been conducting business operations (within the meaning of the NASDAQ initial listing requirements) since May 28, 2015.

4.2 Capitalization.

(a) The authorized capital stock of Private Company as of the date of this Agreement consists of 10,000,000 shares of Private Company Common Stock. Private Company Common Stock is entitled to the rights and privileges set forth in Private Company’s certificate of incorporation. As of the date of this Agreement, (i) 9,100,000 shares of Private Company Common Stock were issued and outstanding and (ii) no shares of Private Company Common Stock were held in the treasury of Private Company or by Subsidiaries of Private Company.

(b) Section 4.2(b) of the Private Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of the holders of Private Company Common Stock, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than Private Company Common Stock) the number of shares of Private Company Common Stock (if any) into which such shares are convertible. Section 4.2(b) of the Private Company Disclosure Schedule also sets forth a complete and accurate list of the holders of Private Company Convertible Notes, identifying such notes and setting forth the number of shares of Private Company Common Stock into which such notes are convertible. Section 4.2(b) of the Private Company Disclosure Schedule also sets forth a complete and accurate list of all issued and outstanding shares of Private Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of Private Company, indicating the name of the applicable stockholder, the vesting schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the vesting will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Transaction, and whether such holder has the sole power to vote and dispose of such shares.

(c) Private Company has made available to Public Company a complete and accurate list, as of the date hereof, of all Private Company Stock Plans, indicating for each Private Company Stock Plan, as of the date hereof, (i) the number of shares of Private Company Common Stock issued under such Private Company Stock Plan, (ii) the number of shares of Private Company Common Stock subject to outstanding options under such Private Company Stock Plan, (iii) the number of shares of Private Company Common Stock reserved for future issuance under such Private Company Stock Plan, (iv) the number of shares of Private Company Common Stock vested under such Private Company Stock Plan, (v) the number of shares of Private Company Common Stock unvested under such Private Company Stock Plan, and (vi) the average exercise price of the outstanding options under such Private Company Stock Plan. Private Company has made available to Public Company complete and accurate copies of all (A) Private Company Stock Plans, (B) forms of stock option agreements evidencing Private Company Stock Options and (C) forms of agreements evidencing any other equity or equity-linked award or compensation arrangement.

(d) Except (i) as set forth in this Section 4.2 and (ii) as reserved for future grants under Private Company Stock Plans as of the date of this Agreement, (A) there are no equity securities of any class of Private Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights or agreements to which Private Company or any of its Subsidiaries is a party or by which Private Company or any of its Subsidiaries is bound obligating Private Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Private Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Private Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement. Private Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither Private Company nor, to Private Company’s Knowledge, any of its Affiliates is a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any shares of capital stock or other equity interests of Private Company. Except as contemplated by this Agreement or described in this Section 4.2, and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which Private Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Private Company.

(e) All outstanding shares of Private Company Common Stock are, and all shares of Private Company Common Stock subject to issuance as specified in Section 4.2(c) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Private Company’s certificate of incorporation or bylaws or any agreement to which Private Company is a party or is otherwise bound.

(f) There are no obligations, contingent or otherwise, of Private Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Private Company Common Stock or the capital stock of Private Company or any of its Subsidiaries.

(g) No consent of the holders of Private Company Stock Options or Private Company Warrants is required in connection with the actions contemplated by Section 1.4.

4.3 Subsidiaries.

(a) Section 4.3 of Private Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of Private Company: (i) its name; (ii) the number and type of its outstanding equity securities and a list of the holders thereof; and (iii) its jurisdiction of organization.

(b) Each Subsidiary of Private Company is an entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its organization, has all requisite corporate (or similar, in the case of a non-corporate entity) power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign entity (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Private Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of Private Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which Private Company has the power to cause to be transferred for no or nominal consideration to Private Company or Private Company’s designee) are owned, of record and beneficially, by Private Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in Private Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Private Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Private Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of Private Company. To Private Company’s Knowledge, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Private Company.

(c) Private Company has made available to Public Company complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary of Private Company.

(d) Private Company does not control, directly or indirectly, any capital stock of any Person that is not a Subsidiary of Private Company, other than securities held for investment by Private Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such Person.

4.4 Authority; No Conflict; Required Filings and Consents.

(a) Private Company has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and consummate the Transaction. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Private Company has been duly authorized by all necessary corporate action on the part of Private Company. This Agreement has been duly executed and delivered by Private Company and constitutes the valid and binding obligation of Private Company, enforceable against Private Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by Private Company and the Stockholders do not, and the consummation by Private Company and the Stockholders of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Private Company or of the charter, bylaws or other organizational document of any Subsidiary of Private Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Lien (other than a Permitted Lien) on the assets of Private Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which Private Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets (whether owned or leased) may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Private Company or any of its Subsidiaries or any of the properties or assets now owned, operated or leased by any of them, except in the case of clauses (ii) and (iii) of this Section 4.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Private Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to Private Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Private Company or the consummation by Private Company of the transactions contemplated by this Agreement, except for such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, are not reasonably likely to have a Private Company Material Adverse Effect.

4.5 Financial Statements; Information Provided.

(a) Private Company has made available to Public Company correct and complete copies of the Financial Statements. Each of the Financial Statements (i) complied or will comply as to form in all material respects with applicable accounting requirements, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and (iii) fairly presented in all material respects the consolidated financial position of Private Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments. For purposes of this Agreement, “Financial Statements” means the unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of Private Company as of the end of each fiscal year completed since Private Company’s formation (the unaudited consolidated balance sheet of Private Company as of December 31, 2016 (the “Private Company Balance Sheet Date”) being referred to as the “Private Company Balance Sheet”).

(b) The information to be supplied by or on behalf of Private Company for inclusion in the Proxy Statement, which information shall be deemed to include all information about or relating to Private Company and its Subsidiaries, shall not, on the date the Proxy Statement is first mailed to stockholders of Public Company, or at the time of the Public Company Meeting or as of the Closing, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Public Company Meeting that has become false or misleading.

4.6 No Undisclosed Liabilities. Except as disclosed in the Private Company Balance Sheet and except for liabilities incurred in the Ordinary Course of Business since the date of the Private Company Balance Sheet, Private Company and its Subsidiaries do not have any liabilities of any nature required by GAAP to be reflected on a consolidated balance sheet of Private Company and its Subsidiaries that, individually or in the aggregate, are reasonably likely to have a Private Company Material Adverse Effect.

4.7 Absence of Certain Changes or Events. Since the date of Private Company Balance Sheet, except as contemplated hereby, there has not been a Private Company Material Adverse Effect. From the date of Private Company Balance Sheet until the date of this Agreement, except as contemplated hereby, (a) the business of Private Company and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business and (b) none of Private Company or any of its Subsidiaries has taken any action that would have required the consent of Public Company under Section 5.2 of this Agreement (other than paragraphs (b), (g), (h) and (j) of Section 5.2 and paragraph (k) of Section 5.2 as it relates to paragraphs (b), (g), (h) and (j) of Section 5.2) had such action or event occurred after the date of this Agreement.

4.8 Taxes. Except for matters that, individually or in the aggregate, are not reasonably likely to have a Private Company Material Adverse Effect:

(a) Private Company and each of its Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete. Private Company and each of its Subsidiaries has paid (or caused to be paid) on a timely basis all Taxes due and owing by Private Company and/or its Subsidiaries, other than Taxes that are being contested in good faith through appropriate proceedings and for which the Private Company Balance Sheet reflect an adequate reserve in accordance with GAAP.

(b) As of the date of this Agreement, no examination or audit of any Tax Return of Private Company or any of its Subsidiaries by any Governmental Entity is currently in progress or has been proposed in writing. There are no Liens (other than Permitted Liens) for Taxes on any of the assets or properties owned, operated or leased by Private Company or any of its Subsidiaries.

(c) Neither Private Company nor any of its Subsidiaries has any liability for any Taxes of any Person (other than Private Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of Tax law in any jurisdiction) or as a transferee or successor, or (ii) pursuant to any Tax sharing or Tax indemnification agreement or other similar agreement (other than pursuant to commercial agreements or arrangements that are not primarily related to Taxes).

(d) Neither Private Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(e) Neither Private Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or otherwise as part of a plan that includes the Transaction.

(f) Neither Private Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither Private Company nor any of its Affiliates has taken or agreed to take any action which could prevent the Transaction from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code. Neither Private Company nor its Affiliates are aware of any agreement, plan or other circumstance that would prevent the Transaction from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

(h) Neither Private Company nor any of its Subsidiaries is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

4.9 Real Property.

(a) Neither Private Company nor any of its Subsidiaries owns any real property.

(b) Section 4.9(b) of Private Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all leases, subleases or licenses pursuant to which the Company or any of its Subsidiaries leases, , licenses or is otherwise granted a right of use or occupancy of, any real property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, from any Person other than Private Company or any of its Subsidiaries (as amended through the date of this Agreement, the “Private Company Leases”) and the location of the premises subject thereto (the “Private Company Leased Properties”). The Private Company Leases have not been amended, modified or supplemented in any material respect except as expressly set forth in Section 4.9(b) of the Private Company Disclosure Schedule. Neither Private Company nor any of its Subsidiaries nor, to Private Company’s Knowledge, any other party to any Private Company Lease is in default under any of the Private Company Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Private Company Material Adverse Effect. Except as is not reasonably likely to have a Private Company Material Adverse Effect, assuming good fee title to the Private Company Leased Properties is vested in each of the lessors thereof, and subject to any Permitted Liens affecting the leasehold interest of the Private Company and its Subsidiaries in the Private Company Leased Property, the Private Company and its Subsidiaries have valid and enforceable leasehold interests in the Private Company Leased Properties, unencumbered by any Liens. Except as is not reasonably likely to have a Private Company Material Adverse Effect, to Private Company’s Knowledge, (i) no event has occurred or condition exists that with the passage of time is likely to result in any default of Private Company or any of its Subsidiaries under any of the Private Company Leases, and (ii) the Private Company Leased Properties, and the business activities of Private Company and its Subsidiaries at the Private Company Leased Properties, are in compliance with the material terms and conditions of the Private Company Leases, and (iii) the Private Company Leased Properties are otherwise in good operating condition and repair as of the date of this Agreement, ordinary wear and tear excepted. Neither Private Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than Private Company and its Subsidiaries. Private Company has made available to Public Company complete and accurate copies of all Private Company Leases.

4.10 Intellectual Property.

(a) To Private Company’s Knowledge, Private Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property used by Private Company and its Subsidiaries in the conduct of the business of Private Company and its Subsidiaries, taken as a whole, as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs), the absence of which, individually or in the aggregate, is reasonably likely to have a Private Company Material Adverse Effect.

(b) To Private Company’s Knowledge, all issued patents and registrations for trademarks, service marks and copyrights included in Private Company Intellectual Property are subsisting and have not expired or been cancelled. For purposes of this Agreement, “Private Company Intellectual Property” means any Intellectual Property owned by Private Company or its Subsidiaries that is material to the business of Private Company and its Subsidiaries, taken as a whole, as currently conducted.

(c) To Private Company’s Knowledge, the conduct of the business of Private Company and its Subsidiaries, taken as a whole, as currently conducted, does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to have a Private Company Material Adverse Effect. Between January 1, 2015 and the date of this Agreement, neither Private Company nor any of its Subsidiaries has received any written claim or notice from any Person (i) alleging any such infringement, violation or misappropriation or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Private Company Intellectual Property, except, in each case in clauses (i) and (ii), for any such infringement, violation, misappropriation or challenge that is not reasonably likely to have a Private Company Material Adverse Effect.

(d) To Private Company’s Knowledge, Private Company and its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of Private Company Intellectual Property of a nature that Private Company intends to keep confidential.

(e) To Private Company’s Knowledge, no third party is infringing, violating or misappropriating any of Private Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to have a Private Company Material Adverse Effect.

4.11 Contracts.

(a) Private Company has made available to Public Company a copy of each Private Company Material Contract to which Private Company is a party as of the date of this Agreement. For purposes of this Agreement, “Private Company Material Contract” means (i) any agreement or contract pursuant to which Private Company and its Subsidiaries spent or received, in the aggregate, more than $350,000 during the fiscal year ended December 31, 2016, (ii) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, Private Company or any of its Subsidiaries from freely engaging in any business material to Private Company and its Subsidiaries, taken as a whole, anywhere in the world, and (iii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Private Company and its Subsidiaries (assuming Private Company was subject to the requirements of the Exchange Act).

(b) Each Private Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, is not reasonably likely to have a Private Company Material Adverse Effect. Neither Private Company nor any of its Subsidiaries nor, to Private Company’s Knowledge, any other party to any Private Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Private Company Material Contract, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to have a Private Company Material Adverse Effect.

(c) Neither Private Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K (assuming Private Company was subject to the requirements of the Exchange Act).

4.12 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending and of which Private Company has been notified or, to Private Company’s Knowledge, threatened against Private Company or any of its Subsidiaries, in each case that, individually or in the aggregate, is reasonably likely to have a Private Company Material Adverse Effect. As of the date of this Agreement, there are no material judgments, orders or decrees outstanding against Private Company or any of its Subsidiaries. To the Knowledge of Private Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such action, suit, proceeding, claim, arbitration or investigation, and there is no pending investigation by any Governmental Authority involving Private Company or any of its Subsidiaries, in each case that, individually or in the aggregate, is reasonably likely to have a Private Company Material Adverse Effect.

4.13 Environmental Matters.

(a) Except for matters that, individually or in the aggregate, are not reasonably likely to have a Private Company Material Adverse Effect: (i) neither Private Company nor any of its Subsidiaries is in violation of any Environmental Law; and (ii) Private Company and its Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and Private Company and its Subsidiaries are in compliance with such permits, licenses and other authorizations.

(b) The only representations and warranties of Private Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 4.13. Without limiting the generality of the foregoing, the representations and warranties contained in Sections 4.15 and 4.16 do not relate to environmental matters.

4.14 Employee Benefit Plans.

(a) Section 4.14(a) of the Private Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all material Private Company Employee Plans.

(b) With respect to each Private Company Employee Plan in effect on the date of this Agreement, Private Company has made available to Public Company a complete and accurate copy of (i) such Private Company Employee Plan, (ii) the most recent annual report (Form 5500) filed with the IRS, if any, and (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Private Company Employee Plan.

(c) Each Private Company Employee Plan is being administered in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms, except for failures to so administer such Private Company Employee Plan as are not, individually or in the aggregate, reasonably likely to have a Private Company Material Adverse Effect.

(d) With respect to Private Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP, except for failures to make such contributions or accruals for contributions as are not, individually or in the aggregate, reasonably likely to have a Private Company Material Adverse Effect.

(e) All Private Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Private Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or are based on prototype or volume submitter documents that, to Private Company’s Knowledge, have received such letters, and no such determination letter has been revoked and revocation has not been threatened, and no act or omission has occurred, that would adversely affect its qualification except, in each case, as is not, individually or in the aggregate, reasonably likely to have a Private Company Material Adverse Effect.

(f) None of Private Company, any of Private Company’s Subsidiaries or any of their ERISA Affiliates (i) maintains a Private Company Employee Plan that is subject to Section 412 of the Code or Title IV of ERISA or (ii) is obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Neither Private Company nor any of its Subsidiaries is a party to any written (i) agreement with any stockholders, director, executive officer or other key employee of Private Company or any of its Subsidiaries

(A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Private Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding Private Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h) None of Private Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by applicable law.

(i) For purposes of this Agreement:

(i) “Private Company Employee Plans” means all Employee Benefit Plans maintained, or contributed to, by Private Company, any of Private Company’s Subsidiaries or any Private Company ERISA Affiliate, other than those required by applicable law.

(ii) “Private Company ERISA Affiliate” means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Private Company or any of its Subsidiaries.

4.15 Compliance With Laws.

(a) Private Company and each of its Subsidiaries is in compliance with, and is not in violation of, any applicable statute, law or regulation with respect to the conduct of its business, or its ownership or leasing, or its occupancy, use or operation, of each of the properties or assets owned, operated or leased by Private Company or any of its Subsidiaries, except for failures to comply or violations that, individually or in the aggregate, are not reasonably likely to have a Private Company Material Adverse Effect.

(b) Neither Private Company nor any of its Subsidiaries, nor, to Private Company’s Knowledge, any of their respective directors, officers, employees, agents or distributors is violating any provision of the U.S. Foreign Corrupt Practices Act of 1977, except for violations that, individually or in the aggregate, are not reasonably likely to have a Private Company Material Adverse Effect.

4.16 Permits and Regulatory Matters.

(a) Private Company and each of its Subsidiaries have all material Permits required to conduct their businesses as currently conducted, including all such Permits required by the FDA or any other Governmental Entity exercising comparable authority (the “Private Company Authorizations”).

(b) Private Company and its Subsidiaries are in compliance in all material respects with the terms of Private Company Authorizations. No Private Company Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

(c) All manufacturing, processing, distribution, labeling, storage, testing, specifications, sampling, sale or marketing of products performed by or on behalf of Private Company or any of its Subsidiaries are in compliance in all material respects with all applicable laws, rules, regulations or orders administered or issued by the FDA or any other Governmental Entity exercising comparable authority. As of the date of this Agreement,

(i) neither Private Company nor any of its Subsidiaries has received any written notices or correspondence from the FDA or any other Governmental Entity exercising comparable authority, and (ii) to the Knowledge of Private Company there is no action or proceeding pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that Private Company or any of its Subsidiaries is not currently in material compliance with any and all applicable laws, regulations or orders implemented by the FDA or any other Governmental Entity exercising comparable authority.

(d) The studies, tests and preclinical and clinical trials conducted by or on behalf of Private Company or any of its Subsidiaries were and, if still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards; and, as of the date of this Agreement, neither Private Company nor any of its Subsidiaries has received any written notices or correspondence from the FDA or any other Governmental Entity exercising comparable authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of Private Company or any of its Subsidiaries.

4.17 Labor Matters. Private Company and its Subsidiaries have complied with all applicable laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control and employee classification, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Private Company Material Adverse Effect. As of the date of this Agreement, neither Private Company nor any of its Subsidiaries is the subject of any proceeding asserting that Private Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Private Company Material Adverse Effect. As of the date of this Agreement, there are no pending or, to Private Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving Private Company or any of its Subsidiaries that, individually or in the aggregate, are reasonably likely to have a Private Company Material Adverse Effect.

4.18 No Fairness Opinion. Private Company has not received, and, as of the date hereof, does not intend to obtain, an opinion from any financial advisor, investment banker or other firm or person performing a similar function, with respect to the fairness of the Transaction, including the fairness of the consideration to be received by holders of Private Company Common Stock in connection with the Transaction.

4.19 Ownership of Public Company Common Stock. None of Private Company nor any of Private Company’s “Affiliates” or “Associates” directly or indirectly “owns,” beneficially or otherwise, and at all times during the three-year period prior to the date of this Agreement, none of Private Company’s “Affiliates” or “Associates” directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Public Company Common Stock, as those terms are defined in Section 203 of the DGCL

4.20 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of Private Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except as disclosed in Section 4.20 of Private Company Disclosure Schedule.

4.21 Certain Business Relationships With Affiliates. No Affiliate of Private Company or of any of its Subsidiaries (a) owns any property or right, tangible or intangible, which is used in the business of Private Company or any of its Subsidiaries, (b) has any claim or cause of action against Private Company or any of its Subsidiaries or (c) owes any money to, or is owed any money by, Private Company or any of its Subsidiaries. Section 4.21 of the Private Company Disclosure Schedule describes any material Contracts between Private Company and any Affiliate thereof which were entered into or have been in effect during the period covered by the Financial Statements, other than (i) any employment agreements, invention assignment agreements and other agreements entered into in the Ordinary Course of Business relating to employment, or (ii) agreements relating to stock purchases and awards, stock options and other equity arrangements, in each case relating to compensation.

4.22 Controls and Procedures, Certifications and Other Matters.

(a) The Private Company maintains adequate disclosure controls and procedures designed to ensure that material information relating to the Private Company is made known to the Chief Executive Officer or President and the Chief Financial Officer of the Private Company by others within those entities. None of the Private Company or, to the Knowledge of the Private Company, any director, officer, employee, or internal or external auditor of the Private Company has received or otherwise had or obtained actual Knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that the Private Company has engaged in questionable accounting or auditing practices.

(b) Neither Private Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Private Company. Section 4.22(c) of the Private Company Disclosure Schedule identifies any loan or extension of credit maintained by Private Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

(c) Private Company either (i) satisfies the conditions to qualification as a “smaller reporting company” set forth in 17 C.F.R. 229.10(f)(1), or (ii) if shares of Private Company Common Stock were traded on any regulated market or stock exchange, would qualify as a “smaller reporting company,” as defined by 17 C.F.R. 229.10(f)(1).

4.23 Independent Investigation. Private Company acknowledges that it has conducted to its satisfaction its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of Public Company and Public Company’s Subsidiaries and that Private Company and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of Public Company and Public Company’s Subsidiaries that it and its Representatives have desired or requested to review for such purpose, and that it and its Representatives have had a full opportunity to meet with the management of Public Company and Public Company’s Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of Public Company and Public Company’s Subsidiaries.

4.24 No Other Public Company Representations or Warranties; Non-Reliance. Private Company hereby acknowledges and agrees that, except for the representations and warranties set forth in Article III (in each case as qualified and limited by Public Company Disclosure Schedule), (a) none of Public Company or any Subsidiary of Public Company, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to Public Company or any Subsidiary of Public Company or their respective business or operations, including with respect to any information provided or made available to Private Company or any of its Affiliates, stockholders or Representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to Private Company or any of its Affiliates, stockholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by law, none of Public Company or any Subsidiary of Public Company, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to Private Company or any of its Affiliates, stockholders or Representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to Private Company or any of its Affiliates, stockholders or Representatives, or any other Person, or the use by Private Company or any of its Affiliates, stockholders or Representatives, or any other Person, of any such information provided or made available to any of them by Public Company, or any Subsidiary of Public Company, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Private Company or any of its Affiliates, stockholders, or Representatives, or any other Person, in “data rooms,”

confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Transaction or any other transaction contemplated by this Agreement, and (subject to the express representations and warranties of Public Company set forth in Article III (in each case as qualified and limited by Public Company Disclosure Schedule)) none of Private Company or any of its Affiliates, stockholders or Representatives, or any other Person, has relied on any such information (including the accuracy or completeness thereof).

4.25 Non-Reliance on Public Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of Public Company by Private Company and its Affiliates, stockholders and Representatives, Private Company and its Affiliates, stockholders and Representatives have received and may continue to receive after the date hereof (including pursuant to Section 6.5(b)) from Public Company and its Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Public Company and its businesses and operations. Private Company hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Private Company is familiar, that Private Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Private Company will have no claim against Public Company, or any Subsidiary of Public Company, or any of their respective Affiliates, stockholders or Representatives, or any other Person, with respect thereto. Accordingly, Private Company hereby acknowledges and agrees that none of Public Company, or any Subsidiary of Public Company, nor any of their respective Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans). Any estimates, projections, forecasts and other forward-looking information provided to Private Company and its Affiliates, stockholders and Representatives by Public Company and its Affiliates, stockholders and Representatives are not and shall not be deemed to be or included in any representations or warranties of Public Company. Private Company expressly disclaims that it is relying upon or has relied upon any representations or warranties or other statements or omissions that may have been made by Public Company or any Person with respect to Public Company other than the representations and warranties set forth in this Agreement. Private Company expressly disclaims any obligation or duty by Public Company to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in this Agreement.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of Public Company. Except as otherwise contemplated or permitted by this Agreement, as required by applicable law or by any agreement, plan or arrangement in effect on the date hereof, as set forth in Section 5.1 of the Public Company Disclosure Schedule, or with Private Company’s consent (which shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Closing or such earlier date on which this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), Public Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business, including using commercially reasonable efforts to (i) pay its debts as and when they come due, (ii) make such filings as are required by the Securities Act, Exchange Act or as are necessary for the Public Company Common Stock to continue being listed on the NASDAQ and (iii) operate in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Public Company Material Contracts. Without limiting the generality of the foregoing, except as otherwise contemplated or permitted by this Agreement, as required by applicable law or by any agreement, plan or arrangement in effect on the date hereof, as set forth in Section 5.1 of the Public Company Disclosure Schedule, or with Private Company’s consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period Public Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

(a) (i) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (ii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (ii), for the acquisition of shares of Public Company Common Stock (A) from holders of Public Company Stock Options in full or partial payment of the exercise price, (B) from holders of Public Company Stock Options in full or partial payment of any applicable Taxes payable by such holder upon exercise thereof, as applicable, to the extent required or permitted under the terms thereof or (C) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration, in each case in connection with any termination of services to Public Company or any of its Subsidiaries;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of Public Company Common Stock upon the exercise of Public Company Stock Options outstanding on the date of this Agreement;

(c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Public Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

(e) assign, sell, lease, sublease, license, pledge, or otherwise dispose of, encumber or convey any right, title or interest in any of the Public Company Leased Properties or any material assets owned, leased or otherwise operated by Public Company or any of its Subsidiaries other than in the Ordinary Course of Business;

(f) adopt any new stockholder rights plan;

(g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than letters of credit or similar arrangements issued to or for the benefit of suppliers in the Ordinary Course of Business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Public Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Public Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than Public Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that Public Company may continue to make investments in accordance with its investment policy as in effect on the date hereof (a copy of which has been made available to Private Company), or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect Public Company or its Subsidiaries against fluctuations in exchange rates;

(h) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $100,000 in the aggregate for Public Company and its Subsidiaries, taken as a whole, other than as included in Public Company’s budget for capital expenditures previously made available to Private Company;

(i) make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

(j) (i) adopt, enter into, terminate or amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director or executive officer or any collective bargaining agreement (except in the Ordinary Course of Business and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment), (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director or executive officer (except for arrangements disclosed to Private Company), it being understood (for the avoidance of doubt) that Public Company and its Subsidiaries may hire new employees and promote employees in the Ordinary Course of Business, (iii) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement or (iv) grant any stock options, restricted stock units, stock appreciation rights, stock based or stock related awards, performance units or restricted stock;

(k) enter into, amend in any material respect or terminate any Public Company Material Contract;

(l) commence a lawsuit other than (A) for routine collection of bills, (B) in such cases as Public Company in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of Public Company’s and/or any Subsidiary of Public Company business or (C) for a breach of this Agreement; or

(m) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Covenants of Private Company. Except as otherwise contemplated or permitted by this Agreement, as required by applicable law or by any agreement, plan or arrangement in effect on the date hereof, as set forth in Section 5.2 of the Private Company Disclosure Schedule, or with Public Company’s consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Private Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business, including using commercially reasonable efforts to (i) pay its debts as and when they come due, (ii) operate in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Private Company Material Contracts and (iii) preserve intact its current business organization and goodwill with all suppliers, customers, landlords, creditors, licensors and licensees. Without limiting the generality of the foregoing, except as otherwise contemplated or permitted by this Agreement (including Section 6.19(b) hereof), as required by applicable law or by any agreement, plan or arrangement in effect on the date hereof, as set forth in Section 5.2 of the Private Company Disclosure Schedule, or with Public Company’s consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period Private Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Private Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Private Company Common Stock (A) from holders of Private Company Stock Options in full or partial payment of the exercise price, (B) from holders of Private Company Stock Options in full or partial payment of any applicable Taxes payable by such holder upon exercise thereof, as applicable, to the extent required or permitted under the terms thereof or (C) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration, in each case in connection with any termination of services to Private Company or any of its Subsidiaries;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of Private Company Common Stock upon the exercise of Private Company Stock Options outstanding on the date of this Agreement;

(c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Private Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

(e) assign, sell, lease, sublease, license, pledge, or otherwise dispose of, encumber or convey any right, title or interest in any of the Private Company Leased Properties or any material assets owned, leased or otherwise operated by Private Company or any of its Subsidiaries other than in the Ordinary Course of Business;

(f) adopt any new stockholder rights plan;

(g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than letters of credit or similar arrangements issued to or for the benefit of suppliers in the Ordinary Course of Business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Private Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Private Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than Private Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that Private Company may continue to make investments in accordance with its investment policy as in effect on the date hereof (a copy of which has been made available to Public Company), or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect Private Company or its Subsidiaries against fluctuations in exchange rates;

(h) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $100,000 in the aggregate for Private Company and its Subsidiaries, taken as a whole, other than as included in Private Company’s budget for capital expenditures previously made available to Public Company;

(i) make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

(j) (i) adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director or executive officer or any collective bargaining agreement (except in the Ordinary Course of Business and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment), (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director or executive officer (except for annual increases of salaries in the Ordinary Course of Business and bonuses consistent with the arrangements disclosed to Public Company), it being understood (for the avoidance of doubt) that Private Company and its Subsidiaries may hire new employees and promote employees in the Ordinary Course of Business, (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement or (iv) grant any stock options, restricted stock units, stock appreciation rights, stock based or stock related awards, performance units or restricted stock;

(k) enter into, amend in any material respect or terminate any Private Company Material Contract;

(l) commence a lawsuit other than (A) for routine collection of bills, (B) in such cases as Private Company in good faith determines that failure to commence such lawsuit would result in the material impairment of a valuable aspect of Private Company’s and/or any Subsidiary of Private Company business or (C) for a breach of this Agreement; or

(m) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, until the Specified Time, each of Private Company, Public Company and their respective Subsidiaries shall not, and each of Private Company and Public Company shall use commercially reasonable efforts to cause its directors, officers, members, employees, agents, attorneys, consultants, contractors, accountants, financial advisors and other authorized representatives (“Representatives”) not to, directly or indirectly:

(i) solicit, seek or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii) enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any Person any non-public information or afford any Person other than Public Company or Private Company, as applicable, access to such party’s property, books or records (except pursuant to a request by a Governmental Entity) in connection with any Acquisition Proposal; provided, however, that nothing in this Section 6.1 shall prevent a party or its Representatives from referring a Person to this Section 6.1;

(iii) take any action to make the provisions of any takeover statute inapplicable to any transaction contemplated by an Acquisition Proposal; or

(iv) publicly propose to do any of the foregoing described in clauses (i) through (iii).

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, prior to the Specified Time, subject to compliance with Section 6.1(c), Public Company may (A) furnish non-public information with respect to itself and its Subsidiaries to any Qualified Person (and the Representatives of such Qualified Person), pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality obligations of the Qualified Person than the Confidentiality Agreement, (B) engage in discussions or negotiations

(including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any Acquisition Proposal or (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any capital stock of such party with any Qualified Person. It is understood and agreed that any violation of the restrictions in this Section 6.1 (or action that, if taken by Public Company or Private Company, as applicable, would constitute such a violation) by any Representative of Public Company or Private Company shall be deemed to be a breach of this Section 6.1 by Public Company or Private Company, as applicable.

(b) No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Specified Time:

(i) Public Company Board shall not, except as set forth in this Section 6.1, withhold, withdraw or modify in a manner adverse to Private Company, or publicly propose to withdraw or modify in a manner adverse to Private Company, the approval or recommendation by the Public Company Board with respect to the issuance of shares of Public Company Common Stock pursuant to this Agreement (a “Public Company Board Recommendation Change”);

(ii) neither Public Company nor Private Company shall enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than, in the case of Public Company, a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); and

(iii) neither the Public Company Board nor the Private Company Board, shall, except in the case of Public Company as set forth in this Section 6.1, adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.1), at any time prior to the Specified Time, the Public Company Board may effect a Public Company Board Recommendation Change if: (i) it shall have determined in good faith (after consultation with outside legal counsel) that the failure to effect a Public Company Board Recommendation Change could reasonably be expected to be inconsistent with its fiduciary obligations under applicable law; (ii) Public Company has provided at least four Business Days prior written notice to Private Company that it intends to effect a Public Company Board Recommendation Change, including a description in reasonable detail of the reasons for such recommendation change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Proposal (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Public Company Board Recommendation Change for purposes of this Agreement); (iii) Public Company has complied in all material respects with the requirements of this Section 6.1 in connection with any potential Superior Proposal; and (iv) if Private Company shall have delivered to such Public Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during the four Business Day period referred to in clause (ii) above, the Public Company Board shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of such offer by Private Company, that the failure to effect a Public Company Board Recommendation Change could still reasonably be expected to be inconsistent with its fiduciary obligations under applicable law. In the event of any material amendment to any Superior Proposal (including any revision in the amount, form or mix of consideration Public Company’ stockholders would receive as a result of such potential Superior Proposal), Public Company shall be required to provide Private Company with notice of such material amendment and there shall be a new two Business Day period following such notification during which Public Company shall comply again with the requirements of this Section 6.1(b) and the Public Company Board shall not make a Public Company Board Recommendation Change prior to the end of any such period as so extended.

(c) Notices of Proposals. Each of Public Company and Private Company will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the other such party of its receipt of any Acquisition Proposal and (ii) provide to the other such party a copy of such Acquisition Proposal (if written), or a summary of the material terms and conditions of such Acquisition Proposal (if oral), including the identity of the Person making such Acquisition Proposal, and copies of all written communications with such Person with respect to such actual or potential Acquisition Proposal. Such party in receipt of an Acquisition Proposal shall notify the other such party, in writing, of any decision of the Public Company Board or the Private Company Board, as the case may be, as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to such to any Person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than one Business Day after such determination was reached). Such party in receipt of an Acquisition Proposal will (A) provide the other such party with written notice setting forth such information as is reasonably necessary to keep such other party informed in all material respects of the status and material terms of any such Acquisition Proposal and of any material amendments or modifications thereto, (B) keep such other party informed as promptly as practicable with respect to any changes to the material terms of an Acquisition Proposal submitted to such party (and in any event within twenty-four (24) hours following any such changes), including by providing a copy of all written proposals and a summary of all oral proposals or material oral modifications to an earlier written proposal, in each case relating to any Acquisition Proposal, (C) prior to, or substantially concurrently with, the provision of any non-public information of such party to any such Person, provide such information to the other such party (including by posting such information to an electronic data room), to the extent such information has not previously been made available the other party, and (D) promptly (and in any event within twenty-four (24) hours of such determination) notify the other such party of any determination by the Public Company Board or the Private Company Board, as the case may be, that such Acquisition Proposal constitutes a Superior Proposal.

(d) Certain Permitted Disclosure. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit the Public Company Board from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (none of which, in and of itself, shall be deemed to constitute a Public Company Board Recommendation Change), or (ii) making any disclosure to Public Company’s stockholders if, in the good faith judgment of the Public Company Board, after consultation with outside counsel, failure to so disclose could be inconsistent with its obligations under applicable law; provided, however, that notwithstanding clauses (i) and (ii) of this Section 6.1(d), in no event shall Public Company or the Public Company Board, take, or agree or resolve to take, any action prohibited by Section 6.1(b), except as expressly permitted by Section 6.1(b).

(e) Cessation of Ongoing Discussions. Each of Public Company and Private Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify the rights of any party hereto under the other provisions of this Section 6.1. Public Company and Private Company will each immediately revoke or withdraw access of any Person (other than Public Company, Private Company and their respective Representatives) to any data room (virtual or actual) containing any non-public information with respect to Public Company or Private Company and request from each third party (other than Public Company, Private Company and their Representatives) the prompt return or destruction of all non-public information with respect to Public Company or Private Company, as applicable, previously provided to such Person.

(f) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal” means, with respect to Public Company or Private Company, (A) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, recapitalization, share exchange, tender offer or other business combination involving such party and its Subsidiaries (other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely such party and/or one or more Subsidiaries of such party), (B) any proposal for the issuance by such party of 15% or more of its equity securities or (C) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of such party and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

(ii) “Qualified Person” means any Person making an unsolicited Acquisition Proposal that the Public Company Board determines in good faith (after consultation with outside counsel and its financial advisor) is, or could reasonably be expected to lead to, a Superior Proposal, and such Acquisition Proposal has not resulted from a material breach by Public Company of its obligations under Section 6.1(a).

(iii) “Specified Time” means the earliest to occur of (A) the Closing, (B) the date on which the stockholders of Public Company shall have approved the Public Company Voting Proposal and (C) the time at which this Agreement is terminated in accordance with the terms hereof.

(iv) “Superior Proposal” means any bona fide, unsolicited written proposal made by a third party to acquire 50% or more of the equity securities or consolidated total assets of Public Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale or exclusive license of its assets, (A) on terms which the board of directors of Public Company determines in its good faith judgment to be more favorable to the holders of Public Company’s capital stock than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any termination or break-up fees and conditions to consummation, as well as any written, binding offer by Private Company to amend the terms of this Agreement, which offer is not revocable for at least three Business Days) that the Public Company Board determines to be relevant and (B) which the Public Company Board has determined to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that board of directors of such party determines to be relevant (including the likelihood and timing of consummation (as compared to the transactions contemplated hereby).

6.2 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, Public Company, with the cooperation of Private Company, shall prepare and file with the SEC the Proxy Statement. Private Company shall (i) provide to Public Company as promptly as practicable all information, including financial statements and descriptions of its business and financial condition, as Public Company may reasonably request for inclusion in the Proxy Statement and (ii) cause the timely cooperation of its independent public accountants in connection with the preparation and filing of the Proxy Statement, including by causing such accountants to provide a consent to the inclusion of such accountants’ reports in respect of the financial statements of Private Company in the Proxy Statement and to the reference to such accountant firm as an “expert” therein. Public Company shall (and Private Company shall furnish such assistance as Public Company may reasonably request in connection with Public Company’s efforts to) respond to any comments of the SEC with respect to the Proxy Statement, use commercially reasonable efforts to file the definitive version of the Proxy Statement as promptly as practicable and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the SEC has completed its review of the preliminary filing of the Proxy Statement (or once 10 days after the initial filing of the preliminary Proxy Statement, if the SEC will not review the Proxy Statement). Public Company shall notify Private Company promptly upon the receipt of any comments from the SEC or its staff with respect to the, of any request by the SEC or its staff for amendments or supplements to the Proxy Statement of any request by the SEC or its staff for additional information with respect to the Proxy Statement, and shall supply Private Company with copies of all correspondence between Public Company or any of its representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the Proxy Statement. Each of Public Company and Private Company shall notify the other such partner promptly upon the receipt of any comments from the SEC or its staff with respect to any filing made by such party pursuant to Section 6.2(b), of any request by the SEC or its staff for amendments or supplements to any filing made by such party pursuant to Section 6.2(b) or of any request by the SEC or its staff for additional information with respect to any filing made by such party pursuant to Section

6.2(b), and shall supply the other such party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to any filing made by such party pursuant to Section 6.2(b). Each of Public Company and Private Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever either Public Company or Private Company shall become aware of the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement or any filing pursuant to Section 6.2(b), Public Company or Private Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other regulatory authority, and/or mailing to stockholders of Public Company and Private Company, such amendment or supplement.

(b) Each of Public Company and Private Company shall promptly make all filings (other than the Proxy Statement) that it is required to make with respect to the Transaction under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

6.3 Stockholder Approval.

(a) Public Company, acting through the Public Company Board, shall take all actions in accordance with applicable law, its certificate of incorporation and bylaws and NASDAQ rules to duly call, give notice of, convene and hold as promptly as practicable, after the SEC has completed its review of the preliminary filing of the Proxy Statement (or once 10 days after the initial filing of the preliminary Proxy Statement, if the SEC will not review the Proxy Statement), the Public Company Meeting for the purpose of considering and voting upon the Public Company Voting Proposal and the NASDAQ Proposal, if any. Subject to Section 6.1(b), the Public Company Board shall include in the Proxy Statement the recommendation of the Public Company Board in favor of approval of the Public Company Voting Proposal. Subject to Section 6.1(b), Public Company shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the Public Company Voting Proposal. Notwithstanding anything to the contrary contained in this Agreement, Public Company, after consultation with Private Company, may adjourn or postpone Public Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to Public Company’s stockholders or, if as of the time for which the Public Company Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Public Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Public Company Meeting.

(b) Notwithstanding the foregoing, nothing herein shall limit a party’s right to terminate this Agreement pursuant to Section 8.1.

6.4 NASDAQ Listing. During the Pre-Closing Period, Public Company shall use its commercially reasonable efforts to continue the listing of Public Company Common Stock on NASDAQ and to cause the shares of Public Company Common Stock being issued in connection with the Transaction to be approved for listing (subject to notice of issuance) on NASDAQ at or prior to the Closing, including by filing the NASDAQ Listing Application, and shall, with respect to any filings, notifications and applications made pursuant to this Section 6.6, provide Private Company an opportunity to review and comment thereon, and consider in good faith all reasonable comments provided by Private Company with respect thereto; provided that to the extent any such filing, notification or application is made with respect to the Public Company’s efforts to continue the listing of Public Company Common Stock on NASDAQ while a deficiency notice with respect thereto is pending, Public Company shall provide Private Company a reasonable time to review and comment thereon, and shall incorporate all reasonable comments provided by Private Company with respect thereto. Private Company shall cooperate with Public Company to cause the NASDAQ Listing Application to be approved and shall promptly furnish to Public Company all information concerning Private Company and its equityholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.4. To the extent necessary in order to maintain the listing of Public Company Common Stock on NASDAQ (e.g., in order to meet the NASDAQ minimum bid price requirement), Public Company shall seek stockholder approval for a reverse stock split as part of the Proxy Statement (the “NASDAQ Proposal”), with the specific terms for such split to be proposed by Public Company and approved by Private Company (such approval not to be unreasonably withheld, conditioned or delayed).

6.5 Confidentiality; Access to Information.

(a) Except as expressly modified herein, the confidentiality agreement, dated as of February 21, 2017, between Public Company and Private Company (the “Confidentiality Agreement”) shall continue in full force and effect in accordance with its terms.

(b) During the Pre-Closing Period, each of Private Company and Public Company shall (and shall cause each of its Subsidiaries to) afford to the Representatives of the other such party, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to all of its books, contracts and records as the other such party shall reasonably request, and, during such period, each of Private Company and Public Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the other such party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of securities laws (federal, state, local, foreign or otherwise) and (ii) all other information concerning its business, properties and assets as the other such party may reasonably request; provided, however, that (x) Public Company shall not be required to permit any inspection or other access, or to disclose any information, in connection with an Acquisition Proposal and (y) neither such party shall be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of such party would: (1) result in the disclosure of any trade secrets of any third party, (2) violate any legal requirement or Contract or any obligation of such party with respect to confidentiality or privacy, including under any privacy policy, or (3) jeopardize protections afforded such party under the attorney-client privilege or the attorney work product doctrine. Any such information shall be subject to the Confidentiality Agreement. Prior to the Closing, neither Private Company nor any Stockholder shall (and each shall cause such Person’s Affiliates and Representatives not to) contact or communicate with any of the employees, licensors or suppliers of Public Company or any of its Subsidiaries, without the prior written consent of Public Company.

6.6 Legal Conditions to the Transaction.

(a) Subject to the terms hereof, including Section 6.1, each party hereto shall each use its reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by such party (or any of its Subsidiaries) from any Governmental Entity in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that in no event shall Public Company or any of its Subsidiaries be required to pay any monies or agree to any material undertaking in connection with any of the foregoing;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Transaction required under (A) the Exchange Act, the Securities Act and any other applicable federal or state securities laws, and (B) any other applicable law;

(iv) contest and resist any action, including any administrative or judicial action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) which has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction or the other transactions contemplated by this Agreement; and

(v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The parties hereto shall cooperate with each other in connection with the making of all such filings and submissions contemplated by the foregoing clauses (ii) or (iii), including providing copies of all such documents to the non-filing Person and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. Each party hereto shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement.

(b) Each of Public Company and Private Company shall give (or shall cause their respective Subsidiaries to give) any notices to third parties other than Governmental Entities, and use, and cause their respective Subsidiaries to use, their respective reasonable best efforts to obtain any consents from third parties other than Governmental Entities required in connection with the Transaction that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Public Company Disclosure Schedule or the Private Company Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Public Company Material Adverse Effect or a Private Company Material Adverse Effect, as the case may be, prior to or after the Closing, it being understood that no Person shall be required to make any payments prior to the Closing in connection with the fulfillment of its obligations under this Section 6.6(b).

6.7 Public Disclosure. Except as may be required by law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by Public Company and Private Company, (ii) Public Company shall use commercially reasonable efforts to consult with Private Company before issuing any press release or otherwise making any public statement with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statement prior to using such efforts (provided, however, that these restrictions shall not apply to any communications by Public Company with respect to any Acquisition Proposal, Superior Proposal, Recommendation Change Notice or Public Company Board Recommendation Change) and (iii) Private Company shall not issue any press release or otherwise make any public statement with respect to the Transaction or this Agreement without the prior written consent of Public Company.

6.8 Affiliate Legends. Section 6.8 of the Private Company Disclosure Schedule sets forth a list of those Persons who are, in Private Company’s reasonable judgment, “affiliates” of Private Company within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145 Affiliates”). Private Company shall notify Public Company in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. Public Company shall be entitled to place appropriate legends on the certificates evidencing any shares of Public Company Common Stock to be received by Rule 145 Affiliates of Private Company in the Transaction reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Public Company Common Stock.

6.9 Indemnification.

(a) From the Closing through the sixth anniversary of the date on which the Closing occurs, Public Company and Private Company shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing, a director or officer of Private Company, Public Company or any of their respective Subsidiaries (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Person is or was an officer, director, employee or agent of Private Company, Public Company or any of their respective Subsidiaries, or, while a director or officer of Private Company, Public Company or any of their respective Subsidiaries, is or was serving at the request of Private Company, Public Company or any of their respective Subsidiaries as a director, officer, employee or agent of another Person, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted by applicable law. Each Indemnified Person will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Public Company and Private Company within 10 Business Days following receipt by Public Company or Private Company from the Indemnified Person of a request therefor; provided that any Indemnified Person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable law.

(b) From the Closing through the six-year anniversary of the date on which the Closing occurs, the certificate of incorporation and bylaws of Public Company and the Private Company shall contain, and Public Company shall cause the certificate of incorporation and bylaws of the Private Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers than are set forth in the certificate of incorporation and bylaws of Public Company (in the case of the certificate of incorporation and bylaws of Public Company) or Private Company (in the case of the certificate of incorporation and bylaws of Private Company) as in effect on the date of this Agreement.

(c) Subject to the next sentence, Public Company shall either (i) maintain at no expense to the beneficiaries, in effect for six (6) years from the Closing the means the current directors’ and officers’ liability insurance policies maintained by Public Company (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Closing (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not exceed 300% of the last annual premium paid prior to the Closing for the Current D&O Insurance (the “Maximum Premium”), or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance (“Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term. If Public Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, Public Company shall obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Persons than the Current D&O Insurance. Notwithstanding anything to the contrary in this Agreement, Public Company may, prior to the Closing, purchase a Reporting Tail Endorsement, provided that Public Company does not pay more than six times the Maximum Premium for such Reporting Tail Endorsement. If a Reporting Tail Endorsement has been purchased by Public Company prior to the Closing, Public Company shall cause such Reporting Tail Endorsement to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by Public Company.

(d) In the event Public Company or Private Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Public Company or Private Company, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 6.9.

(e) If any Indemnified Person makes any claim for indemnification or advancement of expenses under this Section 6.9 that is denied by Public Company and/or Private Company, and a court of competent jurisdiction determines that the Indemnified Person is entitled to such indemnification or advancement of expenses, then Public Company or Private Company shall pay the Indemnified Person’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Person in connection with pursuing his or her claims to the fullest extent permitted by law.

(f) The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to any Indemnified Person by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Persons, their heirs and their representatives.

6.10 Notification of Certain Matters. During the Pre-Closing Period, Private Company shall give prompt notice to Public Company, and Public Company shall give prompt notice to Private Company, upon becoming aware of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to result in the failure of any condition set forth in Section 7.2(a) or Section 7.2(b) (in the case of Public Company’s obligation to provide notice) or Section 7.3(a) or Section 7.3(b) (in the case of Private Company’s obligation to provide notice).

6.11 Employee Benefits Matters.

(a) From and after the Closing, Public Company shall carry out all employer responsibilities under all Public Company Employee Plans and all employment, severance and termination plans and agreements (including any letter agreements providing for severance benefits), in each case in accordance with their terms as in effect immediately before the Closing.

(b) The provisions of Section 6.11(a) shall not apply to persons employed by the Company or any of its Subsidiaries outside the United States, it being agreed that such persons shall be treated in accordance with applicable law and the terms of any contracts covering them.

6.12 Corporate Identity. Promptly after the Closing, Public Company shall take all action necessary to cause its certificate of incorporation to be amended to reflect a change in Public Company’s name to Daré Bioscience, Inc.

6.13 Succession. Promptly after the Closing, Public Company shall take all action necessary to cause the persons identified in Section 6.13 of the Public Company Disclosure Schedule to be appointed as executive officers of Public Company.

6.14 Board of Directors of Public Company. Promptly after the Closing, Public Company shall take all action necessary to (a) cause the number of members of Public Company Board to be fixed at five (5), to cause the persons identified in Section 6.14(a) of the Public Company Disclosure Schedule to be appointed to Public Company Board as directors of the class set forth opposite their respective names in Section 6.14(a) of the Public Company Disclosure Schedule and (b) obtain the resignations of the directors and officers identified in Section 6.14(b) of the Public Company Disclosure Schedule effective at the time of such appointment.

6.15 FIRPTA Tax Certificates. On or prior to the Closing, Private Company shall deliver to Public Company a properly executed certification that shares of Private Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Public Company with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. If Public Company does not receive the certification and notice described above on or before the Closing Date, Public Company shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.

6.16 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement, the parties hereto shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.17 Section 368(a) Reorganization. Each party hereto shall use reasonable best efforts to cause the Transaction to be treated as a reorganization within the meaning of Section 368(a) of the Code. No party hereto shall unless otherwise required by applicable law, file any Tax Return on a basis inconsistent with such treatment. Each party hereto hereby adopts this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code and the regulations thereunder

6.18 Security Holder Litigation. Notwithstanding anything to the contrary herein, each of Public Company and Private Company shall have the right to control the defense and settlement of any litigation related to this Agreement, the Transaction or the other transactions contemplated by this Agreement brought by any stockholder of such party or any holder of such party’s other securities against such party and/or such party’s directors or officers, provided that such party shall give the other such party the opportunity to participate, at the other such party’s expense, in the defense of any such litigation and such party shall consider the other such party’s advice with respect to such litigation.

6.19 Private Company Convertible Notes; Permitted Private Company Equity Issuances.

(a) Conversion. Prior to the Closing each Stockholder shall convert to shares of Private Company Common Stock all Private Company Convertible Notes such Stockholder holds which are so convertible.

(b) Permitted Private Company Equity Issuances. Prior to the Closing, Private Company may issue convertible promissory notes and/or shares of Private Company Common Stock; provided that the sum of (i) the aggregate principal amount of any convertible notes so issued plus (ii) the aggregate purchase price of any shares of Private Company Common Stock so issued shall not exceed $3,000,000 in the aggregate. Notwithstanding anything to the contrary contained herein, if Private Company issues additional convertible promissory notes or shares of Private Company Common Stock after the date hereof and prior to the Closing, as a condition precedent to any such issuance any purchaser of such notes or shares shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed a “Stockholder” for all purposes hereunder. The representations and warranties made by each such additional Stockholder in Section 2 hereof shall be made by such Stockholder on the date such purchaser becomes a Stockholder. No action or consent by the parties shall be required for such joinder to this Agreement by such additional Stockholder, so long as such additional Stockholder has, as a condition precedent to the issuance of such notes or shares, agreed in writing to be bound by all of the obligations as a “Stockholder” hereunder. Any notes issued in accordance with this Section 6.19(b) shall be deemed to be “Private Company Convertible Notes” and any shares issued in accordance with this Section 6.19(b) shall be deemed to be Private Company Common Stock for all purposes under this Agreement, and this Agreement, including Section 4.2(b) of the Private Company Disclosure Schedule, shall be amended to include any additional Private Company Convertible Note or Private Company Common Stock issued, without the need for the consent of any party hereto.

6.20 Audited Financial Statements for Private Company. Private Company shall cause, prior to March 31, 2017, an independent accounting firm appropriately qualified to conduct an SEC practice to complete an audit of the Financial Statements in a manner that results in such firm issuing an unqualified opinion, and upon such completion, Private Company shall promptly deliver such audited financial statements and opinion to Public Company (the “Audited Financial Statements”).

6.21 Section 280G. Not less than five (5) Business Days prior to the Closing Date, Private Company shall submit to a stockholder vote, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” who has provided any required waiver or consent prior to such vote shall be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code). Such vote shall establish each disqualified individual’s right to the payment or other compensation, and Private Company shall use commercially reasonable efforts to obtain any required waivers or consents from the disqualified individual prior to the vote. In addition, Private Company shall provide adequate disclosure to stockholders that hold voting Private Company Common Stock of all material facts concerning all payments to any such disqualified individual that, but for such vote, could be deemed “parachute payments” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and Treasury Regulations promulgated thereunder. At least five (5) Business Days prior to the vote, Public Company and its counsel shall be given the right to review and comment on all documents required to be delivered to the stockholders of Private Company in connection with such vote and any required disqualified individual waivers or consents, and Private Company shall reflect all reasonable comments of Public Company thereon. Public Company and its counsel shall be provided copies of all documents executed by the stockholders and disqualified individuals in connection with such vote.

ARTICLE VII

CONDITIONS TO TRANSACTION

7.1 Conditions to Each Party’s Obligation to Effect the Transaction. The respective obligations of each party hereto to effect the Transaction shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Public Company Voting Proposal shall have been approved at the Public Company Meeting, at which a quorum is present, by the requisite vote of the stockholders of Public Company under applicable law and stock market regulation.

(b) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction,

(c) NASDAQ Notification. The NASDAQ Listing Application shall have been approved.

7.2 Additional Conditions to Obligations of Private Company and the Stockholders to Effect the Transaction. The obligations of Private Company and the Stockholders to effect the Transaction shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Public Company contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the Closing, as though made at and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Public Company Material Adverse Effect” set forth in such representations and warranties, other than the “Public Company Material Adverse Effect” limitation set forth in the first sentence of Section 3.7) is not reasonably likely to have a Public Company Material Adverse Effect.

(b) Performance of Covenants and Obligations. Public Company shall have performed in all material respects its covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Officers’ Certificate. Private Company shall have received a certificate executed by Public Company’s Chief Executive Officer and Chief Financial Officer confirming on behalf of Public Company that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been duly satisfied.

(d) NASDAQ Listing. Public Company Common Stock shall then be listed on the NASDAQ Stock Market.

7.3 Additional Conditions to Obligations of Public Company to Effect the Transaction. The obligations of Public Company to effect the Transaction shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Private Company and the Stockholders, respectively, contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the Closing, as though made at and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Private Company Material Adverse Effect” set forth in such representations and warranties, other than the “Private Company Material Adverse Effect” limitation set forth in the first sentence of Section 4.7) is not reasonably likely to have a Private Company Material Adverse Effect or a material adverse effect on the ability of the Stockholders to perform their obligations hereunder or consummate the transactions contemplated hereby.

(b) Performance of Covenants and Obligations. Private Company and each Stockholder shall have performed in all material respects such Person’s covenants and obligations required to be performed or complied with by such Person under this Agreement at or prior to the Closing.

(c) Officers’ Certificate. Public Company shall have received a certificate executed by Private Company’s Chief Executive Officer and Chief Financial Officer confirming on behalf of Private Company that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been duly satisfied.

(d) Resignations. Public Company shall have received copies of the resignations, effective as of the Closing, of each director of Private Company and its Subsidiaries.

7.4 Frustration of Conditions. No party hereto may invoke the failure or nonsatisfaction of any condition set forth in this Article VII if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure or nonsatisfaction of such condition.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of the Public Company Voting Proposal:

(a) by mutual written consent of Public Company and Private Company;

(b) by either Public Company or Private Company if the Closing shall not have occurred on or before September 15, 2017 (the “Outside Date”) (provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before the Outside Date);

(c) by either Public Company or Private Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting consummation of the

Transaction; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the issuance of any such order, decree, ruling or the taking of such other action;

(d) by either Public Company or Private Company if at the Public Company Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Public Company Voting Proposal is taken, the requisite vote of the stockholders of Public Company in favor of Public Company Voting Proposal shall not have been obtained; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure to obtain the requisite vote of the stockholders of Public Company in favor of Public Company Voting Proposal;

(e) by Public Company, if Private Company shall have knowingly and materially breached its obligations under Section 6.1 of this Agreement;

(f) by Private Company, if at any time prior to the receipt of the Public Company Stockholder Approval: (i) Public Company Board shall have failed to give its recommendation to the approval of the Public Company Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Public Company Voting Proposal; (ii) after the receipt by Public Company of an Acquisition Proposal, Private Company requests in writing that Public Company Board reconfirm its recommendation of this Agreement or the Transaction and Public Company Board fails to do so within ten Business Days after its receipt of Private Company’s request; (iii) Public Company Board shall have approved or recommended to the stockholders of Public Company an Acquisition Proposal; (iv) a tender offer or exchange offer for outstanding shares of Public Company Common Stock is commenced (other than by Private Company or an Affiliate of Private Company), and Public Company Board recommends that the stockholders of Public Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender offer or exchange offer, Public Company Board fails to recommend against acceptance of such offer; or (v) Public Company shall have knowingly and materially breached its obligations under Section 6.1 or Section 6.3(b) of this Agreement;

(g) by Public Company, if there has been a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Private Company or any Stockholder, which breach (i) would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied and (ii) shall not have been cured within 20 Business Days following receipt by Private Company of written notice of such breach from Public Company; provided that neither Public Company nor any Stockholder is then in material breach of any representation, warranty, covenant or agreement under this Agreement;

(h) by Private Company, if there has been a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Public Company, which breach (i) would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied and (ii) shall not have been cured within 20 Business Days following receipt by Public Company of written notice of such breach from Private Company; provided that Private Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement;

(i) by Public Company if, at any time prior to the receipt of the Public Company Stockholder Approval, each of the following occur: (A) Public Company shall have received a Superior Proposal; (B) Public Company shall have complied in all material respects with its obligations under Section 6.1 in order to accept such Superior Proposal; (C) the Public Company Board approves, and Public Company concurrently with the termination of this Agreement enters into, a definitive agreement with respect to such Superior Proposal; and (D) prior to or concurrently with such termination, Public Company pays to Private Company the amount contemplated by Section 8.3(c);

(j) by Public Company if Audited Financial Statements, accompanied by the unqualified opinion thereon of the firm referred to in Section 6.20, that do not differ in any material respect from the Financial Statements are not delivered to Public Company no later than March 31, 2017; or

(k) by Private Company or Public Company if the condition set forth in Section 7.2(d) would not then be satisfied and such condition is incapable of being satisfied on or prior to the Outside Date.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Public Company, Private Company, or their respective Representatives, stockholders or Affiliates; provided that, subject to Section 8.3(f), (a) any such termination shall not relieve any party hereto from liability for any material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would result in such breach and (b) the provisions of Section 6.5(a) (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Transaction is consummated; provided, however, that Private Company and Public Company shall share equally all fees and expenses, other than accountant’s and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement (including any related preliminary materials) and any amendments or supplements thereto.

(b) Private Company shall pay Public Company a termination fee of $450,000 (the “Private Company Termination Fee”) in the event that this Agreement is terminated:

(i) by Public Company pursuant to Section 8.1(e); or

(ii) by either Public Company or Private Company, as applicable, pursuant to Sections 8.1(b), 8.1(g) or 8.1(j), so long as (A) prior to the termination of this Agreement, any Person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of this Agreement with respect to Private Company; and (B) within 12 months after such termination Private Company enters into a definitive agreement to consummate, or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement); provided that for purposes of this Section 8.3(b)(iii), the references to 15% in the definition of Acquisition Proposal shall be deemed to be 50%.

(c) Public Company shall pay Private Company a termination fee of $300,000 (the “Public Company Termination Fee”) in the event of the termination of this Agreement:

(i) by Private Company pursuant to Section 8.1(f);

(ii) by Public Company pursuant to Section 8.1(i); or

(iii) by Public Company or Private Company, as applicable, pursuant to Sections 8.1(b) or 8.1(h), so long as (A) prior to the termination of this Agreement, any Person makes an Acquisition Proposal or amends an Acquisition Proposal made prior to the date of this Agreement with respect to Public Company; and (B) within 12 months after such termination Public Company enters into a definitive agreement to consummate, or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement); provided that for purposes of this Section 8.3(c)(iii), the references to 15% in the definition of Acquisition Proposal shall be deemed to be 50%.

(d) Any fee due under Section 8.3(b)(i) or 8.3(c)(i) shall be paid by wire transfer of same-day funds within two Business Days after the date of termination of this Agreement. Any fee due under Section 8.3(b)(ii) or 8.3(c)(ii) shall be paid by wire transfer of same-day funds on or before the date of termination of this Agreement. Any fee due under Section 8.3(b)(iii) or 8.3(c)(iii) shall be paid by wire transfer of same-day funds within two Business Days after the date on which the transaction referenced in clause (B) of such Section 8.3(b)(iii) or Section 8.3(c)(iii), as applicable, is consummated. If one party fails to promptly pay to the other any fee due under this Section 8.3, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus five percent per annum, compounded quarterly, from the date such fee was required to be paid.

(e) In no event shall Private Company be required to pay the Private Company Termination Fee on more than one occasion, nor shall Public Company be required to pay the Public Company Termination Fee on more than one occasion, in each case whether or not such fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(f) The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that the parties hereto would not enter into this Agreement absent such agreements. Notwithstanding Section 8.2 or any other provision of this Agreement, payment of the fees described in this Section 8.3 shall constitute the sole and exclusive remedy of Public Company or Private Company, as applicable in connection with any termination of this Agreement in the circumstances in which such fees became payable. In the event that Public Company or Private Company shall receive the payment of a fee described in this Section 8.3, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the party receive such fee and any of its Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and neither the party receiving such fee nor any of its Affiliates, shall be entitled to bring or maintain any other claim, action or proceeding against the party paying such fee or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

8.4 Amendment. This Agreement may be amended by the parties hereto, in the case of Public Company and Private Company, by action taken or authorized by their respective Boards of Directors, and in the case of the Stockholders, by action taken by Stockholder Representative, at any time before or after approval of the matters presented in connection with the Transaction by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding the foregoing, this Agreement and the Private Company Disclosure Schedule may be amended to add a party as a Stockholder and a convertible promissory note issued by Private Company as a Private Company Convertible Note or a share issued by Private Company as Private Company Common Stock in accordance with Section 6.19(b) without the consent of any other party, including Public Company, by delivery to the parties of a counterpart signature page to this Agreement and Private Company’s delivery to Public Company of a supplement to Section 4.2(b) of the Private Company Disclosure Schedule. Such amendment shall take effect immediately upon, and shall be conditioned upon, the satisfaction of the requirements set forth in the immediately preceding sentence and in Section 6.19(b) and such party shall thereafter be deemed a “Stockholder” and such note shall thereafter be deemed a “Private Company Convertible Note” or such share shall be deemed a share of Private Company Common Stock for all purposes hereunder, and Section 4.2(b) of the Private Company Disclosure Schedule shall be updated to reflect the addition of such Private Company Convertible Note or share of Private Company Common Stock.

8.5 Extension; Waiver. At any time prior to the Closing, the parties hereto, by action taken or authorized by their respective Boards of Directors (in the case of Public Company and Private Company) or the Stockholders Representative (in the case of the Stockholders), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require action by the respective Boards of Directors of the applicable parties (in the case of Public Company and Private Company) or the Stockholders Representative (in the case of the Stockholders).

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except for the agreements contained in Article I, Article II, Section 6.9, Section 6.11, Section 6.12, Section 6.13, Section 6.14, Section 6.17 and this Article IX.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile or electronic mail, in each case to the intended recipient as set forth below:

(a) if to Public Company, to:

Cerulean Pharma Inc. 35 Gatehouse Drive Waltham, MA 02451
Attn: Christopher D. T. Guiffre
E-mail: cguiffre@ceruleanrx.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109
Attn:	Lia Der Marderosian, Esq.
Hal J. Leibowitz, Esq.
E-mail:	lia.dermarderosian@wilmerhale.com
hal.leibowitz@wilmerhale.com
Facsimile: +1 617 526 5000

(b) if to Private Company or any Stockholder, to

Daré Bioscience, Inc.
[ ]
[ ]
Attn:	Sabrina Martucci Johnson, CEO
Email:	sjohnson@darebioscience.com

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 3580 Carmel Mountain Road, Suite 300 San Diego, CA 92130
Attn:	Sebastian Lucier, Esq.
E-mail:	SELucier@mintz.com
Facsimile: +1 858 314 1501

Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except as set forth in or contemplated by the terms and provisions of Section 6.9 (with respect to which the Indemnified Persons shall be third party beneficiaries).

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision (or part thereof) of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the court making such determination shall have the power to limit the term or provision (or part thereof), to delete specific words or phrases, or to replace any invalid or unenforceable term or provision (or part thereof) with a term or provision (or part thereof) that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof).

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

9.8 Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Recital”, “introductory paragraph”, “Annex”, “Exhibit” or “Schedule” refer to an Article, Section, Recital or introductory paragraph of, or an Annex, Exhibit or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; and (k) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency. When reference is made in this Agreement to information that has been “made available” then (i) with respect to information that has been made available to Private Company, that shall mean that such information was either (A) publicly available on the SEC’s EDGAR system prior to the date of this Agreement, (B) included in the Company’s electronic data room no later than 2:00 p.m., Eastern Time, on the date of this Agreement or (C) provided directly to Private Company or its counsel, and (ii) with respect to information that has been made available to Public Company, that shall mean that such information was either (i) included in Private Company’s electronic data room no later than 2:00 p.m., Eastern Time, on the date of this Agreement or (ii) provided directly to Public Company or its counsel. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy.

(b) Irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, as money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, in the event of any breach or threatened breach by Public Company, on the one hand, or Private Company or any Stockholder, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, and Public Company, on the one hand, and Private Company and the Stockholders, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in each case without posting a bond or other security. No party hereto shall raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Private Company or any Stockholder, or to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Private Company or any Stockholder under this Agreement. Time shall be of the essence for purposes of this Agreement.

9.11 Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

9.12 Disclosure Schedule. Each of the Private Company Disclosure Schedule and the Public Company Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Private Company Disclosure Schedule or the Public Company Disclosure Schedule, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Private Company Material Adverse Effect or a Public Company Material Adverse Effect, as applicable, or is outside the Ordinary Course of Business.

[Remainder of Page Intentionally Left Blank]

Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

PUBLIC COMPANY

CERULEAN PHARMA INC.

By:	/s/ Christopher D. T. Guiffre

Name:	Christopher D. T. Guiffre

Title:	President & Chief Executive Officer

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

PRIVATE COMPANY

DARÉ BIOSCIENCE, INC.

By:	/s/ Sabrina Martucci Johnson
Sabrina Martucci Johnson, CEO

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER REPRESENTATIVE

By:	/s/ Sabrina Martucci Johnson
Sabrina Martucci Johnson

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

By:	/s/ Sabrina Martucci Johnson
Sabrina Martucci Johnson

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

VINCENT S. JOHNSON AND SABRINA M. JOHNSON FAMILY TRUST, DATED FEBRUARY 14, 2005

By:	/s/ Vince Johnson
Vince Johnson, Trustee

By:	/s/ Sabrina Martucci Johnson
Sabrina Martucci Johnson, Trustee

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

LISA WALTERS-HOFFERT SURVIVOR’S TRUST DATED OCTOBER 31, 2002

By:	/s/ Lisa Walters-Hoffert
Lisa Walters-Hoffert, Trustee

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

By:	/s/ Samuel Neff
Samuel Neff

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

By:	/s/ Edward F. Kessig
Edward F. Kessig

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

PIPELINE ONE PROPERTIES LLC

By:	/s/ Mary S. Siegrist
Name:	Mary S. Siegrist
Its:	Principal

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

By:	/s/ Robert Willie Prince
Robert Willie Prince

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

By:	/s/ Mark Walters
Mark Walters

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

By:	/s/ R. Michael Gendreau
R. Michael Gendreau

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

ROBIN J. STEELE TRUST DTD 1/30/2015

By:	/s/ Robin Steele
Robin J. Steele, Trustee

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

By:	/s/ Roger Hawley
Roger L. Hawley

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

By:	/s/ Carola Schropp
Carola Schropp

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

BLATT FAMILY TRUST, DATED 08-24-2014

By:	/s/ Lawrence Blatt
Name:
Its:

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

THE HAWLEY FAMILY TRUST DATED OCTOBER 22, 2004

By:	/s/ Roger L. Hawley
Roger L. Hawley, Trustee

By:	/s/ Nancy D. Hawley
Nancy D. Hawley, Trustee

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

By:	/s/ Michael Potter
Michael Potter

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Public Company, Private Company, the Stockholders and the Stockholder Representative have executed this Agreement as of the date set forth in the initial caption of this Agreement.

STOCKHOLDER:

THE KENNEDY TRUST DATED SEPTEMBER 18, 2014

By:	/s/ Ciara Kennedy
Ciara Kennedy, Trustee

By:	/s/ John Kennedy
John Kennedy, Trustee

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

The undersigned hereby agrees to be bound by and to observe all of the terms and conditions of the Stock Purchase Agreement, dated as of March 19, 2017, by and among Cerulean Pharma Inc. (the “Public Company”), Daré Bioscience, Inc. (the “Private Company”), the Stockholders identified on the signature pages thereto, and solely for the purposes of being bound by Article I, Article VIII and Article IX thereof and solely in such person’s capacity as the Stockholder Representative, Sabrina Martucci Johnson (the “Stock Purchase Agreement”) as a “Stockholder” thereunder. The undersigned hereby authorizes the Private Company and the Public Company to attach this counterpart signature page to the Stock Purchase Agreement.

STOCKHOLDER:

/s/ George D. Bonaros
George D. Bonaros

[COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

The undersigned hereby agrees to be bound by and to observe all of the terms and conditions of the Stock Purchase Agreement, dated as of March 19, 2017, by and among Cerulean Pharma Inc. (the “Public Company”), Daré Bioscience, Inc. (the “Private Company”), the Stockholders identified on the signature pages thereto, and solely for the purposes of being bound by Article I, Article VIII and Article IX thereof and solely in such person’s capacity as the Stockholder Representative, Sabrina Martucci Johnson (the “Stock Purchase Agreement”) as a “Stockholder” thereunder. The undersigned hereby authorizes the Private Company and the Public Company to attach this counterpart signature page to the Stock Purchase Agreement.

STOCKHOLDER:

Backes and Burow 2012 Revocable Trust

By:	/s/ Kristina Burow, Trustee
Kristina Burrow, Trustee

[COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

The undersigned hereby agrees to be bound by and to observe all of the terms and conditions of the Stock Purchase Agreement, dated as of March 19, 2017, by and among Cerulean Pharma Inc. (the “Public Company”), Daré Bioscience, Inc. (the “Private Company”), the Stockholders identified on the signature pages thereto, and solely for the purposes of being bound by Article I, Article VIII and Article IX thereof and solely in such person’s capacity as the Stockholder Representative, Sabrina Martucci Johnson (the “Stock Purchase Agreement”) as a “Stockholder” thereunder. The undersigned hereby authorizes the Private Company and the Public Company to attach this counterpart signature page to the Stock Purchase Agreement.

STOCKHOLDER:

Susan Morse-Lebow Trust

By:	/s/ Susan Morse-Lebow, Trustee
Susan Morse-Lebow, Trustee

[COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Annex C

FORM OF CERTIFICATE OF AMENDMENT OF THE RESTATED

CERTIFICATE OF INCORPORATION OF CERULEAN PHARMA INC.

(REGARDING THE REVERSE STOCK SPLIT)

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Cerulean Pharma Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Cerulean Pharma Inc. (the “Corporation”), and that the Corporation was originally incorporated pursuant to the General Corporation Law on November 28, 2005 under the name Tempo Pharmaceuticals, Inc. The original Certificate of Incorporation of the Corporation was amended on each of December 1, 2005, October 20, 2006, December 22, 2006, May 8, 2007, December 6, 2007, October 14, 2008, July 9, 2009, July 13, 2009, May 26, 2010, November 12, 2010, December 2, 2011, November 29, 2012, January 11, 2013, February 19, 2013, August 14, 2013, January 30, 2014, February 10, 2014, March 21, 2014, March 28, 2014, March 31, 2014 and March 31, 2014, and amended and restated on April 15, 2014.

2. A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law proposing this Amendment of the Corporation’s Restated Certificate of Incorporation and declaring the advisability of this Amendment of the Restated Certificate of Incorporation and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that the first paragraph of Article FOURTH of the Restated Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following paragraphs are inserted in lieu thereof:

“FOURTH. Effective upon the filing of this Certificate of Amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), a one-for-[            ] reverse stock split of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), shall become effective, pursuant to which each [            ] shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.0001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of a share of Common Stock to which such holder would otherwise be entitled multiplied by the fair value per share of the Common Stock immediately prior to the Effective Time as determined by the Board of Directors of the Corporation.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate

C-1

have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 125,000,000 shares, consisting of (i) 120,000,000 shares of Common Stock, $.0001 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”).”

3: This Certificate of Amendment of the Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this day of             , 2017.

Christopher D. T. Guiffre
President and Chief Executive Officer

C-2

Annex D

March 19, 2017

Board of Directors

Cerulean Pharma Inc.

35 Gatehouse Drive

Waltham, Massachusetts 02451

Members of the Board of Directors:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of common stock par value $0.0001 per share (the “Common Stock”), of Cerulean Pharma Inc. (“Cerulean,” or the “Company”) of the Exchange Ratio set forth in the Stock Purchase Agreement, dated as of March 19, 2017 (the “Purchase Agreement”), among the Company, Daré Bioscience, Inc. (“Daré”), the holders of the outstanding common stock of Daré (the “Daré Stockholders”) and the Stockholder Representative. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth in the Purchase Agreement, each Daré Stockholder will sell to Cerulean and Cerulean will purchase from each Daré Stockholder all of the shares of common stock of Daré, par value $0.0001 per share (the “Daré Common Stock”), owned by such Daré Stockholder. The consideration for the purchase of all of the Daré Common Stock will be shares of the Company’s Common Stock (the “Cerulean Common Stock”) equal to product of (a) the number of shares of Daré Common Stock held by such Daré Stockholder multiplied by (b) the Exchange Ratio. In addition, the Company has agreed to assume from Daré the Private Company Stock Options and Private Company Warrants. The Exchange Ratio is determined as set forth in the Purchase Agreement and, pursuant to the Purchase Agreement, the application of the Exchange Ratio may result in the issuance of Cerulean Common Stock to the Daré Stockholders and rights to purchase Cerulean Common Stock to the holders of Private Company Stock Options and Private Company Warrants representing, in the aggregate, between 51% and 70% of the fully-diluted capitalization of the Company upon the closing of the transactions contemplated by the Purchase Agreement, subject to adjustment based on the Net Cash of each of the Company and Daré at the time of the closing of the Transaction. The transactions contemplated by the Purchase Agreement shall be referred to herein as the “Transaction.” Defined terms used herein but not otherwise defined are given the meaning set forth in the Purchase Agreement.

In arriving at our opinion, we have reviewed, analyzed and considered the Purchase Agreement; certain publicly available business and financial information relating to the Company and Daré; the publicly available financial terms of certain sale transactions involving companies we deemed relevant and the consideration paid for such companies and comparisons of these terms with the proposed financial terms of the Transaction; and such other publicly available financial and business information concerning certain other companies we deemed relevant and comparisons of this financial and business information to that of the Company and Daré. We have also reviewed certain other non-public information relating to the Company that was prepared and provided to us by the Company, including certain operating and financial information relating to the Company’s business, including the Company’s unaudited financial statements for the year ended December 31, 2016 and its cash and debt position as of the month ended February 28, 2017; financial and business forecasts and projections prepared by management of the Company relating to the Company’s prospects after giving effect to the CRLX Asset Sale

One Maritime Plaza, 14th Floor San Francisco, CA 94111

March 19, 2017

(as defined below), both assuming the Transaction is completed and the Transaction is not completed, and both assuming the Platform Asset Sale (as defined below) is completed and the Platform Asset Sale is not completed; materials prepared by management of the Company reflecting the distribution of cash, after giving effect to the cash proceeds to be received from the CRLX Asset Sale (as defined below), to the Company’s stockholders in the event of an orderly wind-down of the Company, both assuming the Platform Asset Sale is completed and the Platform Asset Sale is not completed, as of June 30, 2017 (the “Liquidation Information”); the Asset Purchase Agreement, dated the date hereof, between the Company and NewLink Genetics Corporation, pursuant to which the Company sold all of the assets related to its lead product candidate, CRLX101, and CRLX301 to NewLink Genetics Corporation, effective as of the date hereof (the “CRLX Asset Sale”); the Asset Purchase Agreement, dated the date hereof, between the Company and Novartis Institutes for BioMedical Research, Inc. (“Novartis”), pursuant to which the Company is selling all of the assets related to its proprietary Dynamic Tumor Targeting™ platform to Novartis, subject to, among other things, Cerulean stockholder approval (the “Platform Asset Sale”); and such other information that we have considered appropriate to opine as to the fairness of the Exchange Ratio to the holders of Cerulean Common Stock. In addition, we have reviewed certain other non-public information relating to Daré that was prepared and provided to us by Daré, including certain operating and financial information relating to Daré’s business, including Daré’s unaudited financial statements for the year ended December 31, 2016 and the two months ended February 28, 2017; Daré’s management presentation to the Company; a five-year development budget forecast for Daré’s lead product in development, Ovaprene®; a market and sales forecast regarding Ovaprene®, as prepared by SmartPharma for Daré; the capitalization table of Daré; and such other information that we have considered appropriate to opine as to the fairness of the Exchange Ratio to the holders of Cerulean Common Stock. In addition, we have discussed with management of the Company and management of Daré, the business, operations, financial condition and prospects of the Company and Daré, respectively, and as a combined company, including, in the case of the Company, such management’s views of the operational and financial risks and uncertainties associated with continuing to operate the Company as a going concern following the CRLX Asset Sale and whether or not the Platform Asset Sale is completed.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have, with your consent, relied on such information being complete and accurate. With respect to the financial forecasts for the Company, both assuming the Transaction is completed and the Transaction is not completed, the management of the Company has advised us, and we have assumed with your consent, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company; and, with respect to the financial forecasts for Daré, the management of Daré has advised us, and we have assumed with your consent, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Daré as to the future financial performance of Daré. In addition, with respect to the Liquidation Information, the management of the Company has advised us, and we have assumed with your consent, that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company. We have relied upon, without independent verification, the assessment of the Company’s management and Daré’s management as to the viability of, and risks associated with, the current and future products of the Company following the Transaction (including without limitation, the development, testing and marketing of such products, the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing thereof, and the life and enforceability of all relevant patents and other intellectual and other property rights associated with such products). We have assumed, with your consent, that the application of the Exchange Ratio will result in the issuance of Cerulean Common Stock to the Daré Stockholders and rights to purchase Cerulean Common Stock to the holders of Private Company Stock Options and Private Company Warrants representing, in the aggregate, no less than 51% and no more than 70% of the fully-diluted capitalization of the Company upon the closing of the Transaction.

March 19, 2017

We have also assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Daré, the Daré Stockholders or the contemplated benefits of the Transaction and that the Transaction will be consummated in accordance with the terms of the Purchase Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Daré, nor did we conduct a physical inspection of any of the properties or facilities of the Company or Daré, nor have we been furnished with any such evaluations, appraisals or inspections, nor do we assume any responsibility to obtain any such evaluations, appraisals or inspections. During the course of our engagement, we were directed by the Board of Directors of the Company to solicit indications of interest from various third parties regarding a transaction with the Company, and we have considered the results of such solicitation in rendering our opinion. We have also assumed that the representations and warranties contained in the Purchase Agreement made by the parties thereto are true and correct in all respects material to our analysis, and have assumed, with your consent, that the CRLX Asset Sale has been completed.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Cerulean Common Stock of the Exchange Ratio, and does not address any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. For the avoidance of doubt, our opinion does not address, nor have we been asked to address, the fairness of the CRLX Asset Sale or the proposed Platform Asset Sale to the Company. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We do not express any opinion as to the price or range of prices at which the shares of Cerulean Common Stock may trade subsequent to the announcement or closing of the Transaction or at any time.

We have acted as financial advisor to the Company in connection with the Transaction. We will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is contingent upon consummation of the Transaction. We received a warrant to purchase 65,000 shares of Cerulean Common Stock at an exercise price of $1.00 per share in connection with our engagement as the Company’s financial advisor. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement.

You have not asked us to address, and this opinion does not address, the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to the Company, nor the underlying business decision of the Company to proceed with the Transaction. Our opinion addresses only the fairness, from a financial point of view, to the holders of Cerulean Common Stock of the Exchange Ratio, and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company as to the underlying decision by the Company to engage in the Transaction. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters. We have not performed any tax analysis, nor have we been furnished with any such analysis. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio or with respect to the fairness of any such compensation.

The issuance of this opinion has been approved by a fairness opinion committee of Aquilo Partners, L.P. (“Aquilo Partners”). This opinion is for the use and benefit of the Board of Directors of the Company in connection with its evaluation of the Transaction. This opinion does not constitute a recommendation to any

March 19, 2017

stockholder as to how such stockholder should vote with respect to the Transaction or any other matter. This opinion shall not be reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any public references to Aquilo Partners or any of its affiliates be made by the Company or any of its affiliates, without the prior written consent of Aquilo Partners, provided that this opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Cerulean Common Stock.

Very truly yours,

AQUILO PARTNERS, L.P.

By:	/s/ John Rumsey
John Rumsey Managing Director

Annex E

CERTIFICATE OF INCORPORATION

OF

DARÉ BIOSCIENCE, INC.

ARTICLE I.

The name of this corporation is Daré Bioscience, Inc. (the “Corporation”).

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808. The name of the registered agent at that address is Corporation Service Company.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

The name of the Corporation’s incorporator is Sebastian Lucier and the incorporator’s mailing address is 3580 Carmel Mountain Road, Suite 300, California 92130.

ARTICLE V.

This Corporation is authorized to issue one class of stock to be designated “Common Stock”. The total number of shares that the Corporation is authorized to issue is Ten Million (10,000,000) shares, par value $0.001.

ARTICLE VI.

A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

E-1

ARTICLE VII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE VIII.

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX.

The number of directors which shall constitute the whole Board of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation or in an amendment thereof duly adopted by the Board of Directors of the Corporation or by the stockholders of the Corporation.

ARTICLE X.

Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

ARTICLE XI.

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation this 28th day of May, 2015.

/s/ Sebastian Lucier
Sebastian Lucier, Sole Incorporator

E-2

CERULEAN PHARMA INC. 35 GATEHOUSE DRIVE WALTHAM, MA 02451

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL #
NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

	SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	PAGE 1 OF 2

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1, 2, 3 and 4.							For	Against	Abstain
1. To approve the sale of Cerulean’s Platform pursuant to the terms of the Novartis Asset Purchase Agreement (the Novartis Asset Sale Proposal);							☐	☐	☐
2. To approve the issuances of shares of Cerulean common stock pursuant to the terms of the Daré Stock Purchase Agreement (the Daré Share Issuance Proposal);							☐	☐	☐

3.     To approve and adopt an amendment to Cerulean’s Restated Certificate of Incorporation to effect a reverse stock split of Cerulean common stock, at a ratio ranging from 1:10 to 1:20, as determined by the Cerulean Board, which split may be effected at any time within six months of the date of the special meeting (the Reverse Stock Split Proposal); and

							☐	☐	☐

4.     To adjourn the special meeting to solicit additional votes to approve the Novartis Asset Sale Proposal, the Daré Share Issuance Proposal or the Reverse Stock Split Proposal, if necessary (the Adjournment Proposal).

							☐	☐	☐
NOTE: Any other business that may properly come before the special meeting and any adjournments or postponements thereof.
For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting		Yes ☐	No ☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		JOB #		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is available at www.proxyvote.com

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CERULEAN PHARMA INC. Special Meeting of Shareholders July 19, 2017 9:00 AM This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Christopher D. T. Guiffre and Gregg Beloff, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of CERULEAN PHARMA INC. that the shareholder(s) is/are entitled to vote at the Special Meeting of shareholder(s) to be held at 09:00 AM, EST on July 19, 2017, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side